As filed with the Securities and Exchange Commission on March 29, 2010.
Registration No. 333-164983

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Redgate Media Group
(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	7310 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

8th Floor, CITIC Building, Tower B
19 Jianguomenwai Street, Chaoyang District
Beijing 100004, People’s Republic of China
(+86-10) 8526-3128
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 590-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Chun Wei, Esq. Sullivan & Cromwell LLP 28th Floor Nine Queen’s Road Central Hong Kong (+852) 2826-8688	S. Eugene Buttrill III, Esq. DLA Piper Hong Kong 17/F Edinburgh Tower The Landmark, 15 Queen’s Road Central Hong Kong (+852) 2103-0808

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee
Common shares, par value $0.0025 per share(3)	$35,420,000	$2,525.45(4)

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)	Includes common shares initially offered and sold outside the United States that may be resold from time to time in the United States, including common shares that may be purchased by the underwriters pursuant to an over-allotment option. The common shares are not being registered for the purpose of sales outside the United States.

(3)	American depositary shares issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Securities and Exchange Commission on February 24, 2010 (Registration No. 333-165039). Each American depositary share represents two common shares.

(4)	Paid previously.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 29, 2010

3,850,000 American Depositary Shares

Redgate Media Group

Representing 7,700,000 Common Shares

$           per ADS

This is an initial public offering of American depositary shares, or ADSs, of Redgate Media Group. Redgate Media Group is offering 3,850,000 ADSs. Each ADS represents two common shares, par value $0.0025 per share.

We anticipate that the initial public offering price will be between $6 and $8 per ADS.

We have applied to include the ADSs on the NASDAQ Global Market under the symbol “RGM.”

Investing in the ADSs involves risk. See “Risk Factors” beginning on page 17.

	Per ADS	Total

Price to the public	$	$
Underwriting discounts and commissions	$	$
Non-accountable expense allowance	$	$
Proceeds to Redgate Media Group (before expenses)	$	$

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 577,500 additional ADSs from us within 30 days following the date of this prospectus to cover over-allotments, if any. We have also agreed to issue to Brean Murray, Carret & Co. LLC and I-Bankers Securities, Inc. warrants to purchase an aggregate number of our common shares equal to 5% of the common shares sold in this offering at an exercise price equal to 120% of the offering price of the common shares sold in this offering.

All items of compensation to the underwriters in connection with this offering are disclosed in “Underwriting” beginning on page 173.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Brean Murray, Carret & Co.	I-Bankers Securities, Inc.

The date of this prospectus is                    , 2010

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You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until           (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in the prospectus. This summary does not contain all of the information you should consider before investing in our ADSs. You should read carefully the entire prospectus, including the “Risk Factors” section, and our audited consolidated financial statements and the accompanying notes contained elsewhere in this prospectus before making an investment decision. Unless the context otherwise requires, information contained in this prospectus assumes that the underwriters do not exercise their over-allotment option. Unless the context otherwise requires, references to “Redgate Media Group,” “we,” “us” or “our” include Redgate Media Group, its subsidiaries and, in the context of describing our business, operations and consolidated financial information, its consolidated variable interest entities, Redgate Media AD Co., Ltd., or Wanli, Beijing Redgate Online Information Technology Co., Ltd., or Redgate Online, and their subsidiaries. References to and statements regarding China and the People’s Republic of China, or the PRC, in this prospectus do not apply to Hong Kong, Macau or Taiwan. References to “RMB” or “Renminbi” are to the legal currency of China, references to “U.S. dollars” and “$” are to the legal currency of the United States, or “U.S.” and references to “HK$” or “Hong Kong dollars” are to the legal currency of Hong Kong. All references to the number and per share data of the common shares and the preference shares of our company take into account a 40-for-1 share split executed by us in February 2010, and do not take into account the forfeited common shares previously owned by Lawdobo Limited as the trustee for our employee share option scheme.

Business

We are a diversified media company in China. We primarily provide advertising and advertising agency services through an integrated cross-media platform that enables advertisers to conduct multiple-channel marketing campaigns targeting higher-income demographics. Our comprehensive portfolio of assets in television, radio, outdoor and Internet media reaches over 226 million people in key metropolitan markets, such as Beijing and Shanghai, as well as more than 160 other cities or counties throughout China. The wide coverage and diversity of our advertising channels allow leading international and domestic brand names flexibility and efficiency in executing effective marketing campaigns. Our cross-media platform is composed of: (i) our broadcast network, consisting of our television advertising platform and radio network; (ii) our outdoor advertising network, consisting of large-format billboards, light boxes and other displays at commercial and residential locations; and (iii) our Internet and interactive services. We own our light-box network in Shanghai and operate the remainder of our platform’s assets through contractual arrangements with the owners or operators of such assets. Our cross-media platform is enhanced by our ability to support clients’ advertising campaigns with our production studio, which is licensed to produce both radio and television content, and our public relations and event marketing services.

Our advertising clients are primarily international and domestic corporations. In the nine months ended September 30, 2009, our top four advertising client categories, based on revenues derived from these categories, were automotive, information technologies, electronics and consumer products. Our top advertising clients from each of those categories, measured by contribution to our revenues in the nine months ended September 30, 2009, included leading brand names in their respective industries, such as Mercedes-Benz, Volkswagen, SAP, Intel, Samsung and Häagen-Dazs.

We generate revenues primarily from: (i) selling advertising time slots for the television programs for which we act as the exclusive advertising agent; (ii) selling radio advertising time, radio programs and radio media planning and buying services; (iii) selling advertising space on our outdoor advertising network; (iv) sharing service charges generated through our Internet and interactive services; and (v) providing public relations and event marketing services.

Our radio business was formed through our acquisition of Beijing Daren Culture Media Co., Ltd., or Daren, in November 2005, while all other businesses were formed through acquisitions that took place in or after October 2007. See “Recent Acquisitions.” We have grown significantly since then. We generated total net revenues of $2.3 million, $4.2 million, $10.8 million, $5.1 million and $18.3 million in 2006, 2007, 2008, and the nine months ended September 30, 2008 and 2009, respectively. We incurred net losses attributable to common shareholders of $5.2 million, $3.3 million, $7.4 million, $5.9 million and $0.1 million in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively. Assuming the completed acquisitions of Beijing Yanhuang

Shengshi Advertising Company Limited, or Yanhuang, and Shanghai Dianguang Media Broadcasting Company, or Dianguang, and the pending acquisition of Shanghai Yarun Culture Communications Co., Ltd., or Yarun, had all been consummated on January 1, 2008, our total net revenues in 2008 and the nine months ended September 30, 2009 would have been $39.9 million and $29.8 million, respectively, and we would have had a net loss attributable to common shareholders of $3.4 million in 2008 and net income attributable to common shareholders of $1.3 million in the nine months ended September 30, 2009, in each case, on a pro forma basis.

Our Solutions

Our integrated cross-media platform provides a “one-stop shop” for advertisers to reach the rapidly growing higher-income demographics in China through multiple-channel marketing campaigns. Our comprehensive portfolio of media assets provides advertisers flexibility and efficiency in designing and executing effective marketing campaigns in one of the world’s largest and fastest-growing advertising markets. We expect our complementary media to continue to benefit from the key drivers in China’s advertising industry, including rapid economic growth and corresponding increases in disposable income, advertisers’ focus on increasing brand penetration and awareness, urbanization and increases in advertising spending.

Our television advertising platform operates in the largest television viewing nation in the world, where television is the most popular advertising media. Our radio network is a leading content provider in one of the largest radio markets in the world. Our outdoor advertising network allows advertisers access to a rapidly developing media in China which accounts for a larger percentage of total advertising spending in China compared to the United States and many countries in Asia and Europe. As more and more advertisers conduct marketing campaigns across multiple media, we believe that our client base of both international and domestic brand names will increasingly launch cross-media advertising campaigns in China aimed at the higher-income demographics reached by our platform, and that our platform offers flexibility and efficiency in allocating their advertising spending among different media.

Our Strengths

We believe that we have the following strengths, which, combined together, differentiate us from competitors and constitute a solid foundation for our future growth:

•	integrated cross-media platform with extensive reach and higher-income demographic focus;

•	attractive concessions and contractual arrangements;

•	recognized capabilities with an established “blue chip” advertising client base;

•	high-quality broadcast offering and content creation capabilities; and

•	strong management team with extensive industry expertise and significant experience in business acquisition and integration.

Our Strategies

We have identified the following strategies in order to achieve our goal of becoming the leading cross-media platform in China:

•	continued organic expansion of existing media assets;

•	expansion of current clients’ use of our cross-media platform;

•	broadening of in-house content production;

•	further building our brand recognition; and

•	opportunistic acquisitions to strengthen position in fragmented markets.

Going Concern

The report of the independent registered public accounting firm of our company, included elsewhere in this prospectus, contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. See “Risk Factors — Risks Relating to Our Business — If our future operation does not generate sufficient cash flow as anticipated, and we otherwise fail to obtain sufficient financing from alternative resources, we may not have adequate liquidity to pay all the earn-out and other consideration in connection with our recent acquisitions when it becomes due, and our ability to continue as going concern would be materially and adversely affected as a result.” We expect to use all of the proceeds from this offering, together with our current cash balance and cash to be generated from our operations, to fund earn-out payments and other consideration due in the next 12 months in relation to our recent acquisitions. See “Use of Proceeds” and “Recent Acquisitions — Earn-Out and Other Consideration.”

Our Corporate Structure

We were incorporated on January 8, 2003 in the Cayman Islands. In October 2003, we acquired 100% equity interest in Media2U Company Limited, or Media2U, a Hong Kong company, whose principal assets were exclusive PRC licensing and advertising rights in respect of the Chinese editions of international lifestyle magazines. In April 2004, we subscribed for 40% equity interest in Winmax Resources Limited, or Winmax, a wholly-owned subsidiary of Media Chinese International Limited, or Media Chinese International, then known as Ming Pao Enterprise Corporation Limited, in exchange for cash and our entire equity interest in Media2U. Winmax held One Media Group Limited, or One Media Group, as a wholly-owned subsidiary, which subsequently conducted an initial public offering and listed its shares on the Hong Kong Stock Exchange. Subsequent to certain shareholding adjustments based on Media2U’s financial performance target and the dissolution of Winmax, we currently own approximately 11.07% interest in One Media Group through our subsidiary RGM Ventures Limited, or RGM Ventures. See Note 8 to our audited consolidated financial statements included elsewhere in this prospectus. Since November 2005, we have acquired a number of companies that form our various business divisions, including Dianguang, Beijing Meiyixinfeng Media Technology Co., Ltd., or Breeze, Shanghai Hongmen Advertising Co., Ltd., or Hongmen, Yanhuang, Shanghai FLOG Media Culture Company Ltd., or FLOG, and Beijing Alliance Online Advertising Company Ltd., or Alliance Online, and entered into agreements to acquire Yarun and Guangzhou Winclick Information and Technology Co., Ltd., or WinClick, pending completion.

Due to PRC regulatory restrictions on foreign investment in certain business activities in some of the industries in which our business divisions operate or are expected to operate after the completion of our acquisition of WinClick, including the production of radio programs and provision of mobile value-added advertising services, we are not permitted to have any equity interest or 100% ownership in companies engaging in such restricted business activities in China. See “Regulation — Regulations on Foreign Investment in the Media, Advertising and Telecommunications Industries.” Therefore, we have entered into contractual arrangements with Wanli and its shareholders, all of whom are PRC citizens, which enable us to exercise effective control over Wanli and, indirectly, its subsidiaries and to have an exclusive option to purchase all of the equity interest in Wanli. We have also entered into a set of similar contractual arrangements with the shareholders of Redgate Online, though Redgate Online currently does not own any operating assets. See “Our Corporate Structure — Contractual Arrangements.”

The following diagram illustrates our main corporate and operating structure as of the date of this prospectus, assuming that the acquisitions of Yarun and WinClick had been completed prior to the date of this prospectus:

(1)	Include loan agreements, equity interest pledge agreements and option deeds.

(2)	These contracting shareholders are Mr. Yue Jin, husband of Ms. Ying Zhu, our co-founder, President, General Manager and director, and Ms. Fujun Chen, mother-in-law of Ms. Zhu. Both Mr. Jin and Ms. Chen are PRC citizens.

(3)	Our acquisition of 100% equity interest in Yarun has not been consummated and, if consummated, is expected to be completed after this offering.

(4)	We have agreed to purchase the remaining 49% equity interest in Yanhuang and expect to complete the purchase after this offering. Yanhuang operates a portion of its business through four wholly- or majority-owned subsidiaries.

(5)	We have an option to acquire the remaining 89.29% equity interest in FLOG. We do not currently intend to exercise this call option. See “Recent Acquisitions — Outdoor Advertising Network — Our Acquisition of a Minority Stake in FLOG.”

(6)	We have agreed to purchase the remaining 40% equity interest in Hongmen and expect to complete the purchase after this offering.

(7)	Our acquisition of 100% equity interest in WinClick has not been consummated and, if consummated, is expected to be completed after this offering.

Recent Acquisitions

We have built our business largely through a series of acquisitions. Set forth below is a summary of our acquisitions since October 2007.

			Remaining
			Consideration
		Consideration	to be Paid		Percent of
		Already	(Excluding		Equity	Consideration
	Percent of	Paid as of	Call Option/		Interest	Required for
	Equity	February 28,	Purchase		Subject	Exercising
	Interest	2010(1)	Obligation)(2)		to Call	Call Option/
	Acquired	(in Millions	(in Millions		Option/	Satisfying
	or to be	of RMB or $,	of RMB or $,	Status of	Purchase	Purchase
Entity	Acquired	as Indicated)	as Indicated)	Completion	Obligation	Obligation

Broadcast Network and Internet and Interactive Services
Dianguang	100%	RMB6.8 plus $3.0	$13.7 (3)	Completed on July 21, 2008	N/A	N/A
Yarun	100%	nil	$21.9 (3)	Pending(4)	N/A	N/A
WinClick	100%	nil	RMB1.0 plus $9.7 (3)	Pending(5)	N/A	N/A
Breeze	100%	RMB0.5 plus $2.4	$0.2	Completed on October 30, 2007	N/A	N/A
Outdoor Advertising Network
Yanhuang	51%	RMB51.4	RMB10.6	Completed on September 25, 2008	49% (6)	$15.2 (3)
Hongmen	60%	RMB23.5	RMB1.6	Completed on May 15, 2008	40% (7)	RMB1.6 plus $0.3
FLOG	10.71%	RMB5.0	nil	Completed on January 29, 2008	89.29% (8)	N/A
Public Relations and Event Marketing
Alliance Online	100%	RMB0.6 plus $0.1	$0.6 (3)	Completed on February 15, 2008	N/A	N/A

(1)	Includes initial consideration and paid earn-out and other consideration. Initial consideration is typically required to be paid in cash.

(2)	We have the discretion to pay certain remaining consideration in our common shares or cash. See “Recent Acquisitions.”

(3)	This represents the aggregate amount of remaining consideration currently estimated to be paid over a multi-year post-closing period and is payable by installments. See “Recent Acquisitions — Earn-Out and Other Consideration” for the basis and assumptions of such estimate.

(4)	We expect to complete the acquisition of 100% equity interest in Yarun following this offering.

(5)	We expect to complete the acquisition of 100% equity interest in WinClick following this offering.

(6)	We have agreed to purchase the remaining 49% equity interest in Yanhuang, subject to the satisfaction of certain conditions. We expect to complete this purchase following this offering.

(7)	We have agreed to purchase the remaining 40% equity interest in Hongmen, subject to the satisfaction of certain conditions. We expect to complete this purchase following this offering.

(8)	We have a call option to purchase the remaining 89.29% equity interest in FLOG. We do not currently intend to exercise this call option.

General Information

Our principal executive office is located at 8th Floor, CITIC Building, Tower B, 19 Jianguomenwai Street, Chaoyang District, Beijing 100004, People’s Republic of China, and our telephone number is (+86-10) 8526-3128. Our website address is http://www.redgatemedia.com. The information on our website is not a part of this prospectus.

THE OFFERING

Unless otherwise indicated, information in this prospectus assumes that the underwriters will not exercise their over-allotment option to purchase additional ADSs. See “Underwriting” beginning on page 173.

Price per ADS	We estimate that the initial public offering price will be between $6 and $8 per ADS.

ADSs Offered	3,850,000 ADSs.

ADSs Outstanding Immediately after this Offering	3,850,000 ADSs (or 4,427,500 ADSs if the underwriters exercise their over-allotment option in full).

Common Shares Outstanding Immediately after this Offering	25,425,943 shares (or 26,580,943 shares if the underwriters exercise their over-allotment option in full).

Over-Allotment Option	We have granted the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 577,500 additional ADSs from us at the initial public offering price, less underwriting discounts and commissions and the non-accountable expense allowance, to cover over-allotments, if any.

The ADSs	Each ADS represents two common shares. The ADSs may be evidenced by American depositary receipts, or ADRs.

• The depositary will be the holder of the common shares underlying your ADSs and you will have rights as provided in the deposit agreement.

•  Although we do not expect to pay dividends in the near future, in the event we declare dividends on our common shares, the depositary will pay you the cash dividends and other distributions it receives on our common shares, after deducting its fees and expenses.

• You may turn in your ADSs to the depositary in exchange for common shares underlying your ADSs. The depositary will charge you fees for such exchanges.

• We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

You should read carefully the section in this prospectus entitled “Description of American Depositary Shares” to better understand the terms of the ADSs. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Use of Proceeds	We estimate that we will receive net proceeds of approximately $19.8 million (or $23.6 million if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $7 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, from this offering, after deducting underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by us. We intend to use all of our net proceeds from this offering, together with our current cash balance and cash to be generated from our operations, to fund future earn-out payments and other consideration due in the next 12 months in relation to our recent acquisitions. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should consider carefully before deciding to invest in our ADSs.

Listing	We have applied to list our ADSs on the NASDAQ Global Market.

NASDAQ Global Market Symbol	RGM

Lock-up	We, our directors and executive officers and all of our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, common shares or similar securities for a period of 180 days after the date of this prospectus. See “Underwriting.”

Custodian	Citibank, N.A., Hong Kong Branch

Depositary	Citibank, N.A.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, the disclosures set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in our consolidated financial statements and related notes included elsewhere in this prospectus.

The summary consolidated statements of operations data for 2006, 2007, 2008 and the nine months ended September 30, 2009 and the summary consolidated balance sheets data as of December 31, 2007 and 2008 and September 30, 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the full year.

The summary consolidated statements of operations data for the nine months ended September 30, 2008 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of the financial information set forth in those statements.

The pro forma as adjusted balance sheet information as of September 30, 2009 assumes (i) the conversion of (x) all outstanding preference shares (including those to be issued upon the conversion of the full principal amount repayable under the convertible promissory note issued to Kuwait China Investment Company KSC, or KCIC, in November 2009, or the KCIC convertible note, into our preference shares immediately prior to this offering) other than the 855,832 Class G preference shares previously issued to KCIC to secure the KCIC convertible note to be repurchased and cancelled by us immediately prior to this offering, (y) a certain loan extended to our company by certain of our shareholders, their family members and third parties in 2004, or the 2004 shareholder loan, and (z) an amount of $500,000, representing the first annual interest amount payable under the Uni-Asia convertible note, into common shares upon completion of or immediately prior to this offering, respectively, and (ii) the issuance and sale of 7,700,000 common shares in the form of ADSs by us in this offering and our receipt of the estimated net proceeds from this offering, each based on an assumed initial offering price of $7 per ADS (which is the midpoint of the estimated public offering price range), after deducting underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by us.

Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

				Nine Months Ended
	Year Ended December 31,			September 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(In U.S. dollars, except for number of shares)

Consolidated Statements of Operations Data:
Revenues
Total revenues	$2,364,431	$4,301,677	$11,143,059	$5,279,292	$19,109,122
Less: Business tax and related surcharges	(43,709)	(72,187)	(363,876)	(164,929)	(762,043)

Total net revenues	2,320,722	4,229,490	10,779,183	5,114,363	18,347,079

Total operating costs and expenses	5,445,494	7,595,825	14,689,017	7,620,792	17,083,990

(Loss)/income from operations	(3,124,772)	(3,366,335)	(3,909,834)	(2,506,429)	1,263,089

Change in fair value of embedded derivatives	1,521,009	(65,628)	358,475	350,060	(16,823)
Impairment loss on marketable securities	—	—	(2,731,856)	(2,718,085)	—
Interest income	125,116	88,002	114,757	83,043	20,242
Interest expense	—	—	(78,729)	(27,997)	(174,156)
Net other (expense)/income	(38,907)	(26,445)	(158,754)	(249,868)	290,764

				Nine Months Ended
	Year Ended December 31,			September 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(In U.S. dollars, except for number of shares)

(Loss)/income before income taxes, investment in associates and non-controlling interests	(1,517,554)	(3,370,406)	(6,405,941)	(5,069,276)	1,383,116
Income tax benefit/(expense)	—	3,109	(285,772)	(137,915)	(1,298,423)

(Loss)/income before investments in associates and non-controlling interests	(1,517,554)	(3,367,297)	(6,691,713)	(5,207,191)	84,693
(Loss)/income from investments in associates	(3,659,022)	97,596	(767,093)	(735,544)	—

Net (loss)/income	(5,176,576)	(3,269,701)	(7,458,806)	(5,942,735)	84,693
Net (income)/loss attributable to non-controlling interest	—	—	15,826	54,801	(168,920)

Net loss attributable to common shareholders	$(5,176,576)	$(3,269,701)	$(7,442,980)	$(5,887,934)	$(84,227)

Net loss per share:
Basic	$(0.92)	$(0.58)	$(1.32)	$(1.04)	$(0.01)
Diluted	$(0.92)	$(0.58)	$(1.34)	$(1.07)	$(0.01)
Weighted average number of shares outstanding:
Basic	5,641,694	5,641,694	5,641,694	5,641,694	5,641,694
Diluted	5,641,694	5,641,694	5,830,359	5,830,359	5,641,694

				Nine Months Ended
	Year Ended December 31,			September 30,
	2006	2007	2008	2008	2009
	(In U.S. dollars)

EBITDA(1)	$(5,220,691)	$(3,257,769)	$(5,802,186)	$(5,208,489)	$2,843,452

(1)	To supplement our consolidated statements of operations for 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009 prepared in accordance with U.S. GAAP, our management used EBITDA, a non-GAAP financial measure defined as net loss attributable to common shares pursuant to U.S. GAAP adjusted for interest income net of interest expense, income tax benefit/(expense) and depreciation and amortization, to evaluate our operating performance and other purposes for the reasons described below. However, due to the limitations of using EBITDA as described further below, the presentation of EBITDA is not intended to be read or considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. EBITDA is presented to enhance an understanding of our results of operations and are not intended to represent cash flow.

We consider EBITDA to be an important indicator of our operating performance, the strength of our core business and a valuable measure to evaluate our historical operating trend as well as the results of operations of our competitors, because: (i) items excluded in calculating EBITDA have little or no bearing on our day-to-day operating performance; and (ii) our advertising business is not considered a capital intensive business, and therefore EBITDA, which excludes depreciation and amortization, is widely used by our competitors in the same industry as a useful non-GAAP financial measure to evaluate operating performance. However, using EBITDA as a measure to evaluate our business has a number of limitations, including:

  • EBITDA excludes certain recurring cash charges, such as interest income net of interest expense and income tax benefit/(expense) that generally represent charges or gains which may significantly affect our liquidity position, such as funds available to be used in our operating, investing or financing activities;

• EBITDA we present may not be comparable to similarly titled financial measures of other companies as other companies may exclude different items from the items we exclude; and

  • depreciation and amortization, though not directly affecting our current cash position, represent the condition and/or reduction in the value of our equipment and reflects the estimated remaining useful lives of intangible assets; these items may be indicative of future needs for capital expenditures or acquisition of intangible assets, or relevant trends causing asset value changes.

For the reasons indicated above, our management uses EBITDA to evaluate our operating performance period over period, to analyze the underlying trends in our business, to assess our performance relative to our competitors and to establish operational goals and forecasts that are used in allocating resources as well as determining our internal budgets. EBITDA is reported to our board of directors and executive officers and is used to make strategic and operating decisions and assess performance.

Our management finds these supplemental EBITDA to be useful, and believes EBITDA is useful to investors in enabling them to perform additional analyses of our past, present and future operating performance and as a supplemental means to evaluate our core operating results. We understand that analysts and investors often rely on EBITDA to assess a media and advertising company’s operating performance, and thus may consider EBITDA in analyzing our performance going forward. In addition, as our management uses EBITDA to evaluate our operating performance and strategic and operating decisions, we believe EBITDA provides greater transparency to the information our management uses, and enables investors to understand our operating performance. However, readers are reminded that EBITDA is merely a supplement to, and not a replacement for, U.S. GAAP financial measures. It should be read in conjunction with our U.S. GAAP financial measures. Furthermore, it should be noted that EBITDA used by our management may be different from EBITDA provided by other companies.

The following table sets forth, for 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, reconciliation of U.S. GAAP net loss attributable to common shareholders to EBITDA:

				Nine Months Ended
	Year Ended December 31,			September 30,
EBITDA:	2006	2007	2008	2008	2009
	(In U.S. dollars)

Net loss attributable to common shareholders	$(5,176,576)	$(3,269,701)	$(7,442,980)	$(5,887,934)	$(84,227)
Interest income net of interest expense	(125,116)	(88,002)	(36,028)	(55,046)	153,914
Income tax (benefit)/expense	—	(3,109)	285,772	137,915	1,298,423
Depreciation and amortization	81,001	103,043	1,391,050	596,576	1,475,342

EBITDA	$(5,220,691)	$(3,257,769)	$(5,802,186)	$(5,208,489)	$2,843,452

			As of September 30,
	As of December 31,			Pro Forma
	2007	2008	2009	as Adjusted(1)
	(In U.S. dollars)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,789,686	$8,925,707	$7,504,245	$34,501,168
Acquired intangible assets	196,762	3,532,829	2,387,293	2,387,293
Goodwill	380,007	15,867,619	15,705,577	15,705,577
Total assets	14,734,152	45,678,241	47,426,693	71,568,017
Total liabilities	3,546,725	27,831,149	29,633,212	26,699,863
Convertible preference shares	18,290,064	27,090,064	27,093,868	—
Non-controlling interests	—	3,668,854	3,893,472	3,893,472
Total shareholders’ equity/(deficit)	(7,102,637)	(9,242,972)	(9,300,387)	44,868,154

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $7 per ADS would increase (decrease) each of cash and cash equivalents, total assets and total shareholders’ equity/(deficit) by $3.5 million, after deducting the estimated underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by us and assuming no exercise of the over-allotment option and no other change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following summary unaudited pro forma condensed consolidated financial data are qualified by reference to, and should be read in conjunction with, our unaudited pro forma condensed consolidated financial information and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus. The summary unaudited pro forma condensed consolidated statement of operations and consolidated balance sheet data have been derived from our unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus.

Our unaudited pro forma condensed consolidated financial information has been derived from our audited consolidated financial statements and the respective historical audited financial statements of Yanhuang, Dianguang and Yarun, all of which are prepared in accordance with U.S. GAAP, and have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm. Those financial statements and the reports of PricewaterhouseCoopers Zhong Tian CPAs Limited Company on those financial statements are also included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information includes a discussion of the basis of presentation and adjustments made in the preparation of such information.

Our unaudited pro forma condensed consolidated financial information for the year ended December 31, 2008 is presented in order to give pro forma effect to our completed acquisitions of Dianguang and the initial 51% equity interest in Yanhuang and pending acquisitions of Yarun and the remaining 49% equity interest in Yanhuang as if these acquisitions had been consummated on January 1, 2008 and our unaudited pro forma condensed consolidated financial information for the nine months ended and as of September 30, 2009 is presented in order to give pro forma effect to our pending acquisitions of Yarun and the remaining 49% equity interest in Yanhuang as if these acquisitions had been consummated on January 1, 2009. For a description of those acquisitions, see “Recent Acquisitions.”

Our unaudited pro forma condensed consolidated financial information does not include adjustments related to the pending acquisitions of WinClick and the remaining 40% equity interest in Hongmen. Our unaudited pro forma condensed balance sheet does not give effect to the conversion of (i) any outstanding preference shares, (ii) the 2004 shareholder loan, or (iii) the first annual interest amount payable under the Uni-Asia convertible note into common shares upon the completion of or immediately prior to this offering, respectively.

	For the Year Ended December 31, 2008
		Completed Acquisitions
				Pro Forma		Subtotal
				Adjustments		after	Pending Acquisitions				Pro Forma
		Yanhuang		for the		Adjusting				Subtotal for	Adjustments
		for the	Dianguang	Initial 51%		for				Yarun and	for the
	Consolidated	Period	for the	Equity Interest		Acquisitions		Pro Forma		Yarun	Remaining
	Redgate	from	Period from	in Yanhuang		of Yanhuang		Adjustments		Related	49% Equity
	Media	Jan. 1 to	Jan. 1 to	and		and		for		Pro Forma	Interest
	Group	Sept. 25	Jul. 21	Dianguang	Note	Dianguang	Yarun	Yarun	Note	Adjustments	in Yanhuang	Note	Total
	(In U.S. dollars, except for number of shares)

Unaudited Pro Forma Condensed

Consolidated Statement of Operations:

Revenues

Advertising placement services	$8,916,132	$9,422,341	$5,288,316	$—		$23,626,789	$15,191,674	$—		$15,191,674	$—		$38,818,463

Advertising production services	425,269	162,550	—	—		587,819	—	—		—	—		587,819

Public relations and events services	1,211,425	—	—	—		1,211,425	—	—		—	—		1,211,425

Other services	590,233	—	—	—		590,233	—	—		—	—		590,233

Total revenues	11,143,059	9,584,891	5,288,316	—		26,016,266	15,191,674	—		15,191,674	—		41,207,940

Less: Business tax and related surcharges	(363,876)	(314,588)	(246,929)	—		(925,393)	(339,996)	—		(339,996)	—		(1,265,389)

Total net revenues	10,779,183	9,270,303	5,041,387	—		25,090,873	14,851,678	—		14,851,678	—		39,942,551

Operating costs and expenses

Advertising placement and production service cost	7,807,620	6,212,495	2,675,313	—		16,695,428	11,518,206	—		11,518,206	—		28,213,634

Salary and employee benefits	3,138,806	162,526	76,065	—		3,377,397	319,215	—		319,215	—		3,696,612

Selling and marketing	280,593	15,586	—	—		296,179	—	—		—	—		296,179

General and administrative	2,372,346	324,398	81,031	—		2,777,775	446,087	(185,685)	(3)	260,402	—		3,038,177

Intangible assets amortization	1,089,652	—	—	978,991	(1)	2,068,643	—	1,231,956	(4)	1,231,956	—		3,300,599

Total operating costs and expenses	14,689,017	6,715,005	2,832,409	978,991		25,215,422	12,283,508	1,046,271		13,329,779	—		38,545,201

(Loss)/income from operations	(3,909,834)	2,555,298	2,208,978	(978,991)		(124,549)	2,568,170	(1,046,271)		1,521,899	—		1,397,350

Change in fair value of embedded derivatives	358,475	—	—	—		358,475	—	—		—	—		358,475

Impairment loss on marketable securities	(2,731,856)	—	—	—		(2,731,856)	—	—		—	—		(2,731,856)

Interest income	114,757	16,270	1,704	—		132,731	2,118	—		2,118	—		134,849

Interest expense	(78,729)	—	(126,075)	—		(204,804)	(174,343)	—		(174,343)	—		(379,147)

Other income/(expense), net	(158,754)	53,238	—	—		(105,516)	(696)	—		(696)	—		(106,212)

(Loss)/income before income taxes, investment in associates and non-controlling interests	(6,405,941)	2,624,806	2,084,607	(978,991)		(2,675,519)	2,395,249	(1,046,271)		1,348,978	—		(1,326,541)

Income tax expense	(285,772)	(712,026)	(528,808)	244,748	(1)	(1,281,858)	(629,915)	307,989	(4)	(321,926)	—		(1,603,784)

Income/(loss) from investment in associates	(767,093)	—	—	—		(767,093)	—	—		—	—		(767,093)

Net (loss)/income	(7,458,806)	1,912,780	1,555,799	(734,243)		(4,724,470)	1,765,334	(738,282)		1,027,052	—		(3,697,418)

Net loss/(income) attributable to non-controlling interests	15,826	1,713	—	(642,647)		(625,108)	—	—		—	874,263	(2)	249,155

	For the Year Ended December 31, 2008
		Completed Acquisitions
				Pro Forma		Subtotal
				Adjustments		after	Pending Acquisitions				Pro Forma
		Yanhuang		for the		Adjusting				Subtotal for	Adjustments
		for the	Dianguang	Initial 51%		for				Yarun and	for the
	Consolidated	Period	for the	Equity Interest		Acquisitions		Pro Forma		Yarun	Remaining
	Redgate	from	Period from	in Yanhuang		of Yanhuang		Adjustments		Related	49% Equity
	Media	Jan. 1 to	Jan. 1 to	and		and		for		Pro Forma	Interest
	Group	Sept. 25	Jul. 21	Dianguang	Note	Dianguang	Yarun	Yarun	Note	Adjustments	in Yanhuang	Note	Total
	(In U.S. dollars, except for number of shares)

Net (loss)/income attributable to common shareholders	$(7,442,980)	$1,914,493	$1,555,799	$(1,376,890)		$(5,349,578)	$1,765,334	$(738,282)		$1,027,052	$874,263		$(3,448,263)

Net loss per share, basic	$(1.32)												$(0.61	)(5)

Net loss per share, diluted	$(1.34)												$(0.64	)(5)

Shares used in calculating basic net loss per share	5,641,694												5,641,694	(5)

Shares used in calculating diluted net loss per share	5,830,359												5,925,440	(5)

(1)	Based on the purchase price allocation, intangible assets of $2,990,107 and $1,077,905 were recognized as if the acquisitions of Yanhuang and Dianguang had been completed on January 1, 2008. Adjustments of $978,991 reflect additional amortization of acquired intangible assets of Yanhuang and Dianguang for 2008 as if they were acquired on January 1, 2008. The related tax benefit of $244,748 associated with the amortization of intangible assets was also recorded for 2008 based on the applicable tax rate.

(2)	This adjustment reflects elimination of the non-controlling interest in Yanhuang for the period from September 25, 2008 to December 31, 2008, assuming 100% equity interest in Yanhuang had been acquired on January 1, 2008.

(3)	This adjustment reflects acquisition costs incurred by our company in connection with our acquisition of Yarun in 2008. They are excluded from the pro forma statement of operations because they are non-recurring costs directly attributable to the transaction. No such costs were incurred in 2009.

(4)	Based on the purchase price allocation, intangible assets of $3,108,947 were recognized as if the acquisition of Yarun had been completed on January 1, 2008. Adjustment of $1,231,956 reflected additional amortization of acquired intangible assets of Yarun for 2008. The related tax benefit of $307,989 associated from the amortization of intangible assets was also recorded for 2008 based on the applicable tax rate.

(5)	The unaudited pro forma condensed consolidated financial information assumes that for the acquisitions of Dianguang and Yarun as well as the 51% equity interest in Yanhuang, the acquisition consideration payable will be settled in cash rather than our common shares. However, it is our intention to issue common shares, to the extent it is possible, to settle the consideration payable upon the completion of this offering. The issuance of common shares in settlement of the acquisition consideration payable could change the basic and diluted loss per share.

	For the Nine Months Ended September 30, 2009
							Subtotal for
							Yarun and
	Consolidated	Pro Forma			Pro Forma		Related
	Redgate Media	Adjustments			Adjustments		Pro Forma
	Group	for Yanhuang	Note	Yarun	for Yarun	Note	Adjustments	Total
	(In U.S. dollars, except for number of shares)

Unaudited Pro Forma Condensed Consolidated Statement of Operations:
Revenues
Advertising placement services	$17,776,625	—		$12,005,465	$(200,888)	(1)	$11,804,577	$29,581,202
Advertising production services	119,327	—		—	—		—	119,327
Public relations and events services	1,152,918	—		—	—		—	1,152,918
Other services	60,252	—		32,042	—		32,042	92,294

Total revenues	19,109,122	—		12,037,507	(200,888)		11,836,619	30,945,741
Less: Business tax and related surcharges	(762,043)	—		(353,797)	—		(353,797)	(1,115,840)

Total net revenues	18,347,079	—		11,683,710	(200,888)		11,482,822	29,829,901

Operating costs and expenses
Advertising placement and production service cost	11,572,962	—		8,279,756	(200,888)	(1)	8,078,868	19,651,830
Salary and employee benefits	2,321,779	—		271,099	—		271,099	2,592,878
Selling and marketing	164,775	—		—	—		—	164,775
General and administrative	1,882,819	—		1,060,602	—		1,060,602	2,943,421
Intangible assets amortization	1,141,655	—		—	923,967	(2)	923,967	2,065,622

Total operating costs and expenses	17,083,990	—		9,611,457	723,079		10,334,536	27,418,526
Income/(loss) from operations	1,263,089	—		2,072,253	(923,967)		1,148,286	2,411,375
Change in fair value of embedded derivatives	(16,823)	—		—	—		—	(16,823)
Interest income	20,242	—		759	—		759	21,001
Interest expense	(174,156)	—		(78,356)	—		(78,356)	(252,512)
Other income/(expense), net	290,764	—		—	—		—	290,764

(Loss)/Income before income taxes, investment in associates and non-controlling interests	1,383,116	—		1,994,656	(923,967)		1,070,689	2,453,805
Income tax expense	(1,298,423)	—		(514,166)	230,992	(2)	(283,174)	(1,581,597)
Income/(loss) from investment in associates	—	—		—	—		—	—

Net Income	84,693	—		1,480,490	(692,975)		787,515	872,208
Net loss/(income) attributable to the non-controlling interests	(168,920)	$579,125	(4)	—		—	—	410,205

Net income/(loss) attributed to common shareholders	$(84,227)	$579,125		$1,480,490	$(692,975)		$787,515	$1,282,413

Net (loss)/earnings per share, basic	$(0.01)							$0.23	(3)
Net (loss)/earnings per share, diluted	$(0.01)							$0.06	(3)
Shares used in calculating basic net (loss)/earnings per share	5,641,694							5,641,694	(3)
Shares used in calculating diluted net (loss)/earnings per share	5,641,694							14,468,164	(3)

(1)	This adjustment represented the elimination of intercompany transactions between our company and Yarun.

(2)	Based on the purchase price allocation, intangible assets of $3,108,947 were recognized as if the acquisition of Yarun had been completed on January 1, 2009. Adjustment of $923,967 reflected additional amortization of acquired intangible assets of Yarun for the nine months ended September 30, 2009. The related tax benefit of $230,992 associated with the amortization of intangible assets was recorded for the nine months ended September 30, 2009 based on the applicable tax rate.

(3)	The unaudited pro forma condensed consolidated financial information assumes that for the acquisition of Yarun, the acquisition consideration payable will be settled in cash rather than our common shares. However, it is our intention to issue common shares, to the extent it is possible, to settle the consideration payable upon the completion of this offering. The issuance of common shares in settlement of the consideration payable could change the basic and diluted earnings per share.

(4)	This adjustment represented the elimination of the non-controlling interest in Yanhuang for the period from January 1, 2009 to September 30, 2009, assuming the remaining 49% equity interest in Yanhuang had been acquired on January 1, 2009.

	As of September 30, 2009
							Subtotal for
		Pro Forma					Yarun and
	Consolidated	Adjustments			Pro Forma		Yarun Related
	Redgate Media	for			Adjustments		Pro Forma
	Group	Yanhuang	Note	Yarun	for Yarun	Note	Adjustments	Total
	(In U.S. dollars)

Unaudited Pro Forma Condensed Balance Sheet:
Assets
Current assets:
Cash and cash equivalents	$7,504,245	—		$495,804	$—		$495,804	$8,000,049
Restricted cash	872,456	—		—	—		—	872,456
Marketable securities	1,256,331	—		—	—		—	1,256,331
Accounts receivable, net	9,116,350	—		8,653,677	(53,003)	(1)	8,600,674	17,717,024
Prepaid advertising placement service cost	3,312,799	—		606,382	—		606,382	3,919,181
Amounts due from related parties	1,617,318	—		—	—		—	1,617,318
Deferred tax assets	32,243	—		293,160	—		293,160	325,403
Other current assets	2,133,851	—		104,956	—		104,956	2,238,807

Total current assets	25,845,593	—		10,153,979	(53,003)		10,100,976	35,946,569
Property and equipment	1,911,467	—		17,233	—		17,233	1,928,700
Acquired intangible assets	2,387,293	—		—	3,108,947	(2)(3)	3,108,947	5,496,240
Embedded derivative assets	1,537,104	—		—	—		—	1,537,104
Goodwill	15,705,577	—		—	7,194,246	(3)(8)	7,194,246	22,899,823
Other non-current assets	39,659	—		—	—		—	39,659

Total Assets	$47,426,693	—		$10,171,212	$10,250,190		$20,421,402	$67,848,095

Liabilities and shareholders’ equity
Current liabilities:
Promissory notes	$817,500	$—		$—	$—		$—	$817,500
Short-term borrowings	292,869	—		—	—		—	292,869
Accounts payable	1,531,762	—		1,649,528	(53,003)	(1)	1,596,525	3,128,287
Customer advances	2,273,171	—		759,661	—		759,661	3,032,832
Accrued expenses and other current liabilities	2,949,333	—		419,623	—		419,623	3,368,956
Amounts due to related parties	43,930	—		538,175	—		538,175	582,105
Acquisition consideration payable	9,263,920	13,005,000	(10)	—	13,699,663	(4)(5)(7)(8)	13,699,663	35,968,583
Profit distribution to predecessor owners	1,342,771	—		—	—		—	1,342,771
Tax payable	3,971,169	—		2,630,518	—		2,630,518	6,601,687

Total current liabilities	22,486,425	13,005,000		5,997,505	13,646,660		19,644,165	55,135,590
					—
Deferred tax liabilities	596,823	—		—	777,237	(5)	777,237	1,374,060
Shareholder loan	1,549,964	—		—			—	1,549,964
Notes payable	5,000,000	—		—	—		—	5,000,000

Total Liabilities	29,633,212	13,005,000		5,997,505	14,423,897	—	20,421,402	63,059,614

Commitments	—	—		—	—		—	—
Convertible preferred shares	27,093,868	—		—	—		—	27,093,868
Shareholders’ equity					—	—
Ordinary shares (Paid-in capital)	14,104	—		371,627	(371,627)	(6)(7)	—	14,104
Additional paid-in capital	2,037,721	(9,739,963)	(10)	—	—		—	(7,702,242)
Statutory reserves	135,582	—		210,496	(210,496)	(6)	—	135,582
(Accumulated deficit)/Retained earnings	(17,015,200)	—		3,430,712	(3,430,712)	(6)	—	(17,015,200)
Accumulated other comprehensive income/(loss)	1,633,934	—		160,872	(160,872)	(6)	—	1,633,934

Total Redgate Media Group Shareholders’ Equity	(13,193,859)	(9,739,963)		4,173,707	(4,173,707)		—	(22,933,822)
Non-controlling interests	3,893,472	(3,265,037)	(9)	—	—		—	628,435

Total Shareholders’ Equity	(9,300,387)	(13,005,000)		4,173,770	(4,173,770)		—	(22,305,387)

Total Liabilities and Shareholders’ Equity	$47,426,693	—		$10,171,212	$10,250,190		$20,421,402	$67,848,095

The pro forma balance sheet has been prepared to reflect the pending acquisition of Yarun by us for an estimated aggregate price of $13,699,663, including cash payment of $439,300 and estimated contingent consideration of $13,260,363 and the pending purchase of the remaining 49% equity interest in Yanhuang for an estimated aggregate price of $13,005,000, including cash payment of $353,586 and estimated contingent consideration of $12,651,414, in each case measured at fair value for the purpose of applying the acquisition method under U.S. GAAP.

(1)	This adjustment reflected the elimination of intercompany transaction balance between our company and Yarun.

(2)	Based on the purchase price allocation, intangible assets of $3,108,947 were recognized as if the acquisition of Yarun had been completed on September 30, 2009. Adjustment of $923,967 reflected additional amortization of acquired intangible assets of Yarun for the nine months ended September 30, 2009. The related tax benefit of $230,992 associated with the amortization of intangible assets was recorded for the nine months ended September 30, 2009 based on the applicable tax rate.

(3)	The net assets of Yarun at estimated fair value on the acquisition date. The allocation of purchase price was as follows:

As of
September 30,
2009
(in U.S. dollars)

Net tangible assets acquired	$4,173,707
Identifiable intangible assets	3,108,947
Goodwill	7,194,246
Deferred tax liabilities	(777,237)

Total	$13,699,663

(4)	Purchase consideration of $13,699,663, which represents the total estimated consideration to be paid for the acquisition of Yarun, measured at fair value for the purpose of applying the acquisition method under U.S. GAAP. Changes in fair value of the contingent consideration may contain elements of both changes in assumptions used in the determination of fair value and changes due to passage of time. Such changes are not reflected in the pro forma financial information presented in this prospectus.

(5)	The identifiable intangible assets acquired and the respected average useful life over which the assets will be amortized are shown below:

		Weighted-Average
	Amount	Useful Life in Years
	(in U.S. dollars)

Customer relationships	$862,352	5.3
Supplier contracts	2,246,595	2.1

Total	$3,108,947

(6)	This adjustment represented the elimination of the common shareholders’ equity accounts of Yarun.

(7)	The unaudited pro forma condensed consolidated financial information assumes that for the acquisitions of Dianguang and Yarun as well as the 51% equity interest in Yanhuang, the acquisition consideration payable will be settled in cash rather than our common shares. However, it is our intention to issue common shares, to the extent it is possible, to settle the consideration payable upon the completion of this offering. This would reduce the acquisition consideration payable with a corresponding increase in shareholders’ equity.

(8)	Prior to January 1, 2009, we accounted for the acquisitions pursuant to the applicable guidance from Statement of Financial Accounting Standards No. 141 “Business Combinations.” Therefore, we have not recorded the unresolved contingent consideration for the acquisitions of Dianguang, Breeze and Alliance Online on our consolidated financial statements or the unaudited pro forma condensed consolidated balance sheet as of September 30, 2009. The estimated amount for the aggregate contingent consideration payable is $14.9 million for the acquisitions of Dianguang, Breeze and Alliance Online, and such amount will be reflected in goodwill when the contingency is resolved.

(9)	This adjustment represents the elimination of the non-controlling interests in Yanhuang as at September 30, 2009 assuming the remaining 49% equity interest in Yanhuang had been acquired on September 30, 2009.

(10)	Purchase consideration of $13,005,000, which represents the total estimated consideration to be paid for the purchase of the remaining 49% equity interest in Yanhuang, measured at fair value for the purpose of applying the acquisition method under U.S. GAAP. Changes in fair value of the contingent consideration may contain elements of both changes in the assumptions used in determination of fair value and changes due to passage of time. Such changes are not reflected in the pro forma financial information presented in this prospectus.

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before deciding to invest in our ADSs. The trading price of our ADSs could decline due to any of these risks and uncertainties, and you may lose all or part of your investment.

Risks Relating to Our Business

     If our future operation does not generate sufficient cash flow as anticipated, and we otherwise fail to obtain sufficient financing from alternative sources, we may not have adequate liquidity to pay all the earn-out and other consideration in connection with our recent acquisitions when it becomes due, and our ability to continue as a going concern would be materially and adversely affected as a result.

We are obligated to pay a potentially significant amount of earn-out and other consideration in relation to our recent acquisitions. The amount of the earn-out consideration typically depends, among other factors, on the annual audited net profits of an acquired entity in a three-year post-closing period starting from 2007, 2008, 2009 or 2010 and certain pre-determined or adjustable numerical multiples, and is payable in annual installments. With respect to the earn-out payment in 2011 in respect of Dianguang, such numerical multiples will be determined with reference to our price-to-earnings multiple for this offering. Although the exact aggregate amount of such earn-out consideration is not fully ascertainable as of the date of this prospectus, we determined that our acquisition payable was $9.3 million as of September 30, 2009 (including earn-out consideration with respect to the relevant acquired entities’ financial results for 2008) and have also estimated that the aggregate earn-out consideration payable in 2010, 2011, 2012 and 2013 would be $14.2 million, $25.4 million, $10.8 million and $4.9 million, respectively. See “Recent Acquisitions — Earn-Out and Other Consideration” for a discussion of the basis and assumptions of these estimates. Although we have the option to pay a portion of the earn-out consideration in our common shares in lieu of cash, we may elect or have to make cash payments in respect of the entire earn-out consideration for various reasons, including failure to obtain the necessary government approvals for payment by shares. See “—We may not be able to obtain all necessary approvals that will allow us to pay the remaining consideration with our common shares in connection with our recent acquisitions, and thus may have to pay in cash, which may materially strain our liquidity.” In addition, we have agreed to pay additional cash consideration in U.S. dollars equivalent to RMB33.0 million ($4.8 million) with respect to WinClick in 2010 and RMB1.6 million ($0.2 million) plus the U.S. dollar equivalent of RMB2.2 million ($0.3 million) in 2010 for the remaining 40% equity interest in Hongmen. See “Recent Acquisitions.”

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance and estimated expenses payable by us in connection with this offering, will be approximately $19.8 million, or approximately $23.6 million if the underwriters exercise their over-allotment option in full, based upon an assumed initial public offering price of $7 per ADS (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). Our management believes that those offering proceeds, together with our current cash and cash equivalents and cash flow from operations, will be sufficient to meet our anticipated cash needs to finance our operations and earn-out and other consideration for the recent acquisitions due within the next 12 months. In addition, we currently anticipate that cash flow to be generated from our future operation will be sufficient to pay the earn-out and other acquisition consideration due after the next 12 months, assuming we pay earn-out consideration in our common shares to the full extent permitted under the acquisitions. However, projection of our future cash flow is based on a number of assumptions, including, among others, that: (i) there will be no material change to the business environment currently prevailing at our business; (ii) there will be no material change to our key business relationships and contractual arrangements; (iii) there will be no material changes in existing government policies or political, legal (including changes in laws, regulations, rules or policies), fiscal or economic conditions in the PRC, in particular those relating to the media and advertising industries. Many of these assumptions are inherently subject to significant uncertainties and contingencies that are beyond our control. Given our accumulated deficit of $17.0 million as of September 30, 2009 and net cash outflow amounting to $1.4 million for the nine months ended September 30, 2009, if our future operation does not generate sufficient cash flow as anticipated, and we otherwise fail to obtain sufficient financing from alternative sources, we may not have adequate liquidity to pay all the earn-out and other consideration when it becomes due. As a result, our ability to continue as a going concern would be materially and adversely affected. In this regard, the report of the independent registered public accounting firm of our company, included elsewhere in this prospectus, contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

Although we have historically been successful in raising funds through private placements or debt financing or revising the scheduled payments for acquisition consideration to work with our liquidity position to enable us to meet our liabilities as and when they fall due, there is no assurance we will be able to do so in the future.

If we are unable to continue as a going concern, you could lose all or part of your investment in our company.

     Our estimates of the amounts of earn-out consideration in connection with our recent acquisitions are based on a number of assumptions and are subject to significant uncertainties and contingencies that are beyond our control. As a result, actual earn-out payments may vary materially from these estimates.

Based on our estimate of the net profits of Breeze, Dianguang, Alliance Online, Yanhuang, Yarun and WinClick in 2009, 2010, 2011 and/or 2012, and where needed, assuming all the numerical multiples that are not ascertainable as of the date of this prospectus to be six, seven, nine or ten, as the case may be, our management estimated that the aggregate earn-out consideration payable in 2010, 2011, 2012 and 2013 would be $14.2 million, $25.4 million, $10.8 million and $4.9 million, respectively. Our management estimated the total number of earn-out shares to be issued in lieu of cash payments to be 8,552,504, assuming the average trading price of our shares during specified times after this offering is $3.50 per common share, or $7 per ADS, the midpoint of the estimated range of our initial public offering price, and the amount of the remaining earn-out consideration to be paid in cash to be $25.5 million.

Our estimates of the net profits of the relevant entities in 2009 are based on (i) the audited consolidated financial statements for the nine months ended September 30, 2009 of our company, (ii) the unaudited management accounts for the three months ended December 31, 2009 of our company and (iii) the respective unaudited management accounts of Breeze, Dianguang, Alliance Online and Yanhuang for the year ended December 31, 2009. The estimate of the net profits of the relevant entities (other than WinClick) in 2009 has been prepared on the basis of accounting policies consistent in all material respects with those currently adopted by our company as summarized in our audited consolidated financial statements, included elsewhere in this prospectus. In order to forecast the net profits of the relevant entities in 2010 through 2012, our management relied on a series of assumptions and projections relating to an entity’s future operations, including those set forth in “Recent Acquisitions — Earn-Out and Other Consideration.” Many of these assumptions are subject to significant uncertainty. Information contained in the unaudited management accounts may be subject to audit adjustments or other changes. Some of the assumptions, while presented with numerical specificity, are inherently subject to significant uncertainties and contingencies that are beyond our control. For example, revenues or cost of sales of an entity may grow at a rate which is higher or lower than the projected rate due to market conditions and other factors not within our control, and our share price is expected to fluctuate over time and the average trading price of our shares during specified times after this offering may differ significantly from the midpoint of the estimated price range for this offering. As a result, actual earn-out payments may vary materially from these estimates.

     We may not be able to successfully integrate, and achieve the benefits we expect from, our recent and future acquisitions of businesses or assets due to a number of factors, some of which are beyond our control; and these acquisitions may expose us to significant business risks and materially adversely affect our future financial condition, results of operations and growth prospects.

Strategic acquisitions have been a key part of our growth strategy. The majority of our business divisions are comprised of businesses we acquired in the past few years with an aim to establish an integrated cross-media platform through integrating strategically acquired businesses in diverse media areas. Accordingly, we have made acquisitions that were critical in expanding our media resources, client base, market access and talent pool. However, any particular acquisition may not produce the intended benefits due to a number of factors, some of which are beyond our control.

These factors include, among other things:

•	difficulties in integrating acquisitions with our existing operations and personnel, including unifying their operating and accounting policies and procedures as well as their information systems, streamlining overlapping operations, consolidating subsidiaries and branch networks and allocating human resources;

•	unforeseen operating difficulties and expenditures arising from the process of integration with the acquired entities;

•	contractual and other limitations on our ability to operate some of the entities acquired or to be acquired, including replacing certain key management personnel, during specified periods post-acquisition;

•	significant attention required from our management that would otherwise be available for the ongoing development of our business;

•	the diversion of financial or other resources from our existing businesses; and

•	potential loss of, or harm to, relationships with the clients of the acquired entities or our existing clients.

A successful integration of those acquisitions is crucial to achieving our goal of establishing an integrated cross-media platform. Moreover, under almost all of the contractual arrangements in connection with our recent acquisitions, we incentivize the sellers, whom we often retain as the management of the acquired entities, with earn-out payments that are typically tied to the performance of the respective acquired entities during a period of up to several years after acquisition. See “Recent Acquisitions.” As such, these personnel may not always act in our best interests in the long run and may not make as much effort as desirable to cross-sell on our cross-media platform. Furthermore, a number of our acquired companies are held as subsidiaries of our consolidated variable interest entity, which provides us with less control over these acquired companies than if they were direct subsidiaries, and may cause difficulty in the integration process. See “— Risks Relating to Our Structure — We rely on contractual arrangements with Wanli, our consolidated variable interest entity, and its shareholders for a significant portion of our China operations, which may not be as effective in providing operational control as direct ownership.” If we encounter difficulty in integrating our recent acquisitions, we could be exposed to significant business risks and our future financial condition, results of operations and growth prospects could be materially adversely affected.

We anticipate that we will continue to acquire businesses or assets that are complementary to our core business. We cannot assure you, however, that we will be able to identify and secure suitable acquisition opportunities. In addition, our ability to effectively integrate any future acquisition on terms that are favorable to us may be limited by the number of attractive acquisition targets available, internal demands on our resources and, to the extent necessary, our ability to obtain financing on satisfactory terms for larger acquisitions, as well as our ability to obtain any required shareholder or government approvals. Moreover, even if an acquisition target is identified, the third parties with whom we seek to cooperate may not select us as a potential partner or we may not be able to enter into arrangements on commercially acceptable terms with respect to such an acquisition. Even if we have entered into definitive agreements to consummate an acquisition, the acquisition may not be completed for an extended period of time, or at all, for various reasons, including failure to satisfy closing conditions or breach by a party. The negotiation and completion of potential acquisitions, whether or not ultimately consummated, could also require significant amounts of management’s time and resources and potentially disrupt our existing business.

     We cannot assure you that our pending acquisitions of Yarun, WinClick and the remaining minority equity interests in each of Hongmen and Yanhuang will be consummated as contemplated.

Our acquisitions of Yarun and WinClick and the remaining minority equity interests in Hongmen and Yanhuang are pending completion. The consummation of each of these acquisitions is subject to a number of conditions set forth in the relevant transaction documents. See “Recent Acquisitions” for respective conditions precedent to the completion of these acquisitions. Many of those conditions are not within our control and thus there is no assurance that all of those conditions will be satisfied. In addition, although we may waive any condition to our obligation to close in order to consummate the acquisitions, we may decide not to do so. For example, we terminated a proposed acquisition in 2009 based on our due diligence findings. If any of these acquisitions is not consummated as contemplated, we would not achieve the benefits we expect from such acquisition and our prospects may be materially and adversely affected.

     There may be unidentified risks relating to our recent acquisitions.

Although we have conducted due diligence with respect to our recent completed and pending acquisitions, we may not identify all material risks associated with these acquisitions due to inherent limitations of due diligence, including, among other things, unforeseen contingent risks or latent liabilities relating to the entities acquired or to be acquired that may not become apparent until in the future. Any such unidentified risk could have a material adverse impact on our business, financial condition and results of operations after the completion of the acquisitions. Even if we identify any such risk and terminate the relevant acquisition agreements prior to the completion, our reputation may be harmed and our prospects may be materially and adversely affected.

     We face intense competition and other challenges in the advertising market in China, and if we do not compete against existing and new competitors and address these challenges successfully, we may lose market share, and our business, financial condition, results of operations and prospects could be materially and adversely affected.

We face significant competition in the advertising market in China. For each of our advertising channels, we compete for advertisers primarily on the basis of network or audience coverage, popularity and quality of programs broadcasted, location, the range of advertising services that we offer, the effectiveness of our media formats, price and brand recognition. We expect competition in the advertising industry in China in general, and the outdoor, radio and television segments, in particular, to intensify in the future.

The market for outdoor advertising in general, including advertising in residential and commercial locations, requires that we continuously identify and secure valuable media resources and develop new features and enhancements for our media formats. If we fail to define, develop or introduce new resources and features on a timely and cost-effective basis, advertiser demand for our services may decrease and we may not be able to compete effectively, which would have a material and adverse effect on our business, revenues, profitability and prospects.

Our broadcast network business competes with a wide range of competitors, including radio or television advertising agencies, radio program producers and radio stations. We compete with other agencies for valuable media resources, such as advertising time slots on high-quality television or radio channels or programs. We may also compete with them for advertising clients. Our broadcast network business also faces competition and other challenges from new technologies and media platforms, such as the Internet, broadband wireless and Internet television, and new consumer products, such as portable digital audio players and personal digital video recorders. These new technologies and media platforms compete with our radio business and television advertising business for audience share and advertising revenue, and in the case of new consumer products, allow the audience to avoid traditional advertisements. We are unable to predict the effect such technologies and related services and products will have on our radio business and television advertising business, but there exist certain risks, including, among others, that the capital expenditures necessary to adapt our products and services to such technologies could be substantial and other companies employing such technologies could compete with our businesses.

We are seeking to expand our presence on the Internet and other new media platforms. For example, we have entered into agreements to acquire WinClick, a company that operates a wireless-based affiliate marketing platform in China, pending completion. However, the market for Internet and new media platforms is rapidly evolving and is becoming increasingly competitive. We cannot predict whether, or how fast, this market will grow. Moreover, if we fail to expand our Internet and new media presence or adapt to the rapid change in the Internet and new media markets and technology, our business, competitiveness and results of operations could be materially and adversely affected.

Our successful expansion into these media platforms depends on a number of factors, including:

•	the completion of our acquisition of WinClick;

•	sufficient demand for these services from our existing and potential audience, and sufficient advertising revenues from customers, to offset the substantial investment we will make in order to provide them;

•	our ability to compete effectively with other providers of these products and services;

•	our ability to adapt and develop our products and services in line with changing market conditions and customer needs; and

•	our ability to form, acquire or cooperate with Internet content and service providers and obtain the appropriate licenses to conduct this business.

The absence or failure of any one or more of these factors may materially and adversely affect our business, results of operations, financial condition and prospects.

Increased competition could reduce our operating margins and profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater brand recognition and financial, marketing or other resources, and may be able to better implement similar or competing business models. Many of our competitors have a longer operating history, a broader range of products and service offerings, greater capital resources, a more extensive client base, stronger media relationships and wider international or local brand recognition. Moreover, significant competition will provide advertisers with a wider range of media and advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits. We cannot assure you that we will be able to successfully compete against new or existing competitors, and any failure to compete will have a material adverse effect on our market share as well as our business, financial condition, results of operations and prospects.

     If we fail to attract a sufficient number of advertisers to advertise across our integrated cross-media platform, our business prospects may be adversely impacted.

We intend to create an integrated cross-media platform on which advertisers wishing to reach affluent audiences and viewers can advertise simultaneously on multiple media channels. However, such advertisers may choose not to make full use of our media channels, or at all, or choose to use a competitor’s media channels or services, for various reasons, such as deciding that our targeted demographics do not match their desired consumer base or that our audiences and viewers do not constitute a critical mass of consumers for their products or services. Under these circumstances, our future operating results and business prospects could be adversely affected.

In addition, some of our competitors have more established brands in the media industry, with a longer history and a larger customer base. The promotion of our brands to attract advertisers to utilize our integrated cross-media platform will depend largely on our success in maintaining a sizable and loyal audience and viewership, providing high-quality content and organizing effective marketing programs across our integrated cross-media platform. While many of the media resources currently utilized by us have a high level of brand recognition, we may not be able to maintain our existing brands or develop a new brand for our integrated cross-media platform on a cost-effective basis, which may have an adverse impact on our operating results.

     We may not be able to obtain all necessary approvals that will allow us to pay the remaining consideration with our common shares in connection with our recent acquisitions, and thus may have to pay in cash, which may materially strain our liquidity.

We are required to pay certain remaining consideration in connection with some of our recent acquisitions. We typically have an option to pay such consideration in cash or our common shares. For certain acquisitions in which we have not yet acquired 100% of the equity ownership of the acquired entities, we have agreed to purchase the remaining equity interest using cash or our common shares. If we decide to pay such consideration using our common shares, these acquisitions may be considered “share swap” transactions under applicable PRC laws and be subject to approvals by various PRC governmental authorities, including the Ministry of Commerce, or the MOFCOM, and the State Administration of Foreign Exchange, or the SAFE. We cannot assure you that we will obtain all necessary approvals to effect the payments in our common shares in connection with our recent acquisitions, in which case, we may have to make these payments in cash.

We may not have sufficient cash on hand to fund these payments and may not be able to raise adequate funding in time and on terms acceptable to us, if at all, to fund these payments. As a result, our liquidity position, financial condition and results of operations may be materially and adversely affected.

     Our limited operating history may not provide an adequate basis to judge the viability of our business, the effectiveness of our management and our future profitability and prospects, and our successive acquisitions make evaluating our business prospects difficult.

While we commenced our operations in 2003, our radio business was formed through our acquisition of Daren in November 2005 and all our other businesses were formed through acquisitions that took place in or after October 2007. Our limited operating history, particularly with respect to our outdoor advertising and television advertising businesses, may not provide a meaningful basis for you to evaluate our business, financial condition, results of operations and prospects.

Furthermore, our successive acquisitions and rapid expansion make comparisons of our historical data difficult. For example, although we have sustained losses in the past, including in 2006 through the nine months ended September 30, 2009, we have experienced growth in recent financial periods primarily due to our successive acquisitions. Such growth may not be sustainable or indicative of our future growth potential.

In addition, we face numerous risks, uncertainties and difficulties typically encountered by companies at early stages of development, as a result of which we may not be able to, among others:

•	successfully manage the expansion of our operations, including the integration of companies we acquired or may acquire in the future, and raise sufficient capital to sustain and expand our businesses and to complete pending or new acquisitions;

•	increase brand awareness of our cross-media platform;

•	successfully expand into new advertising channels or adopt new media formats;

•	retain existing advertising clients and attract new ones; or

•	adapt to competitive market conditions.

If we fail to address any of these or other risks, uncertainties and difficulties, our business may be materially adversely affected.

     The pro forma consolidated financial information is not necessarily reflective of what our actual financial results would have been had the businesses acquired been under common management during the periods presented in the pro forma financial information, and our actual financial results for future periods may differ significantly from the pro forma financial results.

The unaudited pro forma consolidated financial information presented in this prospectus was prepared in accordance with the relevant rules and regulations promulgated by the SEC. Such information includes all adjustments that our management believes are necessary for a fair presentation of the pro forma operating results in the historical periods. In preparing the unaudited pro forma consolidated financial information, our management has made certain assumptions, such as the anticipated allocation of purchase price and amortization of related intangible assets. In addition, it is impossible to quantify and reflect the impact of the combinations on results of operations in periods prior to the combinations actually occurring. Furthermore, one of the acquisitions to which the unaudited pro forma financial information gives pro forma effect is pending completion. Because of these uncertainties, the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have been reported had the events for which pro forma effect has been given actually occurred on the dates specified, nor are they necessarily indicative of our future results of operations.

     We have not achieved profitability and may continue to sustain losses.

We incurred net losses attributable to common shareholders of $5.2 million, $3.3 million, $7.4 million, $5.9 million and $0.1 million in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively. Our initial loss in 2006 resulted principally from loss from operations and loss from associates. In 2007, our loss was primarily due to loss from operations. In 2008, our loss primarily resulted from loss from operations and impairment loss on marketable securities. In the nine months ended September 30, 2009, our loss was mainly due to income tax expenses. We may not be able to achieve or maintain profitability in the near term, or at all. Our ability to achieve and maintain profitability depends, in part, on the integration of acquired businesses, the growth rate of the advertising market in China, the continued acceptance of our advertising solutions, the pricing trends of advertising services and the competitiveness of our solutions, as well as our ability to provide new advertising solutions to meet the demands of our clients. In addition, our ability to achieve or maintain profitability could also be adversely affected by significant increases in operating and other costs and expenses. For example, as a result of the grant of new share options and the reduction in the exercise prices of share options previously granted on December 31, 2009, our estimated compensation expenses for share options to be recognized over the next few years increased by $8.7 million on December 31, 2009. If we fail to increase our revenues at our anticipated rates or our operating costs and expenses increase without a commensurate increase in our revenues, our business, financial condition and results of operations will be negatively affected.

     If we fail to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our expansion strategies or meet the demands of our advertising clients and our business and prospects may suffer.

We have recently experienced a period of rapid growth and expansion that has placed, and will continue to place, substantial demands on our management personnel, systems and resources. We expect to continue our expansion to address growth in demand for our advertising services, including demands of our advertising clients for a broader and more diverse set of service offerings, and to capture new market opportunities. In particular, managing our growth will require our ability to, among other things:

•	achieve cross-selling on our integrated cross-media platform;

•	maintain continued constructive relationships with television stations, radio stations, other media providers and Internet and value-added telecommunications service providers;

•	maintain and develop relationships with property owners, managers and administrators and other location providers;

•	maintain and develop relationships with third-party suppliers of desirable content;

•	broaden our service offerings and increase sales of higher margin service offerings;

•	continue identifying and obtaining concession rights to or leasing for new and attractive advertising locations or media formats on commercially acceptable terms;

•	control operating expenses and increase operational efficiency;

•	significantly expand our capital expenditures to pay for the installation or leasing of new media formats;

•	obtain related governmental approvals, which typically include approvals from branches of the State Administration for Industry and Commerce, or the SAIC;

•	strengthen financial and management controls and enhance our information technology system; and

•	hire and train new personnel, including sales and marketing personnel.

If we fail to manage our growth successfully, our business and prospects would be materially and adversely affected.

     Our quarterly operating results may fluctuate significantly from period to period in the future.

Our quarterly operating results may fluctuate significantly from period to period depending on numerous factors, including the seasonality of consumer and advertiser spending and corresponding advertising trends in

China. Moreover, the seasonality of consumer and advertiser spending may affect our advertising networks differently. Other factors that may affect our quarterly results include:

•	the loss of exclusive advertising agency arrangements with television stations;

•	the loss of key advertising clients;

•	changes in pricing policies by us or our competitors;

•	variations in the advertising spending cycles of our advertising clients;

•	the timing and market acceptance of new solutions offered by us or our competitors;

•	changes in the industry operating environment;

•	changes in relevant government policies or regulations or their enforcement; and

•	a downturn in general economic conditions in China or internationally.

Many of these factors are beyond our control, making our quarterly results difficult to predict, or fluctuate, which could cause the trading price of our ADSs to decline below investor expectations. If our revenues for a particular quarter are lower than we expect, we may be unable to reduce our operating expenses for that quarter by a corresponding amount, which would harm our operating results for that quarter relative to our operating results from other quarters. You should not rely on our financial results for prior periods as an indication of our future performance.

     We derive substantially all of our revenues from advertising, and the advertising market is volatile and sensitive to changes in economic conditions and advertising trends.

Most of our business divisions, including our outdoor advertising network, radio network and television advertising platform, derive substantially all of their revenues from the provision of advertising and related services. Advertising spending is volatile and sensitive to changes in the economy. Our advertising clients may reduce the amount they spend on our media channels or agency services for a number of reasons, including:

•	a downturn of economic conditions in China or elsewhere in the world;

•	a decline in the economic conditions of the areas covered by our advertising networks;

•	a downturn in our clients’ industries or businesses;

•	a decision to shift advertising spending to other media and platforms;

•	a deterioration in the ratings of our radio programs and the programs of the television channels for which we act as exclusive advertising agent; or

•	a decline in advertising spending in general.

A decrease in demand for advertising in China in general and for our advertising services in particular would materially and adversely affect our business, financial condition, results of operations and prospects.

     We have been, and may continue to be, dependent on a limited number of clients for a significant portion of our revenues, and a loss of our significant clients may materially and adversely affect our results of operations.

A small number of clients have historically accounted for a significant portion of our revenues. In 2006, one client accounted for 25.2% of our total revenues. In 2007, another client accounted for 19.0% of our total revenues. In 2007, 2008 and the nine months ended September 30, 2009, our five largest clients collectively accounted for approximately 48.4%, 25.8% and 33.6% of our total revenues, respectively. We may continue to be dependent on a small number of our clients for a substantial portion of our revenues in the future.

Advertisers generally are able to reduce advertising and marketing spending or cancel advertising campaigns at any time for any reason. If we lose one or more of our largest advertising clients, if one or more of them reduce their spending on our advertising services, or if we fail to maintain our relationships with advertising agencies through which we sell advertising services to our advertising clients, to the extent these clients are not replaced by new client accounts or an increase in business from existing clients, our revenues could significantly decline and our business, financial condition and results of operations could be materially and adversely affected. Moreover, we do not enter into long-term agreements with most of our clients and cannot assure you that we will be able to continue selling our advertising services to them. In addition, our dependence on a small number of clients makes us vulnerable to delays in payments from these clients. We are required under our exclusive advertising agency arrangements with television stations to make pre-determined monthly payments to the television stations regardless of whether we receive payments from our advertising clients. If one or more of our major clients are delinquent in their payments to us for a significant period of time, our financial condition may be materially harmed.

In addition, substantially all of our five largest advertising clients in each of 2007, 2008 and the nine months ended September 30, 2009 were represented by their respective advertising agencies in purchasing and placing advertisements with us. The advertising agencies generally exercise considerable influence over the way the advertising budgets of their advertising clients are spent and in the selection of various media for the delivery of advertisements. Our ability to maintain and manage relationships with these advertising agencies, which are vitally important to our ability to source business from their advertiser clients, is subject to various uncertainties. These uncertainties include changes in relationship personnel at such advertising agencies, which are often beyond our control.

     A majority of our revenues is currently concentrated in Beijing and Shanghai. If either or both of these two cities experience an event negatively affecting its advertising industry, our business and results of operations could be materially and adversely affected.

A majority of our revenues are currently concentrated in Beijing and Shanghai, two of China’s major cities. In 2008 and the nine months ended September 30, 2009, more than 77.5% and 91.9%, respectively, of our revenues were derived from these two cities. We expect that we will continue to generate significant revenue from our business in these two cities. Therefore, any event negatively affecting the advertising market in any one of these cities, such as a serious economic downturn, severe weather conditions and other natural disasters, contagious disease outbreaks or changes in government policy materially limiting our advertising media, could materially and adversely affect our business and results of operations.

     If advertisers or consumers do not accept, or lose interest in, our outdoor advertising network, we may be unable to generate sufficient cash flow, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

The market in China for our outdoor advertising networks is relatively new and its potential is uncertain. Our success in outdoor advertising depends on the acceptance of our advertising network by our advertising clients and their continuing interest in our network as a component of their advertising strategies. Our success in outdoor advertising also depends on consumers being receptive to our advertising network. Advertisers may choose not to use our advertising services if they believe that consumers are not receptive to our advertising network or that our advertising network is not as effective as other competing forms of media networks. Likewise, consumers may find our residential light-box network to be intrusive. This could cause property owners or administrators to prohibit us, or further restrict us, from operating our advertising network on their properties, which may materially and adversely affect our business and prospects.

Furthermore, advertisers’ willingness to purchase our advertising services depends in part on the viewing public’s response to the advertisements. However, it is difficult to track the viewing public’s response to the advertisements placed on our outdoor advertising network. If we fail to adequately track the viewing public’s response, particularly with respect to tracking the demographics of the viewers most receptive to those advertisements, we will not be able to provide sufficient feedback and data to existing and potential advertising clients to help us generate demand and determine pricing. Without improved market research, advertising clients may reduce their use of our outdoor advertising network. If a substantial number of our advertising clients lose interest in our outdoor advertising network for these or other reasons, we will be unable to generate sufficient revenues and cash flow to operate our outdoor advertising business, and our business, financial condition, results of operations and prospects could be materially and adversely affected.

     If we are unable to retain or obtain desirable placement locations for our media formats or desirable displays on commercially acceptable terms or at all, or if the supply of desirable locations or displays diminishes, we may have difficulty maintaining or expanding our outdoor advertising network, and our operating margins and earnings could decrease significantly.

Our ability to generate revenues for our outdoor advertising business depends upon our ability to provide a broad advertising network covering residential, commercial and other locations in China that are attractive to advertisers. This, in turn, requires that we develop and maintain business relationships with the property owners, managers or administrators of the locations covered by our residential light-box network and the owners or operators of the leased billboards and other displays comprising our commercial billboard and display network. A majority of our display placement agreements with property owners, managers or administrators have five-year terms. The billboard/display leasing agreements with billboard or display owners or operators generally range from several months to three years. Some of our display placement agreements generally give us the right to renew on terms no less favorable than those offered by competing bidders. However, we may not be able to maintain our relationships with property owners, managers or administrators or billboard/display owners or operators on commercially acceptable terms, if at all. For example, some of the billboard/display leasing agreements allow the billboard/display owners or operators to terminate the relevant agreements early, without compensation to us, if there are changes in government planning policies regarding outdoor advertising facilities or other specified reasons. We also operate our residential light-box network in Shanghai pursuant to an approval from the local government authority that does not have a specified term and that may terminate at any time at the government’s discretion. If we fail to maintain these business relationships with the property owners, managers or administrators of the locations covered by our outdoor advertising network, or if a significant number of our display placement agreements, billboard/display leasing agreements or governmental approvals are terminated or not renewed for any reason, advertisers may find our outdoor advertising services unattractive and may not wish to purchase our services, which would materially and adversely affect our business and prospects.

Our outdoor media costs currently include concession fees that we pay to residential property owners, managers or administrators under our display placement agreements, leasing fees under our billboard/display leasing agreements, maintenance and monitoring fees and other associated costs, and comprise a significant portion of our cost of revenues. In the future, we may need to increase the amount of fees that we pay to obtain new locations and leases, renew existing locations and billboard/display leases, and secure favorable exclusivity and renewal terms. In addition, property owners, managers or administrators may charge increasingly higher concession fees, or demand other compensation arrangements, such as revenue or profit sharing. Any such increase in outdoor media costs may result in a significant decrease in our operating margins and earnings.

     If we fail to obtain, maintain or renew certain governmental approvals or registrations for our outdoor advertising operations, we may not be able to continue to operate all or a portion of our outdoor advertising business or expand this business, which could materially and adversely affect our business and prospects.

Under the Provisions on the Registration Administration of Outdoor Advertisements, all outdoor advertisements must be registered with the local branches of the SAIC above county level and outdoor advertising registration certificates be obtained prior to their publication. In addition, certain of the cities where we and the entities acquired by us operate outdoor advertising business, including Shanghai, Beijing and Guangzhou, have local regulations for outdoor advertising operations, including approval requirements for placement of outdoor advertising displays and restrictions or prohibitions on outdoor advertisements in certain areas or through certain facilities. See “Regulation — Regulations on the Advertising Industry — Outdoor Advertising.” Furthermore, local governments may, from time to time, adopt measures to suspend or tighten the approvals of, registrations for, or impose further restrictions on, outdoor advertising operations for political, public policy, administrative or other consideration. For instance, on April 22, 2008, the Shanghai City Appearance and Environmental Sanitation Bureau issued an emergency notice suspending all approvals for the placement of outdoor advertising displays in Shanghai, including any renewals of approvals, and requiring the immediate cessation of the construction of all outdoor displays. While our then-existing outdoor displays in Shanghai were largely unaffected, this regulation may pose potential problems for the development of our outdoor advertising business in that city.

We may not always be able to obtain, maintain and renew the relevant approvals or registrations, including the approval for placement of outdoor advertising displays and outdoor advertising registration certificates that are required to operate our outdoor advertising business. For example, due to the April 2008 emergency notice referred to above, we are currently unable to register some of our outdoor displays and the associated advertisements with the local branches of the SAIC in Shanghai. In addition, some of the advertisements placed on our commercial billboard and display network have not been registered with the relevant local branches of the SAIC. If we fail to obtain the requisite registration, the relevant local SAICs may impose administrative sanctions on us, such as fines and confiscation of our advertising income. As a result of such sanctions, we may also have to discontinue the operation of the affected outdoor displays and all unregistered outdoor advertisements.

     Neither we nor Yarun have long-term agreements with the television stations for which we or Yarun act as exclusive advertising agent on specific channels or programs. Failure to renew those agreements upon expiration could materially and adversely affect our or Yarun’s business, results of operations, financial condition and prospects.

Television advertising services are a significant part of our business. Our television advertising services currently are focused on acting as the exclusive agent to sell all the advertising time slots around two television programs. Yarun, the acquisition of which is pending, has entered into agreements with three television stations or their agents to obtain the exclusive agency rights to sell advertising time slots for two entire television channels and the right to jointly sell advertising time slots for three programs on another television channel. The terms of our and Yarun’s advertising agency agreements with television stations or their agents range from one to three years. These agreements may not always be renewed upon expiration. For example, a television station may decide not to renew an agreement due to its intention to award the agreement to an advertising agent competing with us or Yarun or due to changes in its internal practice or policy of using external exclusive advertising agents. We or Yarun may also elect not to renew the relevant agreements if the terms and conditions for renewal are not commercially attractive or desirable. If any of these agreements is not renewed upon expiration and is not replaced by similar new agreement(s) or increase in revenues under existing agreements, our or Yarun’s revenues from the television advertising business could significantly decline and our or Yarun’s business, results of operations, financial condition and prospects could be materially and adversely affected. The acquisition of Yarun may not be ultimately consummated and, if consummated, is expected to be completed following this offering. See “Recent Acquisitions — Broadcast Network and Internet and Interactive Services — Yarun.”

     Our broadcast and Internet and interactive services could be materially and adversely affected if the target audience and viewers do not continue to accept our radio or the programs of the television channels for which we or Yarun act as an exclusive advertising agent.

Our radio and Internet and interactive businesses and the television channels for which we or Yarun, the acquisition of which is pending, act as an exclusive advertising agent target affluent consumers in urban areas in China. The popularity of the radio and interactive programs offered by us or the television programs offered by our radio business and the relevant television channels is one of the reasons that we and Yarun are able to sell advertisements around these programs. As such targeted audience and viewers are highly desirable to us and Yarun as well as our competitors, attracting and retaining a loyal following for the media offerings of our radio business and the relevant television channels pose ongoing challenges for us and Yarun. The taste and preferences of such targeted demographics may change frequently and dramatically. In addition, we and Yarun may not have control over the availability or scheduling of the relevant television programs, and such programs may be shortened, cancelled or rescheduled to time slots that are less attractive to advertisers. If the quality, or the perceived quality, of the media offerings of our radio and Internet and interactive services and the relevant television channels declines and we or the relevant television channels fail to continue to attract those targeted audience and viewers due to change in the taste or preferences of the targeted demographics, change in time slots of the programs or otherwise, our or Yarun’s operating results may be adversely affected. The acquisition of Yarun may not be ultimately consummated and, if consummated, is expected to be completed following this offering. See “Recent Acquisitions — Broadcast Network and Internet and Interactive Services — Yarun.”

     Some businesses of our company and the entities to be acquired by us rely on key business relationships, and if key business partners fail to perform, terminate or materially alter any of their contractual arrangements with us or these entities for any reason, these businesses could be disrupted and our reputation may be harmed.

Some businesses of our company and the entities to be acquired by us rely on key business relationships. For example, we rely on a business partner in securing the rights to place outdoor displays in residential communities and university campuses in Shanghai. In addition, WinClick generates a significant portion of its revenues from fees for mobile value-added services, or MVASs, paid by mobile phone users. All MVASs marketed through WinClick’s affiliate marketing platform are placed via the mobile network of China Mobile Communications Corporation and its subsidiaries, or, collectively, China Mobile. WinClick bills and collects fees relating to such MVASs through China Mobile.

If those key business partners fail to perform or decide to terminate any of their agreements with us or the entities to be acquired by us for any reason (including, for example, a breach of contract or the lack of proper regulatory approvals), increase their service fees or other charges, limit our ability to or prevent us from using its network or services, impose monetary penalties, refuse to extend or renew their agreement or to enter into a similar agreement, or otherwise materially alter the contractual arrangements, the ability of these businesses to carry on operations and cross-sell advertising services among our different media platforms may be impaired. Depending on the circumstances, the consequences could be far-reaching and detrimental to our business operations, reputation and future growth potential. For example, China Mobile recently suspended cooperation with one of WinClick’s affiliates for violations of China Mobile’s content policies. Furthermore, in response to a recent PRC government campaign against unhealthy content being carried on mobile networks, China Mobile has suspended billing and collection services relating to certain wireless application protocol, or WAP, -based MVASs for MVAS providers, including many of WinClick’s advertisers. WinClick’s business has been materially adversely affected as a result of these actions. It currently remains unknown whether and when China Mobile will resume the billing and collection services for those WAP-based MVASs. See “Business — Our Cross-Media Platform — Internet and Interactive Services — WinClick’s Wireless-Based Affiliate Marketing Platform.”

     We may be subject to liabilities for advertisements produced by us or displayed on our media channels.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute is fair and accurate and is in full compliance with applicable law. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving severe violations, the PRC government may revoke a violator’s license for advertising business operations and a criminal penalty may be imposed.

We are obligated under PRC laws and regulations to monitor the advertising content that is shown, displayed or printed on or distributed through any of our media channels for compliance with applicable law. In our broadcast network businesses, we are typically responsible for compliance with applicable laws, rules and regulations with respect to advertising content that we provide to the television or radio stations. Furthermore, for advertising contents related to specific types of products and services, such as alcohol, tobacco, cosmetics, pharmaceuticals and medical facilities, we are required to confirm that our advertising client has obtained requisite government approvals, including the advertiser’s operating qualifications, proof of quality inspection of the advertised products, government pre-approval of the contents of the advertisement and filing with the local authorities.

Civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the advertisements displayed on our advertising network. While we typically have contractual rights to be indemnified by the relevant advertisers for our losses and damages resulting from such claims, enforcement of such rights could be costly and indemnification recovered may not be sufficient to compensate for our losses. In addition, if such claims are filed against us, our reputation may also be harmed.

     The PRC government may prevent us or the entities to be acquired from producing or distributing, and we or they may be liable for, content that it believes is inappropriate.

The media sector in China is highly regulated and closely monitored by various government agencies in China, in particular the State Administration of Radio, Film and Television, or the SARFT. China has enacted laws and regulations governing the production and distribution of news, information or other broadcasting content. In the past, the PRC government has stopped the production or distribution of information or content that it believes violates PRC law and the media entities in breach of these laws have been severely reprimanded. The SARFT would prohibit information and content from being distributed through the media, if the SARFT were to find the information or content inappropriate. Inappropriate content includes, among others, information that threatens the unity, sovereignty and territorial integrity of China, endangers national security, incites violence and uprising, propagates obscenity or undermines public morality. In addition, the SARFT has published regulations that subject media operators to potential liability for content distributed through their broadcast or print media.

It may be difficult to determine the type of content that may result in liability. PRC government censorship is carried out on a case-by-case basis, often without consistency among the cases and without explanation. In addition, the PRC government may launch campaigns and issue new policies with respect to control and censorship of the media sector, which may lead to more stringent interpretation or enforcement of regulations. For example, the Ministry of Industry and Information Technology, or MIIT, initiated a campaign in late 2009 against transmission of unhealthy content through mobile networks and has adopted certain measures, including, among other things, requesting all the mobile network operators in China to inspect MVAS providers and MVAS marketing channels, censor advertisements and other content and develop systems to filter “harmful” content.

If the content created or distributed by our company or the entities to be acquired by us is deemed to have violated any content restriction, we or such entities would not be able to continue to create or distribute the content and could be subject to penalties, including confiscation of income, fines, suspension of business and revocation of licenses for operating media services, which would materially and adversely affect our or their business, financial condition and results of operations.

     We may be exposed to intellectual property infringement and other claims by third parties that, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations.

The success of our radio business and our Internet and interactive services depends, in part, on our ability to use copyrighted works without infringing third-party intellectual property rights. As we expand our service offerings, and as litigation becomes more common in China, we face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. Our current or potential competitors, many of which have substantial resources, may have or may obtain intellectual property protection that will prevent, limit or interfere with our ability to offer additional service offerings in China. Moreover, the defense of intellectual property suits, including copyright infringement suits, and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our management personnel. Furthermore, an adverse determination in any such litigation or proceedings to which we may become a party could cause us to:

•	pay damage awards;

•	seek licenses from third parties;

•	pay ongoing royalties;

•	redesign our service offerings; or

•	be subjected to injunctions,

each of which could effectively prevent us from pursuing some or all of our radio business and Internet and interactive services, and result in our clients or potential clients deferring, limiting or discontinuing their purchases of our service offerings, which could have a material adverse effect on our financial condition and results of operations.

     Our failure to protect our intellectual property rights could have a negative impact on our business, competitive position and prospects.

We believe our brand, trade names, trademarks and other intellectual property are important to our success. The success of our business depends in part upon our continued ability to use our brand, trade names and trademarks to increase brand awareness and to further develop our brand. The unauthorized reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill. We are also susceptible to competitors’ emulating our business model and methods. Preventing the unauthorized use of our intellectual property is difficult, time-consuming and expensive, and may divert significant management and staff resources from our business and operations. Misappropriation of our content, trademarks and other intellectual property rights could also divert significant business to our competitors. Any litigation or proceeding or other efforts to protect our intellectual property rights could result in substantial costs and diversion of our resources and could seriously harm our business and operating results. Furthermore, the degree of future protection of our intellectual property rights is uncertain and may not adequately protect our rights or permit us to gain or keep our competitive advantage. To our knowledge, the relevant authorities in China have historically not protected intellectual property rights to the same extent as the United States. If we are unable to adequately protect our brand, trade names, trademarks and other intellectual property rights, our business, competitive position and prospects may be materially and adversely affected.

     We have no business liability, interruption, litigation or casualty insurance coverage, which may result in our incurring substantial costs and the diversion of resources.

Insurance companies in China offer limited business insurance protection and do not, to our knowledge, offer general business liability insurance. While business interruption insurance is available to a limited extent in China, we have determined that the cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to subscribe to such insurance. Furthermore, we do not maintain any third-party liability insurance coverage or any insurance coverage for damage arising from accidents that occur during the course of our operations, including the collapse of outdoor displays or other media formats that we operate. As a result, we may have to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our financial condition and results of operations.

     We may become a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. investors.

Based upon the past and projected composition of our income and valuation of our assets, including any goodwill, we do not expect to be a passive foreign investment company, or PFIC, for 2010 or in the near future, although there can be no assurance in this regard. If, however, we were a PFIC, such characterization could result in adverse United States federal income tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, our U.S. investors will become subject to increased tax liabilities under United States federal income tax laws and regulations and will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for United States federal income tax purposes if either: (i) 75% or more of our gross income in a taxable year is passive income, or (ii) the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%. The calculation of the value of our assets will be based, in part, on the then-market value of our ADSs, which is subject to change. We cannot assure you that we will not be a PFIC for 2010 or any future taxable year. As the determination of PFIC status requires extensive factual investigation, including ascertaining the fair market value of our assets on a quarterly basis and the character of each item of income we earn, this determination, although ultimately legal in nature, is beyond the scope of legal counsel’s role and, accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status.

     We and our independent registered public accounting firm, in the course of auditing our financial statements, noted one material weakness and one significant deficiency in our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results in accordance with U.S. GAAP may be materially and adversely affected. In addition, investor confidence in us and the market price of our ADSs may decline significantly if we or our independent registered public accounting firm conclude that our internal control over financial reporting is not effective.

Prior to this offering, we have been a private company with a short operating history and limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In the course of auditing our consolidated financial statements for the three years ended December 31, 2008 and nine months ended September 30, 2009, we and our independent registered public accounting firm identified one material weakness and one significant deficiency in our internal control over financial reporting, as defined in AU 325, Communicating Internal Control Related Matters Identified in an Audit, of the AICPA Professional Standards. A material weakness is a deficiency, or combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our company’s financial statements will not be prevented, or detected and corrected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance.

The material weakness identified relates to the lack of sufficient accounting personnel with appropriate understanding of U.S. GAAP accounting issues and the SEC reporting requirements. The significant deficiency relates to the lack of standard chart of accounts and written accounting manual and closing procedures to facilitate preparation of financial statements under U.S. GAAP for financial reporting purposes. The material weakness resulted in audit adjustments and corrections to our financial statements.

We plan to take initiatives to improve our internal control over financial reporting and disclosure controls, including (i) establishing an audit committee to oversee the accounting and financial reporting processes as well as external and internal audits of our company, (ii) establishing an internal audit function, (iii) hiring additional qualified professionals with relevant U.S. GAAP accounting experience for our finance and accounting department at both headquarters and subsidiaries levels, (iv) providing additional accounting and financial reporting training for our existing personnel, (v) standardizing our accounting systems by introducing additional programs and procedures, (vi) formalizing and standardizing policies and procedures in relation to period-end-closing and financial reporting at both headquarters and subsidiaries levels and (vii) increasing the level of interaction among our management, audit committee and other external advisors. However, the implementation of these initiatives may not fully address the material weakness and significant deficiency in our internal control over financial reporting. In addition, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate in satisfying our reporting obligations. Our failure to cure the material weakness and significant deficiency or our failure to discover and address any other weaknesses or deficiencies may result in inaccuracies in our financial statements in accordance with U.S. GAAP or delay in preparing our financial statements. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Ineffective internal control over financial reporting could also expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which our ADSs are listed, regulatory investigations or civil or criminal sanctions.

Upon the completion of this offering, we will become a public company in the United States that is, or will be, subject to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The SEC, as required under Section 404 of the Sarbanes-Oxley Act, or Section 404, has adopted rules requiring public companies to include a report of management on the effectiveness of these companies’ internal control over financial reporting in their annual reports. In addition, an independent registered public accounting firm must report on the effectiveness of public companies’ internal control over financial reporting. These requirements will first apply to us beginning with our annual report on Form 20-F for the fiscal year ending December 31, 2010. Our management may conclude that our internal control over financial reporting is not effective due to our failure to cure the identified material weakness and significant deficiency or otherwise. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may not conclude that our internal control over financial reporting is effective or may issue a report that is qualified if it is not satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, during the course of the evaluation, documentation and testing of our internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the SEC for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act, our independent registered public accounting firm may determine that our internal control over financial reporting is not effective or it may decline to attest to the effectiveness of our internal control over financial reporting.

     We may be required to record a significant charge to earnings if our goodwill or acquired intangible assets are determined to be impaired.

We are required under U.S. GAAP to review our goodwill and amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill and intangible assets with indefinite lives are required to be tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or acquired intangible assets may not be recoverable include, but are not limited to, a decline in stock price and market capitalization and slower growth rates in our industry. Should the carrying value of our goodwill or acquired intangible assets be determined to be impaired, their carrying value would be written down. We have recorded significant goodwill and intangible assets relating to our recent acquisitions. As of September 30, 2009, our goodwill and acquired intangible assets were $15.7 million and $2.4 million, respectively. We may record additional goodwill as the amount of the remaining consideration to be paid in connection with our recent acquisitions becomes ascertainable. Because we cannot ensure the future profitability of the acquired entities, we may be required to record a significant charge to earnings in our financial statements during the period in which our goodwill or acquired intangible assets is determined to be impaired, which would adversely affect our operating results.

     Our business depends substantially on the continuing efforts of our key personnel, including senior management and other key employees and skilled staff, and our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of our senior management. In particular, we rely on the expertise and experience of Peter B. Brack, our co-founder, Chairman and Chief Executive Officer, Ying Zhu, our co-founder, President, General Manager and director, Robert W.H.S. Yung, our co-founder, Chief Marketing Officer and director, Thomas H.K. Mak, our Chief Financial Officer and Qingchun Wang, our Chief Operating Officer. We rely on their industry expertise, their experience in our business operations and sales and marketing, and their working relationships with our employees, our other major shareholders, our clients and relevant regulatory authorities. We face competition for personnel from other advertising and media companies and other organizations. Competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain them, which could materially and adversely affect our results of operations. We may be unable to attract or retain the personnel required to achieve our business objectives, and failure to do so could severely disrupt our business and prospects. In addition, the process of hiring qualified personnel is often lengthy. If our recruitment and retention efforts are unsuccessful in the future, it may be more difficult for us to execute our business strategies.

Though we maintain key-person life insurance for certain members of our senior management, proceeds available from such insurance coverage may not be able to fully compensate us for the loss of their services. If one or more of our senior management or other skilled personnel are unable or unwilling to continue in their present positions, we may not be able to locate suitable or qualified replacements. As a result, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit and train new personnel. Each of our executive officers has entered into an employment agreement with us, which contains confidentiality and non-competition provisions. If any disputes arise between our executive officers and us, these agreements may be unenforceable in China, where these executive officers reside and hold most of their assets, in light of the uncertainties in China’s legal system. See “— Risks Relating to the People’s Republic of China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.”

     If we grant additional share options, restricted shares or other share-based compensation in the future, our operating results could be materially and adversely affected.

As of February 28, 2010, we had outstanding share options to purchase 2,133,004 of our common shares under our employee share option scheme. In addition, we may issue additional share options in the future to our employees under our founders share option scheme or 2010 Stock Incentive Plan. See “Management — Share Option Schemes.” We account for share-based compensation in accordance with the new share-based payments guidance under U.S. GAAP which requires a company to recognize, as an expense, the fair value of share options and other share-based compensation based on the fair value of equity-classified awards on the date of the grant, with the compensation expense recognized generally over the period in which the recipient is required to provide service in exchange for the equity award. For example, as a result of the grant of new share options and the reduction in the exercise prices of share options previously granted on December 31, 2009, our estimated compensation expenses for share options to be recognized over the next few years increased by $8.7 million on December 31, 2009. If we grant additional options, restricted shares and other equity incentives to our employees or other personnel in the future, we could incur significant compensation expenses that could materially reduce our net income, and your investment in our ADSs could be significantly diluted.

Risks Relating to Our Structure

     If the PRC government finds that the agreements that establish the structure for operating a significant portion of our China businesses do not comply with PRC governmental restrictions on foreign investment in the media industry, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Substantially all of our operations are conducted through both operating subsidiaries in China, and through our contractual arrangements with one of our consolidated variable interest entities, Wanli, and its shareholders in China. PRC regulations currently prohibit or restrict foreign ownership of media, advertising and Internet-based service companies. For a description of these regulations, see “Regulation — Regulations on Foreign Investment in the Media, Advertising and Telecommunications Industries.” We have entered into contractual arrangements with our consolidated variable interest entities and their shareholders, all PRC citizens, which enable us to, among other things, exercise effective control over our consolidated variable interest entities and their subsidiaries. See “Our Corporate Structure — Contractual Arrangements.” In the opinion of our PRC legal counsel, Fangda Partners, the business operations of our operating subsidiaries in China and our consolidated variable interest entities comply in all material respects with existing PRC laws and regulations. Moreover, the contractual arrangements are, to the extent governed by PRC law, valid, binding and enforceable, and do not violate PRC laws and regulations currently in effect, except for those risks associated with pledge registrations as specified in “— The shareholders of Wanli, our consolidated variable interest entity, may breach or refuse to renew our agreements with them or may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.”

However, if any of us, our subsidiaries, our consolidated variable interest entities and their respective subsidiaries are found to be in violation of any existing or future PRC laws or regulations (for example, if we are deemed to be holding equity interest in Wanli in which direct foreign ownership is prohibited) the relevant PRC regulatory authorities, including the SARFT, the SAIC, which is the primary regulator of the advertising industry in China, or the MOFCOM, which is the primary regulator of foreign investment in China, and the National

Development and Reform Commission, or the NDRC, would have broad discretion in dealing with these violations, including:

•	revoking the business and operating licenses of our PRC operating subsidiaries or consolidated variable interest entities;

•	confiscating relevant income and imposing fines and other penalties;

•	discontinuing or restricting our PRC operating subsidiaries’ or Wanli’s operations;

•	requiring us or our PRC operating subsidiaries or Wanli to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds of this offering to finance our businesses and operations in China; or

•	imposing conditions or requirements with which we or our PRC operating subsidiaries or Wanli may not be able to comply.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

In many cases, existing regulations with regard to investments from foreign investors and domestic private capital in the media industry lack detailed explanations and operational procedures, and are subject to interpretation, which may change over time. Most of these regulations have not been interpreted by the relevant authorities in circumstances similar to our corporate structure. Accordingly, we cannot be certain how the regulations will be applied to our business, either currently or in the future. Moreover, new regulations may be adopted and the interpretation of existing regulations may change, any of which could result in a material and adverse effect on our ability to conduct our business.

     We rely on contractual arrangements with Wanli, our consolidated variable interest entity, and its shareholders for a significant portion of our China operations, which may not be as effective in providing operational control as direct ownership.

We rely on contractual arrangements with Wanli, our consolidated variable interest entity, and its shareholders for certain of our operations in China. For a description of these contractual arrangements, see “Our Corporate Structure — Contractual Arrangements.” These contractual arrangements may not be as effective in providing us with control over Wanli and its subsidiaries as direct ownership. If we had direct ownership of these entities, we would be able to exercise our rights as a shareholder to effect changes in the boards of directors of these entities, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, if Wanli or its shareholders fails to perform its or their respective obligations under these contractual arrangements, we may not be able to enforce the relevant contracts if the contracts are ruled in violation of the PRC laws, even if the contracts are otherwise legal and valid. We may have to incur substantial costs and resources to enforce these contracts and seek legal remedies under PRC law, including specific performance or injunctive relief, and claiming damages, and we may not succeed in these efforts. Accordingly, it may be difficult for us to change our corporate structure or to bring claims against any of Wanli and its shareholders if they do not perform their obligations under their contracts with us.

These contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in China is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

     The shareholders of Wanli, our consolidated variable interest entity, may breach or refuse to renew our agreements with them or may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of Wanli may breach or cause Wanli to breach or refuse to renew the existing contractual arrangements that give us effective control. Conflicts may arise between their dual roles as a shareholder and a contracting party under the contractual arrangements. We cannot assure you that when conflicts of interest arise, they will act in the best interests of our company or that conflicts of interests will be resolved in our favor. We have made long-term loans in an aggregate principal amount of RMB18 million ($2.6 million) to these shareholders. We extended these loans to help them fund the initial capitalization and additional capitalization of Wanli. The security on the loans is limited to their pledge of the shares of Wanli. Under the Property Rights Law of the PRC promulgated on March 16, 2007, or the Property Rights Law, which came into effect on October 1, 2007, a pledge of equity interest can only be valid after such pledge is registered at the relevant local branches of the SAIC. We are in the process of applying for such pledge registrations. However, our share pledges may be deemed ineffective before we register them under the Property Rights Law. We rely on the shareholders of Wanli to abide by the contract laws of China and honor their contracts with us. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of Wanli, we would have to rely on legal proceedings, which could result in significant disruptions to our business and the outcome of which often involves substantial uncertainty.

     Contractual arrangements entered into among our subsidiaries, our consolidated variable interest entity and its shareholders may be subject to audit or challenge by the PRC tax authorities, and a finding that any of our subsidiaries or consolidated variable interest entity owes additional taxes could materially and adversely impact our financial condition and results of operations.

Under applicable PRC laws, rules and regulations, arrangements and transactions among related parties may be subject to audits or challenges by the PRC tax authorities. We are not able to determine whether any of our transactions with our consolidated variable interest entities and their shareholders will be regarded by the PRC tax authorities as arm’s length transactions. To our knowledge, the PRC tax authorities have not issued a ruling or interpretation on how to determine an arm’s length transaction in this context. The relevant tax authorities may determine that our contractual relationships with our consolidated variable interest entities and their shareholders were not entered into on an arm’s length basis. If the PRC tax authorities determine that any of the transactions entered into among our subsidiaries, our consolidated variable interest entities, and their shareholders are not on an arm’s length basis, or result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, the PRC tax authorities may adjust the income, expenses, profits and losses of such affiliated consolidated entities, which could in turn increase our tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties for under-paid taxes. Our net income may be adversely and materially affected if the tax liabilities of any of our subsidiaries and Wanli increase or if it is found to be subject to late payment fees or other penalties.

Risks Relating to the People’s Republic of China

     Adverse changes in economic policies of the PRC government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for our products and services and materially and adversely affect our business.

Substantially all of our assets are located in and substantially all of our revenues are sourced from the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally, including the overall economic growth in China.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces in the economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on us. For example, our operating results and financial condition may be adversely affected by changes in tax regulations that are applicable to us.

     An economic slowdown in China may reduce the demand for our services and have a material adverse effect on our financial condition, results of operations and business prospects.

We conduct most of our business and generate substantially all of our revenues in China. As a result, economic, political and legal developments in China have a significant effect on our financial condition and results of operations, as well as our future prospects. In recent years, the PRC has been one of the world’s fastest growing economies in terms of gross domestic product, or GDP, growth. However, the global financial crisis that unfolded in 2008 and has continued during 2009 has led to China’s economic growth slowing substantially. In particular, China’s GDP growth rate in the first quarter of 2009 dropped to 6.1%, the lowest since 1992. The adverse impact of the global financial crisis on the PRC economy may continue or be exacerbated in the future. We have seen the business operations of some of our subsidiaries impacted as China’s economic growth slows down. For instance, we generally experienced longer collection cycles for our accounts receivable during this period. Any further slowdown in the economic growth of China could lead to further reduced business activities, reduced advertising spending, and reduced demand for our services, which could materially and adversely affect our business, as well as our financial condition and results of operations.

     Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which legal decisions have limited value as precedents. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. Each of our PRC operating subsidiaries, Redgate Interactive Advertising (Beijing) Co., Ltd., or Redgate Interactive, and Redgate Media (Beijing) Co., Ltd., or Redgate Beijing, is a foreign-invested enterprise and is subject to laws and regulations applicable to foreign investment in China as well as laws and regulations applicable to foreign-invested enterprises. These laws and regulations change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protections that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts we have entered into. As a result, these uncertainties could materially adversely affect our business and operations.

     Any requirement to obtain prior CSRC approval could delay this offering and failure to obtain this approval, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ADSs, and could also create uncertainties for this offering.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, or the SAT, the SAIC, the China Securities Regulatory Commission, or the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, include provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of an application and supporting documents with the CSRC.

The application of the M&A Rules with respect to this offering remains unclear. Our PRC counsel, Fangda Partners, has advised us that, based on their understanding of the current PRC laws, regulations and rules and the procedures announced on September 21, 2006, since we are not established or controlled by PRC entities or citizens and hence should not be considered as an offshore special purpose vehicle under the M&A Rules, we are not required by the M&A Rules to apply to the CSRC for approval of the listing and trading of our ADSs on a U.S. stock exchange, unless we are clearly required to do so by any rules promulgated in the future. See “Regulation — Regulation of Overseas Listings.”

     PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activities, and a failure by our prospective shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our prospective PRC resident shareholders to liability under PRC law.

The SAFE promulgated the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or the SAFE Notice 75, on November 1, 2005, which was further supplemented by two implementation notices issued by the SAFE on November 24, 2005 and May 29, 2007, respectively. The SAFE Notice 75 requires PRC residents and PRC corporate entities to register with and obtain approvals from relevant PRC government authorities in connection with their direct or indirect offshore investment activities. As of November 30, 2009, we were not aware of any PRC resident shareholders of our company. However, these regulations may apply to our prospective shareholders who are PRC residents in connection with our prior and any future acquisitions.

The SAFE Notice 75 required registration of direct or indirect investments previously made by PRC residents in offshore companies prior to the implementation of the SAFE Notice. If a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

We have already notified those PRC residents who may receive our shares after this offering pursuant to the acquisition agreements in connection with our recent acquisitions to make the necessary applications and filings, as required under this regulation. However, as these regulations are still relatively new and there is uncertainty concerning the reconciliation of the new regulation with other approval requirements, it is unclear how the regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. The failure or inability of our future PRC resident shareholders to obtain any required approvals or make any required registrations may subject us to fines and legal sanctions, and prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially adversely affected.

On March 28, 2007, the SAFE released detailed registration procedures for employee stock ownership plans or share option plans to be established by overseas listed companies and for individual plan participants. Any failure to comply with the relevant registration procedures may affect the effectiveness of our employee share option scheme and 2010 Stock Incentive Plan and subject the scheme participants or us to penalties under the PRC foreign exchange regime. These penalties may subject us to fines and legal sanctions or prevent us from making dividend payments, as a result of which our business operations and ability to distribute profits to you could be materially and adversely affected.

     We rely principally on dividends and other distributions on equity paid by our operating subsidiaries to fund cash and financing requirements, and limitations on the ability of our operating subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely principally on dividends and other distributions on equity paid by our operating subsidiaries, Redgate Interactive and Redgate Beijing, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. If Redgate Interactive and Redgate Beijing incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Furthermore, relevant PRC laws and regulations permit payments of dividends by Redgate Interactive and Redgate Beijing only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations.

Under PRC laws and regulations, each of Redgate Interactive and Redgate Beijing is required to set aside 10% of its after-tax profits each year to fund a statutory surplus reserve until the accumulated amount of such reserve has exceeded 50% of its registered capital. Such reserve is not distributable as dividends. As a result of these PRC laws and regulations, each of Redgate Interactive and Redgate Beijing is restricted in its ability to transfer a portion of its net assets to us in the form of dividends. Furthermore, if our subsidiaries and consolidated variable interest entities in China incur debt on their own behalf in the future, the loan agreements governing that debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiaries’ ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiaries and affiliated consolidated entity to pay dividends to us could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

     Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

Substantially all of our revenues have been denominated in Renminbi since 2008. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, Redgate Interactive and Redgate Beijing may purchase foreign exchange for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside of the PRC denominated in foreign currencies or pay dividends in foreign currencies to our shareholders, including holders of our ADSs. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. This could affect the ability of Redgate Interactive and Redgate Beijing to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

     PRC regulation of loans and investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering as intended, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

As an offshore holding company, we may make loans or additional capital contributions to Redgate Interactive and Redgate Beijing, our wholly-owned subsidiaries in China, or make loans to Wanli, our consolidated variable interest entity, and its subsidiaries, in order to utilize the proceeds of this offering in the manner described in “Use of

Proceeds.” Any loans to these PRC entities are subject to PRC regulations and may require registrations or approvals. For example:

•	loans by us to any of Redgate Interactive or Redgate Beijing, as foreign-invested enterprises, cannot exceed statutory limits and must be registered with the SAFE or its branches; and

•	loans by us to any of our consolidated variable interest entity, Wanli, and its subsidiaries, as domestic PRC enterprises, must be approved by the relevant governmental authorities and registered with the SAFE or its branches.

We may also decide to finance such operating subsidiaries by means of capital contributions, and such contributions must be approved by the MOFCOM or its local counterparts. We may not be able to obtain the relevant government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to such operating subsidiaries. If we fail to do so, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

On August 29, 2008, the SAFE promulgated a circular, or SAFE Circular 142, regulating the conversion by a foreign-invested company of foreign currency registered capital into Renminbi by restricting how the converted Renminbi may be used. The SAFE Circular 142 provides that the Renminbi capital converted from foreign currency registered capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, the SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from foreign currency registered capital of a foreign-invested company. The use of such Renminbi capital may not be altered without the SAFE’s approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of the SAFE Circular 142 could result in severe monetary or other penalties. As a result, the SAFE Circular 142 may limit our ability to transfer the net proceeds from this offering to our subsidiaries, our variable interest entities, and their respective subsidiaries in China, which may adversely affect our business expansion, and we may not be able to convert the net proceeds into Renminbi to invest in or acquire any other PRC companies, or establish other variable interest entities in China.

     Fluctuations in exchange rates could result in foreign currency exchange losses.

Since July 2005, the Renminbi is no longer pegged solely to the U.S. dollar. Instead, the Renminbi is reported to be pegged against a basket of currencies, determined by the People’s Bank of China, against which it can rise or fall by as much as 0.3% each day. This permitted floating range was raised to 0.5% in May 2007. In 2006, 2007, 2008 and 2009, the Renminbi appreciated against the U.S. dollar by approximately 3.4%, 7.0%, 6.9% and 0.1%, respectively. As a majority of our cash and cash equivalents are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in exchange rates between U.S. dollars and Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. Since our reporting currency is the U.S. dollar while the functional currency of our operating entities in China is the Renminbi, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar may also cause our financial results reported in U.S. dollar terms to deviate from our actual financial condition and results of operations. The appreciation of the Renminbi against the U.S. dollar contributed to the increase in our net revenues reported in U.S. dollar terms in 2006, 2007 and 2008. The Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the long term, depending on the fluctuation of the basket of currencies against which it is currently valued, or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the Renminbi against the U.S. dollar. Fluctuations in the exchange rate will also affect the relative value of any dividend we pay after this offering, which will be exchanged into U.S. dollars, and earnings from and the value of any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

For additional information relating to the fluctuations in the value of the Renminbi against the U.S. dollar, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk — Foreign Exchange Risk.”

     We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementation rules, both of which came into effect on January 1, 2008, enterprises established under the laws of foreign countries or regions whose “de facto management bodies” are located within the PRC territory are considered resident enterprises and will generally be subject to the enterprise income tax at the rate of 25% on its global income. “De facto management body” refers to a managing body that exercises, in substance, overall management and control over the production and business, personnel, accounting and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals or foreigners, like our company, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow would be adversely affected as a result of our global income being taxed under the PRC Enterprise Income Tax Law.

     Dividends payable by us to our non-PRC shareholders and ADS holders, and gains on the sales of our common shares or ADSs, may be subject to withholding taxes under PRC tax laws, which may materially reduce the value of your investment.

Prior to January 1, 2008, dividends payable to non-PRC investors were exempted from withholding tax. The PRC Enterprise Income Tax Law and its implementation rules provide that PRC enterprise income tax at the rate of 10% will generally be applicable to dividends derived from sources within the PRC and received by non-PRC enterprise shareholders. Similarly, gains derived from the transfer of shares by such shareholders are also subject to PRC enterprise income tax if such gains are regarded as income derived from sources within the PRC. We are a Cayman Islands holding company and substantially all of our income may come from dividends we receive from our subsidiaries, primarily those located in China. It is unclear whether the dividends we pay with respect to our ADSs, or the gains our non-PRC shareholders or ADS holders may realize from the transfer of our common shares or ADSs, would be treated as PRC-sourced income and be subject to PRC tax. If we are required under the PRC Enterprise Tax Law to withhold PRC enterprise income tax on our dividends payable to our non-PRC shareholders and ADS holders, or if non-PRC foreign shareholders and ADS holders are required to pay PRC income tax on the transfer of their common shares or ADSs, the value of your investment may be materially reduced.

     Dividends we receive from our operating subsidiaries located in China may be subject to PRC withholding tax.

Under the PRC Enterprise Income Tax Law and its implementation rules, enterprise income tax at the rate of 10% will generally be applicable to dividends paid by PRC resident enterprises to non-PRC resident enterprise shareholders, unless the tax rate is reduced by a tax treaty between China and the relevant jurisdiction. We are a Cayman Islands holding company and substantially all of our income may come from dividends we receive from our subsidiaries located in the British Virgin Islands and Hong Kong. Our subsidiaries in Hong Kong derive substantially all of their income from their subsidiaries located in China. If our subsidiaries in Hong Kong are considered non-PRC resident enterprises, dividends they receive from the operating subsidiaries in China will generally be subject to a 5% withholding tax under the PRC Enterprise Income Tax Law and its implementation rules, which will reduce the amount of dividends, if any, we may pay to our shareholders and ADS holders.

     Natural disasters and health and public security hazards in China may severely disrupt our business and operations and may have a material adverse effect on our financial condition and results of operations.

In May 2008, a major earthquake registering 8.0 on the Richter scale struck Sichuan Province and certain other parts of China, devastating much of the affected areas and causing tens of thousands of deaths and widespread injuries. In addition, in early 2008, parts of Mainland China, in particular its southern, central and eastern regions, experienced what was reportedly the most severe winter weather in the country in half a century, which resulted in significant and extensive damages to factories, power lines, homes, automobiles, crops and other properties, blackouts, transportation and communications disruptions and other losses in the affected areas. Moreover, certain countries and regions, including China, have encountered incidents of the H5N1 strain of bird flu, or avian flu, as well as severe acute respiratory syndrome, or SARS, over the past six years and, more recently in 2009, the outbreak of influenza A (H1N1). We are unable to predict the effect, if any, that any future natural disasters and health and public security hazards may have on our business. Any future natural disasters and health and public security hazards may, among other things, significantly disrupt our ability to adequately staff our business, and may generally disrupt our operations. Furthermore, such natural disasters and health and public security hazards may severely restrict the level of economic activity in affected areas, which may in turn materially and adversely affect our business and prospects. As a result, any natural disasters or health hazards in China may have a material adverse effect on our financial condition and results of operations.

     The Implementation of the PRC Labor Contract Law may increase our operating expenses and adversely affect our business and results of operations.

On June 29, 2007, the National People’s Congress of the PRC enacted the Labor Contract Law, which came into effect on January 1, 2008. The Labor Contract Law formalizes workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions and provides for specific standards and procedures for the termination of an employment contract. In addition, the Labor Contract Law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including in cases of the expiration of a fixed-term employment contract. As there has been little guidance as to how the Labor Contract Law will be interpreted and enforced by the relevant PRC authorities, there remains substantial uncertainty as to its potential impact on our business and results of operations. The implementation of the Labor Contract Law may increase our operating expenses, in particular our personnel expenses, as the continued success of our business depends significantly on our ability to attract and retain qualified personnel. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law may also limit our ability to effect those changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations.

Risks Relating to the ADSs

     An active trading market for our ADSs and shares may not develop and their trading prices may fluctuate significantly.

Prior to this offering, there has been no public market for our ADSs or our common shares underlying the ADSs. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs may be materially and adversely affected. We have applied to have our ADSs listed on a U.S. stock exchange. A liquid public market for our ADSs may not develop. The initial public offering price for our ADSs has been determined by negotiation between us and the underwriters based upon several factors, and the price at which our ADSs trade after this offering may decline below the initial public offering price. As a result, investors in our ADSs may experience a decrease in the value of their ADSs regardless of our operating performance or prospects.

     The trading prices of our ADSs are likely to be volatile, which could result in substantial losses to you.

The trading prices of our ADSs are likely to be volatile and could fluctuate widely in response to factors beyond our control. In particular, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ADSs. A number of PRC companies have listed their securities, or are in the process of preparing for listing their securities, on the United States stock markets. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards PRC companies listed in the United States and consequently may impact the trading performance of our ADSs. These broad market and industry factors may significantly affect the market price and volatility of our ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for specific business reasons. In particular, factors such as variations in our revenues, earnings and cash flow, announcements of new investments and cooperation arrangements or acquisitions could cause the market price for our ADSs to change substantially. Any of these factors may result in large and sudden changes in the volume and trading price of our ADSs. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, have a material adverse effect on our financial condition and results of operations.

     The sale or availability for sale of substantial amounts of our ADSs could adversely affect their trading price and could materially impair our future ability to raise capital through offerings of our ADSs.

Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our future ability to raise capital through offerings of our ADSs.

In connection with this offering, we, our directors and officers and all of our shareholders have agreed, among other things, not to sell any common shares or ADSs for 180 days after the date of this prospectus without the written consent of the representatives of the underwriters. However, the representatives of the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers, Inc.), or FINRA. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

     As the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their common shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $4.90 per ADS (assuming no exercise of outstanding options to acquire common shares), representing the difference between our pro forma net tangible book value per ADS as of September 30, 2009, after giving effect to this offering and the assumed initial public offering price of $7 per ADS (which is the midpoint of the estimated initial public offering price range). See “Dilution.” In addition, you will experience further dilution to the extent that our common shares are issued upon the exercise of share options, to pay any earn-out consideration in connection with our recent acquisitions in lieu of cash and upon the conversion into our shares of the entire, or a portion of, outstanding amounts under certain loan and convertible notes owed or issued to certain shareholders of our company and third parties. All of the common shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

     Your interest in our company, ADSs or common shares will be diluted as a result of our recent acquisitions, share option schemes and other share issuances.

In recent years, we acquired, or entered into agreements to acquire, a number of businesses. We have the option or obligation to pay a substantial part of earn-out consideration in respect of these acquisitions in our common shares in lieu of cash. If we elect to pay the earn-out consideration in our common shares to the extent permitted, a substantial number of our common shares may be issued after this offering. Assuming we elect to issue common shares in lieu of cash payments to the full extent permitted under these acquisitions, our management estimated the aggregate number of common shares to be issued as a result and those we are obligated to issue with respect to these acquisitions would be 8,552,504. See “Recent Acquisitions — Earn-Out and Other Consideration” for a discussion of the basis and assumptions for this estimate.

In addition, we have granted share options to purchase 2,133,004 of our common shares under our employee share option scheme as of February 28, 2010, none of which has been exercised. Assuming full exercise of all these share options and assuming no exercise of the underwriters’ over-allotment option, such 2,133,004 common shares will represent approximately 6.9% of our issued share capital immediately following the completion of this offering. Furthermore, we may issue additional share options in the future to our employees under our founders share option scheme or 2010 Stock Option Plan. For a description of these schemes, see “Management — Share Option Schemes.”

The future issuance of our common shares to the sellers of the acquired businesses as payment of a portion of the consideration for the acquisitions, the exercise of the options under our share option schemes, the exercise of our outstanding warrants and other share issuances, including those upon the conversion into our shares of the entire, or a portion of, outstanding amounts under certain loan and convertible notes owed or issued to certain shareholders of our company and third parties, would result in a reduction in the percentage of ownership of the existing holders of common shares and of ADSs, and therefore would result in a dilution in the earnings per common share and per ADS.

     You may face difficulties in protecting your interest, and your ability to protect your rights through the United States federal courts may be limited, because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors and actions by minority shareholders are to a large extent governed by the common law of the Cayman Islands. Cayman Islands law in this area may not be as established and may differ from provisions under statutes or judicial precedent in existence in the United States. As a result, our public shareholders may face different consideration in protecting their interests in actions against our management or directors than would shareholders of a corporation incorporated in a jurisdiction of the United States.

The rights of shareholders and the responsibilities of management and members of the board of directors under Cayman Islands law, such as in the areas of fiduciary duties, are different from those applicable to a company incorporated in a jurisdiction of the United States. For example, the Cayman Islands courts are unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on the civil liability provisions of United States federal securities laws; and

•	in original actions brought in the Cayman Islands, to impose liabilities against us based on the civil liability provisions of United States federal securities laws that are penal in nature.

As a result, our public shareholders may have more difficulty in protecting their interests in connection with actions taken by our management or members of our board of directors than they would as public shareholders of a company incorporated in the United States.

     Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

     Your voting rights as a holder of our ADSs are limited by the terms of the deposit agreement.

You may exercise your voting rights with respect to the common shares underlying your ADSs only in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from you in the manner set forth in the deposit agreement, the depositary for our ADSs will endeavor to vote your underlying common shares as follows: (i) in the event voting takes place at a shareholders’ meeting by show of hands, the depositary will instruct the custodian to vote in accordance with the voting instructions received from a majority of holders of ADSs who provided voting instructions and (ii) in the event voting takes place at a shareholder meeting by poll, the depositary will instruct the custodian to vote the securities represented by your ADSs in accordance with the written instructions received from the holders of the ADSs. Under our Amended and Restated Memorandum and Articles of Association, the minimum notice period required for convening a general meeting is 15 days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your common shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but you may not receive the voting materials in time to ensure that you can instruct the depositary to vote your shares and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your common shares are not voted as you requested.

     You may not receive distributions on our common shares or any value for them if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our common shares or other deposited securities after deducting its fees, expenses, government charges and taxes. You will receive these distributions in proportion to the number of our common shares that your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit the distribution of our ADSs, common shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material and adverse effect on the value of your ADSs.

     You may not be able to participate in rights offerings and may experience dilution of your holdings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution is reasonably practicable and the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

     You may be subject to limitations on transfer of your ADSs.

Your ADSs represented by ADRs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

     We have not determined a specific use for a portion of our net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of our net proceeds from this offering. Our management will have considerable discretion in the application of the proceeds received by us. You will not have the opportunity, as part of your investment decision process, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds from this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our ADS price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value.

     The depositary for our ADSs will give us a discretionary proxy to vote our common shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for our ADSs, the depositary will give us a discretionary proxy to vote our common shares underlying your ADSs at shareholders’ meetings if you do not vote, unless:

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.

The effect of this discretionary proxy is that you cannot prevent our common shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence our management. Holders of our common shares are not subject to this discretionary proxy.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements with respect to our business, operating results and financial condition as well as our current expectations, assumptions, estimates and projections about our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements can be identified by words or phrases such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “may,” “likely to,” “should,” “will” and similar expressions. These forward-looking statements include, without limitation, statements relating to:

•	our goals and strategies;

•	our ability to complete pending acquisitions, to successfully integrate acquired businesses, or to cross-sell our service offerings across this platform;

•	the estimated ranges of earn-out consideration payable by us in respect of our recent acquisitions;

•	the future growth of the media and advertising industries in China, including factors driving that growth;

•	our expectations regarding demand for our media and advertising services and content;

•	our ability to manage and expand our media and advertising service offerings and content production, our sales and distribution network and other aspects of our operations;

•	our ability to retain our key clients who contribute to a significant portion of our revenues;

•	our potential need for additional short- to long-term funding and the availability of such funding;

•	expected changes in our revenues and certain cost and expense items;

•	our ability to effectively protect our intellectual property rights and to avoid infringing on the intellectual property rights of others;

•	competition in the media and advertising industries;

•	government policies, regulations and enforcement campaigns relating to the media and advertising industries and other areas relevant to our business activities;

•	general economic and business conditions in China and elsewhere;

•	our future business development and economic performance; and

•	our use of the proceeds from this offering.

These forward-looking statements involve various risks and uncertainties. These forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the important risks and factors generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus, in addition to the following:

•	general economic and business conditions in China and elsewhere;

•	governmental, statutory, regulatory or administrative initiatives affecting us;

•	trends in the media and advertising industries in China and elsewhere;

•	future profitability of our operations;

•	exchange rate fluctuations between the Renminbi and other currencies; and

•	the availability of qualified management and technical personnel.

Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus might not occur in the way we expect, or at all. You should not place undue reliance on any forward-looking information.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance and estimated expenses payable by us in connection with this offering, will be approximately $19.8 million, or approximately $23.6 million if the underwriters exercise their over-allotment option in full, based upon an assumed initial public offering price of $7 per ADS (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). A $1.00 increase (decrease) in the assumed initial public offering price of $7 per ADS would increase (decrease) the net proceeds to us from this offering by $3.5 million, (i) after deducting estimated underwriting discounts, the non-accountable expense allowance and commissions and estimated offering expenses payable by us and (ii) assuming no exercise of the underwriters’ over-allotment option and no other change to the number of ADSs offered by us as set forth on the cover page of this prospectus. The non-accountable expense allowance of 1% of the gross proceeds of this offering will not be paid on any ADSs that the underwriters elect to purchase pursuant to the over-allotment option.

We currently intend to use all of these net proceeds, together with our current cash balance and cash to be generated from our operations, to fund future earn-out payments and other consideration due in the next 12 months in relation to our recent acquisitions.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

To the extent that the net proceeds of this offering are not immediately applied for the above purposes, we intend to deposit the proceeds into interest-bearing bank accounts or invest the proceeds in short-term investment grade debt securities.

DIVIDEND POLICY

We have not paid any dividends since our inception. Our board of directors will determine the payment of any future dividends. The declaration and payment of dividends will depend upon, among other things, our future operations and earnings, capital requirements and surplus, our financial condition, contractual restrictions, general business conditions and other factors as our board of directors may deem relevant. See “Description of Share Capital — Dividends.” We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common shares, or indirectly on our ADSs, in the foreseeable future.

In addition, our ability to pay dividends depends substantially on the payment of dividends to us by our operating subsidiaries in China, Redgate Interactive and Redgate Beijing, and their respective subsidiaries. Each of such operating subsidiaries may pay dividends only out of its accumulated distributable profits, if any, determined in accordance with its articles of association and the accounting standards and regulations in China. Moreover, pursuant to relevant PRC laws and regulations applicable to our subsidiaries in China, each of such operating subsidiaries is required to provide 10% of its after-tax profits to a statutory common reserve fund. When the aggregate balance in the statutory common reserve fund, also referred to as a “statutory surplus reserve,” is 50% or more of the subsidiaries’ registered capital, our subsidiaries need not make any further allocations to the fund. Allocations to these statutory reserves can only be used for specific purposes and are not distributable to us in the form of loans, advances or cash dividends. The specific purposes for which statutory common reserve funds can be used include provision of a source of reserve funds to make up deficits in periods in which an operating subsidiary has net losses, expansion of production and operations, or for conversion into additional working capital in periods in which it does not have a deficit. Furthermore, if any of the operating subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the payment of dividends by our subsidiary could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends and otherwise fund and conduct our business. See “Risk Factors — Risks Relating to the People’s Republic of China — We rely principally on dividends and other distributions on equity paid by our operating subsidiaries to fund cash and financing requirements, and limitations on the ability of our operating subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.”

Holders of ADSs will be entitled to receive dividends, subject to the terms of the deposit agreement, less the fees and expenses payable under the deposit agreement. Cash dividends will be paid by the depositary to holders of ADSs in U.S. dollars. Other distributions, if any, will be paid by the depositary to holders of our ADSs in any means it deems legal, fair and practical. See “Description of American Depositary Shares — Dividends and Other Distributions.”

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per common share is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. Your interest could be further diluted, or adjusted dilution, to the extent we issue our common shares upon the exercise of our share options or to pay in lieu of cash any earn-out consideration in respect of our recent acquisitions that will be payable following the completion of this offering through 2013.

As of September 30, 2009, our net tangible book deficit was approximately $0.3 million, or $0.05 per common share outstanding at that date and $0.1 per ADS. Net tangible book value is determined by subtracting the value of our intangible assets and total liabilities from our total assets as of September 30, 2009. Our pro forma net tangible book value prior to this offering was $7.0 million, or $0.39 per common share, and $0.78 per ADS. Pro forma net tangible book value prior to this offering is determined by adjusting our net tangible book deficit as of September 30, 2009 to give pro forma effect to (i) our sale of Class G preference shares in a private placement in December 2009 and January 2010 and (ii) the conversion of (x) all outstanding preference shares (including those to be issued upon the conversion of the full principal amount repayable under the KCIC convertible note into our preference shares immediately prior to this offering and all the Class F preference shares) other than all the Class G preference shares previously issued to KCIC to secure the KCIC convertible note to be repurchased and cancelled by us immediately prior to this offering, (y) the 2004 shareholder loan and (z) an amount of $500,000, representing the first annual interest amount payable under the Uni-Asia convertible note, into common shares upon the completion of or immediately prior to this offering, respectively, or (i) and (ii) collectively, the pro forma adjustments. Dilution is determined by subtracting pro forma net tangible book value per common share after this offering from the assumed initial public offering price per common share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book deficit after September 30, 2009, other than to give effect to the pro forma adjustments and our sale of the 3,850,000 ADSs offered in this offering at the assumed initial public offering price of $7 per ADS, with estimated net proceeds of $19.8 million after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2009 would have been $26.8 million, or $1.05 per outstanding common share, including common shares underlying our outstanding ADSs, and $2.10 per ADS. This represents an immediate increase in net tangible book value of $0.66 per common share, or $1.32 per ADS, to existing shareholders and an immediate dilution in net tangible book value of $2.45 per common share, or $4.90 per ADS, to new investors in this offering.

The following table illustrates this per common share dilution:

Assumed initial public offering price per common share	$3.50
Net tangible book deficit per common share as of September 30, 2009	$0.05
Pro forma net tangible book value per share prior to this offering(1)	$0.39
Increase in net tangible book value per common share attributable to this offering	$0.66

Pro forma net tangible book value per common share after this offering	$1.05

Dilution in net tangible book value per common share to new investors in this offering	$2.45

Dilution in net tangible book value per ADS to new investors in this offering	$4.90

(1)	The pro forma adjustments occurred or will occur prior to the completion of this offering except for the conversion of the 2004 shareholder loan into our common shares, which will occur upon the completion of this offering.

Adjusted dilution is determined by adjusting dilution to give pro forma effect to the potential issuance of (i) an estimate of 8,552,504 common shares in respect of our recent acquisitions and (ii) up to 2,133,004 common shares underlying our outstanding share options. See “Recent Acquisition — Earn-Out and Other Consideration” for a discussion of the basis and assumptions of the earn-out share estimate.

Without taking into account any other changes in net tangible book value after September 30, 2009, other than to give effect to the pro forma adjustments and our sale of ADSs offered in this offering at the assumed initial public offering price of $7 per ADS, with estimated net proceeds of $19.8 million after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of September 30, 2009 would have been $26.8 million, or $0.74 per outstanding common share, including estimated earn-out shares and common shares underlying our outstanding ADSs and share options, and $1.48 per ADS. This represents immediate dilution in adjusted net tangible book value of $2.76 per common share, or $5.52 per ADS, to new investors in this offering.

The following table illustrates this per common share adjusted dilution:

Assumed initial public offering price per common share	$3.50
Adjusted pro forma net tangible book value per common share prior to this offering(1)	$0.25
Increase in adjusted net tangible book value per common share attributable to this offering	$0.50

Adjusted pro forma net tangible book value per common share after this offering	$0.74

Adjusted dilution in net tangible book value per common share to new investors in this offering	$2.76

Adjusted dilution in net tangible book value per ADS to new investors in this offering	$5.52

(1)	The pro forma adjustments occurred or will occur prior to the completion of this offering except for the conversion of the 2004 shareholder loan into our common shares, which will occur upon the completion of this offering.

The following table summarizes: (i) on a pro forma basis, the number of common shares purchased from us by the existing shareholders as of September 30, 2009 (assuming the pro forma adjustments had occurred as of that date), the total consideration paid to us and the average price per common share/ADS paid by the existing shareholders and by new investors purchasing common shares evidenced by ADSs in this offering at the assumed initial public offering price of $7 per ADS; and (ii) on an adjusted pro forma basis, the pro forma numbers and amounts set forth in (i) as adjusted to take into consideration (x) the estimated earn-out shares that may or are required to be issued to the selling shareholders of the acquired entities and the estimated amount of cash consideration otherwise payable to them, and (y) common shares issuable upon exercise of our outstanding share options and the exercise price to be paid:

									Average
	Common Shares Purchased				Total Consideration				Price per	Average
			Adjusted	Adjusted			Adjusted	Adjusted	Common	Price per
	Number	Percent	Number	Percent	Amount	Percent	Amount	Percent	Share	ADS

Existing shareholders	17,725,943	69.7%	17,725,943	49.1%	36,360,886	57.4%	$36,360,886	39.0%	$2.05	$4.10
New investors	7,700,000	30.3	7,700,000	21.3	26,950,000	42.6	26,950,000	28.9	3.50	7.00
Holders of share options	—	—	2,133,004	5.9	—	—	5,333	0.0	0.0025	0.005
Selling shareholders of acquired entities	—	—	8,552,504	23.7	—	—	29,933,764	32.1	3.50	7.00

Total	25,425,943	100.0%	36,111,451	100.0%	$63,310,886	100.0%	93,249,983	100.0%

If the underwriters exercise in full their over-allotment option: (i) our existing shareholders will own approximately 66.7% and our new investors will own approximately 33.3% of the total number of our common shares outstanding after this offering; and (ii) on an adjusted basis, our existing shareholders, the selling shareholders of the acquired entities, holders of share options and our new investors would own approximately 47.6%, 22.9%, 5.7% and 23.8%, respectively, of the adjusted total number of our common shares outstanding after this offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $7 per ADS would increase (decrease) (i) our pro forma net tangible book value after giving effect to this offering by $3.5 million, the pro forma net tangible book value per common share and per ADS after giving effect to this offering by $0.14 per common share and $0.28 per ADS and the dilution in net tangible book value per common share and per ADS to new investors in this offering by $0.36 per common share and $0.72 per ADS and (ii) the adjusted pro forma net tangible book value by $3.5 million, the adjusted pro forma net tangible book value per common share and per ADS by $0.10 per common share and $0.20 per ADS and the adjusted dilution in net tangible book value per common share and per ADS to new investors in this offering by $0.40 per common share and $0.80 per ADS, in each case, assuming no exercise of the underwriters’ over-allotment option and no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009:

•	on an actual basis;

•	on a pro forma basis, to reflect the conversion of (i) all outstanding preference shares into our common shares other than Class F and Class G preference shares and (ii) the 2004 shareholder loan and an amount of $500,000, representing the first annual interest amount payable under the Uni-Asia convertible note, into our common shares; and

•	on a pro forma as adjusted basis, to reflect (i) the conversion of all Class F and Class G preference shares (including those to be issued upon the conversion of the full principal amount repayable under the KCIC convertible note into our preference shares) into our common shares and (ii) this offering, assuming an initial public offering price of $7 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements, including the related notes, appearing elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The information in the following table does not include the common shares issuable upon exercise of any options outstanding as of September 30, 2009.

	As of September 30, 2009
			Pro Forma
	Actual	Pro Forma	as Adjusted
	(In U.S. dollars)

Shareholder loan	$1,549,964	$—	$—

Convertible preference shares ($0.0025 par value; 10,727,920 multiple classes of shares authorized, 10,048,467 issued and outstanding (aggregate liquidation value of $37,090,064, no shares issued and outstanding on a pro forma basis and no shares issued and outstanding on a pro forma as adjusted basis)	27,093,868	—	—

Shareholders’ (deficit)/equity:
Common shares ($0.0025 par value; 368,219,600 shares authorized and 5,641,694 shares issued and outstanding, 14,736,593 shares issued and outstanding on a pro forma basis and 25,425,943 shares issued and outstanding on a pro forma as adjusted basis)	14,104	36,841	63,565
Additional paid-in capital	2,037,721	31,158,816	58,132,819
Statutory reserves	135,582	135,582	135,582
Accumulated deficit	(17,015,200)	(18,991,218)	(18,991,218)
Accumulated other comprehensive income	1,633,934	1,633,934	1,633,934
Non-controlling interests	3,893,472	3,893,472	3,893,472

Total shareholders’ (deficit)/equity(1)	(9,300,387)	17,867,427	44,868,154

Total capitalization(1)	$19,343,445	$17,867,427	$44,868,154

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $7 per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $3.5 million, after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option and no other change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and substantially all of our revenues are denominated in Renminbi. We present our historical consolidated financial statements in U.S. dollars. In addition, solely for the convenience of the reader, certain pricing information is presented in U.S. dollars and certain contractual amounts that are in Renminbi include a U.S. dollar equivalent. Except as otherwise specified, this pricing information and those contractual amounts are translated at $1.00 to RMB6.8265, the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York on March 19, 2010. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. For a detailed explanation of the risk of currency rate fluctuations, please see “Risk Factors — Risks Relating to the People’s Republic of China — Fluctuations in exchange rates could result in foreign currency exchange losses.” The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. Examples of such government regulations and restrictions are set forth in “Risk Factors — Risks Relating to the People’s Republic of China — Restrictions on currency exchange may limit our ability to utilize our revenues effectively” and “Risk Factors — Risks Relating to the People’s Republic of China — PRC regulation of loans and investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering as intended, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

On March 19, 2010, the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York was RMB6.8265 to $1.00. The following table sets forth additional information concerning exchange rates between Renminbi and U.S. dollars for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we use in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	RMB per $1.00 Noon Buying Rate
Period	Period End	Average(1)	Low	High

2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.6072	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8395	6.8180
September	6.8262	6.8277	6.8303	6.8247
October	6.8264	6.8267	6.8292	6.8248
November	6.8271	6.8271	6.8300	6.8255
December	6.8259	6.8275	6.8299	6.8244
2010
January	6.8268	6.8269	6.8295	6.8258
February	6.8258	6.8285	6.8330	6.8258
March (through March 19)	6.8265	6.8261	6.8266	6.8254

Source: Federal Reserve Bank of New York

(1)	Annual averages are calculated using month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

OUR CORPORATE STRUCTURE

Corporate History

We were incorporated on January 8, 2003 in the Cayman Islands. We were initially known as “Redgate Media Inc.” and changed to our current name “Redgate Media Group” in January 2009. Since our inception, we have grown our business significantly, largely through a series of acquisitions, and we may continue to make acquisitions. In October 2003, we acquired 100% equity interest in Media2U, a Hong Kong company, whose principal assets were exclusive PRC licensing and advertising rights in respect of the Chinese editions of international lifestyle magazines. In April 2004, we subscribed for 40% equity interest in Winmax, a wholly-owned subsidiary of Media Chinese International, then known as Ming Pao Enterprise Corporation Limited, in exchange for cash and our entire equity interest in Media2U. Winmax held One Media Group as a wholly-owned subsidiary, which subsequently conducted an initial public offering and listed its shares on the Hong Kong Stock Exchange. Subsequent to certain shareholding adjustments based on Media2U’s financial performance target and the dissolution of Winmax, we currently own approximately 11.07% interest in One Media Group through our subsidiary RGM Ventures. See Note 8 to our audited consolidated financial statements included elsewhere in his prospectus. Since November 2005, we have acquired a number of companies that form our various business divisions and entered into agreements to acquire one additional company pending completion. These acquisitions are:

Broadcast Network

Television Advertising Platform.  Our television advertising platform was formed through our acquisition of 100% of the equity interest in Dianguang in July 2008. On June 12, 2009, we entered into agreements to acquire 100% of the equity interest in Yarun, which acquisition is pending and expected to be completed following this offering.

Radio Network.  Our radio network was formed through two acquisitions by Wanli, our consolidated variable interest entity. Wanli acquired 70% of the equity interest in Daren in November 2005 and additional 10% in April 2008, as well as 100% of the equity interest in Breeze in October 2007. We control Daren and Breeze through contractual arrangements with Wanli and its shareholders without directly or indirectly owning any equity interest in Daren or Breeze. See “— Contractual Arrangements.”

Outdoor Advertising Network

Our outdoor advertising network was formed through the acquisition of an aggregate of 60% of the equity interest by Wanli and us in Hongmen in May 2008 and our acquisition of 51% of the equity interest in Yanhuang in September 2008. We control Hongmen through our direct interest in Hongmen and our contractual arrangements with Wanli. See “— Corporate Structure” and “— Contractual Arrangements.” We have agreed to purchase the remaining 40% of the equity interest in Hongmen and the remaining 49% of the equity interest in Yanhuang.

In addition, we acquired 10.71% of the equity interest in FLOG in January 2008.

Internet and Interactive Services

Daren and Breeze are also engaged in the operations that comprise our Internet and interactive services. On December 31, 2009, we entered into agreements to acquire 100% of the equity interest in WinClick, which acquisition is pending and expected to be completed following this offering.

Public Relations and Event Marketing

Wanli acquired 100% of the equity interest in Alliance Online in February 2008. We control Alliance Online through contractual arrangements with Wanli and its shareholders without directly or indirectly owning any equity interest in Alliance Online. See “— Contractual Arrangements.”

For additional information regarding our recent acquisitions, see “Recent Acquisitions.”

In February 2010, we executed a 40-for-1 share split of our common shares and each class of our preference shares.

Corporate Structure

The following diagram illustrates our main corporate and operating structure as of the date of this prospectus, assuming that the acquisitions of Yarun and WinClick had been completed prior to the date of this prospectus:

(1)	Include loan agreements, equity interest pledge agreements and option deeds.

(2)	These contracting shareholders are Mr. Yue Jin, husband of Ms. Ying Zhu, our co-founder, President, General Manager and director, and Ms. Fujun Chen, mother-in-law of Ms. Zhu. Both Mr. Jin and Ms. Chen are PRC citizens.

(3)	Our acquisition of 100% equity interest in Yarun has not been consummated and, if consummated, is expected to be completed after this offering.

(4)	We have agreed to purchase the remaining 49% equity interest in Yanhuang and expect to complete the purchase after this offering. Yanhuang operates a portion of its business through four wholly- or majority-owned subsidiaries.

(5)	We have an option to acquire the remaining 89.29% equity interest in FLOG. We do not currently intend to exercise this call option. See “Recent Acquisitions — Outdoor Advertising Network — Our Acquisition of a Minority Stake in FLOG.”

(6)	We have agreed to purchase the remaining 40% equity interest of Hongmen and expect to complete the purchase after this offering.

(7)	Our acquisition of 100% equity interest in WinClick has not been consummated and, if consummated, is expected to be completed after this offering.

Contractual Arrangements

Due to PRC regulatory restrictions on foreign investment in certain business activities in some of the industries in which some of our business divisions operate or expect to operate after the completion of our acquisition of WinClick, including the production of radio programs and provision of mobile value-added advertising services, we are not permitted to have any equity interest or 100% ownership in companies engaging in such restricted business activities. See “Regulation — Regulations on Foreign Investment in the Media, Advertising and

Telecommunications Industries.” Therefore, we conduct a substantial portion of our operations in China through contractual arrangements with Wanli, one of our consolidated variable interest entities, and its shareholders. See “Regulation — Regulations on Foreign Investment in the Media, Advertising and Telecommunications Industries.” Wanli, in turn, carries out the relevant operations that relate to these restricted industries in China through its subsidiaries including Breeze, Daren, Hongmen and Alliance Online. Redgate Online currently has no active business operations.

Daren holds the requisite licenses and permits to conduct our radio network and Internet and interactive services businesses in China. See “Business — Our Cross-Media Platform — Broadcast Network — Radio Network” and “Business — Our Cross-Media Platform — Internet and Interactive Services.” Hongmen operates a residential light-box network in Shanghai. See “Business — Our Cross-Media Platform — Outdoor Advertising Network.” Alliance Online operates our public relations and event marketing services. See “Business — Our Cross-Media Platform — Public Relations and Event Marketing.” We depend on these subsidiaries of Wanli to operate a substantial portion of our businesses. We have entered into contractual arrangements with Wanli and its shareholders, all of whom are PRC citizens, which enable us to exercise effective control over Wanli and, indirectly, its subsidiaries and to have an exclusive option to purchase all of the equity interest in Wanli. We have also entered into a set of similar contractual arrangements with the shareholders of Redgate Online, though Redgate Online currently does not own any operating assets.

Agreements that enable us to exercise effective control over Wanli and its subsidiaries

To obtain effective control over Wanli, Redgate Beijing, our wholly-owned subsidiary, extended loans to two PRC citizens, namely Yue Jin, and Fujun Chen, or, collectively, the contracting shareholders, for the purposes of acquiring 100% of the equity interest in Wanli and becoming shareholders of Wanli in their own names. Redgate Media (Hong Kong) Limited, or Redgate Media (Hong Kong), and Redgate Beijing have entered into agreements as described below with each contracting shareholder relating to each shareholder’s interest in Wanli. The contracting shareholders have effective control over Wanli as a result of their shareholding and, consequently, we have effective control over Wanli through our agreements with such shareholders.

Loan Agreements.  Redgate Beijing extended two loans in respective principal amount of RMB1 million ($146,488) and RMB17 million ($2.5 million) to the contracting shareholders pursuant to certain loan agreements entered into among Redgate Media (Hong Kong) and the contracting shareholders, or the 2005 loan agreements. Redgate Beijing, Redgate Media (Hong Kong) and the contracting shareholders entered into an agreement in September 2009 to confirm Redgate Beijing is the lender under the 2005 loan agreements. The contracting shareholders used the loans solely for the purpose of acquiring 100% of the equity interest in Wanli. The loans are due on demand.

Equity Interest Pledge Agreements.  Pursuant to an equity interest pledge agreement among Redgate Beijing, Redgate Media (Hong Kong) and the contracting shareholders, as amended, the contracting shareholders have pledged all of their equity interest in Wanli to Redgate Beijing to secure the performance of their obligations under the loan agreements described above and the option deeds described below. We are in the process of applying for the equity interest pledge registrations at the local administration of industry and commerce, See “Risk Factors — Risks Relating to Our Structure — The shareholders of Wanli, our consolidated variable interest entity, may breach or refuse to renew our agreements with them or may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.”

Agreements that give us the exclusive option to purchase all of the equity interest in Wanli

Redgate Beijing and Redgate Media (Hong Kong) have entered into deeds of agreement with the contracting shareholders and Wanli, which entitle Redgate Beijing to purchase, directly or through a designated purchaser, from the contracting shareholders, in its sole discretion, part or all of the contracting shareholders’ equity interest in Wanli as and when permitted by PRC law. The purchase price to be paid by Redgate Beijing will be RMB1.00 or such higher amount as required by PRC law. Redgate Beijing has the right to exercise the purchase right at any time by providing the shareholders with ten-business-day prior written notice. The contracting shareholders have agreed to execute a binding equity transfer contract with Redgate Beijing upon the conclusion of the ten-business-day notice period, and to execute all other necessary contracts and obtain all necessary governmental approvals and consents and perform all other necessary acts to effect the transfer of the legal and beneficial interest in Wanli to Redgate Beijing or its designated purchaser.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

The selected consolidated statements of operations data for 2006, 2007, 2008 and the nine months ended September 30, 2009, and the selected consolidated balance sheets data as of December 31, 2007 and 2008 and September 30, 2009, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP, and have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm. The report of PricewaterhouseCoopers CPAs Limited Company on those consolidated financial statements is also included elsewhere in this prospectus. Results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the full year.

The selected consolidated statements of operations data for the nine months ended September 30, 2008 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements.

The selected consolidated balance sheet data as of December 31, 2006 have been derived from our unaudited consolidated financial statements that are not included in this prospectus. Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

Selected consolidated financial information as of, and for the years ended, December 31, 2004 and 2005, has been omitted because such information cannot be provided without unreasonable effort or expense.

				Nine Months Ended
	Year Ended December 31,			September 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(In U.S. dollars, except for number of shares)

Consolidated Statements of Operations Data:
Revenues
Total revenues	$2,364,431	$4,301,677	$11,143,059	$5,279,292	$19,109,122
Less: Business tax and related surcharges	(43,709)	(72,187)	(363,876)	(164,929)	(762,043)

Total net revenues	2,320,722	4,229,490	10,779,183	5,114,363	18,347,079

Total operating costs and expenses	5,445,494	7,595,825	14,689,017	7,620,792	17,083,990

(Loss)/income from operations	(3,124,772)	(3,366,335)	(3,909,834)	(2,506,429)	1,263,089

Change in fair value of embedded derivatives	1,521,009	(65,628)	358,475	350,060	(16,823)
Impairment loss on marketable securities	—	—	(2,731,856)	(2,718,085)	—
Interest income	125,116	88,002	114,757	83,043	20,242
Interest expense	—	—	(78,729)	(27,997)	(174,156)
Net other (expense)/income	(38,907)	(26,445)	(158,754)	(249,868)	290,764

				Nine Months Ended
	Year Ended December 31,			September 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(In U.S. dollars, except for number of shares)

(Loss)/income before income taxes, investment in associates and non-controlling interests	(1,517,554)	(3,370,406)	(6,405,941)	(5,069,276)	1,383,116
Income tax benefit/(expense)	—	3,109	(285,772)	(137,915)	(1,298,423)

(Loss)/income before investments in associates and non-controlling interests	(1,517,554)	(3,367,297)	(6,691,713)	(5,207,191)	84,693
(Loss)/income from investments in associates	(3,659,022)	97,596	(767,093)	(735,544)	—

Net (loss)/income	(5,176,576)	(3,269,701)	(7,458,806)	(5,942,735)	84,693
Net (income)/loss attributable to non-controlling interest	—	—	15,826	54,801	(168,920)

Net loss attributable to common shareholders	$(5,176,576)	$(3,269,701)	$(7,442,980)	$(5,887,934)	$(84,277)

Net loss per share:
Basic	$(0.92)	$(0.58)	$(1.32)	$(1.04)	$(0.01)
Diluted	$(0.92)	$(0.58)	$(1.34)	$(1.07)	$(0.01)
Weighted average number of shares outstanding:
Basic	5,641,694	5,641,694	5,641,694	5,641,694	5,641,694
Diluted	5,641,694	5,641,694	5,830,359	5,830,359	5,641,694
EBITDA(1)	$(5,220,691)	$(3,257,769)	$(5,802,186)	$(5,208,489)	$2,843,452

(1)	See note (1) to “Summary Consolidated Financial Data — EBITDA.” EBITDA is not part of our consolidated statements of operations data.

	As of December 31,			As of September 30,
	2006	2007	2008	2009	Pro Forma(1)
	(In U.S. dollars)
	(Unaudited)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,529,291	$6,789,686	$8,925,707	$7,504,245	$7,504,245
Acquired intangible assets	—	196,762	3,532,829	2,387,293	2,387,293
Goodwill	—	380,007	15,867,619	15,705,577	15,705,577
Total assets	8,997,070	14,734,152	45,678,241	47,426,693	45,889,589
Total liabilities	2,201,302	3,546,725	27,831,149	29,633,212	28,022,162
Convertible preference shares	10,790,064	18,290,064	27,090,064	27,093,868	—
Non-controlling interests	—	—	3,668,854	3,893,472	3,893,472
Total shareholders’ equity/(deficit)	8,997,070	(7,102,637)	(9,242,972)	(9,300,387)	17,867,427

(1)	The pro forma consolidated balance sheet data as of September 30, 2009 assume the conversion of (i) all outstanding preference shares into our common shares other than Class G preference shares and (ii) the 2004 shareholder loan and an amount of $500,000, representing the first annual interest amount payable under the Uni-Asia convertible note, into our common shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements, unaudited pro forma condensed consolidated financial information and the respective audited financial statements of certain entities acquired or to be acquired by us, namely, Yanhuang, Dianguang and Yarun, together with the respective notes thereto, included elsewhere in this prospectus. Our audited consolidated financial statements and the respective audited financial statements of those three entities have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed consolidated financial information has been derived from our audited consolidated financial statements and the respective audited financial statements of the three entities. This discussion and analysis contain forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We primarily provide advertising and advertising agency services through an integrated cross-media platform that enables advertisers to conduct multiple-channel marketing campaigns targeting higher-income demographics. Our comprehensive portfolio of assets in television, radio, outdoor and Internet media reaches over 226 million people in key metropolitan markets, such as Beijing and Shanghai, as well as more than 160 other cities or counties throughout China. The wide coverage and diversity of our advertising channels allow leading international and domestic brand names flexibility and efficiency in executing effective marketing campaigns.

Our cross-media platform consists of our broadcast network, outdoor advertising network and Internet and interactive services. In addition, our cross-media platform is enhanced by our ability to support clients’ advertising campaigns with our production studio, which is licensed to produce both radio and television content, and our public relations and event marketing services. We generate revenues primarily from (i) selling advertising time slots for television programs for which we act as the exclusive advertising agent; (ii) selling radio advertising time, radio programs and radio media planning and buying services; (iii) selling advertising space on our outdoor advertising network; (iv) sharing service charges generated through our Internet and interactive services; and (v) providing public relations and event marketing services.

We generated total net revenues of $2.3 million, $4.2 million, $10.8 million, $5.1 million and $18.3 million in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively. We incurred net losses attributable to common shareholders of $5.2 million, $3.3 million, $7.4 million, $5.9 million and $0.1 million, respectively, in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009. We have made a number of acquisitions since October 2007. Assuming the completed acquisitions of Yanhuang and Dianguang and the pending acquisition of Yarun had all been consummated on January 1, 2008, our total net revenues in 2008 and the nine months ended September 30, 2009 would have been $39.9 million and $29.8 million, and we would have had a net loss attributable to common shareholders of $3.4 million in 2008 and net income attributable to common shareholders of $1.3 million in the nine months ended September 30, 2009, in each case, on a pro forma basis.

We believe the most significant factors affecting our business and results of operations are:

•	Overall Demand for Our Services. Advertising revenues accounted for, and are expected to continue to account for, substantially all of our revenues, and our success depends on maintaining our current client base while attracting new advertising clients. Advertisers may choose not to make full use of our advertising media channels, or choose to use those of our competitors, for various reasons, including finding that our targeted demographics do not consist of their desired customer base. In addition, advertising spending in China is volatile and sensitive to changes in the economy. Advertising spending has increased significantly in the past decade largely due to the rapid growth of China’s economy. However, any adverse economic change in China or the occurrence of a significant negative event in Beijing or Shanghai, the two cities in which we generated and expect to continue to generate a majority of our revenues, could cause slower growth of, or even decrease in, overall advertising spending, including our clients’ advertising spending, which in turn may harm our business and results of operations;

•	Our Ability to Integrate Our Acquisitions. Our future results of operations will depend significantly upon our ability to successfully integrate our recent acquisitions into our cross-media platform comprising multiple advertising media channels that not only can grow individually, but also are fully integrated to offer “one-stop shop” advertising solutions that are attractive to advertisers. The integration process involves many challenges, including, among others, quickly familiarizing ourselves with the operation of the newly acquired advertising media channels, such as outdoor and television advertising and interactive services, effectively incentivizing and coordinating cross-selling efforts among different business divisions, retaining clients and experienced management and employees of acquired businesses and maintaining good relationships with providers of advertising media resources, such as television stations, billboard owners or operators and value-added telecommunications services providers. Failure to properly manage and address any of those challenges could significantly impair our ability to integrate the acquisitions, which in turn may adversely affect our business and results of operations;

•	Our Ability to Obtain and Retain High-Quality Advertising Media Resources. Except for our residential light-box network in Shanghai, we do not own any advertising media. A significant portion of our business relies on advertising media resources that we obtain and operate through contractual arrangements with owners or operators of the relevant advertising media. For example, similar to many other advertising agency companies in China, we purchase advertising time slots from television stations and radio stations and resell them to our advertising clients in our television advertising business and our radio media planning and buying business. In addition, we sell advertising space on large-format billboards and other displays leased from third parties. Furthermore, the quality and attractiveness of such advertising media resources, such as ratings and coverage of the relevant television or radio programs and the locations of billboards and other displays, will largely determine whether we are able to successfully sell the advertising time or space to advertisers at desirable prices, or at all;

•	The Pricing of Advertising Media Resources. The prices that we charge our advertising clients for the advertising media resources owned or operated by us directly affect our advertising placement services revenues. The pricing of our advertising media resources is affected by many factors, including, among others, competition, ratings of television or radio programs associated with the advertising media resources, the coverage of the advertising media channel, locations of the outdoor displays and advertising media costs. For example, intensified competition or deterioration in program ratings may cause downward pressure on pricing;

•	Advertising Media Costs. Advertising media costs represented, and are expected to continue to represent, the largest component of our advertising placement and production cost, accounting for approximately 79.2%, 61.5% and 63.0% of our total net revenues in 2007, 2008 and the nine months ended September 30, 2009, respectively. Due to the competition for high-quality advertising media resources, our ability to negotiate the prices of desired advertising media resources is often limited. If we are unable to fully pass increased advertising media costs on to advertising clients, our profit margins could be significantly reduced and our financial condition and results of operations may be materially and adversely affected; and

•	Potential Impairment of Our Goodwill and Intangible Assets Associated with Our Acquisitions. We have expanded our business significantly through acquisitions. We assess the carrying value of our goodwill and intangible assets with indefinite lives on an annual basis and when factors indicate that an impairment may have occurred. We incurred an impairment loss on goodwill of $0.3 million in 2006 based on our evaluation of the fair value of our investment in Daren. Since October 2007, we have made a number of acquisitions and have agreed to acquire another entity. We expect to have a substantial amount of goodwill and intangible assets as a result of these acquisitions. As of December 31, 2008 and September 30, 2009, our goodwill was $15.9 million and $15.7 million, respectively, and our acquired intangible assets were $3.5 million and $2.4 million, respectively. We may record additional goodwill as the amount of the remaining consideration to be paid in connection with our recent acquisitions becomes ascertainable and the completion of the pending acquisitions of Yarun and WinClick. Our management estimated that the remaining earn-out consideration payable in 2010, 2011, 2012 and 2013 would be $14.2 million, $25.4 million, $10.8 million and $4.9 million, respectively. See “Recent Acquisitions — Earn-Out and Other Consideration” for a discussion of the basis and assumptions of these estimates. Our company did not record any impairment loss on goodwill in 2007, 2008 or the nine months ended September 30, 2009. However, we may incur impairment losses on goodwill or intangible assets on these recent acquisitions in the future, although we cannot predict whether and when this will occur. Circumstances that could trigger an impairment test between annual tests include, but are not limited to, a significant adverse change in the business climate or legal factors, an adverse action or assessment by a regulator, unanticipated competition and loss of key personnel. In addition, we have agreed to pay additional cash consideration in U.S. dollars equivalent to RMB33.0 million ($4.8 million) with respect to WinClick in 2010 and RMB1.6 million ($0.2 million) plus the U.S. dollar equivalent of RMB2.2 million ($0.3 million) in 2010 for the remaining 40% equity interest in Hongmen. See “Recent Acquisitions.”

We have a limited operating history upon which you can evaluate our business. Our recent rapid revenue growth, which is largely due to acquisitions, should not be taken as indicative of the rate of our revenue growth, if any, that can be expected in the future. For a discussion of important factors that may affect our business, financial condition and results of operations, see “Risk Factors.”

In 2006 and 2007, our business, primarily comprised of our radio network, was managed as a single operating segment in China. Our management reviewed our consolidated results of operations prepared in accordance with U.S. GAAP when making decisions about allocating our resources and assessing our performance, and our internal reporting did not distinguish between markets or segments. Beginning with 2008 and subsequent to the completion of our acquisitions of Alliance Online, Hongmen, Dianguang and Yanhuang, we have been managing our business based on four segments: (i) television advertising platform, (ii) radio network, consisting of both our radio network business and Internet and interactive services, (iii) outdoor advertising network, and (iv) public relations and event marketing business.

Revenues

We derive a substantial majority of our revenues from the provision of advertising and advertising agency services to our clients, most of whom are represented by advertising agencies. Our advertising and advertising agency services involve a variety of advertising media channels, including television, radio, outdoor and Internet.

Our radio business was formed through our acquisition of Daren in November 2005, while all other businesses were formed through acquisitions that took place in or after October 2007. As a result, our radio business accounted for substantially all of our revenues for 2006 and 2007. Following our acquisition of Breeze on October 30, 2007, which primarily engages in the production of interactive radio programs, our results of operations for 2007 also reflected Breeze’s results of operations for the months of November and December 2007. Following our acquisitions of Alliance Online, Hongmen, Dianguang and Yanhuang in February, May, July and September 2008, respectively, our results of operations for 2008 also reflected those of such four acquired entities starting from the respective acquisition closing dates. We control Daren, Breeze and Alliance Online through contractual arrangements with Wanli and its shareholders without directly or indirectly owning any equity interest in these entities. In addition, we control Hongmen through our direct interest and these contractual arrangements with Wanli. See “Our Corporate Structure — Corporate Structure” and “Our Corporate Structure — Contractual Arrangements.”

We currently group our revenues into the following four categories:

Advertising Placement Services Revenues.  In 2006 and 2007, we derived advertising placement services revenues primarily from (i) providing radio media planning and buying services and (ii) selling advertising time bundled with our radio programs. In 2008, following our acquisitions of Hongmen, Dianguang and Yanhuang, we started to derive a significant portion of our advertising placement services revenues from selling advertising time slots around one television program and advertising space on our outdoor advertising network. Our advertising placement services revenues accounted for 96.1%, 93.0%, 80.0%, 68.9% and 93.0% of our total revenues in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively.

Advertising Production Services Revenues.  Our revenues from advertising production services in 2006 and 2007 were primarily derived from (i) selling radio programs to radio stations and (ii) providing radio station consultancy services. Following our acquisition of Yanhuang in September 2008, we also started to derive revenues from production of outdoor advertisements for clients. Our revenues from advertising production services accounted for 3.9%, 4.5%, 3.8%, 6.0% and 0.6% of our total revenues in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively.

Public Relations Services Revenues.  Following our acquisition of Alliance Online in February 2008, we started to generate revenues from providing public relations and event marketing services. Public relations services revenues accounted for 10.9%, 18.5% and 6.0% of our total revenues in 2008 and the nine months ended September 30, 2008 and 2009, respectively.

Revenues from Other Services.  Starting from November 1, 2007, we began to generate revenues from value-added telecommunications service providers in connection with Breeze’s cooperation with them in operating interactive radio programs. In 2008, we also derived revenues from a one-time project with respect to promoting and selling certain mobile phone-based communication applications called EQO. We scaled back certain interactive radio programs in 2009. Revenues from other services accounted for 2.5%, 5.3%, 6.6% and 0.4% of our total revenues in 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively.

In any given period, a number of factors may impact our revenues. For a detailed discussion of the factors that may cause our revenues to fluctuate, see “Risk Factors — Risks Relating to Our Business — Our quarterly operating results may fluctuate significantly from period to period in the future.”

Our net revenues exclude PRC business tax and related surcharges, which currently are levied at a rate ranging from 8.40% to 9.45% on our advertising placement services revenues after deduction of certain operating costs, and from 5.25% to 5.70% for our advertising production services revenues.

In terms of revenue contribution, our clients for 2006 and 2007 consisted primarily of clients that purchased our radio media planning and buying services. Our clients for 2008 and the nine months ended September 30, 2009 consisted primarily of clients that purchased our various advertising and related services on our cross-media platform. The largest client in 2006 and 2007 accounted for 25.2% and 19.0%, respectively, of our total revenues. Our five largest clients for 2007 and 2008 and the nine months ended September 30, 2009 collectively accounted for 48.4%, 25.8% and 33.6% of our total revenues, respectively. We may continue to be dependent on a small number of clients for a substantial portion of our revenues in the future.

Operating Costs and Expenses

Our operating costs and expenses generally consist of (i) advertising placement and production costs, (ii) salary and employee benefits expenses, (iii) selling and marketing expenses, (iv) general and administrative expenses, (v) amortization of intangible assets and (vi) impairment loss on goodwill.

Advertising Placement and Production Costs.  In 2006 and 2007, advertising placement and production costs primarily included costs for purchasing advertising time from radio stations in connection with our radio media planning and buying services and, to a lesser extent, costs related to the production of our radio programs. In 2008 and the nine months ended September 30, 2009, it also included costs for obtaining exclusive television advertising agency rights in connection with our television advertising business, and concession fees paid to location providers and leasing fees paid to owners or operators of billboards or other displays in connection with our outdoor advertising network. As a percentage of our total net revenues, advertising placement and production service costs decreased from 92.7% in 2007 to 72.4% in 2008 and to 63.1% in the nine months ended September 30, 2009, reflecting that we commenced operating outdoor and television advertising businesses in May and July 2008, respectively, that have higher profit margins than our radio media planning and buying services.

Salary and Employee Benefits Expenses.  Salary and employee benefits expenses consist primarily of compensation and benefits for our officers and other employees, including compensation and benefits for our general management, sales and marketing staff and finance and administrative staff. Salary and employee benefits expenses as a percentage of our total net revenues were 51.6%, 33.2%, 29.1%, 42.3% and 12.7% in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively. We expect our salary and employee benefits expenses to increase in absolute terms in the near future due to the significant growth in the number of our employees as a result of the expansion of our operations, largely attributable to our recent acquisitions.

Salary and employee benefits expenses also include share-based compensation expenses. We account for share-based compensation expenses based on the fair value of share option grants at the date of grant. We adopted our current employee share option scheme in December 2004, as amended on December 31, 2009, and, as of February 28, 2010, options to purchase 2,133,004 common shares had been granted and were outstanding under our employee share option scheme. We incurred $2,018, $2,034, $6,586, $4,818 and $4,520 in share-based compensation expenses in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively, and expect to additionally incur approximately $8.7 million in share-based compensation expenses in respect of these options over the next few years. For additional information regarding our share-based compensation expenses, see Notes 20 and 26 to our audited consolidated financial statements included elsewhere in this prospectus.

Selling and Marketing Expenses.  Selling and marketing expenses consist primarily of expenses for promotional, advertising, travel and entertainment activities, and do not include compensation and benefits for our sales and marketing staff. Selling and marketing expenses as a percentage of our total net revenues were 18.7%, 14.2%, 2.6%, 3.5% and 0.9% in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively. Our selling and marketing expenses in absolute terms decreased significantly in 2008 compared to 2007, and decreased in the nine months ended September 30, 2009 compared to the same period in 2008, primarily reflecting decreased sales and marketing activities associated with our radio media planning and buying business. However, we expect our selling and marketing expenses to increase in absolute terms in the future since we expect further increase in our sales and marketing activities as our business grows.

General and Administrative Expenses.  General and administrative expenses consist primarily of depreciation and amortization with respect to equipment used for general corporate purposes, professional service fees, rental costs for our office premises, and other expenses incurred in connection with general corporate purposes, and do not include compensation and benefits for our management, finance and general administrative staff. General and administrative expenses as a percentage of our total net revenues were 48.8%, 39.2%, 22.0%, 27.2% and 10.3% in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively. We expect our general and administrative expenses to increase in absolute terms as we expand our operations, including through acquisitions, and become a U.S.-listed public company following this offering.

Amortization of Intangible Assets.  Our intangible assets comprise acquired customer relationships, advertising agency agreements, non-competition agreements, backlog orders, broadcasting agreements and supplier contracts. Amortization of intangible assets is calculated based on the estimated useful lives of the assets. As a result of our recent acquisitions, our acquired intangible assets balance increased from $0.2 million as of December 31, 2007 to $3.5 million as of December 31, 2008. We did not acquire new intangible assets in the nine months ended September 30, 2009 and our acquired intangible assets decreased to $2.4 million as of September 30, 2009 due to amortization charges. Our intangible assets amortization expenses increased from nil in 2006, to $0.01 million in 2007, and to $1.1 million in 2008, and from $0.4 million in the nine months ended September 30, 2008 to $1.1 million in the same period in 2009, reflecting the increases in acquired intangible assets balance in these periods. Based on the acquired intangible assets balance as of September 30, 2009, we estimate our intangible assets amortization expenses to be $0.8 million, $0.5 million, $0.4 million and $0.4 million in 2010, 2011, 2012 and 2013, respectively. However, if we acquire additional intangible assets, we will incur more intangible assets amortization expenses.

Impairment Loss on Goodwill.  As of December 31, 2007 and 2008 and September 30, 2009, we had a goodwill balance of $0.4 million, $15.9 million and $15.7 million, respectively. We incurred an impairment loss on goodwill of $0.3 million in 2006 in connection with our acquisition of Daren in 2005. In conducting our annual impairment test, we undertook a valuation of Daren based on the expected present value of future cash flows, which resulted in the impairment loss on goodwill in 2006, reflecting continued losses of Daren. See “— Critical Accounting Policies — Impairment on Goodwill.” As a result of our recent acquisitions, we may need to recognize a significant amount of goodwill. We may incur additional goodwill impairment charges in the future, although we cannot predict whether and when these impairment charges will occur.

Change in Fair Value of Embedded Derivatives

Change in fair value of embedded derivatives was attributable to the mark to market adjustments for the embedded derivatives related to the conversion options under terms of the zero-interest 2004 shareholder loan. We have the option to settle the 2004 shareholder loan using the shares we hold in One Media Group. These options meet the definition of an embedded derivative after One Media Group was listed on the Hong Kong Stock Exchange in 2005. We had an unrealized gain of $1.5 million, an unrealized loss of $0.07 million, an unrealized gain of $0.4 million, an unrealized gain of $0.4 million and an unrealized loss of $0.02 million in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively, due to the changes in the fair value of the derivative financial instruments. For details, see Note 14 to our audited consolidated financial statements included elsewhere in this prospectus.

Impairment Loss on Marketable Securities

We lost significant influence over One Media Group as a result of the reduction in our representation on its board of directors and resignations by our representatives from two executive positions of One Media Group. Therefore, we changed the accounting treatment of our investment in One Media Group from the equity method to available-for-sale securities starting from June 1, 2008. We incurred an impairment loss of $2.7 million in 2008 due to a sustained decline in the market value of our investment in One Media Group over a prolonged period of time. We had no marketable securities in 2006 or 2007 and did not incur any impairment loss on marketable securities in the nine months ended September 30, 2009.

Net Other (Expense)/Income

We had net other expenses of $0.04 million, $0.03 million, $0.2 million and $0.2 million in 2006, 2007, 2008 and the nine months ended September 30, 2008, respectively. Our net other expenses in 2006, 2007, 2008 and the nine months ended September 30, 2008 primarily consisted of foreign exchange losses, except the net other expenses in 2008 were partially offset by a gain from the disposal of Daren’s investment in an associate. Our net other income of $0.3 million in the nine months ended September 30, 2009 mainly consisted of certain pre-paid deposit forfeited to us by an advertising client as well as dividends received from One Media Group.

Loss/(Income) from Investments in Associates

We account for investments in associates using the equity method and recognize a loss when the estimated amount to be realized from such investments falls below their carrying value and such decline in value is considered other than temporary. In addition, we recognize loss or income from investments in associates to reflect our share of the net loss or income of our associates based on our proportionate equity interest in associates. In 2006, 2007 and 2008, we had a loss of $3.7 million, income of $0.1 million and a loss of $0.8 million, respectively, from investments in associates. Our loss from investments in associates in 2006 was primarily due to a decline in the value of our investment in One Media Group, which we accounted for using the equity method of accounting at that time, and, to a lesser extent, our share of the loss in One Media Group. Our income from investments in associates in 2007 was largely due to a gain from our share of the profit in One Media Group. Our loss from investments in associates in 2008 was mainly attributable to the impairment loss on our investment in FLOG, which was partially offset by a gain from our share of the profit in One Media Group. We wrote off our investment in FLOG in 2008 because we determined that the recovery of the investment was remote, based on our understanding of FLOG’s financial condition. We did not record any loss or income from investments in associates in the nine months ended September 30, 2009. For details, see Note 8 to our audited consolidated financial statements included elsewhere in this prospectus.

Corporate Structure

We are a Cayman Islands holding company and currently conduct substantially all of our business through our operating subsidiaries in China, Redgate Interactive and Redgate Beijing, one of our consolidated variable interest entities, Wanli, and their respective subsidiaries. Wanli is a PRC company wholly owned by PRC citizens that we established in 2005 mainly to hold our equity interest in Daren. Together with Breeze, Daren carries out our radio business in China, including program production. We do not directly or indirectly have any equity interest in Wanli or its subsidiaries, including Daren, Breeze and Alliance Online, except for Hongmen, in which we own an 18.4% equity interest, but Redgate Beijing and Redgate Hong Kong have entered into a series of contractual arrangements with Wanli and its shareholders. As a result of these contractual arrangements, we are considered the primary beneficiary of Wanli and, accordingly, we consolidate the results of operations of Wanli as well as Daren, Breeze, Hongmen and Alliance Online in our financial statements. For a description of these contractual agreements, see “Our Corporate Structure — Contractual Arrangements” and “Related Party Transactions — Transactions Related to Our Corporate Structure.”

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect our reporting of, among other things, assets and liabilities, contingent assets and liabilities and revenues and expenses. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and other factors that we believe to be relevant under the circumstances. Since our financial reporting process inherently relies on the use of estimates and assumptions, our actual results could differ from what we expect. This is especially true with some accounting policies that require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our audited consolidated financial statements because they involve the greatest reliance on our management’s judgment.

Acquisition

We apply the purchase method of accounting to account for acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the identifiable assets acquired and liabilities and contingent liabilities incurred or assumed at the date of acquisition, plus costs directly attributable to the acquisition. The proportionate share of identifiable assets acquired and liabilities and contingent liabilities assumed in a business acquisition are measured initially at their fair values at the acquisition date. The excess of the cost of acquisition over the fair value of our share of the identifiable net assets acquired is recorded as goodwill. Contingent consideration is recognized on resolution of the contingency in accordance with the terms of the underlying agreements.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred and/or service has been performed, the price is fixed or determinable and collection is reasonably assured.

Revenues presented in the consolidated statements of operations include revenues from advertising placement services, advertising production services and other services, including public relationship and events marketing services.

Advertising Placement Services

Revenues from our television and radio advertising placement services are recognized ratably over the periods in which the advertisements are broadcast. In the vast majority of the advertising placement arrangements, we purchased advertising time slots for an annual fixed media cost from media suppliers such as radio stations or television stations, and attempted to sell the time slots to advertisers. We are considered the primary obligor in the arrangement, and are exposed to general inventory risk relating to the radio and television advertising time slots and the outdoor advertising billboard usage. We have reasonable latitude to establish the price, and take on the credit risks associated with customers. As a result, revenues and cost of sales are recorded on a gross basis. We evaluate the terms of our customer agreements and give appropriate consideration to other key indicators, such as inventory risk, latitude in establishing price, discretion in supplier selection and credit risk to the vendor. As a result of the assessment, we record the gross billings to clients as revenues because we believe that we, not the media suppliers, are the primary obligor in these arrangements.

Revenues from outdoor advertising placement services are recognized ratably over the time periods in which the advertisement is displayed in accordance with the terms of the underlying agreements. Prepayments for the advertisement placement services are deferred and recognized when the advertisement is displayed.

Advertising Production Services

Revenues from production services are recognized in the period in which the radio programs or radio consultancy services are delivered to clients, provided that no additional performance obligations remain.

Public Relationship and Events Marketing Services

Revenues from public relationship and event marketing services are recognized upon delivery of the services provided that no additional performance obligations remain according to the terms of the service contracts.

Non-Monetary Exchanges

We periodically exchange advertising time slots with other entities for assets or services. Such transactions are accounted for as non-monetary exchanges. We did not recognize any revenue or gains from non-monetary exchanges during the periods presented.

Impairment on Goodwill

We test goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on October 1 on an annual basis, or more frequently if facts and circumstances warrant a review. We make judgments about goodwill whenever events or changes in circumstances indicate that an impairment in the value of goodwill recorded on our balance sheet may exist. The timing of an impairment test may result in charges to our statements of operations in our current reporting period that could not have been reasonably foreseen in prior periods. Application of an impairment test of goodwill requires judgment, including the identification of reporting units, assigning assets and liabilities to the reporting units, assigning goodwill to reporting units and estimating the fair value of each reporting unit. Changes in these estimates and assumptions could materially affect the determination of fair value of each reporting unit which could trigger impairment.

As of December 31, 2007 and 2008 and September 30, 2009, we had a goodwill balance of $0.4 million, $15.9 million and $15.7 million, respectively. We incurred a goodwill impairment loss of $0.3 million in 2006 in connection with our acquisition of Daren. In conducting our annual impairment test, we undertook a valuation of Daren using the discounted cash flow method and took into account factors such as the overall and industry economic conditions and trends as well as market risks of Daren, which resulted in an impairment loss on goodwill of $0.3 million in 2006, reflecting the continued losses of Daren in 2005 and 2006. We will perform the annual goodwill impairment test generally as of October 1, to determine if there is any further goodwill impairment. We had a goodwill balance of $15.9 million and $15.7 million as of December 31, 2008 and September 30, 2009, respectively, arising from our acquisition of Breeze in October 2007 and a number of acquisitions we consummated in 2008. The recognition of goodwill from these acquisitions was a result of a purchase price in excess of the tangible assets and identifiable intangible assets acquired and the goodwill they had generated from the operation of various advertising services. We may incur additional impairment loss on goodwill in the future.

Non-Controlling Interests

Non-controlling interests represent the equity interests in our subsidiaries that are not attributable, either directly or indirectly, to our company. Prior to January 1, 2009, if the carrying value of the non-controlling interests’ equity of the subsidiary reduces to zero, the subsidiary’s losses are no longer allocated to the non-controlling interests.

On January 1, 2009, we adopted the new U.S. GAAP guidance, which establishes accounting and reporting standards for the non-controlling interests in a subsidiary and for the deconsolidation of a subsidiary. As required, we have incorporated the changes in our consolidated financial statements presentation for all periods presented.

Share-Based Compensation

Share-based payment transactions with employees (including our founders), such as share options, are measured based on the fair value of the equity instrument issued on the date of grant and recognized as compensation expense over the requisite service period based on graded vesting attribution method. If the equity instrument is modified after the grant date, additional compensation expenses may be recognized, in an amount equal to the excess of the fair value of the modified equity instrument over the fair value of the original equity instrument immediately before the modification. The additional compensation expenses are recognized immediately on the date of the modification or over the remaining requisite service period, depending on the vesting status of the options.

We estimated the fair value of our share options at the respective grant dates or modification date using the binomial option pricing valuation model, or binomial model, with the assistance of American Appraisal China Limited, or American Appraisal, an unrelated and independent valuation firm. Under this model, we made a number of assumptions regarding the fair value of the options, including:

•	the expected future volatility of our common share price;

•	the risk-free interest rate;

•	the expected dividend yield; and

•	the estimated fair value of our common shares at the grant date.

We estimated the expected future volatility of our common share price based on the historical price volatility of the publicly traded shares of 12 comparable companies in the advertising, media and related businesses over the periods equal to the contractual term of our share options since we were a privately-held company as of each of the respective grant dates. The risk-free interest rate was based on the market yield of China sovereign bonds denominated in U.S. dollars with maturity terms equal to the contractual term of the options. The dividend yield was estimated to be zero.

The estimated fair value of our common shares as of the respective grant dates was determined based on valuations performed by our management with the assistance of American Appraisal. Specifically, the estimated per share fair value of our common shares as of (i) January 2, 2004, (ii) September 14, 2004, (iii) December 6, 2005, (iv) December 31, 2006, (v) October 23, 2007, (vi) March 18, 2008, (vii) March 24, 2008, (viii) March 30, 2009, (ix) November 25, 2009 and (x) December 31, 2009 was $1.93, $1.68, $0.97, $0.09, $1.59, $1.45, $1.45, $0.58, $4.36 and $4.08, respectively. The number of options granted on March 18, 2008, March 24, 2008 and March 30, 2009 were 26,400, 21,600 and 5,600, respectively, and their intrinsic value for respective grant dates was zero. The aggregate number of options modified and granted on December 31, 2009 was 2,133,004 and the intrinsic value based on estimated common share price as of December 31, 2009 was approximately $8.7 million. For grants between January 2, 2004 and March 24, 2008, valuations were performed retrospectively. For the grants on March 30, 2009, November 25, 2009 and December 31, 2009, valuations were performed contemporaneously.

To the extent our capital structure was comprised of common shares and preference shares as of a grant date (other than the grant and modification on December 31, 2009), we used the option-pricing method to allocate total equity value derived to different classes of shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” or the Practice Aid. Under the option-pricing method, we treated common shares and preference shares as call options on our enterprise value, with exercise prices based on the liquidation preference of our preference shares. We estimated the value of these call options using the Black-Scholes option-pricing model.

Valuation of Equity as of January 2, 2004

We subscribed for 40% equity interest in Winmax on April 30, 2004. Given that no significant changes in the financial, business and other conditions of our company occurred that would materially impact the fair equity value of our company between January 2004 to April 2004 and that the investment in Winmax had been contemplated since before January 2, 2004, the estimated fair value of share options granted on January 2, 2004 was determined based on the fair value of our common shares as of April 30, 2004, which was derived by using the allocation method described above based on our total equity value as of that date. Our total equity value as of April 30, 2004 was determined to be the sum of the value of our percentage interest in Winmax and our net asset value as of the end of 2003. The equity value of Winmax was determined by our management with the assistance of American Appraisal. The fair value of our common shares as of January 2, 2004 was estimated to be $1.93 per share.

Valuation of Equity as of September 14, 2004

We issued and sold a certain number of our Class C preference shares at the price of $2.71 per share on September 20, 2004. As we believed that there was no material change in our operations in the short period between September 14, 2004 and September 20, 2004 that would materially impact the fair value of our total equity value, our total equity value as of September 20, 2004 was backward deduced from the price paid by investors to purchase our Class C preference shares on that date using the option-pricing model. Since such sale and purchase of our preference shares took place primarily between unrelated parties at arm’s length and the aggregate number of our preference shares sold in that transaction accounted for more than 10% of our total issued and outstanding shares, we believe that the purchase price paid by investors in that transaction reflected the fair equity value of our company at the time of that transaction. The fair value of our common shares as of September 14, 2004 was estimated to be $1.68 per share. In addition, as we were in an early stage of fund-raising, we had not engaged in any active business operations in 2004. Therefore, there was no financial projection available for the purposes of conducting a valuation.

Valuation of Equity as of December 6, 2005

The fair value of our share options granted on December 6, 2005 was determined based on the fair value of our common shares as of that day. Our assets as of December 6, 2005 primarily consisted of our equity interest in One Media Group, which has been publicly traded on the Hong Kong Stock Exchange since October 2005, and our equity interest in Daren which we acquired on November 28, 2005. As we believed that there was no material change in Daren’s operations in the short period between November 28, 2005 and December 6, 2005 that would materially impact its fair value as reflected by the purchase price we paid, our equity value as of December 6, 2005 was derived based on (i) the market capitalization of our equity interest in One Media Group calculated based on trading price, (ii) the net asset value of our equity interest in Daren, which was based on the purchase price we paid, and (iii) the net asset value of our other assets. The fair value of our common shares as of December 6, 2005 was estimated to be $0.97 per share. The decrease in our common share value from $1.68 per share as of September 14, 2004 to $0.97 per share as of December 6, 2005 was primarily due to the dilutive effect of the Class C preference shares we issued on September 20, 2004 on our common share value.

Valuation of Equity as of December 31, 2006

The fair value of our share options granted on December 31, 2006 was determined based on the fair value of our common shares as of that day. As our assets as of December 31, 2006 primarily consisted of our equity interest in One Media Group and our equity interest in Daren, our equity value as of that date was derived based on (i) the market capitalization of our equity interest in One Media Group, (ii) the net asset value of our equity interest in Daren which we believed represented the fair value of Daren based on its business and financial conditions and prospects at that time, and (iii) the net assets value of our other assets. The fair value of our common shares as of December 31, 2006 was estimated to be $0.09 per share. The decrease in our common share value from $0.97 per share as of December 6, 2005 to $0.09 per share as of December 31, 2006 was primarily due to (i) a decline in the market capitalization of our equity interest in One Media Group as a result of both a significant decline in its trading price during that period and a reduction in our equity interest in One Media Group from 29.55% to 11.07% in October 2006, and (ii) impairment charges for our investment in Daren.

Valuations of Equity as of October 23, 2007, March 18, 2008 and March 24, 2008

We issued and sold a certain number of our Class D preference shares on September 7, 2007. As we believed that there was no material change in our operations in the short period between September 7, 2007 and October 23, 2007 that would materially impact the fair value of our total equity value, our total equity value as of October 23, 2007 was determined to be equal to that as of September 7, 2007. As we believed that there was no material change in our operations in the short period between March 18, 2008 and March 24, 2008 that would materially impact the fair value of our total equity value, our total equity value as of March 24, 2008 was determined to be equal to that as of March 18, 2008. The fair value of our common shares was estimated to be $1.59 per share and $1.45 per share as of September 7, 2007 and March 18, 2008, respectively. The increase in our common share value from $0.09 as of December 31, 2006 to $1.59 per share as of September 7, 2007 was primarily due to the proposed acquisitions of Breeze and Hongmen, which were expected to expand our business operations and improve our cash flow and financial prospects, partially offset by the dilutive effect of our Class D preference shares issued on September 7, 2007. The slight decrease of our common share value from $1.59 per share as of September 7, 2007 to $1.45 per share as of March 18, 2008 was primarily due to a generally unfavorable market sentiment towards China-based publicly-traded companies, including five comparable companies used in our valuations, reflected in an overall decrease in the market value of those companies, which was partially offset by our acquisitions of Alliance Online in February 2008.

Valuation of Equity as of March 30, 2009

On May 15, 2009, we issued a promissory note in a principal amount of up to $5 million issued to Uni-Asia, convertible into and secured by our Class F preference shares. As we believed that there was no material change in our operations in the short period between March 30, 2009 and May 15, 2009 that would materially impact the fair value of our total equity value, our total equity value as of March 30, 2009 was determined to be equal to that as of May 15, 2009. The fair value of our common shares was estimated to be $0.58 per share as of March 30, 2009. The decrease of our per share common share value from $1.45 as of March 18, 2008 to $0.58 as of March 30, 2009 was primarily due to a generally unfavorable market sentiment towards China-based publicly-traded companies, including five comparable companies used in our valuations, reflected in an overall decrease in the market value of those companies.

Valuations of Equity as of November 25, 2009 and December 31, 2009

We issued and sold a certain number of our Class G preference shares during November 24, 2009 and January 13, 2010 at the same price of $4.91 per share, and a valuation was performed as of November 25, 2009. As we believe that there was no material change in our operations between November 25, 2009 and the date of this offering that would materially impact the fair value of our total equity value, we have determined the fair value of our common shares as of December 31, 2009 based on the time proportion value, calculated using (i) the common share value as of November 25, 2009 based on the valuation performed as of that date and as of the date of this prospectus based on the midpoint of the estimated price range of this offering, respectively, and (ii) the number of days between November 25, 2009 and December 31, 2009 and between December 31, 2009 and the date of this prospectus, respectively.

We have performed valuations on our common shares as of September 7, 2007, March 18, 2008, May 15, 2009 and November 25, 2009, respectively. The following discussion sets forth the significant factors considered and key assumptions and methodologies used in such valuations.

Significant Factors Considered.  Determining the fair equity value requires making complex and subjective judgments, including those regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of each grant of share options. The significant factors considered include the following:

•	our financial and operating results;

•	the assumptions and basis of our financial projections;

•	the nature of our business since our inception;

•	the stage of development of our operations;

•	our business plan;

•	our business risks;

•	the nature and prospects of the advertising and media industries in China;

•	the global economic outlook in general and the specific economic and competitive elements affecting our business, industry and market; and

•	the market-derived investment returns of entities engaged in the advertising and media businesses.

Methodologies and Key Assumptions.  We used a combination of (i) the guideline company method under the market approach and (ii) the discounted cash flow method, or DCF method, under the income approach to assess the fair value of our equity value as of September 7, 2007, March 18, 2008, May 15, 2009 and November 25, 2009, respectively. We assigned an equal weighting of 50% to each of the results obtained using the guideline company method and the results obtained using the DCF method.

Under the guideline company method, different value measures and market multiples of comparable companies were calculated and analyzed to induce a series of multiples that were considered representative of the industry average. The market multiples were then adjusted based on our growth rate, business risks and profitability. Thereafter, the adjusted multiples were applied to our performance indicators to determine our value on a minority and freely-traded basis. We specifically applied the financial ratios of enterprise value to revenues multiple, or EV/Revenues multiple, and enterprise value to earnings before interest, tax, depreciation and amortization multiple, or EV/EBITDA multiple, to our projected financial results for 2010 in arriving at an indicative value of us under the guideline company method. For the valuation with respect to our equity value as of September 7, 2007, we applied an EV/Revenues multiple of 0.9 and an EV/EBITDA multiple of 5.0, compared to an EV/Revenues multiple of 0.6 and an EV/EBITDA multiple of 3.9 for the valuation with respect to our equity value as of March 18, 2008. On May 15, 2009, we applied an EV/Revenues multiple of 0.7 and an EV/EBITDA multiple of 3.3 for the valuation with respect to our equity value as of that date, compared to an EV/Revenues multiple of 1.3 and an EV/EBITDA multiple of 5.7 for the valuation with respect to our equity value as of November 25, 2009.

We have selected 12 companies in the advertising, media and related businesses for reference as comparable companies: Omnicom Group Inc., Interpublic Group of Companies, Inc., World Wrestling Entertainment, Inc., WPP Group plc, Dahe Media Company Limited, Clear Channel Outdoor Holdings, Inc., Lamar Advertising Company, JC Decaux SA, Focus Media Holding Limited, Clear Media Limited, RoadShow Holdings Limited and Tom Group Limited.

The DCF method involved applying appropriate discount rates to future free cash flows that are based on five-year financial projections developed by us. The major assumptions used in deriving the financial projections were consistent with our business plan at the time of the valuation. In deriving the discount rates used in the DCF method, we considered the weighted average cost of capital, or WACC, applicable to us as well. The WACC we used were 20%, 20%, 17% and 17% for the valuations with respect to our equity value as of September 7, 2007, March 18, 2008, May 15, 2009 and November 25, 2009, respectively.

In addition, we have taken into account the discount for lack of marketability of our shares in the valuation to reflect the fact that we are a private company. We quantified the discount for lack of marketability, or DLOM, using the option-pricing method. This method treats the right to sell a company’s shares freely before a liquidity event as a put option. The more distant the valuation date is from a liquidation event, the higher the put option value and thus the higher the implied DLOM. We obtained and used a DLOM of 15% for the valuations with respect to our equity value as of September 7, 2007, March 18, 2008 and May 15, 2009, and 10% for the valuation with respect to our equity value as of November 25, 2009, respectively.

In addition, we made other assumptions in assessing the fair value of our common shares, including the following:

•	that no material changes will occur in the applicable future periods in the existing political, legal, fiscal or economic conditions and in the advertising and media industries in China;

•	that no material changes will occur in the current taxation law in China and the applicable tax rates will remain unchanged;

•	that exchange rates and interest rates in the applicable future periods will not differ materially from the current rates;

•	that our future growth will not be constrained by lack of funding;

•	that we have the ability to retain competent management and key personnel to support our ongoing operations; and

•	that industry trends and market conditions for the advertising, media and related industries will not deviate significantly from current forecasts.

It should be noted that the binomial model requires the input of highly subjective assumptions, including the expected share price volatility. We use projected volatility rates, which are based upon historical price volatility rates experienced by comparable public companies. Because changes in the subjective input assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our share options. Changes in our estimates and assumptions regarding the expected volatility and fair value of our common shares, for example, could significantly impact the estimated fair value of our share options and, as a result, our net income and net income attributable to holders of our common shares.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with a short operating history and limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In the course of auditing our consolidated financial statements for the three years ended December 31, 2008 and nine months ended September 30, 2009, we and our independent registered public accounting firm identified one material weakness and one significant deficiency in our internal control over financial reporting, as defined in AU 325, Communicating Internal Control Related Matters Identified in an Audit, of the AICPA Professional Standards. A material weakness is a deficiency, or combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our company’s financial statements will not be prevented, or detected and corrected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance.

The material weakness identified relates to the lack of sufficient accounting personnel with appropriate understanding of U.S. GAAP accounting issues and the SEC reporting requirements. The significant deficiency relates to the lack of standard chart of accounts and written accounting manual and closing procedures to facilitate preparation of financial statements under U.S. GAAP for financial reporting purposes. The material weakness resulted in audit adjustments and corrections to our financial statements.

We plan to take initiatives to improve our internal control over financial reporting and disclosure controls, including (i) establishing an audit committee to oversee the accounting and financial reporting processes as well as external and internal audits of our company, (ii) establishing an internal audit function, (iii) hiring additional qualified professionals with relevant U.S. GAAP accounting experience for our finance and accounting department at both headquarters and subsidiaries levels, (iv) providing additional accounting and financial reporting training for our existing personnel, (v) standardizing our accounting systems by introducing additional programs and procedures, (vi) formalizing and standardizing policies and procedures in relation to period-end-closing and financial reporting at both headquarters and subsidiaries levels and (vii) increasing the level of interaction among our management, audit committee and other external advisors. However, the implementation of these initiatives may not fully address the material weakness and significant deficiency in our internal control over financial reporting. See “Risk Factors — Risks Relating to Our Business — We have no business liability, interruption, litigation or casualty insurance coverage, which may result in our incurring substantial costs and the diversion of resources.”

Upon the completion of this offering, we will become a public company in the United States that will be subject to the U.S. Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2010. In addition, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective due to our failure to cure the identified material weakness and significant deficiency or otherwise. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our internal control or the level at which our control is documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Taxes and Incentives

Cayman Islands and British Virgin Islands

Our company, as an exempted company incorporated in the Cayman Islands, and Redgate Radio Ltd. and RGM Ventures, our wholly owned subsidiaries incorporated in the British Virgin Islands, are not subject to any income or capital gains tax or withholding taxes on dividend payments under the current laws of the Cayman Islands and the British Virgin Islands.

Hong Kong

Redgate Hong Kong and Pacific Asia Mode Cube Limited, or PAMC, our wholly owned subsidiaries incorporated in Hong Kong, are subject to income tax at a rate of 17.5% prior to December 31, 2007 and 16.5% thereafter on their taxable income generated from operations in Hong Kong. Certain specified types of income such as dividends derived from subsidiaries and qualified interest income are not subject to income taxes in accordance with the relevant Hong Kong tax rules and regulations. Payments of dividends by Redgate Hong Kong or PAMC to their respective equity owners are not subject to any withholding tax in Hong Kong.

PRC

Our subsidiaries, our variable interest entities and their respective subsidiaries operating in China are generally subject to PRC enterprise income tax and business tax as described below:

Enterprise Income Tax.  Prior to January 1, 2008, both domestic and foreign-invested enterprises were generally subject to an enterprise income tax rate of 33% in China. There were various tax breaks available under then PRC tax laws and regulations. For example, a company qualified as a “high and new technology enterprise” in the Beijing New Technology Industry Development Zone was entitled to a preferential enterprise income tax rate of 15%, a three-year tax exemption for the first three years of operation and a 50% tax reduction for the subsequent three years.

On March 16, 2007, the National People’s Congress of the PRC adopted the PRC Enterprise Income Tax Law, which, together with its implementation rules promulgated by the PRC State Council on December 6, 2007, came into effect on January 1, 2008. The PRC Enterprise Income Tax Law imposes a tax rate of 25% on all enterprises, including foreign-invested enterprises, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations. However, under the PRC Enterprise Income Tax Law, enterprises that were incorporated before March 16, 2007 and already enjoy preferential tax treatments will continue to enjoy them (i) in the case of preferential tax rates, for a period of five years from January 1, 2008, or (ii) in the case of preferential tax exemptions or reductions for a specified term, until the expiration of such term. Breeze qualified as a “high and new technology enterprise” in the Beijing New Technology Industry Development Zone for 2005 to 2007 and was entitled to a tax holiday of a three-year exemption from 2005 to 2007, and is subject to enterprise income tax at a rate of 25% thereafter. Hongmen is subject to enterprise income tax at the rate of 2.5% before December 31, 2008, and will be subject to enterprise income tax at a rate of 25% thereafter. All of our other operating entities in China have been paying enterprise income tax at the rate of 25% beginning on January 1, 2008.

According to the PRC Enterprise Income Tax Law, dividends paid from our PRC subsidiaries are subject to a withholding tax at 20%. The detailed implementation rule of the PRC Enterprise Income Tax Law, which was promulgated by the PRC State Council and took effect on January 1, 2008, reduced the withholding tax rate to 10%. The withholding tax rate can be further reduced subject to applicable tax treaties between China and relevant foreign jurisdictions. The withholding tax rate applicable to dividends paid to PAMC from Redgate Interactive and to Redgate Hong Kong from Redgate Beijing is 5% by virtue of an arrangement for the avoidance of double taxation between Hong Kong and Mainland China.

Under the PRC Enterprise Income Tax Law and its implementation rules, both of which came into effect on January 1, 2008, enterprises established under the laws of foreign countries or regions whose “de facto management bodies” are located within the PRC territory are considered resident enterprises and will generally be subject to the enterprise income tax at the rate of 25% on its global income. “De facto management body” refers to a managing body that exercises, in substance, overall management and control over the production and business, personnel, accounting and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals or foreigners, like our company, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow would be adversely affected as a result of our global income being taxed under the PRC Enterprise Income Tax Law.

Business Tax.  Our subsidiaries, our variable interest entities, and their respective subsidiaries in China are subject to business taxes and related surcharges on their revenues by the local tax authorities at a rate from 8.40% to 9.45% on our advertising placement services revenues after deduction of certain operating costs and from 5.25% to 5.70% for our advertising production services revenues.

Recent Acquisitions

Since our acquisition of Breeze in October 2007, we have acquired or entered into definitive agreements to acquire another five companies to form or expand our outdoor advertising network, television advertising platform and public relations and event marketing businesses. For details of the key terms of the agreements for those recent acquisitions, including the payment terms and adjustment mechanism of the purchase prices, see “Recent Acquisitions.” We have accounted for, or expect to account for, these acquisitions using the purchase method of accounting and have consolidated, or expect to consolidate, the financial results of the entities acquired or to be acquired, into our consolidated financial statements starting from the date of completion of each acquisition. Among those acquisitions, only the acquisition of Breeze was completed in 2007 and it contributed 2.3% of our total net revenues in 2007. On a pro forma basis, assuming the acquisition of Breeze had been consummated on January 1, 2007, it would have contributed $0.3 million to our total net revenues in 2007. For additional information, see Note 4(b) to our audited consolidated financial statements included elsewhere in this prospectus. On a pro forma basis, assuming the completed or pending acquisitions of Yanhuang, Dianguang and Yarun had been consummated on January 1, 2008, they would have contributed an aggregate $29.2 million to our total net revenues in 2008, and, assuming the pending acquisition of Yarun had been consummated on January 1, 2009, it would have contributed $11.7 million to our total net revenues in the nine months ended September 30, 2009. See the unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus.

We currently have outstanding earn-out and other payment obligations in respect of a majority of these recent acquisitions, a significant portion of which may be satisfied by issuing our shares and/or making cash payments to the sellers. The amount and timing of earn-out payment obligations typically depend, in whole or in part, on the annual financial results of an acquired entity in a three-year post-closing period and are payable by installments. Our management estimated that the aggregate earn-out consideration payable in 2010, 2011, 2012 and 2013 would be $14.2 million, $25.4 million, $10.8 million and $4.9 million, respectively. See “Recent Acquisitions — Earn-Out and Other Consideration” for a discussion of the basis and assumptions of these estimates. In addition, we have agreed to pay additional cash consideration in U.S. dollars equivalent to RMB33.0 million ($4.8 million) with respect to WinClick in 2010 and RMB1.6 million ($0.2 million) plus the U.S. dollar equivalent of RMB2.2 million ($0.3 million) in 2010 for the remaining 40% equity interest in Hongmen. See “Recent Acquisitions.”

For acquisition consideration paid in Renminbi, we withheld on behalf of the sellers, who are natural persons, 20% of the amount by which the acquisition price exceeded the registered capital of the relevant PRC entity as required under the PRC Individual Income Tax Law and related implementation rules. We were not required to, did not, and do not intend to withhold any tax in connection with the consideration to be paid in the form of our shares.

As required under the SEC regulations, we have included elsewhere in this prospectus the following audited financial statements of certain entities acquired or to be acquired by us:

•	The audited consolidated financial statements of Yanhuang, for the years ended, and as of, December 31, 2007 and the period from January 1, 2008 to September 25, 2008;

•	The audited financial statements of Dianguang for the year ended, and as of, December 31, 2007 and the period from January 1, 2008 to July 21, 2008; and

•	The audited financial statements of Yarun for the year ended, and as of, December 31, 2008 and the nine months ended, and as of, September 30, 2009.

In addition, we accounted for our investment in One Media Group using the equity method until May 2008. Because of One Media Group’s significance for us within the meaning of Rule 3-09 of Regulation S-X in 2006 and 2007, we have included, elsewhere in this prospectus, One Media Group’s consolidated financial statements prepared in accordance with the International Financial Reporting Standards as of, and for the years ended, March 31, 2007, 2008 and 2009.

Results of Operations

The following table sets forth our condensed consolidated statement of operations data by amount and as a percentage of our total net revenues for the periods indicated:

							Nine Months Ended
	Year Ended December 31,						September 30,
	2006		2007		2008		2008		2009
		% of		% of		% of		% of		% of
		Total Net		Total Net		Total Net		Total Net		Total Net
	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues
							(Unaudited)
	(In thousands of U.S. dollars, except for percentages)

Revenues:
Advertising placement services	$2,272	97.9%	$3,999	94.5%	$8,916	82.7%	$3,665	71.7%	$17,777	96.9%
Advertising production services	92	4.0	193	4.6	425	4.0	286	5.5	119	0.7
Public relations and events services	—	—	—	—	1,211	11.2	975	19.1	1,153	6.3
Other services	—	—	110	2.6	590	5.5	354	6.9	60	0.3

Total revenues	2,364	101.9	4,302	101.7	11,142	103.4	5,280	103.2	19,109	104.2
Less: Business tax and related surcharges	(44)	(1.9)	(72)	(1.7)	(364)	(3.4)	(165)	(3.2)	(762)	(4.2)

Total net revenues	2,320	100.0	4,230	100.0	10,778	100.0	5,115	100.0	18,347	100.0

Operating costs and expenses:
Advertising placement and production costs	2,413	104.0	3,919	92.7	7,808	72.4	3,518	68.8	11,573	63.1
Salary and employee benefits	1,197	51.6	1,405	33.2	3,139	29.1	2,161	42.3	2,322	12.7
Selling and marketing	435	18.7	599	14.2	281	2.6	179	3.5	165	0.9
General and administrative	1,134	48.9	1,660	39.2	2,372	22.0	1,393	27.2	1,883	10.3

							Nine Months Ended
	Year Ended December 31,						September 30,
	2006		2007		2008		2008		2009
		% of		% of		% of		% of		% of
		Total Net		Total Net		Total Net		Total Net		Total Net
	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues
							(Unaudited)
	(In thousands of U.S. dollars, except for percentages)

Amortization of intangible assets	—	—	12	0.3	1,090	10.1	369	7.2	1,142	6.2
Impairment loss on goodwill	266	11.5	—	—	—	—	—	—	—	—

Total operating costs and expenses	5,445	234.6	7,595	179.6	14,690	136.3	7,620	149.0	17,085	93.1

(Loss)/income from operations	(3,125)	(134.6)	(3,365)	(79.6)	(3,912)	(36.3)	(2,505)	(49.0)	1,262	6.9

Change in fair value of embedded derivatives	1,521	65.5	(66)	(1.6)	358	3.3	350	6.8	(17)	(0.1)
Impairment loss on marketable securities	—	—	—	—	(2,732)	(25.3)	(2,718)	(53.1)	—	—
Interest income	125	5.4	88	2.1	115	1.1	83	1.6	20	0.1
Interest expense	—	—	—	—	(79)	(0.7)	(28)	(0.5)	(174)	(0.9)
Net other (expense)/income	(39)	(1.7)	(26)	(0.6)	(159)	(1.5)	(250)	(4.9)	291	1.6

(Loss)/income before income taxes, investments in associates and non-controlling interests	(1,518)	(65.4)	(3,370)	(79.7)	(6,406)	(59.4)	(5,068)	(99.1)	1,382	7.5
Income tax benefit/(expense)	—	—	3	0.1	(286)	(2.7)	(138)	(2.7)	(1,298)	(7.1)

(Loss)/income before investment in associates and non-controlling interests	(1,518)	(65.4)	(3,367)	(79.6)	(6,692)	(62.1)	(5,206)	(101.8)	84	(0.5)
(Loss)/income from investments in associates	(3,659)	(157.7)	98	2.3	(767)	(7.1)	(736)	(14.4)	—	—

Net income/(loss)	(5,177)	(223.1)	(3,270)	(77.3)	(7,459)	(69.2)	(5,942)	(116.2)	84	(0.5)
Non-controlling interests	—	—	—	—	16	0.1	55	1.1	(169)	(0.9)

Net loss attributable to common shareholders	$(5,177)	(223.1)%	$(3,270)	(77.3)%	$(7,443)	(69.1)%	$(5,887)	(115.1)%	$(85)	(0.5)%

Comparison of Nine Months Ended September 30, 2009 and September 30, 2008

Revenues

The following table sets forth our total revenues in the nine months ended September 30, 2008 and 2009 by both categories of revenues and business segments:

							Outdoor
	Television Advertising Platform			Radio Network(1)			Advertising Network			Public Relations and Event Marketing			Subtotal
	Nine Months			Nine Months			Nine Months			Nine Months			Nine Months
	Ended			Ended			Ended			Ended			Ended
	September 30,		%	September 30,		%	September 30,		%	September 30,		%	September 30,		%
Total Revenues(2)	2008(3)	2009	change	2008	2009	change	2008(4)	2009	change	2008(5)	2009	change	2008	2009	change
	(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)
	(In thousands of U.S. dollars, except for percentages)

Advertising placement services	$1,255	$7,805	521.9%	$1,991	$829	(58.4)%	$419	$9,142	2,082.5%	$—	$—	—%	$3,665	$17,777	385.1%

Advertising production services	—	—	—	255	33	(87.2)	31	87	182.4	—	—	—	286	119	(58.3)

Public relations and events services	—	—	—	—	—	—	—	—	—	975	1,153	18.3	975	1,153	18.3

Other services	—	—	—	354	51	(85.5)	—	9	—	—	—	—	354	60	(83.0)

Total	$1,255	$7,805	521.9%	$2,600	$913	(64.9)%	$450	$9,238	1,954.6%	$975	$1,153	18.3%	$5,280	$19,109	262.1%

As a percentage of total revenues	23.7%	40.9%		49.3%	4.8%		8.5%	48.3%		18.5%	6.0%		100.0%	100.0%

(1)	Includes our Internet and interactive services.

(2)	Includes business tax in an aggregate amount of $164,929 and $762,043 in the nine months ended September 30, 2008 and 2009, respectively.

(3)	Represents the revenues of Dianguang from July 21, 2008.

(4)	Represents the revenues of Hongmen and Yanhuang from May 15, 2008 and September 25, 2008, respectively.

(5)	Represents the revenues of Alliance Online from February 15, 2008.

Our total revenues increased significantly by 262.0% from $5.3 million in the nine months ended September 30, 2008 to $19.1 million in the nine months ended September 30, 2009, primarily due to our expansion into the outdoor and television advertising businesses and the public relations and event marketing business through our acquisitions of Hongmen, Yanhuang, Dianguang and Alliance Online in 2008.

Advertising Placement Services Revenues.  Our revenues from advertising placement services increased by 385.1% from $3.7 million in the nine months ended September 30, 2008 to $17.8 million in the nine months ended September 30, 2009, primarily due to our acquisitions of Hongmen, Dianguang and Yanhuang in May, July and September 2008, respectively. Hongmen and Yanhuang formed our outdoor advertising network segment and in aggregate contributed $9.1 million in advertising placement services revenues in the nine months ended September 30, 2009, compared to $0.4 million from their respective acquisition dates of May 16, 2008 and September 26, 2008, through September 30, 2008. Dianguang formed our television advertising platform segment and contributed $7.8 million in advertising placement services revenues in the nine months ended September 30, 2009, compared to $1.3 million from its acquisition date of July 22, 2008 through September 30, 2008. Advertising placement services revenues from our radio network segment (consisting of our radio network business and Internet and interactive services) decreased by 64.9% from $2.6 million in the nine months ended September 30, 2008 to $0.9 million in the nine months ended September 30, 2009, primarily due to our initiatives to scale back our lower-profit-margin radio media planning and buying services in our radio network segment and to reallocate a portion of our resources to other higher-profit-margin business segments that we acquired in 2008.

Advertising Production Services Revenues.  Our revenues from advertising production services decreased by 58.3% from $0.3 million in the nine months ended September 30, 2008 to $0.1 million in the nine months ended September 30, 2009, primarily due to fewer advertising production activities associated with our scaling back the radio media planning and buying services.

Public Relations and Events Services Revenues.  Following our acquisition of Alliance Online in February 2008, we started to generate revenues from providing public relations and event marketing services. Revenues from public relations services increased by 18.3% from $1.0 million in the nine months ended September 30, 2008 to

$1.2 million the nine months ended September 30, 2009, mainly due to expansion of our public relations and event marketing business.

Revenues from Other Services.  Revenues from other services decreased from $0.4 million in the nine months ended September 30, 2008 to $0.1 million in the nine months ended September 30, 2009. In 2008, we recorded revenues from a one-time project with respect to promoting and selling EQO. We scaled back certain interactive radio programs in 2009.

On an aggregate basis, the outdoor advertising network segment, radio network segment, television advertising platform segment and the public relations and event marketing segment, respectively, contributed $9.2 million, $0.9 million, $7.8 million and $1.2 million in our revenues in the nine months ended September 30, 2009, accounting for 48.3%, 4.8%, 40.8% and 6.0% of our total revenues in that period, while respectively contributing $0.4 million, $2.6 million, $1.3 million and $1.0 million in our revenues in the same period in 2008, accounting for 8.5%, 49.3%, 23.8% and 18.5% of our total revenues in such period.

Operating Costs and Expenses

The following table sets forth our operating costs and expenses in the nine months ended September 30, 2008 and 2009 by both categories of operating costs and expense and business segments:

	Television						Outdoor			Public Relations
	Advertising Platform			Radio Network(1)			Advertising Network			and Event Marketing			Head Office(2)			Subtotal
	Nine Months			Nine Months			Nine Months			Nine Months			Nine Months			Nine Months
	Ended			Ended			Ended			Ended			Ended			Ended
	September 30,		%	September 30,		%	September 30,		%	September 30,		%	September 30,		%	September 30,		%
Operating Costs and Expenses	2008(3)	2009	change	2008	2009	change	2008(4)	2009	change	2008(5)	2009	change	2008	2009	change	2008	2009	change
	(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)
	(In thousands of U.S. dollars, except for percentages)

Advertising placement and production costs	$902	$3,924	335.0%	$1,703	$644	(62.2)%	$242	$6,143	2,438.4%	$672	$862	28.2%	$—	$—	—%	$3,518	$11,573	228.9%
Salary and employee benefits expenses	22	99	341.7	502	248	(50.6)	113	546	382.6	72	70	(2.0)	1,451	1,358	(6.4)	2,161	2,322	7.4
Selling and marketing expenses	2	9	400.9	102	16	(84.2)	26	122	373.6	5	18	253.0	45	—	—	179	165	(8.0)
General and administrative expenses	34	113	229.8	294	150	(49.1)	175	524	198.7	33	42	28.5	857	1,054	23.1	1,393	1,883	35.2
Amortization of intangible assets	271	187	(31.1)	55	56	2.2	40	894	2,160.0	4	5	31.4	—	—	—	369	1,142	209.3

Total	$1,231	$4,332	251.7%	$2,656	$1,114	(58.1)%	$596	$8,229	1,283.0%	$786	$997	27.0%	$2,353	$2,412	2.6%	$7,620	$17,085	124.2%

As a percentage of total net revenues	24.1%	23.6%		53.0%	6.1%		11.6%	51.7%		15.4%	5.4%		46.0%	13.1%		149.0%	93.1%

(1)	Includes our Internet and interactive services.

(2)	Represents the operating costs and expenses incurred by the head office of our company, which are not allocated among our various business segments.

(3)	Represents the operating costs and expenses of Dianguang from July 21, 2008.

(4)	Represents the operating costs and expenses of Hongmen and Yanhuang from May 15, 2008 and September 25, 2008, respectively.

(5)	Represents the operating costs and expenses of Alliance Online from February 15, 2008.

Our operating costs and expenses increased by 124.2% from $7.6 million in the nine months ended September 30, 2008 to $17.1 million in the same period in 2009, primarily due to the operating costs and expenses associated with our outdoor advertising network segment, television advertising platform segment and public relations and event marketing segment formed through our acquisitions of Hongmen, Yanhuang, Dianguang and Alliance Online in 2008.

Advertising Placement and Production Costs.  Our advertising placement and production service costs increased by 228.9% from $3.5 million in the nine months ended September 30, 2008 to $11.6 million in the same period in 2009. This increase was primarily due to the significant expansion of our operation as a result of our acquisitions of businesses that currently comprise our outdoor advertising network segment and television advertising segment that took place in May through September 2008. Those two segments incurred $6.1 million and $3.9 million, respectively, in advertising placement and production costs in the nine months ended September 30, 2009, compared to $0.2 million and $0.9 million, respectively, in the same period in 2008, representing only such costs we consolidated from each acquired entity after the relevant acquisition date. As a result of those acquisitions, our advertising placement service costs began to include costs for obtaining exclusive television advertising agency rights in connection with our television advertising business, and concession fees paid to location providers and leasing fees paid to owners or operators of billboards or other displays in connection with our outdoor advertising network. This increase was partially offset by a significant decrease of 62.2% from $1.7 million in the nine months ended September 30, 2008 to $0.6 million in the same period in 2009 in the advertising placement and production costs associated with our radio network segment, primarily due to our initiatives to scale back the lower-profit-margin business in our radio network segment and reallocate a portion of our resources to other higher-profit-margin business segments following the acquisitions in 2008. Advertising placement and production service costs as a percentage of total net revenue decreased from 68.8% in the nine months ended September 30, 2008 to 63.1% in the same period in 2009, primarily reflecting the higher profit margins of our outdoor advertising network segment, television advertising platform segment and public relations and event marketing segment, all of which we commenced operating after the relevant acquisitions in February through September 2008, compared to that of our radio network segment.

Salary and Employee Benefits Expenses.  Our salary and employee benefits expenses increased by 7.4% from $2.2 million in the nine months ended September 30, 2008 to $2.3 million in the nine months ended September 30, 2009. This increase was due primarily to the expansion of our management team in 2008 and 2009.

Selling and Marketing Expenses.  Our selling and marketing expenses decreased by 8.0% from $0.18 million in the nine months ended September 30, 2008 to $0.16 million in the same period in 2009, primarily reflecting a further decrease in sales and marketing activities associated with our radio media planning and buying business as we continued to scaled back that business in 2009. As a percentage of total net revenues, our selling and marketing expenses decreased from 3.5% in the nine months ended September 30, 2008 to 0.9% in the same period in 2009.

General and Administrative Expenses.  Our general and administrative expenses increased by 35.2% from $1.4 million in the nine months ended September 30, 2008 to $1.9 million in the same period in 2009. This increase was primarily attributable to expenses relating to the preparation for this offering as well as general and administrative expenses associated with our newly acquired businesses. Our general and administrative expenses, as a percentage of total net revenues, decreased from 27.2% in the nine months ended September 30, 2008 to 10.3% in the same period in 2009.

Amortization of Intangible Assets.  Our amortization of intangible assets increased from $0.4 million in the nine months ended September 30, 2008 to $1.1 million in the same period on 2009. This increase was primarily due to a significant amount of intangible assets that we recognized arising from our acquisitions during February and September, 2008. Amortization of intangible assets as a percentage of total net revenues decreased from 7.2% in the nine months ended September 30, 2008 to 6.2% in the same period in 2009.

Impairment Loss on Goodwill.  We did not have any goodwill impairment loss in each of the nine months ended September 30, 2008 and 2009.

(Loss)/Income from Operations

As a result of the foregoing, we had a loss from operations of $2.5 million in the nine months ended September 30, 2008 and income from operations of $1.3 million in the nine months ended September 30, 2009.

The following table sets forth our (loss)/income from operations in the nine months ended September 30, 2008 and 2009 by business segments:

	Television Advertising			Radio			Outdoor			Public Relations
	Platform			Network(1)			Advertising Network			and Event Marketing			Head Office(2)			Total
	Nine Months			Nine Months			Nine Months			Nine Months			Nine Months			Nine Months
	Ended			Ended			Ended			Ended			Ended			Ended
	September 30,		%	September 30,		%	September 30,		%	September 30,		%	September 30,		%	September 30,		%
	2008	2009	change	2008	2009	change	2008	2009	change	2008	2009	change	2008	2009	change	2008	2009	change
	(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)
	(In thousands of U.S. dollars, except for percentages)

Total revenues	$1,255	$7,805	521.9%	$2,600	$913	(64.9)%	$450	$9,238	1,954.6%	$975	$1,153	18.3%	$—	$—	—%	$5,280	$19,109	262.1%
Business tax	(33)	(367)	999.3	(73)	(24)	(67.1)	(23)	(345)	1,396.1	(35)	(26)	(25.5)	—	—	—	(165)	(762)	362.0
Operating costs and expenses	1,231	4,332	251.7	2,656	1,114	(58.1)	596	8,229	1,283.0	786	997	27.0	2,353	2,412	2.6	7,620	17,083	124.2

(Loss)/income from operations	$(9)	$3,107	—	$(129)	$(225)	74.4%	$(168)	$664	—	$154	$130	(15.9)%	$(2,353)	$(2,413)	2.6%	$(2,505)	$1,262	—

Income/(loss) margin	0.7%	39.8%		(5.0)%	(24.6)%		(37.3)%	7.2%		15.8%	11.3%		$—	$—	%	(47.5)%	6.6%

(1)	Includes our Internet and interactive services.

(2)	Represents the operating costs and expenses incurred by the head office of our company, which are not allocated among our various business segments.

Change in Fair Value of Embedded Derivatives

Change in fair value of embedded derivatives relates to the 2004 shareholder loan. See “Related Party Transaction — Transactions with Certain Shareholders.” The fair value of the derivatives embedded in the 2004 shareholder loan increased by $0.4 million in the nine months ended September 30, 2008, compared to a decrease of $0.02 million in the nine months ended September 30, 2009, primarily reflecting the fluctuation in the share price of One Media Group. For details, see Note 14 to our audited consolidated financial statements included elsewhere in this prospectus.

Net Other (Expenses)/Income

We had net other expenses of $0.2 million in the nine months ended September 30, 2008, primarily consisting of foreign exchange losses, compared to net other income of $0.3 million in the nine months ended September 30, 2009, mainly consisting of certain pre-paid deposit forfeited to us by an advertising client as well as dividends received from One Media Group.

Net Loss Attributable to Common Shareholders

As a result of the foregoing, our net loss attributable to common shareholders decreased by 96.5% from $5.9 million in the nine months ended September 30, 2008 to $0.1 million in the same period in 2009.

Comparison of Years Ended December 31, 2008 and December 31, 2007

Revenues

The following table sets forth our total revenues in 2007 and 2008 by both categories of revenues and business segments:

							Outdoor
	Television Advertising Platform			Radio Network(1)			Advertising Network			Public Relations and Event Marketing			Subtotal
			%			%			%			%			%
Total Revenues(2)	2007	2008(3)	change	2007	2008	change	2007	2008(4)	change	2007	2008(5)	change	2007	2008	change
	(In thousands of U.S. dollars, except for percentages)

Advertising placement services	—	$2,830	—	$3,999	$2,758	(31.0)%	—	$3,328	—	—	$—	—	$3,999	$8,916	123.0%

Advertising production services	—	—	—	193	272	40.9	—	153	—	—	—	—	193	425	120.7

Public relations and events services	—	—	—	—	—	—	—	—	—	—	1,211	—	—	1,211	—

Other services	—	—	—	110	590	436.4	—	—	—	—	—	—	110	590	436.4

Total	—	$2,830	—	$4,302	$3,620	(15.9)%	—	$3,481	—	—	$1,211	—	$4,302	$11,142	159.0%

As a percentage of total revenues	—	25.4%		100.0%	32.5%		—	31.2%		—	10.9%		100.0%	100.0%

(1)	Includes our Internet and interactive services.

(2)	Includes business tax in an aggregate amount of $72,187 and $363,876 in 2007 and 2008, respectively.

(3)	Represents the revenues of Dianguang from July 21, 2008.

(4)	Represents the revenues of Hongmen and Yanhuang from May 15, 2008 and September 25, 2008, respectively.

(5)	Represents the revenues of Alliance Online from February 15, 2008.

Our total revenues increased significantly by 158.1% from $4.3 million in 2007 to $11.1 million in 2008, primarily due to our expansion into the outdoor and the television advertising businesses and the public relations and event marketing business through our acquisitions of Hongmen, Yanhuang, Dianguang and Alliance Online in 2008.

Advertising Placement Services Revenues.  Our revenues from advertising placement services increased by 123.0% from $4.0 million in 2007 to $8.9 million in 2008, primarily due to our acquisitions of Hongmen, Dianguang and Yanhuang in May, July and September 2008, respectively. Hongmen and Yanhuang formed our outdoor advertising network segment and in aggregate contributed $3.3 million in advertising placement services revenues in 2008. Dianguang formed our television advertising platform segment and contributed $2.8 million in advertising placement services revenues in 2008. Advertising placement services revenues from our radio network segment (consisting of our radio network business and Internet and interactive services) decreased by 31.0% from $4.0 million in 2007 to $2.8 million in 2008, primarily due to our initiatives to scale back our lower-profit-margin radio media planning and buying services in our radio network segment and to reallocate a portion of our resources to other higher-profit-margin business segments following the acquisitions in 2008.

Advertising Production Services Revenues.  Our revenues from advertising production services increased by 120.7% from $0.2 million in 2007 to $0.4 million in 2008, primarily due to our acquisition of Yanhuang, which provides certain services ancillary to its outdoor advertising business, such as production of outdoor advertisements for clients.

Public Relations and Events Services Revenues.  Following our acquisition of Alliance Online in February 2008, we started to generate revenues from providing public relations and event marketing services. Revenues from public relations services were $1.2 million in 2008.

Revenues from Other Services.  Revenues from other services increased from $0.1 million in 2007 to $0.6 million in 2008, primarily reflecting that Breeze’s operating results were consolidated for the full year of 2008, compared to two months in 2007. In addition to the revenues from value-added telecommunications service providers in connection with Breeze’s interactive radio programs, Breeze also derived revenues from promoting and selling certain mobile phone-based communication applications called EQO in 2008.

On an aggregate basis, the outdoor advertising network segment, radio network segment, television advertising platform segment and the public relations and event marketing segment, respectively, contributed $3.5 million, $3.6 million, $2.8 million and $1.2 million in revenues in 2008, accounting for 31.2%, 32.5%, 25.4% and 10.9% of our total revenues in that year.

Operating Costs and Expenses

The following table sets forth our operating costs and expenses in 2007 and 2008 by both categories of operating costs and expense and business segments:

							Outdoor
	Television Advertising Platform			Radio Network(1)			Advertising Network			Public Relations and Event Marketing			Head Office(2)			Subtotal
			%			%			%			%			%			%
Operating Costs and Expenses	2007	2008(3)	change	2007	2008	change	2007	2008(4)	change	2007	2008(5)	change	2007	2008	change	2007	2008	change
	(In thousands of U.S. dollars, except for percentages)

Advertising placement and production costs	—	$2,105	—	$3,919	$2,464	(37.1)%	—	$2,388	—	—	$851	—	$—	$—	—%	$3,919	$7,808	99.2%
Salary and employee benefits expenses	—	51	—	360	641	78.1	—	364	—	—	102	—	1,045	1,981	89.4	1,405	3,139	123.4
Selling and marketing expenses	—	10	—	570	158	(72.3)	—	33	—	—	23	—	29	57	96.6	599	281	(53.1)
General and administrative expenses	—	49	—	401	295	(26.4)	—	296	—	—	50	—	1,259	1,682	33.6	1,660	2,372	42.9
Amortization of intangible assets	—	681	—	—	69	—	—	333	—	—	6	—	12	—	—	12	1,090	8,975.0
Impairment loss on goodwill	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total	—	$2,896	—	$5,250	$3,627	(30.9)%	—	$3,414	—	—	$1,032	—	$2,345	$3,720	58.6%	$7,595	$14,690	93.4%

As a percentage of total net revenues	—	26.9%		124.2%	33.6%		—	31.7%		—	9.6%		55.5%	34.5%		179.6%	136.3%

(1)	Includes our Internet and interactive services.

(2)	Represents the operating costs and expenses incurred by the head office of our company, which are not allocated among our various business segments.

(3)	Represents the operating costs and expenses of Dianguang from July 21, 2008.

(4)	Represents the operating costs and expenses of Hongmen and Yanhuang from May 15, 2008 and September 25, 2008, respectively.

(5)	Represents the operating costs and expenses of Alliance Online from February 15, 2008.

Our operating costs and expenses increased by 93.4% from $7.6 million in 2007 to $14.7 million in 2008, primarily due to the operating costs and expenses associated with our outdoor advertising network segment, television advertising platform segment and public relations and event marketing segment formed through our series of acquisitions in 2008.

Advertising Placement and Production Costs.  Our advertising placement and production service costs increased by 99.2% from $3.9 million in 2007 to $7.8 million in 2008. This increase was primarily due to the significant expansion of our operation as a result of our acquisitions of businesses that currently comprise our outdoor advertising network segment and television advertising segment, which incurred $2.4 million and $2.1 million, respectively, in advertising placement and production cost in 2008. This increase was partially offset by a significant decrease of 37.1% from $3.9 million in 2007 to $2.5 million in 2008 in the advertising placement and production costs associated with our radio network segment, primarily due to our initiatives to scale back the lower-profit-margin business in our radio network segment and reallocate a portion of our resources to other higher-profit-margin business segments following the acquisitions in 2008. Advertising placement and production service costs as a percentage of total net revenue decreased from 92.7% in 2007 to 72.4% in 2008, primarily reflecting the higher profit margins of our outdoor advertising network segment, television advertising platform segment and public relations and event marketing segment, all of which we commenced operating in 2008, compared to that of our radio network segment.

Salary and Employee Benefits Expenses.  Our salary and employee benefits expenses increased by 123.4% from $1.4 million in 2007 to $3.1 million in 2008. This increase was due primarily to a significant increase of 89.4% from $1.0 million in 2007 to $2.0 million in 2008 in salary and employee benefits expenses incurred by our head office, and to a lesser extent, expenses incurred by our outdoor advertising network segment in 2008. The increase in salary and employee benefits expenses incurred by our head office was primarily attributable to the expansion of our management team in 2008.

Selling and Marketing Expenses.  Our selling and marketing expenses decreased by 53.1% from $0.6 million in 2007 to $0.3 million in 2008. This decrease was primarily due to a significant decrease in selling and marketing expenses incurred by the radio network segment by 72.3% from $0.6 million in 2007 to $0.1 million in 2008, primarily reflecting decreased sales and marketing activities associated with our radio media planning and buying business as we scaled back that business in 2008. Our selling and marketing expenses as a percentage of total net revenues decreased from 14.2% in 2007 to 2.6% in 2008.

General and Administrative Expenses.  Our general and administrative expenses increased by 42.9% from $1.7 million in 2007 to $2.4 million in 2008. This increase was primarily attributable to professional service fees incurred by our head office in connection with our acquisitions in 2008 and preparation for this offering, as well as general and administrative expenses associated with our newly acquired businesses. Our general and administrative expenses, as a percentage of total net revenues, decreased from 39.3% in 2007 to 22.0% in 2008.

Amortization of Intangible Assets.  Our amortization of intangible assets increased to $1.1 million in 2008 from $0.01 million in 2007. This increase was primarily due to a significant amount of intangible assets that we recognized arising from our recent acquisitions in 2008. Amortization of intangible assets as a percentage of total net revenues increased from 0.3% in 2007 to 10.1% in 2008.

Impairment Loss on Goodwill.  We did not have any goodwill impairment loss in each of 2008 and 2007.

Loss from Operations

As a result of the foregoing, our loss from operations increased by 16.2% from $3.4 million in 2007 to $3.9 million in 2008.

The following table sets forth our (loss)/income from operations in 2007 and 2008 by business segments:

	Television						Outdoor			Public Relations
	Advertising						Advertising			and Event
	Platform			Radio Network(1)			Network			Marketing			Head Office(2)			Total
			%			%			%			%			%			%
	2007	2008	change	2007	2008	change	2007	2008	change	2007	2008	change	2007	2008	change	2007	2008	change
	(In thousands of U.S. dollars, except for percentages)

Total revenues	—	$2,830	—	$4,302	$3,619	(15.9)%	—	$3,482	—	—	$1,211	—	$—	$—	—%	$4,302	$11,142	159.0%

Business tax	—	69	—	72	114	58.3	—	137	—	—	44	—	—	—	—	72	364	405.6%

Operating costs and expenses	—	2,896	—	5,251	3,628	(30.9)	—	3,414	—	—	1,032	—	2,345	3,720	58.6	7,595	14,690	93.4

(Loss)/income from operations	—	$(135)	—	$(1,021)	$(123)	(88.1)%	—	$(69)	—	—	$135		$(2,345)	$(3,720)	58.6%	$(3,365)	$(3,912)	16.2%

Income/(loss) margin	—	(4.8)%		(23.7)%	(3.3)%		—	(2.0)%		—	11.1%		—	—		(78.2)%	(35.1)%

(1)	Includes our Internet and interactive services.

(2)	Represents the operating costs and expenses incurred by the head office of our company, which are not allocated among our various business segments.

Change in Fair Value of Embedded Derivatives

Change in fair value of embedded derivatives relates to the 2004 shareholder loan. See “Related Party Transaction — Transactions with Certain Shareholders.” The fair value of the derivatives embedded in the 2004 shareholder loan decreased by $0.07 million in 2007, compared to an increase of $0.4 million in 2008, primarily reflecting the fluctuation in the share price of One Media Group. For details, see Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

Net Other Expenses

We had net other expenses of $0.03 million and $0.16 million in 2007 and 2008, respectively, primarily consisting of foreign exchange losses, except that our net other expenses in 2008 were partially offset by a gain from the disposal of Daren’s investment in an associate.

(Loss)/Income from Investments in Associates

We had a profit of $0.1 million in 2007 and a loss of $0.8 million in 2008, respectively, from investment in associates. The profit in 2007 was largely due to a gain from our share of the profit of One Media Group. The loss in 2008 was mainly attributable to a $0.7 million impairment of our investment in FLOG, partially offset by a gain from our share of the profit in One Media Group.

Net Loss Attributable to Common Shareholders

As a result of the foregoing, our net loss attributable to common shareholders increased by 127.7% from $3.3 million in 2007 to $7.4 million in 2008.

Comparison of Years Ended December 31, 2007 and December 31, 2006

Revenues

Our total revenues increased by 81.9% from $2.4 million in 2006 to $4.3 million in 2007, primarily due to a significant increase in our revenues from advertising placement services. Our revenues from advertising placement services increased by 76.0% to $4.0 million in 2007 from $2.3 million in 2006, primarily because we were able to significantly grow our radio advertising client base, in particular through the development of business relations with advertising agencies that purchased our radio media planning and buying services on behalf of advertisers. Since an advertising agency typically represents multiple advertisers, it may generate more business than an advertising client that directly places advertisements through us. Therefore, we continued to focus our marketing efforts on developing new advertising clients through advertising agencies. Our revenues from advertising production services and other services increased by 109.5% from $0.1 million in 2006 to $0.2 million in 2007, primarily due to the additional revenues generated from Breeze’s interactive radio programs after our acquisition of Breeze in October 2007.

Operating Costs and Expenses

Our operating costs and expenses increased by 39.5% from $5.4 million in 2006 to $7.6 million in 2007, primarily due to the increase in advertising placement and production costs in 2007.

Advertising Placement and Production Costs.  Total advertising placement and production service costs increased by 62.4% from $2.4 million in 2006 to $3.9 million in 2007. Costs related to advertising placement services, which accounted for 99.8% and 99.0% of the total advertising placement and production service costs in each of 2006 and 2007, respectively, increased by 61.6% to $3.8 million in 2007 from $2.4 million in 2006. This increase was primarily due to an increase in the volume of radio advertising time slots that we purchased in connection with our radio media purchasing and buying services and, to a lesser extent, to the customary annual increase in the price of advertising time slots charged by radio stations. Total advertising placement and production service costs as a percentage of total net revenues decreased from 104.0% in 2006 to 92.7% in 2007.

Salary and Employee Benefits Expenses.  Our salary and employee benefits expenses increased by 17.4% from $1.2 million in 2006 to $1.4 million in 2007. This increase primarily reflected an increase in the average compensation and other benefits per employee in our head office and the general growth of the number of our employees, partially attributable to our acquisition of Breeze, during 2007. Our salary and employee benefits expenses as a percentage of total net revenues, however, decreased from 51.6% in 2006 to 33.2% in 2007.

Selling and Marketing Expenses.  Our selling and marketing expenses increased by 37.7% from $0.4 million in 2006 to $0.6 million in 2007. This increase was primarily attributable to an increase in marketing activities corresponding to the growth of our radio media planning and buying services. Our selling and marketing expenses, as a percentage of total net revenues, decreased from 18.7% in 2006 to 14.2% in 2007.

General and Administrative Expenses.  Our general and administrative expenses increased by 46.3% from $1.1 million in 2006 to $1.7 million in 2007. This increase was primarily attributable to an increase in professional service fees incurred with respect to certain of our recent acquisitions initiated in 2007 and an increase in rental costs resulting from the expansion of our office space. Our general and administrative expenses, as a percentage of total net revenues, decreased from 48.9% in 2006 to 39.2% in 2007.

Amortization of Intangible Assets.  We had amortization of intangible assets of $0.01 million in 2007. We had no intangible assets in 2006.

Impairment Loss on Goodwill.  We incurred impairment loss on goodwill of $0.3 million in 2006. This impairment loss reflected Daren’s continued losses in 2005 and 2006. We did not have any impairment loss on goodwill in 2007.

Loss from Operations

As a result of the foregoing, our loss from operations increased by 7.7% from $3.1 million in 2006 to $3.4 million in 2007.

Change in Fair Value of Embedded Derivatives

The fair value of the derivatives embedded in the 2004 shareholder loan increased by $1.5 million in 2006, compared to a decrease of $0.07 million in 2007, reflecting that the share price of One Media Group decreased significantly in 2006 and remained stable in 2007. For details, see Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

Net Other Expenses

We had other net expenses of $0.04 million and $0.03 million in 2006 and 2007, respectively. The decrease in other expenses was mainly due to a gain from the disposal by Daren of its investment in an associate in 2007.

(Loss)/Income from Investments in Associates

We had a loss of $3.7 million in 2006 and a profit of $0.1 million in 2007, respectively, from investments in associates. The loss in 2006 was primarily due to an impairment loss of $1.9 million on our investment in One Media Group, as well as our share of the loss of One Media Group in an amount of $1.6 million.

Net Loss Attributable to Common Shareholders

As a result of the foregoing, our net loss attributable to common shareholders decreased by 36.8% to $3.3 million in 2007 from $5.2 million in 2006.

Liquidity and Capital Resources

	As of December 31,			As of September 30,
	2006	2007	2008	2008	2009
				(Unaudited)
	(In thousands of U.S. dollars)

Cash and cash equivalents	$2,529	$6,790	$8,926	$11,741	$7,504
Net cash used in operating activities	(3,704)	(3,577)	(4,026)	(2,058)	(1,337)
Net cash (used in)/provide by investing activities	(168)	126	(4,486)	(3,303)	(3,041)
Net cash provided by financing activities	—	7,500	9,973	9,690	2,955

Our source of liquidity has primarily been a combination of private placement of our preference shares, cash flow generated from operations and debt financing (including bank loans). In addition to funding our operations, we are obligated to pay a potentially significant amount of earn-out and other consideration in relation to our recent acquisitions. The amount of earn-out consideration typically depends, among other factors, on the annual financial results of an acquired entity in a three-year post-closing period starting from 2007, 2008, 2009 or 2010 and is payable in annual installments. Although the exact aggregate amount of such earn-out consideration is not fully ascertainable as of the date of this prospectus, we determined that our acquisition payable was $9.3 million as of September 30, 2009 (including earn-out consideration with respect to the relevant acquired entities’ financial results for 2008) and have also estimated that the aggregate earn-out consideration payable in 2010, 2011, 2012, and 2013 would be $14.2 million, $25.4 million, $10.8 million and $4.9 million, respectively. See “Recent Acquisitions — Earn-Out and Other Consideration” for a discussion of the basis and assumptions of these estimates. Although we have the option or are required to pay an estimate of $29.9 million out of the total estimated earn-out consideration in our common shares in lieu of cash, we may elect to or have to make cash payments in respect of the entire earn-out consideration for various reasons, including failure to obtain the necessary governmental approvals for payment by shares. See “Risk Factors — Risks Relating to Our Business — We may not be able to obtain all necessary approvals that will allow us to pay the remaining consideration with our common shares in connection with our recent acquisitions, and thus may have to pay in cash, which may materially strain our liquidity.” Based on the formula of earn-out consideration, earn-out consideration in respect of the net profits of an acquired entity in any given year could amount to several times such net profits during the relevant earn-out period. Net cash provided by our operating activities (including those of the acquisition entities) during the earn-out period, if any, may not be sufficient to pay the earn-out consideration when due. In addition, we have agreed to pay additional cash consideration in U.S. dollars equivalent to RMB33.0 million ($4.8 million) with respect to WinClick in 2010 and RMB1.6 million ($0.2 million) plus the U.S. dollar equivalent of RMB2.2 million ($0.3 million) in 2010 for the remaining 40% equity interest in Hongmen. See “Recent Acquisitions.” To the extent we elect or are required to make cash payments instead of issuing common shares to pay all or a substantial part of earn-out consideration and other consideration, we may have to engage in additional financing activities, either debt or equity or a combination of both, to fund the earn-out and other consideration payable through 2013, depending on our then liquidity position, the condition of capital market and financing environment. See “Risk Factors — Risks Relating to Our Business — If our future operation does not generate sufficient cash flow as anticipated, and we otherwise fail to obtain sufficient financing from alternative sources, we may not have adequate liquidity to pay all the earn-out and other consideration in connection with our recent acquisitions when it becomes due, and our ability to continue as a going concern would be materially and adversely affected as a result” and “Risk Factors — Risks Relating to Our Business — Our estimates of the amounts of earn-out consideration in connection with our recent acquisitions are based on a number of assumptions and are subject to significant uncertainties and contingencies that are beyond our control. As a result, actual earn-out payments may vary materially from these estimates.” If we elect to pay earn-out consideration in our common shares to the full extent permitted, a substantial number of our common shares may be issued after this offering in addition to those we are obligated to issue. Future issuance of our common shares as payment of a portion of earn-out consideration would result in a reduction in the percentage of ownership of the existing holders of common shares and of ADSs, and therefore would result in a dilution in the earnings per common share and per ADS. See “Risk Factors — Risks Relating to the ADSs — Your interest in our company, ADSs or common shares will be diluted as a result of our recent acquisitions, share option schemes and other share issuances” and “Dilution.”

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance and estimated expenses payable by us in connection with this offering, will be approximately $19.8 million, or approximately $23.6 million if the underwriters exercise their over-allotment option in full, based upon an assumed initial public offering price of $7 per ADS (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). Our management believes that those offering proceeds, together with our cash and cash equivalents of $7.5 million as of September 30, 2009, cash flow from operations and proceeds in the aggregate of $7.2 million from the issuance of the KCIC convertible note in November 2009 and Class G preference shares to other investors in December 2009 and January 2010, will be sufficient to meet our anticipated cash needs to finance our operations and earn-out and other consideration for the recent acquisitions due within the next 12 months. In addition, we currently anticipate that cash flow to be generated from our future operation will be sufficient to pay the earn-out and other acquisition consideration due after the next 12 months, assuming we pay earn-out consideration in our common shares to the full extent permitted under the acquisitions. However, projection of our future cash flow is based on a number of assumptions, including, among others, that: (i) there will be no material change to the business environment currently prevailing at our business; (ii) there will be no material change to our key business relationships and contractual arrangements; (iii) there will be no material changes in existing government policies or political, legal (including changes in laws, regulations, rules or policies), fiscal or economic conditions in the PRC, in particular those relating to the media and advertising industries. Many of these assumptions are inherently subject to significant uncertainties and contingencies that are beyond our control. Given our accumulated deficit of $17.0 million as of September 30, 2009 and net cash outflow amounting to $1.4 million for the nine months ended September 30, 2009, if our future operation does not generate sufficient cash flow as anticipated, and we otherwise fail to obtain sufficient financing from alternative sources, we may not have adequate liquidity to pay all the earn-out and other consideration when it becomes due. See “Risk Factors — Risks Relating to Our Business — If our future operation does not generate sufficient cash flow as anticipated, and we otherwise fail to obtain sufficient financing from alternative sources, we may not have adequate liquidity to pay all the earn-out and other consideration in connection with our recent acquisitions when it becomes due, and our ability to continue as a going concern would be materially and adversely affected as a result.” The report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, included elsewhere in this prospectus, contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our audited consolidated financial statements included elsewhere in this prospectus do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Although we have historically been successful in raising funds through private placements or debt financing, or revising the scheduled payments for acquisition consideration to work with our liquidity position to enable us to meet our liabilities as and when they fall due, there is no assurance we will be able to do so in the future. In addition, we may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we ever determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we may seek to issue debt or equity securities or obtain a credit facility. Any issuance of equity securities could cause dilution to our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and financial covenants. It is possible that, when we need additional cash resources, financing will only be available to us in amounts or on terms not acceptable to us or that financing will not be available at all.

Operating Activities

Net cash used in operating activities was $1.3 million in the nine months ended September 30, 2009, which was derived from net profit of $0.1 million adjusted mainly to reflect a decrease of $2.5 million in prepaid advertising service cost, the adding back of non-cash charges relating to depreciation and amortization expenses of $1.5 million, offset by an increase of $4.1 million in accounts receivable and a decrease of $1.0 million of amounts due to related parties relating to our repayment of certain loans extended by the sellers in respect of our recent acquisitions to the relevant acquired entities. The increase in the accounts receivable reflected the expansion of our operation and a slightly longer average client payment period in 2009.

Net cash used in operating activities was $4.0 million in 2008, which was primarily derived from our net loss of $7.5 million, adjusted to reflect the adding back of non-cash charges relating to a loss of $2.7 million on available-for-sale securities relating to our investment in One Media Group, depreciation and amortization expenses of $1.4 million, an increase of $1.1 million in tax payable mainly attributable to the entities we acquired in 2008, and a decrease of $0.8 million in accounts receivable, partially offset by prepaid advertising placement service costs of $2.7 million incurred largely in connection with the television advertising business we acquired in 2008, and a decrease of $1.0 million in amount due to related parties. The significant increase in our depreciation and amortization in 2008 was primarily due to the amortization expenses relating to our intangible assets. The significant decrease in amount due to related parties was largely due to the repayment of certain shareholder loans extended to Yanhuang by a Yanhuang selling shareholder prior to our acquisition of Yanhuang.

Net cash used in operating activities was $3.6 million in 2007, which was primarily derived from our net loss of $3.3 million, adjusted to reflect an increase of $0.6 million in accrued expenses and other current liabilities and the adding back of non-cash charges relating to a provision of $0.2 million for allowance for doubtful accounts related to two client accounts, offset by an increase of $0.7 million in amounts due from related parties and an increase of $0.4 million in other current assets. The significant increase in amounts due from related parties in 2007 resulted from advances we made to the shareholders of Wanli to effect the acquisition of Hongmen.

Net cash used in operating activities was $3.7 million in 2006, which was primarily derived from our net loss of $5.2 million, adjusted to reflect the adding back of non-cash charges relating to a loss of $3.7 million from our investment in One Media Group, which was partially offset by a $1.5 million increase in the fair value of the derivatives embedded in the 2004 shareholder loan and an increase of $1.1 million in accounts receivable. The significant increase in accounts receivable primarily reflected the increasing number of advertising agency clients who typically enjoyed more flexible payment terms than direct advertisers.

Investing Activities

Net cash used in investing activities was $3.0 million in the nine months ended September 30, 2009, primarily consisting of cash used to settle part of our acquisitions payable.

Net cash used in investing activities was $4.5 million in 2008, primarily consisting of cash consideration paid for our acquisitions of Yanhuang, Hongmen, and Alliance Online as well as our investment in FLOG, partially offset by cash dividends received from One Media Group.

Net cash provided by investing activities was $0.1 million in 2007, consisting of the cash balance of Breeze we consolidated upon our acquisition of Breeze, net of the transaction costs related to that acquisition, partially offset by cash used for the purchase of property and equipment.

Net cash used in investing activities was $0.2 million in 2006, primarily consisting of cash paid for the purchase of property and equipment.

Financing Activities

Net cash provided by financing activities was $3.0 million in the nine months ended September 30, 2009, primarily representing cash proceeds from our draw-down of the full amount of $5.0 million under the promissory note issued to Uni-Asia in May 2009, convertible into and secured by our Class F preference shares, partially offset by our repayment of certain short-term borrowings in the amount of $2.0 million. See “Related Party Transactions — Promissory Note and Class F Preference Shares Issued to Uni-Asia.”

Net cash provided by financing activities in 2008 was $10.0 million, representing cash proceeds from our sale of Class E preference shares in 2008 to certain investors as well as two short-term bank loans. See “Description of Share Capital — History of Securities Issuances.”

Net cash provided by financing activities in 2007 was $7.5 million, representing cash proceeds from our sale of Class D preference shares in 2007 to Uni-Asia, Harmir Realty Co, LP and Michael A. Steinberg Profit Sharing Trust. See “Description of Share Capital — History of Securities Issuances.”

Holders of Class D, Class E and Class F preference shares are entitled to receive on a pari passu basis 1.5 times of the amount of dividends entitled by holders of our common shares, and they are entitled to liquidation preferences and are entitled to convert the preference shares into our common shares at any time at their option. All of our preference shares will be converted into our common shares upon the completion of this offering. Dividends distributable to the holders of Class F preference shares will be paid towards the repayment of loans under the promissory note issued to Uni-Asia. See “Description of Share Capital” for a more detailed description of the rights of the holders of our preference shares.

We did not have any cash used in or provided from financing activities in 2006.

Capital Expenditures

Our capital expenditures mainly relate to purchase of property and equipment and construction of advertising displays. In 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, our capital expenditures totaled $0.2 million, $0.04 million, $1.4 million, $1.2 million and $0.08 million, respectively. Our significant capital expenditure in the first nine months of and full year 2008 primarily related to Hongmen’s purchase of light boxes.

Contractual Obligations

The following table sets forth certain of our contractual obligations as of December 31, 2008:

	Contractual Obligations
	Less than			More than
	1 Year	1-3 Years	3-5 Years	5 Years	Total
	(In thousands of U.S. dollars)

Operating lease obligations(1)	$553	$362	$51	—	$966
Obligations to acquire media resources(2)	$3,987	$31	—	—	$4,018

(1)	Operating leases generally relate to the lease of our office premises.

(2)	These obligations relate to lease of billboards and other displays and purchase of advertising time slots.

In addition, we recorded acquisition consideration payable of $9.3 million as of September 30, 2009 which primarily reflected our unpaid initial acquisition consideration and estimated earn-out payments with respect to the performance of certain acquired entities for 2008. The amount and timing of acquisition consideration payable typically depend, in whole or in part, on the annual financial results of an acquired entity in a three-year post-closing period and are payable by installments. Therefore, the exact aggregate amount of these payments is not fully ascertainable as of the date of this prospectus. See “Recent Acquisitions” for our management’s estimates of the amounts of earn-out consideration in connection with our recent acquisitions and “Risk Factors — Risks Relating to Our Business — Our estimates of the amounts of earn-out consideration in connection with our recent acquisitions are based on a number of assumptions and are subject to significant uncertainties and contingencies that are beyond our control. As a result, actual earn-out payments may vary materially from these estimates.”

The entire 2004 shareholder loan in the amount of $1.55 million will be converted into our common shares at the price equal to 95% of the initial public offering price of this offering upon the completion of this offering. See Note 14 to our audited consolidated financial statements included elsewhere in this prospectus. Based on an assumed initial public offering price of $7 per ADS (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), the 2004 shareholder loan will be converted into 466,155 common shares of our company.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

We use the U.S. dollar as the reporting currency for our financial statements. Our functional currency was the U.S. dollar in 2006 and 2007 and has been changed to Renminbi since January 1, 2008. Our subsidiaries, variable interest entities and their respective subsidiaries in China use their respective local currencies, namely Hong Kong dollars or Renminbi, as the case may be, as their functional currency. Transactions denominated in currencies other than the Renminbi during 2008 were translated into the Renminbi at the prevailing exchange rates quoted by the People’s Bank of China on the dates of the transactions. Monetary assets and liabilities denominated in currencies other than Renminbi are translated into Renminbi at the rates of exchange in effect on the respective balance sheet dates. Non-monetary assets and liabilities are re-measured into the U.S. dollar at historical exchange rates. Currency transaction gains and losses are recognized in the consolidated statements of operations. Currency translation adjustments are recorded in accumulated other comprehensive income, a component of shareholders’ equity.

Although the conversion of the Renminbi is highly regulated in China, the value of the Renminbi against the value of the U.S. dollar (or any other currency) nonetheless may fluctuate and be affected by, among other things, changes in the political and economic conditions in China. Under the currency policy in effect in China today, the Renminbi is permitted to fluctuate in value within a narrow band against a basket of certain foreign currencies. China is currently under significant international pressures to liberalize this government currency policy, and if such liberalization were to occur, the value of the Renminbi could appreciate or depreciate against the U.S. dollar.

Substantially all of our revenues and operating costs and expenses were denominated in Renminbi. However, fluctuations in exchange rates may affect net income. For example, in the nine months ended September 30, 2009, we had dividends received from One Media Group and interest income of HK$0.5 million and HK$0.02 million, respectively, that were denominated in Hong Kong dollars.

Fluctuations in exchange rates may also affect our balance sheet. For example, the change in our functional currency resulted in an accumulated reduction in net assets of $0.7 million. In addition, to the extent that we need to convert U.S. dollars received in this offering into Renminbi for our operations, the appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount that we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or ADSs or for other business purposes, the appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. Considering the amount of our cash and cash equivalents as of September 30, 2009 and the anticipated net proceeds that we will receive from this offering, a 1.0% appreciation of the Renminbi against the U.S. dollar will result in a decrease of approximately $0.4 million in our total amount of cash and cash equivalents, and a 1.0% appreciation of the U.S. dollar against the Renminbi will result in an increase at approximately $0.4 million in our total amount of cash and cash equivalents.

We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency exchange risk and do not currently intend to do so.

Interest Rate Risk

As of September 30, 2009, we had short-term bank loans in aggregate principal amount of $0.3 million, bearing a fixed interest rate of 6.11% per annum, which one of our subsidiaries incurred to fund its working capital. Although all these loans bear zero or fixed interest rates, if we roll over or refinance these loans or otherwise borrow money in future periods, we may be exposed to interest rate risk.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the change in the Consumer Price Index in China was 1.5%, 4.8% and 5.9% in 2006, 2007 and 2008, respectively.

Recently Issued Accounting Pronouncements

See Note 2(dd) to our audited consolidated financial statements included elsewhere in this prospectus for recently issued accounting standards that we believe may have implications on our financial statements for future periods.

BUSINESS

Overview

We are a diversified media company in China. We primarily provide advertising and advertising agency services through an integrated cross-media platform that enables advertisers to conduct multiple-channel marketing campaigns targeting higher-income demographics. Our comprehensive portfolio of assets in television, radio, outdoor and Internet media reaches over 226 million people in key metropolitan markets, such as Beijing and Shanghai, as well as in more than 160 other cities or counties throughout China. The wide coverage and diversity of our advertising channels allow leading international and domestic brand names flexibility and efficiency in executing effective marketing campaigns.

Our cross-media platform consists of the following channels:

Our broadcast network consists of both television-based and radio-based services:

•	Our television advertising platform, together with Yarun (our acquisition of which is pending and expected to be completed following the completion of this offering), sells advertising time slots, in most cases on an exclusive agency basis, with respect to two entire channels, the entire evening time of two other channels and five programs for six television stations in Sichuan Province, Shaanxi Province, Shanghai, Tianjin, Chongqing and Wuhan, covering an aggregate of over 29 million cable households; and

•	Our radio network syndicates our entertainment-focused radio programs bundled with advertisements to 239 radio channels broadcast in 163 cities or counties in China. We also place advertisements as an agent on radio channels both within and outside of our syndicated network.

Our outdoor advertising network consists of media formats at both commercial and residential locations:

•	Our commercial billboard and display network operates 53 leased large-format billboards and 1,292 other leased displays in 40 cities, typically located along major traffic arteries and in other high-visibility locations; and

•	Our residential light-box network consists of 1,561 owned and operated light boxes located in 653 residential communities, including some of the most prestigious residential communities, and 43 university campuses in Shanghai.

Our Internet and interactive services consist of:

•	Our Internet services include online streaming radio programs that we broadcast through our cooperation with Hainan Tianya Online Internet Technology Co., Ltd., or Tianya, on its website at www.tianya.cn, which, upon the completion of our pending acquisition of WinClick, will be expanded to include a wireless-based affiliate marketing platform that functions as an on-line marketplace for advertisers and wireless website publishers.

•	Our interactive services that offer mobile value-added services for certain of our radio programs in cooperation with value-added telecommunications services providers; and

Our radio network is operated by Daren and Breeze and our residential light-box network is operated by Hongmen. Daren, Breeze and Hongmen are controlled by us primarily through our contractual arrangements with their parent, Wanli, and its shareholders. We do not directly or indirectly own any equity interest in Daren or Breeze and own an 18.4% equity interest in Hongmen. See “Our Corporate Structure — Contractual Arrangements.”

In addition, our cross-media platform is enhanced by our ability to support clients’ advertising campaigns with our production studio, which is licensed to produce both radio and television content, and our public relations and event marketing services.

Our advertising clients are primarily international and domestic corporations. In the nine months ended September 30, 2009, our top four advertising client categories, based on revenues derived from these categories, were automotive, information technologies, electronics and consumer products. Our top advertising clients from each of those categories, measured by contribution to our revenues in the nine months ended September 30, 2009, included leading brand names in their respective industries, such as Mercedes-Benz, Volkswagen, SAP, Intel, Samsung and Häagen-Dazs. Our advertising clients often purchase advertising through advertising agencies. Such advertising agencies include Beijing DDB Co., Ltd., Shanghai Leo Burnett Co., Ltd., Shanghai CCB Branding Co., Ltd., JWT Advertising Co., Ltd. and Shanghai Asiaray Advertising Media Co., Ltd.

We generate revenues primarily from (i) selling advertising time slots for the television programs for which we act as the exclusive advertising agent; (ii) selling radio advertising time, radio programs and radio media planning and buying services; (iii) selling advertising space on our outdoor advertising network; (iv) sharing service charges generated through our Internet and interactive services; and (v) providing public relations and event marketing services.

We generated total net revenues of $2.3 million, $4.2 million, $10.8 million, $5.1 million and $18.3 million in 2006, 2007, 2008 and the nine months ended September 30, 2008 and 2009, respectively. We have made a number of acquisitions since October 2007. Assuming the completed acquisitions of Yanhuang and Dianguang and the pending acquisition of Yarun had all been consummated on January 1, 2008, our total net revenues in 2008 and the nine months ended September 30, 2009 would have been $39.9 million and $29.8 million, respectively, on a pro forma basis.

Overview of the Advertising Industry in China

According to ZenithOptimedia, China’s advertising market is the second largest in Asia and the fifth largest in the world, as measured by total advertising spending. It is estimated that advertising spending in China in 2008 was approximately $18.3 billion, accounting for 17.9% of total advertising spending in the Asia Pacific Region. Advertising spending in China grew at a compound annual growth rate, or CAGR, of 16.6% between 2003 and 2008 and is projected to grow at a CAGR of 6.5% between 2008 and 2011, making it one of the fastest-growing advertising markets, as indicated in the table below:

	Advertising Spending
			2003 to 2008		2008 to 2011E
Country/Region	2003	2008	CAGR	2011E	CAGR
		(In millions of U.S. dollars)

China	$8,520	$18,336	16.6%	$22,148	6.5%
South Korea	8,259	9,488	2.8	10,583	3.7
Hong Kong	1,829	3,278	12.4	3,203	(0.8)
U.K.	20,893	24,993	3.6	24,379	(0.8)
Japan	35,662	39,454	2.0	37,320	(1.8)
U.S.	152,282	171,913	2.5	155,961	(3.2)
Asia Pacific(1)	$75,030	$102,584	6.5%	$108,480	1.9%

Source: ZenithOptimedia (March 2009)

(1)	Includes Australia, China, Hong Kong, India, Indonesia, Japan, Malaysia, New Zealand, Pakistan, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

In spite of the rapid growth in China’s advertising market during recent years, advertising spending per capita and as a percentage of GDP in China continues to be significantly lower than a number of major economies, as shown in the following chart. We believe that there is significant growth potential in China’s advertising industry as the affluent consumer class continues to develop and income levels continue to rise in China.

Source:	ZenithOptimedia (March 2009)

Key Drivers for Growth of the Advertising Industry in China

China’s Economic Growth Is Driving Rapid Growth in Disposable Income.  The continued rapid growth in China’s advertising market has been, and is expected to be, largely driven by the rapid growth in disposable income and corresponding consumer spending of China’s growing middle class. According to Euromonitor International, between 2005 and 2008, annual disposable income grew at a CAGR of 21.6% and consumer spending grew at a CAGR of 22.8% in China. This growth in disposable income is expected to be a key driver in supporting advertising spending growth as corporate budget decisions on advertising are expected to be largely driven by disposable income growth, not by economic cycles. The chart below sets forth the historical growth of disposable income and consumption expenditure in China:

Source: Euromonitor International 2009

Substantial Investment in Brand Building from Advertisers.  Brand development is essential in China. According to a study published by McKinsey & Company in 2008, 41% of the Chinese consumers surveyed said they would have to see a product advertised on television before they would consider buying it and 63% of Chinese shoppers studied do not deviate from their short list of preferred brands. According to the same study, high-earning consumers in China (whose consumption currently accounts for 15% of total private consumption and is expected to rise to more than half by 2015) generally are willing to pay premiums of more than 60% across many categories of branded products they purchase regularly. In light of Chinese consumers’ general brand-sensitiveness and brand-responsiveness, advertising strategies in China tend to focus on increasing brand penetration and awareness, in addition to product-based advertising strategies. We believe that the intense competition among both international and domestic companies to increase awareness of their brands in China will cause advertisers to continue to make substantial investments in their brand-building and advertising campaigns targeted at the market in China.

Increasing Advertising Spending in Urban Areas.  As a result of the continued urbanization in China, the urban population as a percentage of total population increased from 36.2% in 2000 to 45.7% in 2008, according to the National Bureau of Statistics of China. Similarly, retail sales of consumer goods in urban areas as a percentage of total retail sales of consumer goods in China grew from 62.8% in 2000 to 68.0% in 2008. According to the China Advertising Yearbook (2007), Shanghai and Beijing were the two provinces or municipalities with the highest advertising spending, in aggregate accounting for 35.3% of China’s total advertising spending in 2006.

Advertising Segments in which We Operate

We currently operate in the television, radio, outdoor and Internet advertising segments in China which in aggregate accounted for $13.5 billion, or 73.8%, of the nation’s total advertising spending in 2008, as indicated in the table below, according to ZenithOptimedia.

	Advertising Spending in China
				As a			As a
			2003 to 2008	Percentage of		2008 to 2011E	Percentage of
	2003	2008	CAGR	Total (2008)	2011E	CAGR	Total (2011E)
	(In millions of U.S. dollars)

Television	$3,352	$6,871	15.4%	37.5%	$8,571	7.6%	38.7%
Radio	336	991	24.2	5.4	1,236	7.6	5.6
Outdoor	1,128	3,166	22.9	17.3	4,015	8.2	18.1
Internet	172	2,490	70.7	13.6	4,054	17.6	18.3
Others(1)	3,532	4,818	6.4	26.2	4,272	(3.9)	19.3

Total	$8,520	$18,336	16.6%	100.0%	$22,148	6.5%	100.0%

Source: ZenithOptimedia (March 2009)

(1)	Others include newspapers, magazines and cinema.

Television Advertising in China

China has emerged as the largest television viewing nation in the world. Television advertising has developed significantly over the last decade and is the largest advertising media in China.

Largest Television Viewership in the World.  According to the National Bureau of Statistics of China, China has the largest number of television viewers in the world, with national television coverage of 97.0% or a potential audience of approximately 1.28 billion individuals at the end of 2008. The number of television programs increased considerably in recent years, from 932 in 1995 to 3,198 in 2008, and the number of hours of television programming increased from 383,513 in 1995 to 2,641,949 in 2008.

Television Accounts for the Largest Share of Advertising Spending.  Television advertising spending in China consistently tops other major Chinese advertising spending categories by having the widest coverage and greatest impact. According to ZenithOptimedia, advertising spending on television in China was $6,871 million in 2008, representing 37.5% of the country’s total advertising spending. Despite the rapid growth of Internet and outdoor advertising, television has maintained its share of advertising spending over the last five years. From 2003 to 2008, television advertising spending in China grew at a CAGR of 15.4%, and it is expected to continue to grow going forward. According to ZenithOptimedia, China’s television advertising spending is projected to reach $8,571 million in 2011, representing a CAGR of 7.6% from 2008 to 2011.

Radio Advertising in China

According to ZenithOptimedia, radio is the fifth largest advertising media in China. Radio advertising spending in China grew at a CAGR of 24.2% between 2003 and 2008. In 2008, radio advertising spending amounted to $991 million, representing 5.4% of China’s total advertising spending. According to the National Bureau of Statistics of China, China had 2,436 radio programs as of the end of 2008, broadcasting in aggregate 11.6 million hours of radio programming during 2008. Radio reached 96.0% of China’s population in 2008. It is projected that China’s radio advertising spending will increase to $1,236 million by 2011, representing a CAGR of 7.6% from 2008 to 2011.

One of the Largest Radio Markets in the World.  China is the one of the largest radio listening nations in the world. According to China Radio Rating Yearbook (2007) published by the Communication University of China, there were approximately 398 million above-10-year-old radio listeners in China in 2006.

Increase in Radio Audience Caused by Expanding Car Ownership.  According to the China Radio Rating Yearbook (2007), a survey of 18 major cities in China indicated that on average a person in China listened to the radio for an average of 96.6 minutes a day in 2006. While the majority of the listening was still done at home, most of the out-of-home radio listening was done during transit. According to the National Bureau of Statistics of China, the number of private cars had risen from 9.7 million in 2002 to 35.0 million in 2008, representing a CAGR of 23.9%. We believe that the rapidly expanding car ownership in China will lead to growth in advertising spending on radio networks.

Outdoor Advertising in China

Outdoor advertising is the third largest advertising media in China after television and newspaper, and has experienced rapid development and growth in recent years. Outdoor advertising, which uses media formats such as billboards, light boxes, street furniture displays and displays such as digital television screens and wrap display advertising, offers an effective tool for advertisers to reach their target audience based on the locations where these advertising displays are placed. For example, advertisers can choose to target high-income households at high-end residential compounds or young middle-income individuals in office buildings. According to ZenithOptimedia, outdoor advertising spending in China grew at a CAGR of 22.9% between 2003 and 2008. In 2008, outdoor advertising spending amounted to $3,166 million, representing 17.3% of China’s total advertising spending. According to ZenithOptimedia, outdoor advertising accounts for a larger percentage of total advertising spending in China compared to the United States and many countries in Asia and Europe. China’s outdoor advertising spending is projected by ZenithOptimedia to reach $4,015 million in 2011, representing a CAGR of 8.2% from 2008 to 2011.

Internet Advertising in China

According to ZenithOptimedia, the Internet is the fourth largest advertising media in China, after television, newspapers and outdoor media. Internet advertising spending in China grew at a CAGR of 70.7% between 2003 and 2008. In 2008, Internet advertising spending amounted to $2,490 million, representing 13.6% of China’s total advertising spending. It is projected that China’s Internet advertising spending will increase to $4,054 million by 2011, representing a CAGR of 17.6% from 2008 to 2011.

The Largest Number of Internet Users in the World.  According to the China Internet Network Information Center, or CNNIC, the total number of Internet users in China had increased to 338 million as of June 30, 2009, overtaking the United States as the world’s largest Internet-user market.

Increasing Availability of Broadband Access in China.  According to CNNIC, within the 338 million Internet users in China as of June 30, 2009, approximately 319 million connected to the Internet via broadband access. Furthermore, this number is expected to grow to 390 million by 2010, according to the 2008 China Media Yearbook & Directory. The increasing availability of broadband Internet access means that Internet users are increasingly able to download sizeable amounts of content, creating a significant opportunity for the growth of Internet advertising in China, as well as new media formats such as online video and online radio in China.

Our Solutions

Our integrated cross-media platform provides a “one-stop shop” for advertisers to reach the rapidly growing higher-income demographics in China through multiple-channel marketing campaigns. Our comprehensive portfolio of media assets provides advertisers flexibility and efficiency in designing and executing effective marketing campaigns in one of the world’s largest and fastest-growing advertising markets. We expect our complementary media to continue to benefit from the key drivers in China’s advertising industry, including rapid economic growth and corresponding increases in disposable income, advertisers’ focus on increasing brand penetration and awareness, urbanization and increases in advertising spending.

Our television advertising platform operates in the largest television viewing nation in the world, where television is the most popular advertising media. Our radio network is a leading content provider in one of the largest radio markets in the world. Our outdoor advertising network allows advertisers access to a rapidly developing media in China which accounts for a larger percentage of total advertising spending in China compared to the United States and many countries in Asia and Europe. As more and more advertisers conduct marketing campaigns across multiple media, we believe that our client base of both international and domestic brand names will increasingly launch cross-media advertising campaigns in China aimed at the higher-income demographics reached by our platform, and that our platform offers flexibility and efficiency in allocating their advertising spending among different media.

Our Strengths

We believe that we have the following strengths, which, combined together, differentiate us from competitors and constitute a solid foundation for our future growth:

Integrated Cross-Media Platform with Extensive Reach and Higher-Income Demographic Focus

The cross-media platform we operate distributes clients’ advertising content across multiple media and advertising channels, including television, radio, outdoor and Internet. Each of these media may target higher-income consumer demographics, thus helping advertisers reach target consumer groups more effectively. We have successfully integrated these media into a “one-stop shop” offering our clients multiple paths to reach consumers. We believe that the diversity of our advertising channels improves our overall financial and operational stability by mitigating the risk and impact of adverse changes in any one of our operating environments, such as a potential slowdown in one or more advertising channels, and by generating additional revenues from cross-selling among our advertising channels. Through our public relations and event marketing services, we have the ability to enhance advertisers’ campaigns by assisting in the organization of on-the-ground branding events, product launches and other marketing events in China.

Attractive Concessions and Contractual Arrangements

Most of our concessions and contractual arrangements cover multi-year periods and/or provide us with exclusivity rights, effectively reducing competition for the relevant media resources during those periods. For example, we have an indefinite government concession for our residential light-box network. This has allowed us to install and operate advertising light boxes in residential communities and university campuses in Shanghai, with no time limit on such concession. Yarun’s concessions with television stations for advertising time on specific channels or programs are mostly multi-year exclusive arrangements. We believe that these attractive arrangements provide us with a significant advantage over our competitors in these media who operate under less favorable arrangements.

Recognized Capabilities with an Established “Blue Chip” Advertising Client Base

We have built a recognized and respected advertising business in China by developing a reputation for consistently and effectively delivering advertising solutions for clients. Our success has been reflected in the development and retention of a strong “blue chip” advertising client base, including both international and domestic corporations. In the nine months ended September 30, 2009, top advertising clients from our top four client categories, both measured by contribution to our revenues, included leading brand names in their respective industries, such as Mercedes-Benz, Volkswagen, SAP, Intel, Samsung and Häagen-Dazs. We have also established strong relationships with many advertising agencies that represent advertisers in placing advertisements on the media channels on our cross-media platform, such as Beijing DDB Co., Ltd., Shanghai Leo Burnett Co., Ltd., Shanghai CCB Branding Co., Ltd., JWT Advertising Co., Ltd. and Shanghai Asiaray Advertising Media Co., Ltd.

High-Quality Broadcast Offering and Content Creation Capabilities

We have built one of the largest radio syndication networks in China based on the number of syndicated radio channels, which we believe is one of our key competitive advantages. We produce programming at our production studios in Beijing for syndication to radio channels and for broadcasting on our online streaming radio platform. These include some of the popular radio programs such as Pop Music Countdown, Automotive Utopia, Listen to the Movies and What’s Hot in the City. Largely due to the high quality and attractiveness of our programs, more than 80% of the radio stations with syndication arrangements with us in 2008 renewed such arrangements for 2009. In addition, we offer consulting services to radio stations, including consultancy on overall programming and have, on a number of occasions, assisted radio stations in successfully revamping their entire programming offering.

In relation to our television advertising businesses, the television channels and programs on which we sell advertising time have some of the highest ratings in their respective regions and types of programs. For example, in the nine months ended September 30, 2009, the SMG Drama Channel had consistently been one of the top three channels among the 15 television channels operated by the Shanghai Media Group in Shanghai and Premium Theater had been consistently ranked among the top three programs on that channel, both based on viewership.

Additionally, we provide public relations and events marketing services to our clients. This enables us to organize events for our clients which are complementary to their advertising campaigns. We believe this ability helps to build stronger client relationships than those of many of our competitors.

  Strong Management Team with Extensive Industry Expertise and Significant Experience in Business Acquisition and Integration

Our senior management team has extensive experience at some of the most prestigious international media companies. Peter B. Brack, our co-founder, Chairman and Chief Executive Officer, was a senior executive at Time Warner for 11 years. Ying Zhu, our co-founder, President, General Manager and director, has over 10 years of media operation experience in China, including with News Corporation for over three years. Robert W.H.S. Yung, our co-founder, Chief Marketing Officer and director, has over 10 years of experience in operating and managing businesses in the media and information technology areas, including with Metromedia Asia Ltd. Some other senior members of our management team have also worked for a number of major international media firms including Yahoo! Inc. and Bertelsmann AG, or their affiliates.

Our management also has extensive experience in identifying and successfully executing media merger and acquisition transactions in China, both while at our company and at their respective former careers. Our management team has strategically identified and acquired the businesses that currently comprise our business operations and integrated them into our operations, generating synergies with minimal disruption, allowing us to successfully assemble our integrated cross-media platform. We typically retain key members of existing management of an acquired business to continue leveraging on their client and media relationships and industry expertise.

Our Strategies

We have identified the following strategies in order to achieve our goal of becoming the leading cross-media platform in China:

Continued Organic Expansion of Existing Media Assets

We believe that our existing portfolio of media assets has in itself substantial organic growth prospects:

•	Broadcast Network

     Television Advertising Platform.  We continue to evaluate further opportunities to enter into contracts with current and additional television stations to broaden the range of television channels, programs and geographies for which we sell advertising time as the exclusive advertising agent. In addition, we strive to increase the utilization of the advertising time slots on those channels, including airing advertisements for interactive television programs.

     Radio Network.  Our content production has proven popular with radio stations. We aim to expand our syndication network and increase the number of our syndicated programs by leveraging on our strong program production capability.

•	Outdoor Advertising Network

     Commercial Billboard and Display Network.  While continuing to seek opportunities to expand our inventory in the key metropolitan areas, we will also branch out into other selected cities with high growth potential that may offer opportunities to establish or strengthen our local market leadership. We may also explore expanding our network to include other types of complementary advertising displays.

     Residential Light-box Network.  We continue to increase the number of our residential light boxes in Shanghai, and we are also exploring the possibility of introducing this type of media format, with an ancillary public health benefit, to other major cities in the future.

•	Internet and Interactive Services

     Interactive Services.  We are seeking opportunities to increase the number of our interactive radio programs and to provide television-related interactive services.

     Online Streaming Radio Programs.  In addition to dissemination of our radio content through our cooperation with Tianya, a major on-line discussion forum in China, on its website at www.tianya.cn, we seek to expand further the digitization of our radio content, with the aim of achieving a wider dissemination of our content through various online platforms. With the increasing Internet penetration rate and introduction of the third generation, or 3G, mobile telecommunications, in China, we believe that distribution of content via this channel provides us with potential revenue growth opportunities at minimal incremental cost.

Expansion of Current Clients’ Use of Our Cross-Media Platform

We believe that the highly fragmented advertising market in China offers opportunities for cross-media platforms to attract customers seeking “one-stop shop” advertising services. Through providing our clients with flexible, bundled packages that are designed to suit their advertising needs and preferences, we intend to offer more advertisers the ability to launch coordinated campaigns across multiple channels, while enabling them to enjoy cost savings from our bundling discounts. To this end, we have implemented a series of cross-selling initiatives for our different business divisions, including: (i) building and updating a central client database and information exchange platform; (ii) holding periodic meetings of executives from different business divisions to review and develop cross-selling efforts; (iii) establishing incentive plans for sales personnel to encourage cross-selling efforts; and (iv) building a central sales team to assist in developing major clients and coordinating cross-selling efforts. These efforts have resulted in the growth of our revenues from cross-media advertising campaigns. For example, two leading international brand names from the electronics industry and the consumer goods industry recently executed their marketing campaigns across our television, radio and outdoor advertising channels. In another recent instance, a major PRC online recruiting company placed advertisements through both our radio and outdoor advertising channels.

Broadening of In-House Content Production

We believe that high-quality content has significant scalability and constitutes an important attraction for our advertising clients. In light of this and building on our success in radio, we intend to expand further our in-house content production capabilities, including generating television programming and television advertising content. Daren, the subsidiary that operates our radio production studios, is licensed in China to produce both radio and television content. We believe that building a library of attractive content may also help to reduce our media assets acquisition costs in transactions such as exchange of content for advertising time slots. In addition, we will continue to apply our in-house creative expertise to assist clients in other media, including the Internet.

Further Building Our Brand Recognition

We plan to continue to promote our brands to advertisers and consumers. Our goal is to further establish the perception of “Redgate” as synonymous with an integrated cross-media platform that reaches higher-income demographics in China. We believe enhancing our brand name will help raise market awareness of our services, which will in turn allow us to strengthen and broaden our client base and increase our advertising revenues. In addition, being a strong brand name may also give us a competitive advantage in the acquisition of desirable media assets.

Opportunistic Acquisitions to Strengthen Position in Fragmented Markets

The media and advertising market in China remains highly fragmented, and the majority of media and advertising companies are regionally focused with relatively few attaining national scale. We believe we are well positioned to continue creating value through the assimilation of additional high-quality acquisitions within the television, radio, outdoor, Internet and other media services sectors. We plan to identify, execute and integrate acquisitions to build further scale and enhance our reach. Towards this end, we continually evaluate strategic acquisition opportunities that we believe will enhance our market position. When evaluating potential acquisition targets, we will consider factors such as market position, growth potential and earnings prospects and strength and experience of management.

Our Cross-Media Platform

Our integrated cross-media platform, consisting of media assets in television, radio, outdoor and Internet, allows advertisers to reach over 226 million people in key metropolitan markets, such as Beijing and Shanghai, as well as more than 160 other cities or counties throughout China.

Broadcast Network

Our broadcast network consists of our television advertising platform and our radio network.

Television Advertising Platform

Our television advertising platform, operated through our subsidiary, Dianguang, currently is focused on acting as the exclusive agent to sell advertising time slots around two television programs on the SMG Drama Channel in Shanghai. We also provide customary television advertising agency services for advertisers. Upon the completion of our pending acquisition of Yarun, our television advertising platform will expand to provide advertising agency services with respect to two city television channels in Tianjin and Wuhan and certain programs on three provincial or city television channels in Sichuan, Chongqing and Shaanxi, respectively, covering an aggregate of cable television households exceeding 24.5 million. In 2009, Yarun’s advertising platform covered three city or provincial television channels in Tianjin, Wuhan and Sichuan.

Dianguang’s Television Advertising Business.  The SMG Drama Channel is dedicated to television dramas and broadcasts via cable in Shanghai. In the nine months ended September 30, 2009, the SMG Drama Channel had consistently been one of the top three channels among the 15 television channels operated by the Shanghai Media Group in Shanghai, based on viewership. According to the Shanghai Statistical Yearbook 2009, there were approximately 5.3 million cable television households in Shanghai as of the end of 2008. We have entered into an agreement with the Shanghai Media Group which owns and operates the SMG Drama Channel to obtain the exclusive rights to sell an aggregate ten and a half minutes of advertising time around two programs called Premium Theater and Midnight Theater on that channel. In the nine months ended September 30, 2009, Premium Theater had been consistently ranked among the top three programs on that channel, based on viewership. Both programs broadcast daily and we therefore have an aggregate of 3,832 minutes of advertising time to sell a year. We have the discretion under the agreement to set the prices at which we sell the adverting time to advertisers or their agencies.

Under our arrangement with the Shanghai Media Group, we are required to prepay a fixed amount of annual fees in exchange for the exclusive agency right, and are entitled to all advertising revenues generated from the contracted advertising time. The term of the current agreement is one year. Since 2004, Dianguang has been an exclusive advertising agent with respect to specific programs on the Shanghai Media Group’s television channels, which may vary from one year to another. For example, in 2008, Dianguang provided exclusive agency services with respect to New Entertainment Movies on the SMG News and Entertainment Channel.

In addition, we offer traditional agency services to advertisers by representing them in negotiating and purchasing advertising time from and placing advertisements with their desired television stations. For such services, we receive commissions from the advertisers, representing a small portion of the advertisement fees paid to the television stations by the advertisers.

Aided by the coverage of television stations and the quality and popularity of the program or channel on which we sell advertising time, our television advertising platform has attracted a wide range of international and domestic advertising clients from various industries including automotive, electronics, and consumer products. Our services are provided pursuant to written contracts with commitments typically ranging from one to two weeks.

Yarun’s Television Advertising Business.  Yarun, a company we have contracted to acquire, has entered into agreements with two city television stations in Tianjin and Wuhan, both being major cities in China, to obtain the exclusive rights to sell substantially all of the advertising time available on two television channels, both of which are focused on sports content. Yarun has also entered into an agreement with the provincial television station of Shaanxi to obtain exclusive rights to sell time slots around evening programs on one television channel. In addition, Yarun entered into agreements with two advertising agents that are the exclusive advertising agents for Sichuan Education Television Station and Chongqing Television Station, respectively, for certain advertising time slots around evening and midnight programs. According to data published by the local statistical or broadcasting, film and television authorities, the aggregate number of cable households in Tianjin, Wuhan, Chongqing and Sichuan and Shaanxi Provinces was more than 24.5 million as of the end of 2008. The table below sets forth certain details regarding those agency arrangements:

Amount of
		Form of	Contracted
		Programming	Advertising Time
Television Station	Television Channel	Distribution	per Day	Term of Contract

Tianjin Television Station	Sports Channel (TJTV-5)	Cable	228 minutes	2008, 2009 and 2010
Wuhan Television Station	Sports Channel (WHTV-5)	Cable	228 minutes	2010 and 2011
Sichuan Television Station	Science & Education Channel (SCTV-8)	Cable	90 minutes	2010 and 2011
Chongqing Television Station	Science & Education Channel (CQTV-3)	Cable	36 minutes	2010
Shaanxi Television Station	Life Channel (SXTV-3)	Cable	47 minutes	2010

Yarun obtains exclusive agency rights through negotiations with television stations or through bidding processes. Under such arrangements, Yarun is typically committed to pay a television station a fixed amount of fees in exchange for such exclusive agency rights and all advertising revenues generated. The term of the agreements with the television stations ranges from one to three years. In addition, Yarun also provides the television stations with recommendations or consultations intended to improve programming and viewer ratings of specific channels, which in turn may facilitate its sales of advertisements on those channels and further enhance its relationships with television stations.

Advertisers or their agencies typically provide the advertising content to be broadcast in the time slots they purchase from Yarun or us. We and Yarun set the prices of advertising time slots based on the quality, rating and target audience of the relevant television programs where the advertisements will be broadcast, the sales prices of our competitors, general market conditions and market demand. Different advertising time slots are sold at different prices. The relevant television stations annually publish indicative rates for their respective advertising time slots. We and Yarun use these indicative rates as a basis for negotiations with clients and typically provide discounts to the indicative rates.

We entered the television advertising agency business through our acquisition of Dianguang in July 2008. For a summary of the terms and conditions of this acquisition, see “Recent Acquisitions — Broadcast Network and Internet and Interactive Services — Dianguang.” We entered into definitive agreements to acquire 100% of the equity interest in Yarun in June 2009. We expect to complete the acquisition of Yarun following the completion of this offering. For a summary of the terms and conditions of this acquisition, see “Recent Acquisitions — Broadcast Network and Internet and Interactive Services — Yarun.”

Radio Network

Our radio business involves radio program production, radio program syndication, radio advertising and radio station consultancy. We generate revenues primarily from radio advertisement sales, provision of radio media planning and buying services, sales of our radio programs and consultancy services to radio stations.

Radio Program Production.  We produce, on average, three and a half hours of programming everyday for syndication with radio channels and 100 minutes of programming everyday for broadcasting on our online streaming radio platform. We focus on entertainment and leisure content, which is among the more popular types of radio programs for audiences, and offer a full range of programming, including format music radio, talk shows and comedy. We have produced popular programs such as Automotive Utopia, Pop Music Countdown, What’s Hot in the City and Listen to Movies with well-known hosts or disc jockeys in China. Our production studios and professional production staff are based in Beijing and have the capabilities to manage the entire production process, including script writing, recording and editing. In order to further enhance the attractiveness of our programs, we also outsource content development to, or jointly develop content with, third parties. For example, we collaborate with well-known comedy artists and talk show personalities in China to produce one of our most popular programs. We typically agree to share with such third parties profits we generate from program syndication and other forms of distribution.

Radio Program Syndication.  We have built one of the largest radio syndication networks in China in terms of the number of syndicated radio channels. We believe that this is one of our key competitive advantages. We sell our radio programs to radio stations or exchange them with radio stations for advertising airtime through our radio program syndication arrangements. We typically receive two minutes of advertising airtime for every 25 minutes of programming we supply to the radio stations, and we bundle advertisements with our radio programs for broadcasting on radio channels operated by such radio stations. Most of our contracts with radio stations for such exchanges have a one-year term, during which the radio stations are obligated to broadcast our programs at a specified time seven times a week. We believe our radio programs have been well received by listeners, with more than 80% of our 2008 radio station syndicate members renewing for 2009. As of September 30, 2009, we had syndicated our programs to 239 radio channels on 206 radio stations located in 163 cities or counties throughout China, reaching more than 226 million people. On average, each of these stations acquired approximately 60 minutes of programming from us each day.

Radio Advertising.  Our radio advertising business helps advertisers to reach specific demographic groups throughout China. Through our radio advertising sales force based in Beijing, we sell to clients the advertising airtime we have secured via our radio program syndication arrangements to advertisers and retain the full advertisement fees as our revenues. Depending on advertisers’ needs, we may package such advertising airtime to cover a nationwide audience. In addition, we offer a full range of radio media planning and buying services to advertisers by assisting them in executing a successful radio advertising campaign, which typically consists of (i) identifying radio stations with the targeted audience, (ii) forming an optimal advertisement placement strategy, (iii) purchasing desired airtime at an acceptable price and placing advertisements with radio stations and (iv) evaluating the results of the advertising campaign. As part of the radio media planning and buying services, we typically purchase airtime from a radio station after an advertising client has indicated to us its intention to advertise on that radio ration and has provided us with an estimated volume of advertisement placement. In cases where prime airtime has been proven highly sought after by advertisers, we may commit ourselves to placing an annual minimum value of advertisements on a radio station in exchange for higher discounts on airtime purchase prices. We also produce radio advertisements for advertisers by leveraging our expertise and resources in radio program production.

Radio Station Consultancy.  Due to lack of resources and talent, as well as other factors, many radio stations in China tend to be constrained in their management and operation. We provide radio stations with fee-based consultancy services to improve various aspects of their business, including programming, operation, management, branding, advertisement marketing and staff training. More than 30 radio stations in China have utilized our consultancy services.

Helped by the quality of our programs, the coverage of our syndicated radio stations and the quality of our radio media planning and buying services, our radio business has attracted many international and domestic advertising clients from a broad range of industries including automotive, consumer goods, finance and telecommunications. Advertising clients in most cases purchase our advertising airtime or services through their advertising agencies. Our sales are made pursuant to written contracts with commitments typically ranging from several weeks to several months.

We engage in radio business through Daren, which we acquired in 2005, and Breeze, which we acquired in October 2007. For a summary of the terms and conditions of the acquisition of Breeze, see “Recent Acquisitions — Broadcast Network and Internet and Interactive Services — Breeze.” We control Daren and Breeze through contractual arrangements with Wanli and its shareholders without directly or indirectly owning any equity interest in Daren or Breeze. See “Our Corporate Structure — Contractual Arrangements.”

Outdoor Advertising Network

Our outdoor advertising network currently consists of a commercial billboard and display network in 29 cities with a significant presence in Beijing and a residential light-box network in Shanghai. We derive revenues primarily from selling advertising space on large-format billboards, light boxes or other displays which we operate.

Commercial Billboard and Display Network

We operate a commercial billboard and display network through our subsidiary, Yanhuang. Our commercial billboard and display network derives revenues from sale of advertising space on billboards and other displays leased from third-party owners or operators. As of September 30, 2009, we leased and operated 53 large-format billboards and 1,292 other displays in 40 cities as set forth in the following table:

	No. of	No. of
	Large-Format	Other
City	Billboards	Displays

Beijing	4 (1)	1,277 (2)
Hangzhou	9	1
Wuhan	13	1
Other 37 cities	27	13

Total	53	1,292

(1)	Does not include a large billboard with a display area of 1,323 square meters located in the Beijing Olympic Center, facing the Beijing National Stadium (more commonly known as the “Bird’s Nest”), for a term of six years, leased in November 2009.

(2)	Includes 910 TV screens in karaoke rooms.

The large-format billboards we operate were erected free standing by roadsides, such as unipoles, or on the rooftops of buildings, or attached to building walls or fences. Other displays include banner-flags, scrolling light boxes, LED or LCD screens, displays on the exteriors of buses and surfaces of bus shelters and building windows. Those billboards and displays are typically located along major traffic arteries and in other high-visibility locations, such as airports, commercial districts, shopping malls and karaoke rooms. Accordingly, our billboards and other displays are readily exposed to car owners, business commuters and other higher-income demographics. The free-standing billboards are typically two-sided and range in size from six meters by 18 meters to seven meters by 21 meters. The rooftop billboards and billboards attached to building walls or fences also vary in size, depending on the shape and available surface area of the rooftop, walls or fences, but each has a display area of no less than 60 square meters. Other displays vary in size and are generally smaller than the large-format billboards.

Under our lease agreements with owners or operators of billboards or other displays, we pay a fixed lease payment, typically payable in two or more installments, in exchange for the right to use the face of the billboard or display for advertising purposes for a specified term. The term of the lease agreements ranges from several months to three years, with the majority of the agreements being for one year. We may lease a specific billboard or display after a customer has given an indication of interest in the billboard or display. In such cases, the term of the lease usually corresponds to the estimated length of the advertiser’s advertising campaign on that specific billboard or display. This typically occurs where we have been engaged by the client to scout outdoor advertising locations, and have been briefed on the client’s desired exposure profile. We may also lease a billboard or display based on our assessment of its marketability before any potential advertiser for that billboard or display was identified. We evaluate a billboard’s or display’s marketability based on its location, government approval status and leasing costs. In some other cases, we assist our clients in securing billboards or other displays and receive commissions for those services. The owners or operators of the leased billboards or displays are typically responsible for the printing, installation and maintenance of the advertising copies during the lease terms. Advertisers or their advertising agencies often provide advertising designs.

We determine the prices for advertisements on a billboard or other display primarily on the basis of the leasing costs and its location. The commercial billboard and display network business has, since it originally commenced operation in 2000, attracted many international brand-name advertisers from automotive, electronics, information technology and other industries. Our sales are made pursuant to written contracts with commitments typically ranging from three months to one year. The advertising clients typically have the right of first refusal to renew their contracts with us.

We acquired 51% of the equity interest in Yanhuang in September 2008 and have also previously agreed to purchase the remaining 49% equity interest in Yanhuang after this offering. For a summary of the terms and conditions of this acquisition, see “Recent Acquisitions — Outdoor Advertising Network — Our Acquisition of a

Majority Stake in Yanhuang.” We are in the course of renegotiating the terms and conditions of such purchase with other shareholders of Yanhuang.

Residential Light-box Network

We operate a residential light-box network through our subsidiary, Hongmen. Our light boxes display advertising images illuminated with back lighting. The network is based in and focused on Shanghai, the most economically developed city in eastern China, where the average disposable income per capita of urban residents is significantly higher than the national average. Like other cities in China, apartment housing in Shanghai is often organized into residential communities that consist of clusters of high-rise apartment buildings and public areas. We typically place our advertising light boxes at the main-traffic points of public areas to achieve high visibility. We primarily target middle- to high-end residential communities. We also place and operate advertising light boxes on university campuses in Shanghai. As of September 30, 2009, we owned and operated 1,561 light boxes widely located in 653 residential communities, including some of the most prestigious high-income residential communities, and 43 university campuses, compared to 800 light boxes as of the end of 2007.

We believe that advertising in residential communities is attractive as such advertising more effectively targets demographics with specific income levels and that advertisers are more willing to pay a premium for such targeted advertising. We believe that we can more reliably estimate the income levels of residents in a particular residential community by analyzing, among other factors, available information regarding the real estate prices in that residential community, and thus provide our advertising clients more information about the target audiences for the light-box advertisements they place.

We have built our residential light-box network in Shanghai under a project approved by the Shanghai Municipal Environmental Hygiene Administration that aims to improve the hygiene conditions of local communities through the promotion of mosquito repellent devices. This approval allows us to initially install up to 2,000 light boxes with a built-in mosquito repellent function in residential communities and on university campuses in Shanghai. Such approval does not have any time limit on the concession, which, we believe, gives us a competitive advantage over many of our competitors that operate their networks based on concessions with significantly shorter terms. In addition, as this feature serves an important public interest, we believe that we would be granted permission to install additional light boxes if we applied for such additional approval. We are not required to pay any concession fees under this approval. We carry out this project in partnership with Shanghai Hygiene and Pest Control Company, or Shanghai Pest Control, an affiliate of the Shanghai Municipal Environmental Hygiene Administration. Under this partnership, Shanghai Pest Control is primarily responsible for negotiating and entering into light box placement agreements with individual property managers or owners of residential communities or administrators of universities under which Shanghai Pest Control pays a fixed annual fee for the right to place our light boxes on the relevant premises. The term of such light box placement agreements ranges from three to five years, with the majority having a five-year term, and is typically renewable by the parties. Under our partnership arrangement with Shanghai Pest Control, we are ultimately responsible for the fees Shanghai Pest Control is obligated to pay under the light box placement agreements and we also pay Shanghai Pest Control fixed fees for its services and participation in the project. We own and operate the light-box network and are entitled to the full advertising revenues.

The majority of our light boxes consists of ordinary static light boxes with a display area of 223 centimeters high by 320 centimeters wide and premier static light boxes with a display area of 130 centimeters high by 225 centimeters wide. We have commenced installing, at new locations, scrolling, multi-panel light boxes whose display area is three times that of our ordinary static light boxes, and also plan to replace 1,000 of our existing light boxes with such scrolling, multi-panel light boxes in 2010. The size of our light boxes is usually the largest among advertising displays in the same residential communities in terms of display area.

We purchase light boxes from local manufacturers, who are also responsible for installation of the light boxes and their maintenance in the first two years after installation. Our staff will maintain the light boxes after the first two years. Advertisers or their agencies typically provide computer-generated designs for advertising copy and we coordinate with printers to print them onto paper or film sheet for installation on the surface of the light boxes.

We determine the prices for advertising on our residential light-box network on the basis of the competitive situation in the residential advertising market and the size and coverage of our network. We increased our prices in early 2008 and plan to review our prices from time to time in response to changes in factors affecting our pricing.

We are able to attract brand name advertisers for our residential light-box network from the consumer products, educational, retail and other industries. Our sales are made pursuant to written contracts with commitments typically ranging from one month to three months.

We acquired Hongmen in May 2008, which commenced commercial operations of its network in mid-2007. For a summary of the terms and conditions of this acquisition, see “Recent Acquisitions — Outdoor Advertising Network — Our Acquisition of a Majority Stake in Hongmen.” We control Hongmen through our direct interest in Hongmen and our contractual arrangements with Wanli and its shareholders. See “Our Corporate Structure — Corporate Structure” and “Our Corporate Structure — Contractual Arrangements.”

Internet and Interactive Services

Our Internet and interactive services include interactive services for radio. We continue to explore opportunities to benefit from the growing use of the Internet and mobile telecommunications in China by leveraging our radio program production capabilities and the wide network coverage of our syndicated radio stations and the television channels for which we act as an exclusive advertising agent. Upon the completion of our pending acquisition of WinClick, our Internet and interactive services will expand to wireless-based affiliate marketing services.

Interactive Services for Radio

We cooperate with a number of value-added telecommunications service providers to provide audience interactivity for a certain number of our radio programs and we derive revenues from listeners’ participation in our radio programs. Under this type of cooperation arrangements, these service providers will provide their land-line or mobile based communications applications, such as short messaging services and interactive voice response, as the channels for participation. A listener of our radio programs who would like to interact with our hosts may text message or call in by using such communications applications to ask questions or make comments. Such uses will generate revenues in the form of telecommunications charges, which will initially be split between the telecommunications operators and the value-added telecommunications service providers under their arrangements. The portion of the revenues received by the value-added telecommunications service providers will then be further shared between these service providers and us at pre-determined ratios. Currently, we offer interactivity to two radio programs syndicated to 127 radio channels on 115 radio stations, covering 104 cities or counties in China. Such programs, including the more popular one, Evening Touch, are designed to encourage listeners’ participation in our programs. We intend to produce more interactive programs and syndicate them to a larger base of radio stations in order to expand listenership.

Online Streaming Radio Platform

We cooperate with Tianya to make our streaming radio programs available on its website at www.tianya.cn.

WinClick’s Wireless-Based Affiliate Marketing Platform

WinClick, a company we have contracted to acquire, operates a wireless-based affiliate marketing platform in China. WinClick’s affiliate marketing platform functions as an online marketplace for advertisers and WAP website publishers. Advertisers upload onto WinClick’s website their advertising content, including links to advertisers’ WAP websites, online surveys, electronic coupons and MVASs, such as mobile games, ringtones, pictures or other applications or interactive services, making them available for placement by our registered publishers who are typically WAP websites. Publishers select and place an advertiser’s advertising content on their websites in exchange for compensation only when a visitor takes an agreed-upon action, such as clicking a link to, making a registration or purchase on, or downloading content from, the advertiser’s website.

WinClick generates revenues from MVAS fees paid by mobile phone users and advertising fees paid by advertisers. Based on the consumption by mobile phone users of the MVASs marketed through WinClick’s affiliate marketing platform, mobile network operators bill and collect MVAS fees from mobile phone users and disburse them to WinClick after deducting 15% as service charges. WinClick retains a portion of those MVAS fees as compensation and distributes the remainder to the relevant advertisers and publishers. The amount paid to an advertiser or publisher is determined based on a fee-per-action basis or on a revenue-sharing basis, depending on its individual arrangement with WinClick. WinClick settles MVAS fees with advertisers and publishers on a weekly or monthly basis either before or after its receipt of the same from mobile phone operators. To the extent an advertiser uses WinClick’s affiliate marketing platform to market MVASs for which it receives MVAS fees directly from mobile phone operators or content other than MVASs, WinClick typically receives advertising fees from advertisers as compensation, which is mostly determined on a fee-per-action basis. WinClick also markets its self-developed ringtones and wallpaper, and shares the derived MVAS fees with publishers.

WinClick currently maintains billing and collection service agreements with China Mobile, the world’s largest mobile network operator in terms of subscribers, through five entities affiliated with WinClick. These agreements have terms of one year, which are expected to be renewed upon expiration. In December 2009, China Mobile suspended cooperation with one of WinClick’s affiliates for violations of China Mobile’s content policies, including inappropriate practices in soliciting users and distributing advertisements. However, WinClick entered into an arrangement with a third party to indirectly secure China Mobile’s billing and collection services in the geographic regions affected by the suspension of cooperation. Based on China Mobile’s current policies, the suspended cooperation with China Mobile is expected to be resumed in the first half of 2011. In addition, in response to a recent PRC government campaign against unhealthy content being carried on mobile networks, China Mobile has suspended billing and collection services relating to certain WAP-based MVASs for MVAS providers, including many of WinClick’s advertisers. As a result, WinClick’s business has been materially adversely affected. It currently remains unknown whether and when China Mobile will resume the billing and collection services for those WAP-based MVASs.

WinClick’s major advertisers include leading Internet portals and MVAS providers in China, such as Sohu.com, Kong.net and Sina.com. As the advertiser base of WinClick is complementary to our client base in terms of industry coverage, we believe our company could benefit from the integration of our and WinClick’s advertiser base following the completion of our acquisition of WinClick by adopting cross-selling and other initiatives.

WinClick has developed software applications and databases for free use by advertisers and publishers to effectively manage advertising campaigns, streamline sales process, optimize advertising performance and maximize WAP websites’ advertising revenues. Specifically, the services provided with these applications and databases include: (i) real-time transaction reporting and fee calculation; (ii) advertising content analysis and consulting services that help advertisers to optimize advertising formats and strategies; (iii) advertising performance reporting and analysis; (iv) WAP website analysis based on target demographics and geographic audience and (v) advertising content and advertising inventory matching services designed to optimize advertising performance of WAP websites. They also have other functions that are important to the affiliate marketing platform, such as detecting fraudulent clicks and other frauds and recognizing the type of a mobile phone and location of a mobile phone user.

In determining its share of MVAS fees generated or advertising fees paid by advertisers, WinClick considers a range of factors, including prevailing market practice, type and format of advertising content, advertisers’ marketing budget, fees offered to publishers and the quality and scope of its services provided to advertisers. Additional factors such as expected costs and profit will also be taken into account in determining the fees offered to publishers in respect of particular advertising content.

Public Relations and Event Marketing

We have provided public relations and event marketing services since February 2008 when we acquired Alliance Online. Alliance Online has been in operation since mid-2005. We primarily derive revenues from assisting clients in planning, managing and executing media and communications strategies to generate favorable publicity for clients or their products. This process often involves our assisting clients in identifying and purchasing suitable advertising media resources for their campaigns. We also assist clients in organizing certain events such as store openings, product launches and sporting events.

The majority of the clients of our public relations and event marketing services are domestic companies in China that seek our services to improve their brand image, publicity or marketing efforts. We also target international advertisers in China and plan to generate more business from them.

For a summary of the terms and conditions of the acquisition of Alliance Online, see “Recent Acquisitions — Public Relations and Event Marketing — Alliance Online.” We control Alliance Online through contractual arrangements with Wanli and its shareholders without directly or indirectly owning any equity interest in Alliance Online. See “Our Corporate Structure — Contractual Arrangements.”

Sales and Marketing

We have experienced sales and marketing staff within each of our business divisions. Our sales and marketing personnel, on average, have more than seven years of advertising sales experience, including working with international outdoor advertising companies, or media management experience from global advertising companies. Our sales and marketing staff are organized into two functions: sales and sales support. Sales function is primarily responsible for directly developing and maintaining client relationships while the sales support function assists in preparing pitch materials, coordinating the broadcasting of clients’ radio or television advertisements and related matters. The sales function is divided into two teams focused on advertising agencies and direct advertising clients, respectively. We provide in-house education and training to our sales teams to ensure they provide our current and prospective clients with comprehensive information about the products and services of each of our individual business divisions, our ability to offer cross-media advertising solutions and the advantages of using our products and services.

To implement our strategy to expand advertisers’ use of our cross-media platform, we have adopted a series of cross-selling initiatives, including incentivizing sales personnel for cross selling and building a central sales team to assist in developing major clients and coordinating cross-selling efforts. For details of such initiatives, see “— Our Strategies — Expansion of Current Clients’ Use of Our Cross-Media Platform.”

We actively attend various events to promote our brand name and the value of our services. We also use our unsold inventory of advertising media resources to display our own advertisements.

Clients

Our advertising clients are primarily international and domestic corporations. In the nine months ended September 30, 2009, our top four advertising client categories, based on revenue derived from these categories, were automotive, information technologies, electronics and consumer products. Our top advertising clients from each of those categories, measured by contribution to our revenues in the nine months ended September 30, 2009, included leading brand names in their respective industries, such as Mercedes-Benz, Volkswagen, SAP, Intel, Samsung and Häagen-Dazs. Our advertising clients often purchase advertising through advertising agencies. Such advertising agencies include Beijing DDB Co., Ltd., Shanghai Leo Burnett Co., Ltd., Shanghai CCB Branding Co., Ltd., JWT Advertising Co., Ltd. and Shanghai Asiaray Advertising Media Co., Ltd.

We maintain long-term business relationships with many of our advertising clients and advertising agencies (including those of our acquired businesses). 12 of our top 15 clients in the nine months ended September 30, 2009 were repeating clients, which in aggregate accounted for 50.0% of our total revenues in that period.

Competition

As a whole, our business competes primarily with a number of companies that own or operate diversified media assets in China, such as Tom Group and Xinhua Sports and Entertainment Limited. We generally compete with them in acquiring desirable advertising media assets and attracting advertising clients that want to execute cross-media advertising campaigns. We also face competition in each of our business divisions as set forth below:

Broadcast Network

The television advertising agency business in China is highly fragmented. We and Yarun primarily compete with other television advertising agencies in bidding for the exclusive agency rights to sell all advertisements on a television channel or a program on the basis of price, size and quality of existing and prospective advertising client base and industry reputation. We and Yarun may also compete with other television advertising agencies for advertising clients on the basis of the ratings of the programs or the television channels on which we sell advertisement time as well as coverage of such channels.

The major competitors of our radio business include in-house production departments of major radio stations, such as China Radio International and Beijing Radio Station, and radio advertising agency companies, such as Qifu and Yuan Chuan. We primarily compete with them for advertising clients on the basis of quality and popularity of the radio programs produced, size and coverage of syndicated networks and price.

Outdoor Advertising Network

Our commercial billboard and display network primarily competes with companies that are engaged in the billboard advertising agency business, including Beijing-based U-Look Media and Advertising Co., Ltd. and Shanghai-based Heartland Media Co., Ltd. We compete with them for both high-quality billboards and advertising clients.

Our residential light-box network competes for advertising clients primarily on the basis of network size and coverage, location, demographics of the viewership and price. Currently, this business competes primarily with two groups of competitors active in Shanghai:

•	Advertising companies that operate residential outdoor or indoor networks in Shanghai, such as Shanghai Youhao Advertising Co., Ltd.; and

•	Advertising companies that operate outdoor networks beyond residential communities in Shanghai, such as Clear Media, Shanghai Media Group, JC Decaux and Focus Media.

Internet and Interactive Services

WinClick mainly competes with other wireless-based affiliate marketing platforms in China, including UUCUN Inc. and YETI Group Ltd.

Our interactive services for radio compete with other interactive radio program operators or producers, including radio stations.

Public Relations and Event Marketing

The public relations and event marketing market is fragmented. There are thousands of competing companies in this industry in China. The competition is primarily based on the quality of professional services, media relationship, brand recognition and price.

In addition, each of our business divisions may also face competition from new entrants into the business sector in which it operates in the future. Many of our competitors have a variety of competitive advantages over us, such as more resources, wider client base and stronger relationships with advertising agencies than we do. Some of our competitors also have a longer history than us in the relevant industry or offer a more diversified or integrated media portfolio or services, which may make their products or services more attractive to advertisers.

Minority Investments

One Media Group

We currently own approximately 11.07% equity interest in One Media Group. See “Our Corporate Structure — Corporate History.” One Media Group principally engages in publishing magazines in Hong Kong and selling advertising space in magazines published in Mainland China. See Note 8 to our audited consolidated financial statements included elsewhere in this prospectus for details.

Under an agreement dated March 18, 2008 among Media Chinese International, us, our founders and others, we have made certain non-competition covenants with respect to One Media Group, including a covenant not to, without the consent of Media Chinese International, engage in or own interest in any business competitive with any business operated by One Media Group in any country as of the date of that agreement. In addition, we granted a right of first refusal to Media Chinese International with respect to any sale of our interest in One Media Group in the future.

FLOG

We acquired a 10.71% equity interest in FLOG in January 2008. We have an option to purchase the remaining 89.29% equity interest in FLOG, which we currently do not intend to exercise. For a summary of the terms and conditions of this acquisition, see “Recent Acquisitions — Outdoor Advertising Network — Our Acquisition of a Minority Stake in FLOG.” FLOG primarily engages in operating a golf venue advertising network across China.

Intellectual Property

We have registered as trademarks “Redgate Media” and our logo in Hong Kong, and are in the process of registering the same as trademarks in China. In addition, we use as trade names, trademarks or service marks “Daren,” “Showradio,” “Hongmen,” “Dianguang,” “Breeze” and “Alliance Online” in our business, none of which has been registered. We have registered a number of domain names, including www.redgatemedia.com and www.redgateonline.com.

Insurance

We do not maintain any property insurance policies covering equipment and facilities for losses due to fire, earthquake, flood or any other disaster. Consistent with customary industry practice in China, we do not maintain business interruption insurance. Uninsured damage to any of our equipment or other property or a significant liability or other claim could have a material adverse effect on our results of operations. See “Risk Factors — Risks Relating to Our Business — We have no business liability, interruption, litigation or casualty insurance coverage, which may result in our incurring substantial costs and the diversion of resources.”

We have secured life insurance in the amount of $1 million on the life of certain key officers and employees, including Peter B. Brack, Ying Zhu, Robert W.H.S. Yung and Thomas H.K. Mak. The loss of these key officers and employees or the failure to recruit additional personnel as needed could have a material adverse effect on our ability to achieve our objectives. See “Risk Factors — Risk Relating to Our Business — Our business depends substantially on the continuing efforts of our key personnel, including senior management and other key employees and skilled staff, and our business may be severely disrupted if we lose their services.”

Employees

As of September 30, 2009, we had 143 full-time employees, as compared to 144 employees as of December 31, 2008, 70 employees as of December 31, 2007 and 65 employees as of December 31, 2006. We have no part-time employees. A majority of our employees are located in China. The table below shows the number of employees categorized by business area and as a percentage of our workforce as of September 30, 2009:

	No. of
	Employees	Percentage

Sales and marketing	32	22.4%
Media development	12	8.4
Production	24	16.8
Accounting	20	14.0
Installation and maintenance	14	9.8
Administration and human resources	17	11.9

Management	24	16.8
Total	143	100.0%

Yarun and WinClick had 42 and 44, respectively, employees as of September 30, 2009, of which 31 and 21, respectively, are in the sales and marketing function.

As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including housing, pension, medical and unemployment benefit plans. We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date. We also maintain a defined contribution provident fund scheme in Hong Kong for our Hong Kong-based employees, the assets of which are generally held in separate trustee-administered funds. The total amount of contributions that we made to the employee benefit plans in China and the defined contribution provident fund scheme in Hong Kong in 2006, 2007, 2008 and the nine months ended September 30, 2009 was approximately $63,614, $97,236, $258,251 and $267,636, respectively.

Our employees are not represented by any collective bargaining agreements or labor unions. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes.

We typically enter into a standard confidentiality agreement with our employees. In addition, we enter into a non-competition agreement with each of our executive officers and key personnel. These agreements include a covenant that prohibits each of them from engaging in any activities that directly or indirectly compete with our business during, and for several months to five years after, the period of their employment with us.

Facilities

We currently maintain our headquarters at 8th Floor, CITIC Building, Tower B, 19 Jianguomenwai Street, Chaoyang District, Beijing 100004, People’s Republic of China. Our headquarters occupies approximately 700 net square meters. We also have offices in Hong Kong, Shanghai, Wuhan and Hangzhou. We lease all of our facilities and do not own any real property. We believe that our leased facilities are adequate to meet our needs for the foreseeable future, and that we will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate any future expansions.

Legal and Administrative Proceedings

We are not currently a party to any material legal proceeding and, to our knowledge, there are no material legal proceedings threatened against us. From time to time, we may be subject to various claims and legal actions arising in the ordinary course of business.

RECENT ACQUISITIONS

Overview

We have built our business largely through a series of acquisitions. Set forth below is a summary of our acquisitions since October 2007.

			Remaining
			Consideration
		Consideration	to be Paid		Percent of
		Already	(Excluding		Equity	Consideration
	Percent of	Paid as of	Call Option/		Interest	Required for
	Equity	February 28,	Purchase		Subject	Exercising
	Interest	2010(1)	Obligation)(2)		to Call	Call Option/
	Acquired	(in Millions	(in Millions		Option/	Satisfying
	or to be	of RMB or $,	of RMB or $,	Status of	Purchase	Purchase
Entity	Acquired	as Indicated)	as Indicated)	Completion	Obligation	Obligation

Broadcast Network and Internet and Interactive Services
Dianguang	100%	RMB6.8 plus $3.0	$13.7 (3)	Completed on July 21, 2008	N/A	N/A
Yarun	100%	nil	$21.9 (3)	Pending(4)	N/A	N/A
WinClick	100%	nil	RMB1.0 plus $9.7 (3)	Pending(5)	N/A	N/A
Breeze	100%	RMB0.5 plus $2.4	$0.2	Completed on October 30, 2007	N/A	N/A
Outdoor Advertising Network
Yanhuang	51%	RMB51.4	RMB10.6	Completed on September 25, 2008	49%(6)	$15.2 (3)
Hongmen	60%	RMB23.5	RMB1.6	Completed on May 15, 2008	40% (7)	RMB1.6 plus $0.3
FLOG	10.71%	RMB5.0	nil	Completed on January 29, 2008	89.29% (8)	N/A
Public Relations and Event Marketing
Alliance Online	100%	RMB0.6 plus $0.1	$0.6 (3)	Completed on February 15, 2008	N/A	N/A

(1)	Includes initial consideration and paid earn-out and other consideration. Initial consideration is typically required to be paid in cash.

(2)	We have the discretion to pay certain remaining consideration in our common shares or cash. See “Recent Acquisitions.”

(3)	This represents the aggregate amount of remaining consideration currently estimated to be paid over a multi-year post-closing period and is payable by installments. See “— Earn-Out and Other Consideration” for the basis and assumptions of such estimate.

(4)	We expect to complete the acquisition of 100% equity interest in Yarun following this offering.

(5)	We expect to complete the acquisition of 100% equity interest in WinClick following this offering.

(6)	We have agreed to purchase the remaining 49% equity interest in Yanhuang, subject to the satisfaction of certain conditions. We expect to complete this purchase following this offering.

(7)	We have agreed to purchase the remaining 40% equity interest in Hongmen, subject to the satisfaction of certain conditions. We expect to complete this purchase following this offering.

(8)	We have a call option to purchase the remaining 89.29% equity interest in FLOG. We do not currently intend to exercise this call option.

Broadcast Network and Internet and Interactive Services

Dianguang

Overview.  We acquired 100% of the equity interest in Dianguang in July 2008. For a description of our television advertising business operated through Dianguang, see “Business — Our Cross-Media Platform — Broadcast Network — Television Advertising Platform.”

Terms of the Acquisition.  On April 8, 2008, we entered into an equity transfer agreement to acquire 100% of the equity interest in Dianguang from Ms. Juanjuan Tang and Mr. Jinyu Fan, or, collectively, the Dianguang selling shareholders. The following is a brief summary of material provisions of (i) the equity transfer agreement, as amended by three supplemental agreements dated August 8, 2008, July 14, 2008 and August 12, 2009, respectively, or the equity transfer agreement, and (ii) a related share issuance agreement, as amended by amendment and supplemental agreement dated August 12, 2009, or the share issuance agreement. This summary is qualified in its entirety by reference to the agreements, which have been filed as exhibits to the registration statement on Form F-1 that contains this prospectus.

Purchase Consideration.  In accordance with the equity transfer agreement, the Dianguang selling shareholders transferred 100% of the equity interest in Dianguang to us for RMB5 million ($0.7 million) in cash. In addition, in consideration of their entry into the equity transfer agreement and their completion of the equity transfer, their provision of management services, and their confidentiality and non-competition undertakings, we entered into the share issuance agreement with the Dianguang selling shareholders. Under the agreement, we have agreed to make three tranches of payment. The first tranche has been determined to be $4.1 million, of which $3.2 million has been paid in December 2009.

Set forth below are the remaining two tranches of payment, of which the second tranche shall be paid in cash in U.S. dollars:

(i) The second tranche = 7 × A × 30% – [(F+G) × 1/2]

Where:

A = audited net profits of Dianguang in 2009

F =	audit fees relating to historical financial statements of Dianguang for 2005 through 2008, which are subject to a cap of $100,000

G = consideration we paid under the equity transfer agreement

Where audited net profits of Dianguang in 2009 are zero or negative, the second tranche payment will be $8,000.

(ii) The third tranche = A × C × 40% × D – [(F+G) × 1/2]

Where:

A = audited net profits of Dianguang in 2010

C =	our initial public offering price-to-earnings multiple as determined with reference to certain third-party research reports as mutually agreed between us and the Dianguang selling shareholders

D = 60% (subject to downward adjustments for decrease in year-on-year net profits)

F =	audit fees relating to historical financial statements of Dianguang for 2005 through 2008, which are subject to a cap of $100,000

G = consideration we paid under the equity transfer agreement.

Our management estimated the second and third tranches to be $6.2 million and $6.6 million, respectively. See “— Earn-Out and Other Consideration” for the basis and assumptions of this estimate.

We have the option to pay the third tranche in cash or our common shares. If we elect to pay all or a portion of the third tranche in shares, the number of common shares to be issued will be determined as follows:

Number of common shares to be issued =	Y
B

Where:

Y =	the amount of the third tranche for which we elect to pay by common shares in lieu of cash

B =	the average closing price of our common shares for the ten trading days after the announcement of our audited accounts for the financial year 2010

We intend to pay the second and third tranches in 2010 and 2011, respectively.

In addition, if Dianguang fails to meet certain minimum net profit targets for 2009 or 2010, we will not be required to pay the second and third tranches or the third tranche, as the case may be; and if there is a year-on-year decrease in Dianguang’s audited net profits, the amount of cash payable or the number of shares issuable in the second and third tranches will be adjusted downwards. If Dianguang achieves certain year-on-year increase in its net profits for both 2009 and 2010, the Dianguang selling shareholders will be entitled to a bonus cash payment calculated as certain multiples of the increased net profits from 2008 to 2010, payable on the day of the third tranche of payment.

Our obligations to make each tranche of payments to the Dianguang selling shareholders are also subject to certain of Dianguang’s exclusive advertising agency agreements being in full force and effect, as well as other conditions customary for acquisitions of this type.

Pursuant to the equity transfer agreement, we shall transfer the 100% equity interest in Dianguang back to the Dianguang selling shareholders if we fail to pay the first tranche or otherwise materially breach the equity transfer agreement prior to the due date of first tranche.

Closing.  Our acquisition of Dianguang was completed on July 21, 2008.

Covenants.  Pursuant to the equity transfer agreement, we agreed to retain Mr. Jinyu Fan as the General Manager of Dianguang who will be in charge of managing Dianguang with broad discretion over its affairs, until all three tranches of the payment have been paid in full. Prior to that time, we may terminate Mr. Jinyu Fan only for certain causes, including Dianguang’s failure to meet certain predetermined financial performance targets. We also agreed that Dianguang may, prior to the first tranche of the payment being paid and under certain conditions, make loans to the Dianguang selling shareholders. In addition, we agreed that we will not, prior to making the first tranche of the payment, conduct certain actions that may be harmful to Dianguang or the Dianguang selling shareholders, such as causing the liquidation, dissolution, business consolidation or spin-off of Dianguang, or selling or pledging our interest in Dianguang or material assets of Dianguang. The Dianguang selling shareholders have made certain non-competition undertakings to us.

Yarun

Overview.  On June 12, 2009, we entered into an equity transfer agreement with Mr. Weidong Zhu, Mr. Zhenhui Wang and Ms. Wenhua Cao, or, collectively, the Yarun selling shareholders, to acquire 100% of the equity interest in Yarun from the Yarun selling shareholders. For a description of the business of Yarun, see “Business — Our Cross-Media Platform — Broadcast Network — Television Advertising Platform — Yarun’s Television Advertising Business.” We had previously entered into agreements to acquire 100% of the equity interest in Yarun in April 2008. However, due to our efforts to better align our resources with our acquisition priorities, on June 12, 2009, we agreed with the Yarun selling shareholders to terminate the agreements entered into in April 2008 and the acquisition thereunder, and entered into the said equity transfer agreement and a related share issuance agreement on amended terms with them as described below.

Terms of the Acquisition.  The following is a brief summary of material provisions of the equity transfer agreement and a related share issuance agreement. This summary is qualified in its entirety by reference to the agreements, which have been filed as exhibits to the registration statement on Form F-1 that contains this prospectus.

Purchase Consideration.  Under the equity transfer agreement, we have agreed to pay the Yarun selling shareholders RMB3 million ($0.4 million) in cash in consideration of the equity transfer within 30 days of the completion of our initial public offering. In addition, in consideration of their entry into and completion of the equity transfer agreement, their provision of management services, as well as their confidentiality and non-

competition undertakings, we have agreed to make the following three tranches of payment in 2011, 2012 and 2013, respectively:

(i) The first tranche = A × C × 40% - F - G

Where:

A = audited net profits of Yarun in 2010, or Yarun 2010 net profits

C =	6 or (x) 6.5, if Yarun 2010 net profits exceed 1.2 times audited net profits of Yarun in 2009, or Yarun 2009 net profits, or (y) 7, if Yarun 2010 net profits exceed 1.35 times Yarun 2009 net profits, or (z) 8, if Yarun 2010 net profits exceed 1.5 times Yarun 2009 net profits

F = audit fees relating to historical financial statements of Yarun for 2005 through 2010

G = consideration we paid under the equity transfer agreement

(ii) The second tranche = A × C × 40%

Where:

A = audited net profits of Yarun in 2011, or Yarun 2011 net profits

C =	6 or (x) 6.5, if Yarun 2011 net profits exceed 1.2 times Yarun 2010 net profits, or (y) 7, if Yarun 2011 net profits exceed 1.35 times Yarun 2010 net profits, or (z) 8, if Yarun 2011 net profits exceed 1.5 times Yarun 2010 net profits

(iii) The third tranche = A × C × 20%

Where:

A = audited net profits of Yarun in 2012, or Yarun 2012 net profits

C =	6 or (x) 6.5, if Yarun 2012 net profits exceed 1.2 times Yarun 2011 net profits, or (y) 7, if Yarun 2012 net profits exceed 1.35 times Yarun 2011 net profits, or (z) 8, if Yarun 2012 net profits exceed 1.5 times Yarun 2011 net profits

Our management estimated these three tranches to be $8.2 million, $8.8 million and $4.9 million, respectively. See “— Earn-Out and Other Consideration” for the basis and assumptions of this estimate.

We have the option to pay any tranche in cash or our common shares. If we elect to pay all or a portion of a tranche in our common shares, the number of shares to be issued will be determined as follows:

Number of common shares to be issued =	Y
B

Where:

Y= cash otherwise to be paid

B =	(i) with respect to the first tranche, the closing price of our shares for the 15 days prior to the completion of the acquisition of Yarun; and (ii) with respect to the second and third tranches, the average closing price of our shares for the ten trading days after the announcement of our audited accounts for the financial years 2011 and 2012, respectively

Our obligations to make each tranche of payment to the Yarun selling shareholders are subject to the completion of our initial public offering, Yarun’s meeting the profits target for each year of the three-year period as set forth in the share issuance agreement and certain of Yarun’s exclusive advertising agency agreements being in full force and effect, as well as other conditions customary for acquisitions of this type.

Closing.  Our acquisition of Yarun is pending. Our obligations to close the acquisition are conditioned upon, among other customary closing conditions, (i) the satisfactory completion of our due diligence; (ii) the execution by Yarun and certain of its key employees of certain confidentiality and non-competition agreements; (iii) the resignation of certain existing directors of Yarun; (iv) Yarun’s compliance with certain labor-law matters; (v) the obtaining of required governmental approvals and registrations and certain third-party consents in connection with the acquisition, including certain payments to be made under the share issuance agreement; and (vi) the absence of material adverse changes in Yarun’s business and financial condition.

Covenants.  During the period from the date of the equity transfer agreement to the closing date, the Yarun selling shareholders have agreed, in their capacity as Yarun’s management, to ensure that the currently effective exclusive television advertising agency agreements with certain television channels as specified in the equity transfer agreement shall be renewed upon expiration or that Yarun shall at all times maintain exclusive television advertising agency relationships with at least four television channels agreeable to us.

WinClick

Overview.  On December 31, 2009, we entered into an equity transfer agreement with Mr. Cheng Chen, Mr. Yu Zhang and Ms. Qingping Wang, or, collectively, the WinClick selling shareholders, to acquire 100% equity interest in WinClick. For a description of the business of WinClick, see “Business — Our Cross-Media Platform — Internet and Interactive Services — WinClick’s Wireless-Based Affiliate Marketing Platform.”

Terms of the Acquisition.  The following is a brief summary of material provisions of the equity transfer agreement and a related share issuance agreement. This summary is qualified in its entirety by reference to the agreements, which have been filed as exhibits to the registration statement on Form F-1 that contains this prospectus.

Purchase Consideration.  Under the equity transfer agreement, we have agreed to pay the WinClick selling shareholders RMB1 million ($146,488) in cash in consideration of the equity transfer. In addition, in consideration of their entry into and completion of the equity transfer agreement, their provision of management services, as well as their confidentiality and non-competition undertakings, we have agreed to make the following three tranches of payment to the WinClick selling shareholders in 2010, 2011 and 2012, respectively, in cash in U.S. dollars or our common shares as follows:

(i) The first tranche will be a cash payment in U.S. dollars equivalent to RMB33 million ($4.8 million), after deducting audit fees relating to historical financial statements of WinClick for 2007 through 2009, which are subject to a cap of RMB1 million ($146,488).

(ii) The second tranche is the higher of (A × D × 40%) and $8,000

Where:

A = audited net profits of WinClick in 2010, or WinClick 2010 net profits

D =	7 or (v) 8, if WinClick 2010 net profits are no less than 1.3 times audited net profits of WinClick in 2009, or WinClick 2009 net profits, or (w) 9, if WinClick 2010 net profits are no less than 1.5 times WinClick 2009 net profits, or (x) 6, if WinClick 2010 net profits are between 80% and 100% of certain pre-determined net profit target for 2010 profit target, or (y) 4.8, if WinClick 2010 net profits are between 50% and 80% of 2010 net profit target, or (z) 3, if WinClick 2010 net profits are less than 50% of 2010 net profit target but above zero. Adjustments set forth in (v) and (w) will be applicable only if WinClick meets 2010 net profit target.

(iii) The third tranche is the higher of (A × D × 20%) and $8,000

Where:

A = audited net profits of WinClick in 2011, or WinClick 2011 net profits

D =	7 or (v) 8, if WinClick 2011 net profits are no less than 1.3 times WinClick 2010 net profits, or (w) 9, if WinClick 2011 net profits are no less than 1.5 times WinClick 2010 net profits, or (x) 6, if WinClick 2011 net profits are between 80% and 100% of certain pre-determined net profit target for 2011, or 2011 net profit target, or (y) 4.8, if WinClick 2011 net profits are between 50% and 80% of 2011 net profit target, or (z) 3, if WinClick 2011 net profits are less than 50% of 2011 net profit target but above zero. Adjustments set forth in (v) and (w) will be applicable only if WinClick meets 2011 net profit target.

For each of the second and third tranches, we are obligated to pay 75% of the amount in cash and the remaining 25% in our common shares. For payments in our common shares, the number of shares to be issued will be determined as follows:

Number of common shares to be issued =	Y
B

Where:

Y= cash otherwise to be paid

B =	the average closing price of our shares for the ten trading days immediately prior to the payment of the second or third tranche, as the case may be

If WinClick achieves each of the 2009, 2010 and 2011 net profit targets, as well as certain pre-determined net profit growth targets for each of 2010 and 2011, we will make a bonus payment to the WinClick selling shareholders in an amount equal to WinClick 2011 net profits, of which 75% is payable in cash and 25% is payable by our common shares.

Our management estimated the cash payments in the second and third tranches to be $2.1 million and $1.5 million, respectively, and the numbers of common shares to be issued in the second and third tranches to be 202,707 and 143,139, respectively. See “— Earn-Out and Other Consideration” for the basis and assumptions of these estimates.

Our obligations to pay each tranche to the WinClick selling shareholders are subject to the completion of the acquisition of WinClick, continuous service of each WinClick selling shareholder and the validity of all the Internet content provider licenses held by WinClick, as well as other conditions customary for acquisitions of this type.

Closing.  Our acquisition of WinClick is pending. Our obligations to close the acquisition are conditioned upon, among other customary closing conditions, (i) the satisfactory completion of our due diligence; (ii) the renewal of service agreements between WinClick and China Mobile; (iii) the execution by and between WinClick and certain of its key employees of employment contracts each with a term no less than three years as well as confidentiality and non-competition agreements; (iv) the termination of the employment of certain existing managers of WinClick; (v) WinClick’s curing certain labor-law non-compliances; (vi) completion of certain corporate actions; (vii) the obtaining of required governmental approvals and registrations and certain third-party consents in connection with the acquisition; (viii) the transfer of all equity interests in an entity affiliated with WinClick by its shareholders to our company and the execution of a series of contractual arrangements by this entity and its shareholders to transfer all economic interests in this entity to WinClick; (ix) the transfer of all equity interests in certain competitors of WinClick held by certain WinClick selling shareholders to unrelated third parties; and (x) the absence of material adverse changes in WinClick’s business and financial condition.

Covenants.  Pursuant to the equity transfer agreement and the share issuance agreement, the WinClick selling shareholders will be entitled to appoint one of the three directors of WinClick until the third tranche is paid, and appoint the general manager of WinClick who will be in charge of managing WinClick for a term of three years after the completion. We may terminate the general manager so appointed early only for certain causes, including WinClick’s failure to meet certain pre-determined financial performance targets. In addition, we agreed not, during such three-year term of the general manager, to conduct certain actions such as causing WinClick to issue bonds, extending loans or any credits to third parties not within the ordinary course of business, causing the liquidation, dissolution, business consolidation or spin-off of WinClick, or selling or pledging our interest in WinClick or material assets of WinClick.

Breeze

Overview.  In October 2007, Wanli, our consolidated variable interest entity, acquired 100% of the equity interest in Breeze. We control Breeze through contractual arrangements with Wanli and its shareholders without directly or indirectly owning any equity interest in Breeze. See “Our Corporate Structure — Contractual Arrangements.” For a description of our radio network and our Internet interactive services, of which the business of Breeze forms a part, see “Business — Our Cross-Media Platform — Broadcast Network — Radio Network” and “Business — Our Cross-Media Platform — Internet and Interactive Services — Interactive Services for Radio.”

Terms of the Acquisition.  On October 8, 2007, Wanli entered into an equity transfer agreement with Mr. Xiaoyi Lu, Ms. Fengchun Lu and Ms. Xiao Jiang, or, collectively, the Breeze selling shareholders, to acquire 100% of the equity interest in Breeze from the Breeze selling shareholders. The following is a brief summary of material provisions of the equity transfer agreement, a supplemental agreement to the equity transfer agreement, a related share subscription agreement and two supplemental agreements to the share subscription agreement. This summary is qualified in its entirety by reference to the agreements, which have been filed as exhibits to the registration statement on Form F-1 that contains this prospectus.

Purchase Consideration.  In accordance with the equity transfer agreement, the Breeze selling shareholders transferred 100% of the equity interest they held in Breeze to Wanli for free. Pursuant to the supplemental agreement to the equity transfer agreement, Wanli paid a cash consideration of RMB0.5 million ($73,244) to the Breeze selling shareholder in August 2009. Separately, in consideration of Mr. Xiaoyi Lu’s non-competition undertakings, we have entered into a share subscription agreement, which has been amended by two supplemental agreements, with Mr. Xiaoyi Lu, in which we agreed to pay a certain amount of cash and issue certain number of our common shares to Mr. Xiaoyi Lu. Under the terms of the subscription agreement, as amended by the supplemental agreements, the payments will be made in cash in five tranches over a three-year period from 2008 to 2010. The amount of such payments will be calculated as specified multiples of Breeze’s audited net profits for 2007, 2008 and 2009, respectively. We have paid an aggregate $2.1 million based on Breeze’s net profits for 2007 and 2008. In addition, we paid $0.8 million in the form of a promissory note issued by us payable in full on December 31, 2009, of which $0.2 million is outstanding as of February 28, 2010. Our management estimated the unpaid earn-out consideration to be $0.2 million. See “— Earn-Out and Other Consideration” for the basis and assumptions of this estimate.

Closing.  Our acquisition of Breeze was completed on October 30, 2007.

Covenants.  The Breeze selling shareholders have made certain non-competition undertakings to us.

Outdoor Advertising Network

Our Acquisition of a Majority Stake in Yanhuang

Overview.  In September 2008, we acquired 51% of the equity interest in Yanhuang through share purchases from Mr. Yigang Zhao, Mr. Bin He, Mr. Youyi Wang and Mr. Ting Li, or, collectively, the Yanhuang selling shareholders. We have agreed to purchase the remaining 49% equity interest in Yanhuang after this offering. For a description of the business of Yanhuang, see “Business — Our Cross-Media Platform — Outdoor Advertising Network — Commercial Billboard and Display Network.”

Terms of the Acquisition.  On August 3, 2008, we entered into an equity transfer agreement and an investment framework agreement with Yanhuang and the Yanhuang selling shareholders. The following is a brief summary of material provisions of the investment framework agreement, as amended by two amendment agreements, dated August 28, 2009 and January 12, 2010, respectively, and the equity transfer agreement. This summary is qualified in its entirety by reference to the acquisition agreements, which have been filed as exhibits to the registration statement on Form F-1 that contains this prospectus.

Consideration for the Initial Purchase.  We have agreed to pay the Yanhuang selling shareholders RMB61.96 million ($9.1 million) in cash in consideration of the equity transfer, payable in three tranches over a two-year period after the closing of the equity transfer. The percentage of our equity interest in Yanhuang will be adjusted upwards if the audited net profits of Yanhuang for each of the years 2008, 2009, and 2010 are lower than the estimated net profits based on which our investment in Yanhuang was valuated. The audited net profit of Yanhuang for 2008 was above the estimated amount.

Closing.  Our acquisition of the 51% equity interest in Yanhuang was completed on September 25, 2008.

Purchase of Remaining Equity Interest.  We have agreed to purchase from the Yanhuang selling shareholders and the Yanhuang selling shareholders have agreed to sell to us, after the completion of our initial public offering, the remaining 49% equity interest in Yanhuang. Our obligation to close the acquisition is conditional upon certain closing conditions, including Yanhuang’s meeting certain profit targets, the performance by the Yanhuang selling shareholders of their obligations under the transaction documents, the truth and accurateness of all representations and warranties made by the Yanhuang selling shareholders in the transaction documents and the continuous provision of services by the selling shareholders to us. The purchase price will be paid in three tranches after the completion of this offering and the completion of the audit of Yanhuang’s financial statements of 2009 and 2010, respectively, in cash in U.S. dollars. The first tranche has been determined to be $3.7 million. Set forth below are the remaining two tranches of payment:

(i) The second tranche = A x C x 49% x 30%

Where:

A =	audited net profits of Yanhuang in 2009, or Yanhuang 2009 net profits

C =	6 or 9.5, in case Yanhuang 2009 net profits are no less than RMB19 million ($2.8 million)

(ii) The third tranche = A x C x 49% x 40%

Where:

A =	audited net profits of Yanhuang in 2010, or Yanhuang 2010 net profits

C =	6 or (x) 9.5, if Yanhuang 2010 net profits are no less than RMB20 million ($2.9 million) but less than RMB25 million ($3.7 million) or (y) 10, if Yanhuang 2010 net profits are no less than RMB25 million ($3.7 million)

In addition, if Yanhuang 2010 net profits and Yanhuang 2009 net profits are more than RMB25 million ($3.7 million) and RMB19 million ($2.8 million), respectively, we have agreed to pay an additional payment in U.S. dollars equivalent to RMB1.3 million ($0.2 million) plus 7.4% of Yanhuang 2009 net profits to the Yanhuang selling shareholders simultaneously with the third tranche.

Our management estimated the second and third tranches to be $3.9 million and $7.3 million, respectively, and the additional payment to be $0.4 million. See “— Earn-Out and Other Consideration” for the basis and assumptions of these estimates.

If Yanhuang fails to meet certain minimum net profits for each of 2009 and 2010 in such net profits, the amounts of the second and third tranches of payment will be adjusted downwards.

Covenants.  The Yanhuang selling shareholders have made certain non-competition undertakings to us.

Our Acquisition of a Majority Stake in Hongmen

Overview.  In May 2008, we, through a subsidiary and Wanli, our consolidated variable interest entity, acquired an aggregate of 60% of the equity interest in Hongmen, including share purchases from the then shareholders of Hongmen and capital contributions to Hongmen, for an aggregate consideration of RMB27.84 million ($4.1 million). We have agreed to purchase the remaining 40% equity interest in Hongmen, subject to the satisfaction of certain conditions. For a description of the business of Hongmen, see “Business — Our Cross-Media Platform — Outdoor Advertising Network — Residential Light-box Network.”

Terms of the Acquisition.  On December 19, 2007, we entered into a series of equity transfer and capital increase agreements and an investment framework agreement with Hongmen, Shanghai Yuqing Advertising Broadcasting Co. Ltd., or Yuqing, Mr. Weidong Zhu and Shanghai Aoxue Advertising Broadcasting Co. Ltd., or Aoxue, collectively, the Hongmen selling shareholders, as well as certain other parties, which were amended in 2008 and partially superseded by certain equity transfer agreements in December 2009. The following is a brief summary of certain material provisions of the investment framework agreement, the equity transfer and capital increase agreements, as amended, and the equity transfer agreements. This summary is qualified in its entirety by reference to the agreements, which have been filed as exhibits to the registration statement on Form F-1 that contains this prospectus.

Closing.  Our acquisition of the 60% equity interest in Hongmen was completed on May 15, 2008.

Purchase of Remaining Equity Interest.  We have agreed to purchase, within one month after the completion of this offering, the remaining 40% equity interest in Hongmen from Mr. Weidong Zhu and Mr. Chengye Guo, for an aggregate purchase price of RMB1.6 million ($0.2 million). In addition, in consideration of Chengye Guo’s entering into non-competition agreement with us, we agreed to pay an amount in U.S. dollars equivalent to RMB2.2 million ($0.3 million), also within one month after the completion of this offering.

Covenants.  Yuqing, Mr. Weidong Zhu, Aoxue and Mr. Chengye Guo have made certain non-competition undertakings to us.

Our Acquisition of a Minority Stake in FLOG

Overview.  In January 2008, we acquired 10.71% of the equity interest in FLOG through a capital contribution of RMB15 million ($2.2 million) to FLOG. FLOG primarily engages in operating a golf venue advertising network across China. We have an option to purchase the remaining 89.29% of the equity interest in FLOG, which we do not currently intend to exercise.

Terms of the Acquisition.  On November 24, 2007, we entered into an investment framework agreement and a capital increase agreement with FLOG and its then shareholders consisting of Mr. Baohe Meng, Ms. Chunhong Xu, Mr. Ting Wang and Ms. Zhihong Zhang, or, collectively, the existing FLOG shareholders. The following is a brief summary of material provisions of the investment framework agreement and the capital increase agreement. This summary is qualified in its entirety by reference to the agreements, which have been filed as exhibits to the registration statement on Form F-1 that contains this prospectus.

Purchase Consideration.  We agreed to pay a purchase price of RMB15 million ($2.2 million), by way of capital contribution, to FLOG in exchange for 10.71% of the equity interest in FLOG. Of the RMB15 million ($2.2 million), we have paid RMB5 million ($0.7 million) to FLOG. The purchase price was calculated based on the then projected net profits of FLOG for its 2007 financial year, which, for purposes of the investment framework agreement, was from December 1, 2007 to November 30, 2008.

Under the capital increase agreement, we would be entitled to receive an upwards adjustment of our shareholding in FLOG if FLOG’s audited net profits for 2007 were lower than the projected net profits.

Due to the significant deterioration in FLOG’s financial condition, FLOG shareholders subsequently agreed to waive the remaining RMB10 million ($1.5 million) consideration payable by us and we agreed not to adjust upward our shareholding in FLOG.

Closing.  Our acquisition of 10.71% of equity interest in FLOG was completed on January 29, 2008.

Call Option.  We have an option to purchase, either before or after the completion of our initial public offering, the remaining 89.29% of the equity interest in FLOG from the existing FLOG shareholders, which we do not intend to exercise.

Public Relations and Event Marketing

Alliance Online

Overview.  In February 2008, Wanli, our consolidated variable interest entity, acquired 100% of the equity interest in Alliance Online. We control Alliance Online through contractual arrangements with Wanli and its shareholders without directly or indirectly owning any equity interest in Alliance Online. See “Our Corporate Structure — Contractual Arrangements.” For a description of Alliance Online’s business, see “Business — Our Cross-Media Platform — Public Relations and Event Marketing.”

Terms of the Acquisition.  On February 2, 2008, Wanli entered into an equity transfer agreement to acquire 100% of the equity interest in Alliance Online from its shareholders, Ms. Qian Yang and Mr. Qingang Feng, or, collectively, the Alliance Online selling shareholders. The following is a brief summary of material provisions of the equity transfer agreement and a related subscription agreement. This summary is qualified in its entirety by reference to the agreements, which have been filed as exhibits to the registration statement on Form F-1 that contains this prospectus.

Purchase Consideration.  In accordance with the equity transfer agreement, the Alliance Online selling shareholders transferred 100% of the equity interest in Alliance Online to Wanli for RMB1.95 million ($0.3 million), of which RMB0.6 million ($87,893) has been paid, subject to certain adjustments. Given that Alliance Online has failed to meet certain financial targets, we no longer have the obligation to pay the remaining acquisition consideration of RMB0.6 million ($87,893). In addition, in consideration of Ms. Qian Yang’s non-competition undertakings, we have entered into a subscription agreement with Ms. Qian Yang, in which we have agreed to make the three tranches of payment. The first tranche has been determined to be $0.2 million, based on Alliance Online’s financial results in 2008, of which $0.1 million has been paid. Set forth below are the remaining two tranches to be paid in 2010 and 2011, respectively, of which the second tranche shall be paid in cash:

(i) The second tranche is the higher of (A × 7 × 40%) and $8,000

Where:

A =	audited net profits of Alliance Online in 2009

(ii) The third tranche = A × C × 20% × 60%

Where:

A =	audited net profits of Alliance Online in 2010

C =	the average daily forward price-to-earnings multiple of our shares for the ten trading days after the adoption of the audited accounts of Alliance Online for the financial year 2010

Our management estimated the second and third tranches to be $0.4 million and $0.2 million, respectively. See “— Earn-Out and Other Consideration” for the basis and assumptions of this estimate.

We have the option to pay the third tranche of payment in our common shares in lieu of cash. If we elect to pay all or a portion of the third tranche of payment in our shares, the number of shares to be issued will be determined as follows:

The number of shares to be issued =	Y
B

Where:

Y =	the amount of the third tranche of payment

B =	the average closing price of our shares for the ten trading days after the announcement of our audited accounts for the financial year of 2010

Closing.  Our acquisition of Alliance Online was completed on February 15, 2008.

Covenants.  The Alliance Online selling shareholders have made certain non-competition undertakings to us.

Earn-Out and Other Consideration

Our completed acquisitions of Breeze, Dianguang and Alliance Online and pending acquisitions of Yarun, WinClick and the remaining equity interest in Yanhuang would require us to pay earn-out consideration in cash or our common shares and certain fixed amounts of additional consideration. The determination of earn-out consideration primarily depends on two variables: (i) the audited net profits of the relevant entity for a three-year period starting from 2007, 2008, 2009 or 2010, as the case may be, and (ii) pre-determined or adjustable numerical multiples. With respect to the earn-out payments in 2011 in respect of Dianguang, such numerical multiples will be determined with reference to our price-to-earnings multiple for this offering. In the case of payment by shares, a third variable, i.e., average trading price of our shares during specified times after this offering, will be used together with the first two variables to determine the number of earn-out shares to be issued. The formula we use to determine the earn-out consideration is largely in line with customary valuation methodologies that value a business based on its historical and/or future financial results. In addition, compared to a fixed amount of payment, earn-out consideration is expected to better align the interest of the selling shareholders who have generally been retained to provide continuous services to the acquired entities after acquisitions with those of the acquired entities during the earn-out periods.

Based on our estimate of the net profits of Breeze, Dianguang, Alliance Online, Yanhuang, Yarun and WinClick in 2009, 2010, 2011 and/or 2012, and where needed, assuming all the numerical multiples that are not ascertainable as of the date of this prospectus to be six, seven, nine or ten, as the case may be, our management estimated that the aggregate earn-out consideration payable in 2010, 2011, 2012 and 2013 would be $14.2 million, $25.4 million, $10.8 million and $4.9 million, respectively. Currently, we intend to pay such earn-out consideration in our common shares to the full extent permitted under the acquisitions and pay the remainder in cash. Our management estimated the total number of earn-out shares to be issued to be 8,552,504, assuming the average trading price of our shares during specified times after this offering is $7 per ADS, the midpoint of the estimated range of our initial public offering price, and amount of the remaining consideration to be paid in cash to be $25.5 million. In addition, we have agreed to pay additional cash consideration in U.S. dollars equivalent to RMB33.0 million ($4.8 million) with respect to WinClick in 2010 and RMB1.6 million ($0.2 million) plus the U.S. dollar equivalent of RMB2.2 million ($0.3 million) in 2010 for the remaining 40% equity interest in Hongmen.

Our estimates of the net profits of the relevant entities in 2009 are based on (i) the audited consolidated financial statements for the nine months ended September 30, 2009 of our company, (ii) the unaudited management accounts for the three months ended December 31, 2009 of our company and (iii) the respective unaudited management accounts of Breeze, Dianguang, Alliance Online and Yanhuang for the year ended December 31, 2009. The estimate of the net profits of the relevant entities in 2009 has been prepared on the basis of accounting policies consistent in all material respects with those currently adopted by our company as summarized in our audited consolidated financial statements, included elsewhere in this prospectus. In order to forecast the net profits of the relevant entities in 2010 through 2012, our management relied on a series of assumptions and projections relating to an entity’s future operations, including those with respect to: (i) the growth rate of revenues; (ii) the growth rate of the price of our advertising inventory; (iii) the cost of sales as a percentage of revenues or the growth rate of cost of sales, as the case may be; (iv) general and administrative expenses, depreciation and amortization, capital expenditure and other operating expenses as a percentage of revenues; and (v) applicable rates of business tax and income tax. In addition, our forecast of the relevant entities’ net profits in 2010 through 2012 is also based on the following assumptions: (i) there will be no material change to the business environment currently prevailing at the acquired entities; (ii) there will be no material change to the acquired entities’ key business relationships and contractual arrangements; (iii) there will be no material changes in existing government policies or political, legal (including changes in laws, regulations, rules or policies), fiscal or economic conditions in the PRC, in particular those relating to the media and advertising industries; (iv) there will be no material changes in the bases or rates of taxation or duties applicable to the activities of such entities in the PRC; and (v) there will be no material adverse changes in the foreign currency exchange rates and interest rates from those currently prevailing.

Our management’s estimated earn-out payments are based on a number of factors, many of which are subject to significant uncertainty. As a result, investors in our ADSs should not place undue reliance on these estimates. Actual earn-out payments may vary materially from such estimates. Information contained in these unaudited management accounts may be subject to audit adjustment or other changes. Some of the assumptions, while presented with numerical specificity, are inherently subject to significant uncertainties and contingencies that are beyond our control. For example, revenues or cost of sales of an entity may grow at a rate which is higher or lower than the projected rate due to market conditions and other factors not within our control, and our share price is expected to fluctuate over time and the average trading price of our shares during specified times after this offering may differ significantly from the midpoint of the estimated price range for this offering. Therefore, the actual amounts of the earn-out consideration in cash or shares may or may not be the estimated amounts.

REGULATION

The PRC government imposes extensive regulations over the media, advertising and telecommunications industries. We operate our business in China under a legal regime consisting of the National People’s Congress of the PRC and its Standing Committee, the State Council, which is the highest authority of the executive branch of the National People’s Congress of the PRC, and several ministries and agencies under its authority including, among others, the SAIC, the SARFT and MIIT. This section summarizes the principal PRC laws and regulations that are relevant to our business.

Regulations on Foreign Investment in the Media, Advertising and Telecommunications Industries

The principal PRC regulations governing the investment of foreign capital in the media, advertising and telecommunications industries are:

•	the Advertising Law of the PRC issued by the Standing Committee of the National People’s Congress on October 27, 1994, which came into effect as of February 1, 2005;

•	the Foreign Investment Industrial Guidance Catalog, or the Catalog, jointly promulgated by the NDRC and the MOFCOM, on November 30, 2004, as amended on October 31, 2007, which came into effect as of December 1, 2007;

•	the Several Opinions on Foreign Investment in the Culture Sector, or the Opinions, jointly issued by the SARFT, the Ministry of Culture, the General Administration of Press and Publication, the NDRC and the MOFCOM on July 6, 2005;

•	the Administrative Provisions on Foreign Investment in the Advertising Industry, or the Administrative Provisions, jointly promulgated by the SAIC and the MOFCOM on March 2, 2004, as amended on August 22, 2008, which came into effect as of October 1, 2008;

•	the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises, or the Telecom FIE Regulations, issued by the State Council on December 11, 2001, as amended on September 10, 2008;

•	the Circular of the MIIT on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Business, or the Circular, promulgated by the MIIT on July 13, 2006; and

•	Provisions on the Registration Administration of Outdoor Advertisements, issued by the SAIC on May 22, 2006, which came into effect as of July 1, 2006.

Under the Catalog and the Opinions, foreign investment is (i) prohibited in companies that conduct radio and television program production, as described below, (ii) permitted in the advertising business, and (iii) restricted in the telecommunications business.

Television and Radio Stations

According to the Regulations on the Administration of Radio and Television Stations, promulgated by the State Council on August 11, 1997, the Detailed Procedures for the Financing of Radio, Film and Television Conglomerates, promulgated by the SARFT on December 20, 2001, and the Measures for the Administration of Examination and Approval of Radio Stations and Television Stations, promulgated by the SARFT on August 18, 2004, radio stations, television stations, radio frequencies or television channels may only be established and operated by the government. Pursuant to the Opinions, foreign capital may not be invested to establish or operate radio stations, television stations or transmission networks, broadcast radio or television programs, or operate radio frequencies or television channels for radio or television stations. Under the Opinions and the Circular on the Further Strengthening of the Supervision of Radio and Television Channels, or the Supervision Circular, promulgated by the SARFT on August 4, 2005, foreign investors are prohibited from operating radio frequencies or television channels by means of providing advertising, printing or distribution services.

We, our PRC operating subsidiaries and our affiliated variable interest entity and its subsidiaries neither own nor operate television or radio stations, nor operate television channels or radio frequencies. Subsidiaries of our affiliated variable interest entity produce programs with advertisements that are broadcasted on radio stations. The provision of contents by our affiliated PRC entities for radio stations is allowed under PRC laws and regulations and the contents are subject to review and approval by the radio stations. There is a risk that such operation may be deemed to have the actual effect of operating radio stations under the Opinions or Supervision Circular. See “Risk Factors — Risks Relating to Our Structure — If the PRC government finds that the agreements that establish the structure for operating a significant portion of our China businesses do not comply with PRC governmental restrictions on foreign investment in the media industry, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”

Radio and Television Program Production

According to the Opinions and the Catalog, foreign investment is prohibited in companies that conduct radio and television program production.

We operate our radio business through contractual arrangements with our affiliated variable interest entity, Wanli. Wanli operates radio program content production business through its subsidiaries, all of which are PRC companies. See “Our Corporate Structure — Contractual Arrangements.”

In the opinion of Fangda Partners, our PRC legal counsel,

•	the respective ownership structures of our PRC operating subsidiaries, Wanli, our affiliated variable interest entity, and its affiliates are in compliance with existing PRC laws and regulations; and

•	the contractual arrangements between us and each of our affiliated variable interest entity do not result in any violation of PRC laws or regulations currently in effect, and, to the extent governed by PRC law, are valid, binding and enforceable, except for those risks associated with pledge registrations as specified in “Risk Factors — Risks Relating to Our Structure — The shareholders of Wanli, our consolidated variable interest entity, may breach or refuse to renew our agreements with them or may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.”

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities, in particular the SARFT (which regulates radio and television program production), will not in the future take a view that is contrary to the opinion of our PRC legal counsel. See “Risk Factors — Risks Relating to Our Structure — If the PRC government finds that the agreements that establish the structure for operating a significant portion of our China businesses do not comply with PRC governmental restrictions on foreign investment in the media industry, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”

Advertising

Under the Catalog and the Administrative Provisions, foreign investors may invest in PRC advertising companies through either wholly owned enterprises or joint ventures with Chinese parties. Since December 10, 2005, foreign investors have been permitted to operate wholly owned advertising companies in China, provided that such foreign investors have had at least three years of direct operations in the advertising industry as their core businesses outside the PRC. Foreign-invested advertising companies can engage in advertisement design, production, publishing and agency businesses, provided that permits and approvals are obtained, if required.

Pacific Asia Mode Cube Ltd., our wholly owned subsidiary in Hong Kong, has satisfied the above-stated three-year track record requirement under applicable regulations. Therefore, through Pacific Asia Mode Cube Ltd., we have set up Redgate Interactive, a wholly foreign owned advertising enterprise, to primarily conduct our advertising business in China. We also operate part of our advertising business through subsidiaries of Wanli, our affiliated variable interest entity.

Value-added Telecommunications Service

Under the Catalog and the Telecom FIE Regulations, foreign investors may own no more than 50% equity interest in any Chinese enterprise providing value-added telecommunications services, and a foreign investor in a foreign-invested value-added telecommunications enterprise is required to be in good standing and have the relevant experience in operating value-added telecommunications businesses.

According to the Circular, foreign investors are required to set up a foreign-invested enterprise and to obtain a value-added telecommunications business operation license, or the VAT license, in order to conduct any value-added telecommunications business (including mobile value-added advertising services) in China. Under the Circular, a domestic company holding a VAT license is prohibited from leasing, transferring or selling the license to foreign investors in any form, nor can it provide any assistance by providing resources, sites or facilities to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, all trademarks and domain names that are used in a value-added telecommunications business in China shall be owned by domestic VAT license holders. The Circular further requires each VAT license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations.

Furthermore, foreign-invested enterprises are not allowed to operate the business of broadcasting audio/video programs through the Internet and other information networks according to the Rules of Administration of Broadcasting of Audio/Video Programs Through the Internet and Other Information Networks promulgated by the SARFT on July 6, 2004 and effective as of October 11, 2004. These rules apply to the broadcasting, integration, transmission or downloading of audio/video programs via computers, television sets, mobile phones, and various types of information networks. Under these rules, a broadcasting permit shall be obtained prior to engaging in such activities.

On December 20, 2007, the SARFT and the MIIT promulgated the Administrative Rules on the Provision of Audio/Video Program Services on the Internet, or the Rules, which came into effect as of January 31, 2008. Audio/Video Program Services on the Internet refer to both the production, editing, and integration of audio programs for broadcasting to the public on the Internet and the provision of uploading services for the broadcasting of audio/video programs on the Internet. The Rules require an entity to obtain a special permit in order to broadcast audio/video programs through the Internet. According to the Rules, only state-owned or state-controlled entities are eligible to apply for such permit.

We, our PRC operating subsidiaries, Wanli, our affiliated variable interest entity, and its subsidiaries do not operate the business of value-added telecommunications services (including the broadcasting of audio/video programs). We currently broadcast streaming radio programs through our cooperation with Tianya on its website at www.tianya.cn.

After the completion of our pending acquisition of WinClick, we will operate through contractual arrangements with Wanli, our affiliated variable interest entity, a wireless-based affiliate marketing platform that engages in mobile value-added advertising services. See “Our Corporate Structure — Contractual Arrangements.” Also see “— Radio and Television Program Production” for the opinion of Fangda Partners, our PRC legal counsel, with respect to such contractual arrangements.

Regulations on the Advertising Industry

Establishment of Advertising Business

The principal regulations governing the PRC advertising industry include:

•	the Advertising Law promulgated by the National People’s Congress of the PRC on October 27, 1994;

•	the Administration Regulations of Advertising, promulgated by the State Council on October 26, 1987;

•	the Detailed Implementation Rules for the Regulations on Advertising, or the Implementation Rules, promulgated by the SAIC on January 9, 1988, amended in 1998, 2000 and 2004, and effective as of January 1, 2005; and

•	the Measures on the Administration of Advertising Operation Licenses, promulgated by the SAIC on November 30, 2004.

Under these regulations, advertising companies may engage in advertising business only if they have obtained from the SAIC or its local branches a business license which specifically includes operating an advertising business as part of its business scope. A company carrying out advertising activities that fails to hold such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. Subject to annual examination, the business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. Furthermore, pursuant to the Measures on the Administration of Advertising Operation Licenses, certain entities, including, but not limited to, radio and television stations and publishing institutions, must also obtain an advertising operating license from a branch of the SAIC at the county level or above before they can engage in the advertising business. These licenses will set forth the permitted advertising activities.

Advertising Content

PRC advertising laws and regulations set forth certain content requirements for advertisements in China, which include prohibitions on, among other things, false or misleading content, superlative wording, socially destabilizing content or content involving obscenity, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited. The dissemination of tobacco advertisements via media and the display of tobacco advertisements in any waiting lounge, theater, cinema, conference hall, stadium or other public area are also prohibited. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals advertised through radio, film, television, out-of-home and other forms of media, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination.

Advertisers, advertising operators and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute are true and in full compliance with applicable law. In providing advertising services, advertising operators and distributors must review the prescribed supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. In addition, prior to distributing advertisements for certain commodities that are subject to government censorship and approval, advertising distributors are obligated to ensure that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting any misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke violators’ licenses or permits for advertising business operations. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

Operational Matters of the Advertising Business

Under the Advertising Law promulgated by the National People’s Congress of the PRC on October 27, 1994, registration, review and filing systems need to be established and maintained for the operation of entities engaged in the advertising business. Advertising fees must be reasonable and rates and fee collection methods must be filed with the PRC Commodity Price Administration and the SAIC for records. Under the Implementation Rule of Advertising Industry Administration, or the Implementation Rule, promulgated by the SAIC, as amended, the advertising agency fee shall not be more than 15% of the advertising fees. The advertising clients must provide relevant documents, including certificates rendered by relevant supervisory administrations, before we can deliver or place its advertisements.

The SARFT promulgated the Interim Measures of Administration of Advertisement Broadcasting of Radio and Television in 2003 that came into effect on January 1, 2004. This regulation is applicable to advertisement broadcasting operations of all radio and television stations and channels. This regulation contains a number of restrictions, including that the total advertising time of a radio or television station or channel shall not be greater than 20% of its total broadcasting time each day. On September 10, 2009, the SARFT promulgated the Measures of Administration of Advertisement Broadcasting of Radio and Television which will become effective on January 1, 2010 and replace the Interim Measures of Administration of Advertisement Broadcasting of Radio and Television. This new regulation contains more detailed restrictions on the advertising time of a radio or television station or channel, including, for example, that the commercial advertising time for each program shall generally not be longer than 12 minutes per hour.

Outdoor Advertising

PRC laws and regulations generally applicable to advertisement are all applicable to outdoor advertisements. In addition, outdoor advertising is subject to regulation under the Provisions on the Registration Administration of Outdoor Advertisements, promulgated by the SAIC on December 8, 1995, as amended on December 3, 1998 and May 22, 2006, which came into effect on July 1, 2006.

Under the advertising Law, the exhibition and display of outdoor advertisements may not:

•	utilize traffic safety facilities and traffic signs;

•	impede the use of public facilities, traffic safety facilities and traffic signs;

•	obstruct commercial and public activities or create an unpleasant sight in urban areas;

•	be placed in restrictive areas near government offices, cultural landmarks or historical or scenic sites; or

•	be placed in areas prohibited by the local governments from having outdoor advertisements.

Under the Provisions of the Registration Administration of Outdoor Advertisements, all outdoor advertisements must be registered with local SAIC above county level before dissemination. The advertising distributors are required to submit a registration application form and other supporting documents for registration. After review and examination, if an application complies with the requirements, the local SAIC will issue an Outdoor Advertising Registration Certificate for such advertisement. Outdoor advertisement shall be published in accordance with the contents stipulated in the register such as venue, format, specification and time period, which cannot be altered without prior approval. The content of the outdoor advertisement must be submitted for filing with the local branches of SAIC. Some local regulatory authorities also require that additional approvals or permits be obtained before advertising billboards can be installed.

Local governments also have their respective regulations concerning outdoor advertising, for instance, the Measures of Shanghai Municipality for the administration of outdoor advertising facilities in Shanghai, which was promulgated on December 15, 2004 and came into effect on April 1, 2005; the Measures for the administration of the installation of outdoor advertisement in Beijing Municipality in Beijing, which was promulgated and came into effect as of October 27, 2004; and the Measures of Guangzhou Municipality for the administration of outdoor advertising in Guangzhou, which was promulgated on June 9, 1998 and came into effect on August 1, 1998. Local governments are also responsible for the planning, coordination, and inspection of the placement of outdoor advertisements. The placement of outdoor advertisements is often subject to prior approval from local governments, and in certain cases, local governments prohibit outdoor advertisements in certain areas or at certain facilities. See “Risk Factors — Risks Related to Our Business — If we fail to obtain, maintain or renew certain governmental approvals or registrations for our outdoor advertising operations, we may not be able to continue to operate all or a portion of our outdoor advertising business or expand this business, which could materially and adversely affect our business and prospects.”

Mobile Value-added Advertising Service

PRC laws and regulations generally applicable to advertisement are all applicable to mobile value-added advertising service. In addition, mobile value-added advertising service is subject to the following regulations:

•	the Regulation on Telecommunications of the People’s Republic of China, promulgated by the State Council on September 25, 2000, or the Telecom Regulations;

•	the Regulations on the Administration of Telecommunications Business Operating Licenses, promulgated by MIIT on March 1, 2009;

•	the Notice Regarding Regulating SMS Message Services, promulgated by MIIT on April 29, 2004, or the 2004 Notice; and

•	the Notice Regarding Further Strengthening Administration on Disseminating Harmful Information through Mobile Telecommunications, promulgated by MIIT on September 26, 2005, or the 2005 Notice.

Under the Catalogue of Classes of Telecommunications Businesses (2003) attached to the Telecom Regulations, all telecommunications businesses in China are categorized as infrastructure telecommunications businesses or value-added telecommunications businesses. An enterprise is required to obtain one of the following VAT licenses to operate value-added telecommunications businesses, including short message services and other mobile value-added services, depending on whether the business is carried out in a single or in multiple provinces: (i) value-added telecommunications business operation license; and (ii) cross-region value-added telecommunications business operation license. Each such license has a term of five years subject to annual inspections. The minimum registered capital for an applicant of a single-province license is RMB1 million ($146,488), and the application is subject to approval by the communication administrative bureau in the relevant province, autonomous region or cities under the direct control of the State Council; while the minimum registered capital for an applicant of a cross-region license is RMB10 million ($1.5 million), and the application is subject to MIIT’s approval.

Strict censorship by the provider of mobile value-added advertising services of the content transmitted through mobile value-added service is required, including ensuring that the transmitted messages do not:

•	oppose the fundamental principles set forth in the PRC Constitution;

•	compromise state security, divulge state secrets, subvert state power or damage national unity;

•	harm the dignity or interests of the state;

•	incite ethnic hatred or racial discrimination or damage inter-ethnic unity;

•	sabotage China’s religious policy or propagate heretical teachings or feudal superstitions;

•	deliver rumors, disturb social order or disrupt social stability;

•	propagate obscenity, pornography, gambling, violence, murder or fear or incite the commission of crimes;

•	insult or slander a third party or infringe upon the lawful rights and interests of a third party; or

•	include other content prohibited by laws or administrative regulations.

In addition, the 2004 Notice requires that the provider of mobile value-added services censor and ensure that no content prohibited by the laws and regulations is included in messages. The 2005 Notice further requires that messages should not contain any harmful content, such as messages relating to obscenity or other contents prohibited by the laws and regulations. Any violation of the above regulations is subject to severe penalties.

Furthermore, the PRC government launched a campaign in late 2009 against the transmission of unhealthy and other harmful content through mobile networks. MIIT promulgated the Notice Regarding the Action Plan to Further Crack-Down Pornographic Contents on Mobile Networks, or the 2009 Notice, on December 15, 2009. According to the 2009 Notice, mobile network operators, such as China Mobile, are required to thoroughly inspect the marketing channels of MVAS providers. In case any MVAS provider is found distributing unhealthy or other harmful content, mobile network operators should immediately cease cooperation with such service provider. The 2009 Notice also requires that, among other things, mobile network operators implement key-word censorship to filter “unhealthy” short messages or other content transmitted through their mobile networks.

Public Relations and Event Marketing

The laws and regulations generally applicable to the advertising industry are also applicable to the public relations and marketing business.

Regulations on Copyright

The National People’s Congress of the PRC amended the Copyright Law on October 27, 2001 to widen the scope of works and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of Dissemination Rights through Information Networks, which came into effect on July 1, 2006. The new regulations require that, unless otherwise permitted by relevant laws and regulations, disseminating a third party’s works, performance, audio or visual recording products to the public through information networks shall obtain permission from, and pay compensation to, the legitimate copyright owner of such products. The legitimate copyright owner may employ technological means to protect his or her dissemination rights through information networks and no person shall intentionally avoid, destroy or otherwise assist others in avoiding or destroying such protective measures unless permitted by the law.

Regulations on Employment Contracts

On June 29, 2007, the Standing Committee of the National People’s Congress of the PRC promulgated the Labor Contract Law of the PRC, which came into effect as of January 1, 2008. The Labor Contract Law requires employers to enter into written contracts with their employees, restricts the use of temporary workers and aims to give employees long-term job security.

Pursuant to the Labor Contract Law, employment contracts lawfully executed prior to the implementation of the Labor Contract Law and continuing as of the date of its implementation shall continue to be performed. If an employment relationship was established prior to the implementation of the Labor Contract Law with no written employment contract executed, a contract must be executed within one month after the implementation of the Labor Contract Law.

Employee Stock Option Plan

In December 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, or the PBOC Regulation, setting forth the respective requirements for foreign exchange transactions by PRC individuals under either the current account or the capital account. In January 2007, the SAFE issued implementation rules for the PBOC Regulation, which, among other things, specified approval requirements for certain capital account transactions, such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly listed company. On March 28, 2007, the SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plans or Stock Option Plans of Overseas-listed Companies, or the Stock Option Rule. The purpose of the Stock Option Rule is to regulate foreign exchange administration of PRC domestic individuals who participate in employee stock holding plans and stock option plans of overseas-listed companies.

According to the Stock Option Rule, if a PRC domestic individual participates in any employee stock holding plan or stock option plan of an overseas-listed company, a PRC domestic agent or the PRC subsidiary of such overseas-listed company shall, among others things, file, on behalf of such individual, an application with the SAFE to obtain approval for an annual quota with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises as PRC domestic individuals may not directly use overseas funds to purchase stock or exercise stock options. Concurrent with the filing of such application with the SAFE, the PRC subsidiary or the

PRC domestic agent shall obtain approval from the SAFE to open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the stock purchase or option exercise, any returned principal or profits upon sales of stock, any dividends issued upon the stock and any other income or expenditures approved by the SAFE. The PRC subsidiary or the PRC domestic agent also is required to obtain approval from the SAFE to open an overseas special foreign exchange account at an overseas trust bank to hold overseas funds used in connection with any stock purchase.

All proceeds obtained by PRC domestic individuals from sales of stock shall be fully repatriated back to China after relevant overseas expenses are deducted. The foreign exchange proceeds from these sales can be converted into RMB or transferred to such individuals’ foreign exchange savings accounts after the proceeds have been repatriated back to the special foreign exchange account opened at the PRC domestic bank. If the stock options are exercised in a cashless exercise, the PRC domestic individuals are required to repatriate the proceeds to the special foreign exchange account.

Although the Stock Option Rule has been promulgated recently and many issues require further interpretation, we and our PRC employees who have been granted our stock options will be subject to the Stock Option Rule when our company becomes an overseas-listed company. If we or our PRC employees fail to comply with the Stock Option Rule, we and/or our PRC employees may face sanctions imposed by the foreign exchange authority or any other PRC government authorities.

In addition, the SAT has issued a few circulars concerning employee stock options. Under these circulars, our employees working in China who exercise our stock options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or any other PRC government authorities.

Tax

Both domestic and foreign-invested PRC enterprises were generally subject to an enterprise income tax rate of 33% under the relevant tax laws then effective before January 1, 2008. There were various tax breaks available under PRC tax laws and regulations.

On March 16, 2007, the National People’s Congress of the PRC adopted the PRC Enterprise Income Tax Law, which, together with its implementation rules promulgated by the PRC State Council on December 6, 2007, came into effect on January 1, 2008. The PRC Enterprise Income Tax Law imposes a tax rate of 25% on all enterprises, including foreign-invested enterprises, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations. However, under the PRC Enterprise Income Tax Law, enterprises that were incorporated before March 16, 2007 and already enjoy preferential tax treatments will continue to enjoy them (i) in the case of preferential tax rates, for a period of five years from January 1, 2008, or (ii) in the case of preferential tax exemptions or reductions for a specified term, until the expiration of such term. Specifically, an enterprise that was enjoying tax holidays on January 1, 2008 will continue to enjoy its existing tax holidays, unless such tax holidays did not yet start on January 1, 2008 due to the loss position of the enterprise, in which case such tax holidays shall commence on January 1, 2008. In addition, pursuant to a notice issued by the PRC State Council on December 26, 2007 on the implementation of transactional preferential tax treatments, enterprises that were subject to income tax at the rate of 15% on December 31, 2007 will be subject to income tax at the rates of 18%, 20%, 22%, 24% and 25% in the years of 2008, 2009, 2010, 2011 and 2012, respectively.

Under the PRC Enterprise Income Tax Law, enterprises established under the laws of foreign countries or regions whose “de facto management bodies” are located within the PRC territory are considered resident enterprises and will generally be subject to the enterprise income tax at the rate of 25% on its global income. “De facto management body” refers to a managing body that exercises, in substance, overall management and control over the production and business, personnel, accounting and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, like our company, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. See “Risk Factors — Risks Relating to the People’s Republic of China — We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law and we may be therefore subject to PRC income tax on our global income.” Prior to January 1, 2008, dividends payable to non-PRC investors were exempted from withholding tax. The PRC Enterprise Income Tax Law and its implementation rules provide that PRC enterprise income tax at the rate of 10% will generally be applicable to dividends derived from sources within the PRC received by non-PRC enterprise shareholders. If our subsidiaries in Hong Kong are considered non-PRC resident enterprises, dividends they receive from the operating subsidiaries in China will generally be subject to a 5% withholding tax under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion which became effective on January 1, 2007. Similarly, gains derived from the transfer of shares by such shareholders are also subject to PRC enterprise income tax if such gains are regarded as income derived from sources within the PRC. We are a Cayman Islands holding company and substantially all of our income may come from dividends we receive from our subsidiaries, primarily those located in China. It is unclear whether the dividends we pay with respect to our ADSs, or the gains our non-PRC shareholders or ADS holders may realize from the transfer of our common shares or ADSs, would be treated as PRC-sourced income and be subject to PRC tax. See “Risk Factors — Risks Relating to the People’s Republic of China — Dividends payable by us to our non-PRC shareholders and ADS holders, and gains on the sales of our common shares or ADSs, may be subject to withholding taxes under PRC tax laws, which may materially reduce the value of your investment.”

Foreign Currency Exchange

Foreign currency exchange in China is primarily governed by the following regulations:

•	Foreign Exchange Administration Rules, promulgated in 1996, as amended in 2008; and

•	Regulations of Settlement, Sale and Payment of Foreign Exchange (1996).

Under the Foreign Exchange Administration Rules, which came into effect on August 5, 2008, the Renminbi is freely convertible for current account items, including the distribution of dividends payments, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loans, securities investment and repatriation of investment, however, is still generally subject to the approval or verification of the SAFE.

Under the Regulations of Settlement, Sale and Payment of Foreign Exchange, foreign-invested enterprises may only buy, sell or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside the PRC are also subject to limitations, which include approvals by the MOFCOM, the SAFE and the NDRC.

On August 29, 2008, the SAFE promulgated a circular, or SAFE Circular 142, regulating the conversion by a foreign-invested company of foreign currency registered capital into Renminbi by restricting how the converted Renminbi may be used. The SAFE Circular 142 provides that the Renminbi capital converted from foreign currency registered capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, the SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from foreign currency registered capital of a foreign-invested company. The use of such Renminbi capital may not be altered without the SAFE’s approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of the SAFE Circular 142 could result in severe monetary or other penalties. As a result, the SAFE Circular 142 may limit our ability to transfer the net proceeds from this offering to our subsidiaries, our variable interest entities, and their respective subsidiaries in China, which may adversely affect our business expansion, and we may not be able to convert the net proceeds into Renminbi to invest in or acquire any other PRC companies, or establish other variable interest entities in China.

Dividend Distribution

The principal regulations governing distribution of dividends paid by wholly foreign-owned enterprises include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended; and

•	Wholly Foreign-Owned Enterprise Law Implementation Rules (1990), as amended.

Under these regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, according to PRC Company Law, wholly foreign-owned enterprises in China, like other PRC companies, are required to set aside to general reserves each year at least 10% of their after-tax profit, based on PRC accounting standards, until the cumulative total of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends to equity owners except in accordance with applicable laws and regulations.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the SAFE issued the SAFE Notice 75, which was further supplemented by two implementation notices issued by the SAFE on November 24, 2005 and May 29, 2007, respectively. The SAFE Notice 75 states that PRC residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to establishing or taking control of an offshore entity established or taken control for the purpose of overseas equity financing involving onshore assets or equity interest held by them. The term “PRC legal person residents” as used in SAFE Notice 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in the SAFE Notice 75 includes all PRC citizens and all other natural persons, including individuals who do not have a legal status in China but habitually reside in the PRC for economic benefit. The implementation notice of May 29, 2007 further clarifies that “an individual who does not have a legal status in China but resides in China habitually for economic benefits” mainly includes the following (whether or not he or she has a PRC statutory identification card):

•	an individual who has a permanent residence in China or will return to this permanent residence after temporary leave for such reasons as overseas traveling, education, medical treatment, working, or requests for overseas residence, among others;

•	an individual who holds domestic-funded interests of domestic enterprises; and

•	an individual who holds foreign-funded interests in domestic enterprises that have been converted from domestic-funded interests with the same individual holding the aforementioned interests.

PRC residents are required to complete amended registrations with the local SAFE branch upon: (i) injection of equity interest or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments, and providing security. PRC residents who have already incorporated or gained control of offshore entities that have made onshore investments in China before the SAFE Notice 75 was promulgated must register their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under the SAFE Notice 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the SAFE Notice 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

Regulation of Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the SASAC, the SAT, the SAIC, the CSRC and the SAFE, jointly adopted the M&A Rules. The M&A Rules, as amended on June 22, 2009, came into effect on September 8, 2006. The M&A Rules, among other things, include provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published, on its official website, procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of an application and supporting documents with the CSRC, and it would take several months to complete the approval process.

The application of the M&A Rules with respect to overseas listings of special purpose vehicles remains unclear, with no consensus currently existing among leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement. Our PRC counsel, Fangda Partners, has advised us that, based on their understanding of the current PRC laws, regulations and rules and the procedures announced on September 21, 2006, since we are established and controlled by non-PRC citizens, we shall not be considered an offshore special purpose vehicle under the M&A Rules. Thus, we are not required by the M&A Rules to apply to the CSRC for approval of the listing and trading of our ADSs on a U.S. stock exchange unless we are clearly required to do so by any rules promulgated in the future. See “Risk Factors — Risks Relating to the People’s Republic of China — Any requirement to obtain prior CSRC approval could delay this offering and failure to obtain this approval, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ADSs, and could also create uncertainties for this offering.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning our directors and executive officers as of the date of this prospectus.

Name	Age	Position/Title

Peter B. Brack	38	Chairman and Chief Executive Officer
Ying Zhu	42	President, General Manager and Director
Robert W.H.S. Yung	38	Chief Marketing Officer and Director
Qingchun Wang	36	Chief Operating Officer
Thomas H.K. Mak	47	Chief Financial Officer
Xiaoming Tang	35	Senior Vice-President and Head of Business Development
Fan Yang	37	Senior Vice-President and Head of Finance
Yiping Zhang	38	Vice-President and Director of Human Resources & Administration
M. Ian G. Gilchrist(1)	60	Independent Director

(1)	Directorship appointment effective upon the consummation of this offering.

Peter B. Brack, our co-founder, has served as Chairman and Chief Executive Officer of our company since 2003. Mr. Brack was an executive director of One Media Group from April 2005 to May 2008 and the Chief Executive Officer of One Media Group from September 2005 to May 2008 and currently is a non-executive director of One Media Group. Previously, he was a senior executive at Time Warner for 11 years. Mr. Brack’s latest role at Time Warner was Senior Vice President of Time Inc., Asia (TIME and Fortune magazines), where he was responsible for all Asia-Pacific operations. Prior to this, Mr. Brack held positions as President of Asiaweek magazine, and Vice President of Advertising Sales at Turner Broadcasting System Inc., Asia Pacific (CNN, TCM and Cartoon Network). Mr. Brack received his Bachelor of Arts degree from Tulane University in English Literature.

Ying Zhu, our co-founder, has served as President since April 2008 and General Manager of our company since June 2009. She has been a director of our company since 2003. From 2003 to 2008, she was President of Business Development of our company. From 2000 to 2003, Ms. Zhu worked at STAR Group Limited, a subsidiary of News Corporation, where she was most recently Director of Business Development, overseeing strategic alliances and investment in the television, print, Internet and mobile media space in China. While at STAR Group Limited, Ms. Zhu took the lead in the establishment of a foreign-invested value-added telecommunications enterprise, or FITE, for ESPN STAR Sports, which is one of China’s first approved FITEs, following its accession to the World Trade Organization. Ms. Zhu brings to Redgate combined experiences in law and investment banking, having worked in the media and telecom group at Chase Securities in New York and Hong Kong and Sullivan & Cromwell LLP in New York and Hong Kong. Ms. Zhu holds a Master of Business Administration degree from Yale University and a Bachelor of Arts degree in economics from Wesleyan University.

Robert W.H.S. Yung, our co-founder, has served as the Chief Marketing Officer of our company since June 2009. Mr. Yung has been our director since December 2009. He served as Senior Vice President of Corporate Communications & Investor Relations of our company from 2008 to June 2009. From 2003 to 2007, he was a director and the Chief Financial Officer of our company. Mr. Yung served as an executive director of One Media Group from April 2005 to April 2008, during which Mr. Yung concurrently served as the Chief Strategy Officer of One Media Group from September 2005 to April 2008. Previously, Mr. Yung was the founder and CEO of One Studio, a venture capital-backed Chinese software development and consulting company with operations in China, Japan and the United States. Before One Studio, Mr. Yung founded OSMEDIA, an advertising supported cable television business in Guangdong Province. Mr. Yung was also General Manager of Metromedia Asia Ltd., a subsidiary of Metromedia International Group Ltd., a company that focused on sourcing and executing wireless telecom acquisitions in China and Indonesia. Mr. Yung holds a Master of Arts degree from New York University and a Bachelor of Arts degree in public policy studies with honors from the University of Chicago.

Qingchun Wang has been Chief Operating Officer of our company since 2008. From 2006 to 2008, Mr. Wang was in charge of advertising at Beijing Boda Continent Advertising Company (Ray Li magazines), a subsidiary of Bertelsmann AG and one of China’s largest magazine companies. From 2005 to 2006, Mr. Wang was Vice President of Sales and Marketing at Shanghai Holdfast Technology, an online gaming subsidiary of Shanda Interactive Entertainment. From 2000 to 2004, Mr. Wang worked for Yahoo! China, where he became Sales Director and General Manager of the media business and oversaw media production and advertising sales. Mr. Wang began his career as an Account Executive at the international advertising agency Bridge/J. Walter Thompson, Beijing. Mr. Wang received his bachelor’s degree in Industry Trade and Social Science from Beijing Science & Technology University.

Thomas H.K. Mak has been Chief Financial Officer of our company since 2007. From 2006 to 2007, Mr. Mak was Chief Financial Officer of Minmetals Resources Limited. From 2001 to 2006, he was Chief Financial Officer of RoadShow Holdings Limited, one of Hong Kong’s well-known outdoor advertising companies, where he led their initial public offering and listing on the Hong Kong Stock Exchange, oversaw several acquisitions in the PRC market and managed a team of eight financial and business development staff members. Mr. Mak began his career as an auditor at Ernst & Young followed by a position in the listing division of the Hong Kong Stock Exchange. He is a member of the Canadian Institute of Chartered Accountants and a fellow member of the Hong Kong Institute of Certified Public Accountants. Mr. Mak currently serves as an independent non-executive director, Chairman of the Audit Committee and member of the Remuneration Committee of Tao Heung Holdings Limited, a Hong Kong Stock Exchange-listed company. Mr. Mak holds a Bachelor of Commerce degree from Queen’s University in Canada.

Xiaoming Tang has been our Head of Business Development since January 2010, and the Senior Vice-President of Business Development since June 2009. He was Vice President of Business Development of our company from 2005 to 2009. From 2000 to 2004, he served as Chief Financial Officer of MadeforChina, an e-marketing company. Prior to joining MadeforChina, Mr. Tang worked as a business development manager at Tyco International China, where he was involved extensively in a number of large state-owned enterprise privatization transactions. Mr. Tang began his career as an auditor at Deloitte Touche Tohmatsu. Mr. Tang received his Master of Business Administration degree from the University of Chicago’s Graduate School of Business and received his bachelor’s degree in Economics at the People’s University of China.

Fan Yang has been the Senior Vice-President and Head of Finance of our company since January 2010. Mr. Yang was Financial Controller of our company from 2007 to 2009. From 2006 to 2007, he was Controller for the Houston, Texas-based real estate investment trust, Westheimer Villas Partners. From 1995 to 2002, Mr. Yang was a Senior Auditor and Consultant for the China National Tourism Administration. Mr. Yang became a Certified Public Accountant in 2005 after receiving his Master of Business Administration degree from the University of Illinois at Urbana-Champaign. Mr. Yang obtained his Bachelor of Arts degree in Economics from Nankai University.

Yiping Zhang has been our Vice-President since January 2010 and the Director of Human Resources & Administration since 2008. She was the Director of Human Resources & Administration of Guangyuan Media Co., Ltd. from 2007 to 2008. Ms. Zhang served as a senior human resource consultant during 2001 and 2004 at NCR China Ltd. Ms. Zhang received her Master of Business Administration degree from a joint program by China-USA Business University and Newport University U.S.A. in Beijing, and received a diploma from Foreign Studies University in Beijing.

M. Ian G. Gilchrist will become our independent director upon the consummation of this offering. Mr. Gilchrist is currently a member of the board of directors, compensation committee and nominating and corporate governance committee of Liberty Media Corporation, a company listed on the NASDAQ, as well as a director of Schmap Inc. and Troika Design Group. Prior to his retirement in July 2008, Mr. Gilchrist was a Managing Director of Citigroup and Salomon Brothers from 1995, focusing on corporate finance in media and telecommunications industries. Prior to 1995, he was a Managing Director of CS First Boston Corporation. Mr. Gilchrist holds a Master of Business Administration degree from New York University and a Bachelor of Arts degree in architecture and urban studies from Yale University.

The address of our directors and executive officers is: c/o Redgate Media Group, 8th Floor, CITIC Building, Tower B 19 Jianguomenwai Street, Chaoyang District, Beijing 100004, People’s Republic of China.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, we may terminate an executive officer’s employment for cause at any time, without notice or remuneration, for certain acts of the executive officer, including, but not limited to, conviction of a criminal offense, commission of a criminal breach of trust or dishonesty, or misconduct that may bring the Company into disrepute. We may also unilaterally terminate such executive officer’s employment for no cause after providing written notice ranging from three months to 18 months in advance, based on the seniority of such executive officer, while such executive officer may also unilaterally terminate the employment without reason after providing written notice at least three months in advance, except that, under certain employment agreements governed by PRC laws, only the executive may unilaterally terminate his or her employment for no-cause after providing written notice at least 30 days in advance. Our employment agreements do not provide any benefits to any of our executive officers upon termination.

Each executive officer has agreed to hold in confidence and not to use, both during and after such executive officer’s term of employment, any of our confidential information, including, but not limited to, information relating to our trade secrets, confidential operations, dealings, secret information relating to our clients’ transactions, technology, designs, documentation or manuals.

Each executive officer has also agreed that, during his or her term of employment and for a period of several months to five years after terminating employment with us, such executive officer will not, without our consent, accept employment by any of our competitors or engage in any activities that, directly or indirectly, compete with us, or induce any of our employees to terminate employment with us.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers pursuant to which we agree to indemnify and hold harmless our directors or executive officers to the fullest extent permitted by law against expenses and liabilities in connection with threatened or actual legal proceedings against such director or executive officers, subject to the restrictions set forth in the indemnification agreements. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to these indemnification agreements, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Board Committees

Effective as of the completion of this offering, our board has established an audit committee, a compensation committee and a nominations committee. Our audit committee will be responsible for, among other things:

•	determining the appointment, compensation, retention and overseeing the work of our outside auditors and pre-approving all audit and non-audit services permitted to be performed by our outside auditors;

•	annually reviewing with our outside auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K promulgated by the SEC;

•	discussing the annual audited financial statements with management and our outside auditors;

•	discussing with management and the outside auditors major issues regarding accounting principles and financial statement presentations;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	discussing policies with respect to risk assessment and risk management;

•	timely reviewing reports from the outside auditors regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the outside auditors and management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately and periodically with management and our internal and outside auditors; and

•	reporting regularly to our board of directors.

Effective upon the completion of this offering, our audit committee will consist of M. Ian G. Gilchrist, Peter B. Brack and Ying Zhu and have a formal written charter that sets forth its duties and powers. Our board has determined that Mr. Gilchrist qualifies as an “independent” director under the rules of the SEC and the NASDAQ Global Market. Our audit committee will consist solely of independent directors within one year of the completion of this offering. Our board also has determined that Mr. Gilchrist qualifies as an audit committee financial expert within the meaning of the rules of the SEC. Our audit committee will meet at least once each quarter.

Effective upon the completion of this offering, our compensation committee will consist of M. Ian G. Gilchrist, Ying Zhu and Robert W.H.S. Yung and have a formal written charter that sets forth its duties and powers. It is intended that our compensation committee will consist solely of independent directors within one year of the completion of this offering. Our compensation committee will assist the board in reviewing and approving our compensation structure, including all forms of compensation relating to our directors and executive officers, and administering our stock incentive plans.

Effective upon the completion of this offering, our nominations committee will consist of M. Ian G. Gilchrist, Peter B. Brack and Robert W.H.S. Yung and have a formal written charter that sets forth its duties and powers. It is intended that our nominations committee will consist solely of independent directors within one year of the completion of this offering. Our corporate governance and nominations committee will be responsible for identifying individuals qualified to become members of our board of directors and recommending them to our board for nomination. Our corporate governance and nominations committee will also be responsible for implementing our Code of Business Conduct and Ethics.

Terms of Directors and Executive Officers

Our Amended and Restated Memorandum and Articles of Association, which were approved by our shareholders in February 2010 and will take effect upon the completion of this offering, provide for three classes of directors, each with three-year terms. As part of the process of setting up the classified board, however, our Class I director, who is Peter B. Brack, will retire at the first annual general meeting of shareholders that is held after this offering; our Class II director, who is Ying Zhu, will retire at the second annual general meeting of shareholders that is held after this offering; and our Class III directors, who are Robert W.H.S. Yung and M. Ian G. Gilchrist, will retire at the third annual general meeting of shareholders that is held after this offering. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Compensation of Directors and Officers

In the nine months ended September 30, 2009, the aggregate cash compensation to directors and officers was approximately $1.0 million. This amount consisted only of cash and did not include any share-based compensation or benefits in kind. Each of our directors and officers is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment or service. Some of them are also entitled to reimbursement for housing expenses. Our directors and officers participate in our share option schemes. See “— Share Option Schemes.” We do not pay or set aside any amounts for pension, retirement or other benefits for our directors and officers except our contributions on behalf of our officers located in China to a government-mandated multi-

employer defined contribution plan and contributions on behalf of our officers located in Hong Kong under the Hong Kong Mandatory Provident Fund Schemes Ordinance. Our total contribution to such plans, including contributions made on behalf of our officers and other employees, was $258,251 and $267,636 for 2008 and the nine months ended September 30, 2009, respectively.

Share Option Schemes

Employee Share Option Scheme

The current Redgate Media Group employee share option scheme, or the employee share option scheme, was adopted by our board of directors on December 31, 2004 and amended on December 31, 2009. The employee share option scheme provides for the grant of options to the participating employees and other persons performing services for us and our subsidiaries.

As of February 28, 2010, options to purchase 2,133,004 common shares had been granted and were outstanding under the employee share option scheme. Unless our board of directors decides otherwise, options granted under the employee share option scheme vest in three equal tranches, with one-third of the share options vesting on each of the first three anniversaries of the date of grant. Our board of directors has decided that, among the options to purchase 1,903,632 common shares that were granted on December 31, 2009, options to purchase 891,936 common shares will vest upon the completion of this offering.

The following table sets forth information on share options that had been granted and were outstanding as of February 28, 2010 pursuant to the employee share option scheme, the exercise price for all of which is $0.0025 per common share:

	Number of
	Common Shares to
	Be Issued upon			Date of
Name	Exercise of Options		Date of Grant	Expiration

Directors and Executive Officers
Peter B. Brack	472,548	(1)	December 31, 2009	December 31, 2019
Ying Zhu	293,428	(2)	December 31, 2009	December 31, 2019
Robert W.H.S. Yung	203,828	(3)	December 31, 2009	December 31, 2019
Qingchun Wang	21,600	(4)	March 24, 2008	March 23, 2018
	48,000	(5)	December 31, 2009	December 31, 2019
Thomas H.K. Mak	20,520	(6)	October 23, 2007	October 22, 2017
	138,000	(7)	December 31, 2009	December 31, 2019
Fan Yang	26,400	(8)	March 18, 2008	March 17, 2018
	87,072	(9)	December 31, 2009	December 31, 2019
Xiaoming Tang	88,000		December 31, 2006	December 30, 2016
	39,576	(10)	October 31, 2005	October 30, 2015
	48,484	(11)	December 31, 2009	December 31, 2019
Yiping Zhang	5,600	(12)	March 30, 2009	March 29, 2019
	18,400	(13)	December 31, 2009	December 31, 2019
Other Grantees (comprising 13 individuals)	4,000		December 31, 2006	December 30, 2016
	23,672		September 14, 2004	January 31, 2013
	593,888	(14)	December 31, 2009	December 31, 2019

Total	2,133,004

(1)	Of which options to purchase 157,516 shares will vest upon this offering. Other options will vest in two equal tranches on each of the second and third anniversaries of the date of grant.

(2)	Of which options to purchase 97,808 shares will vest upon this offering. Other options will vest in two equal tranches on each of the second and third anniversaries of the date of grant.

(3)	Of which options to purchase 67,944 shares will vest upon this offering. Other options will vest in two equal tranches on each of the second and third anniversaries of the date of grant.

(4)	These options have vested or will vest in three equal tranches, with one-third of the share options vesting on December 31, 2009, 2010 and 2011, respectively.

(5)	Of which options to purchase 8,000 common shares have vested on the date of grant, and options to purchase 16,000, 16,000 and 8,000 will vest on each of the first three anniversaries of the date of grant, respectively.

(6)	These options have vested or will vest in three equal tranches, with one-third of the share options vesting on December 31, 2008, 2009 and 2010, respectively.

(7)	Of which options to purchase 26,000 common shares will vest in three equal tranches, with one-third of the share options vesting immediately upon this offering and the first two anniversaries of the closing of this offering, options to purchase 10,668 common shares have vested on the date of grant, and options to purchase 37,332, 37,332 and 26,668 common shares will vest on each of the first three anniversaries of the date of grant, respectively.

(8)	These options have vested or will vest in three equal tranches, with one-third of the share options vesting on December 31, 2008, 2009 and 2010, respectively.

(9)	Of which options to purchase 2,356 common shares have vested on the date of grant, and options to purchase 29,024, 29,024 and 26,668 common shares will vest on each of the first three anniversaries of the date of grant, respectively.

(10)	All of these options have vested.

(11)	Of which options to purchase 2,828 common shares have vested on the date of grant, and options to purchase 16,160, 16,160 and 13,332 common shares will vest on each of the first three anniversaries of the date of grant, respectively.

(12)	These options have vested or will vest in three equal tranches, with one-third of the share options vesting on December 31, 2009, 2010 and 2011, respectively.

(13)	Of which options to purchase 2,132 common shares have vested on the date of grant, and options to purchase 6,132, 6,132 and 4,000 will vest on each of the first three anniversaries of the date of grant, respectively.

(14)	Includes options to purchase 400,000 common shares granted to Ms. Fujun Chen, mother-in-law of Ms. Zhu and a contracting shareholder of Wanli.

As of February 28, 2010, no share option issued under the employee share option scheme had been exercised.

On July 20, 2005, pursuant to the original employee share option scheme and a trust deed, we allotted, with retrospective effect from December 31, 2004, to Lawdobo Limited, as trustee for the employee share option scheme, 2,133,004 common shares on trust for the current and future participating employees in the employee share option scheme. Pursuant to the amended employee share option scheme dated December 31, 2009, the trust was terminated and all common shares held by the trustee were forfeited.

Generally, if an outstanding share option grant under the employee share option scheme to an employee has not vested by the date of termination of his or her employment with us, no further installments of such grant will be exercisable following the date of termination of employment. In addition, if we terminate the employment of a participant for cause, the shares that have been issued for the benefit of such participant will be forfeited without any consideration. If the employment of a participant is terminated for other reasons, we will compensate the participant or his or her estate, in an amount equivalent to the fair market value of the shares. Our board of directors has decided that any of the options outstanding as of December 31, 2009 that are forfeited in the future due to the termination of employment will be awarded equally to each of Peter B. Brack, Ying Zhu and Robert W.H.S. Yung, our founders, so long as he or she continues to be an employee or executive officer of our company, over a three-year vesting period at the original exercise price.

The terms of the employee share option scheme can only be amended or varied in writing by us and participants in the employee share option scheme representing at least three quarters of the total number of vested options.

Founders Share Option Scheme

Our founders share option scheme, or the founders share option scheme, was adopted by our board of directors on January 2, 2004. The founder share option scheme provides for the grant of options to the participating employees and other persons performing services for us and our subsidiaries.

Any of our employees may be granted options. According to the founders share option scheme, so long as a participant remains an employee or service provider, as the case may be, with the company, one third of the options granted to that participant will vest on each of the first, second and third anniversaries following the option grant date. In addition, all the share options of a participant will become exercisable upon the listing of our company. Generally, if an outstanding share option grant under the founders share option scheme to an employee has not vested by the date of termination of his or her employment with us, no further installments of such grant will be exercisable following the date of termination of employment. In addition, if the employment of the participant is terminated other than for cause, we will at our discretion compensate the participant, or his or her estate, in an amount equivalent to the fair market value of the granted options. If we terminate the employment of a participant for any other reason, the shares that have been issued for the benefit of such participant will be forfeited without any consideration.

The terms of the founders share option scheme can only be amended or varied in writing by us and participants in the founders share option scheme representing at least three quarters of the total number of vested options.

On January 2, 2004, our company granted options to purchase an aggregate of 1,034,040 common shares at an exercise price of $0.0025 to Peter B. Brack, Ying Zhu and Robert W.H.S. Yung, under the founders share option scheme, subject to a three-year vesting schedule. Following our board of directors’ approval to accelerate such vesting schedule, all those share options had been exercised in September 2004. As of the date of this prospectus, there was no share option outstanding under the founders share option scheme.

2010 Stock Incentive Plan

The 2010 Stock Incentive Plan was adopted by our board of directors and approved by our shareholders in February 2010. The 2010 Stock Incentive Plan is intended to promote our success and increase shareholder value by providing an additional means to attract, motivate, retain and reward selected directors, officers, employees, consultants and advisors. Pursuant to the 2010 Stock Incentive Plan, we may issue stock options, stock appreciation rights, stock bonuses, restricted stock and restricted stock units, performance stock, stock units, phantom stock, dividend equivalents or similar rights to purchase or acquire shares.

We reserved a total of 400,000 common shares for issuance under the 2010 Stock Incentive Plan, subject to any adjustments as contemplated by the plan. The plan also provides for an annual increase, beginning in 2010, in the number of common shares that may be delivered pursuant to awards under the plan, amounting to 1% of our issued and outstanding shares as of the first business day of the relevant calendar year. The maximum number of shares subject to awards that may be granted during any single calendar year is such number as equals 1% of our issued and outstanding shares as of the first business day of that calendar year. As of the date of this prospectus, no award has been granted under the 2010 Stock Incentive Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, as determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, of our common shares, as of the date of this prospectus, assuming the conversion of all our preference shares into common shares immediately prior to the closing of this offering and as adjusted to reflect the sale of the ADS offered in this offering if the underwriters’ over-allotment option is not exercised, for:

•	each person known to us to own beneficially more than 5% of our common shares; and

•	each of our directors and executive officers.

The number of common shares outstanding in calculating the percentages for each listed person includes the common shares underlying share options held by such person. The percentage of beneficial ownership of each listed person prior to this offering is based on 18,384,595 common shares outstanding immediately prior to the completion of this offering, including common shares issuable upon conversion of (i) our outstanding preference shares (including those to be issued upon the conversion of the full amount repayable under the KCIC convertible note into our preference shares immediately prior to this offering) other than the 855,832 Class G preference shares to be repurchased and cancelled by us immediately prior to this offering and (ii) an amount of $500,000, representing the first annual interest amount payable under the Uni-Asia convertible note, as well as common shares underlying share options exercisable by such person within 60 days of the date of this prospectus. The percentage of beneficial ownership of each listed person after this offering is based on 25,425,943 common shares outstanding immediately after the completion of this offering and the common shares underlying share options exercisable by such person within 60 days after the date of this prospectus (including common shares issuable upon the conversion of the 2004 shareholder loan at the conversion price equal to 95% of the per share price of this offering upon the completion of this offering). Unless otherwise indicated, the address for each person listed below is: c/o 8th Floor, CITIC Building, Tower B, 19 Jianguomenwai Street, Chaoyang District, Beijing 100004, People’s Republic of China. To our knowledge, except as indicated in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.

	Common		Common
	Shares Beneficially Owned		Shares Beneficially Owned
	Prior to this Offering		after this Offering**
	Number	Percent	Number	Percent

Directors and Executive Officers
Peter B. Brack(1)	2,054,536	11.2%	2,060,551	8.1%
Ying Zhu(2)	1,272,981	6.9	1,272,981	5.0
Robert W.H.S. Yung(3)	*	*	*	*
Qingchun Wang(4)	*	*	*	*
Thomas H.K. Mak(5)	*	*	*	*
Xiaoming Tang(6)	*	*	*	*
Fan Yang(7)	*	*	*	*
Yiping Zhang(8)	*	*	*	*
M. Ian G. Gilchrist	—	—	—	—
Directors and executive officers as a group	4,145,024	22.5	4,151,039	16.3
Other Principal Shareholders
Swan Street Partners, LLP(9)	2,648,728	14.4	2,889,330	11.4
Uni-Asia Limited(10)	2,439,078	13.3	2,439,078	9.6
AsiaStar IT Fund, L.P.(11)	2,215,801	12.1	2,215,801	8.7
Yin Yee Jenny Shing(12)	1,415,173	7.7	1,418,181	5.6
Paul Pheby(13)	775,418	4.2%	835,568	3.3

*	Upon exercise of all share options exercisable within 60 days of the date of this prospectus, would beneficially own less than 1% of our common shares.

**	Do not take into account the potential purchase by certain of our directors and one of our major shareholders of the ADSs offered in this offering. See “Underwriting.”

(1)	Represents 1,891,480 common shares held by Mr. Brack, 5,540 common shares issuable upon conversion of 5,540 Class C preference shares held by Mr. Brack and 157,516 common shares issuable upon exercise of options held by Mr. Brack that will vest upon this offering. In addition, it is estimated that Mr. Brack will receive 6,015 common shares upon the conversion of his share of the 2004 shareholder loan into our common shares at the conversion price equal to 95% of the per share price of this offering upon the completion of this offering, assuming an initial offering price of $7 per ADS (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). Mr. Brack transferred 320,000 common shares on December 30, 2009 to a third party.

(2)	Represents 1,171,480 common shares held by Ms. Zhu, 3,693 common shares issuable upon conversion of 3,693 Class C preference shares held by Ms. Zhu and 97,808 common shares issuable upon exercise of options held by Ms. Zhu that will vest upon this offering. Ms. Zhu transferred an aggregate of 240,000 common shares on December 30, 2009 to two family members of Ms. Zhu.

(3)	Represents common shares issuable upon exercise of options held by Mr. Yung that will vest upon this offering.

(4)	Represents common shares issuable upon exercise of options held by Mr. Wang.

(5)	Represents common shares issuable upon exercise of options held by Mr. Mak.

(6)	Represents common shares issuable upon exercise of options held by Mr. Tang.

(7)	Represents common shares issuable upon exercise of options held by Mr. Yang.

(8)	Represents common shares issuable upon exercise of options held by Ms. Zhang.

(9)	Represents common shares issuable upon conversion of 2,000,000 Class B preference shares, 539,178 Class C preference shares and 109,550 Class E preference shares held by Swan Street Partners, LLP, a limited liability partnership organized in the State of Delaware. It is estimated that Swan Street Partners, LLP will receive 240,602 common shares upon the conversion of its share of the 2004 shareholder loan into our common shares at the conversion price equal to 95% of the per share price of this offering upon the completion of this offering, assuming an initial offering price of $7 per ADS (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). Swan Street Partners, LLP is controlled by its general partner, Rotterdam Partners Trust, a trust formed in the State of Delaware. Rotterdam Partners Trust is controlled by Todd Zwaanstra, the trustee of that trust and the sole member of its Investment Committee and Distribution Committee. The address of the principal business office for each of Swan Street Partners, LLP, Rotterdam Partners Trust and Mr. Zwaanstra is 452 NE Lincoln St., Hillsboro, Oregon 97124, USA. Swan Street Partners, LLP was formerly known as Mercurius Partners, LLP.

(10)	Represents common shares issuable upon conversion of 760,811 Class D preference shares, 54,775 Class E preference shares, and 1,521,606 Class F preference shares held by Uni-Asia, and 101,885 common shares issuable upon the conversion of the full interest amount due under the Uni-Asia convertible note. The Class F preference shares were issued to Uni-Aisia as collateral to secure the certain line of credit extended by Uni-Asia under the Uni-Asia convertible note. Uni-Asia paid the entire purchase price by a combination of (i) a cash payment of $3,804.01 and (ii) the commitment to extend the line of credit. Furthermore, such Class F preference shares are subject to our certain repurchase rights. See “Related Party Transactions — Promissory Note and Class F Preference Shares Issued to Uni-Asia.” Uni-Asia, a limited liability company organized in the British Virgin Islands, is owned and controlled by Mr. Fawzi Musaad Al-Saleh and has the following address: c/o Massaleh Investments, P.O. Box 719, Safat, Kuwait 13008, Chamber of Commerce Building, 3rd Floor.

(11)	Represents common shares issuable upon conversion of 2,215,801 Class C preference shares held by AsiaStar IT Fund, L.P. AsiaStar IT Fund, L.P. is an exempted limited partnership organized in the Cayman Islands and has the following address: c/o Sycamore Ventures, 6 Battery Road, #39-02, Singapore 049909. The general partner of AsiaStar IT Fund L.P. is AsiaStar Partners, L.P., an exempted limited partnership organized in the Cayman Islands, owned and controlled by John Whitman, Peter Gerry and Kilin To. AsiaStar Partners, L.P. has the following address: One Capital Place, P.O. Box 847, George Town, Grand Cayman, Cayman Islands, British West Indies.

(12)	Represents 1,411,480 common shares held by Ms. Shing and 3,693 common shares issuable upon conversion of 3,693 Class C preference shares held by Ms. Shing. It is estimated that Ms. Shing will receive 3,008 common shares upon the conversion of her share of the 2004 shareholder loan into our common shares at the conversion price equal to 95% of the per share price of this offering upon the completion of this offering, assuming an initial offering price of $7 per ADS (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). Ms. Shing is the wife of Robert W.H.S. Yung, an officer of our company. Those common and preference shares were originally held by Mr. Yung and transferred to Ms. Shing in 2008.

(13)	Represents common shares issuable upon conversion of 600,000 Class A preference shares and 175,418 Class C preference shares held by Paul Pheby. Mr. Pheby’s business address is Suite 2703, The Centrium, 60 Wyndham Street, Central, Hong Kong. It is estimated that Mr. Pheby will receive 60,150 common shares upon the conversion of his share of the 2004 shareholder loan into our common shares at the conversion price equal to 95% of the per share price of this offering upon the completion of this offering, assuming an initial offering price of $7 per ADS (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus).

In February 2010, we executed a 40-for-1 share split of our common shares and each class of our preference shares.

None of our existing shareholders has voting rights that will differ from the voting rights of other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

As of February 28, 2010, 22.0% of our outstanding shares were held by 10 record holders in the United States.

RELATED PARTY TRANSACTIONS

Promissory Note and Class F Preference Shares Issued to Uni-Asia

We entered into a note purchase agreement with Uni-Asia in May 2009, pursuant to which we issued the Uni-Asia convertible note in the principal amount of up to $5 million, evidencing the outstanding balance under a revolving line of credit of up to $5 million extended by Uni-Asia to us, or the line of credit. The note bears an interest rate of 10% per annum and will become due upon the earliest of (i) an initial public offering of our common shares with gross proceeds of no less than $40 million and a market capitalization of our company of no less than $140 million, (ii) the third anniversary of the first advance of funds by Uni-Asia to us under the line of credit, or the first advance, and (iii) the occurrence of certain qualified business consolidation events, or, collectively, maturity events. We are entitled to draw down the line of credit at any time prior to the occurrence of any maturity event, subject to a maximum outstanding balance of $5 million. However, we may draw down the line of credit neither more than once per each calendar month, nor in a greater amount than $2.0 million for a single draw-down. We are entitled to prepay all or part of the outstanding balance under the line of credit without penalty after the first anniversary of the first advance. As of February 28, 2010, the outstanding amount under the line of credit was $5 million.

Pursuant to the note, Uni-Asia has a right to convert the entire outstanding balance under the line of credit into our Class F preference shares, prior to the occurrence of any maturity event, at a price of $9.13 per share, or such lower price if we issue new debt or equity securities to a third-party investor at a price lower than $9.13 per share subsequent to the date of the promissory note. As a result of our issuance of Class G preference shares in December 2009, the conversion price has been adjusted downwards to $4.91 per share. Uni-Asia entered into a letter agreement with our company pursuant to which it will convert an amount of $500,000, representing the first year’s interest under the Uni-Asia promissory note, into 101,885 of our common shares immediately prior to this offering, and it covenants not to convert the principal amount repayable under the Uni-Asia convertible note into our shares for a period of 180 days after the date of this prospectus.

The line of credit is secured by 1,521,607 Class F preference shares we issued to Uni-Asia at a price of $6.57 per share in May 2009 pursuant to the Class F preference shares purchase agreement, or the Class F agreement. Uni-Asia paid the entire purchase price by a combination of (i) a cash payment of $3,804.01 and (ii) the commitment to extend the line of credit. The 1,521,607 Class F preference shares issued to Uni-Asia were deposited into an escrow administered by a third party and will not be released to Uni-Asia so long as the outstanding balance under the line of credit is not fully repaid and no event of default under the note occurs.

Under the Class F agreement, we are entitled to repurchase all of the 1,521,607 Class F preference shares issued to Uni-Asia at a total price of $3,804.01 upon the occurrence of (i) our repayment of the amounts due under the note at the maturity or termination of the note, as the case maybe, or (ii) Uni-Asia’s exercising of the conversion rights pursuant to the note as described above.

Dividends distributable to holders of Class F preference shares will be paid towards the repayment of the loan under the note.

Transactions with Certain Shareholders

We borrowed in May 2004 the 2004 shareholder loan in an aggregate principal amount of $1.55 million from certain of our shareholders, their family members and other third parties in connection with the purchase of our equity interest in Winmax through RGM Ventures. See “Our Corporate Structure — Corporate History.” The 2004 shareholder loan is interest-free and does not carry a maturity date. The 2004 shareholder loan will be converted into an estimated 466,155 common shares of our company upon the completion of this offering at the conversion price equal to 95% of the per share price of this offering, assuming an initial public offering price of $7 per ADS (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). 17,100 shares of RGM Ventures are currently held by these lenders in trust for our benefit and will be released to us upon the conversion of the 2004 shareholder loan into our shares.

Transactions Related to Our Corporate Structure

Due in part to restrictions under PRC law on foreign investment in certain business activities in the industries in which some of our business divisions operate, such as the production of radio programs, we conduct a substantial portion of our operations in China through contractual arrangements with our consolidated variable interest entities, and their shareholders. Both shareholders of Wanli are related to Ying Zhu, our co-founder, President, General Manager and director. One shareholder is Ying Zhu’s husband, and the other is her mother-in-law. For a summary of the material provisions of these contractual arrangements, see “Our Corporate Structure — Contractual Arrangements.” Directions regarding how to obtain copies of those agreements are provided in this prospectus under “Where You Can Find More Information.”

Advances to Shareholders of Wanli and Redgate Online

In 2006 and 2007, we advanced $252,293 and $645,816, respectively, to Mr. Yue Jin, a shareholder of our consolidated variable interest entity, Wanli, and husband of Ying Zhu, our co-founder, President, General Manager and director, for purposes of identifying and securing desirable investments. As of the date of this prospectus, $86,976 of these advancements remains outstanding. In addition, as part of our contractual arrangements with the shareholders of Wanli and Redgate Online, which enable us to exercise effective control over these entities, we extended certain loans to the shareholders of Wanli and Redgate Online in 2005 and 2006, respectively. See “Our Corporate Structure — Contractual Arrangements.”

Shareholders Agreement

See “Description of Share Capital — Registration Rights.”

Share Incentives

See “Management — Share Option Schemes.”

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our common shares or our ADSs, and while we have applied to list our ADSs on the NASDAQ Global Market, we cannot assure you that a significant public market for the ADSs will develop or be sustained after this offering. We do not expect that an active trading market will develop for our common shares not represented by the ADSs. Future sales of substantial amounts of our common shares or ADSs in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our common shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our common shares or ADSs in the public market in the United States, including ADSs representing our common shares issued upon exercise of outstanding options or warranties, or the possibility of such sales, could negatively affect the market price in the United States of our ADSs and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding ADSs, representing approximately 30.3% of our common shares.

All of the ADSs sold in this offering and the common shares they represent will be freely transferable by persons other than our “affiliates” (as that term is defined in Rule 144 under the Securities Act) in the United States without restriction or further registration under the Securities Act. Common shares or ADSs purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption pursuant to Rule 144 under the Securities Act described below.

Lockup Agreements and Put Options

In connection with this offering, we, our directors and executive officers and all of our existing shareholders have agreed that, without the prior written consent of the representatives of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ADSs or our common shares or any securities convertible into or exercisable or exchangeable for any of our ADSs or our common shares;

•	make any demand for or exercise any right with respect to the registration of any of our ADSs or our common shares or any securities convertible into or exercisable or exchangeable for any of our ADSs or our common shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of our ADSs or common shares;

whether any such transaction described above is to be settled by delivery of our ADSs or common shares or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the exercise or exchange of an option or a warrant to acquire our ADSs or common shares, or securities exchangeable or exercisable for or convertible into our ADSs or common shares;

•	transactions by any person other than us relating to our common shares or ADSs or other securities acquired in open market transactions after the completion of the offering of the ADSs; or

•	transfers of our ADSs or our common shares as a bona fide gift, by will or intestacy, to a family member or trust for the benefit of a family member or holders of ownership interests in such shareholder or to entities wholly owned by such shareholder.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of material news or a material event.

Pursuant to the terms of the KCIC convertible note, as amended, and the subscription agreement we entered into with the holders of our Class G preference shares, during the lock-up period, a holder of our common shares converted from our Class G preference shares has the option to require us to purchase such number of our common shares so converted from Class G preference shares, at the then market price of our common shares. However, such shareholders may not exercise such put option without the underwriters’ approval pursuant to their respective lock-up agreements with the underwriters except that KCIC may exercise such put option during the lock-up period once, which is rescindable by KCIC within the four weeks following the expiration of the lock-up period. Our company is obligated to complete the resulting purchase only if it is not rescinded by KCIC, in which case the purchase price will be payable by our company in the fifth week following the expiration of the lock-up period.

Rule 144

In general, under Rule 144 as currently in effect, an affiliate who has beneficially owned our common shares, in the form of ADSs or otherwise, for at least six months would be entitled to sell within any three-month period a number of shares, including ADSs representing such number of shares, that is not more than the greater of:

•	1% of the number of our common shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 250,435 common shares immediately after this offering; or

•	the average weekly reported trading volume of our ADSs on the U.S. stock market on which we are listed during the four calendar weeks before a notice of the sale on Form 144 is filed with the SEC by such person.

Such sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. However, these shares, in the form of ADSs or otherwise, would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

In addition, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the common shares, in the form of ADSs or otherwise, proposed to be sold for at least six months from the later of the date these shares were acquired from us or from our affiliate, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares immediately following the termination of the six-month holding period offering without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144, provided that we have been in compliance with our reporting obligations under the Securities Exchange Act of 1934. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased common shares under a written compensatory plan or contract may be entitled to sell such shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Share Options

As of the date of this prospectus, options to purchase an aggregate of 2,133,004 common shares are outstanding.

Registration Rights

Upon completion of this offering, certain holders of our common shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital — Registration Rights.”

DESCRIPTION OF SHARE CAPITAL

As of the date of this prospectus, our authorized share capital consists of 368,219,600 common shares, par value $0.0025 per share, 1,465,080 Class A preference shares, par value $0.0025 per share, 2,000,000 Class B preference shares, par value $0.0025 per share, 2,980,400 Class C preference shares, par value $0.0025 per share, 1,117,520 Class D preference shares, par value $0.0025 per share, 1,643,280 Class E preference shares, par value $0.0025 per share, 1,521,640 Class F preference shares, par value $0.0025 per share, and 2,893,560 Class G preference shares, par value $0.0025 per share. As of the date hereof, there are 5,641,694 common shares, 1,465,069 Class A preference shares, 2,000,000 Class B preference shares, 2,980,253 Class C preference shares, 1,117,497 Class D preference shares, 964,041 Class E preference shares, 1,521,607 Class F preference shares and 1,610,380 Class G preference shares issued and outstanding. References to the number of our outstanding common shares do not take into account the forfeited common shares previously owned by Lawdobo Limited as the trustee for our employee share option scheme. See “— History of Securities Issuances.”

All our preference shares will convert into our common shares upon the completion of this offering at a one-to-one ratio. KCIC has informed us that it will convert the full principal amount repayable under the KCIC convertible note into 713,194 Class G preference shares immediately prior to this offering. See “— History of Securities Issuances.” In addition, Uni-Asia will convert the first annual interest amount payable under the Uni-Asia convertible note into 101,885 Class F preference shares of our company immediately prior to this offering. See “Related Party Transactions — Promissory Note and Class F Preference Shares Issued to Uni-Asia.”

Our Amended and Restated Memorandum and Articles of Association will become effective upon completion of this offering. Upon completion of this offering, our authorized share capital will consist of 381,841,080 shares, par value $0.0025 per share and there will be 28,725,943 shares issued and outstanding and no other class of shares with special rights will be outstanding.

We were incorporated as an exempted company with limited liability under the Companies Law Cap. 22 of the Cayman Islands, or the Companies Law, on January 8, 2003. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

Our affairs are governed by our Memorandum and Articles of Association and the Companies Law. In February 2010, our board of directors and shareholders approved our Amended and Restated Memorandum and Articles of Association, which will become effective upon the completion of this offering. The following summarizes the material terms of our Amended and Restated Memorandum and Articles of Association and the Companies Law insofar as they relate to the material terms of our common shares. This summary is not complete, and you should read the form of our Amended and Restated Memorandum and Articles of Association, which will be filed as an exhibit to the registration statement of which this prospectus is a part.

The following discussion primarily concerns common shares and the rights of holders of common shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the common shares are held in order to exercise shareholders’ rights in respect of the common shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of common shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See “Description of American Depositary Shares — Voting Rights.”

Meetings

Subject to the company’s regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 15 clear days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our Amended and Restated

Memorandum and Articles of Association or the terms of issue of the common shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors or a majority of our board of directors, and may not be called by any other person.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting, by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of our issued shares giving that right.

Two shareholders present throughout the meeting in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative that represent not less than one-third in nominal value of our total issued and outstanding voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.

A corporation being a shareholder shall be deemed for the purpose of our Amended and Restated Memorandum and Articles of Association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “— Modification of Rights” below.

Voting Rights Attaching to the Shares

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each share held by such shareholder.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a recognized clearing house or depositary (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house or depositary (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or depositary (or its nominee(s)), including the right to vote individually on a show of hands.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands that may make a winding-up order, if the court is of the opinion that it is just and equitable that we should be wound up or, as an alternative to a winding up order, (i) an order regulating the conduct of our affairs in the future, (ii) an order requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained it has omitted to do, (iii) an order authorising civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Court may direct, or (iv) an order providing for the purchase of the shares of any shareholders by other shareholders or by ourselves and, in the case of a purchase by ourselves, a reduction of the company’s capital accordingly.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Amended and Restated Memorandum and Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority, and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of a special resolution (requiring a majority of not less than three-quarters of votes cast at a shareholders meeting) and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to share capital (as described below) and the location of the registered office, alterations to our Amended and Restated Memorandum and Articles of Association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders meeting.

Subject to the Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our Amended and Restated Memorandum and Articles of Association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our Amended and Restated Memorandum and Articles of Association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preference or other special rights over, or may have such deferred rights or be subject to any such restrictions as compared with, the others as we have power to attach to unissued or new shares; and

•	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in a general meeting may be determined by our directors.

We may, by special resolution (requiring a majority of not less than two thirds of votes cast at a shareholders meeting), subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our Amended and Restated Memorandum and Articles of Association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the stock exchange on which we list or in any other form that our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•	the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required); and

•	a fee of such maximum sum as the stock exchange on which we list may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the stock exchange on which we list, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

We are empowered by the Companies Law and our Amended and Restated Memorandum and Articles of Association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our Amended and Restated Memorandum and Articles of Association and to any applicable requirements imposed from time to time by the NASDAQ Global Market, the SEC or by any other recognized stock exchange on which our securities may be listed.

Dividends

Subject to the Companies Law, we, in a general meeting, or our board of directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls, installments or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our members entitled thereto will be entitled to elect to receive such dividend (or part thereof if our shareholders so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and, if so forfeited, shall revert to us.

Whenever our directors or our shareholders in a general meeting have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid-up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•	all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in third bullet point below;

•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

•	we have caused an advertisement to be published in newspapers in the manner stipulated by our Amended and Restated Memorandum and Articles of Association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the stock exchange on which we list has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements.  A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (i) a majority in number representing 75% in value of the shareholders voting together as one class and (ii) if the shares to be issued to each shareholder in the surviving company are to have the same rights and economic value as the shares held in the constituent company, a special resolution of the shareholders voting together as one class.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors (representing 75% by value) with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  In principle, we will normally be the proper plaintiff in a derivative action and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.  Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association, which will become effective upon the closing of this offering, provide that our directors, officers and liquidators and trustees, if any, shall be indemnified out of our assets against all actions, costs, charges, losses, damages and expenses which they or any of them, or their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Directors’ Fiduciary Duties.  Under Cayman Islands law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their offices honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In addition, a director is also required to exercise reasonable care when managing the affairs of the company. When a director is acting in the company’s interests he is expected to exercise whatever skills he possesses with reasonable care.

In general, the Companies Law imposes duties and responsibilities on directors regarding their operation of the company, including keeping the various statutory registers, minutes of meetings and books of accounts, and making certain information available to third parties. The Companies Law contains provisions that impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly defaults or knowingly and willfully authorizes or permits the default.

The fiduciary duties imposed on directors by Cayman Islands law are similar to the fiduciary duties imposed on directors by Delaware law. However, our shareholders may experience difficulties in protecting their interests due to either (i) the relatively less developed case law in the Cayman Islands with respect to the requirements for bringing shareholder suits in Cayman Islands courts, or (ii) the risk that Cayman Islands courts will not recognize or enforce judgments of courts in the United States based on the civil liability provisions of United States federal securities laws. See “Risk Factors — Risks Relating to the ADSs — You may face difficulties in protecting your interest, and your ability to protect your rights through the United States federal courts may be limited, because we are incorporated under Cayman Islands law.”

Corporate Governance.  Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our Amended and Restated Memorandum and Articles of Association, subject to any separate requirement for audit committee approval under the applicable rules of the stock exchange on which we list, or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

History of Securities Issuances

The following is a summary of our securities issuances since our inception. Except as otherwise indicated, all references to the number and per share data of our common shares and each class of our preference shares take into account the 40-for-1 share split executed by us in February 2010.

In connection with the establishment of our company on January 8, 2003, we issued 1,866,800 common shares to Peter B. Brack, 1,066,800 common shares to Robert W.H.S. Yung, 1,066,760 common shares to Yue Jin, and 40 common share to Offshore Incorporation (Cayman) Limited, all at a purchase price of $0.0025 per share. On January 8, 2003, Offshore Incorporation (Cayman) Limited transferred 40 common share to Yue Jin at a price of $0.0025 per share. On October 14, 2003, Yue Jin transferred 1,066,800 common shares to Ying Zhu at a price of $0.0025 per share.

On March 15, 2003, we sold an aggregate of 1,440,000 common shares in a private placement at a price of $0.50 per share. The investors in this private placement consisted of Paul John Pheby, who purchased 600,000 common shares, Julie Christine Peter, who purchased 200,000 common shares, Reginald Kufeld Brack III, who purchased 40,000 common shares, and Reginald Kufeld Brack Jr., Ayaz Hatim Ebrahim and Philip Henry Geier Jr., each of whom purchased 200,000 common shares. On October 14, 2003, each of the investors in this private placement exchanged his or her common shares into the same number of our Class A preference shares. On November 15, 2006, Philip Henry Geier Jr. transferred 200,000 Class A preference shares to Geier Holdings LLC for free.

On October 14, 2003, we issued 7,254 common shares to Yang Cha in satisfaction of legal fees in the amount of $4,000 due to Yang Cha.

On September 14, 2004, we issued 344,680 common shares to Peter B. Brack, 344,680 common shares to Robert W.H.S. Yung, and 344,680 common shares to Ying Zhu at the price of $0.0025 per share in connection with their exercise of share options at granted under the Redgate Media Group Founders Share Option Scheme.

On October 14, 2003, we issued 25,069 Class A preference shares to Baker Tilly Hong Kong Business Recovery Limited, or Baker Tilly, in satisfaction of consultancy fees in an amount of $13,825 due to Baker Tilly. On August 31, 2007, Baker Tilly transferred 15,042 Class A preference shares to Paul Justin Hallett, and 10,027.6 Class A preference shares to Rupert James Purser, for free.

On October 14, 2003 and May 11, 2004, we issued 400,000 common shares and 200,000 common shares respectively to Lau Yat Fan in connection with our acquisition of Media2U Company Limited, which we have subsequently divested.

On October 14, 2003, we sold 2,000,000 Class B preference shares to Mercurius Partners, LP (currently known as Swan Street Partners, LLP) in a private placement at a purchase price of $1.00 per share.

On September 16, 2004, we sold an aggregate of 2,980,253 Class C preference shares in a private placement at a purchase price of $2.71 per share. The investors in the Class C preference share private placement consisted of AsiaStar IT Fund L.P., which purchased 2,215,801 shares, Mercurius Partners, LP, which purchased 539,178 shares, John Pridjian, who purchased 36,930 shares, Paul John Pheby, who purchased 175,418 shares, Peter B. Brack, who purchased 5,540 shares, Ying Zhu, who purchased 3,693 shares, and Robert W.H.S. Yung, who purchased 3,693 shares.

On September 12, 2007, we sold an aggregate of 760,811 Class D preference shares to Uni-Asia in a private placement at a purchase price of $6.57 per share. On November 30, 2007, we sold an aggregate of 356,686 Class D preference shares in a private placement at a purchase price of $6.57 per share to Harmir Realty Co, LP, who purchased 214,012 Class D preference shares, and Michael A. Steinberg Profit Sharing Trust, who purchased 142,674 Class D preference shares.

On July 15, 2008, we sold an aggregate of 854,491 Class E preference shares to Salhia Real Estate Company, Mercurius Partners, LLP, Mr. Ghazi Al-Nafisi, Mr. John Pridjian, Mr. Anwar Al-Usaimi and Mr. Abdulaziz Al-Nafisi in a private placement at a purchase price of $9.13 per share. On August 15, 2008, we sold 54,775 Class E preference shares to Jean Rene Perrette. On August 15, 2008, we sold 54,775 Class E preference shares to Uni-Asia.

On May 15, 2009, we sold an aggregate of 1,521,607 Class F preference shares to Uni-Asia in a private placement at a purchase price of $6.57 per share, as collateral to secure a certain line of credit extended by Uni-Asia to our company under the Uni-Asia convertible note. Uni-Asia paid the entire purchase price by a combination of (i) a cash payment of $3,804.01 and (ii) the commitment to extend the line of credit. Furthermore, such Class F preference shares are subject to our certain repurchase rights. Uni-Asia will convert an amount of $500,000, representing the first year’s interest under the Uni-Asia convertible note, into 101,885 of our common shares immediately prior to this offering. See “Related Party Transactions — Promissory Note and Class F Preference Shares Issued to Uni-Asia.”

In December 2009 and January 2010, we sold an aggregate of 754,548 Class G preference shares in a private placement at a purchase price of $4.91 per share. The investors in the Class G preference share private placement consisted of Mr. Nathalie Eliescaud who purchased 50,942 shares, Geier Holdings LLC which purchased 81,508 shares, Robert C. Wright who purchased 50,942 shares, Fatboy Capital, LP which purchased 60,000 shares, Hyposwiss Private Bank Genève SA which purchased 76,414 shares, Malcolm John Jennings who purchased 17,015 shares, SG Private Banking (Suisse) SA which purchased 203,770 shares, Reginald Kufeld Brack, Jr. who purchased 20,377 shares, John Pridjian who purchased 50,942 shares, Lotus Equity Income Fund Limited which purchased 20,377 shares, The Gladiator Fund which purchased 81,508 shares, Avatam, LLC which purchased 20,377 shares and Fahad Al-Mutawa who purchased 20,377 shares. In addition, we issued 855,832 shares of Class G preference shares to KCIC on November 24, 2009 as collateral to secure the principal payment of $3.5 million and the potential interest payments under the KCIC convertible note. We are entitled to repurchase all of the Class G preference shares issued to KCIC as collateral securing the KCIC convertible note upon the repayment or prepayment of the entire principal amount under the KCIC convertible note or the conversion of the KCIC convertible note into our Class G preference shares at a price of $4.91 per share. We have been informed by KCIC that it will, immediately prior to this offering, convert the full principal amount repayable under the KCIC convertible note into 713,194 Class G preference shares immediately prior to this offering, which will be converted into 713,194 of our common shares upon the completion of this offering, and we will simultaneously repurchase at a nominal repurchase price and cancel the 855,832 Class G preference shares previously issued to KCIC.

On December 31, 2004, pursuant to our employee share option scheme and a trust deed, we allotted an aggregate of 2,133,004 common shares to Lawdobo Limited, as trustee for the employees who would join the employee share option scheme at a price of $0.0025 per share. On December 31, 2009, we amended the employee share option scheme and terminated the trust, and all common shares held by the trustee were forfeited.

Immediately upon the completion of this offering, all of our issued and outstanding preference shares (including those to be issued upon the conversion of the full principal amount repayable under the KCIC convertible note into our preference shares immediately prior to this offering) other than the 855,832 Class G preference shares previously issued to KCIC to secure the KCIC convertible note to be repurchased and cancelled by us immediately prior to this offering will convert into our common shares, with each preference share convertible into one common share. 11,618,094 common shares will be issued as a result of these conversions. In addition, the 2004 shareholder loan will be converted into an estimated 283,746 common shares of our company at a conversion price equal to 95% of the per share price of this offering, assuming an initial public offering price of $7 per ADS (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). See “Related Party Transactions — Transactions with Certain Shareholders.”

As of February 28, 2010, we had granted options to purchase a total of 2,133,004 of our common shares to certain of our directors and employees under the employee share option scheme, without giving effect to options that were exercised or terminated. See “Management — Share Option Schemes.”

In February 2010, we agreed to issue upon the completion of this offering to Brean Murray, Carret & Co. LLC and I-Bankers Securities, Inc., as representatives of the underwriters, warrants to purchase an aggregate number of our common shares equal to 5% of the common shares sold in this offering at an exercise price equal to 120% of the offering price of the common shares sold in this offering. Assuming the underwriters exercise the over-allotment option in full, the warrants will be exercisable to purchase 442,750 common shares. See “Underwriting.”

Issuance of Additional Common Shares or Preference Shares

Our Amended and Restated Memorandum and Articles of Association authorizes our board of directors to issue additional common shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Amended and Restated Memorandum and Articles of Association authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights and voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the common shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of common shares.

Subject to applicable regulatory requirements, our board of directors may issue additional common shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional common shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of common shares.

Registration Rights

Pursuant to our current shareholders agreement entered into in September 17, 2004, as amended by five amendment agreements in September 2007, November 2007, June 2008, December 4, 2009 and February 2010, respectively, we have granted certain rights to holders of our Class A preference shares, Class B preference shares, Class C preference shares, Class D preference shares, Class E preference shares and Class G preference shares. Set forth below is a description of the registration rights granted under the shareholders agreement, as amended.

Demand Registration Rights.  From the earlier of (i) September 16, 2006 and (ii) 180 days after the closing of this offering, holders of at least 50% of the registrable securities have the right to demand that we file a registration statement covering the offer and sale of their registrable securities. We, however, are not obligated to proceed with a demand registration if we have already effected two demand registrations. However, we have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith judgment that the filing of a registration statement would be materially detrimental to our company and shareholders, provided that within the past 12 months we have not already exercised this right. Furthermore, if such demanding shareholders decide to distribute the registrable securities in an underwriting, the underwriter may limit the number of shares to be underwritten based on market conditions, provided that the number of shares to be included in such underwriting will first be allocated to each holder of the registrable securities on a pro rata basis based on the total number of registrable securities it holds, before any number of securities is allocated to our company or other shareholders.

Piggyback Registration Rights.  If we propose to file a registration statement for a public offering of our securities, we must offer holders of the registrable securities an opportunity to include in this registration all or any part of their registrable securities. Filings relating to an employee benefit plan are excluded from this requirement. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in an underwriting covered by the applicable registration statement, if they determine in good faith that this is required by marketing factors. In such a case, the number of securities to be included in such underwriting will be allocated:

•	first, to our company;

•	second, to each holder of the registrable securities on a pro rata basis based on the total number of registrable securities it holds; and

•	third, to other shareholders.

Form F-3 or S-3 Registration Rights.  Any holder of the registrable securities has the right to request that we file a registration statement under Form F-3 or S-3, or any similar short-form registration statement. If our board of directors determines in good faith judgment that the filing of such a registration statement would be materially detrimental to our company and shareholders, we have the right to defer such filing for up to 90 days, provided that within the past 12 months we have not already exercised this right. Furthermore, we are not obligated to file a registration statement on Form F-3 or S-3, or any similar short-form registration statement, if:

•	within 30 days of receipt of such request from any holder of the registrable securities, we give notice to such holder that we intend to make a public offering within 90 days, provided that within the past 12 months we have not already exercised this right;

•	such short-form registration statement is proposed to be filed in any jurisdiction in which we would be required to qualify to do business or to execute a general consent to service of process in effecting such registration; or

•	we have made such filing within the past six months.

we are required to effect only one registration statement on Form F-3 or S-3.

Expenses of Registration.  We will pay all registration expenses relating to any demand, Form F-3 or S-3, or piggyback registration as described above.

Inspection of Books and Records

Holders of our common shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A. has agreed to act as the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York  10013. ADSs represent rights and interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A, Hong Kong branch, located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

We will appoint Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.  20549 and from the SEC’s website (http://www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized, and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive two common shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Other Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands and other applicable laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Common Shares

Whenever we make a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to-common shares ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-common shares ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new common shares so distributed.

No such distribution of new ADSs will be made if it would violate the U.S. securities laws or any other applicable laws or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional common shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new common shares other than in the form of ADSs.

The depositary may not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and we have provided all of the documentation contemplated in the deposit agreement. In addition, no election will be made available to you if it would violate the U.S. securities laws or any other applicable laws. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, common shares or rights to purchase additional common shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary may not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will timely notify the depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Common Shares

The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or other reclassification of such common shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the common shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Common Shares

The depositary may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of common shares to the custodian. Your ability to deposit common shares and receive ADSs may be limited by legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.

•	You are duly authorized to deposit the common shares.

•	The common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The common shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other governmental charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Common Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by your ADSs. The voting rights of holders of common shares are described in “Description of Share Capital — Voting Rights Attaching to the Shares” above.

At our request, the depositary will distribute to you any notice of shareholders meetings received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs as follows: (i) in the event voting takes place at a shareholders’ meeting by a show of hands, the depositary will instruct the custodian to vote in accordance with the voting instructions received from a majority of holder of ADSs who provided voting instructions and (ii) in the event voting takes place at a shareholder meeting by poll, the depositary will instruct the custodian to vote the securities represented by the holder’s ADSs in accordance with the written instructions received from the holders of the ADSs.

If you do not vote, the depositary will give us a discretionary proxy to vote our common shares underlying your ADSs at shareholders meetings, unless:

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.

If voting is by show of hands, securities for which no voting instructions have been received will not be voted. Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees

• Issuance of ADSs	Up to $0.05 per ADS issued
• Cancellation of ADSs	Up to $0.05 per ADS canceled
• Distribution of cash dividends or other cash distributions	Up to $0.05 per ADS held
• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to $0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to $0.05 per ADS held
• Depositary Services	Up to $0.05 per ADS held on the applicable record date(s) established by the Depositary
• Transfer of ADRs	Up to $1.50 per certificate presented for transfer

As an ADS holder you will also be responsible for paying certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	fees for the transfer and registration of common shares charged by the registrar and transfer agent for the common shares in the Cayman Islands (i.e., upon deposit and withdrawal of common shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	taxes and duties upon the transfer of securities (e.g., when common shares are deposited or withdrawn from deposit); and

•	fees and expenses incurred in connection with the delivery or servicing of common shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary banks by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary banks and by the brokers (on behalf of their clients) delivering the ADSs to the depositary banks for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary banks to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividends, rights), the depositary banks charge the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary banks send invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary banks generally collects their fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

The depositary may reimburse our company for certain expenses incurred by us in respect of the ADR program established pursuant to this deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as our company and the Depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	We disclaim any liability for the exercise voting rights in respect of the deemed discretion proxies by ADS holders.

•	The depositary and we disclaim any liability for any failure to determine the lawfulness or practicality of any action and any foreign exchange exposure or loss incurred in connection with any distribution, and the depositary disclaims any liability for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of ADSs, for the creditworthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our amended and restated Memorandum and Articles of Association or in any provisions of securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting common shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of common shares or release common shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

TAXATION

The taxation of income and capital gains of holders of ADSs or common shares is subject to the laws and practices of jurisdictions in which holders of ADSs or common shares are resident or otherwise subject to tax. The following sets forth the Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs. The following summary of certain relevant taxation provisions is based on current law and practice, is subject to change and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in ADSs or common shares. In particular, the discussion does not address the tax consequences under state, local and other laws. Accordingly, you should consult your own tax adviser regarding the tax consequences of an investment in the ADSs or common shares. The discussion is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which are subject to changes.

Cayman Islands Taxation

To the extent the following discussion relates to Cayman Islands law with respect to the income tax consequences of an investment in our ADSs, it represents the opinion of Conyers Dill & Pearman.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations, and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of ADSs or shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of common shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Cabinet:

•	that no law which is enacted in the Cayman Islands after the date of the undertaking imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

•	that no aforesaid tax or any tax in the nature of estate duty or inheritance tax shall be payable (i) on the shares, debentures or other obligations of the Company or (ii) by way of the withholding in whole or in part of any relevant payment.

The undertaking for us is for a period of 20 years from September 22, 2009.

PRC Taxation

See “Regulation — Tax.”

United States Federal Income Taxation

This section describes the material United States federal income tax consequences of owning and disposing of ADSs or our common shares. It is the opinion of Sullivan & Cromwell LLP, our United States tax counsel. It applies to you only if you acquire your ADSs in this offering and you hold your ADSs or our common shares as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10% or more of our voting stock,

•	a person that holds ADSs or our common shares as part of a straddle or a hedging or conversion transaction,

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar, or

•	a partnership or other pass-through entity for U.S. federal income tax purposes.

If a partnership or other pass-through entity holds the ADSs or our common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the ADSs or our common shares, you should consult your own tax advisors.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

You are a U.S. holder if you are a beneficial owner of ADSs or our common shares and you are:

•	a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) organized under the laws of the United States, any State or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

A “non-U.S. holder” is a beneficial owner of ADSs or our common shares that is not a United States person for United States federal income tax purposes.

You should consult your own tax adviser regarding the United States federal, state and local, and other tax consequences of owning and disposing of ADSs or our common shares in your particular circumstances.

This discussion addresses only United States federal income taxation.

In general, and taking into account the earlier assumptions, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the shares represented by those ADRs. Exchanges of shares for ADRs, and ADRs for shares, generally will not be subject to United States federal income tax.

Taxation of Dividends

U.S. Holders.  Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes), including any amount withheld in respect of PRC taxes, is subject to United States federal income taxation. If you are a non-corporate U.S. holder, including an individual, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15%, provided that you hold the ADSs or our common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the ADSs or our common shares generally will be qualified dividend income, provided that, in the year that you receive the dividend, the ADSs or our common shares are readily tradable on an established securities market in the United States. The NASDAQ Global Market would likely qualify as an established securities market in the United States.

The dividend is taxable to you when the depositary receives the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the ADSs or our common shares and thereafter as capital gain. Notwithstanding the foregoing, we do not intend to maintain information of earnings and profits as determined for U.S. federal income tax purposes and consequently, any dispositions generally must be reported as dividend income for U.S. federal income tax purposes.

Dividends will be income from sources outside the United States and, depending on your circumstances, will be either “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

Non-U.S. Holders.  If you are a non-U.S. holder, dividends paid to you in respect of ADSs or our common shares will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States or, if an applicable income tax treaty so requires as a condition for you to be subject to United States federal income tax on a net basis with respect to such income, the dividends are attributable to a permanent establishment that you maintain in the United States. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% or a lower rate if you are eligible for the benefits of an applicable tax treaty.

Taxation of Capital Gains

U.S. Holders.  Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your ADSs or the common shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize on your disposition and your tax basis, determined in U.S. dollars, in your ADSs common shares. The amount realized by a U.S. holder will include the gross amount of the proceeds of the disposition before deduction of any PRC tax. A U.S. holder’s basis in the ADSs or our common shares will generally equal the amount the U.S. holder paid for the ADSs or our common shares. Capital gain of a non-corporate U.S. holder, including an individual, is generally taxed at a preferential rate where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-U.S. Holders.  If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your ADSs or our common shares unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States and, if an applicable income tax treaty so requires as a condition for you to be subject to United States federal income tax on a net basis with respect to such income, the gain is attributable to a permanent establishment that you maintain in the United States, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions exist.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate.

PFIC Rules.  We believe that our ADSs or common shares should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. There can be no assurance that we are not currently a PFIC or that we will not become a PFIC in the future.

In general, if you are a U.S. holder, we will be a PFIC with respect to you if for any taxable year in which you held our ADSs or common shares:

•	at least 75% of our gross income for the taxable year is passive income; or

•	at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

If we are treated as a PFIC, and you are a U.S. holder, you will be subject to certain reporting requirements and special rules with respect to:

•	any gain you realize on the sale or other disposition of your ADSs or our common shares, and

•	any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the ADSs or our common shares during the three preceding taxable years or, if shorter, your holding period for the ADSs or our common shares).

Under these rules:

•	the gain or excess distribution will be allocated ratably over your holding period for the ADSs or our common shares,

•	the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income,

•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior year in which we were a PFIC.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating loss, and gains realized on the transfer of the ADSs or our common shares cannot be treated as capital gains, even if you hold the ADSs or our common shares as capital assets.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

The special PFIC tax rules described above will not apply to you if you make a QEF election, that is, if you elect to have us treated as a qualified electing fund and we provide certain required information to you. However, please note that we do not intend to provide U.S. holders with such information as may be required to make a QEF election effective.

If you own ADSs or common shares in a PFIC that are treated as marketable stock, you may make a mark-to-market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your ADSs or our common shares that you may hold at the end of the taxable year over your adjusted basis in your ADSs or our common shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your ADSs or our common shares that you may hold over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the ADSs or in our common shares that you may hold will be adjusted to reflect any such income or loss amounts.

In addition, notwithstanding any election you make with regard to the ADSs or our common shares, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Moreover, your ADSs or common shares of our company that you may hold will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your ADSs or common shares of our company, even if we are not currently a PFIC. For purposes of this rule, if you make a mark-to-market election with respect to your ADSs or common shares of our company that you may hold, you will be treated as having a new holding period in your ADSs or our common shares beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for United States federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

If you own ADSs or our common shares during any year that we are a PFIC with respect to you, you must file Internal Revenue Service Form 8621. Further, if we are regarded as a PFIC and if new proposed legislation is enacted into law, a U.S. holder of ADSs or common shares may be required to file an annual information report even if such person did not recognize gain on the sale of such PFIC stock, receive a distribution from such PFIC, or make a QEF election with respect to such PFIC.

Backup Withholding and Information Reporting.

If you are a non-corporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of ADSs or our common shares effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by us or another non-United States payor, and

•	other dividend payments and the payment of the proceeds from the sale of ADSs or our common shares effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of ADSs or our common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of ADSs or our common shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of ADSs or our common shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. Brean Murray, Carret & Co., LLC and I-Bankers Securities, Inc. are acting as representatives of the underwriters. The address of Brean Murray, Carret & Co., LLC is 570 Lexington Avenue, New York, NY 10022. The address of I-Bankers Securities, Inc. is 505 Park Avenue, 3rd Floor, New York, NY 10022.

The underwriting agreement provides for the purchase of a specific number of ADSs by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of ADSs, but is not responsible for the commitment of any other underwriter to purchase ADSs. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of ADSs set forth opposite its name below:

Underwriter	Number of ADSs

Brean Murray, Carret & Co., LLC
I-Bankers Securities, Inc.

Total	3,850,000

The underwriters have agreed to purchase all of the ADSs offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase ADSs, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The ADSs should be ready for delivery on or about           against payment in immediately available funds. The underwriters are offering the ADSs subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the ADSs directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the ADSs to other securities dealers at such price less a concession of $      per ADS. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $      per ADS to other dealers. After the ADSs are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 577,500 additional ADSs from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase ADSs covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount, but not the non-accountable expense allowance. If this option is exercised in full, the total price to public will be $           and the total proceeds to us will be $          . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional ADSs proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount and allowance to be paid to the underwriters by us:

		Total without	Total with Full
		Exercise of the	Exercise of
		Over-Allotment	Over-Allotment
	Per Share	Option	Option

Underwriting discounts and commissions	$	$	$
Non-accountable expense allowance(1)	$	$	$

(1)	The non-accountable expense allowance of 1% of the gross proceeds of this offering is payable to Brean Murray, Carret & Co. LLC and I-Bankers Securities, Inc. with respect to the ADSs sold on a firm commitment basis.

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $5,000,026.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed to issue to Brean Murray, Carret & Co. LLC and I-Bankers Securities, Inc., as representatives of the underwriters, for $100, warrants to purchase an aggregate number of our common shares equal to 5% of the common shares sold in this offering at an exercise price of 120% of the offering price of the common shares sold in this offering. Such warrants are exercisable commencing 540 days after the effective date of the registration statement related to this offering, and will expire five years from the effective date of the registration statement. In addition, the warrants are not redeemable by us, and allow for “cashless” exercise. The warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying common shares during the five year period commencing on the effective date and fully comply with Rule 5110(f)(2)(H), including restrictions on anti-dilution terms. Pursuant to the rules of FINRA, in particular Rule 5110(g)(1), the warrants (and underlying common shares) may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the common shares offered; provided, however, that the warrants (and underlying common shares) may be transferred to officers or partners of Brean Murray, Carret & Co. LLC and I-Bankers Securities, Inc. as long as the warrants (and underlying common shares) remain subject to the lock-up restrictions.

We, our officers and directors and all of our existing shareholders have agreed to a 180 day “lock up” with respect to all of our ADSs and other of our securities that they beneficially own, including securities that are convertible into our common shares or ADSs and securities that are exchangeable or exercisable for our common shares or ADSs. This means that, for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Brean Murray, Carret & Co., LLC and I-Bankers Securities, Inc. If (i) during the last 17 days of the 180 day lock up period, we issue an earnings release or material news or a material event occurs or (ii) before the expiration of the 180 day lock up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180 day lock up period, the lock up restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Certain of our directors and one of our major shareholders have indicated to the underwriters and our company an intention to participate in this offering through the purchase of ADSs of approximately $575,000 offered in this offering. None of such directors or the major shareholder is currently under any obligation to purchase any ADSs in this offering and their interest in purchasing ADSs in this offering is not a commitment to do so. The underwriters have indicated to our company that any potential sale of the ADSs offered in this offering to those directors and the major shareholder will be at the initial public offering price and on the same terms as those applicable to other investors in this offering. ADSs that may be purchased by such directors and the major shareholder in this offering will also be subject to the lock-up restrictions summarized in the preceding paragraph for a 180-day period.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the ADSs offered by this prospectus.

There is no established trading market for the ADSs. The offering price for the ADSs has been determined by us and the representatives, based on the following factors:

•	the history and prospects for the industry in which we compete;

•	our past and present operations;

•	our historical results of operations;

•	our prospects for future business and earning potential;

•	our management;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of securities of generally comparable companies;

•	the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us; and

•	other factors deemed to be relevant.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase ADSs before the distribution of the ADSs is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions — The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the ADSs, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions — The underwriters may sell more ADSs in connection with this offering than the number of ADSs than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional ADSs in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing ADSs in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market, as compared to the price at which they may purchase ADSs through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the ADSs that could adversely affect investors who purchase ADSs in this offering.

•	Penalty bids — If the representatives purchase ADSs in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those ADSs as part of this offering.

•	Passive market making — Market makers in the ADSs who are underwriters or prospective underwriters may make bids for or purchases of ADSs, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our ADSs may have the effect of raising or maintaining the market price of our ADSs or preventing or mitigating a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the ADSs if it discourages resales of the ADSs.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the ADSs. These transactions may occur on NASDAQ Global Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus:  A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such preliminary prospectus. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of ADSs described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the ADSs that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representative for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of ADSs described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information regarding the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the ADSs have not authorized and do not authorize the making of any offer of ADSs through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ADSs as contemplated in this prospectus. Accordingly, no purchaser of the ADSs, other than the underwriters, is authorized to make any further offer of the ADSs on behalf of the sellers or the underwriters.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced

(in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs and common shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The ADSs offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in

Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Australia

No prospectus or other disclosure document as defined in the Corporations Act 2001 of Australia in relation to the ADSs has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Each underwriter has represented and agreed that it:

(i)	has not made or invited, and will not make or invite, an offer of the ADSs or ordinary shares for issue or sale in Australia, including an offer or invitation which is received by a person in Australia; and

(ii)	has not distributed or published, and will not distribute or publish, the prospectus or any other offering material or advertisement relating to the ADSs in Australia, unless, in either case (i) or (ii):

(a)	the minimum aggregate consideration payable by each offeree or invitee is at least A$500,000 (or its equivalent in other currencies), disregarding moneys lent by the offeror or its associates, or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Australian Corporations Act; and

(b)	such action complies with all applicable laws and regulations.

People’s Republic of China

This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the People’s Republic of China. The ADSs and ordinary shares may not be offered or sold, directly or indirectly, in the People’s Republic of China. For the purposes of this paragraph, the People’s Republic of China excludes Hong Kong, Macau and Taiwan.

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the ADSs has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer to sell, resell, transfer or deliver directly or indirectly, any ADSs, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the ADSs or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of ADSs to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the company to be in violation of the Belgian ADS laws.

Israel

In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981;

(d)	a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(f)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(g)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(h)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(i)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(j)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(k)	an entity, other than an entity formed for the purpose of purchasing ADSs in this offering, in which the shareholders’ equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

The offering of the ADSs offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian ADSs legislation and, accordingly, the ADSs offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus or any other document relating to the ADSs offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the ADSs offered hereby or distribution of copies of this prospectus or any other document relating to the ADSs offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the ADSs offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will only be made to qualified investors in Sweden. This offering will be made to no more than 100 persons or entities in Sweden.

Switzerland

The ADSs offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The company has not applied for a listing of the ADSs being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated ADS market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The ADSs being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of ADSs.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in ADSs.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth an itemization of expenses, excluding underwriting discounts and commissions and the non-accountable expense allowance, which are expected to be incurred in connection with this offering:

SEC registration fee	$2,526
FINRA filing fee	$6,500
NASDAQ listing fee	$100,000
Legal fees and expenses	$2,100,000
Accounting fees and expenses	$1,700,000
Printing fees	$450,000
Other fees and expenses	$641,000

Total	$5,000,026

All amounts are estimated, except the Securities and Exchange Commission registration fee, the NASDAQ listing fee and the FINRA filing fee.

LEGAL MATTERS

The validity of the ADSs under New York law will be passed upon for us by Sullivan & Cromwell LLP. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners. The validity of the common shares represented by the ADSs offered in this offering and certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper Hong Kong with respect to matters of New York law and by Commerce & Finance Law Offices with respect to matters of PRC law. Sullivan & Cromwell LLP may rely upon Fangda Partners and Conyers Dill & Pearman with respect to matters governed by PRC law and Cayman Islands law, respectively. DLA Piper Hong Kong may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of December 31, 2006, 2007, 2008 and September 30, 2009 and for each of the years in the three-year period ended December 31, 2006, 2007, 2008 and the nine months ended September 30, 2009 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern) of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given upon their authority as experts in auditing and accounting.

The financial statements of Yarun for the year ended, and as of, December 31, 2008 and the nine months ended, and as of, September 30, 2009, the financial statements of Yanhuang for the year ended, and as of, December 31, 2007 and for the period ended, and as of, September 25, 2008 and the financial statements of Dianguang for the year ended, and as of, December 31, 2007 and the period ended, and as of, July 21, 2008 included in this prospectus have been so included in reliance upon the reports of PricewaterhouseCoopers Zhong Tian CPAs Limited Company given upon their authority as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 26th Floor, Office Tower A, Beijing Fortune Plaza, 7 Dongsanhuan Zhong Road, Chaoyang District, Beijing 100020, PRC.

The financial statements of One Media Group for the years ended, and as of, March 31, 2007, 2008 and 2009, prepared in accordance with the International Financial Reporting Standards, have been included in this prospectus in reliance upon the reports of PricewaterhouseCoopers given upon their authority as experts in auditing and accounting.

The offices of PricewaterhouseCoopers are located at 22/F, Prince’s Building, Central, Hong Kong.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares underlying the ADSs to be sold in this offering, and a registration statement on Form F-6 under the Securities Act with respect to the ADSs. This prospectus does not contain all of the information in the registration statements and their exhibits. We have omitted certain portions of the registration statement from this prospectus in accordance with the rules and regulations of the SEC.

Immediately upon completion of this offering, we will become subject to the periodic reporting and other informational requirements of the Exchange Act, as applicable to a foreign private issuer. In accordance with these requirements, we will file reports and other information with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

We will furnish to the depositary annual reports in English. Our annual reports will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP. Once the depositary receives this information and these reports, it will promptly mail such reports to all holders of record of ADSs. We also will furnish to the depositary in English all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary.

For further information with respect to us and the shares and ADSs being offered hereby, please refer to the registration statements, including their exhibits. You can inspect and copy the registration statements and their exhibits as well as other reports and information at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov. The information on that website is not part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company organized under the laws of the Cayman Islands, and substantially all of our assets are located outside the United States. We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York  10011, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the securities laws of the United States or of any State of the United States, or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York. However, it may be difficult for investors to enforce outside the United States judgments against us obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, all of our directors and officers and certain of the experts named herein are resident outside the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands, or the PRC, would, respectively, (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands.

Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Fangda Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law, based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. Fangda Partners has further advised us that under PRC law, a foreign judgment that does not otherwise violate basic legal principles, state sovereignty, safety or social public interest may be recognized and enforced by a PRC court, based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between the PRC and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by U.S. courts.

In making an investment decision relating to our ADSs, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell ADSs and seeking offers to buy ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of ADSs.

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INDEX TO FINANCIAL STATEMENTS

Page

REDGATE MEDIA GROUP, ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES
Report of Independent Registered Public Accounting Firm	F-3
Consolidated balance sheets as of December 31, 2007 and 2008 and September 30, 2009	F-4
Consolidated statements of operations for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 (unaudited) and 2009	F-5
Consolidated statements of shareholders’ equity/(deficit) and comprehensive income/(loss) for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2009	F-6
Consolidated statements of cash flows for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 (unaudited) and 2009	F-7
Notes to the consolidated financial statements for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 (unaudited) and 2009	F-8

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Introduction to unaudited pro forma condensed consolidated financial information	F-59
Unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008	F-60
Unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2009	F-62
Unaudited pro forma condensed consolidated balance sheet as at September 30, 2009	F-63

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED
Report of Independent Registered Public Accounting Firm	F-65
Consolidated balance sheets as of December 31, 2007 and September 25, 2008	F-66
Consolidated statements of operations for the year ended December 31, 2007 and the period from January 1 to September 25, 2008	F-67
Consolidated statements of owners’ equity for the year ended December 31, 2007 and the period from January 1 to September 25, 2008	F-68
Consolidated statements of cash flows for the year ended December 31, 2007 and the period from January 1 to September 25, 2008	F-69
Notes to the consolidated financial statements for the year ended December 31, 2007 and the period from January 1 to September 25, 2008	F-70

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED
Report of Independent Registered Public Accounting Firm	F-82
Balance sheets as of December 31, 2007 and July 21, 2008	F-83
Statements of operations for the year ended December 31, 2007 and the period from January 1 to July 21, 2008	F-84
Statements of owners’ equity for the year ended December 31, 2007 and the period from January 1 to July 21, 2008	F-85
Statements of cash flows for the year ended December 31, 2007 and the period from January 1 to July 21, 2008	F-86
Notes to the financial statements for the year ended December 31, 2007 and the period from January 1 to July 21, 2008	F-87

Report of Independent Registered Public Accounting Firm

To: The Board of Directors and Shareholders of Redgate Media Group:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity/(deficit) and comprehensive income/(loss) and cash flows present fairly, in all material respects, the financial position of Redgate Media Group (the “Company”) and its subsidiaries at December 31, 2007, 2008 and September 30, 2009 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 and the nine months ended September 30, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company requires additional financing to fund its cash payments for acquisition consideration obligations coming due in the next twelve months and has accumulated deficit and negative operating cash flows. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 2(y) to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests in 2009.

/s/PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Beijing, the People’s Republic of China
December 7, 2009, except for Notes 26(b), (c), (d), (e), (f), (g), (h), (i) and (j), which are as of March 29, 2010.

REDGATE MEDIA GROUP

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2008 AND SEPTEMBER 30, 2009

				September 30,
		December 31,			2009
	Notes	2007	2008	2009	Pro-forma
		US $	US $	US $	US $
		(Restated)	(Restated)		(Unaudited)
		(Note 2(y))	(Note 2(y))		(Note 29)
		(All amounts presented in US dollars,
		except number of shares)

ASSETS
Current assets:
Cash and cash equivalents	2(d)	6,789,686	8,925,707	7,504,245	7,504,245
Restricted cash	2(e)	—	—	872,456	872,456
Marketable securities	8(a), 2(f)	—	1,085,061	1,256,331	1,256,331
Accounts receivable, net of allowance for doubtful accounts of nil, $54,672 and $47,005 as of December 31, 2007 and 2008 and September 30, 2009	2(g)	1,015,657	5,063,623	9,116,350	9,116,350
Prepaid advertising placement service cost		249,897	5,785,794	3,312,799	3,312,799
Amounts due from related parties	23	983,361	938,044	1,617,318	1,617,318
Deferred tax assets	16(a)	—	13,595	32,243	32,243
Other current assets	5, 2(g)	476,827	594,852	2,133,851	2,133,851

Total current assets		9,515,428	22,406,676	25,845,593	25,845,593
Property and equipment	6, 2(h)	206,084	2,162,702	1,911,467	1,911,467
Acquired intangible assets	4, 7, 2(i)	196,762	3,532,829	2,387,293	2,387,293
Investment in associates	8, 2(k)	3,240,430	—	—	—
Embedded derivative assets	14, 2(m)	1,195,441	1,643,216	1,537,104	—
Goodwill	4, 9, 2(j)	380,007	15,867,619	15,705,577	15,705,577
Other non-current assets		—	65,199	39,659	39,659

Total Assets		14,734,152	45,678,241	47,426,693	45,889,589

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Promissory notes	4(b)	—	—	817,500	817,500
Short-term borrowings	10	—	2,345,181	292,869	292,869
Accounts payable		10,965	920,834	1,531,762	1,531,762
Customer advances	2(o)	35,581	2,043,847	2,273,171	2,273,171
Accrued expenses and other current liabilities	11	1,158,663	1,533,902	2,949,333	2,888,247
Amounts due to related parties	23	—	1,051,231	43,930	43,930
Acquisition consideration payable	4, 13	560,080	12,890,332	9,263,920	9,263,920
Profit distributable to former owners of acquired business	12	88,374	1,532,313	1,342,771	1,342,771
Tax payable	16(c)	93,908	3,080,336	3,971,169	3,971,169

Total current liabilities		1,947,571	25,397,976	22,486,425	22,425,339

Deferred tax liabilities	16(a)	49,190	883,209	596,823	596,823
Shareholder loans	14, 23	1,549,964	1,549,964	1,549,964	—
Notes payable	17	—	—	5,000,000	5,000,000

Total Liabilities		3,546,725	27,831,149	29,633,212	28,022,162

Commitments	24	—	—	—	—
Convertible preferred shares ($0.0025 par value; 7,563,000, 9,206,280 and 10,727,920 multiple classes of shares authorized, 7,562,819, 8,526,860 and 10,048,467 shares issued and outstanding as of December 31, 2007 and 2008 and September 30, 2009; aggregate liquidation value of 18,290,064, 27,090,064 and 37,090,064 as of December 31, 2007 and 2008 and September 30, 2009, none outstanding on a pro-forma basis as of September 30, 2009)	21	18,290,064	27,090,064	27,093,868	—

Shareholders’ (Deficit)/Equity
Common shares ($0.0025 par value; 368,219,600 shares authorized and 5,641,694 shares issued and outstanding as of December 31, 2007 and 2008 and September 30, 2009; 14,736,593 shares outstanding on a pro-forma basis as of September 30, 2009)	19, 28	14,104	14,104	14,104	36,841
Additional paid-in capital		2,026,615	2,033,201	2,037,721	31,158,816
Statutory reserves	2(w)	5,735	135,582	135,582	135,582
Accumulated deficit		(9,358,146)	(16,930,973)	(17,015,200)	(18,991,218)
Accumulated other comprehensive income		209,055	1,836,260	1,633,934	1,633,934

Total Redgate Media Group Shareholders’ (Deficit)/Equity		(7,102,637)	(12,911,826)	(13,193,859)	13,973,955

Non-controlling interests	22	—	3,668,854	3,893,472	3,893,472

Total Shareholders’ (Deficit)/Equity		(7,102,637)	(9,242,972)	(9,300,387)	17,867,427

Total Liabilities, Convertible Preferred Shares and Shareholders’ (Deficit)/Equity		14,734,152	45,678,241	47,426,693	45,889,589

The accompanying notes are an integral part of these consolidated financial statements.

REDGATE MEDIA GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 2006, 2007, 2008 AND THE NINE MONTHS ENDED
SEPTEMBER 30, 2008 (UNAUDITED) AND 2009

					For the Nine Months Ended
		For the Year Ended December 31,			September 30,
	Notes	2006	2007	2008	2008	2009
		US $	US $	US $	US $	US $
		(Restated)	(Restated)	(Restated)	(Unaudited)
		(Note 2(y))	(Note 2(y))	(Note 2(y))
		(All amounts presented in US dollars, except number of shares)

Revenues
Advertising placement services	2(n)	2,272,070	3,998,504	8,916,132	3,664,892	17,776,625
Advertising production services	2(n)	92,361	193,467	425,269	285,884	119,327
Public relations and events services	2(n)	—	—	1,211,425	974,536	1,152,918
Other services	2(n)	—	109,706	590,233	353,980	60,252

Total revenues		2,364,431	4,301,677	11,143,059	5,279,292	19,109,122
Less: Business tax and related surcharges	16(b)	(43,709)	(72,187)	(363,876)	(164,929)	(762,043)

Total net revenues		2,320,722	4,229,490	10,779,183	5,114,363	18,347,079

Operating costs and expenses
Advertising placement and production costs	2(q)	2,412,917	3,919,413	7,807,620	3,518,415	11,572,962
Salary and employee benefits	2(v)	1,197,348	1,405,411	3,138,806	2,161,228	2,321,779
Selling and marketing		434,848	598,677	280,593	179,067	164,775
General and administrative		1,134,326	1,659,890	2,372,346	1,392,938	1,882,819
Amortization of intangibles assets	7	—	12,434	1,089,652	369,144	1,141,655
Impairment loss on goodwill		266,055	—	—	—	—

Total operating costs and expenses		5,445,494	7,595,825	14,689,017	7,620,792	17,083,990

(Loss)/Income from operations		(3,124,772)	(3,366,335)	(3,909,834)	(2,506,429)	1,263,089

Change in fair value of embedded derivatives	14, 2(m)	1,521,009	(65,628)	358,475	350,060	(16,823)
Impairment loss on marketable securities	8(a)	—	—	(2,731,856)	(2,718,085)	—
Interest income		125,116	88,002	114,757	83,043	20,242
Interest expense		—	—	(78,729)	(27,997)	(174,156)
Other (expense)/income, net	8(b), 15	(38,907)	(26,445)	(158,754)	(249,868)	290,764

(Loss)/Income before income taxes, investment in associates and non-controlling interests		(1,517,554)	(3,370,406)	(6,405,941)	(5,069,276)	1,383,116
Income tax benefit/(expense)	16(a), 2(t)	—	3,109	(285,772)	(137,915)	(1,298,423)

(Loss)/Income before investment in associates and non-controlling interests		(1,517,554)	(3,367,297)	(6,691,713)	(5,207,191)	84,693

(Loss)/income from investments in associates	8(a), 8(c)	(3,659,022)	97,596	(767,093)	(735,544)	—

Net (loss)/Income		(5,176,576)	(3,269,701)	(7,458,806)	(5,942,735)	84,693

Net (income)/Loss attributable to non-controlling interest	22	—	—	15,826	54,801	(168,920)

Net loss attributable to Redgate Media Group		(5,176,576)	(3,269,701)	(7,442,980)	(5,887,934)	(84,227)

Net loss per share:
Basic	18, 2(x)	(0.92)	(0.58)	(1.32)	(1.04)	(0.01)
Diluted	18, 2(x)	(0.92)	(0.58)	(1.34)	(1.07)	(0.01)
Weighted average number of shares outstanding:
Basic	18, 2(x)	5,641,694	5,641,694	5,641,694	5,641,694	5,641,694
Diluted	18, 2(x)	5,641,694	5,641,694	5,830,359	5,830,359	5,641,694

The accompanying notes are an integral part of these consolidated financial statements.

REDGATE MEDIA GROUP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY/(DEFICIT) AND COMPREHENSIVE INCOME/(LOSS) FOR THE
YEARS ENDED DECEMBER 31, 2006, 2007 AND 2008 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2009

			Redgate Media Group Shareholders’ Deficit
			Common Shares					Accumulated other
		Comprehensive	Number of		Additional	Statutory	Accumulated	Comprehensive	Non-controlling
	Total	Income	Shares	Amount	Paid-in Capital	Reserves	Deficit	(Loss)/Income	Interests
	US$	US$		US$	US$	US$	US$	US$	US$
	(All amounts presented in US dollars, except number of shares)

Balance at January 1, 2006	1,208,832	—	5,641,694	14,104	2,022,563	—	(906,134)	(36,974)	115,273

Equity interest increase in a subsidiary	(115,273)	—	—	—	—	—	—	—	(115,273)
Share-based compensation	2,018	—	—	—	2,018	—	—	—	—
Comprehensive (loss)/income:
Net loss	(5,176,576)	(5,176,576)	—	—	—	—	(5,176,576)	—	—
Other comprehensive income:
Foreign currency translation	86,703	86,703	—	—	—	—	—	86,703	—

Total comprehensive loss	(5,089,873)	(5,089,873)	—	—	—	—	—	—	—

Balance at December 31, 2006	(3,994,296)		5,641,694	14,104	2,024,581	—	(6,082,710)	49,729	—

Share-based compensation	2,034	—	—	—	2,034	—	—	—	—
Statutory reserves	—	—	—	—	—	5,735	(5,735)	—	—
Comprehensive (loss)/income:
Net loss	(3,269,701)	(3,269,701)	—	—	—	—	(3,269,701)	—	—
Other comprehensive income:
Foreign currency translation	159,326	159,326	—	—	—	—	—	159,326	—
Total other comprehensive income	159,326	159,326	—	—	—	—	—	—	—

Total comprehensive loss	(3,110,375)	(3,110,375)	—	—	—	—	—	—	—

Balance at December 31, 2007	(7,102,637)		5,641,694	14,104	2,026,615	5,735	(9,358,146)	209,055	—

Acquisition of a subsidiary	3,684,680	—	—	—	—	—	—	—	3,684,680
Share-based compensation	6,586	—	—	—	6,586	—	—	—	—
Statutory reserves	—	—	—	—	—	129,847	(129,847)	—	—
Comprehensive (loss)/income:
Net loss	(7,458,806)	(7,458,806)	—	—	—	—	(7,442,980)	—	(15,826)
Other comprehensive income/(loss):
Impact from change of functional currency on January 1, 2008	(700,167)	(700,167)	—	—	—	—	—	(700,167)	—
Foreign currency translation	2,327,372	2,327,372	—	—	—	—	—	2,327,372	—

Total other comprehensive income	1,627,205	1,627,205	—	—	—	—	—	—	—

Total comprehensive loss	(5,831,601)	(5,831,601)

Balance at December 31, 2008	(9,242,972)		5,641,694	14,104	2,033,201	135,582	(16,930,973)	1,836,260	3,668,854

Establishment of a subsidiary	58,548	—	—	—	—	—	—	—	58,548
Share-based compensation	4,520	—	—	—	4,520	—	—	—	—
Comprehensive (loss)/income:
Net income/(loss)	84,693	84,693	—	—	—	—	(84,227)	—	168,920
Other comprehensive income/(loss):
Foreign currency translation	(377,479)	(377,479)	—	—	—	—	—	(374,629)	(2,850)
Unrealized gains on marketable securities	172,303	172,303	—	—	—	—	—	172,303	—

Total other comprehensive loss	(205,176)	(205,176)	—	—	—	—	—		—

Total comprehensive loss	(120,483)	(120,483)	—	—	—	—	—	—	—

Balance at September 30, 2009	(9,300,387)		5,641,694	14,104	2,037,721	135,582	(17,015,200)	1,633,934	3,893,472

The accompanying notes are an integral part of these consolidated financial statements.

REDGATE MEDIA GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED 2006, 2007 AND 2008 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED) AND 2009

				For the Nine Months Ended
	For the Years Ended December 31,			September 30,
	2006	2007	2008	2008	2009
	US $	US $	US $	US $	US $
				(Unaudited)
	(All amounts presented in US dollars, except number of shares)

Cash flows from operating activities:
Net (loss)/income	(5,176,576)	(3,269,701)	(7,458,806)	(5,942,735)	84,693
Adjustments to reconcile net (loss)/income to net cash used in operating activities:
Depreciation and amortization	81,001	103,043	1,391,050	596,576	1,475,342
Share-based compensation	2,018	2,034	6,586	4,818	4,520
Loss/(income) from investment in associates	3,659,022	(97,596)	767,093	735,544	—
Disposal gain from investment in an associate	—	(27,009)	—	—	—
Impairment of goodwill	266,055	—	—	—	—
Provision for allowance for doubtful accounts	—	166,619	7,654	169	4,205
Interest expense	—	—	78,729	27,997	61,086
Change in fair value of embedded derivatives	(1,521,009)	65,628	(358,475)	(350,060)	16,823
Impairment loss on available-for-sale securities	—	—	2,731,856	2,718,085	—
Deferred income tax	—	3,109	(272,412)	(92,286)	(304,067)
Foreign exchange (gain)/loss	(38,907)	(53,550)	220,099	236,652	(24,772)
Changes in operating assets and liabilities:
Restricted cash	—	—	—	—	(872,060)
Accounts receivable	(1,068,152)	(85,006)	805,882	(1,013,424)	(4,055,705)
Prepaid advertising placement service cost	(224,200)	(25,697)	(2,708,930)	2,006,295	2,466,369
Amounts due from related parties	(252,293)	(731,068)	408,572	372,767	(679,858)
Other current assets	(570)	(373,348)	139,214	(2,268,430)	(1,538,867)
Other non-current assets	—	115,324	(65,199)	(65,217)	(59,762)
Accounts payable	18,378	(7,413)	(153,520)	116,935	611,527
Customer advances	119,953	(84,372)	(11,674)	68,215	231,165
Accrued expenses and other current liabilities	431,715	628,212	376,514	857,418	1,355,162
Amounts due to related parties	—	—	(1,006,061)	(997,308)	(1,005,843)
Tax payable	—	93,908	1,076,315	929,782	893,358

Net cash used in operating activities	(3,703,565)	(3,576,883)	(4,025,513)	(2,058,207)	(1,336,684)

Cash flows from investing activities:
Purchase of property and equipments	(168,122)	(37,756)	(1,407,946)	(1,201,534)	(84,664)
Cash payments for acquisitions of VIEs/subsidiaries, net of the acquired cash	—	163,511	(3,169,281)	(2,101,312)	(2,956,379)
Cash dividends received from marketable securities	—	—	91,392	—	—

Net cash (used in)/provided by investing activities	(168,122)	125,755	(4,485,835)	(3,302,846)	(3,041,043)

Cash flows from financing activities:
Proceeds from issuance of preferred shares	—	7,500,000	8,800,000	8,800,000	3,804
Proceeds from short-term borrowings	—	—	1,173,380	890,085	—
Repayments of short-term borrowings	—	—	—	—	(2,049,150)
Proceeds from promissory notes	—	—	—	—	5,000,000

Net cash provided by financing activities	—	7,500,000	9,973,380	9,690,085	2,954,654

Net (decrease)/increase in cash	(3,871,687)	4,048,872	1,462,032	4,329,032	(1,423,073)

Effect of change in foreign exchange rates	(43,157)	211,523	673,989	622,189	1,611
Cash and cash equivalents at the beginning of the year/period	6,444,135	2,529,291	6,789,686	6,789,686	8,925,707

Cash and cash equivalents at the end of the year/period	2,529,291	6,789,686	8,925,707	11,740,907	7,504,245

Supplemental disclosures of cash flow information:
1. Cash paid for income taxes	—	—	(332,178)	(67,738)	(850,566)
2. Cash paid for interest	—	—	—	—	(113,071)
Supplemental disclosures of non-cash investing activities:
1. Reversal of deferred disposal gain relating to investment in associate (refer to Note 8(a))	6,902,033	—	—	—	—
2. Consideration payable for acquisition of subsidiaries/VIEs (refer to Note 13)	—	560,080	12,890,332	6,755,856	9,263,920
3. Issuance of promissory note to the former owner of Breeze in settlement for consideration payable (refer to Note 4(b))	—	—	—	—	817,500

The accompanying notes are an integral part of these consolidated financial statements.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2007 AND 2008
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED) AND 2009
(All amounts presented in US dollars, unless otherwise stated)

1.	Organization and principal activities

The accompanying consolidated financial statements include the financial statements of Redgate Media Group (“Redgate” or the “Company”, formerly known as Redgate Media Inc. and changed to current name on January 29, 2009), its subsidiaries, its variable interest entities (“VIEs”) and the subsidiaries of its VIEs (collectively, the “Group”).

The Company is a limited liability company incorporated in the Cayman Islands on January 8, 2003. The Group is principally engaged in production of radio programs, placement of advertising and provision of advertising services in the People’s Republic of China (the “PRC” or “China”).

As of September 30, 2009, details of the Company’s subsidiaries, VIEs and VIE’s subsidiaries are as follows:

	Place of Incorporation/	Date of	Percentage of
Name	Establishment	Incorporation/Acquisition	Economic Ownership

Direct Subsidiaries:

Redgate Media (Hong Kong) Limited (“Redgate HK”)	Hong Kong (“HK”)	March 5, 2003	100%
RGM Ventures Limited (“RGM”)	British Virgin Islands (“BVI”)	January 22, 2004	100%
Indirect Subsidiaries:

Redgate Radio Limited (“Radio”)	BVI	September 21, 2005	100%
Pacific Asia Mode Cube Limited (“PAMC”)	HK	January 11, 2006	100%
Redgate Media (Beijing) Co. Limited (“Redgate Beijing”)	PRC	November 5, 2003	100%
Redgate Media Interactive Advertising (Beijing) Company Limited (“Interactive”)	PRC	December 21, 2006	100%
VIEs:

Redgate Media AD Company Limited (“Wanli”)	PRC	April 4, 2005	100%
Beijing Redgate Online Information Technology Company Limited (“Online”)	PRC	April 27, 2006	100%
Shanghai Hongmen Advertising Company Limited (“Hongmen”)	PRC	May 15, 2008	60%
Shanghai Dianguang Media Broadcasting Company Limited (“Dianguang”)	PRC	July 21, 2008	100%
Beijing Yanhuang Shengshi Advertising Company Limited (“Yanhuang”)	PRC	September 25, 2008	51%
Beijing Meiyixinfeng Media Technology Company Limited (“Breeze”)	PRC	October 30, 2007	100%
Alliance Online Advertising Company Limited (“Alliance”)	PRC	February 15, 2008	100%

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Place of Incorporation/	Date of	Percentage of
Name	Establishment	Incorporation/Acquisition	Economic Ownership

Subsidiaries of Wanli, a VIE:

Redgate Media (Radio) Limited (formerly known as Beijing Daren Culture Media Company Limited, hereafter, “Daren”)	PRC	November 30, 2005	80%

Due in part to the restrictions under PRC law on foreign investment in certain business activities in which some of the Group’s business divisions operate, in April 2005 and April 2006, through a series of contractual arrangements with the shareholders of Wanli and Online, which hold the licenses and approvals to provide advertising services in the PRC, the Company obtained substantial ability to control Wanli and Online through its subsidiaries, Redgate Beijing and Redgate HK, including their economic interests as set forth below. As a result of these contractual arrangements, the Company is entitled to the majority of the economic risks and rewards associated with Wanli and Online and is considered the primary beneficiary for these entities, accordingly, these entities have been consolidated with Redgate.

The Company’s relationships with Wanli and Online and their shareholders (“Nominee Shareholders”) are governed by the following contractual arrangements.

Loan agreements

Pursuant to the loan agreements entered in 2005 between Redgate HK and the Nominee Shareholders, Redgate Beijing granted the Nominee Shareholders interest-free loans repayable on demand. The Nominee Shareholders agreed to use the loan proceeds to establish Wanli and Online and acquire the business operations of various PRC entities.

Equity pledge agreements

Pursuant to equity interest pledge agreements entered in 2005 between Redgate Beijing and the Nominee Shareholders, the Nominee Shareholders pledged all of their equity interests (including voting rights) in Wanli and Online to Redgate Beijing to guarantee the fulfillment of their obligations under the loan agreements and the call option agreements.

Call option agreements

Pursuant to the call option agreements entered in 2005 between Redgate HK and the Nominee Shareholders, the Nominee Shareholders granted Redgate HK or its designated person an exclusive option to purchase from the Nominee Shareholders, to the extent permitted under PRC law, all or part of the equity interests in Wanli and Online. Redgate HK or its designated representative has sole discretion to decide when to exercise the option.

Redgate Beijing, Redgate HK and the Nominee Shareholders entered into new loan, equity pledge and call option agreements in September 2009 to confirm Redgate Beijing as the lender in the loan arrangements,

The Group has applied Financial Accounting Standards Board (“FASB”) guidance on Consolidated Variable Interest Entities, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity. Management evaluated the relationships between Redgate Beijing, Redgate HK, Wanli and Online and concluded that Redgate HK and Redgate Beijing are the primary beneficiaries through the above contractual arrangements. Accordingly, the Group consolidates Wanli and Online and their subsidiaries. The results of operations, assets and liabilities of Wanli and Online have been included in the Group’s consolidated financial statements.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies

(a)  Basis of presentation and principles of consolidation

Basis of presentation

The consolidated financial statements of the Group have been prepared under the historical cost convention, modified by the revaluation of financial assets and liabilities (including derivative financial instruments) at fair value through profit or loss. The consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

Liquidity

The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. As a result of investments made in a number of media and advertising companies in 2007 and 2008, there were acquisition consideration payables amounting to $9,263,920 as at September 30, 2009. In addition to this amount, the Company will be obligated to pay additional contingent amounts in cash or by issuing the Company’s common shares in accordance with the terms of these acquisition agreements in 2010 and 2011. The Group expects the settlement of the additional contingent amounts will be fulfilled by sources other than cash flow from operations. As of September 30, 2009, the Group has an accumulated deficit of $17,015,200 and a net cash outflow amounting to $1,423,073 for the nine months ended September 30, 2009.

The Group assesses its liquidity by its ability to generate cash to fund its operations, its ability to attract investors and its ability to borrow funds on favorable economic terms. Historically, the Group has relied principally on both operational sources of cash, as well as non-operational sources of financing, including the issuance of preference shares and long term notes to related parties and outside investors, to fund its operations and investment needs. Since its inception, the Company has successfully completed five rounds of equity financing, one round of debt financing, and the initial public offering of its investment in One Media Group. Furthermore, the Company has raised another round of equity and one of debt subsequent to the date of these financial statements, as mentioned in 26(b) below. In addition, the Group has historically been successful in revising the scheduled payments for acquisition consideration to enable it to meet its liabilities as and when they fall due.

The Company’s board of directors has approved the filing of a registration statement on Form F-1 with respect to a proposed initial public offering of its common stock and intends to use the proceeds from the offering to fund its obligations for acquisition consideration payables. In the event the initial public offering is not completed in the necessary timeframe, the Company believes it could obtain further investments from certain of its existing shareholders or renegotiate for an extension of the additional contingent amounts in relation to its investments made. Although management continues to pursue these plans, there is no assurance that the Group will be successful in obtaining sufficient financing on terms acceptable to the Group.

The Group’s ability to continue as a going concern is dependent upon management’s ability to successfully execute its business plan, which includes obtaining additional financing through completion of its IPO or other financing to meet its cash obligations as well as increasing sales, operational cash flows while decreasing operating costs and expenses.

The financial statements for the nine months ended September 30, 2009 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

Principles of consolidation

The Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIEs and their subsidiaries.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Variable interest entities are those entities in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entities, and therefore the Company or its subsidiary is the primary beneficiary of these entities.

All transactions and balances among the Company, the Company’s subsidiaries, its VIEs and their subsidiaries have been eliminated upon consolidation.

Non-controlling interests represent the portion of the net assets of subsidiaries attributable to interests that are not owned by the Company, whether directly or indirectly through subsidiaries. The non-controlling interests are presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interests in the results of the Group are presented on the face of the consolidated statement of operations as an allocation of the total income or loss for the year between non-controlling shareholders and the shareholders of the Company. For VIEs, non-controlling interests are measured at fair value as at the date of acquisition.

(b)  Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from these estimates. Significant accounting estimates in the Group’s consolidated financial statements mainly include our estimates related to the valuation of the assets and liabilities of our and our VIE’s acquired subsidiaries, purchase consideration payable, the allowance for doubtful debts, the useful lives of long-lived assets, the impairment of goodwill, investments and long-lived assets, the valuation allowance against deferred taxes and the valuation of share-based compensation awards.

(c)  FASB Accounting Standards Codificationtm

In June 2009, the FASB established the FASB Accounting Standards Codificationtm (the “Codification”) as the single source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the United States Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. The Codification did not have a material impact on the Group’s consolidated financial statements upon adoption. Accordingly, the Group’s notes to its consolidated financial statements now explain accounting concepts in plain English rather than cite the specific US GAAP references.

(d)  Cash and cash equivalents

Cash and cash equivalents represent cash on hand and demand deposits placed with banks or other financial institutions, which have original maturities of three months or less.

(e)  Restricted cash

At September 30, 2009, restricted cash of $872,456 represents a deposit by Yanhuang, one of the Group’s VIEs, in a demand deposit account, which was created to be secured as collateral for a bank acceptance note dated September 8, 2009 for payment to one of Yanhuang’s suppliers. The bank acceptance note will be due on January 5, 2010.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)  Marketable securities

Investments in marketable securities are classified as trading, available-for-sale or held-to-maturity at the time of purchase and the Group periodically re-evaluates such classification. There are no securities classified as trading or held-to-maturity at December 31, 2007 and 2008 or at September 30, 2009. Securities classified as available-for-sale are recorded at fair value with unrealized gains/(losses), if any, recorded in accumulated other comprehensive income in shareholder’s equity. Realized gains/(losses) are recognized in the consolidated statements of operations during the period in which the gain or loss is realized.

The Group considers available evidence, including the duration and extent to which declines in fair value of the available-for-sale investments compared to cost, in determining whether an unrealized loss is “other-than-temporary”. If the decline is considered other than temporary, the unrealized loss will be recorded in the consolidated statement of operations.

(g)  Allowances for doubtful accounts

An allowance for doubtful accounts is provided based on an aging analysis of the accounts receivable balances, historical bad debt records, repayment patterns, customer credit analysis, and industry trend analysis. The Group also makes a specific allowance if there is strong evidence showing that the receivable is likely to be unrecoverable.

(h)  Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the following estimated useful lives:

Estimated Useful
Lives of the
Assets (Years)

Furniture, fixtures and office equipments	5
Leasehold improvements (lesser of lease terms or the estimated useful lives of the assets)	2-3
Motor vehicles	4-5
Light box	8

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations.

(i)  Acquired intangible assets

Except for goodwill, intangible assets that are acquired in business acquisitions are recognized if such assets arise from contractual or other legal rights, or are separately identifiable.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Group’s intangible assets comprise of acquired customer relationships, advertising agency agreements, non-competition agreements, backlog orders, broadcasting agreements and suppliers’ contracts are stated at cost (fair value at acquisition) less accumulated amortization. Amortization is calculated on a straight-line basis over the following estimated useful lives of the assets:

Amortization
Period (Years)

Customer relationships	2-6
Advertising agency agreements	0.5
Non-competition agreements	2-5
Backlog orders	1.3
Broadcasting agreements	3
Suppliers’ contracts	1-5

(j)  Goodwill

Goodwill is the amount by which the cost of acquired net assets in a business acquisition exceeds the fair value of net identifiable assets on the date of purchase. Goodwill is carried at cost less accumulated impairment losses. Assessment for impairment is performed on at least an annual basis on October 1 or whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Goodwill is allocated to reporting units that are expected to benefit from the business combination in which the goodwill arose for the purpose of impairment testing. If the carrying value of reporting unit exceeds its fair value, an impairment loss is recorded to the extent that the carrying value of goodwill exceeds its fair value. The Group estimates the fair value of its reporting units using discounted cash flow valuation models. Impairment losses on goodwill are not reversed. Gain or loss on the disposal of an entity includes the carrying amount of goodwill relating to the entity sold.

(k)  Investment in associates

Associates are entities over which the Group has the ability to exercise significant influence but which it does not control. Investments in associates are accounted for using the equity method. Under the equity method, original investments are recorded at cost and adjusted for the Group’s share of undistributed earnings or losses of these entities, the amortization of intangible assets recognized upon purchase price allocation and by dividend distributions or subsequent investments. All unrealized inter-company profits and losses have been eliminated under the equity method.

When the estimated amount to be realized from the investment falls below its carrying value, an impairment loss is recognized in the consolidated statements of operations if the decline in the value is considered other than temporary.

When the associate has a fiscal year that differs from the Group and the difference does not exceed three months, the Group uses the associate’s fiscal year end financial results for the equity method accounting.

(l)  Impairment of long-lived assets and intangible assets

Long-lived assets and intangible assets are reviewed for impairment whenever events or changes in the circumstances indicate that the carrying value of an asset may not be recoverable. The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use. Management estimates value in use based on estimated future undiscounted cash flows associated with the related assets. The impairment losses are recognized in the consolidated statements of operations as the difference between the carrying amount and the recoverable amount. No impairment of long-lived assets and intangible assets was recognized for any of the periods presented.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(m)  Derivative financial instruments

The Group’s loan from shareholders contains redemption features that met the definition of derivative and are subject to bifurcation. The embedded derivatives are separately accounted for and measured at fair value with changes in such value recorded in the consolidated statements of operations. The embedded derivatives are presented as non-current assets. The Group does not enter into derivative contracts for hedging purposes and hedge accounting has not been applied.

(n)  Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred and/or service has been performed, the price is fixed or determinable and collection is reasonably assured.

The Group presents revenues net of business tax (“BT”) and related surcharges.

Revenues presented in the consolidated statements of operations include revenues from advertising placement services, advertising production services, public relations and event marketing services and other services.

Advertising placement services

Revenues from radio and television advertising placement services are recognized ratably over the periods in which the advertisements are broadcast. In the vast majority of the advertising placement arrangements, the Group purchased advertising time slots for an annual fixed media cost and attempted to sell the time slots to its customers.

Revenues from outdoor advertising placement services are recognized ratably over the period in which the advertising is displayed in accordance with the terms of the underlying agreements. Prepayments for the advertising placement services are deferred and recognized when the advertisement is displayed. The terms of the agreements are normally within one year.

The Group assesses whether it should report the revenue on gross or net basis by considering different indicators, including whether the Group or the media supplier is the primary obligor. The Group is considered the primary obligor in the arrangement, and is exposed to general inventory risk relating to the radio and television advertising time slots and the outdoor advertising billboard usage. We have reasonable latitude to establish the price, and take on the credit risks associated with the customers. As a result, revenues and cost of sales are recorded on a gross basis.

Business taxes are calculated on the basis of the gross margin arrived at by deducting the cost of advertising time slots sold from the revenues from the sale of advertising time slots, or the cost of advertising billboards sold from the revenues from the sale of billboards placement services.

Advertising production services

Revenues from production services are recognized in the period in which the advertisement is delivered to customers, provided that no additional performance obligation remains according to the terms of the service contracts.

Business taxes are calculated on the basis of the gross revenue from advertising production services.

Public relations and event marketing services

Revenues from public relations and event marketing services are recognized upon delivery of the services and acceptance by customers provided that no additional performance obligation remains according to the terms of the service contracts.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business taxes are calculated on the basis of the gross revenue from public relations and event marketing services.

(o)  Customer advances

Customer advances represent advances received from customers for the advertising placement services. These advances are usually refundable if the advertising placement services are unable to be delivered.

(p)  Non-monetary exchanges

The Group periodically provides services to other entities in exchange for advertising time slots. Such transactions are accounted for as non-monetary exchanges. The Group has not recognized any revenue or gains from non-monetary exchanges during the periods presented.

(q)  Advertising placement and production service costs

Radio or television advertising placement costs primarily consists of the purchase of air-time from radio stations or television stations. The Group expenses such costs on a straight-line basis over the period in which the related services are provided.

Outdoor advertising placement costs include: i) costs to purchase the use of outdoor advertising billboards from media asset suppliers to display the advertisements which are recognized on a straight-line basis over the contractual periods, generally within one year; ii) light box placement costs paid to the residential communities and university campuses which are recognized on a straight-line basis over the contractual periods, generally between three and five years.

Advertising production service cost consists of direct production cost and production overheads, which are recognized as incurred.

(r)  Foreign Currency Translation

Functional and reporting currency

Prior to 2008, the Company acted as an investment holding company without any significant operations. The functional currency was determined to be US dollar because all significant transactions were denominated in US dollars. However, the Company completed a series of acquisitions during late 2007 and 2008 through its subsidiaries or VIEs and rapidly expanded its business in China. All the newly acquired companies operate their business in China and accounted for a substantial portion of the Group’s revenue in 2008. Because all the business activities of these companies are denominated in Renminbi (“RMB”) which is the currency of the primary economic environment of China, the Company’s functional currency has been changed to RMB on January 1, 2008.

The change in functional currency resulted in a total reduction in net assets of $700,167 and was recognized in accumulated other comprehensive income.

Transactions and balances

Foreign currency transactions denominated in currencies other than functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are remeasured at the applicable rates of exchange in effect at that date. Foreign exchange gains and losses resulting from the settlement of such transactions and from remeasurement at year-end are recognized in the consolidated statements of operations.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Translation of financial statements

The Group’s reporting currency is US dollar. The financial records of the Company’s subsidiaries, its VIEs and VIEs’ subsidiaries are maintained in Hong Kong Dollar (“HKD”) or RMB, which are the functional currencies of these entities. The results and financial position in functional currency are translated into the reporting currency as follows:

•	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

•	Income and expenses are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•	All resulting exchange differences are recognized in “accumulated other comprehensive income” as a separate component of equity.

(s)  Share-based compensation

Share based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. A binomial option pricing model is used to determine the fair value of share options. The determination of the fair value of share-based compensation awards on the date of grant using a binomial option pricing model is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected term of the awards, the expected share price volatility over the expected term of the awards, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. When estimating the fair value of the ordinary shares, both internal and external sources of information are reviewed.

(t)  Income taxes

Current income taxes are provided on the basis of the tax laws enacted at the balance sheet date in the countries where the Company’s subsidiaries, its VIEs and VIEs’ subsidiaries operate and generate taxable income.

Deferred income taxes are accounted for using an asset and liability approach which requires the recognition of income taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Group’s financial statements or tax returns. Deferred income taxes are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the currently enacted tax rates and laws. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

The new China Enterprise Income Tax Law imposes a withholding tax for any dividends to be distributed with effect from January 1, 2008. The withholding tax rate is 5% for parent companies in Hong Kong and 10% for parent companies in other countries. Under US GAAP, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. The presumption may be overcome if the Company has sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely.

The Board of Directors of the Company has determined that the Company has no plans to declare and pay any dividends to its shareholders in the foreseeable future. Moreover, the Group’s subsidiaries and VIEs incorporated in the PRC do not expect to declare or distribute any dividends in the foreseeable future. The Group plans to continue

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to reinvest all undistributed earnings in its operations in the PRC. Accordingly, no withholding income taxes have been accrued as of December 31, 2007 and 2008 and September 30, 2009.

The Company adopted the guidance on accounting for uncertainty in income taxes as of January 1, 2007. The guidance prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Company did not have any adjustment to the opening balance of retained earnings as of January 1, 2007 as a result of the implementation of the guidance. The Company did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions as of December 31, 2008 and September 30, 2009.

(u)  Operating leases

Leases where substantially all the risks and rewards of ownership of the assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight line basis over the lease periods.

(v)  Employee benefits

Full-time employees of the Group in China are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Group is required to accrue for these benefits based on certain percentages of the employees’ salaries. The Group is required to make contributions to the plans out of the amounts accrued and has no further payment obligations once the accruals have been paid.

The Group operates a defined contribution provident fund scheme for its employees in Hong Kong. Contributions under the plan are generally held in separate trustee-administered funds.

The Group had recorded employee benefit expenses of $63,614, $97,236, $258,251, $152,878 (unaudited) and $267,636 for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009, respectively.

(w)  Statutory reserves

The Group’s subsidiaries, VIEs and VIE’s subsidiaries in China are required to make appropriations to certain non-distributable reserve funds based on their registered status as a Foreign Investment Enterprise or as a Chinese company.

In accordance with the laws applicable to China’s Foreign Investment Enterprises, the Group’s subsidiaries that are foreign investment enterprises in China have to make appropriations from their after-tax profit (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of Finance of the People’s Republic of China (“PRC GAAP”)) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective company’s discretion.

In addition, in accordance with China’s Company Laws, the Group’s VIEs and VIE’s subsidiaries that are Chinese companies, must make appropriations from their after-tax profit (as determined under PRC GAAP) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Appropriation is not required if the surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

The use of the general reserve fund, statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses or increase the registered capital of the respective company. The enterprise expansion fund can be used to expand production or to increase registered capital. The staff bonus and welfare fund is restricted to the collective welfare of employees. These reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

The Group has made appropriations of nil, $5,735, $129,847, nil (unaudited) and nil to its statutory surplus fund for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009, respectively. The Group has made no appropriations to other reserve funds for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009.

(x)  Earnings per share

Basic earnings per share is computed by dividing net income attributable to holders of common shares by the weighted average number of common shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between common shares and other participating securities based on their participating rights. Diluted earnings per share is calculated by dividing net income attributable to common shareholders as adjusted for the effect of dilutive common equivalent shares, if any, by the weighted average number of ordinary and dilutive common equivalent shares outstanding during the period. Common share equivalents consist of the common shares issuable upon the exercise of share options (using the treasury stock method) and the conversion of the convertible preferred shares (using the if-converted method). Common share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

(y)  Non-controlling interests

Non-controlling interests represent the equity interests in the Group’s subsidiaries that are not attributable, either directly or indirectly, to the Group. Prior to January 1, 2009, if the carrying value of the non-controlling interests’ equity of the subsidiary is reduced to zero, the subsidiary’s losses are no longer allocated to the non-controlling interests.

On January 1, 2009, the Group adopted the new US GAAP guidance, which establishes accounting and reporting standards for the non-controlling interests in a subsidiary and for the deconsolidation of a subsidiary. From January 1, 2009, the Group renamed the minority interest to non-controlling interest and reclassified the related amounts in its consolidated balance sheets from the mezzanine section between liabilities and equity to a separate line item in equity. The Group also expanded disclosures in the consolidated financial statements to clearly identify and distinguish the interests of Redgate Media Group from the interests of the non-controlling interest holders. The Group has applied the presentation and disclosure requirements retroactively for all periods presented for comparability. The retrospective application of this guidance reclassifies non-controlling interests of nil, nil and $15,826 for the years ended December 31, 2006, 2007 and 2008, respectively, as net income/ (loss) attributable to non-controlling interest, a separate line item below net loss in the presentation of net loss attributable to the Group.

There were no non-controlling interests as of December 31, 2007. As of December 31, 2008 and September 30, 2009, non-controlling interests accounted for 21% and 22%, respectively, of the net assets of the Company.

(z)  Segment reporting

Operating segments are defined as components of an enterprise engaging in business activities about which separate financial information is available that is evaluated regularly by the Company’s chief operating decision-maker, the Chief Executive Officer, in deciding how to allocate resources and assess performance.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company operated and managed its business as a single segment for the years ended December 31, 2006 and 2007. In 2008 and 2009, upon completion of a series of business acquisitions, the Group operates through four operating segments that offer distinct products and services, consisting of outdoor advertising (“Outdoor”), television advertising (“TV”), radio advertising (“Radio”), and public relations and events service (“PR”).

As the Group generates all of its revenues from customers in the PRC, no geographical segment presented.

(aa)  Comprehensive income/(loss)

Comprehensive income/(loss) is defined as the change in equity of the Group during a period from transactions and other events and circumstances excluding those resulting from investments by shareholders and distributions to shareholders. The Group has recognized the translation adjustments as other comprehensive income/ (loss), which were attributed to the parent and the non-controlling interest, in the consolidated statements of shareholder’s equity/ (deficit) and comprehensive income/ (loss).

(bb)  Fair value of financial instruments

Effective January 1, 2008, the Group adopted new US GAAP guidance on fair value measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Relative to the new guidance, the FASB issued interpretation which delayed the effective date of the application of the new guidance to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Our adoption of the new guidance was limited to our financial assets and financial liabilities, as permitted by the interpretation. We do not have any nonfinancial assets or nonfinancial liabilities that we recognize or disclose at fair value in our financial statements on a recurring basis. The implementation of the fair value measurement guidance did not result in any material changes to the carrying values of our financial instruments on our opening balance sheet on January 1, 2008.

In October 2008, the FASB issued further interpretation to clarify the application of the fair value measurement guidance in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. This interpretation was effective upon issuance, including prior periods for which financial statements had not been issued. The implementation of this interpretation did not have a material impact on the Company’s consolidated financial position and results of operations.

The new fair value measurement guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As such, fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access.

•	Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly.

•	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

When available, we use quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, we will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that we use to measure the fair value of assets and liabilities that we measure and report on our balance sheet at fair value on a recurring basis.

Marketable securities:  As of December 31, 2008 and September 30, 2009, our available-for-sale securities represent securities of OMG (Refer to Note 8(a)). We value our available-for-sale securities using OMG’s quoted prices.

Embedded derivative asset:  Our embedded derivative asset represents the redemption features of the Group’s loan from shareholders. The fair value of the embedded derivative instrument is determined using “marked to market” approach based on the level 1 inputs (Refer to Note (14)).

(cc)  Contingent liabilities

The Group is subject to claims and litigations, which may arise in the normal course of business. These claims may include allegations of infringement of intellectual property rights of others as well as other claims of liability. The Group accrues liabilities associated with these claims and litigations when they are probable and reasonably estimable.

The Group is not currently a party to, nor is it aware of, any legal proceeding, investigation or other claims, that is likely to have a material adverse effect on its business, financial condition or results of operations. The Group does not have any other contingent liabilities of which we are aware of as of December 31, 2007 and 2008 and September 30, 2008 (unaudited) and 2009.

(dd)  Recently issued accounting standards

In April 2009, the FASB issued guidance on Recognition and Presentation of Other-Than-Temporary Impairments. This guidance amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other than-temporary impairments on debt and equity securities in the financial statements. This guidance does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This guidance is effective no later than periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the consolidated financial statements.

In May 2009, the FASB issued guidance on subsequent events that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this guidance provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of this guidance did not have any material impact on the consolidated financial statements.

In June 2009, the FASB issued revised guidance on the consolidation of variable interest entities. The revised guidance eliminates previous exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. The revised guidance also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the other provisions. The revised

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

guidance will be effective for the fiscal year beginning January 1, 2010. The Group is assessing the potential impacts, if any, on its consolidated financial statements.

In August 2009, the FASB issued guidance on Fair Value Measurements and Disclosures — Measuring Liabilities at Fair Value. The new guidance aims to provide clarification relating to the fair value measurement of liabilities, specifically in circumstances where a quoted price in an active market for an identical liability is not available, a reporting entity is required to measure fair value using certain prescribed techniques. Techniques highlighted include using 1) the quoted price of the identical liability when traded as an asset, 2) quoted prices for similar liabilities or similar liabilities when traded as assets, or 3) another valuation technique that is consistent with the principles of fair value measurements. The new guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. Finally, the guidance clarifies that both a quoted price in an active market for the identical liability and the quoted price for the identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset are required are Level 1 fair value measurements. The Group will adopt this guidance at the beginning of its fiscal year 2010, and it does not expect the adoption of this guidance will have a material impact on the Group’s consolidated financial statements.

In October 2009, the FASB issued an accounting standard update on revenue recognition relating to multiple-deliverable revenue arrangements. The fair value requirements of existing accounting guidance are modified by allowing the use of the “best estimate of selling price” in addition to vendor-specific objective evidence (“VSOE”) and third-party evidence (“TPE”) for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted. This update requires expanded qualitative and quantitative disclosures and is effective for fiscal years beginning on or after June 15, 2010. These updates may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. The Group is currently assessing the impact, if any, that the adoption of this update will have on its consolidated financial statements and disclosures.

3.	Concentration and risks

(a)  Major customers

A single customer accounted for 25% of total revenue for the year ended December 31, 2006, and another customer accounted for 19% of total revenue for the year ended December 31, 2007. No single customer or group of customers contributed more than 10% of total revenues for the year ended December 31, 2008 and for the nine months ended September 30, 2009.

(b)  Credit risks

The Group’s credit risk arises from cash and cash equivalents, as well as credit exposures to its customers, related parties and other parties.

The Group expects that there is no significant credit risk associated with the bank deposits and cash and cash equivalents since more than half of the Group’s cash and cash equivalents were held by well-known financial institutions located in Hong Kong and the state-owned banks in mainland China, which have support from the government. Management does not expect that there will be any significant losses from non-performance by these counterparties.

In addition, the Group has no significant concentrations of credit risk with respect to its customers. The extent of the Group’s credit exposure is mainly represented by the fair value of accounts receivable for services. The Group assesses the credit quality of and sets credit limits on its customers by taking into account their financial position, the availability of guarantee from third parties, their credit history and other factors such as current market conditions.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit risk relating to amounts due from related parties and other parties is not considered to be significant and their receivables could be settled based on historical experience.

(c)  Foreign currency risk

A majority of the Group’s operating transactions are denominated in RMB and a significant portion of the Group’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. The value of the RMB is subject to changes in the central government policies and to international economic and political developments. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Group in China must be processed through PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to effect the remittance.

(d)  Liquidity risk

Prudent liquidity risk management includes maintaining sufficient cash and availability of funds. The Group strives to maintain flexibility in funding by having adequate amount of cash and cash equivalents and utilizing different sources of financing such as preference shares as and when necessary.

4.	Acquisitions

(a)  Acquisition of Redgate Media (Radio) Limited (formerly known as Daren)

On November 24, 2005, the Group purchased a 70% equity interest in Daren for a total consideration of $1 million. As a result of the acquisition, the Group was able to expand its advertising placement and advertising production service business. Pursuant to the purchase agreement, the Group’s was entitled to receive up to an additional 30% of Daren’s equity interest if Daren failed to achieve certain pre-determined profit performance targets in 2006 and 2007.

In August 2006, subsequent to the consummation of the acquisition and at the request of original shareholders, the Group agreed to extend the 2006 financial metrics measurement period from a twelve-month period ended December 31, 2006 to a sixteen-month period ended April 30, 2007. As of December 31, 2006, the probability for Daren to meet the pre-determined targets was remote; accordingly, the Group increased its equity interest in Daren from 70% to 100% for no additional consideration. The purchase price allocation was adjusted as of December 31, 2006 to reflect the Group’s increased equity holding in Daren.

The acquisition was recorded using the purchase method; accordingly, the acquired assets and liabilities were recorded at their fair market value at November 30, 2005, the date of acquisition.

	November 30,	December 31,
	2005	2006
	US $	US $

Cash consideration paid	370,370	370,370
Consideration payable	629,630	—

Total consideration	1,000,000	370,370

The allocations of purchase price are as follows:
Net tangible assets acquired	73,021	104,315
Goodwill	926,979	266,055

Total	1,000,000	370,370

Based on a subsequent agreement entered between the Company and the original shareholder in July 2007, with effect from January 1, 2008, the selling shareholder was allowed to retain 20% of Daren’s equity interest.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Because the economic motivation for the Company to surrender the 20% equity interest of Daren to the original shareholder of Daren was an incentive to Daren’s management to continue the development and expansion of Daren’s business in the capacity as an employee of the company, the Company recorded $132,624 of management compensation expense representing the proportionate share of the fair value of Daren given up as at July 31, 2008. As discussed in Note 20, the compensation expenses were amortized over the requisite service period of six months starting at July 31, 2008.

Daren experienced a net loss for the year ended December 31, 2008, which resulted in negative shareholders’ equity for the year ended December 31, 2008. Accordingly, the non-controlling interest was reduced to zero as at December 31, 2008.

Daren experienced a net loss for the nine months’ ended September 30, 2009, and the non-controlling interest of $60,318 was recorded in accordance with the revised non-controlling interest standard.

(b)  Acquisition of Beijing Meiyixinfeng Media Technology Company Limited (hereinafter, “Breeze”)

On October 30, 2007, the Group purchased 100% of the equity interests of Breeze. The purchase consideration was to consist of (i) direct transaction costs of $45,368; and (ii) contingent consideration calculated primarily using the net income in its audited financial statements of Breeze in 2007 and 2008 with the annual results weighted at 40% and 60%, respectively and a specified price to earnings multiple. The contingent consideration may be settled in cash or by issuing the Group’s common shares if the Group completes its initial public offering process prior to December 31, 2008. In accordance with the business combination accounting standard effective prior to January 1, 2009, the Group does not accrue the contingent consideration obligation until the contingency is resolved. As a result of the acquisition, the Group was able to expand its radio service business.

The acquisition has been accounted for using the purchase method and Breeze’s results of the operations from the acquisition date have been included in the Group’s consolidated financial statements. As of October 30, 2007, the acquisition date, the excess of the fair value of the identifiable tangible and intangible assets acquired of $222,986 over the initial purchase price of $45,368 was recognized as a liability of $177,618 at the date of acquisition.

October 30,
2007
US $

Consideration payable	177,618
Transaction cost	45,368

Total cost	222,986

The allocations of purchase price are as follows:
Net tangible assets acquired	66,089
Identifiable intangible assets	209,196
Deferred tax liabilities	(52,299)

Total	222,986

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table lists the identifiable intangible assets acquired and the respective weighted average useful life over which the assets will be amortized.

		Weighted-Average
	Amounts	Useful Life in Years
	US $

Non-Competition agreements	13,709	3.0
Broadcasting agreements	193,979	3.0
Supplier’s contracts	1,508	1.0

Total	209,196

On February 9, 2009 and August 12, 2009, the Group entered into two supplemental agreements to the subscription agreement with the former owner of Breeze. Pursuant to the supplemental agreements, contingent payments are now based on earnings of 2007, 2008 and 2009 and the weighting for the relevant years was changed to 32.5%, 60% and 7.5%, respectively. In addition, it was agreed that the debt of $85,228 owed by the former owner of Breeze would be deducted by the Group against the 2008 earn-out payment. The Company settled the remaining outstanding acquisition payable with issuance to the former owner of Breeze of a promissory note amounting to $817,500, which bears an interest rate of 1.89% per annum. The promissory note is repayable in full on December 31, 2009 subject to certain conditions.

Additional costs of acquisition of $380,007 and $2,715,915 were recognized as goodwill on December 31, 2007 and 2008.

(c)  Acquisition of Alliance Online Advertising Company Limited (hereinafter, “Alliance”)

On February 15, 2008, the Group purchased 100% of the equity interests of Alliance Online Advertising Company Limited (“Alliance”). The aggregate consideration consisted of (i) cash payment of $87,944 at the acquisition date; (ii) direct transaction costs of $28,333; and (iii) contingent consideration of $87,944 subject to Alliance achieving certain pre-determined revenue and profit performance targets for the period from February 2008 to January 2009; and (iv) contingent consideration calculated primarily using the net income in its audited financial statements of Alliance in 2008, 2009 and 2010 with the annual results weight at 40%, 40%, and 20%, respectively and a specified price to earnings multiple upon Alliance achieving certain pre-determined profit performance targets in 2008, 2009 and 2010 as stipulated in the purchase agreements — such amounts being no less than $8,000, $8,000 and $4,000, respectively. The specified price to earnings multiple for the 2008, 2009 and 2010 contingent consideration payable is equal 7 if the contingent consideration is settled in cash or equal to the higher of i) the price to earnings multiple used in determining the Group’s initial public offering share price, or ii) a multiple equal to average of the Group’s average daily forward price earnings multiples for ten days subsequent to the public announcement of Group’s 2008, 2009 and 2010 audited financial statements if the contingent consideration is settled by issuing the Group’s common shares. The total contingent consideration equals to the weighted average of net income of 2008, 2009 and 2010. The later contingent consideration may be settled in cash or by issuing the Group’s common shares depending on the timing of completion of the Group’s initial public offering process. As of September 30, 2009, since the Group has not completed its initial public offering, the Company has to settle the contingent consideration associated with Alliance’s 2008 performance in cash.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In accordance with the business combination standard effective prior to January 1, 2009, the Group does not accrue contingent consideration obligations until the contingency is resolved. As a result of this acquisition, the Group was able to expand its presence in the public relations services market.

February 15,
2008
US $

Consideration payable	87,944
Transaction cost	28,333

Total cost	116,277

The allocation of purchase price was as follows:
Net tangible assets acquired	18,970
Identifiable intangible assets	13,778
Goodwill	86,974
Deferred tax liabilities	(3,445)

Total	116,277

The following table lists the identifiable intangible assets acquired and the respective weighted average useful life over which the assets will be amortized.

		Weighted-Average
	Amounts	Useful Life in Years
	US $

Customer relationships	13,778	2.0

Additional cost of acquisition payable of $197,766 was recognized as goodwill on December 31, 2008 as a result of Alliance meeting its performance target for 2008. The Company has not recorded any additional acquisition cost subsequent to December 31, 2008 because the net income in the audited financial statements of Alliance of 2009 cannot be determined beyond reasonable doubt as of September 30, 2009.

(d)  Acquisition of Shanghai Hongmen Advertising Company Limited (hereinafter, “Hongmen”)

On May 15, 2008, the Group purchased, in aggregate, 60% of the equity interest of Shanghai Hongmen Advertising Company Limited (“Hongmen”) for a cost of $2,347,760 and direct transaction costs of $151,338.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The purchase agreements also granted the Group the right to purchase the remaining 40% of the equity interest of Hongmen from the then current non-controlling shareholders. The consideration is calculated primarily using the net income in the audited financial statement of Hongmen in 2008, 2009 and 2010 and the price to earnings multiple used in determining the Group’s initial public offering share price. As at September 30, 2009, the Group did not exercise this right. The Group, at its sole discretion, can exercise the right to purchase by paying the consideration in cash or by issuing the Company’s common shares. As a result of the acquisition, the Group was able to expand its presence in the outdoor business.

May 15,
2008
US $

Consideration payable	2,347,760
Transaction cost	151,338

Total cost	2,499,098

The allocation of the purchase price was as follows:
Identifiable intangible assets	210,187
Goodwill	2,490,735
Net tangible liabilities acquired	(149,277)
Deferred tax liabilities	(52,547)

Total	2,499,098

The following table lists the identifiable intangible assets acquired and the respective weighted average useful life over which the assets will be amortized.

		Weighted-Average
	Amounts	Useful Life in Years
	US $

Customer relationships	43,973	3.6
Non-competition agreements	139,831	2.6
Suppliers’ contracts	26,383	4.1

Total	210,187

(e)  Acquisition of Beijing Yanhuang Shengshi Advertising Company Limited (hereinafter, “Yanhuang”)

On September 25, 2008, the Group entered into a subscription agreement to acquire 51% of the equity interests in Beijing Yanhuang Shengshi Advertising Company Limited (“Yanhuang”) for consideration of $9,081,715, of which $3,915,050 and $794,368 were paid on September 23, 2008 and October 13, 2008, respectively. Additionally, consideration of $2,825,650 was due on October 6, 2009 and $1,546,647 will be due on October 5, 2010, respectively.

The Group’s shareholding in Yanhuang is subject to adjustment based on Yanhuang’s net income in its audited financial statements for 2008, 2009 and 2010. The Group is entitled to receive up to an additional 49% equity interest in Yanhuang for no additional consideration if Yanhuang fails to achieve certain pre-determined profit performance targets in 2008, 2009 and 2010 on a year by year basis. The Group’s equity interest remained at 51% as of September 30, 2009 because Yanhuang achieved the performance target in 2008.

In addition, the purchase agreement granted the Group the right to return the 51% equity interest in Yanhuang to the sellers at the initial consideration paid if Yanhuang was loss making in year 2008. Lastly, the Group is obligated to purchase the remaining 49% of the equity interest of Yanhuang if it completed its initial public offering by September 24, 2009 at a purchase price calculated based on a pre-determined formula. Because the Company

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was not able to complete its initial public offering by September 24, 2009, the Company is obligated to reimburse direct cost of $43,910 incurred by the selling shareholder of Yanhuang and the Company has recorded the amount in general and administrative expenses during the nine months ended September 30, 2009. As a result of the acquisition, the Group was able to expand its presence in the outdoor business.

September 25,
2008
US $

Consideration payable	9,081,715
Transaction cost	142,194

Total cost	9,223,909

The allocation of purchase price was as follows:
Net tangible assets acquired	1,412,933
Identifiable intangible assets	1,524,954
Goodwill	6,667,261
Deferred tax liabilities	(381,239)

Total	9,223,909

The following table lists the identifiable intangible assets acquired and the respective weighted average useful life over which the assets will be amortized.

		Weighted-Average
	Amounts	Useful Life in Years
	US $

Customer relationships	994,210	5.3
Non-competition agreements	224,258	2.0
Backlog orders	306,486	1.3

Total	1,524,954

(f)  Acquisition of Shanghai Dianguang Media Broadcasting Company Limited (hereinafter, “Dianguang”)

On July 21, 2008, the Group purchased 100% of the equity interests of Shanghai Dianguang Media Broadcasting Company Limited (“Dianguang”). The aggregate consideration consisted of (i) cash payment of $0.7 million due on the first anniversary of the acquisition date; (ii) direct transaction costs of $64,814; and (iii) contingent consideration calculated primarily using the net income of Dianguang’s audited financial statements for 2008, 2009 and 2010 with the years weighted at 40%, 40%, and 20%, respectively and a specified price to earnings multiple upon Dianguang achieving certain pre-determined profit performance targets in 2008, 2009 and 2010 as stipulated in the purchase agreements and which will be no less than $8,000, $8,000 and $4,000, respectively. The specified price to earnings multiple for the 2008, 2009 and 2010 contingent consideration payable is equal 7 if the contingent consideration is settled in cash or equal to the higher of i) the price to earnings multiple used in determining the Group’s initial public offering share price, or ii) a multiple equal to average of the Group’s average daily forward price earnings multiples for ten days subsequent to the public announcement of Group’s 2008, 2009 and 2010 audited financial statements if the contingent consideration is settled by issuing the Group’s common shares. The contingent consideration may be settled in cash or by issuing the Group’s common shares depending on the completion date of the Group initial public offering process. Additionally, the former owner of Dianguang has an option to repurchase the 100% equity interests of Dianguang by repaying the consideration received, if 2008 consideration payable was not received by June 30, 2009. As of September 30, 2009, the Company has not completed its initial public offering process, therefore, the 2008 consideration payable is required to be

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

settled in cash only and the methods of settlement for the 2009 and 2010 consideration payables were not yet determinable.

In accordance with the business combination standard effective prior to January 1, 2009, the Group does not accrue the contingent consideration obligation until the contingency is resolved. As a result of this acquisition, the Group was able to expand its presence in the television advertising services market.

July 21,
2008
US $

Consideration payable	1,797,140
Transaction cost	64,814

Total cost	1,861,954

The acquisition has been accounted for using the purchase method and Dianguang’s results of the operations from the acquisition date have been included in the Group’s consolidated financial statements. As of July 21, 2008, the acquisition date, the excess of fair value of the identifiable tangible and intangible assets acquired of $1,861,954 over the initial purchase price of $64,814 was recognized as a liability of $1,797,140 at the date of acquisition.

The allocation of the purchase price was as follows:

Net tangible assets acquired	1,053,526
Identifiable intangible assets	1,077,904
Deferred tax liabilities	(269,476)

Total	1,861,954

The following table lists the identifiable intangible assets acquired and the respective weighted average useful life over which the assets will be amortized.

		Weighted-average
	Amounts	useful life in years
	US $

Customer relationships	189,667	3.5
Advertising agency agreements	795,896	0.5
Non-competition agreements	92,341	5.0

Total	1,077,904

Additional cost of acquisition of $3,738,223 was recognized as goodwill on December 31, 2008 because Dianguang achieved its performance target for 2008. The Company has not recorded any additional acquisition cost subsequent to December 31, 2008 because the net income amount from the audited financial statements of Dianguang of 2009 cannot be determined beyond reasonable doubt as of September 30, 2009.

On August 4, 2009 and August 12, 2009, the Group entered into two supplemental agreements to the subscription agreement with the former owner of Dianguang to defer payment of the 2008 consideration payable. Pursuant to the supplemental agreements, contingent consideration payment percentage for 2008, 2009 and 2010 was changed to 30%, 30% and 40%, respectively. Additionally, the Group agreed to make a contingent bonus payment upon Dianguang achieving the pre-determined performance target, which will be determined based on the incremental net income amount from the audited financial statements of Dianguang from 2008 to 2009 and the incremental net income amount from the audited financial statements of Dianguang from 2009 to 2010.

The Group determined that any incremental payment resulting from the amendment to the weighting factors and the contingent bonus payment represents a financing cost for restructuring the payment term of the contingent

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consideration and will be accounted as an interest expense over the benefit period when such incremental payment becomes probable. As at September 30, 2009, the Group has determined such incremental payment is not probable and no amount has been accrued.

The 2008 consideration payable will be due on December 31, 2009. The 2009 and 2010 consideration payables will be due when the contingency resolved.

(g)  Pro-forma Information

The following pro-forma information summarizes the effects of the acquisitions made by the Group assuming:

(i) the acquisition of Breeze occurred as of January 1, 2006, and

(ii)	the acquisition of Alliance, Hongmen, Yanhuang and Dianguang occurred as of January 1, 2007

This pro-forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Group consummated the acquisitions on January 1, 2006 or January 1, 2007, nor is it necessarily indicative of future results of operations of the consolidated entities:

	For the Years Ended December 31,
Unaudited Pro-forma	2006	2007	2008
	US $	US $	US $

Net revenues	2,332,126	21,313,370	25,464,315
Net loss	(5,253,552)	(5,353,183)	(5,343,181)
Basic net loss per share	(0.93)	(0.95)	(0.95)
Diluted net loss per share	(0.93)	(0.95)	(0.98)

(h)  Significant acquisition contract entered in 2009

On June 12, 2009, the Group entered into an equity transfer agreement and a subscription agreement to acquire 100% of the equity interest in Shanghai Yarun Culture Communications Company Limited (“Yarun”). The Group had previously entered into agreements in April, 2008 to acquire 100% equity interest of Yarun subject to certain conditions set forth in the purchase agreement. The Group and Yarun have agreed to terminate the agreements entered into in April, 2008 and entered into the said agreement. The aggregate consideration consists of $439,722 in cash and contingent consideration payable upon Yarun’s meeting certain operation performance targets in year 2009, 2010 and 2011 as stipulated in the purchase agreements. The specified price to earnings multiple for the 2009, 2010 and 2011 contingent consideration payable is within the range of 6 to 8 depending on the annual increase in the net income of Yarun’s audited financial statements during the contingent period. Both parties agreed that the consummation of the acquisition is to occur within 30 working days of the Group’s initial public offering if all other legal or operation preconditions are met.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Other current assets

	December 31,		September 30,
	2007	2008	2009
	US $	US $	US $

Deferred public offering cost	—	—	1,318,495
Deposits	69,636	269,930	474,429
Prepaid rental fee	68,990	66,385	26,456
Prepaid professional fee	126,902	52,524	245,867
Prepaid leasehold improvements	149,636	—	—
Advances to employees for business expenses	206	59,763	21,907
Amounts due from employees	—	84,190	—
Others	61,457	62,060	46,697
Total	476,827	594,852	2,133,851

6.	Property and equipment

	December 31,		September 30,
	2007	2008	2009
	US $	US $	US $

Furniture, fixtures and office equipments	250,550	479,798	532,517
Motor vehicles	93,968	62,362	62,303
Leasehold improvements	88,394	325,711	352,439
Light box	—	1,802,691	1,805,145

Total	432,912	2,670,562	2,752,404
Less: Accumulated depreciation	(226,828)	(507,860)	(840,937)

Property and equipment, net	206,084	2,162,702	1,911,467

Depreciation expense for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009 was $81,001, $90,609, $301,399, $227,432 (unaudited) and $333,687, respectively.

7.	Acquired intangible assets

	December 31,		September 30,
	2007	2008	2009
	US $	US $	US $

Customer relationships	—	2,226,163	2,224,044
Non-competition agreements	13,709	778,824	777,522
Advertising agency agreements	—	795,896	795,138
Backlog orders	—	600,953	600,381
Broadcasting agreements	193,979	193,979	208,815
Suppliers’ contracts	1,508	45,480	45,438

Total	209,196	4,641,295	4,651,338
Less: Accumulated amortization	(12,434)	(1,108,466)	(2,264,045)

Intangible assets, net	196,762	3,532,829	2,387,293

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The annual estimated amortization expense for the above intangible assets is as follows:

Amount
US $

The remainder of 2009	336,722
December 31, 2010	793,589
December 31, 2011	475,200
December 31, 2012	399,689
December 31, 2013	382,093

8.	Investments in associates

(a)  Investment in Winmax Resources Limited (“Winmax”)

On April 30, 2004, the Group subscribed a 40% equity interest of the enlarged share capital in Winmax, a wholly-owned subsidiary of Media Chinese International Limited, at the consideration of (a) $1,143,718 and (b) the Group’s 100% equity interest in Media2U Company Limited (“Media2U”). Winmax was an investment holding company registered in the British Virgin Islands owning 100% interest in One Media Group (“OMG”). Pursuant to the purchase agreement if Media2U did not to achieve a predetermined profit performance target for the two years ended March 31, 2006, the Group was obligated to either make an additional cash payment of up to $19.1 million to the Winmax selling shareholder or to surrender up to 25.027% of the equity interest of Winmax to its selling shareholder. The method of settlement was at the discretion of the Group. Upon consummation of the acquisition, the Group recognized the portion of the gain, related to the disposition of the equity interest of Media2U that was not subject to contingent consideration. The Group deferred the recognition of the residual portion of the disposal gain as a certain portion of the risks and rewards associated with Media2U continued to remain with the Group.

As part of the transaction, the Group was granted a call option to acquire 7.87% equity interest of Winmax at an exercise price equal to 95% of the publicly traded common shares of Winmax’s subsidiary The call option was exercisable for a period of twelve months starting from (i) the date on which OMG became tradable in the relevant stock exchange, provided that such date occurred prior to September 30, 2006 or (ii) seven days after the receipt of a notice from the selling shareholder indicating the failure of Media2U to meet its predetermined profit performance target provided that OMG became tradable subsequent to September 30, 2006. The fair value of the call option was approximately $156,282 and was expensed in the consolidated statements of operations in year 2006 when the call option expired unexercised.

On October 10, 2006, the Group returned 25.027% equity interest of Winmax to its selling shareholder in settlement of the contingent consideration since Media2U failed to achieve the predetermined profit performance target for two years ended March 31, 2006. Accordingly, the purchase price allocation was adjusted and the deferred disposal gain of $6,902,033 was reversed as of December 31, 2006 to reflect the Group’s decreased equity holding in Winmax.

On December 31, 2006, the Group determined that the estimated amount to be realized from its investments in Winmax was lower than their carrying value for a prolonged period with no immediate prospect of recovery. Accordingly, an impairment loss amounting to approximately $1,900,000 was recognized in the consolidated statements of operations since the Group believed that the decline in the value was other than temporary.

The difference of $628,598 and $465,519 between the carrying value of the Group’s investments under equity method and the Group’s share in its associate’s net assets as of December 31, 2006 and 2007 was attributable to the intangible assets, advertising customer base and magazine distribution network, net of amortization and the goodwill recorded as of the acquisition date.

On March 18, 2008, Winmax was liquidated and the Company became a direct holder of an 11.07% interest in OMG. In June 2008, the Company lost its ability to exercise significant influence over OMG as a result, the

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company changed its accounting treatment of its investment in OMG from the equity method to available-for-sale securities accounting, with effect from June 1, 2008. In addition, the Company’s senior executives who sat on the board of OMG was reduced to one (out of seven) director when the Company’s senior executives resigned from their executive positions as the CEO and CSO of OMG. At December 31, 2008, the Group evaluated the fair value of its available-for-sale securities and $2.7 million of other-than-temporary impairment was recorded in the consolidated statements of operations. The Group continued to evaluate the fair value its available-for-sale securities as of September 30, 2009 and $0.2 million of unrealized gains was recorded in the accumulated comprehensive income in shareholder’s equity for the nine months ended September 30, 2009. In addition, the Group granted a right of first refusal to Media Chinese International with respect to any sale of our interest in One Media Group in the future.

Winmax had a fiscal year end of March 31, and the results of investment in Winmax/OMG have been equity accounted for based on the audited financial statements for the years ended March 31, 2006, 2007 and 2008 when the Group’s senior executives had the ability to exercise significant influence over OMG through its two (out of eight) board seats on the board of directors of OMG, who were also the Chief Executive Officer (“CEO”) and Chief Strategy Officer (“CSO”), respectively, of OMG.

The following sets forth the changes in the investment in Winmax/OMG:

US $

Beginning balance as of January 1, 2006	13,547,480
Add: Share of the undistributed (losses)/ earnings for the year	(1,602,613)
Less: Reversal of deferred gain	(6,902,033)

Balance before impairment as of December 31, 2006	5,042,834

Less: Impairment	(1,900,000)

Ending balance as of December 31, 2006	3,142,834

Beginning balance as of January 1, 2007	3,142,834
Add: Share of the undistributed (losses)/ earnings for the year	97,596

Ending balance as of December 31, 2007	3,240,430

Beginning balance as of January 1, 2008	3,240,430
Add: Share of the undistributed (losses)/ earnings for the five months ended	27,132
Less: Dividend received	(91,392)

Balance before impairment as of June 1, 2008	3,176,170

Beginning balance as of June 1, 2008	3,176,170
Less: Impairment loss on marketable securities	(2,731,856)
Add: Effect of foreign currency translation	640,747

Ending balance as of December 31, 2008	1,085,061

Beginning balance as of January 1, 2009	1,085,061
Add: Change of fair value in marketable securities	172,303
Add: Effect of foreign currency translation	(1,033)

Ending balance as of September 30, 2009	1,256,331

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b)  Investment in Hebei Daren Culture Media Limited (“Hebei Daren”)

In 2005, the Group obtained a 30% equity interest in Hebei Daren as part of the acquisition of Daren. For the years ended December 31, 2006 and 2007, the Group recorded its share of (losses)/profit of $(127) and $415 in the consolidated statements of operations, respectively. In 2007, the Group disposed its 30% equity interest in Hebei Daren and recognized a $26,594 gain on the disposal in the consolidated statements of operations.

(c)  Investment in Shanghai FLOG Culture Communication Co., Ltd (“FLOG”’)

On January 20, 2008, the Group purchased a 10.71% equity interest in Shanghai FLOG Culture Communication Co., Ltd (“FLOG”’) at a total consideration of $2.2 million. The purchase consideration and the Group’s shareholding in FLOG is subject to adjustment upon FLOG meeting pre-determined profit performance targets for 2007 and 2008, that (i) the Group is entitled to receive up to additional 89.21% of FLOG’s equity interest at no additional consideration if FLOG fails to achieve the targets and (ii) the Group is obligated to pay an additional consideration up to $0.5 million if FLOG achieves the targets. In addition, the purchase agreement granted the Group a right to return the 10.71% equity interest in FLOG to its owners for the initial consideration paid in the case that FLOG was loss making for the pre-determined period.

Given the significant deterioration in FLOG’s financial condition the purchase consideration payable for FLOG was subsequently renegotiated to be $0.8 million in May 2008.

From January 21, 2008 to August 31, 2008, the Group had the ability to exercise significant influence over FLOG through our representation on the board of directors of FLOG (one director out of five). The Group had accounted for its investment in FLOG using the equity method for the relevant period.

In August, 2008 the Group ceased to have the ability to exercise significant influence over FLOG because it ceased to have board representation. As a result, the Group changed its accounting treatment of its investment in FLOG from the equity method to the cost method.

As at December 31, 2008, the Group evaluated its investment in FLOG and provided a full impairment loss because it considered any recovery of its investment in FLOG to be remote.

Amounts
US $

Total investment in FLOG	793,736
Less: Share of the undistributed losses	(53,155)
Less: Impairment of investment in FLOG	(740,581)

Balance at December 31, 2008	—

The Group currently does not intend to exercise our option to acquire the additional equity interest.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Goodwill

The changes in the carrying amount of goodwill in each of the segments are as follows:

	Radio	Outdoor	TV	PR	Total
	US $	US $	US $	US $	US $

January 1, 2006	266,055	—	—	—	266,055
Goodwill impairment loss	(266,055)	—	—	—	(266,055)

December 31, 2006	—	—	—	—	—

Goodwill acquired during the year	380,007	—	—	—	380,007

December 31, 2007	380,007	—	—	—	380,007

Goodwill acquired during the year	2,335,908	9,129,355	3,738,223	284,126	15,487,612

December 31, 2008	2,715,915	9,129,355	3,738,223	284,126	15,867,619

Effect of foreign currency translation	(26,295)	(131,919)	(3,558)	(270)	(162,042)
September 30, 2009	2,689,620	8,997,436	3,734,665	283,856	15,705,577

Goodwill arose from the acquisitions of Daren, Breeze, Alliance, Hongmen and Yanhuang (Note 4).

The Company performs a goodwill impairment test annually on October 1 and the first anniversary of the acquisition date. In performing the first step (“Step 1”) of the goodwill impairment test, the Company compared the net book value of the reporting units to their estimated fair values, determined by using a discounted cash flow (“DCF”) analysis. When performing the DCF analysis, the Company has taken into consideration the overall industry and economic conditions and trends, and market risk of the Company. The discount rates utilized in these DCF analyses reflect market-based estimates of the risks associated with the projected cash flows of individual reporting units. The discount rates and terminal growth rates utilized in the DCF analyses were 15% and 3%, respectively in 2006.

Due to the business deterioration of the radio segment in 2006, the result of Step 1 process indicated that there was a potential impairment of goodwill in it. As a result, the second step (“Step 2”) of the goodwill impairment test was performed and the implied fair value of goodwill was determined by allocating the fair value of the reporting unit to all the assets and liabilities (including any unrecognized intangible assets and related deferred taxes) as if the reporting unit had been acquired in a business combination. As a result of the Step 2 analysis, an impairment loss of $266,055 was recognized for the year ended December 31, 2006. There was no impairment loss recognized for the years ended December 31, 2007 and 2008 and for the nine months ended September 30, 2009.

10.	Short-term borrowings

	December 31,		September 30,
	2007	2008	2009
	US $	US $	US $

Short-term bank loans	—	1,612,312	292,869
Other short-term borrowings	—	732,869	—

Total	—	2,345,181	292,869

As of December 31, 2008, short-term bank loans consisted of two bank loans of $1,319,164 and $293,148, repayable on August 14, 2009 and December 24, 2009 and bearing interest at 8.59% and 6.11% per annum,

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively. The $1,319,164 bank loan was pledged by a lien on the house of a former shareholder of Dianguang and the $293,148 bank loan was secured by a third party. Other short-term borrowings represented a loan from a third party, repayable on June 21, 2009 and bearing interest at 14.40% per annum. The other short-term borrowing was pledged by a lien on a house of a former shareholder of Dianguang. The short-term bank loans and the other short-term borrowing do not contain any covenant clause.

As of September 30, 2009, short-term bank loan of $292,869 is repayable on December 24, 2009 and bears interest at 6.11% per annum. The bank loan was secured by a third party.

11.	Accrued expenses and other current liabilities

Accrued expenses and other current liabilities comprise of:

	December 31,		September 30,
	2007	2008	2009
	US $	US $	US $

IPO related expense	—	—	1,318,495
Accrued professional fees	777,714	1,013,912	961,958
Accrued liabilities to suppliers	179,751	86,228	109,653
Accrued salary and employee benefits	86,243	183,551	188,438
Accrued office expenses	13,460	90,875	95,950
Interest payable	—	—	61,113
Legal liability*	—	—	51,476
Others	101,495	159,336	162,250

Total	1,158,663	1,533,902	2,949,333

*	During 2009, Hongmen, one of the Company’s VIEs, was named as a defendant in legal proceeding in relation to dispute over employee salaries and benefits. The Group have recorded a liability as of September 30, 2009 with respect to this legal proceeding as it was determined that such loss contingency is probable and reasonably estimable. The legal proceeding is expected to be settled within one year.

12.	Profit distributable to former owners of acquired businesses

	December 31,		September 30,
	2007	2008	2009
	US $	US $	US $

Former owner of Breeze	88,374	87,181	—
Former owner of Yanhuang	—	1,445,132	1,342,771

Total	88,374	1,532,313	1,342,771

Pursuant to the relevant acquisition agreements, the former owners of Breeze and Yanhuang were entitled to payment of accumulated retained earnings prior to the Group’s acquisition of those companies.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Acquisition consideration payable

Acquisition consideration payable compromises:

	December 31,		September 30,
	2007	2008	2009
	US $	US $	US $

Former owner of Breeze (Note 4)	560,080	2,884,717	—
Former owner of Alliance (Note 4)	—	197,954	197,766
Former owner of Dianguang (Note 4)	—	5,435,363	4,698,018
Former owner of Yanhuang (Note 4)	—	4,372,298	4,368,136

Total	560,080	12,890,332	9,263,920

14.	Shareholder loan and embedded derivatives

On May 11, 2004, in connection with its investment in Winmax, the Company obtained a $1.55 million interest free shareholders’ loan from certain shareholders of the Company, their immediate family members and other third party. The key terms of shareholders’ loan are as summarized below:

(1). From May 11, 2004 to June 29, 2006, the shareholders’ loan was not repayable;

(2). From June 30, 2006 to June 30, 2007, the shareholder loan was repayable at the option of the lending shareholder upon a written notice. The form of settlement consideration depended upon whether OMG, a subsidiary of Winmax, was publicly listed on the date the written notice was submitted. The shareholders’ loan may be repaid using the following options (“Repayment options”):

(i) Publicly traded common shares of the Company’s associate — OMG;

(ii) Cash consideration equivalent to 95% of fair market value of OMG shares held by the Company;

(iii) The Company’s common shares at a predetermined discounted value.

(3). Subsequent to June 30, 2007, the loan was repayable at the Company’s option using any of the above repayment options.

Upon the completion of OMG’s listing in 2005, certain terms of the Repayment options met the definition of an embedded derivative. The embedded derivatives are presented as non-current assets with the changes in their fair value recorded in the consolidated statements of operations. The Group does not enter into derivative contracts for hedging purposes and therefore, hedge accounting has not been applied. The Company recorded a $1,521,009 of unrealized gain, a $65,628 of unrealized loss, a $358,475 of unrealized gain, a $350,060 (unaudited) of unrealized gain and a $16,823 of unrealized loss arising from this embedded derivative for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009, respectively.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Other (expense)/income, net

				For the Nine Months
	For the Years Ended December 31,			Ended September 30,
	2006	2007	2008	2008	2009
	US $	US $	US $	US $
				(Unaudited)	US $

Foreign exchange (loss)/income	(38,907)	(53,550)	(220,099)	(236,652)	24,772
Disposal gain from investment in Daren	—	27,009	—	—	—
Penalty received from a customer’s cancellation of contract	—	—	—	—	171,845
Dividend received from OMG	—	—	—	—	65,635
Liquidation income received from Winmax	—	—	—	—	15,423
Other	—	96	61,345	(13,216)	13,089

Total	(38,907)	(26,445)	(158,754)	(249,868)	290,764

16.	Taxation

(a)  Income taxes

Cayman Islands

Under the current laws of the Cayman Islands and the British Virgin Islands, Redgate and its subsidiaries incorporated in either Cayman Islands or the British Virgin Islands, are not subject to tax on their income or capital gains.

British Virgin Islands

RGM and Radio are tax-exempted companies incorporated in British Virgin Islands.

Hong Kong (“HK”)

Redgate HK and PAMC are subject to income tax at a rate of 17.5% prior to December 31, 2007 and 16.5% thereafter on their taxable income generated from operations in Hong Kong. Certain specified types of income such as dividend derived from subsidiaries and qualified interest income are not subject to income taxes in accordance with the relevant HK tax rules and regulations. Additionally, payments of dividends by Redgate HK and PAMC to its equity owners are not subject to any HK withholding tax.

No HK profits tax has been provided as there has been no assessable profit arising in Hong Kong for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 (unaudited) and 2009 presented.

China

Prior to January 1, 2008, the Group’s subsidiaries and VIEs in PRC were governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the previous income tax laws and rules). Pursuant to the previous income tax laws and rules, the Group’s subsidiaries and VIEs are generally subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. An enterprise qualified as a “High and New Technology Enterprise” (“HNTE”) in Beijing High and New Technology Development Zone is entitled to a preferential tax rate of 15% and is further entitled to a three-year EIT exemption for its first three years of operations and a 50% tax reduction to 7.5% for the subsequent three years.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On March 16, 2007, the National People’s Congress adopted the Corporate Income Tax Law (the “New CIT Law”), which became effective from January 1, 2008 and replaced the existing separate income tax laws for domestic enterprises and foreign-invested enterprises by adopting a uniform income tax rate of 25%. Preferential tax treatments will continue to be granted to entities that are qualified as “high and new technology enterprises strongly supported by the State”, or conducted business in encouraged sectors.

In addition, under the New CIT Law, effective from January 1, 2008, dividends, interests, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. The withholding tax rate is 5% for the parent company in Hong Kong and 10% for the parent company in other countries. This new withholding tax imposed on the dividend income received from the Group’s PRC subsidiary will reduce the Group’s net income. On February 22, 2008, the Ministry of Finance and State Tax Bureau jointly issued a circular which stated that for foreign invested enterprises, all profits accumulated up to December 31, 2007 are exempted from withholding tax when they are distributed to foreign investors.

Breeze was qualified as a HNTE, and therefore entitled to a three-year exemption from 2005 to 2007. Starting from 2008 the applicable CIT rate is 25% thereafter.

Hongmen was subject to a concessionary income tax rate of 2.5% on total taxable revenue prior to January 1, 2009, and the prevailing income tax rate of 25% on taxable income thereafter.

Wanli was subject to a concessionary income tax rate of 11% on taxable interest income for year 2006, 2007.

Online was subject to a concessionary income tax rate of 2.5% on total taxable revenue, starting from 2009.

The Group’s other subsidiaries and VIEs in PRC were subject to the prevailing income tax rate of 33% on taxable income prior to January 1, 2008, and the prevailing income tax rate of 25% on taxable income thereafter.

Composition of income tax benefit/ (expense)

The following table sets forth the current and deferred portions of income tax expense of the Group’s subsidiaries and VIEs, which were included in the consolidated statements of operations for the periods presented:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	US $	US $	US $	US $	US $
				(Unaudited)

Current provision for income taxes in the PRC	—	—	(558,184)	(230,201)	(1,602,490)
Deferred income tax benefit	—	3,109	272,412	92,286	304,067

Income tax benefit/(expense)	—	3,109	(285,772)	(137,915)	(1,298,423)

The aggregate amount and per share effect of the tax holiday are as follows:

				For the Nine Months Ended
	For the Years Ended December 31,			September 30,
	2006	2007	2008	2008	2009
	US $	US $	US $	US $	US $
				(Unaudited)

The aggregate dollar effect	—	18,386	—	—	—
Per share effect, basic and diluted	—	0.0033	—	—	—

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, 2007 and 2008 and September 30, 2009, the significant temporary differences between the tax and financial statement basis of assets and liabilities that gave rise to deferred tax assets and liabilities were principally related to the following:

	December 31,			September 30,
	2006	2007	2008	2009
	US $	US $	US $	US $

Deferred tax assets:
Net operating loss carry forwards	577,507	1,047,396	1,859,836	2,309,856
Others	—	—	13,595	13,582

Total deferred tax assets	577,507	1,047,396	1,873,431	2,323,438
Less: valuation allowance	(577,507)	(1,047,396)	(1,859,836)	(2,291,195)

Deferred tax assets, net	—	—	13,595	32,243

Deferred tax liabilities:
Acquired intangible assets	—	49,190	883,209	596,823

Deferred tax liabilities, net	—	49,190	883,209	596,823

A valuation allowance has been provided for all deferred tax assets as at December 31, 2006 and 2007 as management believes it is more likely than not that the deferred tax assets will not be realized in the foreseeable future. In year 2008 and for the nine months ended September 30, 2009, certain deferred tax assets arose from the allowance for doubtful accounts, in a subsidiary which has a cumulative profit. Valuation allowance has been provided for the deferred tax assets of certain PRC entities, as management believes it is more likely than not that the deferred tax assets of these entities will not be realized in the foreseeable future.

Under the New CIT Law, the loss incurred during a tax year by an enterprise may be carried forward to the following years and set off against the profits of the following years, but the period shall not exceed a maximum of five years. The Group had total net operating loss carried forwards as of December 31, 2006, 2007 and 2008 and as of September 30, 2009 amounting to $2,452,286, $4,111,054, $7,495,681 and $9,614,070, respectively. In accordance with the New CIT Law, the net operating loss carry forwards for the PRC subsidiaries expire on various dates through 2014.

The following table sets forth the movement of the valuation allowance for net deferred tax assets for the periods presented:

	For the Years Ended December 31			For the Nine Months Ended
	2006	2007	2008	September 30 2009
	US $	US $	US $	US $

Balance at beginning of the year/period	(77,806)	(577,507)	(1,047,396)	(1,859,836)
Provision for the year/period	(499,701)	(469,889)	(812,440)	(431,359)

Balance at end of the year/period	(577,507)	(1,047,396)	(1,859,836)	(2,291,195)

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation between the provision for income tax computed by applying the PRC EIT tax rate of 33% for 2006, 2007 and the tax rate of 25% for 2008 and for the nine months ended September 30, 2008 and 2009 to the actual provision of income taxes is as follows:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	US $	US $	US $	US $	US $
				(Unaudited)

(Loss) before income taxes, investment in associates and non-controlling interests	(1,517,554)	(3,370,406)	(6,405,941)	(5,069,276)	(1,383,116)
Among which:
Income/(Loss) before income taxes subject to
Cayman Islands, BVI and HK operations	515,321	(1,767,353)	(5,212,825)	(3,382,354)	(2,593,915)
(Loss)/Income before income taxes subject to the PRC operations	(2,032,875)	(1,603,053)	(1,193,116)	(1,686,922)	3,977,031
PRC statutory tax rate	33%	33%	25%	25%	25%

Income tax benefit/(expense) at statutory tax rate	670,849	529,007	298,279	421,731	(994,258)
Effect of the predetermined income tax rate of subsidiaries	—	—	(6,768)	(5,830)	—
Effect of tax holiday	—	18,386	—	—	—
Acquired intangible assets amortization charge	—	3,109	272,412	92,286	285,414
Permanent differences*	(171,148)	(77,504)	(37,255)	1,733	(158,220)
Changes in valuation allowances	(499,701)	(469,889)	(812,440)	(647,835)	(431,359)

Income tax benefit/(expense)	—	3,109	(285,772)	(137,915)	(1,298,423)

Effective income tax rate	0%	(0.19)%	23.95%	8.18%	(32.65)%

*	Permanent differences mainly consist of non deductible tax expenses as a result of i) over payment of staff welfare in excess of statutory requirements, ii) penalty and fire from tax authority, iii) expenses without certified tax receipts or in excess of statutory allowance limit, iv) loss as a result of employee salaries and benefits dispute.

(b)  Business tax and related surcharges

The Group’s PRC operations are subject to business tax and other sale related surcharges at the rate of 8.40% to 9.45% of advertising service revenue after deduction of certain operating costs, or 5.25% to 5.70% of production service revenue and other revenues as permitted by the PRC tax laws.

(c)  Tax payable

Tax payable includes income tax payable, business tax payable, individual income tax payable and other surcharges as applicable. Tax payable includes income tax payable of nil, $2,244,753 and $3,000,327 as of December 31, 2007 and 2008 and September 30, 2009, respectively.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Notes payable

On May 15, 2009, the Group entered into a Note Purchase Agreement with one of the Group’s preferred shareholders for issuance of a promissory note (the “Note”) in the form of a line of credit. The Note has a principal amount of up to $5 million, and bears an interest rate of 10% per annum which is payable in arrears on quarterly basis with a deduction of $7,500 in each quarterly payment. The Note is due upon the earliest of (i) the date that the Group completes its initial public offering, (ii) the third anniversary of the first advance of funds by the Note holders and (iii) the occurrence of certain qualified business consolidation events, or collectively, maturity events. The Group is entitled to prepay all or part of the outstanding balance without penalty after the first anniversary of the first advance. A penalty equal to one year interest is required, if the Group prepays the Note prior to the first anniversary.

The line of credit is collateralized by 1,521,607 Class F Preferred Shares, with par value of $0.0025 per share, which are held in escrow. The Note conveys the right to the Note holders of one vote for each preferred share that the Note may convert to, and the Note holders also has the same dividend rights as other preferred shareholders. Any dividend declared to Class F Preferred Share will be remitted to the Note holder as repayment of the Note.

The holder of the Note has a right to convert the entire outstanding amount of the Note into 547,960 of the Group’s Class F Preferred Share at a price of $9.12 per share. Upon notice that the Note holder intends to exercise the conversion right, the Company, at its sole discretion, may repay the entire outstanding loan in lieu of the preferred share conversion. In the event that the Note holder converted the outstanding amount of the Note into 547,960 Class F Preferred Shares, the Company has the right to purchase the remaining 973,647 Class F Preferred Share at par value. The Note will also automatically convert into 1,521,607 Class F Preferred Shares, if the Note is not repaid upon maturity.

On July 27, 2009 and September 1, 2009, the Company made draw downs of the credit line in the amounts of $1,945,000 and $3,055,000, respectively.

18.	Loss per share

The following table sets forth the computation of basic and diluted loss per share indicated as below:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	US $	US $	US $	US $
				(Unaudited)	US $

Numerator:
Net loss	$(5,176,576)	$(3,269,701)	$(7,442,980)	$(5,887,934)	$(84,227)
Numerator for basic loss per share	(5,176,576)	(3,269,701)	(7,442,980)	(5,887,934)	(84,227)

Diluted adjustment:
Unrealized (loss)/gain from fair value of derivative financial instrument**	—	—	358,475	350,060	—
Interest expense	—	—	—	—	—
Numerator for diluted loss per share	$(5,176,576)	$(3,269,701)	$(7,801,455)	$(6,237,994)	$(84,227)

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
				(Unaudited)

Denominator:
Weighted-average number of common shares outstanding, basic	5,641,694	5,641,694	5,641,694	5,641,694	5,641,694
Effect of convertible preferred shares*	—	—	—	—	—
Effect of shareholder loan redeemable in common stock**	—	—	188,665	188,665	—
Effect of notes payable redeemable in common stock*	—	—	—	—	—
Effect of share options*	—	—	—	—	—

Weighted-average number of common shares outstanding, diluted	5,641,694	5,641,694	5,830,359	5,830,359	5,641,694

Basic loss per share	$(0.92)	$(0.58)	$(1.32)	$(1.04)	$(0.01)
Diluted loss per share	$(0.92)	$(0.58)	$(1.34)	$(1.07)	$(0.01)

*	The potentially dilutive securities were not included in the calculation of diluted loss per share for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009 because of their anti-dilutive effect.

**	The shareholder loan only became redeemable in common stock during the year ended December 31, 2007 and periods after. The potentially dilutive securities were not included in the calculation of diluted loss per share for the years ended December 31, 2006 and 2007 and for the nine months ended September 30, 2009 because of their anti-dilutive effect. However, the potentially diluted securities were included in the calculation of diluted loss per share for the year ended December 31, 2008 and for the nine months ended September 30, 2008 because of their dilutive effect.

19.	Common shares

The authorized share capital of the Company is $920,549 divided into 368,219,600 common shares with a par value of $0.0025 each. As at September 30, 2009, there were 5,641,694 common shares issued and outstanding. 2,133,004 common shares have been reserved for the Company’s Employee Share Option plan.

20.	Share-based compensation

Employee Share Option Scheme

On January 2, 2004, the Board of Directors of the Company approved the employee share option scheme dated January 2, 2004 (the “Old option scheme”), which provides for the issuance of options to purchase up to 2,133,004 common shares, to any qualified employees, as determined by the Board of Directors of the Company. These awards vest over a two to four years period, with a pro-rata portion of the options to vest on each of the anniversary of the date of grant. The option must be exercised by the option holder prior to the earlier of (i) termination of service with the Company; (ii) the tenth anniversary of the grant date; (iii) upon the initial public offering of the Company; (iv) upon the sale of over 50% of the Company; (v) if the option holder becomes bankrupt.

On July 20, 2005, the Board of Directors of the Company approved the employee share option scheme dated December 31, 2004 (the “New option scheme”). The New option scheme replaced the Old option scheme, and the terms and conditions of the New option scheme are identical to the terms and conditions of the Old option scheme. All options granted under the Old option scheme were cancelled and replaced with the identical amount of options

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under the New option scheme. The Company has accounted for this replacement of option scheme as a modification with no incremental compensation cost recognized.

The following table summarizes the Company’s share option activities with its employees.

			Weighted Average
			Remaining
	Number of	Weighted Average	Contractual Life
	Shares	Exercise Price	(Years)
		US $

Outstanding as of January 1, 2006	155,280	2.37	9.11
Options granted	20,520	2.71	9.81

Outstanding as of December 31, 2007	175,800	2.41	8.30
Options granted	48,000	9.13	9.62

Outstanding as of December 31, 2008	223,800	3.85	7.63
Options granted	5,600	9.13	9.50

Outstanding as of September 30, 2009	229,400	3.98	6.95

Vested and exercisable as of September 30, 2009	149,760	3.42	6.58

There are no options exercised and no options forfeited or expired during the years ended December 31, 2006, 2007 and 2008, and the nine months ended September 30, 2009.

The aggregate intrinsic values for the outstanding, vested and exercisable options as of September 30, 2009 are zero.

The weighted-average grant date fair value of options granted during the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2009 was as follows:

				For the Nine
	For the Years Ended			Months Ended
	December, 31			September 30,
	2006	2007	2008	2009

Grant date fair value ($)	92	7,238	4,825	59
Options granted (number of shares)	92,040	20,520	48,000	5,600
Weighted average grant date fair value ($)	0.0010	0.3528	0.1005	0.0105

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the status of the Company’s non-vested options as of September 30, 2009, and changes during the nine months ended September 30, 2009, are presented below:

		Weighted-Average
	Number of	Grant-Date Fair
Non-Vested Options	Shares	Value
		US $

Non-vested at January 1, 2007	121,700	0.04
Granted	20,520	0.35
Vested	(40,560)	0.04
Forfeited	—	—

Non-vested at December 31, 2007	101,660	0.10
Granted	48,000	0.10
Vested	(59,620)	0.10
Forfeited	—	—

Non-vested at December 31, 2008	90,040	0.10
Granted	5,600	0.01
Vested	(16,000)	0.10
Forfeited	—	—

Non-vested at September 30, 2009	79,640	0.09

For the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009, the Company recorded share-based compensation of $2,018, $2,034, $6,586, $4,818 (unaudited) and $4,520 for options granted to the Company’s employees.

As of September 30, 2009, there was $3,024 of unrecognized compensation cost, related to non-vested stock based awards granted to the Company’s employees. This cost is expected to be recognized over a weighted average period of 0.48 years.

Other

As discussed in Note 4(a), in July 2007, the Group agreed to give a 20% equity interest in its subsidiary Daren to Daren’s management as an incentive effective on January 1, 2008. The Group determined the fair value of the 20% equity interest in Daren, to be $132,624 which was recorded as compensation expense for services. The compensation expenses were amortized over the requisite service period of 6 months and recognized in the salary and employee benefits in the consolidated statements of operations for the year ended December 31, 2007.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Convertible preferred shares

The Company issued a number of series of Convertible Preferred Shares. The details of each series of Convertible Preferred Shares are as follows:

	Date of	Issue	Shares	Shares Issued and	Liquidation
	Issue	Price	Authorized	Outstanding	Value
		US $			US $

Class A	March, 2003	0.50	1,465,080	1,465,069	732,540
Class B	October, 2003	1.00	2,000,000	2,000,000	2,000,000
Class C	September, 2004	2.71	2,980,400	2,980,253	8,066,034
Class D	September, 2007	6.57	760,811	760,811	4,997,410
Class D2	November, 2007	7.01	356,709	356,686	2,498,966
Class E	June, 2008	9.12	1,643,280	964,041	8,795,114
Class F*	May, 2009	9.12 *	1,521,640	1,521,607	10,000,000

Total			10,727,920	10,048,467	37,090,064

*	Class F Preferred Shares were issued for a receivable from the preferred shareholder equals to the face value of shares issued. The Company accounted for the receivable and the preferred shares on a net basis. The Class F Preferred shares are not considered outstanding for the purpose of computing and reporting loss per share, because any dividend declared to these shares will be remitted to the Note holder as repayment of the Note. (Note 17)

The Company accounted for issuance of the Convertible Preference Shares in accordance with guidance on Classification and Measurement of Redeemable Securities and classified its issuances as mezzanine equity.

Key terms of the Convertible Preferred Shares are as follows:

Dividends

None of the convertible preferred shares bear dividends.

Liquidation preference

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of then existing different classes of preferred shares will be paid the original preferred share issue price (subject to adjustment of such fixed dollar amount for any share splits, share dividends, combinations, recapitalization or the like) for that class of preferred shares. The liquidation preference of Class F, E, D2, D, C, B and A is $6.57, $9.12, $7.01, $6.57, $2.71, $1.00 and $0.50 per share respectively in preference to the shareholders of common shares.

Conversion

Each Convertible Preferred Share shall be convertible at the option of the holder into common shares at an initial conversion price of Class F, E, D2, D, C, B and A is $9.12, $9.12, $7.01, $6.57, $2.71, $1.00, and $0.50 per common share respectively. The conversion prices for all preferred shares are subject to anti-dilution, share dividend, share splits, or combination of shares. Unless earlier converted, each Convertible Preferred Share shall automatically be converted into common shares at the conversion prices in effect immediately upon the earlier of (i) the closing of a qualified initial public offering of the common shares where the aggregate proceeds to the Company equal or exceed $40 million or (ii) for each class of Convertible Preferred Shares, the written consent of holders of at lease two-thirds of such class of Convertible Shares outstanding at the time.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Voting rights

Each share of Convertible Preferred Shares conveys the right to the shareholder of one vote for each common share upon conversion.

22.	Non-controlling Interests

Non-controlling interest on consolidated balance sheets:

	December 31,		September 30,
	2007	2008	2009
	US $	US $	US $

Non-controlling Interests in Hongmen (Note 1)	—	930,478	613,094
Non-controlling Interests in Yanhuang (Note 1)	—	2,738,376	3,340,586
Non-controlling Interests in Daren (Note 1)	—	—	(60,208)

Total	—	3,668,854	3,893,472

Non-controlling interest on the consolidated statements of operations:

	For the Years Ended			For the Nine Months Ended
	December 31,			September 30,
	2006	2007	2008	2008	2009
	US $	US $	US $	US $	US $
				(Unaudited)

Non-controlling Interests in Hongmen (Note 1)	—	—	226,661	(39,223)	316,429
Non-controlling Interests in Yanhuang (Note 1)	—	—	(210,835)	94,024	(545,667)
Non-controlling Interests in Daren (Note 1)	—	—	—	—	60,318

Total	—	—	15,826	54,801	(168,920)

23.	Related Party Transactions

(a)  The table below sets forth the major related parties and their relationships with the Group:

Related party’s name	Relationship with the Group

Shareholders and their immediate family members
Mr. Jin Yue	PRC nominee shareholder of Wanli and Online (Note 1)
Mr. Lu Xiaoyi	General manager of Breeze
Mr. Zhao Yigang	General manager of Yanhuang, and non-controlling shareholder of Yanhuang
Mr. Zhu Weidong	Non-controlling shareholder of Hongmen
Mr. Guo Chengye	Non-controlling shareholder of Hongmen
Mr. Fan Jinyu	General manager of Dianguang
Shanghai Liantong Advertising Company Limited (“Liantong Advertising”)	Related party of Dianguang

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b) Details of amount due from/to related parties were as follows:

	December 31,		September 30,
	2007	2008	2009
	US $	US $	US $

Amounts due from related parties:
Receivable from shareholder of Wanli and Online, Mr. Jin Yue (Note 1)	898,109	86,976	87,170
Receivable from Mr. Lu Xiaoyi	85,252	105,808	732
Receivable from Mr. Fan Jinyu	—	293,148	1,077,304
Receivable from Liantong
Advertising	—	452,112	452,112

Total	983,361	938,044	1,617,318
Amounts due to related parties:
Payable to Mr. Zhao Yigang	—	843,641	43,930
Payable to Mr. Zhu Weidong	—	73,287	—
Payable to Mr. Guo Chengye	—	73,287	—
Payable to Liantong Advertising	—	61,016	—

Total	—	1,051,231	43,930
Shareholder loans:
Loan from shareholders of the Company and their immediate family members (Note 14)	1,549,964	1,549,964	1,549,964

The receivable from Fan Jinyu represents a personal borrowing from Dianguang by Fan Jinyu.

The amounts due from or to related parties are unsecured, interest free and have no fixed repayment terms. Because the terms are not fixed or determinable, the Group did not impute interest income or expense on such amounts.

On December 1, 2009, Fan Jinyu repaid the personal borrowing of $784,156 to Dianguang and Liantong repaid $452,112 to Dianguang.

24.	Commitments

(a)  Operating leases

The Group has entered into operating lease agreements principally for its office spaces in the PRC. Rental expense under operating leases for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009 were $152,012, $242,086, $442,154, $238,782(unaudited) and $416,413, respectively.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The future obligations for operating leases as of September 30, 2009 are as follows:

Amount
US $

The remainder of 2009	334,786
December 31, 2010	356,745
December 31, 2011	123,783
December 31, 2012	76,878
December 31, 2013	51,252

Total	943,444

(b)  Other operating commitments

The Group has entered into exclusive purchase contract agreements with media asset suppliers and television stations for outdoor advertising billboard space rental and television advertising time slots.

The future minimum payments under non-cancelable purchase contract agreements as of September 30, 2009 are as follows:

Amount
US $

The remainder of 2009	577,295
December 31, 2010	1,413,961
December 31, 2011	1,831,893
December 31, 2012	1,978,328
December 31, 2013	2,066,188
December 31, 2014	1,671,841

Total	9,539,506

25.	Segment information

During the years ended December 31, 2006 and 2007, the Group operated in only one segment, which was radio advertising (“Radio”). With the acquisitions of various companies during the year 2008, the Group currently operates in four reportable segments that include Radio, Outdoor, TV, and PR. Each reportable segment is separately organized and provides distinct products and services to different customer groups. The Chief Executive Officer of the Company is the Group’s chief operating decision maker (“CODM”). The CODM reviews financial information related to each of the reportable segments including revenue, expenses, gross profit and net income. Since all of the Group’s operations are in the PRC, no separate geographical segment information is presented.

The reportable segments engage in the following services:

Radio advertising

Radio business involves radio program production, radio program syndication, radio advertising and radio station consultancy, and generates revenues primarily from radio advertisement sales, provision of radio media planning and buying services, sales of radio programs to radio stations and provision of consultancy services to radio stations.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Outdoor advertising

Outdoor advertising business currently consists of residential advertising network (through light box) in Shanghai and billboard advertising business that is focused in Beijing but also has a presence in other major cities. Revenue is derived primarily from selling advertising space on the light box and billboards.

TV advertising

Television advertising agency service focuses on acting as the exclusive agent to sell a specified time slots or all or substantially all of the advertising time for a program or an entire channel of a television station. The Group also provides customary television advertising agency services for advertisers.

PR & Event

PR & Event revenue is derived from assisting clients in planning, managing and executing media and communications strategy to generate favorable publicity for the clients or their products. The Group also assists clients in organizing certain events, such as store openings, product launches and sporting events.

The follow is a summary of relevant information relating to each segment reconciled to amounts on the accompanying consolidated statements for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009. Inter-segment transactions were eliminated in reconciling segment amounts to consolidated statements.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2006				For the Year Ended December 31, 2007				For the Year Ended December 31, 2008
		Redgate				Redgate							Redgate
	Radio	Corporate	Elimination	Total	Radio	Corporate	Elimination	Total	Radio	Outdoor	TV	PR	Corporate	Elimination	Total

Revenues
Revenues from external customers
Advertising placement services	2,272,070	—	—	2,272,070	3,998,504	—	—	3,998,504	2,757,924	3,327,940	2,830,268	—	—	—	8,916,132
Advertising production services	92,361	—	—	92,361	193,467	—	—	193,467	271,663	153,606	—	—	—	—	425,269
Public relations services	—	—	—	—	—	—	—	—	—	—	—	1,211,425	—	—	1,211,425
Other services	—	—	—	—	109,706	—	—	109,706	590,233	—	—	—	—	—	590,233

Total revenues from external customers	2,364,431	—	—	2,364,431	4,301,677	—	—	4,301,677	3,619,820	3,481,546	2,830,268	1,211,425	—	—	11,143,059
Revenues from internal customers
Advertising placement services	—	—	—	—	—	—	—	—	61,890	—	—	—	—	(61,890)	—
Total revenues	2,364,431	—	—	2,364,431	4,301,677	—	—	4,301,677	3,681,710	3,481,546	2,830,268	1,211,425	—	(61,890)	11,143,059

Less: Business tax and related surcharges	(43,709)	—	—	(43,709)	(72,187)	—	—	(72,187)	(113,949)	(137,042)	(68,530)	(44,355)	—	—	(363,876)

Total net revenues	2,320,722	—	—	2,320,722	4,229,490	—	—	4,229,490	3,567,761	3,344,504	2,761,738	1,167,070	—	(61,890)	10,779,183

Operating costs and expenses
Advertising placement and production cost	2,412,917	—	—	2,412,917	3,919,413	—	—	3,919,413	2,525,706	2,388,153	2,105,085	850,566	—	(61,890)	7,807,620
Salary and employee benefits	260,923	936,425	—	1,197,348	360,191	1,045,220	—	1,405,411	640,780	363,916	50,578	102,368	1,981,164	—	3,138,806
Selling and marketing	406,608	28,240	—	434,848	570,197	28,480	—	598,677	157,892	32,815	10,264	22,937	56,685	—	280,593
General and administrative	253,308	881,018	—	1,134,326	400,749	1,259,141	—	1,659,890	295,145	296,247	48,968	50,113	1,681,873	—	2,372,346
Intangibles amortization	—	—	—	—	—	12,434	—	12,434	70,274	332,717	681,024	5,637	—	—	1,089,652
Impairment loss on goodwill	—	266,055	—	266,055	—	—	—	—	—	—	—	—	—	—	—

Total operating cost and expenses	3,333,756	2,111,738	—	5,445,494	5,250,550	2,345,275	—	7,595,825	3,689,797	3,413,848	2,895,919	1,031,621	3,719,722	(61,890)	14,689,017

(Loss)/income from operations	(1,013,034)	(2,111,738)	—	(3,124,772)	(1,021,060)	(2,345,275)	—	(3,366,335)	(122,036)	(69,344)	(134,181)	135,449	(3,719,722)	—	(3,909,834)

Change in fair value of embedded derivatives	—	1,521,009	—	1,521,009	—	(65,628)	—	(65,628)	—	—	—	—	358,475	—	358,475
Impairment loss on marketable securities	—	—	—	—	—	—	—	—	—	—	—	—	(2,731,856)	—	(2,731,856)
Interest income	7,926	117,190	—	125,116	1,238	86,764	—	88,002	2,674	12,981	2,381	325	96,396	—	114,757
Interest expense	—	—	—	—	(39,868)	39,868	—	—	—	—	(78,729)	—	—	—	(78,729)
Other (expenses)/income, net	(8)	(38,899)	—	(38,907)	27,105	(53,550)	—	(26,445)	(19,614)	62,998	19,095	—	(221,233)	—	(158,754)

(Loss)/income before income taxes, investment in associates and non-controlling interests	(1,005,116)	(512,438)	—	(1,517,554)	(1,032,585)	(2,337,821)	—	(3,370,406)	(138,976)	6,635	(191,434)	135,774	(6,217,940)	—	(6,405,941)

Income tax benefit/(expense)	—	—	—	—	3,109	—	—	3,109	(161,402)	(121,388)	40,809	(43,773)	(18)	—	(285,772)

(Loss)/income before investment in associates and non-controlling interests	(1,005,116)	(512,438)	—	(1,517,554)	(1,029,476)	(2,337,821)	—	(3,367,297)	(300,378)	(114,753)	(150,625)	92,001	(6,217,958)	—	(6,691,713)

(Loss)/profit from investment in associates	(127)	(3,658,895)	—	(3,659,022)	—	97,596	—	97,596	—	—	—	—	(767,093)	—	(767,093)

Net (loss)/income	(1,005,243)	(4,171,333)	—	(5,176,576)	(1,029,476)	(2,240,225)	—	(3,269,701)	(300,378)	(114,753)	(150,625)	92,001	(6,985,051)	—	(7,458,806)
Net loss attributable to the non-controlling interest	—	—	—	—	—	—	—	—	—	15,826	—	—	—	—	15,826

Net (loss)/income attributable to common shareholders	(1,005,243)	(4,171,333)	—	(5,176,576)	(1,029,476)	(2,240,225)	—	(3,269,701)	(300,378)	(98,927)	(150,625)	92,001	(6,985,051)	—	(7,442,980)

Total assets, excluding acquired intangible assets and goodwill	1,819,418	7,177,651	—	8,997,069	1,699,284	12,458,098	—	14,157,382	2,373,541	10,614,235	5,548,482	301,670	7,439,865	—	26,277,793
Acquired intangible assets	—	—	—	—	196,763	—	—	196,763	138,814	3,001,595	384,383	8,037	—	—	3,532,829
Goodwill	—	—	—	—	380,007	—	—	380,007	2,715,915	9,129,355	3,738,223	284,126	—	—	15,867,619

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For Nine Months Ended September 30, 2008							For the Nine Months Ended September 30, 2009
					Redgate							Redgate
	Radio	Outdoor	TV	PR	Corporate	Elimination	Total	Radio	Outdoor	TV	PR	Corporate	Elimination	Total

Revenues
Revenues from external customers
Advertising placement services	1,990,887	418,898	1,255,107	—	—	—	3,664,892	828,864	9,142,418	7,805,343	—	—	—	17,776,625
Advertising production services	255,166	30,718	—	—	—	—	285,884	32,594	86,733	—	—	—	—	119,327
Public relations services	—	—	—	974,536	—	—	974,536	—	—	—	1,152,918	—	—	1,152,918
Other services	353,980	—	—	—	—	—	353,980	51,470	8,782	—	—	—	—	60,252

Total revenues from external customers	2,600,033	449,616	1,255,107	974,536	—	—	5,279,292	912,928	9,237,933	7,805,343	1,152,918	—	—	19,109,122
Revenues from internal customers
Advertising placement services	52,373	—	—	—	—	(52,373)	—	—	1,259,407	—	—		(1,259,407)	—
Total revenues	2,652,406	449,616	1,255,107	974,536	—	(52,373)	5,279,292	912,928	10,497,340	7,805,343	1,152,918	—	(1,259,407)	19,109,122

Less: Business tax and related surcharges	(73,336)	(23,053)	(33,370)	(35,170)	—	—	(164,929)	(24,136)	(344,885)	(366,826)	(26,196)	—	—	(762,043)

Total net revenues	2,579,070	426,563	1,221,737	939,366	—	(52,373)	5,114,363	888,792	10,152,455	7,438,517	1,126,722	—	(1,259,407)	18,347,079

Operating costs and expenses
Advertising placement and production cost	1,755,240	241,625	901,990	671,933	—	(52,373)	3,518,415	644,319	7,402,843	3,923,581	861,626	—	(1,259,407)	11,572,962
Salary and employee benefits	502,439	113,196	22,333	71,851	1,451,409	—	2,161,228	248,006	546,246	98,635	70,437	1,358,455	—	2,321,779
Selling and marketing	101,962	25,695	1,787	5,106	44,517	—	179,067	16,098	121,701	8,951	18,025	—	—	164,775
General and administrative	293,949	175,387	34,190	32,860	856,552	—	1,392,938	149,723	523,860	112,772	42,236	1,054,228	—	1,882,819
Intangibles amortization	54,633	39,548	271,037	3,926	—	—	369,144	55,840	893,776	186,880	5,159	—		1,141,655
Impairment loss on goodwill	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total operating cost and expenses	2,708,223	595,451	1,231,337	785,676	2,352,478	(52,373)	7,620,792	1,113,986	9,488,426	4,330,819	997,483	2,412,683	(1,259,407)	17,083,990

(Loss)/income from operations	(129,153)	(168,888)	(9,600)	153,690	(2,352,478)	—	(2,506,429)	(225,194)	664,029	3,107,698	129,239	(2,412,683)	—	1,263,089

Change in fair value of embedded derivatives	—	—	—	—	350,060	—	350,060	—	—	—	—	(16,823)	—	(16,823)
Impairment loss on marketable securities	—	—	—	—	(2,718,085)	—	(2,718,085)	—	—	—	—	—	—	—
Interest income	2,100	2,338	1,004	252	77,349	—	83,043	814	13,276	4,995	123	1,034	—	20,242
Interest expense	—	—	(27,997)	—	—	—	(27,997)	—	—	(113,071)	—	(61,085)	—	(174,156)
Other (expenses)/income, net	(7,661)	(2,689)	(2,864)	—	(236,654)	—	(249,868)	3,265	181,668	—	(127)	105,958	—	290,764

(Loss)/income before income taxes, investment in associates and non-controlling interests	(134,714)	(169,239)	(39,457)	153,942	(4,879,808)	—	(5,069,276)	(221,115)	858,973	2,999,622	129,235	(2,383,599)	—	1,383,116

Income tax benefit/(expense)	(107,917)	4,057	6,281	(40,319)	(17)	—	(137,915)	(12,554)	(501,615)	(758,372)	(25,882)	—	—	(1,298,423)

(Loss)/income before investment in associates and non-controlling interests	(242,631)	(165,182)	(33,176)	113,623	(4,879,825)	—	(5,207,191)	(233,669)	357,358	2,241,250	103,353	(2,383,599)	—	84,693

Loss from investment in associates	—	—	—	—	(735,544)	—	(735,544)	—	—	—	—	—	—	—

Net (loss)/Income	(242,631)	(165,182)	(33,176)	113,623	(5,615,369)	—	(5,942,735)	(233,669)	357,358	2,241,250	103,353	(2,383,599)	—	84,693
Net loss attributable to the non-controlling interest	—	54,801	—	—	—	—	54,801	60,318	(229,238)	—	—			(168,920)

Net (Loss)/Income attributable to common shareholders	(242,631)	(110,381)	(33,176)	113,623	(5,615,369)	—	(5,887,934)	(173,351)	128,120	2,241,250	103,353	(2,383,599)	—	(84,227)

Total assets, excluding acquired intangible assets and goodwill	2,299,587	11,409,338	4,938,922	324,349	9,304,737	—	28,276,933	1,264,807	11,580,402	7,591,603	599,086	8,297,925		29,333,823
Acquired intangible assets	155,202	3,315,783	804,339	9,806	—	—	4,285,130	82,817	2,104,556	197,052	2,868	—	—	2,387,293
Goodwill	408,253	9,049,248	—	86,585	—	—	9,544,086	2,689,620	8,997,436	3,734,665	283,856	—	—	15,705,577

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

26.	Subsequent events

(a) On October 1, 2009, the Group entered into a Letter Agreement (“Letter Agreement”) with the Lender of the $5 million Note (Refer to Note 17) to delay the payment of $61,116 interest accrued under the Note for the quarter ended on September 30, 2009. In accordance with the Note Purchase Agreement signed between the Group and the Lender on May 15, 2009, the interest payment was due and payable ten days after the end of the quarter. The Letter Agreement allows for the interest payment to be paid by January 10, 2010 and the payment in accordance with the Letter Agreement shall not constitute an event of default of the Note.

(b) On November 22, 2009, the Group entered into a Note Purchase Agreement with Kuwait China Investment Company Limited for issuance of a promissory note (the “Note”). The Note has a principal amount of $3.5 million, and bears an interest rate of 10% per annum and is repayable no later than 2 years from the date of issue. The note is also repayable on the occurrence of the company’s IPO or liquidation events. In addition the lender may also convert the loan into Class G preference shares at a price of $4.9075 per share or if the company has issued any equity or debt to a third party since the issuance of the Note at a lower price than at such lower price. The Group is entitled to prepay all or part of the outstanding balance without penalty after the first anniversary of the first advance. A penalty equal to one year interest is required, if the Group prepays the Note prior to the first anniversary.

The Note is secured by the issuance of 855,832 Class G Preferred Shares representing the principal amount plus accrued interest for two years. The shares will be kept in Escrow as long as the loan remains outstanding.

The Preferred Shares agreement conveys the right to the Note holders of one vote for each preferred share that the Note may convert to, and the same dividend rights as other preferred shareholder.

The company has the right to repurchase the shares on maturity of the loan by paying the loan amount and $1,728.98. In addition it also has the right to repurchase the shares if the investor agrees to convert the loan by dividing the difference between the shares and the then outstanding loan amount by $4.9075.

As of February 18, 2010, we have sold an aggregate of 754,548.40 Class G preference shares in a private placement at a purchase price of $4.9075 per share. The Company has also modified some of the rights of the existing series A-E Preferred Share holders by removing certain specific price adjustment feature.

On February 10, 2010, the Group entered into a supplemental agreement with the lender and agreed that the repayment of the loan principal will be settled by issuance of 713,194 Class G preference shares (as adjusted to reflect the stock split referred to in Note 26(h) below), and any accrued and unpaid interest to be settled by cash consideration. Additionally, the agreement also confirms that Class G preference shares shall be converted to the Group’s common share upon the occurrence of a Qualified IPO.

On February 18, 2010, the Company entered into a supplemental agreement with the lender to amended the term of the Note that if the lender exercises its right of conversion under the Note, its shares may not be sold to any other third party (including on the public market) during the 180 day period following the date of the IPO (the “Lockup Period”). During the Lockup Period, the lender may send a notice to the Company to purchase the shares held by lender (the “Put Notice”) stating the number of shares lender intends to sell to the Company (the “Put Option”). The price for such shares shall be the closing market trading price on the day the Company receives the Put Notice. After the Lockup Period, the lender may sell the shares on the public market or, within four weeks after the termination of the Lockup Period, exercise its Put Option to have the Company purchase the number of shares held by lender set forth in the Put Notice. The lender may only send one Put Notice to the Company during the Lockup Period.

(c) On December 31, 2009, the Board of Directors of the Company amended the share option scheme dated December 31, 2004 to reduce the exercise price of all outstanding options to US$0.0025. The amendment also terminated the trust which held shares as trustee for employees in relation to employee share option scheme. The common shares held were transferred to the Company and cancelled.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, the Board of Directors of the Company also granted share options for 1,903,640 shares with an exercise price of US$0.0025. At the time of the Company’s initial public offering, 891,920 shares of the additional awards will be fully vested. The remaining 1,011,720 shares vest over a three year period.

The amendment and the new grant resulted in an estimated additional compensation expense of approximately US$8 million for the Group.

(d) On December 31, 2009, the Company entered into an equity transfer agreement to acquire 100% of the equity interest in Guangzhou Winclick Information and Technology Co., Ltd. (“Winclick”). The aggregate consideration consists of (i) cash consideration of $4,831,000 after deducting transaction costs, which are subject to a cap of $146,000 and (ii) contingent consideration calculated primarily using the net income in its audited financial statements in 2010 and 2011 with the annual results weight at 40% and 20%, respectively and a specified price to earnings multiple upon Winclick achieving certain pre-determined profit performance targets in 2010 and 2011 as stipulated in the agreement — such amounts being no less than $8,000,and $8,000, respectively. The specified price to earnings multiple for the 2010 and 2011 contingent consideration payable is within the range of 3-9 depending on Winclick’s performance during the contingent period. The contingent consideration may be settled by issuing the Group’s common shares to the extent of 25% of the total contingent consideration payable depending on the timing of completion of the Company’s initial public offering process.

(e) On December 25, 2009, the Company entered into equity transfer agreements with the non-controlling shareholders of Hongmen to exercise the Company’s right to purchase the remaining 40% of the equity interest of Hongmen by paying cash consideration of $235,000. In addition, the Company entered into non-competition agreement with one of non-controlling shareholder of Hongmen for $324,000. The term of the non-competition agreement is 5 years.

(f) On January 12, 2010, the Company entered into an equity transfer agreement and a subscription agreement to acquire the remaining 49% of the equity interest of Yanhuang. The aggregate consideration consisted of (i) cash payment of $0.4 million, (ii) cash contingent consideration calculated primarily using 49% of the net income in the audited financial statement of Yanhuang in 2008, 2009, and 2010 with the years weighted at 30%, 30% and 40%, respectively, and the various specified price to earnings multiple depending on whether Yanhuang can achieve certain pre-determined profit performance targets in 2008, 2009 and 2010 as stipulated in the agreements. Contingent consideration associated with Yanhuang’s 2008 performance results is determined to be $3.7 million.

(g) On February 3, 2010, the Group entered into supplemental agreements with the holders of the shareholder loan to amend the formula in deriving the number of common shares required for the settlement of the loan based on a discounted value of the Company’s IPO price.

(h) On February 10, 2010, in preparation for the intended Qualified IPO, the shareholders and Board of the Company approved resolutions effecting certain amendments to the authorised and issued share capital to effect a 40-for-1 split of the Company’s share pursuant to which each common shares, Class A, Class B, Class C, Class D, Class D2, Class E, Class F and Class G convertible preferred shares was subdivided into 40 shares at a par value of $0.0025 each. Additionally, the number of shares covered by the options granted to employees was also adjusted to reflect the stock split.

In addition on February 10, 2010 the shareholders and Board of Directors approved resolutions effecting the indications from all preferred shareholders for conversion of all the existing preferred shares into common shares simultaneously with the consummation of the Company’s IPO (Note 29 below) (“Preferred Shares Conversion”). Upon the consummation of the Company’s initial public offering process, the Board of Directors intend to adopt an Amended and Restated Memorandum of Association (the “Restated Memorandum”) and the Amended and Restated Articles of Association of the (the “Restated Articles”), (the Restated Memorandum and the Restated Articles, together, the “Restated Charter”), which amend and restate in their entirety the Memorandum of Association and Articles of Association of the Company adopted by way of special resolution on January 8, 2003, as last amended on November 25, 2009.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(i) On February 10, 2010, the Group entered into a supplemental agreement with the lender of the $5 million note payable (Note 17) to amended the conversion term of the principle of note to allow for conversion into the Group’s preference share 180 day after the completion of the Group’s IPO process. The amendment also granted a right to the Lender to settle the interest portion of the loan with 101,885 of the Group’s common share upon the completion of the IPO process.

(j) On February 18, 2010, the Board of Directors have agreed to issue to Brean Murray, Carret & Co. LLC and I-Bankers Securities, Inc., as representatives of the underwriters of the Company’s IPO, for $100, a warrant to purchase a number of common shares equal to an aggregate of five percent of the common shares sold in the offering at an exercise price of 120% of the offering price of the common shares sold in this offering. Such warrant is exercisable commencing 540 days after the effective date of the registration statement related to this offering, and will expire 5 years from the effective date of the registration statement.

The Group has performed an evaluation of subsequent events through March 29, 2010, which is the date the financial statements were issued, with no other events or transactions needing recognition or disclosure identified.

27.	Restricted net assets

Relevant PRC laws and regulations permit payments of dividends by the subsidiaries and the VIEs incorporated in PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Company’s subsidiaries and VIEs are required to annually appropriate 10% of net after-tax income to the statutory general reserve fund (see Note 1(w)) prior to payment of any dividends, unless such reserve funds have reached 50% of its respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the subsidiaries and VIEs are restricted in their abilities to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances of the Group’s total consolidated net assets. As of September 30, 2009, the total registered capital and statutory reserve of the Company’s subsidiaries and VIEs incorporated in PRC amounted to approximately $20,434,401.

28.	ADDITIONAL INFORMATION: Condensed Financial Statements of the Company

The separate condensed financial statements of the Company as presented below have been prepared in accordance with Securities and Exchange Commission Regulation S-X Rule 5-04 and Rule 12-04 and present the Company’s investments in its subsidiaries under the equity method of accounting.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Balance Sheets

		December 31,		September 30,
	Notes	2007	2008	2009
		US $	US $	US $

ASSETS
Current assets:
Cash and cash equivalents		4,542,734	2,401,401	2,566,885
Other current assets		8,474	51,348	1,565,532

Total current assets		4,551,208	2,452,749	4,132,417
Amount due from subsidiaries and VIEs net of accumulated loss of subsidiaries and VIEs in excess of investment:		8,033,641	12,956,540	17,413,113
Embedded derivative assets	14, 2(m)	1,195,441	1,643,216	1,537,104

Total Assets		13,780,290	17,052,505	23,082,634

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accrued expenses and other current liabilities		627,540	813,432	2,122,727
Amounts due to subsidiaries		415,359	510,871	509,934

Total current liabilities		1,042,899	1,324,303	2,632,661
Shareholder loans	14, 23	1,549,964	1,549,964	1,549,964
Notes payable	17	—	—	5,000,000

Total Liabilities		2,592,863	2,874,267	9,182,625

Convertible preferred shares ($0.0025 par value; 7,563,000, 9,206,280 and 10,727,920 multiple classes of shares authorized, 7,562,819, 8,526,860 and 10,048,467 shares issued and outstanding as of December 31, 2007 and 2008 and September 30, 2009; aggregate liquidation value of 18,290,064, 27,090,064 and 37,090,064 as of December 31, 2007 and 2008 and September 30, 2009)	21	18,290,064	27,090,064	27,093,868
Shareholders’ Equity
Common shares ($0.0025 par value; 368,219,600 shares authorized and 5,641,694 shares issued and outstanding as of December 31, 2007, 2008 and September 30, 2009)	19, 28	14,104	14,104	14,104
Additional paid-in capital		2,026,615	2,033,201	2,037,721
Statutory reserves	2(w)	5,735	135,582	135,582
Accumulated deficit		(9,358,146)	(16,930,973)	(17,015,200)
Accumulated other comprehensive income		209,055	1,836,260	1,633,934

Total Shareholders’ Equity		(7,102,637)	(12,911,826)	(13,193,859)

Total Liabilities and Shareholders’ Equity		13,780,290	17,052,505	23,082,634

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Operations

				For the Nine Months Ended
	For the Years Ended December 31,			September 30,
	2006	2007	2008	2008	2009
	US $	US $	US $	US $	US $
				(Unaudited)

Operating expenses:
Salary and employee benefits	(318,203)	(366,341)	(364,522)	(267,750)	(262,028)
General and administrative	(329,440)	(439,203)	(534,772)	(88,620)	(334,997)

Loss from operations	(647,643)	(805,544)	(899,294)	(356,370)	(597,025)

Interest income	106,986	76,601	67,447	54,612	1,636
Interest expense	—	—	—	—	(61,086)
Change in fair value of embedded derivatives	1,521,009	(65,628)	358,475	350,060	(16,823)
Other (expense)/income, net	(2,348)	(427)	(144,201)	(156,461)	1,258

Income/(Loss) before income taxes and investment in associates	978,004	(794,998)	(617,573)	(108,159)	(672,040)
Income tax expense	—	—	—	—	—

Income/(Loss) before investment in associates	978,004	(794,998)	(617,573)	(108,159)	(672,040)

(Loss)/Income from investments in subsidiaries and VIEs	(6,154,580)	(2,474,703)	(6,825,407)	(5,779,775)	587,813
Net loss attributable to common shareholders	(5,176,576)	(3,269,701)	(7,442,980)	(5,887,934)	(84,227)

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Cash Flows

				For the Nine Months Ended
	For the Years Ended December 31,			September 30,
	2006	2007	2008	2008	2009
	US $	US $	US $	US $	US $
				(Unaudited)

Net cash used in operating activities	(1,154,549)	(5,206,146)	(8,771,330)	(8,334,140)	(1,878,999)

Net cash provided by/(used in) investing activities	—	163,511	(3,169,281)	(2,101,312)	(2,956,379)

Net cash provided by financing activities	—	7,500,000	8,800,000	8,800,000	5,003,804

Net (decrease)/increase in cash	(1,154,549)	2,457,365	(3,140,611)	(1,635,452)	168,426

Effect of change in foreign exchange rates	—	(35,669)	999,278	339,528	(2,942)

Cash and cash equivalents at the beginning of the year/period	3,275,587	2,121,038	4,542,734	4,542,734	2,401,401

Cash and cash equivalents at the end of the year/period	2,121,038	4,542,734	2,401,401	3,246,810	2,566,885

Notes to the Condensed financial statements

(a) The condensed financial statements of the Company have been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04.

(b) The Company records its investment in its subsidiaries and VIEs under the equity method of accounting. Because the accumulated losses of the Company’s subsidiaries, VIEs and its VIE’s subsidiaries exceed the Company’s investment, the Company records a non-current asset as “Amount due from subsidiaries and VIEs net of accumulated loss of subsidiaries and VIEs in excess of investment” of $8,033,641, $12,956,540 and $17,413,113 as of December 31, 2007, 2008 and September 30, 2009, respectively. The Company recorded its share of the net income/ (loss) of the subsidiaries as “(Loss)/ Income from investments in subsidiaries and VIEs” in the statement of operations.

(c) The subsidiaries and VIEs did not pay any dividends to the Company for the periods presented.

(d) Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company.

(e) The Company did not have any significant commitment, long-term obligations or guarantees as at September 30, 2009.

29.	Unaudited Pro-Forma Balance Sheet and Earnings Per Share

Each preferred share shall be automatically convertible into fully paid common shares with the conversion prices in effect upon the completion a qualified initial public offering by the Company.

The Company expects to settle the portion of the shareholder loans that remain not repaid by June 30, 2007 by issuance of the Company’s common shares at a price equal to 95% of the common share price of the Company’s initial public offering.

REDGATE MEDIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The pro-forma balance sheet as of September 30, 2009 presents an as adjusted financial position as if the conversion of the Convertible Preferred Shares (Class A, Class B, Class C, Class D, Class D2 and Class E) and the interest portion of notes payable and settlement of shareholder loans into common shares occurred on September 30, 2009.

As a result of the Group’s supplemental agreement with the lender of the $5 million note payable on February 10, 2009, the pro-forma adjustment for the note payable, gives effect to settlement of the interest portion with 101,885 of the Group’s common share only and does not give effect to the settlement of the principle of note as conversion into the Group’s preference share is permitted 180 day after the completion of the Group’s IPO process.

The pro-forma balance sheet as of September 30, 2009 does not give effect to the Note Purchase Agreement the Group entered on November 22, 2009 and Class G Preferred Shares, as this convertible instruments were not outstanding as at the balance sheet date.

The unaudited pro-forma loss per share for the nine months ended September 30, 2009, giving effect to the conversion of the Convertible Preferred Shares (Class A, Class B, Class C, Class D, Class D2 and Class E) and the interest portion of notes payable and settlement of shareholder loans into common shares is as follows:

For the Nine
Months Ended
September 30, 2009

Numerator:
Net loss attributable to common shareholders	$(84,227)

Pro-forma effect of Convertible Preferred Shares	—
Pro-forma effect of shareholder loans	16,823
Pro-forma effect of the interest portion of notes payable	(438,883)

Numerator for basic and diluted loss per share	$(506,287)

Denominator:
Denominator for basic loss per share-weighted average common shares outstanding	5,641,694
Pro-forma effect of Convertible Preferred Shares	8,526,860
Pro-forma effect of redemption of shareholder loans in common shares	466,155
Pro-forma effect of the interest portion of notes payable	15,724

Denominator for pro-forma basic loss per share	14,650,433

Incremental shares of options	—

Denominator for pro-forma diluted loss per share	14,650,433

Pro-forma net loss per share (unaudited):
Basic	$0.0346
Diluted	$0.0346

REDGATE MEDIA GROUP

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction to unaudited pro forma condensed consolidated financial information

The following unaudited pro forma condensed consolidated financial information is derived from the historical financial statements of Redgate Media Group, contained in F-4 to F-56, appearing elsewhere in this prospectus, after giving effect to the pro forma adjustments described in the notes to such pro forma financial statements. Financial information with respect to the acquisitions is derived from the historical financial statements of Shanghai Yarun Culture Communication Co., Ltd. (“Yarun”), appearing elsewhere in this prospectus.

The unaudited pro forma condensed consolidated balance sheet and statement of operations appearing below are based on financial statements prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”). These principles require the use of estimates that affect the reported amounts of revenues and expenses, assets and liabilities. Actual results could differ from those estimates. The objective of the unaudited pro forma condensed consolidated balance sheet and statement of operations is to provide information on the impact of the possible acquisition of Yarun (the “To Be Acquired Entity”).

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 presents adjustments as if the acquisitions of Dianguang, Yarun, and the purchase of 100% equity interest of Yanhuang had been consummated on January 1, 2008. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2009 presents adjustments as if the acquisitions of Yarun and the purchase of the remaining 49% equity interest of Yanhuang had been consummated on January 1, 2009. The unaudited pro forma balance sheet has been prepared as if the acquisitions of Yarun and the purchase of the remaining 49% equity interest of Yanhuang had been consummated on September 30, 2009.

The unaudited pro forma condensed consolidated balance sheet and statement of operations does not include adjustments related to the probable acquisition of Winclick, and the 40% equity interest of Hongmen. The unaudited pro-forma balance sheet does not give effect to the conversion of the Convertible Preferred Share and note payable and settlement of shareholder loans into common share occurred on September 30, 2009.

The unaudited pro forma condensed consolidated balance sheet and statement of operations should be read in conjunction with the historical consolidated financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information presented in this prospectus includes all the adjustments, consisting of normal recurring adjustments, directly attributable to the transaction and are factually supportable. However, because such adjustments are based on management’s estimates such as preliminary purchase price allocation, it is not intended to show how the consolidated companies would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period. The actual results may differ significantly from the pro forma amounts reflected in the following statements.

The information set out below does not form part of the historical consolidated financial statements and is included here for reference purposes only. PricewaterhouseCoopers Zhong Tian CPAs Limited Company expresses no opinion or any other form of assurance on the following information.

REDGATE MEDIA GROUP

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008
(All amounts presented in US dollars except number of shares and per share data)

				Pro Forma			Subtotal
				Adjustments			after
		Yanhuang		for initial			Adjusting					Subtotal for
		for the	Dianguang	51% equity			for					Yarun and	Pro Forma
		Period	for the	interest in			Acquisitions		Pro Forma			Yarun	Adjustments
	Consolidated	from	Period from	Yanhuang			of Yanhuang		Adjustments			Related	for remaining
	Redgate	Jan 1 to	Jan 1 to	and			and		for			Proforma	49% interest
	Group	Sep 25	July 21	Dianguang	Note		Dianguang	Yarun	Yarun	Note		Adjustments	in Yanhuang	Note		Total
	US $	US $	US $	US $			US $	US $	US $			US $	US $			US $

Revenues

Advertising placement services	8,916,132	9,422,341	5,288,316	—			23,626,789	15,191,674	—			15,191,674	—			38,818,463

Advertising production services	425,269	162,550	—	—			587,819	—	—			—	—			587,819

Public relationship services	1,211,425	—	—	—			1,211,425	—	—			—	—			1,211,425

Other services	590,233	—	—	—			590,233	—	—			—	—			590,233

Total revenues	11,143,059	9,584,891	5,288,316	—			26,016,266	15,191,674	—			15,191,674	—			41,207,940

Less: Business tax and related surcharges	(363,876)	(314,588)	(246,929)	—			(925,393)	(339,996)	—			(339,996)	—			(1,265,389)

Total net revenues	10,779,183	9,270,303	5,041,387	—			25,090,873	14,851,678	—			14,851,678	—			39,942,551

Operating costs and expenses

Advertising placement and production service cost	7,807,620	6,212,495	2,675,313	—			16,695,428	11,518,206	—			11,518,206	—			28,213,634

Salary and employee benefits	3,138,806	162,526	76,065	—			3,377,397	319,215	—			319,215	—			3,696,612

Selling and marketing	280,593	15,586	—	—			296,179	—	—			—	—			296,179

General and administrative	2,372,346	324,398	81,031	—			2,777,775	446,087	(185,685)	(c	)	260,402	—			3,038,177

Intangible assets amortization	1,089,652	—	—	978,991	(a	)	2,068,643	—	1,231,956	(d	)	1,231,956	—			3,300,599

Total operating costs and expenses	14,689,017	6,715,005	2,832,409	978,991			25,215,422	12,283,508	1,046,271			13,329,779	—			38,545,201

Operating income	(3,909,834)	2,555,298	2,208,978	(978,991)			(124,549)	2,568,170	(1,046,271)			1,521,899	—			1,397,350

Change in fair value of embedded derivatives	358,475	—	—	—			358,475	—	—			—	—			358,475

Impairment loss on marketable securities	(2,731,856)	—	—	—			(2,731,856)	—	—			—	—			(2,731,856)

Interest income	114,757	16,270	1,704	—			132,731	2,118	—			2,118	—			134,849

Interest expense	(78,729)	—	(126,075)	—			(204,804)	(174,343)	—			(174,343)	—			(379,147)

Other income/(expense), net	(158,754)	53,238	—	—			(105,516)	(696)	—			(696)	—			(106,212)

(Loss)/Income before income taxes, investment in associates and non-controlling interests	(6,405,941)	2,624,806	2,084,607	(978,991)			(2,675,519)	2,395,249	(1,046,271)			1,348,978	—			(1,326,541)

Income tax expense	(285,772)	(712,026)	(528,808)	244,748	(a	)	(1,281,858)	(629,915)	307,989	(d	)	(321,926)	—			(1,603,784)

Income/(Loss) from investment in associates	(767,093)	—	—	—			(767,093)	—	—			—	—			(767,093)

Net (loss)/income	(7,458,806)	1,912,780	1,555,799	(734,243)			(4,724,470)	1,765,334	(738,282)			1,027,052	—			(3,697,418)

Net loss/(income) attributable to non-controlling interests	15,826	1,713	—	(642,647)			(625,108)	—	—			—	874,263	(b	)	249,155

				Pro Forma		Subtotal
				Adjustments		after
		Yanhuang		for initial		Adjusting				Subtotal for
		for the	Dianguang	51% equity		for				Yarun and	Pro Forma
		Period	for the	interest in		Acquisitions		Pro Forma		Yarun	Adjustments
	Consolidated	from	Period from	Yanhuang		of Yanhuang		Adjustments		Related	for remaining
	Redgate	Jan 1 to	Jan 1 to	and		and		for		Proforma	49% interest
	Group	Sep 25	July 21	Dianguang	Note	Dianguang	Yarun	Yarun	Note	Adjustments	in Yanhuang	Note	Total
	US $	US $	US $	US $		US $	US $	US $		US $	US $		US $

Net (loss)/income attributable to common shareholders	(7,442,980)	1,914,493	1,555,799	(1,376,890)		(5,349,578)	1,765,334	(738,282)		1,027,052	874,263		(3,448,263)

Net loss per share, basic	(1.32)												(0.61	)(1)

Net loss per share, diluted	(1.34)												(0.64	)(1)

Shares used in calculating basic net loss per share	5,641,694												5,641,694	(1)

Shares used in calculating diluted net loss per share	5,830,359												5,925,440	(1)

(a)	Based on the purchase price allocation, intangible assets of $2,990,107 and $1,077,905 were recognized as if the acquisitions of Yanhuang and Dianguang had been completed on January 1, 2008. Adjustments of $978,991 reflect additional amortization of acquired intangible assets of Yanhuang and Dianguang for the year 2008 as if they were acquired on January 1, 2008. The related tax benefit of $244,748 associated with the amortization of intangible assets was also recorded for the year 2008 based on the applicable tax rate.

(b)	This adjustment reflects elimination interest of Yanhuang’s non-controlling interest for the period from September 25, 2008 to December 31, 2008, assuming 100% equity interest of Yanhuang was acquired on January 1, 2008.

(c)	This adjustment reflects acquisition costs incurred by Redgate Media Group in connection with Redgate Media Group’s acquisition of Yarun in year 2008. They are excluded from the pro forma statement of operation because they are non-recurring costs directly attributable to the transaction. No such costs were incurred during 2009.

(d)	Based on the purchase price allocation, intangible assets of $3,108,947 were recognized as if the acquisition of Yarun had been completed on January 1, 2008. Adjustment of $1,231,956 reflected additional amortization of acquired intangible assets of Yarun for the year ended December 31, 2008. The related tax benefit of $307,989 associated from the amortization of intangible assets was also recorded for the year ended December 31, 2008 based on the applicable tax rate.

REDGATE MEDIA GROUP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

									Subtotal for
									Yarun and
		Proforma				Pro Forma			Related
	Consolidated	Adjustments				Adjustments			Pro Forma
	Redgate Group	for Yanhuang	Note		Yarun	for Yarun	Note		Adjustments	Total
	US $	US $			US $	US $			US $	US $
	(All amounts presented in US dollars except number of shares and per share data)

Revenues
Advertising placement services	17,776,625	—			12,005,465	(200,888)	(g	)	11,804,577	29,581,202
Advertising production services	119,327	—			—	—			—	119,327
Public relationship services	1,152,918	—			—	—			—	1,152,918
Other services	60,252	—			32,042	—			32,042	92,294

Total revenues	19,109,122	—			12,037,507	(200,888)			11,836,619	30,945,741
Less: Business tax and related surcharges	(762,043)	—			(353,797)	—			(353,797)	(1,115,840)

Total net revenues	18,347,079	—			11,683,710	(200,888)			11,482,822	29,829,901

Operating costs and expenses
Advertising placement and production service cost	11,572,962	—			8,279,756	(200,888)	(g	)	8,078,868	19,651,830
Salary and employee benefits	2,321,779	—			271,099	—			271,099	2,592,878
Selling and marketing	164,775	—			—	—			—	164,775
General and administrative	1,882,819	—			1,060,602	—			1,060,602	2,943,421
Intangible assets amortization	1,141,655	—			—	923,967	(f	)	923,967	2,065,622

Total operating costs and expenses	17,083,990	—			9,611,457	723,079			10,334,536	27,418,526
Operating income	1,263,089	—			2,072,253	(923,967)			1,148,286	2,411,375
Change in fair value of embedded derivatives	(16,823)	—			—	—			—	(16,823)
Interest income	20,242	—			759	—			759	21,001
Interest expense	(174,156)	—			(78,356)	—			(78,356)	(252,512)
Other income/(expense), net	290,764	—			—	—			—	290,764

(Loss)/Income before income taxes, investment in associates and non-controlling interests	1,383,116	—			1,994,656	(923,967)			1,070,689	2,453,805
Income tax expense	(1,298,423)	—			(514,166)	230,992	(f	)	(283,174)	(1,581,597)

Income/(Loss) from investment in associates	—	—			—	—			—	—
Net (Loss)/Income	84,693	—			1,480,490	(692,975)			787,515	872,208

Net loss/(income) attributable to the non-controlling interests	(168,920)	579,125	(e	)	—	—			—	410,205

Net Income/(Loss) attributed to common shareholders	(84,227)	579,125			1,480,490	(692,975)			787,515	1,282,413

Net (loss)/earnings per share, basic	(0.01)									0.23	(l)
Net (loss)/earnings per share, diluted	(0.01)									0.06	(l)
Shares used in calculating basic net (loss)/earnings per share	5,641,694									5,641,694	(l)
Shares used in calculating diluted net (loss)/earnings per share	5,641,694									14,468,164	(l)

(e)	This adjustment represented the elimination of Yanhuang’s non-controlling interest for the period from January 1, 2009 to September 30, 2009, assuming the remaining 49% equity interest of Yanhuang was acquired on January 1, 2009

(f)	Based on the purchase price allocation, intangible assets of $3,108,947 were recognized as if the acquisition of Yarun had been completed on January 1, 2009. Adjustment of $923,967 reflected additional amortization of acquired intangible assets of Yarun for the nine months ended September 30, 2009. The related tax benefit of $230,992 associated with the amortization of intangible assets was recorded for the nine months ended September 30, 2009 based on the applicable tax rate.

(g)	This adjustment represented the elimination of intercompany transactions between Redgate Media Group and Yarun.

REDGATE MEDIA GROUP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS AT SEPTEMBER 30, 2009

								Subtotal for
								Yarun and
		Pro Forma				Pro Forma		Yarun Related
	Consolidated	Adjustments				Adjustments		Pro Forma
	Redgate Group	for Yanhuang	Note		Yarun	for Yarun	Note	Adjustments	Total
	US $	US $			US $	US $		US $	US $
	(All amounts presented in US dollars except number of shares and per share data)

Assets
Current assets:
Cash and cash equivalents	7,504,245	—			495,804	—		495,804	8,000,049
Restricted cash	872,456	—			—	—		—	872,456
Marketable securities	1,256,331	—			—	—		—	1,256,331
Accounts receivable, net	9,116,350	—			8,653,677	(53,003)	(j)	8,600,674	17,717,024
Prepaid advertising placement service cost	3,312,799	—			606,382	—		606,382	3,919,181
Amounts due from related parties	1,617,318	—			—	—		—	1,617,318
Deferred tax assets	32,243	—			293,160	—		293,160	325,403
Other current assets	2,133,851	—			104,956	—		104,956	2,238,807

Total current assets	25,845,593	—			10,153,979	(53,003)		10,100,976	35,946,569
Property and equipment	1,911,467	—			17,233	—		17,233	1,928,700
Acquired intangible assets	2,387,293	—			—	3,108,947	(f), (m)	3,108,947	5,496,240
Embedded derivative assets	1,537,104	—			—	—		—	1,537,104
Goodwill	15,705,577	—			—	7,194,246	(m), (p)	7,194,246	22,899,823
Other non-current assets	39,659	—			—	—		—	39,659

Total Assets	47,426,693	—			10,171,212	10,250,190		20,421,402	67,848,095

Liabilities and shareholders’ equity
Current liabilities:
Promissory notes	817,500	—			—	—		—	817,500
Short-term borrowings	292,869	—			—	—		—	292,869
Accounts payable	1,531,762	—			1,649,528	(53,003)	(j)	1,596,525	3,128,287
Customer advances	2,273,171	—			759,661	—		759,661	3,032,832
Accrued expenses and other current liabilities	2,949,333	—			419,623	—		419,623	3,368,956
Amounts due to related parties	43,930	—			538,175	—		538,175	582,105
Acquisition consideration payable	9,263,920	13,005,000	(i	)	—	13,699,663	(k),(n),(o),(p)	13,699,663	35,968,583
Profit distribution to predecessor owners	1,342,771	—			—	—		—	1,342,771
Tax payable	3,971,169	—			2,630,518	—		2,630,518	6,601,687

Total current liabilities	22,486,425	13,005,000			5,997,505	13,646,660		19,644,165	55,135,590

Deferred tax liabilities	596,823	—			—	777,237	(n)	777,237	1,374,060
Shareholder loan	1,549,964	—			—			—	1,549,964
Notes payable	5,000,000	—			—	—		—	5,000,000

Total Liabilities	29,633,212	13,005,000			5,997,505	14,423,897	—	20,421,402	63,059,614

Commitments	—	—			—	—		—	—
Convertible preferred shares	27,093,868	—			—	—		—	27,093,868
Shareholders’ equity						—	—
Ordinary shares (Paid-in capital)	14,104	—			371,627	(371,627)	(l), (l)	—	14,104
Additional paid-in capital	2,037,721	(9,739,963)	(i	)	—	—		—	(7,702,242)
Statutory reserves	135,582	—			210,496	(210,496)	(l)	—	135,582
(Accumulated deficit)/Retained earnings	(17,015,200)	—			3,430,712	(3,430,712)	(l)	—	(17,015,200)
Accumulated other comprehensive income/(loss)	1,633,934	—			160,872	(160,872)	(l)	—	1,633,934

Total Redgate Media Group Shareholders’ Equity	(13,193,859)	(9,739,963)			4,173,707	(4,173,707)		—	(22,933,822)
Non-controlling interests	3,893,472	(3,265,037)	(h	)	—	—		—	628,435

Total Shareholders’ Equity	(9,300,387)	(13,005,000)			4,173,770	(4,173,770)		—	(22,305,387)

Total Liabilities and Shareholders’ Equity	47,426,693	—			10,171,212	10,250,190		20,421,402	67,848,095

The pro forma balance sheet has been prepared to reflect the acquisition of Yarun by Redgate Media Group for an aggregate price of $13,699,663, including cash payment of $439,300 and contingent consideration of $13,260,363, which is measured at fair value for the purpose of applying acquisition method under US GAAP and the purchase of the remaining 49% equity interest of Yanhuang for an aggregate price of $13,005,000, including cash payment of $353,586 and contingent consideration of $12,651,414, which is measured at acquisition date fair value.

(h)	This adjustment represented the elimination of Yanhuang’s non-controlling interest as at September 30, 2009 assuming the remaining 49% equity interest of Yanhuang was acquired on September 30, 2009.

(i)	Purchase consideration of $13,005,000 which represents the total consideration to be paid for the purchase of the remaining 49% equity interest of Yanhuang measured at acquisition date fair value. Changes in fair value of the contingent consideration may contain elements of both changes in assumptions used in determination of fair value and changes due to passage of time. Such changes are not reflected in the pro forma financial information presented here.

(j)	This adjustment reflected the elimination of intercompany transaction balance between Redgate Media Group and Yarun.

(k)	Purchase consideration of $13,699,663 which represents the total consideration to be paid for the acquisition of Yarun, measured at acquisition-date fair value. Changes in fair value of the contingent consideration may contain elements of both changes in assumptions used in determination of fair value and changes due to passage of time. Such changes are not reflected in the pro forma financial information presented here.

(l)	This adjustment represented the elimination of the common shareholders’ equity accounts of Yarun.

(m)	The net assets of Yarun at estimated fair value on the acquisition date. The allocation of purchase price was as follows:

September 30,
2009
US $

Net tangible assets acquired	4,173,707
Identifiable intangible assets	3,108,947
Goodwill	7,194,246
Deferred tax liabilities	(777,237)

Total	13,699,663

(n)	The identifiable intangible assets acquired and the respected average useful life over which the assets will be amortized are shown below:

		Weighted-Average
	Amounts	Useful Life in Years
	US $

Customer relationships	862,352	5.3
Suppliers’ contracts	2,246,595	2.1

Total	3,108,947

(o)	The unaudited pro forma condensed consolidated financial information assumes that for the acquisition of Dianguang and Yarun and the purchase of the initial 51% equity interest of Yanhuang, the acquisition consideration payable will be settled in cash rather than shares of the Company’s common stock. However, it is the Company’s intention to issue common shares, to the extent it is possible, to settle the consideration payable upon the completion of its initial public offering process. The issuance of need shares in settlement of the consideration payable could change the basic and diluted loss per share for the year ended December 31, 2008 and the basic and diluted earnings per share for the nine months ended September 30, 2009. In addition, this would reduce the acquisition consideration payable with a corresponding increase in Shareholders’ equity as of September 30, 2009.

(p)	Prior to January 1, 2009, the Company has accounted for the acquisitions pursuant to the applicable guidance from Statement of Financial Accounting Standards, or SFAS No. 141 “Business Combinations”. Therefore, the Company has not recorded the unresolved contingent consideration for the acquisitions of Dianguang, Breeze and Alliance on its consolidated financial statements or the unaudited pro forma condensed consolidated balance sheet as of September 30, 2009. The estimated amount for the aggregated contingent consideration payable is $14.9 million for the acquisitions of Dianguang, Breeze and Alliance, and such amount will be reflected in goodwill when the contingency is resolved.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Owners of Beijing Yanhuang Shengshi Advertising Company Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, owners’ equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of Beijing Yanhuang Shengshi Advertising Company Limited (the “Company”) and its subsidiaries at December 31, 2007 and September 25, 2008, and the results of their operations and their cash flows for the year ended December 31, 2007 and the period from January 1 to September 25, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Beijing, the People’s Republic of China
September 21, 2009, except for Note 12(c), which is as of January 13, 2010.

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND SEPTEMBER 25, 2008

		December 31,	September 25,
	Notes	2007	2008
		US $	US $
		(All amounts presented in US dollars)

ASSETS
Current assets:
Cash and cash equivalents	2(c)	1,295,110	4,664,443
Short-term investments	4, 2(d)	2,193,403	—
Accounts receivable, net of allowance for doubtful accounts of $44,005 and $47,102 as of December 31, 2007 and September 25, 2008	2(e)	455,812	2,417,542
Prepaid advertising placement service cost		1,314,918	1,757,285
Deferred tax assets	9(a)	12,715	13,610
Other current assets	5, 2(e)	260,040	281,085

Total current assets		5,531,998	9,133,965

Property and equipment	6, 2(f)	50,156	35,811

Total Assets		5,582,154	9,169,776

LIABILITIES AND OWNERS’ EQUITY
Current liabilities
Accounts payable		435,988	323,837
Customer advances	2(i)	539,347	1,632,535
Accrued expenses and other current liabilities	7	81,130	151,733
Amount due to related parties	10	1,474,380	844,570
Tax payable	9(c)	604,593	1,608,248

Total current liabilities		3,135,438	4,560,923

Total Liabilities		3,135,438	4,560,923

Commitment	11	—	—
Minority interests		—	27,591
Owners’ Equity:
Paid-in capital		860,245	860,245
Statutory reserves	2(o)	86,494	295,425
Accumulated earnings		1,343,970	3,049,532
Accumulated other comprehensive income	2(k), (p)	156,007	376,060

Total Owners’ Equity		2,446,716	4,581,262

Total Liabilities and Owners’ Equity		5,582,154	9,169,776

The accompanying notes are an integral part of these consolidated financial statements.

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007 AND
THE PERIOD FROM JANUARY 1 TO SEPTEMBER 25, 2008

			For the Period from
		For the Year Ended	January 1 to
	Notes	December 31, 2007	September 25, 2008
		US $	US $
		(All amounts presented in US dollars)

Revenues
Advertising placement services	2(h)	11,293,062	9,422,341
Advertising production services	2(h)	131,382	162,550

Total revenues		11,424,444	9,584,891
Less: Business tax and related surcharges	9(b)	(120,221)	(314,588)

Total net revenues		11,304,223	9,270,303

Operating cost and expenses
Advertising placement and production service cost	2(j)	10,236,745	6,212,495
Salary and employee benefits	2(n)	154,394	162,526
Selling and marketing		47,211	15,586
General and administrative		433,680	324,398

Total operating costs and expenses		10,872,030	6,715,005

Income from operations		432,193	2,555,298
Interest income		43,763	16,270
Other income, net	8	71,354	53,238

Income before income taxes		547,310	2,624,806
Income tax expense	9(a), 2(l)	(223,112)	(712,026)

Income before minority interests		324,198	1,912,780

Minority interests		—	(1,713)

Net Income attributed to ordinary owners		324,198	1,914,493

The accompanying notes are an integral part of these consolidated financial statements.

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

CONSOLIDATED STATEMENTS OF OWNERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2007 AND
THE PERIOD FROM JANUARY 1 TO SEPTEMBER 25, 2008

				Accumulated other
	Paid-in	Statutory	Accumulated	comprehensive	Total owners’
	capital	reserves	Earnings	income	equity
	US $	US $	US $	US $	US $

Balance at January 1, 2007	311,894	54,074	1,052,192	40,248	1,458,408

Comprehensive income
Net income	—	—	324,198	—	324,198
Foreign currency translation	—	—	—	115,759	115,759

Total comprehensive income					439,957

Capital contributed by owners	548,351	—	—	—	548,351
Statutory reserves	—	32,420	(32,420)	—	—

Balance at December 31, 2007	860,245	86,494	1,343,970	156,007	2,446,716

Comprehensive income
Net income	—	—	1,914,493	—	1,914,493
Foreign currency translation	—	—	—	220,053	220,053

Total comprehensive income					2,134,546

Statutory reserves	—	208,931	(208,931)	—	—

Balance at September 25, 2008	860,245	295,425	3,049,532	376,060	4,581,262

The accompanying notes are an integral part of these consolidated financial statements.

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007 AND
THE PERIOD FROM JANUARY 1 TO SEPTEMBER 25, 2008

		For the Period from
	For the Year Ended	January 1 to
	December 31, 2007	September 25, 2008
	US $	US $
	(All amounts presented in US dollars)

Cash flows from operating activities:
Net income	324,198	1,914,493
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Minority interest	—	1,713
Depreciation	14,993	10,746
Provision for allowance for doubtful accounts	144,732	—
Deferred income tax	(12,192)	—
Investment income	(43,340)	—
Changes in operating assets and liabilities:
Accounts receivable	693,415	(1,961,730)
Prepaid advertising placement service cost	1,728,049	(334,677)
Other current assets	(185,896)	(128,735)
Accounts payable	(3,519,224)	(112,151)
Customer advance	(967,659)	1,093,188
Accrued expense and other current liabilities	(25,262)	70,602
Amount due to related parties	(244,989)	(629,810)
Tax payable	378,045	1,003,655

Net cash (used in)/provided by operating activities	(1,715,130)	927,294

Cash flows from investing activities:
Purchase of property and equipment	(6,818)	(10,248)
Cash received from disposal of short-term investments	—	2,193,403
Purchase of short-term investments	(1,424,576)	—

Net cash (used in)/provided by investing activities	(1,431,394)	2,183,155

Cash flows from financing activities:
Proceeds from capital injection by owners	548,351	—
Cash received from minority investor	—	25,878

Net cash provided by financing activities	548,351	25,878

Net (decrease)/increase in cash	(2,598,173)	3,136,327

Effect of change in foreign exchange rates	115,236	233,006

Cash and cash equivalents at the beginning of the year/period	3,778,047	1,295,110

Cash and cash equivalents at the end of the year/period	1,295,110	4,664,443

Supplemental disclosures of cash flow information:
Cash paid for income tax	(27,853)	(11,773)

The accompanying notes are an integral part of these consolidated financial statements.

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007 AND
THE PERIOD FROM JANUARY 1 TO SEPTEMBER 25, 2008
(All amounts presented in US dollars, unless otherwise stated)

1.	Organization and principal activities

The accompanying consolidated financial statements include the financial statements of Beijing Yanhuang Shengshi Advertising Company Limited (“Yanhuang” or the “Company”), and its variable interest entities (“VIEs”) (collectively as the “Group”).

The Company is a limited liability company incorporated in the People’s Republic of China (the “PRC” or “China) on April 19, 2000.

The Group is principally engaged in outdoor advertising placement service in China.

As of September 25, 2008, details of the Company’s VIEs are as follows:

	Place of
	Incorporation/	Date of	Percentage of
Name	Establishment	Incorporation	Economic Ownership

Beijing Shenzhoushengshi Advertising Company Limited (“Shenzhoushengshi”)	PRC	March 1, 2001	100%
Shanghai Langli Advertising Company Limited (“Langli”)	PRC	March 8, 2005	100%
Beijing Langrui Advertising Company Limited (“Langrui”)	PRC	March 16, 2006	100%
Hangzhou Yibao Advertising Company Limited (“Yibao”)	PRC	June 25, 2008	80%

From 2001 to 2008, for business development and marketing purposes, the Company established 4 VIEs, Shenzhoushengshi, Langli, Langrui and Yibao to provide outdoor advertising placement services. The equity interests of the VIEs are owned by the respective owners or management of the Company. The Company obtained substantial ability to control the VIEs, including VIEs’ economic interests through agreements with the nominee shareholders of the VIEs.

The Group has adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R) “Consolidated Variable Interest Entities — an interpretation of ARB No. 51” (“FIN 46(R)”), which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity. Management evaluated the relationships between the Company and the VIEs accordingly. As a result of economic benefit flow through the above contractual arrangements, the Company has obtained 100% (Shenzhoushengshi, Langli, Langrui) and 80% (Yibao) of the shareholders’ voting interests in the VIEs. The VIEs cannot declare any dividends without the Company’s approval. As a result of all the arrangements, the Company is entitled to substantially all of the VIEs expected losses and residual returns, and is the primary beneficiary of the VIEs, and consolidates the VIEs under FIN 46(R).

2.	Significant accounting policies

(a)  Basis of preparation and principles of consolidation

The consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

The consolidated financial statements include the financial statements of the Company, its subsidiaries and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated upon consolidation. FASB Interpretation No. 46R “Consolidation

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of Variable Interest Entities” (“FIN 46R”) requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIEs or is entitled to receive a majority of the VIE’s residual returns. The Group evaluates its agreements with the VIEs and consolidates the financial statements for the VIEs for which it is the primary beneficiary.

Minority interests represent the interests of third party shareholders in the results and net assets of the Company’s VIEs.

(b)  Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenue and expenses during the reported periods. Actual results could differ from these estimates. Significant accounting estimates in the Group’s consolidated financial statements mainly include, allowance for doubtful debts, useful lives of long-lived assets, and valuation allowance against deferred taxes.

(c)  Cash and cash equivalents

Cash and cash equivalents represent cash on hand and demand deposits placed with banks or other financial institutions, which have original maturities of three months or less.

(d)  Short-term investments

Short-term investments include time deposits placed with banks with original maturities of more than three months but less than one year, and investment funds with terms less than one year. The investment funds are classified as available-for-sale investments and they are reported at fair value with unrealized gains/ (losses), if any, recorded as accumulated other comprehensive income in owner’s equity. Realized gains or losses are charged to the consolidated statements of operations during the period in which the gain or loss is realized. There were no material unrealized gains/(losses) at the end of each reporting period presented. Interest income of these two categories of investments is included in earnings as it is earned.

The Group considers available evidence, including the duration and extent to which declines in fair value of the available-for-sale investments compared to cost, in determining whether an unrealized loss is “other-than-temporary”. If the decline is considered other than temporary, the unrealized loss will be recorded in the consolidated statement of operations. For each of the periods presented, the Group did not record any charges to write down short-term investments.

(e)  Allowances for doubtful accounts

An allowance for doubtful accounts is provided based on an aging analysis of the accounts receivable balances, historical bad debt records, repayment patterns, customer credit analysis, and industry trend analysis. The Group also makes a specific allowance if there is strong evidence showing that a receivable is likely to be irrecoverable.

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)  Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the following estimated useful lives:

Estimated Useful
Lives of the Assets (Years)

Furniture, fixtures and office equipment	5
Motor vehicles	5

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statement of operations.

(g)  Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in the circumstances indicate that the carrying value of an asset may not be recoverable. When these events occur, the Group assesses the recoverability of the long-lived assets by comparing the carrying amount to the estimated future undiscounted cash flows associated with the related assets. The Group recognizes impairment of long-lived assets in the event that the carrying value of such assets exceeds the estimated future discounted cash flows attributable to such assets. No impairment of long-lived assets was recognized for any of the periods presented.

(h)  Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred and/or service has been performed, the price is fixed or determinable and collection is reasonably assured.

The Group presents revenues net of business tax (“BT”) and related surcharges pursuant to EITF No. 06-3, “How taxes collected from customers and remitted to governmental authorities should be presented in the income statements”.

Revenues presented in the consolidated statements of operations include revenues from advertisement placement services and advertising production services.

Advertisement placement services

The Group’s revenues are primarily derived from outdoor advertising placement services. Revenues from outdoor advertising placement services are recognized ratably over the period in which the advertisements are broadcasted and in accordance with the terms of the underlying agreement. Prepayments for advertising placement services are deferred and recognized when the advertisement is displayed. The terms of such agreements are normally within one year.

The Group assesses whether it should report the revenue on gross or net basis by considering different indicators, including whether the Group or the media supplier is the primary obligor. The Company is considered the primary obligor in the arrangement and is exposed to general inventory risk relating to the outdoor advertising billboard usage. It has latitude to establish price, and take on the credit risks associated with the customers. As a result, revenues and cost of sales are recorded on a gross basis.

Business taxes are calculated on the basis of the gross margin arrived at by deducting the cost of billboard advertising space sold from the revenue from the sale of billboard placement services.

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advertising production services

Revenues from production services are recognized in the period in which the advertisement is delivered to and accepted by customers, provided that no additional performance obligations remain according to the terms of the service contracts.

Business taxes are calculated on the basis of the gross revenue from advertising production services.

(i)  Customer advances

Customer advances represent advances received from customers for the advertising placement service. These advances are refundable if the advertising placement services are not delivered.

(j)  Advertising placement and production service cost

Advertising placement cost primarily consists of cost to purchase the use of outdoor advertising billboards from media asset suppliers to display the advertisements. The Company recognizes such fees on a straight-line basis over the contractual periods, generally within a year.

Advertising production service cost consists of direct production cost and production overhead which are recognized as incurred.

(k)  Foreign currency translation

The Company’s functional currency is Renminbi (“RMB”). Monetary assets and liabilities denominated in currencies other than RMB are translated into RMB at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than RMB during the year are converted into RMB at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

The Company uses the U.S. dollar as its reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Equity accounts are translated at historical exchange rates. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the accompanying statements of owners’ equity and comprehensive income.

(l)  Income taxes

Deferred income taxes are accounted for using an asset and liability approach which requires the recognition of income taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Group’s financial statements or tax returns. Deferred income taxes are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the currently enacted tax rates and laws. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced by a valuation allowance, if necessary, by the amount of any tax benefits that, based on available evidence, are more likely than not to be realized.

The Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), on January 1, 2007. FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Company did not have

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

any adjustment to the opening balance of retained earnings as of January 1, 2007 as a result of the implementation of FIN 48. The Company did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions for the year ended December 31, 2007 and the period from January 1 to September 25, 2008.

(m)  Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

(n)  Employee benefits

Full-time employees of the Group in China are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Group is required to accrue for these benefits based on certain percentages of the employees’ salaries. The Group is required to make contributions to the plans out of the amounts accrued and has no further payment obligations once the awards have been paid.

The Group had recorded employee benefit expenses of $19,356, and $28,201 for the year ended December 31, 2007 and the period from January 1 to September 25, 2008, respectively.

(o)  Statutory reserves

The Group is required to make appropriations to certain non-distributable reserve funds. In accordance with the China Company Laws, the Company and its VIEs must make appropriations from its after-tax profit as determined under the Accounting Standards for Business Enterprises and the “Accounting System for Business Enterprises” as promulgated by the State of the PRC (the “PRC GAAP”) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the respective company. Appropriations to the discretionary surplus fund are made at the discretion of the respective companies.

The use of the statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

The Group has made appropriations of $32,420 and $208,931 to its statutory surplus fund for the year ended December 31, 2007 and for the period from January 1 to September 25, 2008, respectively. The Group has made no appropriations to other reserve funds for the year ended December 31, 2007 and for the period from January 1 to September 25, 2008.

(p)  Comprehensive income/(loss)

Comprehensive income/(loss) is defined as the change in equity of the Group during a period from transactions and other events and circumstances excluding those resulting from investments by owners and distributions to owners. The Group has recognized the translation adjustments as comprehensive income/ (loss) in the consolidated statements of owner’s equity and comprehensive income/(loss).

(q)  Fair value of financial instruments

Financial instruments include cash equivalents, short-term investments, accounts receivable, accounts payable, customer advances, accrued expense and other current liabilities, and amount due to related parties. As of

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2007 and September 25, 2008, the carrying value of cash and cash equivalents, short-term investments, accounts receivables, customer advances, accounts payables, accrued expenses and other current liabilities and amount due to related parties approximate their fair values due to the short-term maturity of these instruments.

(r)  Contingent Liabilities

The Group is subject to claims and litigations, which may arise in the normal course of business. These claims may include allegations of infringement of intellectual property rights of others as well as other claims of liability. The Group accrues liabilities associated with these claims and litigations when they are probable and reasonably estimable.

The Group is not currently a party to, nor is it aware of, any legal proceeding, investigation or other claims that is likely to have a material adverse effect on its business, financial condition or results of operations. The Group does not have any contingent liabilities we are aware of as of December 31, 2007 and September 25, 2008.

(s)  Recently issued accounting standards

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141R will change the Group’s accounting treatment for business combinations on a prospective basis beginning on January 1, 2009.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (revised 2007), “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. SFAS 160 is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. The adoption of SFAS 160 will change the Group’s accounting treatment on non-controlling interests in consolidated financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active, and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with FAS 157. The Group does not expect the adoption of FSP 157-3 to have a material impact on its consolidated financial statements or the fair value of its financial assets and liabilities.

In April 2009, the FASB issued FASB Staff Position No. 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”). The FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. To early adopt, the FSP is effective for periods ending after March 15, 2009 (but not earlier), to not early adopt, the FSP is effective no later that periods ending after June 15, 2009. The Group does not consider the adoption of FSP FAS 115-2 and FAS 124-2 will have a material impact on it consolidated financial statement.

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (SFAS 165). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The Group does not consider the adoption of SFAS No. 165 will have any material impact on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 eliminates Interpretation 46(R)’s exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying Interpretation 46(R)’s provisions. SFAS 167 will be effective for its fiscal year beginning January 1, 2010. The Group is assessing the potential impacts, if any, on its consolidated financial statements.

In June 2009, the FASB issued FAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 identifies the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Group does not believe the adoption of SFAS 168 will have significant impact on its consolidated financial statements.

3.	Concentration and risks

(a)  Major customers

Mercedes-Benz (China) Limited and China Petroleum & Chemical Corporation accounted for 16% and 10% of total revenue, respectively, for the year ended December 31, 2007, and Mercedes-Benz (China) Limited and Aiguoren International Media (Beijing) Company Limited accounted for 18% and 10% of total revenue, respectively, for the period from January 1 to September 25, 2008.

(b)  Concentration of credit risks

Financial instruments that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents and short-term investments. As of December 31, 2007 and September 25, 2008, all of the Group’s cash and cash equivalents and short-term investments were held by financial institutions located in the PRC. These financial institutions are state-owned commercials banks and of high credit quality.

(c)  Foreign currency risk

The Group’s operating transactions, assets and liabilities are denominated in RMB. The RMB is not freely convertible into foreign currencies. The value of the RMB is subject to changes in the central government policies and to international economic and political developments. In the PRC, certain foreign exchange transactions are

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Group in China must be processed through PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

4.	Short-term investments

	December 31,	September 25,
	2007	2008
	US $	US $

Investment funds	1,370,877	—
Bank time deposits with original maturities more than three months but less than one year	822,526	—

Total	2,193,403	—

The fair value of the above short-term investments was approximately equal to their carrying value and there were no unrealized gains or losses as of December 31, 2007.

At December 31, 2007, the Group had invested $1,370,877 into certain investment funds managed by Minsheng Bank with a maturity date on August 30, 2008. At September 25, 2008, the Group has received repayment of the investment funds and related investment income.

5.	Other current assets

	December 31,	September 25,
	2007	2008
	US $	US $

Deposit for legal proceedings	—	167,278
Prepaid rental fee	107,690	62,947
Advances to employees for business expenses	68,544	5,136
Advances to be refunded	16,451	17,608
Interest receivable	40,837	—
Other	26,518	28,116

Total	260,040	281,085

Deposit for legal proceedings represent the funds placed by the Company with the local law court for a legal proceeding in which the Company is the plaintiff. The deposit is expected to be fully refunded to the Company upon resolution of the proceedings.

6.	Property and equipment

	December 31,	September 25,
	2007	2008
	US $	US $

Furniture, fixtures and office equipment	68,347	78,595
Motor vehicles	17,575	—

Total	85,922	78,595
Less: Accumulated depreciation	(35,766)	(42,784)

Property and equipment, net	50,156	35,811

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Accrued expenses and other current liabilities

	December 31,	September 25,
	2007	2008
	US $	US $

Accrued salary and employee benefits	29,184	57,032
Accrued liabilities to suppliers	16,793	38,091
Other dues to government	35,153	56,610

Total	81,130	151,733

8.	Other income, net

		For the Period from
	For the Year Ended	January 1 to
	December 31,	September 25,
	2007	2008
	US $	US $

Investment income	43,340	43,421
Government grants*	12,650	—
Other	15,364	9,817

Total	71,354	53,238

*	This represented government grants received from local government to encourage the expansion of the Group’s business and the Group did not have any future performance obligations related to the government grants at the time they were made. Accordingly, the Group recognized the grants as income in the consolidated statements of operations when they were received from the government.

9.	Taxation

(a)  Income taxes

Prior to January 1, 2008, the Company and its VIEs were governed by the previous Income Tax Law of the People’s Republic of China. Pursuant to the previous income tax laws and rules, the Company and its VIEs are generally subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

The applicable income tax rate was 18% for Shenzhoushengshi in 2007 as its taxable income was below $4,113.

On March 16, 2007, the National People’s Congress adopted the Corporate Income Tax Law (the “New CIT Law”), which became effective from January 1, 2008 and replaced the existing Income Tax Law by adopting a uniform income tax rate of 25%. Accordingly, the Company and its VIEs will be subject to the uniform income tax rate of 25% for year 2008 and thereafter.

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the current and deferred portions of income tax expenses of the Company and its VIEs, which were included in the consolidated statements of operations for the periods presented:

		For the Period from
	For the Year Ended	January 1 to
	December 31,	September 25,
	2007	2008
	US $	US $

Current provision for income taxes	235,304	712,026
Deferred provision for income taxes	(12,192)	—

Provision for income taxes	223,112	712,026

As of December 31, 2007 and September 25, 2008, the significant temporary differences between the tax and financial statement bases of assets and liabilities that gave rise to deferred tax assets were principally related to the following:

	December 31,	September 25,
	2007	2008
	US $	US $

Deferred tax assets:
Net operating loss carryforwards	—	45,237
Provision for doubtful debts	12,715	13,610

Total deferred tax assets	12,715	58,847
Less: valuation allowance	—	(45,237)

Deferred tax assets, net	12,715	13,610

Valuation allowance has been provided for the deferred tax assets for the net operating loss carryforwards of the Company’s VIEs at September 25, 2008 as management believes it is more likely than not that the deferred tax assets will not be realized in the foreseeable future.

The net operating loss carry forwards expire on various dates through 2013.

Reconciliation between the provision for income tax computed by applying the PRC EIT tax rate of 25% for 2008 and the tax rate of 33% for 2007 to the actual provision of income taxes is as follows:

		For the Period from
	For the Year Ended	January 1 to
	December 31,	September 25,
	2007	2008
	US $	US $

Income before income tax	547,310	2,624,806
PRC statutory tax rate	33%	25%

Income tax benefits at statutory tax rate	180,612	656,202
Effect of differential income tax rate of VIEs	4,426	—
Permanent differences	38,074	11,690
Change in valuation allowance	—	44,134

Provision for income taxes	223,112	712,026

Effective income tax rate	41%	27%

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b)  Business tax and related surcharges

The Group is subject to business tax and other sale related surcharges at the rate range from 8.65% to 9.3% of advertising placement service revenues after deduction of certain operating costs as permitted by the PRC tax laws.

(c)  Tax payable

Tax payable includes income tax payable, business tax payable, individual income tax payable and other surcharges as applicable. Tax payable includes income taxes payable of $458,711 and $1,203,737 as of December 31, 2007 and September 25, 2008, respectively.

10.	Related party transaction

(a) The table below sets out the major related party and his relationships with the Company:

Related Party’s Name	Relationship with the Company

Mr. Zhao Yigang	General manager of Yanhuang, owner of Yanhuang

(b) Details of amount due to related parties were as follows:

	December 31,	September 25,
	2007	2008
	US $	US $

Amount due to related parties	1,474,380	844,570

Amount due to owner was unsecured, interest free and had no fixed repayment terms.

11.	Commitment

(a)  Operating leases

The Group has entered into operating lease agreements principally for its office spaces in the PRC. Rental expense under operating lease for the year ended December 31, 2007 and the period from January 1 to September 25, 2008 were $54,028 and $49,754, respectively.

The future obligations for operating leases are as follows:

For the Year Ending	Amount
US $

December 31, 2008	18,261
December 31, 2009	69,259
December 31, 2010	70,188
December 31, 2011	77,036
December 31, 2012 and thereafter	128,394

Total	363,138

(b)  Other operating commitments

The Group has entered into exclusive agreements with media asset suppliers for outdoor advertising billboard space rental.

BEIJING YANHUANG SHENGSHI ADVERTISING COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The future minimum payments under non-cancelable purchase contract agreements are as follows:

For the year ending	Amount
US $

December 31, 2008	89,760
December 31, 2009	468,033
December 31, 2010	248,364

Total	806,157

12.	Subsequent event

(a) On September 25, 2008, Redgate Media Group (formerly known as “Redgate Media Inc.” “Redgate”), entered into a subscription agreement to acquire 51% of the equity interests in the Company at a consideration of $9,223,909. Redgate’s shareholding in the Company is subject to adjustment based on Yanhuang’s net profit for the years 2008, 2009 and 2010. Redgate is entitled to receive up to an additional 49% equity interest in the Company at no additional consideration if the Group fails to achieve certain predetermined profit performance targets in 2008, 2009 and 2010.

In addition, the purchase agreement grants Redgate the right to return the 51% equity interests it acquired to the Company’s owners and receive the initial consideration paid should Yanhuang be loss making in year 2008. Lastly, Redgate is obligated to purchase the remaining 49% of the equity interest in the Company upon Redgate’s completion of initial public offering process by September 24, 2009 at a purchase price calculated based on a predetermined formula. If Redgate is not able to complete its initial public offering by September 24, 2009, Redgate is obligated to reimburse the selling shareholders for the cost incurred by them amounted to approximately $43,910 that all directly attributable to this acquisition. The financial statements do not reflect any adjustment to the carrying value of assets and liabilities arising from these transactions.

(b) On December 3, 2008, the Company established a subsidiary, Hebei Langsheng Advertising Company Limited (“Langsheng”) and obtained 70% economic interest in Langsheng shareholder to further expand its outdoor advertising placement services in Hebei Province of China.

(c) On January 12, 2010, Redgate entered into an equity transfer agreement and a subscription agreement to acquire the remaining 49% of the equity interest of Yanhuang. Redgate and the non-controlling shareholders of the Company had previously entered into agreements in September, 2008 to acquire 49% equity interest of the Company subject to certain conditions set forth in the purchase agreement. Redgate and the non-controlling shareholders of the Company have agreed to terminate the agreements entered into in September, 2008 and entered into the said agreement. The aggregate consideration consisted of (i) cash payment of $0.4 million, (ii) cash contingent consideration calculated primarily using 49% of the net income in the audited financial statement of Yanhuang in 2008, 2009, and 2010 with the years weighted at 30%, 30% and 40%, respectively, and the various specified price to earnings multiple depending on whether Yanhuang can achieve certain pre-determined profit performance targets in 2008, 2009 and 2010 as stipulated in the agreements. Contingent consideration associated with Yanhuang’s 2008 performance results is determined to be $3.7 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Owners of Shanghai Dianguang Media Broadcasting Company Limited:

In our opinion, the accompanying balance sheets and the related statements of operations, owners’ equity and comprehensive income/(loss) and cash flows present fairly, in all material respects, the financial position of Shanghai Dianguang Media Broadcasting Company Limited (the “Company”) at December 31, 2007 and July 21, 2008, and the results of its operations and its cash flows for the year ended December 31, 2007 and the period from January 1 to July 21, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Beijing, the People’s Republic of China
September 21, 2009

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND JULY 21, 2008

	Notes	December 31, 2007	July 21, 2008
		US $	US $
		(All amounts presented in US dollars)

ASSETS
Current assets:
Cash and cash equivalents	2(c)	382,680	495,014
Accounts receivable	4	1,496,827	2,389,505
Prepaid advertising placement service cost		822,526	878,850
Amounts due from related parties	9	12,360	47,571
Amounts due from owners	9	613,996	292,950
Other current assets		7,568	8,086

Total current assets		3,335,957	4,111,976
Non-current assets:
Property and equipment	5, 2(e)	11,647	11,212

Total Assets		3,347,604	4,123,188

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable		—	566,702
Customer advances		384,446	387,405
Short-term borrowings	6	2,056,316	1,171,801
Accrued expenses and other current liabilities		9,587	20,121
Amount due to related parties	9	56,945	—
Tax payable	8(c)	259,345	969,012

Total current liabilities		2,766,639	3,115,041

Commitments	10	—	—
Owners’ Equity
Paid-in capital		604,101	604,101
Statutory reserves	2(m)	159,098	167,814
Accumulated (deficit)/earnings	7	(266,773)	100,675
Accumulated other comprehensive income	2(i),2(n)	84,539	135,557

Total Owners’ Equity		580,965	1,008,147

Total Liabilities and Owners’ Equity		3,347,604	4,123,188

The accompanying notes are an integral part of these financial statements.

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007 AND
THE PERIOD FROM JANUARY 1 TO JULY 21, 2008

			For the Period from
		For the Year Ended	January 1 to
	Notes	December 31, 2007	July 21, 2008
		US $	US $
		(All amounts presented in US dollars)

Revenue
Sales of advertising placement service	2(g)	5,119,270	5,288,316
Less: business tax		(22,921)	(246,929)

Total net revenues		5,096,349	5,041,387
Operating costs and expenses
Advertising placement service cost	9(b),2(h)	4,903,341	2,675,313
Salary and employee benefits		56,073	76,065
Depreciation		2,933	2,051
General and administrative		218,788	78,980

Total operating costs and expenses		5,181,135	2,832,409

(Loss)/income from operations		(84,786)	2,208,978

Interest income		2,971	1,704
Interest expense		(180,943)	(126,075)
Other income and expense, net		11,852	—

(Loss)/income before income taxes		(250,906)	2,084,607

Income tax expense	8, 2(j)	(15,867)	(528,808)

Net (loss)/income		(266,773)	1,555,799

The accompanying notes are an integral part of these financial statements.

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

STATEMENTS OF OWNERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2007 AND
THE PERIOD FROM JANUARY 1 TO JULY 21, 2008

				Accumulated
			Accumulated	Other
	Paid-in	Statutory	(Deficit)/	Comprehensive	Total
	Capital	Reserves	Earnings	Income	Owners’ Equity
	US $	US $	US $	US $	US $
	(All amounts presented in US dollars)

Balance at January 1, 2007	604,101	159,098	—	39,880	803,079

Comprehensive (loss)/income:
Net Loss	—	—	(266,773)	—	(266,773)
Foreign currency translation	—	—	—	44,659	44,659

Total comprehensive loss	—	—	—	—	(222,114)

Balance at December 31, 2007	604,101	159,098	(266,773)	84,539	580,965

Comprehensive (loss)/income:
Net income	—	—	1,555,799	—	1,555,799
Foreign currency translation	—	—	—	51,018	51,018

Total comprehensive income	—	—	—	—	1,606,817

Transfer to statutory reserves	—	8,716	(8,716)	—	—
Distribution to owners	—	—	(1,179,635)	—	(1,179,635)

Balance at July 21, 2008	604,101	167,814	100,675	135,557	1,008,147

The accompanying notes are an integral part of these financial statements.

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007 AND
THE PERIOD FROM JANUARY 1 TO JULY 21, 2008

		For the Period from
	For the Year Ended	January 1 to
	December 31, 2007	July 21, 2008
	US $	US $
	(All amounts presented in US dollars)

Cash flows from operating activities:
Net (loss)/income	(266,773)	1,555,799
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and Amortization	2,933	2,051
Interest expense	180,943	126,075
Changes in operating assets and liabilities
Accounts receivable	(60,401)	(892,678)
Prepaid advertising placement service cost	(53,699)	(56,324)
Amount due from related parties	358,006	(35,211)
Amount due from owners	(432,141)	(292,950)
Other current assets	5,529	(518)
Accounts payable	(103,491)	566,702
Customer advances	(168,150)	2,959
Accrued expenses and other current liabilities	(244,921)	(115,541)
Amount due to related parties	56,945	(56,945)
Tax payable	(24,466)	709,667

Net cash (used in)/provided by operating activities	(749,686)	1,513,086

Cash flows from investing activities:
Purchase of property and equipment	(3,085)	(1,616)

Net cash used in investing activities	(3,085)	(1,616)

Cash flows from financing activities:
Proceeds from short term borrowings	2,446,840	—
Repayment of short term borrowings	(2,056,316)	(884,515)
Cash dividends paid to owners	—	(565,639)

Net cash used in financing activities	390,524	(1,450,154)

Effect of changes in exchange rates	44,659	51,018

Net (decrease)/increase in cash and cash equivalents	(317,588)	112,334

Cash and cash equivalents at the beginning of the year/period	700,268	382,680

Cash and cash equivalents at the end of the year/period	382,680	495,014

Supplemental disclosures of cash flow information:
Cash paid for income taxes	(35,196)	(29,637)
Cash paid for interest	(180,943)	(113,410)

The accompanying notes are an integral part of these financial statements.

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007 AND
THE PERIOD FROM JANUARY 1 TO JULY 21, 2008
(All amounts presented in US dollars, unless otherwise stated)

1.	Organization and principal activities

Shanghai Dianguang Broadcasting Company Limited (the “Company”) was established on November 27, 2001 in the People’s Republic of China (“PRC”) by 2 PRC individuals. The Company is principally engaged in television advertising placement services, in which the Company purchases and sells advertising time slots on television channels.

2.	Significant accounting policies

(a)  Basis of presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)  Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenue and expenses during the reported periods. Actual results could differ from these estimates. Significant accounting estimates inherent in the preparation of the accompanying financial statements mainly include allowance for trade receivables and useful life of property and equipment.

(c)  Cash and cash equivalents

Cash and cash equivalents represent cash on hand and demand deposits placed with banks or other financial institutions which have original maturities of three months or less.

(d)  Allowances for doubtful accounts

An allowance for doubtful accounts is provided based on an ageing analysis of the accounts receivable balances, historical bad debt records, repayment patterns, customer credit analysis, and industry trend analysis. The Company also makes a specific allowance if there is strong evidence showing that the receivable is likely to be irrecoverable.

(e)  Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the following estimated useful lives:

Estimated Useful Life
of the Assets (Years)

Furniture, fixtures and office equipment	5 years

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statements of operations.

(f)  Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in the circumstances indicate that the carrying value of an asset may not be recoverable. When these events occur, the Company assesses the recoverability of the long-lived assets by comparing the carrying amount to the estimated future undiscounted cash flows associated with the related assets. The Company recognizes impairment of long-lived assets in the event that

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

the carrying value of such assets exceeds the estimated future discounted cash flows attributable to such assets. No impairment of long-lived assets was recognized for any of the periods presented.

(g)  Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred and/ or the service has been performed, the price is fixed or determinable and collection is reasonably assured.

The Company’s revenues are primarily derived from sales of advertising time slots to third parties. Revenues from such services are recognized ratably over the period in which the advertisement is displayed as the terms of the agreement.

In the normal course of business, the Company acts as a principal intermediary or an agent in placing advertising slots. The Company assesses whether it acts as a principal or an agent for the sales of advertising slots in accordance with the guidance from EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”. Revenues and cost of sales are recorded on a gross basis while the Company acts as the primary obligor and takes on the risks and rewards of ownership related to the advertising slots price to their sale.

The Company presents revenues net of business tax and related surcharges pursuant to EITF No. 06-3, “How taxes collected from customers and remitted to governmental authorities should be presented in the income statements”. Business taxes are calculated on the basis of the gross margin arrived at by deducting the cost of advertising time slots sold from the revenues from the sale of advertising time slots.

(h)  Advertising placement service cost

Advertising placement service cost primarily consists of purchase of air-time from television stations. The Company expenses such cost on a straight-line basis over the purchase contract period.

(i)  Foreign currency translation

The Company’s functional currency is Renminbi (“RMB”). Monetary assets and liabilities denominated in currencies other than RMB are translated into RMB at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than RMB during the year are converted into RMB at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statement of operations.

The Company uses the U.S. dollar as its reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Equity accounts are translated at historical exchange rates. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the accompanying statements of owners’ equity.

(j)  Income taxes

Deferred Income taxes are accounted for using an asset and liability approach which requires the recognition of income taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred income taxes are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the currently enacted tax rates and laws. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced by a valuation allowance, if necessary, for the amount of any tax benefits that, based on available evidence, are not more likely than not to be realized.

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), on January 1, 2007. FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Company did not have any adjustment to the opening balance of retained earnings as of January 1, 2007 as a result of the implementation of FIN 48. The Company did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions for the years ended December 31, 2007 and the period from January 1 to July 21, 2008.

(k)  Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the statements of operations on a straight line basis over the lease periods.

(l)  Employee benefits

Full-time employees of the Company in China are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. The Company is required to make contributions to the plans out of the amounts accrued and has no further payment obligations once the accruals have been paid.

The Company has recorded employee benefit expenses of $10,251, and $16,063 for the year ended December 31, 2007 and the period from January 1 to July 21, 2008.

(m)  Statutory reserves

The Company is required to make appropriations to certain non-distributable reserve funds. In accordance with the China Company Laws, the Company must make appropriations from its after-tax profit as determined under the Accounting Standards for Business Enterprises and the “Accounting System for Business Enterprises” as promulgated by the State of the People’s Republic of China (“PRC GAAP”) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the respective company. Appropriations to the discretionary surplus fund are made at the discretion of the Company.

The use of the statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses or increase the registered capital of the Company. These reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

The Company has made appropriations of $ nil and $8.716 to its statutory surplus fund for the year ended December 31, 2007 and the period from January 1 to July 21, 2008, respectively.

The Company has made no appropriation to other reserve funds for the year ended December 31, 2007 and the period from January 1 to July 21, 2008, respectively.

(n)  Comprehensive income/(loss)

Comprehensive income/(loss) is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding those resulting from investments by owners and

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

distributions to owners. The Company has recognized the translation adjustments as other comprehensive income/(loss) in the statements of owners’ equity.

(o)  Fair value of financial instruments

Financial instruments primarily include cash equivalents, accounts receivable amount due from related parties, accounts payable, customer advance, amount due to related parties, and accrued expenses and other current liabilities. As of December 31, 2007 and July 21, 2008, the carrying value of cash equivalents, accounts receivable, amount due from related parties, accounts payables, customer advance, accrued expenses and other current liabilities, and amount due to related parties approximate their fair values due to the short-term maturity of these instruments.

(p)  Contingent liabilities

The Company is subject to claims and litigation, which may arise in the normal course of business. These claims may include allegations of infringement of intellectual property rights of others as well as other claims of liability. The Company accrues liabilities associated with these claims and litigations when they are probable and reasonably estimable.

The Company is not currently a party to, nor is it aware of, any legal proceeding, investigation or other claims that is likely to have a material adverse effect on its business, financial condition or results of operations. The Company does not have any contingent liabilities of which we are aware of as of December 31, 2007 and July 21, 2008.

(q)  Recently issued accounting standards

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (SFAS 165). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009 and shall be applied prospectively.

In June 2009, the FASB issued FAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 identifies the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

3.	Concentration of risks

(a)  Major customers

QUNYI Advertising CO. LTD and MCCANN-ERICKSON GUANGMING LTD. accounted for 16% and 11% of total revenue for the year ended December 31, 2007. Guangdong KAILUO Advertising CO. LTD and QUNYI Advertising CO. LTD accounted for 29% and 11% of total revenue for the period from January 1 to July 21, 2008.

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	Concentration of risks — (Continued)

SHILI Advertising CO. LTD and Guangdong KAILUO Advertising CO. LTD accounted for 18% and 11% of total accounts receivable balance as of December 31, 2007. Guangdong KAILUO Advertising CO. LTD, and SHILI Advertising CO. LTD accounted for 38%,and 12% of total accounts receivable balance as of July 21, 2008.

(b)  Concentrations of credit risk

Financial instruments that potentially subject to the Company to significant concentrations of credit risk primarily consist of cash and cash equivalents. As of December 31, 2007 and July 21, 2008, all of the Company’s cash and cash equivalents were held by financial institutions located in Shanghai. These financial institutions are state-owned commercial banks of high credit quality.

(c)  Foreign currency risk

The Company’s operating transactions, assets and liabilities are denominated in RMB. The RMB is not freely convertible into foreign currencies. The value of the RMB is subject to changes in the central government policies and to international economic and political developments. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

4.	Accounts receivable

	December 31,	July 21,
	2007	2008
	US $	US $

Accounts receivable	1,496,827	2,389,505
Less: Allowance for doubtful accounts	—	—

Accounts receivable, net	1,496,827	2,389,505

5.	Property and equipment

	December 31,	July 21,
	2007	2008
	US $	US $

Furniture, fixtures and office equipment	20,000	22,259
Less: accumulated depreciation	(8,353)	(11,047)

Total	11,647	11,212

6.	Short-term borrowings

	December 31,	July 21,
	2007	2008
	US $	US $

Short-term bank loans	1,370,877	439,426
Other short-term borrowings	685,439	732,375

Total	2,056,316	1,171,801

As of December 31, 2007, short-term bank loans consisted of two bank loans of $411,263 and $959,614, repayable on July 25, 2008 and July 4, 2008 and bear interest at 8.22% and 7.65% per annum, respectively. The

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

6.	Short-term borrowings — (Continued)

$411,263 bank loan was secured by a third party and the $959,614 bank loan was secured by the pledge of the house of an owner of the Company. Other short-term borrowings represented $685,439 borrowings from a third party, originally repayable on June 20, 2008 and bear interest at 14.4% per annum. The borrowing was secured by a pledge of the house of an owner of the Company. The maturity of the borrowing was extended to December 20, 2008.

As of July 21, 2008, short-term bank loans consisted of a bank loan of $439,426 repayable on July 25, 2008 that bears interest at 8.22% per annum. The bank loan was secured by a third party guarantee. Other short-term borrowings represented $732,375 borrowings from a third party, repayable on December 20, 2008, and bear interest rate at 14.4% per annum. The borrowings were pledged by a house of an owner of the Company.

7.	Accumulated (deficit)/earnings

For the year ended December 31, 2007, the Company incurred a net loss. No dividend was paid to owners.

As of July 21, 2008, after the approval of the shareholders, the Company decided to distribute a portion of its available accumulated profit to its owners, amounting to $1,179,635, of which, an amount of $613,996 was offset with the balance of receivable from its owner on December 31, 2007 (Note 9(c)). The remaining amount of $565,639 has been paid out as of July 21, 2008.

8.	Taxation

(a)  Income tax

Prior to January 1, 2008, the Company was governed by the Income Tax Law of the People’s Republic of China (the “Income Tax Law”). Pursuant to the Income Tax Law, the Company is generally subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which comprise 30% national income tax and 3% local income tax.

On March 16, 2007, the National People’s Congress adopted the Corporate Income Tax Law (the “New CIT Law”), which became effective from January 1, 2008 and replaced the existing Income Tax Law by adopting a uniform income tax rate of 25%. Accordingly, the Company will be subject to the uniform income tax rate of 25% for year 2008 and thereafter.

Reconciliation between the provision for income tax computed by applying the PRC EIT tax rate of 33% for 2007 and the tax rate of 25% for 2008 to the actual provision of income taxes is as follows:

		For the Period from
	For the Year Ended	January 1 to
	December 31, 2007	July 21, 2008
	US $	US $

(Loss)/profit subject to PRC operations	(250,906)	2,084,607
PRC statutory tax rate	33%	25%
Income tax (benefits)/expense at statutory tax rate	(82,799)	521,152
Permanent differences	7,184	7,656
Excess taxes paid on cash basis	91,482	—

Effective income tax	15,867	528,808

Effective income tax rate	(6)%	25.37%

The Company provisionally paid taxes based on the profits determined using the cash basis for the year ended December 31, 2007. However, on finalisation of the accounts the Company incurred a loss. The tax authorities have refused to accept the Company’s demands to refund the taxes paid on a cash basis.

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

(b)  Business tax and related surcharges

The Company’s PRC operations are subject to business tax and other sale related surcharges at a rate of 9.45% of advertising service revenues after deduction of certain costs of revenues permitted by the PRC tax laws.

(c)  Tax payable

Tax payable includes income tax payable, business tax payable, individual income tax payable and other surcharges as applicable. Tax payable includes income taxes payable of $177,228 and $705,629 as of December 31, 2007 and July 21, 2008, respectively.

9.	Related Party Transactions

(a) The table below sets forth the major related parties and their relationships with the Company:

Related Party’s Name	Relationship with the Company

Shanghai Liantong Advertising Company Limited (“Shanghai Liantong”)	Under the control of the owner of the Company

(b) Details of significant related party transactions are as follows during the periods presented:

For the Period from
	For the Year Ended	January 1 to
	December 31, 2007	July 21, 2008
	US $	US $

Purchase of advertising time slots from Shanghai Liantong	—	30,371

In addition to the above, the Company also paid money on behalf of Shanghai Liantong for miscellaneous expenses.

(c) Details of amount due from/to related parties were as follows:

	December 31,	July 21,
	2007	2008
	US $	US $

Payable to Shanghai Liantong	56,945	—
Payment on behalf of Shanghai Liantong by the Company	12,360	47,571
Amounts due from owners	613,996	292,950

The amounts due from owners represented borrowings which were unsecured, non-interest bearing and repayable on demand.

10.	Commitments

(a)  Operating leases

The Company has entered into operating lease agreements principally for its office space in the PRC. Rental expense under operating leases for the year ended December 31, 2007 and the period from January 1 to July 21, 2008 were $44,642 and $27, 441, respectively.

SHANGHAI DIANGUANG MEDIA BROADCASTING COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

10.	Commitments — (Continued)

As of July 21, 2008, future minimum payments under non-cancelable operating lease agreements were as follows:

Year Ending December 31,	Amount
US $

2008	18,601
2009	44,642
2010	1,860

Total	65,103

(b)  Other operating commitments

The Company has entered into agreements to purchase advertising time slots with certain television stations. The cost of advertising time slots sold under such agreements was $4,903,341 and $3,229,050 for the year ended December 31, 2007 for the period from January 1, 2007 to July 21, 2008, respectively.

As of July 21, 2008, future minimum payments under non-cancelable purchase agreements with television stations were as follows:

Year Ending	Amount
US $

December 31, 2008	1,019,700

Total	1,019,700

11.	Subsequent events

(a) On July 21, 2008, Redgate Media Group (formerly known as Redgate Media Inc., “Redgate”) entered into an equity transfer agreement to acquire 100% of the equity interests in the Company at a consideration of $732,375. The original shareholders of the Company, Tang Juanjuan and Fan Jinyu remained as the top management of the Company. The financial statements do not reflect any adjustment to the carrying value of assets and liabilities arising from this transaction.

(b) On December 15, 2008, the Company signed a contract with Shanghai Media Group to purchase certain advertising time slots for the year 2009. The contract amount is $5,110,981 and the Company prepaid $3,066,589.

Report of Independent Registered Public Accounting Firm

To: The Board of Directors and Owners
of Shanghai Yarun Culture Communications Company Limited:

In our opinion, the accompanying balance sheets and the related statements of operations, owners’ equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of Shanghai Yarun Culture Communications Company Limited (the “Company”) at December 31, 2008 and September 30, 2009 and the results of its operations and its cash flows for the year ended December 31, 2008 and the nine months ended September 30, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Beijing, the People’s Republic of China
December 7, 2009

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND SEPTEMBER 30, 2009

		December 31,	September 30,
	Notes	2008	2009
		US$	US$
	(All amounts presented in US dollars)

ASSETS
Current assets:
Cash and cash equivalents	2(d)	199,398	495,804
Accounts receivable, net of allowance for doubtful account of $280,924 and $1,172,641 as of December 31, 2008 and September 30, 2009	4	6,537,948	8,653,677
Prepaid advertising placement service cost		624,065	606,382
Deferred tax assets	7(a)	70,231	293,160
Other current assets		109,931	104,956

Total current assets		7,541,573	10,153,979

Property and equipment	2(f)	9,976	17,233

Total Assets		7,551,549	10,171,212

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable		686,606	1,649,528
Customer advances	2(i)	1,327,488	759,661
Taxes payable	2(l),7(c)	1,594,490	2,630,518
Accrued expenses and other current liabilities	5	306,087	419,623
Short-term borrowing	6,8(c)	941,766	538,175

Total current liabilities		4,856,437	5,997,505

Total Liabilities		4,856,437	5,997,505

Commitments	9	—	—
Owners’ Equity:
Paid-in capital		371,627	371,627
Statutory reserves	2(o)	210,496	210,496
Accumulated earnings		1,950,222	3,430,712
Accumulated other comprehensive income	2(p)	162,767	160,872

Total Owners’ Equity		2,695,112	4,173,707

Total Liabilities and Owners’ Equity		7,551,549	10,171,212

The accompanying notes are an integral part of these financial statements.

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

STATEMENTS OF OPERATIONS FOR THE YEAR ENDED
DECEMBER 31, 2008 AND THE NINE MONTHS ENDED
SEPTEMBER 30, 2008 (UNAUDITED) AND 2009

		For the Year Ended	For the Nine Months Ended
		December 31,	September 30,
	Notes	2008	2008	2009
		US$	US$	US$
			(Unaudited)
		(All amounts presented in US dollars)

Revenue	2(h),8(b)	15,191,674	11,310,611	12,037,507
Less: Business tax and related surcharges	7(b)	(339,996)	(255,519)	(353,797)

Total net revenues		14,851,678	11,055,092	11,683,710

Operating costs and expenses
Advertising placement service cost	2(j),9(b)	11,518,206	8,548,247	8,279,756
Salary and employee benefits	2(n)	319,215	216,778	271,099
General and administrative		446,087	306,942	1,060,602

Total operating costs and expenses		12,283,508	9,071,967	9,611,457

Income from operations		2,568,170	1,983,125	2,072,253
Interest income		2,118	1,468	759
Interest expense		(174,343)	(141,286)	(78,356)
Other (expense)/income, net		(696)	(532)	—

Income before income taxes		2,395,249	1,842,775	1,994,656
Income tax expense	2(l), 7(a)	(629,915)	(478,425)	(514,166)

Net income		1,765,334	1,364,350	1,480,490

The accompanying notes are an integral part of these financial statements.

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

STATEMENTS OF OWNERS’ EQUITY AND COMPREHENSIVE INCOME FOR THE
YEAR ENDED DECEMBER 31, 2008 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2009

				Accumulated other
		Statutory	Accumulated	Comprehensive	Total Owners’
	Paid-in Capital	Reserves	Earnings	Income	Equity
		US$	US$	US$	US$
	US$	(All amounts presented in US dollars)

Balance at January 1, 2008	371,627	39,538	355,846	72,291	839,302

Statutory reserves		170,958	(170,958)	—	—
Comprehensive income:
Net income	—	—	1,765,334	—	1,765,334
Other comprehensive income	—	—	—	90,476	90,476
Total comprehensive income					1,855,810

Balance at December 31, 2008	371,627	210,496	1,950,222	162,767	2,695,112

Statutory reserves	—	—	—	—	—
Comprehensive income:
Net income	—	—	1,480,490	—	1,480,490
Other comprehensive income	—	—	—	(1,895)	(1,895)
Total comprehensive income					1,478,595

Balance at September 30, 2009	371,627	210,496	3,430,712	160,872	4,173,707

The accompanying notes are an integral part of these financial statements.

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

STATEMENTS OF CASH FLOWS FOR THE YEAR DECEMBER 31, 2008 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED) AND 2009

	For the Year Ended	For the Nine Months Ended
	December 31,	September 30,
	2008	2008	2009
	US$	US$	US$
		(Unaudited)
	(All amounts presented in US dollars)

Cash flows from operating activities:
Net income	1,765,334	1,364,350	1,480,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,839	1,191	5,395
Provision for allowance for doubtful accounts	280,924	211,705	891,717
Deferred income tax	(68,965)	(51,463)	(222,895)
Changes in operating assets and liabilities:
Accounts receivable	(5,664,855)	(5,079,996)	(3,007,446)
Prepaid advertising placement service cost	815,531	867,590	17,683
Other current assets	(4,880)	65,630	4,975
Amounts due from a related party	137,697	155,286	—
Accounts payable	686,606	1,179,144	962,922
Customer advances	1,087,999	466,894	(567,827)
Accrued expenses and other current liabilities	180,863	126,285	113,536
Taxes payable	1,030,991	845,042	1,036,028

Net cash provided by operating activities	249,084	151,658	714,578

Cash flows from investing activities:
Purchase of property and equipments	(11,815)	(10,103)	(12,652)

Net cash used in investing activities	(11,815)	(10,103)	(12,652)

Cash flows from financing activities:
Proceeds from short term borrowing (Notes 6)	146,574	147,278	—
Repayment of short term borrowing (Notes 6)	(483,694)	(486,016)	(402,694)

Net cash used in financing activities	(337,120)	(338,738)	(402,694)

Net (decrease)/increase in cash	(10,641)	(97,481)	296,406

Effect of change in foreign exchange rates	89,210	99,702	(2,826)
Cash and cash equivalents at the beginning of the year/period	210,039	210,039	199,398

Cash and cash equivalents at the end of the year/period	199,398	112,558	495,804

Supplemental disclosure of cash flow information:
Cash paid for income taxes	87,096	21,397	41,131

The accompanying notes are an integral part of these financial statements.

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED) AND 2009
(All amounts presented in US dollars, unless otherwise stated)

1.	Organization and principal activities

Shanghai Yarun Culture Communications Company Limited (the “Company”) was established on December 14, 2005 in the People’s Republic of China (the “PRC” or “China”). The Company is principally engaged in television advertising placement services, i.e. it purchases and sells advertising time slots on certain PRC television channels.

2.	Significant accounting policies

(a)  Basis of presentation

The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

(b)  Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of the assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from these estimates. Significant accounting estimates in the Company’s financial statements mainly include allowance for doubtful debts and the useful lives of property and equipment.

(c)  FASB Accounting Standards CodificationTM

In June 2009, the FASB established the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the United States Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. The Codification did not have a material impact on the Group’s consolidated financial statements upon adoption. Accordingly, the Company’s notes to its financial statements now explain accounting concepts in plain English rather than cite the specific US GAAP references.

(d)  Cash and cash equivalents

Cash and cash equivalents represent cash on hand and demand deposits placed with banks or other financial institutions, which have original maturities of three months or less.

(e)  Allowances for doubtful accounts

An allowance for doubtful accounts is provided based on an ageing analysis of the accounts receivable balances, historical bad debt records, repayment patterns, customer credit analysis, and industry trend analysis. The Company also makes a specific allowance if there is strong evidence showing that the receivable is likely to be unrecoverable.

(f)  Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the following estimated useful lives:

Estimated useful lives of the assets (years)

Furniture, fixtures and office equipments	3
Motor vehicles	4

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Expenditure for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statements of operations.

(g)  Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in the circumstances indicate that the carrying value of an asset may not be recoverable. The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use. Management estimates value in use based on estimated future undiscounted cash flows associated with the related assets. The impairment losses are recognized in the statements of operations as the difference between the carrying amount and the recoverable amount. No impairment of long-lived assets was recognized for any of the periods presented.

(h)  Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred and/or service has been performed, the price is fixed or determinable and collection is reasonably assured.

The Company presents revenues net of business tax (“BT”) and related surcharges.

Revenue from television advertising placement services are recognized ratably over the periods in which the advertisements are broadcast.

The Company assesses whether it should report the revenue on gross or net basis by considering different indicators, including whether the Company or the media supplier is the primary obligor. The Company is considered the primary obligor in the arrangement and is exposed to the general inventory risk relating to the television advertising time slots. It has reasonable latitude to establish price and takes on the credit risks associated with the customers. As a result, revenues and cost of sales are recorded on a gross basis.

(i)  Customer advances

Customer advances represent advances received from customers for the advertising placement service. These advances are usually refundable if the advertising placement services are unable to be delivered.

(j)  Advertising placement service cost

Advertising placement service costs primarily consist of purchase of air-time from television stations. The Company expenses such costs on a straight-line basis period in which the related services are provided.

(k)  Foreign currency translation

The Company’s functional currency is Renminbi (“RMB”). Monetary assets and liabilities denominated in currencies other than RMB are translated into RMB at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than RMB during the year are converted into RMB at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

The Company’s reporting currency is US dollar. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Equity accounts are translated at historical exchange rates. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the accompanying statements of owners’ equity and comprehensive income/ (loss).

(l)  Income taxes

Deferred income taxes are accounted for using an asset and liability approach which requires the recognition of income taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

income taxes are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the currently enacted tax rates and laws. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

The Company follows the guidance on accounting for uncertainty in income taxes as of January 1, 2007. The guidance prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The Company did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions as of December 31, 2008 and September 30, 2009.

(m)  Operating leases

Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the statements of operations on a straight line basis over the lease periods.

(n)  Employee benefits

Full-time employees of the Company are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. The Company is required to make contributions to the plans out of the amounts accrued and has no further payment obligations once the accruals have been paid. The company has recorded employee benefit expenses of $64,928, $44,601 (unaudited) and $62,586 for the year ended December 31, 2008 and the nine months ended September 30, 2008 and 2009, respectively.

(o)  Statutory reserves

In accordance with the China Company Laws, the Company must make appropriations from its after-tax profit determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”) to non-distributable reserve funds including (i) statutory surplus fund, (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the company.

The use of the statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses or increase the registered capital of the Company. These reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

The Company has made appropriations of $170,958, nil (unaudited) and nil to its statutory surplus fund for the years ended December 31, 2008 and the nine months ended September 30, 2008 and 2009, respectively. The Company has made no appropriations to other reserve funds for the years ended December 31, 2008 and the nine months ended September 30, 2008 and 2009, respectively.

(p)  Comprehensive income/(loss)

Comprehensive income/(loss) is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding those resulting from investments by owners and distributions to owners. The Company has recognized the translation adjustments as other comprehensive income/(loss) in the statements of owners’ equity.

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

(q)  Fair value of financial instruments

Financial instruments primarily include cash and cash equivalents, accounts receivables and other current assets, accounts payable, and accrued and other current liabilities. As of December 31, 2008 and September 30, 2009, the carrying value of cash equivalents, accounts receivables, prepaid and other current assets, amount due from a related party, accounts payable, and accrued and other current liabilities, approximate their fair values due to the short-term maturity of these instruments.

(r)  Recently issued accounting standards

In May 2009, the FASB issued guidance on subsequent events that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this guidance provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The Company does not consider the adoption of this guidance did not have any material impact on the financial statements.

In August 2009, the FASB issued guidance on Fair Value Measurements and Disclosures — Measuring Liabilities at Fair Value. The new guidance aims to provide clarification relating to the fair value measurement of liabilities, specifically in circumstances where a quoted price in an active market for an identical liability is not available, a reporting entity is required to measure fair value using certain prescribed techniques. Techniques highlighted include using 1) the quoted price of the identical liability when traded as an asset, 2) quoted prices for similar liabilities or similar liabilities when traded as assets, or 3) another valuation technique that is consistent with the principles of fair value measurements. The new guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. Finally, the guidance clarifies that both a quoted price in an active market for the identical liability and the quoted price for the identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset are required are Level 1 fair value measurements. The Company will adopt this guidance at the beginning of its fiscal year 2010, and it does not expect the adoption of this guidance will have a material impact on the Company’s financial statements.

In October 2009, the FASB issued an accounting standard update on revenue recognition relating to multiple-deliverable revenue arrangements. The fair value requirements of existing accounting guidance are modified by allowing the use of the “best estimate of selling price” in addition to vendor-specific objective evidence (“VSOE”) and third-party evidence (“TPE”) for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted. This update requires expanded qualitative and quantitative disclosures and is effective for fiscal years beginning on or after June 15, 2010. These updates may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. The Company is currently assessing the impact, if any, that the adoption of this update will have on its financial statements and disclosures.

3.	Concentration and risks

(a)  Major customers

Shanghai Yingji Culture Broadcasting Company accounted for 12% and 11% of total revenue for the nine months ended September 30, 2008 and the year ended December 31, 2008. Tianjin Xinhao Advertising Company accounted for 12% of total revenue for the nine months ended September 30, 2009.

Guangdong Kailuo Advertising Limited Company and Shanghai Yingji Culture Broadcasting Company accounted for 14% and 11% of total accounts receivable balance as of December 31, 2008. Tianjin Xinhao

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Advertising Company and Guangdong Kailuo Advertising Limited Company accounted for 11% and 7% of total accounts receivable balance as of September 30, 2009.

(b)  Credit risks

The Company’s credit risk arises from cash and cash equivalents, as well as credit exposures to its customers, related parties and other parties.

The Company expects that there is no significant credit risk associated with the bank deposits and cash and cash equivalents since all of the Company’s cash and cash equivalents were held by financial institutions located the state-owned banks in mainland China, which have support from the government. Management does not expect that there will be any significant losses from non-performance by these counterparties.

In addition, the Company has no significant concentrations of credit risk with respect to its customers. The extent of the Company’s credit exposure is mainly represented by the fair value of accounts receivable for services. The Company assesses the credit quality of and sets credit limits on its customers by taking into account their financial position, the availability of guarantee from third parties, their credit history and other factors such as current market conditions.

Credit risk relating to amounts due from related parties and other parties is not considered to be significant and their receivables could be settled based on historical experience.

(c)  Major suppliers

The Company relies to a great extent on a few television stations through contractual arrangements. The Company relies on its concession rights for advertising time slots on these television stations to broadcast its customers’ advertisements. Any unfavorable change of the arrangements with the television stations, any change that adversely affect their marketing plan or limitation on the Company’s access to desired television time slots could harm the effectiveness and attractiveness of the Company’s advertising services.

(d)  Foreign currency risk

All of the Company’s operating transactions are denominated in RMB and all of the Company’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. The value of the RMB is subject to changes in the central government policies and to international economic and political developments. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to effect the remittance.

4.	Accounts receivable, net

	December 31,	September 30,
	2008	2009
	US $	US $

Accounts receivable	6,818,872	9,826,318
Less: Allowance for doubtful accounts	(280,924)	(1,172,641)

Accounts receivable, net	6,537,948	8,653,677

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

5.	Accrued expenses and other current liabilities

	December 31,	September 30,
	2008	2009
	US $	US $

Accrued salary and employee benefits	91,692	101,268
Accrued interest	177,542	255,764
Others	36,853	62,591

Total	306,087	419,623

6.	Short-term borrowing

	December 31,	September 30,
	2008	2009
	US $	US $

Short-term borrowing	941,766	538,175

As of December 31, 2008 and September 30, 2009, short-term borrowing represented $941,766 and $538,175 borrowings from the previous owner (Ms. Shen Jie), repayable on December 31, 2008 and bear interest at approximately 15% per annum. The borrowing was secured by a pledge of the assets of an owner of the Company. The short-term borrowing was extended on March 17, 2009 with the same interest rate and has no fixed repayment terms. The Company repaid Ms. Shen Jie $402,694 of the principal during the nine months ended September 30, 2009.

7.	Taxation

(a)  Income tax

Prior to January 1, 2008, the Company was governed by the Income Tax Law of the People’s Republic of China (the “Income Tax Law”). Pursuant to the Income Tax Law, the Enterprise Income Taxes (“EIT”) are generally assessed at a statutory rate of 33%, which comprise 30% national income tax and 3% local income tax.

On March 16, 2007, the National People’s Congress adopted the Corporate Income Tax Law (the “New CIT Law”), which became effective from January 1, 2008 and replaced the existing separate income tax laws for domestic enterprises and foreign-invested enterprises by adopting a uniform statutory income tax rate of 25%. Accordingly, the Company is subject to the uniform income tax rate of 25% from 2008 and thereafter.

The following table sets forth the current and deferred portions of income tax expenses of the Company:

	For the Year Ended	For the nine months ended
	December 31,	September 30,
	2008	2008	2009
	US $	US $	US $
		(Unaudited)

Current provision for income taxes	698,880	529,888	737,061
Deferred income taxes	(68,965)	(51,463)	(222,895)

Income tax expense	629,915	478,425	514,166

As of December 31, 2008 and September 30, 2009, the significant temporary differences between the tax and financial statement bases of assets and liabilities that gave rise to deferred tax assets were principally related to the provision of allowance for doubtful accounts.

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Reconciliation between the provision for income tax computed by applying PRC EIT tax rate of 25% for 2008 and for the nine months ended September 30, 2008 and 2009 to the actual provision of income taxes is as follows:

	For the Year Ended	For the nine months ended
	December 31,	September 30,
	2008	2008	2009
	US $	US $	US $
		(Unaudited)

Profit subject to PRC operations	2,395,249	1,842,775	1,994,656
PRC statutory tax rate	25%	25%	25%

Income tax expense at statutory tax rate	598,812	460,694	498,664
Permanent differences	31,103	17,731	15,502

Effective income tax	629,915	478,425	514,166

Effective income tax rate	26.29%	25.96%	25.78%

The permanent differences were mainly related to the interest expense exceed the interest expense charged based on bank loan interest rate regulated by the People’s Bank of China.

(b)  Business tax and related surcharges

The Company is subject to business tax and other sale related surcharges at the rate of 9.25% of revenues after deduction of certain operating costs as permitted by the PRC tax laws.

(c)  Taxes payable

Taxes payable includes income tax payable, business tax payable, individual taxes payable and other surcharges as applicable. Taxes payable includes income tax payable of $1,173,711 and $1,885,618 as of December 31, 2008 and September 30, 2009, respectively.

8.	Related party transaction

(a)  The table below sets forth the major related parties and their relationships with the Company:

Related party’s name	Relationship with the Company

Ms. Shen Jie	A 90% equity interest owner of the Company until March 17, 2008
Shanghai Yingji Culture Broadcasting Company Limited (“Shanghai Yingji”)	Under the control of Ms. Shen Jie

(b)  Details of significant related party transactions are as follows during the periods presented:

	For the Year Ended	For the nine months ended
	December 31,	September 30,
	2008	2008	2009
	US $	US $	US $
		(Unaudited)

Provide advertising placement service to
Shanghai Yingji	1,618,962	1,618,962	—

(c)  Details of amount due from/to related parties were as follows:

	December 31,	September 30,
	2008	2009
	US $	US $

Short term borrowing — Ms. Shen Jie (Note 6)	941,766	538,175

SHANGHAI YARUN CULTURE COMMUNICATIONS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

9.	Commitment

(a)  Operating leases

The Company has entered into operating lease agreements principally for its office spaces in the PRC. Rental expenses under operating leases for the years ended December 31, 2008 and the nine months ended September 30, 2009 were $61,817 and $53,827, respectively.

The future minimum payments under non-cancelable operating lease agreements as of September 30, 2009 were as follows:

Amount
US $

For the remainder of 2009	17,415
December 31, 2010	60,286
December 31, 2011	5,272

Total	82,973

(b)  Other operating commitments

The Company has entered into non-cancelable exclusive timeslots purchase agreements with three television stations. Advertising placement service cost under timeslots purchase agreements for the year ended December 31, 2008 and the nine months ended September 30, 2009 were $9,934,463 and $7,998,054, respectively.

The future minimum payments under non-cancelable timeslots purchase agreements as of September 30, 2009 were as follows:

Amount
US $

For the remainder of 2009	2,418,912
December 31, 2010	6,223,459
December 31, 2011	7,199,687

Total	15,842,058

The Company did not have other significant operating commitments.

10.	Subsequent events

The Company has performed an evaluation of subsequent events through December 7, 2009, which is the date the financial statements were issued, with no other events or transactions needing recognition or disclosure identified.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and shareholders of One Media Group Limited

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements, consolidated statements of recognized income and expense, and the consolidated cash flow statements present fairly, in all material respects, the financial position of One Media Group Limited and its subsidiaries at 31 March 2009 and 31 March 2008, and the results of their operations and their cash flows for each of the two years in the period ended 31 March 2009 in conformity with International Financial Reporting Standards issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audit of the consolidated financial statements of the Company was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The Company has included parent only information on the face of the consolidated financial statements and other disclosures in the notes to the financial statements. Such parent only information is presented for purposes of additional analysis and is not a required part of the consolidated financial statements presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Such information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements, and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/PricewaterhouseCoopers
Hong Kong
October 20, 2009

ONE MEDIA GROUP LIMITED

CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009

	Notes	2009	2008
		HK$’000	HK$’000

Turnover	5	207,941	219,899
Cost of goods sold	19	(108,709)	(120,216)

Gross profit		99,232	99,683
Other income	5	5,715	3,856
Selling and distribution costs	19	(49,605)	(50,713)
Administrative expenses	19	(37,487)	(34,819)

Profit before income tax		17,855	18,007
Income tax expense	21	(6,458)	(5,987)

Profit for the year		11,397	12,020

Attributable to:
Equity holders of the Company		11,397	12,020

Earnings per share for profit attributable to the equity holders of the Company during the year (expressed in HK cents per share)
— Basic and Diluted	23	2.85	3.01

Dividends	24	7,000	4,000

The notes on pages F-114 to F-150 are an integral part of these consolidated financial statements.

ONE MEDIA GROUP LIMITED

CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31, 2008 AND 2009

	Notes	2009	2008
		HK$’000	HK$’000

ASSETS
Non-current assets
Property, plant and equipment	6	7,008	9,545
Intangible assets	7	2,165	2,028
Financial assets at fair value through profit or loss	12	—	4,409

		9,173	15,982

Current assets
Inventories	9	11,910	10,082
Trade and other receivables	11	44,147	63,666
Cash and cash equivalents	13	125,951	106,239

		182,008	179,987

Total assets		191,181	195,969

EQUITY
Capital and reserves attributable to the Company’s equity holders
Share capital	14	400	400
Share premium	14	456,073	456,073
Other reserves	15(a)	(334,809)	(335,562)
Retained earnings
— Proposed final dividend	24	4,600	4,000
— Others	15(a)	40,098	35,701

Total equity		166,362	160,612

LIABILITIES
Non-current liabilities
Deferred income tax liabilities	17	303	525
Long service payment liability	18	649	140

		952	665

Current liabilities
Trade and other payables	16	21,108	28,176
Amounts due to fellow subsidiaries	16	1,508	2,456
Income tax liabilities		1,251	4,060

		23,867	34,692

Total liabilities		24,819	35,357

Total equity and liabilities		191,181	195,969

Net current assets		158,141	145,295

Total assets less current liabilities		167,314	161,277

The notes on pages F-114 to F-150 are an integral part of these consolidated financial statements.

ONE MEDIA GROUP LIMITED

BALANCE SHEETS
AS AT MARCH 31, 2008 AND 2009

	Notes	2009	2008
		HK$’000	HK$’000

ASSETS
Non-current assets
Interests in subsidiaries	8	376,875	412,151

Current assets
Other receivables	11	26	313
Cash and cash equivalents	13	113,901	84,149

		113,927	84,462

Total assets		490,802	496,613

EQUITY
Capital and reserves attributable to the Company’s equity holders
Share capital	14	400	400
Share premium	14	456,073	456,073
Retained earnings
— Proposed final dividend	24	4,600	4,000
— Others	15(b)	29,698	36,123

Total equity		490,771	496,596

LIABILITIES
Current liabilities
Other payables	16	31	17

Total liabilities		31	17

Total equity and liabilities		490,802	496,613

Net current assets		113,896	84,445

Total assets less current liabilities		490,771	496,596

The notes on pages F-114 to F-150 are an integral part of these consolidated financial statements.

ONE MEDIA GROUP LIMITED

CONSOLIDATED STATEMENTS OF RECOGNISED INCOME AND EXPENSE
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009

	Notes	2009	2008
		HK$’000	HK$’000

Currency translation differences	15	517	2,503
Actuarial losses of long service payment obligation	18	(478)	(48)

Net income recognised directly in equity		39	2,455
Profit for the year		11,397	12,020

Total recognised income for the year		11,436	14,475

Attributable to:
— Equity holders of the Company		11,436	14,475

The notes on pages F-114 to F-150 are an integral part of these consolidated financial statements.

ONE MEDIA GROUP LIMITED

CONSOLIDATED CASH FLOW STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009

	Notes	2009	2008
		HK$’000	HK$’000

Cash flows from operating activities
Cash generated from operations	25	34,843	17,522
Hong Kong profits tax paid		(9,485)	—
PRC enterprise income tax paid		(4)	(4)

Net cash generated from operating activities		25,354	17,518

Cash flows from investing activities
Purchase of property, plant and equipment		(961)	(3,453)
Purchase of intangible assets		(150)	—
Interest received		1,629	3,856
Proceeds from disposal of property, plant and equipment	25	186	289
Purchase of financial assets at fair value through profit or loss		—	(11,700)
Proceeds from redemption of financial assets at fair value through profit or loss		—	9,750

Net cash generated from/(used in) investing activities		704	(1,258)

Cash flows from financing activities
Dividends paid to Company’s shareholders		(6,400)	(1,500)

Net cash used in financing activities		(6,400)	(1,500)

Net increase in cash and cash equivalents		19,658	14,760
Cash and cash equivalents at beginning of the year		106,239	91,357
Exchange gain on cash and cash equivalents		54	122

Cash and cash equivalents at end of the year	13	125,951	106,239

The notes on pages F-114 to F-150 are an integral part of these consolidated financial statements.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009

1	General information

The Company was incorporated in the Cayman Islands on 11th March 2005 as an exempted company with limited liability under the Companies Law, Chapter 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. The address of its registered office is Clifton House, 75 Fort Street, P.O. Box 1350 GT, George Town, Grand Cayman, Cayman Islands.

The Company is an investment holding company. The principal activities of the Group are publication, marketing and distribution of Chinese language lifestyle magazines. Details of the activities of principal subsidiaries are set out in Note 8 to the consolidated financial statements.

These consolidated financial statements are presented in thousands of units of Hong Kong dollars (HK$’000), unless otherwise stated, and have been approved for issue by the Board of Directors on 20th October 2009.

2	Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

2.1  Basis of preparation

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRSs”). The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of financial assets at fair value through profit or loss.

The preparation of consolidated financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in Note 4.

The accounting policies adopted are consistent with those used in the consolidated financial statements of the Group for the year ended 31st March 2008 with the addition of the following interpretation to existing standard which is relevant to the Group’s operations and is mandatory for the financial year ended 31st March 2009:

IFRIC-Int 14	IAS 19 — The limit on a defined benefit asset, minimum funding requirements and their interaction

The adoption of this new IFRS has no material effect on the financial position or performance of the Group.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The Group has not early adopted the following new and revised standards, amendments or interpretations that have been issued but are not yet effective for the financial year ended 31st March 2009.

Effective for Accounting Periods
Beginning on or after

IFRIC — Int 13	Customer loyalty programmes	1st July 2008
IFRIC — Int 16	Hedges of a net investment in a foreign operation	1st October 2008
IAS 1 (Revised)	Presentation of financial statements	1st January 2009
IAS 23 (Revised)	Borrowing costs	1st January 2009
IAS 32 and IAS 1 Amendment	Puttable financial instruments and obligations arising on liquidation	1st January 2009
IFRS 2 Amendment	Share-based payment vesting conditions and cancellations	1st January 2009
IFRS 7 Amendment	Financial instruments: Disclosures — Improving disclosures about financial instruments	1st January 2009
IFRS 8	Operating segments	1st January 2009
Amendments to IFRS 1 and IAS 27	Cost of an investment in a subsidiary, jointly controlled entity and associate	1st January 2009
IFRIC — Int 15	Agreements for the construction of real estate	1st January 2009
IAS 27 (Revised)	Consolidated and separate financial statements	1st July 2009
Amendment to IAS 39 and IFRIC — Int 9	Financial instruments: Recognition and measurement-Eligible hedged items	1st July 2009
IFRS 3 (Revised)	Business combination	1st July 2009
IFRS 3 — Appendix C	Impairment testing cash-generating units with goodwill and non-controlling interests	1st July 2009
IFRS 5	Non-current assets held for sale and discontinued operations	1st July 2009
IFRIC — Int 17	Distributions of non-cash assets to owners	1st July 2009
IFRIC — Int 18	Transfers of assets from customers	Effective for transfers of assets from customers received on or after 1st July 2009

Apart from the above, a number of improvements and minor amendments to IFRSs have also been issued but are not yet effective for the accounting period ended 31st March 2009 and have not been adopted in these financial statements.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The Group is in the process of assessing the impact of these new IFRSs in the period of the initial application but is not yet in a position to state whether these new standards, amendments and interpretations to existing standards would result in substantial changes to the Group’s accounting policies and financial position.

2.2  Consolidation

The consolidated financial statements include the financial statements of the Company and all of its subsidiaries made up to 31st March.

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is measured at the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the consolidated income statement (Note 2.6).

Inter-company transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary in the consolidated financial statements to ensure consistency with the policies adopted by the Group.

In the Company’s balance sheet, the investments in subsidiaries are stated at cost less provision for impairment losses (Note 2.7). The results of subsidiaries are accounted by the Company on the basis of dividend received and receivable.

2.3  Segment reporting

A business segment is a group of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that are subject to risks and returns that are different from those of segments operating in other economic environments.

Unallocated expenses represent corporate expenses. Segment assets consist primarily of property, plant and equipment, intangible assets, inventories, financial assets at fair value through profit or loss, trade and other receivables and operating cash. Segment liabilities comprise operating liabilities and exclude income tax liabilities and deferred income tax liabilities. Capital expenditure comprises additions of property, plant and equipment and addition of computer softwares included in intangible assets.

In respect of geographical segment reporting, revenues and results are based on the location in which the customer is located. Total assets and capital expenditure are based on where the assets are located.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

2.4  Foreign currency translation

(a)  Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Hong Kong dollars (“HK dollars”), which is the Company’s functional and the Group’s presentation currency.

(b)  Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the consolidated income statement.

(c)  Group companies

The results and financial position of all the group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(i) assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

(ii) income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

(iii) all resulting exchange differences are recognised as a separate component of equity.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations are taken to shareholders’ equity. When a foreign operation is partially disposed of or sold, such exchange differences that were recorded in equity are recognised in the consolidated income statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

2.5  Property, plant and equipment

Property, plant and equipment, comprising leasehold improvements, furniture, fixtures and office equipment, computer equipment and motor vehicles, are stated at historical cost less accumulated depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Depreciation is calculated using the straight-line method to allocate cost to their residual values over their estimated useful lives, as follows.

Leasehold improvements	10% - 25%
Furniture, fixtures and office equipment	20% - 30%
Computer equipment	30%
Motor vehicles	25%

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced parts is derecognised. All other repairs and

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

maintenance are charged in the consolidated income statement during the financial period in which they are incurred.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (Note 2.7).

Gains or losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised in the consolidated income statement.

2.6  Intangible assets

(a)  Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is tested for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose.

(b)  Computer softwares

Acquired software costs are capitalised on the basis of the costs incurred to acquire and bring to use the specific software and are stated in the consolidated balance sheet at cost less accumulated amortisation.

Amortisation of computer softwares is charged to the consolidated income statement on a straight-line basis over the assets’ estimated useful lives, which does not exceed five years.

2.7  Impairment of investments in subsidiaries and non-financial assets

Assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment. Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.8  Financial assets

The Group classifies its financial assets in the following categories: at fair value through profit or loss and loans and receivable. The classification depends on the purposes for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a)  Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term or if so designated by

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

management. Derivatives are classified as held for trading unless they are designated as hedges. Assets in this category are classified as non-current assets.

(b)  Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets. The Group’s loans and receivables comprises “trade and other receivables” and “cash and cash equivalents” in the consolidated balance sheet (Note 2.10 and 2.11).

Regular purchases and sales of financial assets are recognised on the trade-date (that is, the date on which the Group commits to purchase or sell the asset). Investments are initially recognised at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets carried at fair value through profit or loss are initially recognised at fair value, and transaction costs are expensed in the consolidated income statement. Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables are carried at amortised cost using the effective interest method.

Gains or losses arising from changes in the fair value of the “financial assets at fair value through profit or loss” category are presented in the consolidated income statement in the period in which they arise. Dividend income from financial assets at fair value through profit or loss is recognised in the consolidated income statement as part of other income when the Group’s right to receive payment is established.

The fair values of quoted investments are based on current bid prices. If the market for a financial asset is not active (and for unlisted securities), the Group established fair value by using valuation techniques. These include the use of recent arm’s length transactions, reference to other instruments that are substantially the same, discounted cash flow analysis and option pricing models, making maximum use of market inputs and relying as little as possible on entity-specific inputs.

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired. Impairment testing of trade and other receivables is described in Note 2.10.

2.9  Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average method. Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

2.10  Trade and other receivables

Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the assets is reduced through the use of an allowance account, and the amount of the loss is recognised in the consolidated income statement within selling and distribution costs. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables. Subsequent

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

recoveries of amounts previously written off are credited against selling and distribution costs in the consolidated income statement.

2.11  Cash and cash equivalents

Cash and cash equivalents include cash in hand and deposits held at call with banks.

2.12  Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

2.13  Trade and other payables

Trade and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

2.14  Current and deferred income tax

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognised using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

2.15  Employee benefits

(a)  Pension obligations

The Group’s fellow subsidiary, Ming Pao Holdings Limited, operates a hybrid retirement benefit scheme (the “Scheme”) in which the Group is sharing the risks associated with the Scheme with Media Chinese International Limited (“MCI”), and a Mandatory Provident Fund Scheme (“MPF”) for its employees in Hong Kong. Overseas employees are under separate pension schemes which are defined contribution plans set up in the countries that the Group operates. A defined contribution plan is a pension plan under which the Group pays contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current year and prior periods. The assets of these retirement plans are held separately from those of the Group in independently administered funds. Defined contribution plans are generally funded by payments from the Group and/or employees.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The Group’s contributions to the defined contribution plans of the Scheme and MPF are expensed as incurred. The Group’s contributions to the defined contribution plans of the Scheme are reduced by the Group’s contributions forfeited by those employees who leave the plans prior to vesting fully in the Group’s contributions.

(b)  Long service payment

The Group’s net obligations in respect of long service payment on cessation of employment in certain circumstances under the Hong Kong Employment Ordinance is the amount of future benefits that the employees have earned in return for their services in the current and prior periods.

The obligation is calculated using the projected unit credit method, discounted to its present value and reduced by entitlements accrued under the Group’s retirement plans that are attributed to contributions made by the Group. The discount rate is the yield at balance sheet date based on Hong Kong Government’s Exchange Fund Notes which have terms to maturity approximating the estimated terms of the related liability. The expected costs of these benefits are accrued over the period of employment using the same accounting methodology as used for defined benefit pension plans. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised in full in the year in which they occur in the consolidated statement of recognised income and expense.

(c)  Share-based compensation

The Group operates share-based compensation schemes. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions (for example profitability and sales growth targets). Non-market vesting conditions are included in assumptions about the number of options that are expected to vest. At each balance sheet date, the Group revises its estimates of the number of options that are expected to vest. The Group recognises the impact of the revision of original estimates, if any, in the consolidated income statement, with a corresponding adjustment to equity.

The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

(d)  Employee leave entitlements

Employee entitlements to annual leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Employee entitlements to sick leave and maternity leave are not recognised until the time of leave.

(e)  Bonus plans

The expected cost of bonus plans is recognised as a liability when the Group has a present legal or constructive obligation as a result of services rendered by the employees and a reliable estimate of the obligation can be made. Liabilities for bonus plans are expected to be settled within 12 months of the balance sheet date and are measured at the amounts expected to be paid when they are settled.

2.16  Provisions

Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognised as interest expense.

2.17  Revenue recognition

The Group recognises revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for each of the Group’s activities as described below. The amount of revenue is not considered to be reliably measurable until all contingencies relating to the sale have been resolved. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue from the circulation and subscription sales of periodicals, net of trade discounts and returns, is recognised on the transfer of risks and rewards of ownership, which generally coincides with the date of delivery. Unearned subscription fees received from subscribers are recorded as subscriptions received in advance under trade and other payables in the consolidated balance sheet.

Advertising income, net of trade discounts, is recognised when the periodicals are published.

Interest income is recognised on a time-proportion basis using the effective interest method. When a receivable is impaired, the Group reduces the carrying amount to its recoverable amount, being the estimated future cash flows discounted at original effective interest rate of the instrument, and continues unwinding the discount as interest income.

License fee income is recognised in the period the license is granted to the licensee, using the straight-line basis over the terms of the agreements.

2.18  Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged in the consolidated income statement on a straight-line basis over the period of the lease.

2.19  Dividend distribution

Dividend distribution to the Company’s shareholders is recognised as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

2.20  Provision for sales return

Revenue is stated net of estimated sales return provision. Sales return provision is recognised by the Group upon the delivery of goods to the customers when the significant risks and rewards of ownership of the goods are transferred to customers and when a reliable estimate of the amount can be made.

3  Financial risk management

3.1  Financial risk factors

The Group’s activities expose itself to a variety of financial risks: market risk (including currency risk and price risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

unpredictability of financial markets and seek to minimise potential adverse effects on the Group’s financial performance.

Risk management is carried out by management under the policies of the Group. Financial risks are identified and evaluated in close co-operation within the Group.

(a)  Market Risk

(i)  Currency risk

The Group mainly operates in Hong Kong and the PRC and the major exchange rate risks arise from fluctuations in the United States dollars (“US dollars”), and Renminbi (“RMB”). For majority of transactions conducted in Hong Kong, both revenues and cost of sales are denominated in HK dollars or US dollars. For operations in the PRC, all revenues and most of the cost of sales are denominated in RMB, while part of the purchases are denominated in US dollars or HK dollars. Management is of the view that transactions denominated in US dollars are insignificant to the Group and exposure to such currency risk is minimal.

The Group has certain investments in PRC, whose net assets are exposed to foreign currency translation risk.

At 31st March 2009, if HK dollar had weakened/strengthened by 5% (2008: 10%) against RMB with all other variables held constant, equity would have been HK$575,000 (2008: HK$2,948,000) higher/lower, arising mainly from foreign exchange gains/losses on translation of RMB-denominated financial assets and liabilities. Equity is less sensitive to movement in HK dollars/RMB exchange rate in 2009 than 2008 because of the decreased amount of RMB-denominated transactions.

(ii)  Price risk

The Group is exposed to unlisted equity securities price risk because investments held by the Group are classified on the consolidated balance sheet as financial assets at fair value through profit or loss, for which management adopts the indicative market value provided by the issuers as their best estimate of the fair values of such securities. The Group exposes to commodity price risk as some of the equity linked notes are linked to some listed securities. The detail for the price risk exposed by the Group is disclosed in Note 12.

(b)  Credit risk

Credit risk is the risk the Group will incur a loss arising from the counterparties that fail to discharge their contractual obligations. The Group manages and controls credit risk by setting limits on the amount of risk it is willing to accept for individual counterparties and by monitoring exposures in relation to such limits.

The extent of credit risk relating to the Group’s trade and other receivables (according to extent to which provisions for impairments are warranted) is disclosed in Note 11. The Group maintains cash and cash equivalents with reputable financial institution from which management believes the risk of loss to be remote. The management assesses credit quality of the outstanding cash and cash equivalents balances as high and considers no significant individual exposure. Maximum exposure to credit risk at the reporting date is the carrying value of the cash at banks.

(c)  Liquidity risk

Prudent liquidity risk management includes maintaining sufficient cash and cash equivalents, financial assets at fair values and the availability of funding through an adequate amount of committed credit facilities. The Group maintains its liquidity mainly through funding generated from the daily operation of its subsidiaries and the availability under committed credit lines.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The remaining contractual maturities at the balance sheet date of the Group’s financial liabilities amounting to HK$6,794,000 (2008: HK$8,077,000), which were trade payables and based on contractual undiscounted cash flows and the earliest date on which the Group can be required to pay within one year or on demand. Management considers the liquidity of the Group is sufficient to repay the financial liabilities.

3.2  Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

The Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings less cash and cash equivalents. Total capital is calculated as “equity”, as shown in the consolidated balance sheet.

During 2009, the Group’s strategy, which was unchanged from 2008, was to maintain a gearing ratio of zero. The gearing ratios at 31st March 2009 and 2008 were zero as the Group has no borrowing or debt.

3.3  Fair value estimation

The fair value of financial assets at fair value through profit or loss that are not traded in an active market is determined by independent valuation techniques. The Group adopted the quotation provided by the issuers as its best estimate of the fair value.

The carrying value less impairment provision of trade receivables and payables are a reasonable approximation of their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

4  Critical accounting estimates and assumptions

The Group makes estimates and judgements concerning the future based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

(a)  Fair value of share options at grant date

Determining the fair value of share options at grant date requires actuarial assumptions made in respect of the volatility of the stock, risk-free interest rates, forfeiture rate and suboptimal exercise factor. Changes to these assumptions could have a significant risk of causing a material adjustment to the carrying amount in the equity. Details of these actuarial assumptions are set out in Note 14.

(b)  Impairment of goodwill

The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in Note 2.7. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of estimates (Note 7). Changing the assumptions

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

selected by the Group to determine the level, if any, of impairment, including the discount rate or the growth rate assumptions, could significantly affect the Group’s reported financial conditions and results of operations.

(c)  Provision for sales returns

As at 31st March 2009, the provision for sales returns of the Group amounted to HK$1,652,000 (2008: HK$1,340,000). This provision is recognised by the Group based on management’s best estimate and the actual return will impact the consolidated income statement in the period in which the actual return is determined.

If the estimated sales return rate applied had been 1% higher than management’s estimates, the Group would have recognised a further provision of sales return by HK$27,000 and would need to reduce the revenue by the same amount accordingly.

(d)  Fair value of financial assets at fair value through profit or loss

The fair value of financial assets at fair value through profit or loss that are not traded in an active market is determined by independent valuation techniques. The Group adopted the quotations provided by the issuers as its best estimate of the fair value.

5	Revenue and segment information

The Group is principally engaged in the publication, marketing and distribution of Chinese language lifestyle magazines.

Turnover consists of advertising income and revenue from circulation and subscription sale of periodicals. Turnover and the other income recognised during the year are as follows:

	2009	2008
	HK$’000	HK$’000

Turnover	207,941	219,899
Other income
Bank interest income	1,629	3,856
License fee income	2,340	—
Others	1,746	—

	5,715	3,856

Total revenue	213,656	223,755

Primary reporting format — geographical segments

In presenting information on the basis of geographical segments, segment turnover is based on the geographical location of customers. Segment assets and capital expenditure are based on the geographical location of the assets.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The Group operates mainly in two geographical areas, Hong Kong and Mainland China. The segment results for the year ended 31st March 2009 are as follows:

		Mainland
	Hong Kong	China	Group
	HK$’000	HK$’000	HK$’000

Segment turnover	180,235	27,706	207,941

Segment results	42,830	(17,764)	25,066

Interest income			1,629
License fee income			2,340
Unallocated expenses			(11,180)

Profit before income tax			17,855
Income tax expense (Note 21)			(6,458)

Profit for the year			11,397

The segment results for the year ended 31st March 2008 are as follows:

		Mainland
	Hong Kong	China	Group
	HK$’000	HK$’000	HK$’000

Segment turnover	187,107	32,792	219,899

Segment results	39,044	(12,463)	26,581

Interest income			3,856
Unallocated expenses			(12,430)

Profit before income tax			18,007
Income tax expense (Note 21)			(5,987)

Profit for the year			12,020

Other segment items included in the consolidated income statement are as follows:

	Year Ended 31st March 2009			Year Ended 31st March 2008
		Mainland			Mainland	Group
	Hong Kong	China	Group	Hong Kong	China	HK$’000
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Depreciation (Note 6)	2,345	1,038	3,383	2,288	1,007	3,295
Amortisation expense (Note 7)	13	—	13	—	—	—
Impairment of trade receivables	387	—	387	159	246	405

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The segment assets and liabilities at 31st March 2009 and capital expenditures for the year then ended are as follows:

		Mainland
	Hong Kong	China	Eliminations	Unallocated	Group
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Assets	239,828	25,171	(73,818)	—	191,181
Liabilities	(13,847)	(83,235)	73,818	(1,555)	(24,819)
Capital expenditure (Note 6 and Note 7)	975	136	—	—	1,111

The segment assets and liabilities at 31st March 2008 and capital expenditures for the year then ended are as follows:

		Mainland
	Hong Kong	China	Eliminations	Unallocated	Group
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Assets	223,179	36,746	(63,956)	—	195,969
Liabilities	(23,311)	(71,417)	63,956	(4,585)	(35,357)
Capital expenditure (Note 6)	2,526	927	—	—	3,453

Segment assets consist primarily of property, plant and equipment, intangible assets, inventories, financial assets at fair value through profit or loss, trade and other receivables and operating cash.

Segment liabilities comprise operating liabilities. They exclude deferred income tax liabilities and income tax liabilities.

Capital expenditure comprises additions to property, plant and equipment (Note 6) and additions to computer softwares included in intangible assets (Note 7).

Secondary reporting format — business segments

No business segment analysis is presented as the Group has been operating in a single business segment, which is publication, marketing and distribution of Chinese language lifestyle magazines, throughout the years ended 31st March 2009 and 2008.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

6	Property, plant and equipment

	Group
		Furniture,
		Fixtures
	Leasehold	and Office	Computer	Motor
	Improvements	Equipment	Equipment	Vehicles	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

At 1st April 2007
Cost	4,136	2,990	6,091	981	14,198
Accumulated depreciation	(695)	(1,372)	(2,567)	(90)	(4,724)

Net book amount	3,441	1,618	3,524	891	9,474

Year ended 31st March 2008
Opening net book amount	3,441	1,618	3,524	891	9,474
Exchange differences	77	31	109	65	282
Additions	—	1,121	1,563	769	3,453
Disposals (Note 25)	—	(31)	(39)	(299)	(369)
Depreciation (Note 19)	(548)	(843)	(1,629)	(275)	(3,295)

Closing net book amount	2,970	1,896	3,528	1,151	9,545

At 31st March 2008
Cost	4,271	4,078	7,702	1,450	17,501
Accumulated depreciation	(1,301)	(2,182)	(4,174)	(299)	(7,956)

Net book amount	2,970	1,896	3,528	1,151	9,545

Year ended 31st March 2009
Opening net book amount	2,970	1,896	3,528	1,151	9,545
Exchange differences	16	8	29	21	74
Additions	—	430	531	—	961
Disposals (Note 25)	—	(16)	(173)	—	(189)
Depreciation (Note 19)	(567)	(938)	(1,578)	(300)	(3,383)

Closing net book amount	2,419	1,380	2,337	872	7,008

At 31st March 2009
Cost	4,303	4,365	7,809	1,474	17,951
Accumulated depreciation	(1,884)	(2,985)	(5,472)	(602)	(10,943)

Net book amount	2,419	1,380	2,337	872	7,008

Depreciation expense of HK$3,383,000 (2008: HK$3,295,000) has been charged in cost of goods sold.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

7	Intangible assets

	Group
	Computer
	Softwares	Goodwill	Total
	HK$’000	HK$’000	HK$’000

At 1st April 2007
Cost	—	2,028	2,028
Accumulated amortisation	—	—	—

Net book amount	—	2,028	2,028

Year ended 31st March 2008
Opening net book amount	—	2,028	2,028
Additions	—	—	—
Amortisation expense (Note 19)	—	—	—

Closing net book amount	—	2,028	2,028

At 31st March 2008
Cost	—	2,028	2,028
Accumulated amortisation	—	—	—

Net book amount	—	2,028	2,028

Year ended 31st March 2009
Opening net book amount	—	2,028	2,028
Additions	150	—	150
Amortisation expense (Note 19)	(13)	—	(13)

Closing net book amount	137	2,028	2,165

At 31st March 2009
Cost	150	2,028	2,178
Accumulated amortisation	(13)	—	(13)

Net book amount	137	2,028	2,165

(a)	The goodwill comes from the acquisition of its PRC subsidiaries in 2004 and the Group’s Mainland China segment is determined to be the corresponding cash-generating units (“CGU”).

The recoverable amount of this CGU is determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. The growth rate does not exceed the long-term average growth rate for the business in which the CGU operates. Key assumptions used for value-in-use calculations are around 25% for average growth rate and 8% for the discount rate. Management determined budgeted gross margin based on past performance and its expectations for the market development. The growth rates used are consistent with the industry forecasts. The discount rates used are pre-tax and reflect specific risks relating to the relevant segments.

(b)	Amortisation expense of HK$13,000 (2008: HK$Nil) has been charged in cost of goods sold.

(c)	Costs of computer softwares, considered to have finite useful lives, are stated at cost less any impairment losses and are amortised using the straight-line basis over five years.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

8  Interests in subsidiaries

	Company
	2009	2008
	HK$’000	HK$’000

Unlisted shares, at cost (Note(a))	353,400	353,400
Amounts due from subsidiaries (Note(b))	23,475	58,751

	376,875	412,151

(a) The following is a list of the principal subsidiaries at 31st March 2009:

	Place of Incorporation	Principal Activities	Particulars of Issued Share	Interest
Name	and Kind of Legal Entity	and Place of Operation	Capital and Debt Securities	Held

One Media Holdings Limited	British Virgin Islands, limited liability company	Investment holding in Hong Kong	20,000 ordinary shares of US$0.01 each	100	%(1)
Top Plus Limited	British Virgin Islands, limited liability company	Investment holding in Hong Kong	10 ordinary shares of US$1 each	100%
Ming Pao Magazines Limited	Hong Kong, limited liability company	Magazines publishing in Hong Kong	165,000 ordinary shares of HK$10 each	100%
One Media (HK) Limited	Hong Kong, limited liability company	Dormant	10 ordinary shares of HK$1 each	100%
Media2U Company Limited	Hong Kong, limited liability company	Magazines advertising and operation in Hong Kong	101 ordinary shares of HK$1 each	100%
One Media Group (HK) Limited	Hong Kong, limited liability company	Dormant	100 ordinary shares of HK$1 each	100%
Media2U (BVI) Company Limited	British Virgin Islands, limited liability company	Investment holding in Hong Kong	1 ordinary share of US$1 each	100%
Beijing OMG Advertising Company Limited ( )	PRC, limited liability company	Magazines operation in PRC	Registered capital of RMB6,463,516 (Note 29)	100%
(Formerly known as Media2U (Beijing) Company Limited) ( )
Beijing Times Resource Technology Consulting Limited (“TRT”) ( )	PRC, limited liability company	Magazines operation in PRC	Registered capital of RMB3,000,000	100	%(2)
Beijing Times Resource Advertising Company Limited (“TRA”) ( )	PRC, limited liability company	Dormant	Registered capital of RMB3,500,000	100	%(2)
Beijing OMG M2U Advertising Company Limited ( )	PRC, limited liability company	Magazines advertising in PRC	Registered capital of RMB30,000,000	100%

(1)	Shares held directly by the Company.

(2)	TRT and TRA are domestic enterprises in PRC owned legally by the PRC nationals. The Group has entered into contractual arrangements with the legal owners of these companies so that operating and financing activities of TRT and TRA are ultimately controlled by the Group. Under these arrangements, the Group is also entitled to substantially all of the operating profits and residual interests generated by TRT and TRA which will be transferred to the Group or the Group’s designee upon the Group’s request at a pre-agreed nominal consideration. Further, the Group can receive the cash flow derived from the operations of TRT and TRA through the levying of service and consultancy fees. The ownership interests in TRT and TRA have also been pledged by the legal owners of these companies to the Group. On this basis, the Directors regard these companies as indirect wholly-owned subsidiaries of the Company.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

(b) Amount due from subsidiaries

Amounts due from subsidiaries are unsecured, interest-free and without fixed terms of repayment.

9	Inventories

	Group
	2009	2008
	HK$’000	HK$’000

Raw materials	11,910	10,082

The cost of inventories recognised as expense and included in cost of goods sold amounted to HK$55,448,000 (2008: HK$66,458,000) (Note 19).

10	Financial instruments by category

The accounting policies for financial instruments have been applied to the items below:

Group

		Assets at Fair
	Loans and	Value Through
	Receivables	Profit or Loss	Total
	HK$’000	HK$’000	HK$’000

Assets
At 31st March 2009
Trade receivables (Note 11)	38,653	—	38,653
Other receivables	215	—	215
Financial assets at fair value through profit or loss (Note 12)	—	—	—
Cash and cash equivalents (Note 13)	125,951	—	125,951

Total	164,819	—	164,819

At 31st March 2008
Trade receivables (Note 11)	58,172	—	58,172
Other receivables	590	—	590
Financial assets at fair value through profit or loss (Note 12)	—	4,409	4,409
Cash and cash equivalents (Note 13)	106,239	—	106,239

Total	165,001	4,409	169,410

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

Other Financial
Liabilities
HK$’000

Liabilities
At 31st March 2009
Trade and other payables	20,072
Amounts due to fellow subsidiaries (Note 16)	1,508

Total	21,580

At 31st March 2008
Trade and other payables	26,860
Amounts due to fellow subsidiaries (Note 16)	2,456

Total	29,316

Company

Loans and
Receivables
HK$’000

Assets
At 31st March 2009
Other receivables	26
Cash and cash equivalents (Note 13)	113,901

Total	113,927

At 31st March 2008
Other receivables	313
Cash and cash equivalents (Note 13)	84,149

Total	84,462

Other Financial
Liabilities
HK$’000

Liabilities
At 31st March 2009
Trade and other payables	31

At 31st March 2008
Trade and other payables	17

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

11	Trade and other receivables

	Group		Company
	2009	2008	2009	2008
	HK$’000	HK$’000	HK$’000	HK$’000

Trade receivables	39,515	58,721	—	—
Less: provision for impairment of trade receivables	(862)	(549)	—	—

Trade receivables — net	38,653	58,172	—	—
Prepayments and deposits	5,494	5,494	26	313

	44,147	63,666	26	313

The carrying amounts of trade and other receivables approximate their fair values.

The Group allows in general a credit period ranging from 60 days to 120 days to its trade customers. At 31st March 2009 and 2008, the ageing analysis of the Group’s trade receivables, net of impairment provision, was as follows:

	2009	2008
	HK$’000	HK$’000

0 to 60 days	25,101	30,525
61 to 120 days	10,122	14,866
121 to 180 days	2,089	9,770
Over 180 days	1,341	3,011

	38,653	58,172

Trade receivables that are neither past due nor impaired amounted to HK$23,890,000 (2008: HK$25,218,000). These balances relate to a wide range of customers for whom there was no recent history of default.

There is no concentration of credit risk with respect to trade receivable as it is mitigated by the Group’s large customer base.

The Group trades only with recognised and creditworthy third parties. It is the Group’s policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an on-going basis to reduce the exposure to bad debts. The credit period on trade receivables depending on the business area is ranging from 60 to 120 days.

As of 31st March 2009, trade receivables of HK$14,763,000 (2008: HK$32,954,000) were past due but not impaired. These related to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	2009	2008
	HK$’000	HK$’000

Overdue by:
0 to 60 days	11,988	16,812
61 to 120 days	1,872	14,110
Over 120 days	903	2,032

	14,763	32,954

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The carrying amounts of the Group’s trade and other receivables are denominated in the following currencies:

	2009	2008
	HK$’000	HK$’000

HK dollars	31,943	47,376
RMB	12,204	16,290

	44,147	63,666

During the year ended 31st March 2009, the Group recognised a loss of HK$354,000 (2008: HK$203,000) for the impairment of its trade receivables and directly written off an amount of HK$33,000 (2008: HK$202,000) as bad debts.

Movements on the Group’s provision for impairment of trade receivables are as follows:

	2009	2008
	HK$’000	HK$’000

At 1st April	549	1,494
Provision for receivables impairment	354	203
Receivable written off during the year as uncollectible	(49)	(1,188)
Currency translation differences	8	40

At 31st March	862	549

The creation and release of provision for impaired receivables have been included in selling and distribution costs in the consolidated income statement. Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

Deposits, prepayments and other receivables do not contain impaired assets.

The maximum exposure to credit risk at the reporting date is the carrying value of trade and other receivables. The Group does not hold any collateral as security.

Certain trade receivables amount to HK$2,571,000 (2008: HK$1,770,000) are secured by deposits and bank guarantees provided by the customers.

12	Financial assets at fair value through profit or loss

	Group
	2009	2008
	HK$’000	HK$’000

Unlisted securities:
— Equity linked notes	—	4,409

Market value of unlisted securities	—	4,409

The instruments were designated by management as financial assets at fair value through profit or loss on initial recognition as management was not able to measure the embedded derivatives separately either at acquisition or at a subsequent financial reporting date and the embedded derivatives of the instruments could significantly modify the cash flows that would otherwise be required by the instruments.

As these instruments are not publicly traded and in the absence of readily available information to determine the fair values of these instruments, the Group has adopted the quotations provided by the issuers as its best estimate of the fair values of these instruments.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

Major terms of the equity linked notes are as follows:

The principal amount of the equity linked notes is of US$750,000 (equivalent to HK$5,850,000) with maturity date in November 2009.

The equity linked notes are interest bearing with interest rate stated at 16.75% per annum, subject to the market prices of the underlying securities at certain pre-determined price levels.

The equity linked notes are subject to mandatory redemption clauses at various intervals until maturity dates depending on the market prices of Hong Kong listed securities underlying the equity linked notes. The equity linked note will be redeemed based on the original principal amount.

At maturity date, if the equity linked notes, depending on the market prices of the underlying equity securities and certain pre-determined price levels, are still outstanding, the equity linked notes will be redeemed by the issuer at the principal amount in cash or by shares at pre-determined strike price. The equity linked notes are measured at fair value at the balance sheet date which were determined based on the valuation provided by the financial institutions at the balance sheet date.

A loss of the fair value on equity linked notes of HK$4,409,000 (2008: HK$1,317,000) is recognised in the administrative expenses in the consolidated income statement.

The maximum exposure to credit risk of the financial assets at fair value through profit or loss at the reporting date is equal to the fair value of the financial assets.

13	Cash and cash equivalents

	Group		Company
	2009	2008	2009	2008
	HK$’000	HK$’000	HK$’000	HK$’000

Cash at bank and in hand	21,051	8,115	9,001	581
Short-term bank deposits	104,900	98,124	104,900	83,568

	125,951	106,239	113,901	84,149

Maximum exposure to credit risk	125,879	106,203	113,901	84,149

The effective interest rate on average short-term bank deposits was 1.59% (2008: 3.93%); these deposits have maturity ranged from 7 days to 90 days.

Cash and cash equivalents include the following for the purposes of the consolidated cash flow statement:

	Group		Company
	2009	2008	2009	2008
	HK$’000	HK$’000	HK$’000	HK$’000

Cash and cash equivalents	125,951	106,239	113,901	84,149

Included in the cash and cash equivalents of the Group are cash and bank deposits denominated in RMB placed with banks in the Mainland China amounting to HK$4,547,000 (2008: HK$9,927,000), of which the remittance is subject to foreign exchange control.

14	Share capital and premium

	Number	Ordinary	Share
	of Shares	Shares	Premium	Total
	(In thousands)	HK$’000	HK$’000	HK$’000

At 31st March 2007, 2008 and 2009	400,000	400	456,073	456,473

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The total authorised number of ordinary shares is 4,000 million shares (2008: 4,000 million shares) with a par value of HK$0.001 per share (2008: HK$0.001). All issued shares are fully paid.

Share options

The Company has two share option schemes (the “Schemes”). A pre-IPO share option scheme (“Pre-IPO Share Option Scheme”) was approved and adopted by shareholders on 26th September 2005 (the “Adoption Date”). Another share option scheme (“Post-IPO Share Option Scheme”) was also approved on the same date, 26th September 2005 by the shareholders of the Company. The principal terms of the Pre-IPO Share Option Scheme are substantially the same as the terms of the Post-IPO Share Option Scheme (where applicable) except for the following principal terms: (a) the subscription price per share was the final HK dollar price per share at which shares were to be sold in an offer for sale in Hong Kong on 18th October 2005 (the “Listing Date”), being the date of the shares of the Company were listed on the Main Board of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”); and (b) no options would be offered or granted upon the commencement of dealings in the shares of the Stock Exchange.

Pursuant to the Schemes, the Board of Directors may, at its absolute discretion, grant share options to any full time employees, executive and non-executive directors (including the independent non-executive directors) of the Group or MCI and its subsidiaries (the “MCI Group”) (for so long as the Company remains as a subsidiary of MCI) to subscribe for shares in the Company subject to the terms and conditions stipulated therein.

The period within which an option may be exercised under each of the Schemes will be determined and notified by the Board of Directors in its absolute discretion (subject to any vesting periods, if applicable), save that no option may be exercised later than 10 years from the date of offer of the option or 10 years after the Adoption Date, whichever is earlier.

Movements in the number of share options of the Pre-IPO Share Option Scheme outstanding and the average exercise prices are as follows:

	2009		2008
	Average		Average
	Exercise Price		Exercise Price
	in HK$	Number of	in HK$	Number of
	per Share	Share Options	per Share	Share Options
		(In thousands)		(In thousands)

At 31st March	1.2	13,778	1.2	14,082
Lapsed	1.2	(1,240)	1.2	(304)

At 31st March	1.2	12,538	1.2	13,778

The above share options were conditional granted on 27th September 2005 and the exercisable period is from 18th October 2005 to 25th September 2015 with 7,878,000 share options being exercisable as at 31st March 2009 (2008: 6,068,000 share options).

During the year, no share option was granted, exercised or cancelled and 1,240,000 (2008: 304,000) share options were lapsed.

The fair value of options granted during the year ended 31st March 2006 determined using the Binomial Option valuation model was HK$6,380,000. The significant inputs into the model were share price of HK$1.2 (being the IPO and placing share price of the Group), volatility of the underlying stock of 48% (being the volatility of the stock returns of listed companies in the media industry in Hong Kong), risk-free interest rate of 4.16% (being the yield of 10-year fund note issued by the Hong Kong Monetary Authority as at 23rd September 2005), forfeiture rate of 5.7% per annum (with reference to historical staff turnover rates of the Company, its subsidiaries, fellow

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

subsidiaries and related companies), and suboptimal exercise factor of 1.4 (being the factor to account the early exercise behavior of the share option).

Share compensation costs on share options granted are amortised over the vesting periods over one year or five years in accordance with terms specified in the Pre-IPO Share Option Scheme, HK$714,000 was recognised and specified in the consolidated income statement for the year ended 31st March 2009 (2008: HK$1,777,000).

15	Reserves

(a)  Group

	Employee				Long
	Share-Based				Service
	Payment	Merger	Capital	Exchange	Payment		Retained
	Reserve	Reserve	Reserve	Reserve	Reserve	Sub-Total	Earnings	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
		(Note (i))

Balance at 1st April 2007	3,381	(343,050)	10,000	(51)	(74)	(329,794)	19,181	(310,613)

Currency translation differences	—	—	—	2,503	—	2,503	—	2,503
Actuarial loss on long service payment obligation	—	—	—	—	(48)	(48)	—	(48)

Net income recognised directly in equity	—	—	—	2,503	(48)	2,455	—	2,455
Profit for the year	—	—	—	—	—	—	12,020	12,020

Total recognised income for the year	—	—	—	2,503	(48)	2,455	12,020	14,475
Share compensation costs on share options granted (Note 20)	1,777	—	—	—	—	1,777	—	1,777
Transfer to retained earnings (Note (ii))	—	—	(10,000)	—	—	(10,000)	10,000	—
Final dividend paid relating to 2006/2007	—	—	—	—	—	—	(1,500)	(1,500)

Balance at 31st March 2008	5,158	(343,050)	—	2,452	(122)	(335,562)	39,701	(295,861)

Representing:
Proposed final dividend for 2007/2008	4,000
Others	35,701

Retained earnings as at 31st March 2008	39,701

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

	Employee				Long
	Share-Based				Service
	Payment	Merger	Capital	Exchange	Payment		Retained
	Reserve	Reserve	Reserve	Reserve	Reserve	Sub-Total	Earnings	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
		(Note (i))

Balance at 1st April 2008	5,158	(343,050)	—	2,452	(122)	(335,562)	39,701	(295,861)

Currency translation differences	—	—	—	517	—	517	—	517
Actuarial loss on long service payment obligation	—	—	—	—	(478)	(478)	—	(478)

Net income recognised directly in equity	—	—	—	517	(478)	39	—	39
Profit for the year	—	—	—	—	—	—	11,397	11,397

Total recognised income for the year	—	—	—	517	(478)	39	11,397	11,436
Share compensation costs on share options granted (Note 20)	714	—	—	—	—	714	—	714
Final dividend paid relating to 2007/2008	—	—	—	—	—	—	(4,000)	(4,000)
Interim dividend paid relating to 2008/2009	—	—	—	—	—	—	(2,400)	(2,400)

Balance at 31st March 2009	5,872	(343,050)	—	2,969	(600)	(334,809)	44,698	(290,111)

Representing:
Proposed final dividend for 2008/2009	4,600
Others	40,098

Retained earnings as at 31st March 2009	44,698

Notes:

Pursuant to a group reorganisation (the “Reorganisation”) to rationalise the structure of the Company and its subsidiaries in preparation for the listing of the Company’s shares on the Stock Exchange, the Company became the holding company of the companies now comprising the Group on 26th September 2005.

(i) Merger reserve of the Group mainly represents the difference between the nominal value of the issued capital of One Media Holdings Limited acquired and the fair value of shares allotted as consideration by the Company as part of the Reorganisation in preparing for the public listing of the Company’s shares in 2005.

(ii) On 31st July 1992, Ming Pao Magazines Limited (“MPML”) assigned the publishing title “City Children’s Weekly” to Ming Pao Finance Limited, a fellow subsidiary, for a total consideration of HK$10,000,000. The consideration was determined in accordance with directors’ valuation with reference to the consideration paid for the acquisition of MPML by Ming Pao Holdings Limited in July 1992. The amount was transferred to the non-distributable reserve during that year. Since “City Children’s Weekly” ceased its business with effect from April 2008, on 31st March 2008, the board of directors of MPML passed the written resolution to approve the transfer of such non-distributable reserve to the retained earnings of MPML on the same date.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

(b)  Company

Retained
Earnings
HK$’000

Balance at 1st April 2007	1,940
Profit for the year.	39,683
Final dividend paid relating to 2006/2007	(1,500)

Balance at 31st March 2008	40,123

Representing:
Proposed final dividend paid for 2007/2008	4,000
Others	36,123

40,123

Balance at 1st April 2008	40,123
Profit for the year.	575
Final dividend paid relating to 2007/2008	(4,000)
Interim dividend paid relating to 2008/2009	(2,400)

Balance at 31st March 2009	34,298

Representing:
Proposed final dividend for 2008/2009	4,600
Others	29,698

34,298

16	Trade and other payables, and amounts due to fellow subsidiaries

	Group		Company
	2009	2008	2009	2008
	HK$’000	HK$’000	HK$’000	HK$’000

Trade payables	6,794	8,077	—	—
Accrued expenses and receipts in advance	14,314	20,099	31	17

	21,108	28,176	31	17
Amounts due to fellow subsidiaries (Note 28)	1,508	2,456	—	—

	22,616	30,632	31	17

At 31st March 2009 and 2008, the ageing analysis of the trade payables was as follows:

	2009	2008
	HK$’000	HK$’000

0 to 60 days	4,391	7,152
61 to 120 days	1,870	548
121 to 180 days	337	340
Over 180 days	196	37

	6,794	8,077

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

17	Deferred income Tax

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same fiscal authority. The offset amounts are as follows:

	Group
	2009	2008
	HK$’000	HK$’000

Deferred income tax liabilities:
— Deferred income tax liabilities to be recovered within 12 months	303	525

The movement on the deferred income tax account is as follows:

	Group
	2009	2008
	HK$’000	HK$’000

Beginning of the year	(525)	1,499
Credited/(charged) in the consolidated income statement (Note 21)	222	(2,024)
End of the year	(303)	(525)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Deferred income tax assets:

Tax Losses
HK$’000

At 1st April 2007	(2,007)
Charged in the consolidated income statement	2,007

At 31st March 2008 and 31st March 2009	—

Deferred income tax liabilities:

Accelerated
Depreciation
Allowances
HK$’000

At 1st April 2007	508
Charged in the consolidated income statement	17

At 31st March 2008	525
Credited to the consolidated income statement	(222)

At 31st March 2009	303

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

Deferred income tax assets are recognised for tax loss carry-forwards to the extent that the realisation of the related tax benefit through the future taxable profits is probable. The Group did not recognise deferred income tax assets of HK$3,789,000 (2008: HK$2,282,000) in respect of losses amounting to HK$16,588,000 (2008: HK$6,100,000) that can be carried forward against future taxable income. These tax losses have not been recognised due to uncertainty of their future recoverability. The tax losses will expire according to the prevailing tax laws and regulations in the countries in which the Group operates.

18	Long service payment

The provision for long service payment represents present value of the obligation under long service payment and respective actuarial gains. The movement during the year is the net-off of current service costs and interest on obligation against long service payment made during the year. Current service costs and interest on obligation were recognised during the year and included in employee benefit expense (Note 20).

The amount recognised in the consolidated balance sheet is as follows:

	2009	2008
	HK$’000	HK$’000

Present value of the long service payment obligation	649	140

The long service payment obligation is repayable over five years (2008: five years).

Movement of present value of long service payment obligation is as follows:

	2009	2008
	HK$’000	HK$’000

Beginning of the year	140	78
Current service cost	27	11
Interest cost	4	3
Actuarial loss on obligation	478	48

End of the year	649	140

Movement in the provision for long service payment is as follows:

	2009	2008
	HK$’000	HK$’000

Beginning of the year	140	78
Charged to the consolidated income statement	31	14
Actuarial losses recognised in the consolidated statement of recognised income and expense	478	48

End of the year	649	140

The amounts recognised in consolidated statement of recognised income and expense are as follows:

	2009	2008
	HK$’000	HK$’000

Cumulative amount of actuarial losses at beginning of the year	(122)	(74)
Net actuarial loss during the year	(478)	(48)

Cumulative amount of actuarial losses at end of the year	(600)	(122)

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The principal actuarial assumptions used are as follows:

	2009	2008

Average future working lifetime (in years)	10	9
Discount rate(%)	1.9	2.6
Expected rate of return of assets (%)	4.0 to 7.0	4.0 to 7.0
Expected rate of future salary increases (%)
— 2009 to 2010 (2008: 2008 to 2009)	Nil	3.0
— 2011 and onwards (2008: 2010 and onwards)	4.0	4.0

Other disclosure figures for the current and previous year are as follows:

	2009	2008
	HK$’000	HK$’000

As at 31st March
Present value of the long service payment obligation	649	140
Experience adjustment on the long service payment obligation	443	13

19	Expenses by nature

Expenses included in cost of goods sold, selling and distribution costs and administrative expenses are analysed as follows:

	2009	2008
	HK$’000	HK$’000

Depreciation (Note 6)	3,383	3,295
Amortisation of intangible assets (Note 7)	13	—
Employee benefit expense (including directors’ emoluments) (Note 20)	61,447	62,787
Raw materials used (Note 9)	55,448	66,458
Loss on disposal of property, plant and equipment	3	80
Occupancy costs	3,931	3,857
Auditor’s remuneration	914	882
Others	70,662	68,389

	195,801	205,748

20	Employee benefit expense (including directors’ emoluments)

	2009	2008
	HK$’000	HK$’000

Wages and salaries	55,800	56,480
Social security costs (Note a)	1,978	1,869
Share compensation costs on share options granted (Note 14)	714	1,777
Pension costs — defined contribution plans and MPF (Note 28(i))	1,582	1,537
Staff welfare and allowances	1,373	1,124

	61,447	62,787

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

(a)  Social security costs

All employees of the subsidiaries of the Company in the PRC excluding Hong Kong who are PRC citizens participate in employee social security plans enacted in the PRC, including pension, medical and other welfare benefits, which are organised and administrated by the governmental authorities. According to the relevant regulations, the Group contributes on a monthly basis based on certain percentages of the salaries of the employees, subject to a certain ceiling, and are paid to the labour and social welfare authorities. Contributions to the plans are expensed as incurred.

(b)  Directors’ and senior management’s emoluments

The remuneration of every Director for the year ended 31st March 2009 is set out below:

				Employer’s
				Contribution	Share
				to Pension	Compensation
Name of Director	Fees	Salary	Bonuses	Scheme	Costs	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Executive Directors
Mr. TIONG Kiu King	—	—	—	—	67	67
Mr. TIONG Kiew Chiong	—	—	137	—	67	204
Mr. TUNG Siu Ho, Terence	—	1,923	208	96	54	2,281
Mr. Robert William Hong-san YUNG(*1)	—	52	—	1	4	57
Mr. Peter Bush BRACK(*2)	—	281	—	2	11	294
Non-executive Director
Mr. Peter Bush BRACK(*2)	100	—	—	—	56	156
Independent
Non-executive Directors
Mr. YU Hon To, David	140	—	—	—	8	148
Mr. SIT Kien Ping, Peter	130	—	—	—	8	138
Mr. TAN Hock Seng, Peter	125	—	—	—	8	133

(*1)	Mr. Robert William Hong-san YUNG resigned as executive Director and Chief Strategy Officer on 1st May 2008.

(*2)	Mr. Peter Bush BRACK re-designated as non-executive Director on 1st June 2008.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The remuneration of every Director for the year ended 31st March 2008 is set out below:

				Employer’s
				Contribution	Share
				to Pension	Compensation
Name of Director	Fees	Salary	Bonuses	Scheme	Costs	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Executive Directors
Mr. TIONG Kiu King	—	—	—	—	166	166
Mr. TIONG Kiew Chiong	—	—	144	—	166	310
Mr. Peter Bush BRACK	—	1,669	81	12	166	1,928
Mr. TUNG Siu Ho, Terence	—	1,692	459	85	133	2,369
Mr. Robert William Hong-san YUNG	—	371	18	12	133	534
Independent
Non-executive Directors
Mr. YU Hon To, David	120	—	—	—	20	140
Mr. SIT Kien Ping, Peter	120	—	—	—	20	140
Mr. TAN Hock Seng, Peter	120	—	—	—	20	140

(c)  Five highest paid individuals

The five individuals whose emoluments were the highest in the Group for the year include 1 (2008: 2) directors whose emoluments are reflected in the analysis presented above. The emoluments payable to the remaining 4 (2008: 3) individuals during the year are as follows:

	2009	2008
	HK$’000	HK$’000

Basic salaries, other allowances and benefits in kind	6,158	4,613
Discretionary bonuses	423	363
Contributions to pension scheme	154	136
Share compensation costs on share options granted	99	246

	6,834	5,358

The emoluments of the four (2008: three) remaining individuals fell within the following bands:

	Number of Individuals
	2009	2008

Emolument bands
HK$1,000,001 - HK$1,500,000	1	—
HK$1,500,001 - HK$2,000,000	2	2
HK$2,000,001 - HK$2,500,000	1	1

21	Income tax expense

Hong Kong profits tax has been provided at the rate of 16.5% (2008: 17.5%) on the estimated assessable profit during the year ended 31st March 2009.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

No provision for the PRC enterprise income tax has been made as the Group has no assessable profits generated in PRC during the years ended 31st March 2009 and 2008.

	2009	2008
	HK$’000	HK$’000

Hong Kong profits tax
— current income tax	(6,705)	(3,959)
— over-provisions in prior years	25	—
PRC enterprise income tax
— under-provisions in prior years	—	(4)
Deferred income tax (Note 17)
— current deferred income tax credit/(charge)	222	(2,024)

	(6,458)	(5,987)

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated companies as follows:

	2009	2008
	HK$’000	HK$’000

Profit before tax	17,855	18,007

Tax calculated at domestic tax rates applicable to profits in the respective countries	(1,763)	(2,186)
Income not subject to tax	251	634
Expenses not deductible for tax purposes	(1,211)	(1,648)
Tax losses for which no deferred income tax asset was recognised	(3,789)	(2,783)
Effect on deferred tax resulting from a change in tax rates	29	—
Over/(under) provisions in prior years	25	(4)

Tax expense	(6,458)	(5,987)

The weighted average applicable tax rate was 9.9% (2008: 12.1%). The decrease is caused by a reduction in tax rates applied in Hong Kong and PRC.

22	Profit attributable to equity holders of the company

The profit attributable to equity holders of the Company is dealt with in the financial statements of the Company to the extent of HK$575,000 (2008: HK$39,683,000).

23	Earnings per share

Basic earnings per share is calculated by dividing the Group’s profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year (Note 14).

	2009	2008
	HK$’000	HK$’000

Profit attributable to equity holders of the Company	11,397	12,020

Weighted average number of ordinary shares in issue (in thousands)	400,000	400,000

Basic earnings per share (HK cents per share)	2.85	3.01

There is no dilutive effect arising from the share options granted by the Company.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

24	Dividends

During the year ended 31st March 2009, HK$4,000,000 (HK1 cent per share) of final dividend for the year ended 31st March 2008 and HK$2,400,000 (HK0.6 cent per share) of interim dividend for the year ended 31st March 2009 were paid. During the year ended 31st March 2008, HK$1,500,000 (HK0.375 cent per share) of final dividend for the year ended 31st March 2007 was paid.

The Directors recommended the payment of a final dividend of HK1.15 cents per share, totalling HK$4,600,000. Such dividend is to be approved by the shareholders at the annual general meeting of the Company on 25th August 2009. Upon approval by the shareholders of the Company, this final dividend will be paid on 10th September 2009. These consolidated financial statements do not reflect this dividend payable but accounted for it as proposed dividend.

	2009	2008
	HK$’000	HK$’000

Interim dividend of HK0.6 cent
(2008: Nil) per ordinary share	2,400	—
Proposed final dividend of HK1.15 cents
(2008: HK1 cent) per ordinary share	4,600	4,000

	7,000	4,000

25	Cash generated from operations

	2009	2008
	HK$’000	HK$’000

Profit before income tax	17,855	18,007
Adjustments for:
— Depreciation (Note 6)	3,383	3,295
— Amortisation of intangible assets (Note 7)	13	—
— Loss on disposal of property, plant and equipment (see below)	3	80
— Interest income (Note 5)	(1,629)	(3,856)
— Share compensation costs on share options granted (Note 14)	714	1,777
— Change in fair value of financial assets at fair value through profit or loss	4,409	1,317
— Provision for receivables impairment (Note 11)	354	203
— Foreign exchange losses on operating activities	389	2,107
— Costs related to long service payment scheme (Note 18)	31	14
Changes in working capital:
— (Increase)/decrease in inventories	(1,828)	907
— Decrease/(increase) in trade and other receivables	19,165	(5,693)
— Decrease in amounts due to fellow subsidiaries	(948)	(686)
— (Decrease)/increase in trade and other payables	(7,068)	50

Cash generated from operations	34,843	17,522

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

In the consolidated cash flow statement, proceeds from disposal of property, plant and equipment comprise:

	2009	2008
	HK$’000	HK$’000

Net book amount (Note 6)	189	369
Loss on disposal of property, plant and equipment	(3)	(80)

Proceeds from disposal of property, plant and equipment	186	289

26	Commitments

Operating lease commitments

The Group leases various offices, staff quarters and warehouses under non-cancellable operating lease agreements. The leases have varying terms and renewal rights.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	Group
	2009	2008
	HK$’000	HK$’000

No later than 1 year	3,084	3,050
Later than 1 year and no later than 5 years	—	2,318

	3,084	5,368

There is no capital and operating lease commitment for the Company as at 31st March 2009 (2008: Nil).

27	Bank facilities

The Group has the following undrawn bank facilities:

	Group
	2009	2008
	HK$’000	HK$’000

Floating rate
— expiring within one year	41,000	41,000

The facilities expiring within one year are annual facilities subject to review at various dates during 2009.

28	Related-party transactions

The ultimate parent of the Company is MCI, a company incorporated in Bermuda.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

The following transactions were carried out with related parties:

(i) During the year ended 31st March 2009, the Group had entered into the following significant transactions with fellow subsidiaries:

	Notes	2009	2008
		HK$’000	HK$’000

License fees	a	12,345	13,005
Circulation support services	b	1,607	1,552
Library support fee	c	389	394
Editorial support fee	d	—	84
IS programming support services	e	671	617
Administrative support services	f	1,992	1,920
Human resources, corporate communications and legal services	g	1,342	678
Leasing of computers and other office equipment	h	179	207
Leasing of office space, storage space and parking spaces	i	1,768	1,805
Type-setting expenses	j	89	103
Colour separation expenses	k	14	72
Film making expenses	l	18	239
Ticketing and accommodation expenses	m	996	996
Barter advertising expenses	n	1,697	1,293
Barter advertising income	o	(1,697)	(1,293)
Printing costs	p	—	135
Promotion expenses	q	5	150
Pension costs — defined contribution plan	r	1,582	1,537

		22,997	23,494

Notes:

(a)	This represented license fees of the right to use the trademark for the printing of “Ming Pao Weekly”, “Hi-Tech Weekly” and their past contents by a fellow subsidiary. It is charged at a pre-determined rate calculated by reference to the license fees charged by third party licensors to the Group.

(b)	This represented recharge of circulation support services relating to the distribution, sale and promotion of the publications of the Group by a fellow subsidiary. It is charged on a cost reimbursement basis.

(c)	This represented recharge by a fellow subsidiary relating to provision of library support services including data classification, data indexing and filing, data storage management and retrieval, data provision and newspaper clipping. It is charged on a cost reimbursement basis.

(d)	This represented recharge of editorial support services relating to specific contents requested by the Group for their publications by a fellow subsidiary. It is charged on a cost reimbursement basis.

(e)	This represented recharge of Internet-related services, networking services, data management services, general computing and programming support services and system analysis by a fellow subsidiary. It is charged on a cost reimbursement basis.

(f)	This represented recharge of security services, cleaning services, mail processing and messenger services, ordering and distribution of office supplies services, receptionist and general clerical services by a fellow subsidiary. It is charged on a cost reimbursement basis.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

(g)	This represented recharge of human resources, corporate communications and legal services by a fellow subsidiary. It is charged on a cost reimbursement basis.

(h)	This represented the total amount of the depreciation charges of the equipment provided by a fellow subsidiary. They are charged on a cost reimbursement basis.

(i)	This represented the rental for leasing of office space, storage space and parking spaces. The rentals are charged at a pre-determined rate calculated by reference to the prevailing market rates.

(j)	This represented the type-setting charges paid to a fellow subsidiary. It is charged at a pre-determined rate calculated based on the cost incurred.

(k)	This represented the colour separation charge paid to a fellow subsidiary. It is charged at a pre-determined rate calculated based on the cost incurred.

(l)	This represented the film making charge paid to a fellow subsidiary. It is charged at a pre-determined rate calculated based on the costs incurred.

(m)	This represented the ticketing and accommodation expenses paid to a fellow subsidiary. It is charged at a pre-determined rate calculated based on the rates charged to third party customers.

(n)	This represented the advertising expenses on barter basis in accordance with barter advertising agreement entered into with a fellow subsidiary. It is charged at a pre-determined rate calculated based on the rates charged to third party customers.

(o)	This represented the advertising income on barter basis in accordance with barter advertising agreement entered into with a fellow subsidiary. It is charged at a pre-determined rate calculated based on the rates charged to third party customers.

(p)	This represented the printing costs charged by a fellow subsidiary. It is charged at a pre-determined rate calculated based on the costs incurred.

(q)	This represented promotion expenses paid to the fellow subsidiaries. It is charged at a pre-determined rate calculated based on the rates charged to third party customers.

(r)	This represented defined contribution cost made to a fellow subsidiary for the Group’s pension obligation. There is no stated policy or contractual agreement between the Group and the MCI Group. It is charged based on a pre-determined rate of its employees’ salaries.

(ii) Year end balance arising from the related parties transactions as disclosed in Note 28(i) above was as follows:

	2009	2008
	HK$’000	HK$’000

Amounts due to fellow subsidiaries	1,508	2,456

The outstanding balances with fellow subsidiaries are aged within 30 days and are unsecured, non-interest bearing and with normal credit terms of 30 days.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2009 — (Continued)

(iii) Key management compensation

	2009	2008
	HK$’000	HK$’000

Salaries and other short-term employee benefits	6,628	5,894
Contributions to pension scheme	192	121
Share compensation costs on share options granted	273	898

	7,093	6,913

29	Subsequent events

In April 2009, Media2U Company Limited, a subsidiary of the Company, transferred an amount of RMB5,821,462 (equivalent to HK$6,615,596), as injection of additional capital to its subsidiary, Beijing OMG Advertising Company Limited ( ).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and shareholders of One Media Group Limited

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements, consolidated statements of recognized income and expense, and the consolidated cash flow statements present fairly, in all material respects, the financial position of One Media Group Limited and its subsidiaries at 31 March 2008 and 31 March 2007, and the results of their operations and their cash flows for each of the two years in the period ended 31 March 2008 in conformity with International Financial Reporting Standards issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audit of the consolidated financial statements of the Company was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The Company has included parent only information on the face of the consolidated financial statements and other disclosures in the notes to the financial statements. Such parent only information is presented for purposes of additional analysis and is not a required part of the consolidated financial statements presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Such information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements, and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/PricewaterhouseCoopers
Hong Kong
October 20, 2009

ONE MEDIA GROUP LIMITED

CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008

		Year Ended 31st March
	Notes	2008	2007
		HK$’000	HK$’000

Turnover	5	219,899	219,429
Cost of goods sold		(120,216)	(125,096)

Gross profit		99,683	94,333
Other income	5	3,856	3,299
Selling and distribution costs		(50,713)	(56,755)
Administrative expenses		(34,819)	(35,419)

Profit before income tax		18,007	5,458
Income tax expense	21	(5,987)	(2,381)

Profit for the year		12,020	3,077

Attributable to:
Equity holders of the Company		12,020	3,077

Earnings per share for profit attributable to the equity holders of the Company during the year (expressed in HK cents per share)
— Basic and diluted	23	3.01	0.77

Dividends	24	4,000	1,500

The notes on pages F-157 to F-191 are an integral part of these consolidated financial statements.

ONE MEDIA GROUP LIMITED

CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31, 2007 AND 2008

		As at 31st March
	Notes	2008	2007
		HK$’000	HK$’000

ASSETS
Non-current assets
Property, plant and equipment	6	9,545	9,474
Goodwill	7	2,028	2,028
Financial assets at fair value through profit or loss	12	4,409	3,776
Deferred income tax assets	17	—	1,499

		15,982	16,777

Current assets
Inventories	9	10,082	10,989
Trade and other receivables	11	63,666	58,176
Cash and cash equivalents	13	106,239	91,357

		179,987	160,522

Total assets		195,969	177,299

EQUITY
Capital and reserves attributable to the Company’s equity holders
Share capital	14	400	400
Share premium	14	456,073	456,073
Other reserves	15(a)	(335,562)	(329,794)
Retained earnings	15(a)	35,701	17,681
Proposed final dividend	24	4,000	1,500

Total equity		160,612	145,860

LIABILITIES
Non-current liabilities
Deferred income tax liabilities	17	525	—
Long service payment liability	18	140	78

		665	78

Current liabilities
Trade and other payables	16	28,176	28,126
Amounts due to fellow subsidiaries	16	2,456	3,142
Income tax liabilities		4,060	93

		34,692	31,361

Total liabilities		35,357	31,439

Total equity and liabilities		195,969	177,299

Net current assets		145,295	129,161

Total assets less current liabilities		161,277	145,938

The notes on pages F-157 to F-191 are an integral part of these consolidated financial statements.

ONE MEDIA GROUP LIMITED

BALANCE SHEETS
AS AT MARCH 31, 2007 AND 2008

		As at 31st March
	Notes	2008	2007
		HK$’000	HK$’000

ASSETS
Non-current assets
Interests in subsidiaries	8	412,151	402,836

Current assets
Other receivables	11	313	280
Cash and cash equivalents	13	84,149	55,349

		84,462	55,629

Total assets		496,613	458,465

EQUITY
Capital and reserves attributable to the Company’s equity holders
Share capital	14	400	400
Share premium	14	456,073	456,073
Retained earnings	15(b)	36,123	440
Proposed final dividend	24	4,000	1,500

Total equity		496,596	458,413

LIABILITIES
Current liabilities
Other payables	16	17	52

Total liabilities		17	52

Total equity and liabilities		496,613	458,465

Net current assets		84,445	55,577

Total assets less current liabilities		496,596	458,413

The notes on pages F-157 to F-191 are an integral part of these consolidated financial statements.

ONE MEDIA GROUP LIMITED

CONSOLIDATED STATEMENTS OF RECOGNISED INCOME AND EXPENSE
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008

		Year Ended 31st March
	Notes	2008	2007
		HK$’000	HK$’000

Currency translation differences	15	2,503	287
Actuarial (losses)/gains of long service payment scheme	18	(48)	29

Net income recognised directly in equity		2,455	316
Profit for the year		12,020	3,077

Total recognised income for the year		14,475	3,393

Attributable to:
— Equity holders of the Company		14,475	3,393

The notes on pages F-157 to F-191 are an integral part of these consolidated financial statements.

ONE MEDIA GROUP LIMITED

CONSOLIDATED CASH FLOW STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008

		Year Ended 31st March
	Notes	2008	2007
		HK$’000	HK$’000

Cash flows from operating activities
Cash generated from operations	25	17,522	5,090
Hong Kong profits tax refunded		—	1,874
PRC enterprise income tax (paid)/refund		(4)	2

Net cash generated from operating activities		17,518	6,966

Cash flows from investing activities
Purchase of property, plant and equipment		(3,452)	(7,411)
Interest received		3,856	3,299
Proceeds from disposal of property, plant and equipment	25	289	3
Purchase of financial assets at fair value through profit or loss		(11,700)	(3,889)
Proceeds from redemption of financial assets at fair value through profit or loss		9,750	—

Net cash used in investing activities		(1,257)	(7,998)

Cash flows from financing activities
Dividends paid to Company’s shareholders		(1,500)	(1,500)
Repayment of trust receipts loans		—	(338)

Net cash used in financing activities		(1,500)	(1,838)

Net increase/(decrease) in cash and cash equivalents		14,761	(2,870)
Cash and cash equivalents at beginning of the year		91,357	94,090
Exchange gain on cash and cash equivalents		121	137

Cash and cash equivalents at end of the year	13	106,239	91,357

The notes on pages F-157 to F-191 are an integral part of these consolidated financial statements.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008

1	General information

The Company was incorporated in the Cayman Islands on 11th March 2005 as an exempted company with limited liability under the Companies Law, Chapter 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. The address of its registered office is Clifton House, 75 Fort Street, P.O. Box 1350 GT, George Town, Grand Cayman, Cayman Islands.

The Company is an investment holding company. The principal activities of the Group are publication, marketing and distribution of Chinese language lifestyle magazines. Details of the activities of principal subsidiaries are set out in note 8 to the consolidated financial statements.

These consolidated financial statements are presented in thousands of units of Hong Kong dollars (HK$’000), unless otherwise stated. These consolidated financial statements have been approved for issue by the Board of Directors on 20th October 2009.

2	Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

2.1  Changes in accounting policies

The accounting policies adopted are consistent with those used in the annual financial statements of the Company for the year ended 31st March 2007 with the exception of the following:

There was a change of the basis for the determination of the value of inventories from first-in, first-out method to weighted average method for the year ended 31st March 2008. The Group has changed its accounting policy for inventory costing in order to maintain consistency with the group policy of its parent company, Media Chinese International Limited (“MCI”) (formerly known as Ming Pao Enterprise Corporation Limited). This change in accounting policy did not have a material impact on the Group’s results of operations and financial position.

2.2  Basis of preparation

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of financial assets at fair value through profit or loss.

The preparation of consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in Note 4.

The following new standards, amendments to existing standards and interpretations to existing standards are relevant to the Group’s operations and are mandatory for the financial year ended 31st March 2008:

IFRS 7, Financial instruments: Disclosures IFRS 7 introduces new disclosures relating to financial instruments. The adoption of this standard does not result in material changes to the Group’s results of operations and financial position.

IAS 1, Amendment — Presentation of Financial Statements — Capital disclosure The amendment requires the Group to make new disclosures to enable users of the financial statements to evaluate the Group’s objectives, policies and processes for managing capital. This amendment does not have any material impact on the classification of the Group’s consolidated financial statements.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

IFRIC-Int 8, Scope of IFRS 2 IFRIC-Int 8 requires consideration of transactions involving the issuance of equity instruments, where the identifiable consideration received is less than the fair value of the equity instruments issued in order to establish whether or not they fall within the scope of IFRS 2. This standard does not have any impact on the Group’s results of operations and financial position.

IFRIC-Int 10, Interim financial reporting and impairment IFRIC-Int 10 prohibits the impairment losses recognised in an interim period on goodwill, investments in equity instruments and investments in financial assets carried at cost to be reversed at a subsequent balance sheet date. The adoption of this interpretation does not result in material changes to the Group’s results of operations and financial position.

IFRIC-Int 11, IFRS 2 — Group and Treasury Share Transactions IFRIC-Int 11 requires a share-based payment arrangement in which an entity receives goods or services as consideration for its own equity-instruments to be accounted for as an equity-settled share-based payment transaction, regardless of how the equity instruments needed are obtained. IFRIC-Int 11 also provides guidance on whether share-based payment arrangements, in which suppliers of goods or services of an entity are provided with equity instruments of the entity’s parent, should be accounted for as cash-settled or equity-settled in the entity’s financial statements. IFRIC-Int 11 is not expected to have a material impact on the Group’s results of operations and financial position.

There are also a number of new standards, amendments to standards and interpretations issued that are not yet effective for the financial year ended 31st March 2008. The Group has carried out a preliminary assessment of these standards, amendments and interpretations and considered that IAS 32 and IAS 1 Amendments, IAS 1 (Revised), IFRS 2 Amendment, IFRS 3 (Revised), IAS 23 Amendment, IAS 27 (Revised), IFRIC-Int 12, IFRS 8, IFRIC-Int 13 and IFRIC-Int 14 may not have any significant impact on the Group’s results of operations and financial position except for certain presentational changes under IFRS 8.

2.3  Consolidation

The consolidated financial statements include the financial statements of the Company and all of its subsidiaries made up to 31st March.

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is measured at the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the income statement (Note 2.7).

Inter-company transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary in the consolidated financial statements to ensure consistency with the policies adopted by the Group.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

In the Company’s balance sheet, the investments in subsidiaries are stated at cost less provision for impairment losses (Note 2.8). The results of subsidiaries are accounted by the Company on the basis of dividend received and receivable.

2.4  Segment reporting

A business segment is a group of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that are subject to risks and returns that are different from those of segments operating in other economic environments.

Unallocated expenses represent corporate expenses. Segment assets consist primarily of property, plant and equipment, goodwill, inventories, financial assets at fair value through profit or loss, trade and other receivables and operating cash, and exclude income tax recoverable, deferred income tax assets and corporate assets. Segment liabilities comprise operating liabilities and exclude items such as income tax liabilities, deferred income tax liabilities and certain corporate borrowings. Capital expenditure comprises additions of property, plant and equipment.

In respect of geographical segment reporting, revenues and results are based on the location in which the customer is located. Total assets and capital expenditure are based on where the assets are located.

2.5  Foreign currency translation

(a)  Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Hong Kong dollars (“HK dollars”), which is the Company’s functional and presentation currency.

(b)  Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

(c)  Group companies

The results and financial position of all the group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(i) assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

(ii) income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

(iii) all resulting exchange differences are recognised as a separate component of equity.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations and of borrowings, are taken to shareholders’ equity. When a foreign operation is partially disposed of or sold, such

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

exchange differences that were recorded in equity are recognised in the consolidated income statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

2.6  Property, plant and equipment

Property, plant and equipment, comprising leasehold improvements, furniture, fixtures, office equipment, computer equipment and motor vehicles, are stated at historical cost less accumulated depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Depreciation is calculated using the straight-line method to allocate cost to their residual values over their estimated useful lives, as follows:

Leasehold improvements	10% - 25%
Furniture, fixtures and office equipment	20% - 30%
Computer equipment	30%
Motor vehicles	25%

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced parts is derecognised. All other repairs and maintenance are charged in the consolidated income statement during the financial period in which they are incurred.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (Note 2.8).

Gains or losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised in the consolidated income statement.

2.7  Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions of subsidiaries is classified as non-current assets. Separately recognised goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose.

2.8  Impairment of investments in subsidiaries and non-financial assets

Assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment. Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

separately identifiable cashflows (cash-generating units). Assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.9  Financial assets

The Group classifies its financial assets in the following categories: at fair value through profit or loss and loans and receivable. The classification depends on the purposes for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a)  Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term or if so designated by management. Derivatives are classified as held for trading unless they are designated as hedges. Assets in this category are classified as non-current assets.

(b)  Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets. Loans and receivables are classified as trade and other receivables and cash and cash equivalents in the balance sheet (Note 2.11 and 2.12).

Regular purchases and sales of financial assets are recognised on the trade-date (that is, the date on which the Group commits to purchase or sell the asset). Investments are initially recognised at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets carried at fair value through profit or loss are initially recognised at fair value, and transaction costs are expensed in the income statement. Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables are carried at amortised cost using the effective interest method.

Gains or losses arising from changes in the fair value of the “financial assets at fair value through profit or loss” category are presented in the consolidated income statement in the period in which they arise. Dividend income from financial assets at fair value through profit or loss is recognised in the consolidated income statement as part of other income when the Group’s right to receive payment is established.

The fair values of quoted investments are based on current bid prices. If the market for a financial asset is not active (and for unlisted securities), the Group established fair value by using valuation techniques. These include the use of recent arm’s length transactions, reference to other instruments that are substantially the same, discounted cash flow analysis and option pricing models, making maximum use of market inputs and relying as little as possible on entity-specific inputs.

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired. Impairment testing of trade and other receivables is described in Note 2.11.

2.10  Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average method. Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

2.11  Trade and other receivables

Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the assets is reduced through the use of an allowance account, and the amount of the loss is recognized in the income statement within selling and distribution costs. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited against selling and distribution costs in the consolidated income statement.

2.12  Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks and bank overdrafts.

2.13  Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

2.14  Trade and other payables

Trade and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

2.15  Current and deferred income tax

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

2.16  Employee benefits

(a)  Pension obligations

The Group’s fellow subsidiary, Ming Pao Holdings Limited, operates a hybrid retirement benefit scheme (the “Scheme”) in which the Group is sharing the risks associated with the Scheme with MCI, and a Mandatory

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

Provident Fund Scheme (“MPF”) for its employees in Hong Kong. Overseas employees are under separate pension schemes which are defined contribution plans set up in the countries that the Group operates. A defined contribution plan is a pension plan under which the Group pays contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current year and prior periods. The assets of these retirement plans are held separately from those of the Group in independently administered funds. Defined contribution plans are generally funded by payments from the Group and/or employees.

The Group’s contributions to the defined contribution plans of the Scheme and MPF are expensed as incurred. The Group’s contributions to the defined contribution plans of the Scheme are reduced by the Group’s contributions forfeited by those employees who leave the plans prior to vesting fully in the Group’s contributions.

(b)  Long service payment

The Group’s net obligations in respect of long service payment on cessation of employment in certain circumstances under the Hong Kong Employment Ordinance is the amount of future benefits that the employees have earned in return for their services in the current and prior periods.

The obligation is calculated using the projected unit credit method, discounted to its present value and reduced by entitlements accrued under the Group’s retirement plans that are attributed to contributions made by the Group. The discount rate is the yield at balance sheet date based on Exchange Fund Notes which have terms similar to the estimated terms of the related liability. The expected costs of these benefits are accrued over the period of employment using the same accounting methodology as used for defined benefit pension plans. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised in full in the year in which they occur in the consolidated statement of recognised income and expense.

(c)  Share-based compensation

The Group operates two equity-settled share-based compensation schemes. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets). Non-market vesting conditions are included in assumptions about the number of options that are expected to vest. At each balance sheet date, the entity revises its estimates of the number of options that are expected to vest. It recognizes the impact of the revision of original estimates, if any, in the income statement, with a corresponding adjustment to equity.

The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

(d)  Employee leave entitlements

Employee entitlements to annual leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Employee entitlements to sick leave and maternity leave are not recognised until the time of leave.

(e)  Bonus plans

The expected cost of bonus plans is recognised as a liability when the Group has a present legal or constructive obligation as a result of services rendered by the employees and a reliable estimate of the obligation can be made.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

Liabilities for bonus plans are expected to be settled within 12 months and are measured at the amounts expected to be paid when they are settled.

2.17  Provisions

Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognised as interest expense.

2.18  Revenue recognition

The Group recognises revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for each of the Group’s activities as described below. The amount of revenue is not considered to be reliably measurable until all contingencies relating to the sale have been resolved. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue from the circulation and subscription sales of periodicals, net of trade discounts and returns, is recognised on the transfer of risks and rewards of ownership, which generally coincides with the date of delivery. Unearned subscription fees received from subscribers are recorded as subscriptions received in advance under trade and other payables in the balance sheet.

Advertising income, net of trade discounts, is recognised when the periodicals are published.

Interest income is recognised on a time-proportion basis using the effective interest method. When a receivable is impaired, the Group reduces the carrying amount to its recoverable amount, being the estimated future cash flows discounted at original effective interest rate of the instrument, and continues unwinding the discount as interest income.

2.19  Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged in the consolidated income statement on a straight-line basis over the period of the lease.

2.20  Dividend distribution

Dividend distribution to the Company’s shareholders is recognised as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

2.21  Provision for sales return

Revenue is stated net of estimated sales return provision. Sales return provision is recognized by the Group upon the delivery of goods to the customers when the significant risks and rewards of ownership of the goods are transferred to customers and when a reliable estimate of the amount can be made.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

3	Financial risk management

3.1  Financial risk factors

The Group’s activities expose itself to a variety of financial risks: market risk (including currency risk and price risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seek to minimise potential adverse effects on the Group’s financial performance.

Risk management is carried out by management under the policies of the Group. Financial risks are identified and evaluated in close operation within the Group.

(a)  Market Risk

(i)  Currency risk

The Group mainly operates in Hong Kong and the People’s Republic of China (“PRC”) and the major exchange rate risks arise from fluctuations in the United States dollars (“US dollars”), and Renminbi (“RMB”). For majority of transactions conducted in Hong Kong, both revenues and cost of sales are denominated in HK dollars or US dollars. For operations in the PRC, all revenues and most of the cost of sales are denominated in RMB, while part of the purchases are denominated in US dollars or HK dollars. Management is of the view that transactions denominated in US dollars are insignificant to the Group and exposure to such currency risk is minimal.

The Group has certain investments in PRC, whose net assets are exposed to foreign currency translation risk.

At 31st March 2008, if HK dollar had weakened/strengthened by 10% against RMB with all other variables held constant, equity would have been HK$2,948,000 (2007: HK$2,658,000) higher/lower, arising mainly from foreign exchange losses/gains on translation of RMB-denominated financial assets and liabilities. Equity is more sensitive to movement in HK dollars/RMB exchange rate in 2008 than 2007 because of the increased amount of RMB-denominated transactions.

(ii)  Price risk

The Group is exposed to unlisted equity securities price risk because investments held by the Group are classified on the consolidated balance sheet as financial assets at fair value through profit or loss, for which management adopts the indicative market value provided by the issuers as their best estimate of the fair values of such securities and some of the equity linked notes are linked to some listed securities. None of Group’s equity investments in equity of other entities are publicly traded. The Group exposes to commodity price risk as some of the equity linked notes are linked to some listed securities. The detail for the price risk exposed by the Group is disclosed in Note 12.

(b)  Credit risk

Credit risk is the risk the Group will incur a loss arising from the counterparties that fail to discharge their contractual obligations. The Group manages and controls credit risk by setting limits on the amount of risk it is willing to accept for individual counterparties and by monitoring exposures in relation to such limits.

The extent of credit risk relating to the Group’s trade and other receivables (according to extent to which provisions for impairments are warranted) is disclosed in Note 11. The Group maintains cash and cash equivalents with reputable financial institution from which management believes the risk of loss to be remote. The management assesses credit quality of the outstanding cash and cash equivalents balances as high and considers no significant individual exposure. Maximum exposure to credit risk at the reporting date is the carrying value of the cash at banks.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

(c)  Liquidity risk

Prudent liquidity risk management includes maintaining sufficient cash and cash equivalents and financial assets at fair values. The Group maintains its liquidity mainly through funding generated from the daily operation of its subsidiaries.

The remaining contractual maturities at the balance sheet date of the Group’s financial liabilities amounting to HK$8,077,000 (2007: HK$9,707,000), which were trade payables and based on contractual undiscounted cash flows and the earliest date on which the Group can be required to pay within one year or on demand. Management considers the liquidity of the Group is sufficient to repay the financial liabilities.

3.2  Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

The Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings less cash and cash equivalents. Total capital is calculated as “equity”, as shown in the consolidated balance sheet.

During 2008, the Group’s strategy, which was unchanged from 2007, was to maintain a gearing ratio of zero. The gearing ratios at 31st March 2008 and 2007 were zero as the Group has no borrowing or debt.

3.3	Fair value estimation

The fair value of financial assets at fair value through profit or loss that are not traded in an active market is determined by independent valuation techniques. The Group adopted the quotation provided by the issuers as its best estimate of the fair value.

The carrying value less impairment provision of trade receivables and payables are a reasonable approximation of their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

4	Critical accounting estimates and assumptions

The Group makes estimates and judgements concerning the future based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

(a)  Fair value of share options at grant date

Determining the fair value of share options at grant date requires actuarial assumptions made in respect of the volatility of the stock, risk-free interest rate, forfeiture rate and suboptimal exercise factor. Changes to these assumptions could have a significant risk of causing a material adjustment to the carrying amount in the equity. Details of these actuarial assumptions are set out in Note 14.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

(b)  Impairment of goodwill

The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in Note 2.7. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of estimates.

(c)  Provision for sales returns

As at 31st March 2008, the provision for sales returns of the Group amounted to HK$1,340,000 (2007: HK$1,777,000). This provision is recognised by the Group based on the best estimate and the actual return will impact the consolidated income statement in the period in which the actual return is determined.

If the estimated sales return rate applied had been 1% higher than management’s estimates, the Group would have recognised a further provision of sales return by HK$24,500 and would need to reduce the revenue by the same amount accordingly.

(d)  Fair value of financial assets at fair value through profit or loss

The fair value of financial assets at fair value through profit or loss that are not traded in an active market is determined by independent valuation techniques. The Group adopted the quotations provided by the issuers as its best estimate of the fair value.

5	Revenue and segment information

The Group is principally engaged in the publication, marketing and distribution of Chinese language lifestyle magazines.

Turnover, which represents advertising income and revenue from circulation and subscription sale of periodicals, recognised during the year is as follows:

	2008	2007
	HK$’000	HK$’000

Turnover	219,899	219,429
Other income
Bank interest income	3,856	3,299

Total revenue	223,755	222,728

Primary reporting format — geographical segments

In presenting information on the basis of geographical segments, segment turnover is based on the geographical location of customers. Segment assets and capital expenditure are based on the geographical location of the assets.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

The Group operates mainly in two geographical areas, Hong Kong and Mainland China. The segment results for the year ended 31st March 2008 are as follows:

		Mainland
	Hong Kong	China	Group
	HK$’000	HK$’000	HK$’000

Segment turnover	187,107	32,792	219,899

Segment results	39,044	(12,463)	26,581

Other income			3,856
Unallocated expenses			(12,430)

Profit before income tax			18,007
Income tax expense (Note 21)			(5,987)

Profit for the year			12,020

The segment results for the year ended 31st March 2007 are as follows:

		Mainland
	Hong Kong	China	Group
	HK$’000	HK$’000	HK$’000

Segment turnover	179,586	39,843	219,429

Segment results	27,985	(14,875)	13,110

Other income			3,299
Unallocated expenses			(10,951)

Profit before income tax			5,458
Income tax expense (Note 21)			(2,381)

Profit for the year			3,077

Other segment items included in the consolidated income statements are as follows:

	Year Ended 31st March 2008			Year Ended 31st March 2007
		Mainland			Mainland
	Hong Kong	China	Group	Hong Kong	China	Group
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Depreciation (Note 6)	2,288	1,007	3,295	1,779	735	2,514
Impairment of trade receivables	159	246	405	423	266	689

The segment assets and liabilities at 31st March 2008 and capital expenditures for the year then ended are as follows:

		Mainland
	Hong Kong	China	Eliminations	Unallocated	Group
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Assets	223,179	36,746	(63,956)	—	195,969
Liabilities	(23,311)	(71,417)	63,956	(4,585)	(35,357)
Capital expenditure (Note 6)	2,526	927	—	—	3,453

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

The segment assets and liabilities at 31st March 2007 and capital expenditures for the year then ended are as follows:

		Mainland
	Hong Kong	China	Eliminations	Unallocated	Group
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Assets	192,449	33,498	(50,147)	1,499	177,299
Liabilities	(22,934)	(58,559)	50,147	(93)	(31,439)
Capital expenditure (Note 6)	6,020	1,391	—	—	7,411

Segment assets consist primarily of property, plant and equipment, goodwill, inventories, financial assets at fair value through profit or loss, trade and other receivables and operating cash. They exclude deferred income tax assets.

Segment liabilities comprise operating liabilities. They exclude deferred income tax liabilities and income tax liabilities.

Capital expenditure comprises additions to property, plant and equipment (Note 6).

Secondary reporting format — business segments

No business segment analysis is presented as the Group has been operating in a single business segment, which is publication, marketing and distribution of Chinese language lifestyle magazines, throughout the years ended 31st March 2008 and 2007.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

6	Property, plant and equipment

	Group
		Furniture,
		Fixtures
	Leasehold	and Office	Computer	Motor
	Improvements	Equipment	Equipment	Vehicles	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

At 1st April 2006
Cost	1,172	1,587	3,786	—	6,545
Accumulated depreciation	(205)	(667)	(1,212)	—	(2,084)

Net book amount	967	920	2,574	—	4,461

Year ended 31st March 2007
Opening net book amount	967	920	2,574	—	4,461
Exchange differences	54	21	75	(1)	149
Additions	2,874	1,359	2,197	981	7,411
Disposals (Note 25)	—	—	(33)	—	(33)
Depreciation (Note 19)	(454)	(682)	(1,289)	(89)	(2,514)

Closing net book amount	3,441	1,618	3,524	891	9,474

At 31st March 2007
Cost	4,136	2,990	6,091	981	14,198
Accumulated depreciation	(695)	(1,372)	(2,567)	(90)	(4,724)

Net book amount	3,441	1,618	3,524	891	9,474

Year ended 31st March 2008
Opening net book amount	3,441	1,618	3,524	891	9,474
Exchange differences	77	31	109	65	282
Additions	—	1,121	1,563	769	3,453
Disposals (Note 25)	—	(31)	(39)	(299)	(369)
Depreciation (Note 19)	(548)	(843)	(1,629)	(275)	(3,295)

Closing net book amount	2,970	1,896	3,528	1,151	9,545

At 31st March 2008
Cost	4,271	4,078	7,702	1,450	17,501
Accumulated depreciation	(1,301)	(2,182)	(4,174)	(299)	(7,956)

Net book amount	2,970	1,896	3,528	1,151	9,545

Depreciation expense of HK$3,295,000 (2007: HK$2,514,000) has been charged in cost of goods sold.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

7	Goodwill

Total
HK$’000

At 31st March 2006, 2007 and 2008
Cost	2,028
Accumulated amortisation and impairment	—

Net book amount	2,028

The goodwill comes from the acquisition of its PRC subsidiaries in 2004 and the Group’s PRC segment is determined to be the corresponding cash-generating units (“CGU”).

The recoverable amount of this CGU is determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. The growth rate does not exceed the long-term average growth rate for the business in which the CGU operates. Key assumptions used for value-in-use calculations are around 22% for average growth rate and 10% for the discount rate. Management determined budgeted gross margin based on past performance and its expectations for the market development. The growth rates used are consistent with the industry forecasts. The discount rates used are pre-tax and reflect specific risks relating to the relevant segments.

8	Interests in subsidiaries

	Company
	2008	2007
	HK$’000	HK$’000

Unlisted shares, at cost (Note(a))	353,400	353,400
Amounts due from subsidiaries (Note(b))	58,751	49,436

	412,151	402,836

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

(a) The following is a list of the principal subsidiaries at 31st March 2008:

	Place of	Principal	Particulars of Issued
	Incorporation and	Activities and Place	Share Capital and	Interest
Name	Kind of Legal Entity	of Operation	Debt Securities	Held

One Media Holdings Limited	British Virgin Islands, limited liability company	Investment holding in Hong Kong	20,000 ordinary shares of US$0.01 each	100	%(1)

Top Plus Limited	British Virgin Islands, limited liability company	Investment holding in Hong Kong	10 ordinary shares of US$1 each	100%

Ming Pao Magazines Limited	Hong Kong, limited liability company	Magazines publishing in Hong Kong	165,000 ordinary shares of HK$10 each	100%

One Media (HK) Limited	Hong Kong, limited liability company	Dormant	10 ordinary shares of HK$1 each	100%

Media2U Company Limited	Hong Kong, limited liability company	Magazines advertising and operation in Hong Kong	101 ordinary shares of HK$1 each	100%
One Media Group (HK) Limited	Hong Kong, limited liability company	Dormant	100 ordinary shares of HK$1 each	100%

Media2U (BVI) Company Limited	British Virgin Islands, limited liability company	Investment holding in Hong Kong	1 ordinary share of US$1 each	100%
Beijing OMG Advertising Company Limited ( )	PRC, limited liability company	Magazines operation in PRC	Registered capital of US$70,000	100%
(Formerly known as Media2U (Beijing) Company Limited) ( )
Beijing Times Resource Technology Consulting Limited (“TRT’’) ( )	PRC, limited liability company	Magazines operation in PRC	Registered capital of RMB3,000,000	100	%(2)
Beijing Times Resource Advertising Company Limited (“TRA”) ( )	PRC, limited liability company	Dormant	Registered capital of RMB3,500,000	100	%(2)
Beijing OMG M2U Advertising Company Limited (“Beijing M2U”) ( )	PRC, limited liability company	Magazines advertising in PRC	Registered capital of RMB30,000,000	100%

(1)	Shares held directly by the Company.

(2)	TRT and TRA are domestic enterprises in PRC owned legally by the PRC nationals. The Group has entered into contractual arrangements with the legal owners of these companies so that operating and financing activities of TRT and TRA are ultimately controlled by the Group. Under these arrangements, the Group is also entitled to substantially all of the operating profits and residual interests generated by TRT and TRA which will be transferred to the Group or the Group’s designee upon the Group’s request at a pre-agreed nominal consideration. Further, the Group can receive the cash flow derived from the operations of TRT and TRA through the levying of service and consultancy fees. The ownership interests in TRT and TRA have also been pledged by the legal owners of these companies to the Group. On this basis, the directors regard these companies as wholly-owned subsidiaries of Media2U Company Limited.

(b) Amounts due from subsidiaries

Amounts due from subsidiaries are unsecured, interest-free and without fixed terms of repayment.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

9	Inventories

	Group
	2008	2007
	HK$’000	HK$’000

Raw materials	10,082	10,989

The cost of inventories recognised as expense and included in cost of goods sold amounted to HK$66,458,000 (2007: HK$69,281,000)(Note 19).

10	Financial instruments by category

The accounting policies for financial instruments have been applied to the line items below:

Group

		Assets at Fair
	Loans and	Value Through the
	Receivables	Profit or Loss	Total
	HK$’000	HK$’000	HK$’000

Assets
At 31st March 2008
Trade receivables (Note 11)	58,172	—	58,172
Other receivables	590	—	590
Financial Assets at fair value through profit or loss (Note 12)	—	4,409	4,409
Cash and cash equivalents (Note 13)	106,239	—	106,239

Total	165,001	4,409	169,410

At 31st March 2007
Trade receivables (Note 11)	52,788	—	52,788
Other receivables	551	—	551
Financial Assets at fair value through profit or loss (Note 12)	—	3,776	3,776
Cash and cash equivalents (Note 13)	91,357	—	91,357

Total	144,696	3,776	148,472

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

Other Financial
Liabilities
HK$’000

Liabilities
At 31st March 2008
Trade and other payables	26,860
Amount due to fellow subsidiaries (Note 16)	2,456

Total	29,316

At 31st March 2007
Trade and other payables	26,187
Amount due to fellow subsidiaries (Note 16)	3,142

Total	29,329

Company

Loans and
Receivables
HK$’000

Assets
At 31st March 2008
Other receivables	313
Cash and cash equivalents (Note 13)	84,149

Total	84,462

At 31st March 2007
Other receivables	280
Cash and cash equivalents (Note 13)	55,349

Total	55,629

Other
Financial
Liabilities
HK$’000

Liabilities
At 31st March 2008
Trade and other payables	17

At 31st March 2007
Trade and other payables	52

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

11	Trade and other receivables

	Group		Company
	2008	2007	2008	2007
	HK$’000	HK$’000	HK$’000	HK$’000

Trade receivables	58,721	54,282	—	—
Less: provision for impairment of trade receivables	(549)	(1,494)	—	—

Trade receivables — net	58,172	52,788	—	—
Prepayments and deposits	5,494	5,388	313	280

	63,666	58,176	313	280

The carrying amounts of trade and other receivables approximate their fair values.

The Group allows in general a credit period ranging from 60 days to 120 days to its trade customers. At 31st March 2008 and 2007, the ageing analysis of the Group’s trade receivables, net of impairment provision, was as follows:

	2008	2007
	HK$’000	HK$’000

0 to 60 days	30,525	29,347
61 to 120 days	14,866	14,337
121 to 180 days	9,770	6,089
Over 180 days	3,011	3,015

	58,172	52,788

Trade receivables that are neither past due nor impaired amounted to HK$25,218,000 (2007: HK$23,718,000). These balances relate to a wide range of customers for whom there was no recent history of default.

There is no concentration of credit risk with respect to trade receivable as it is mitigated by the Group’s large customer base.

The Group trades only with recognized and creditworthy third parties. It is the Group’s policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an on-going basis to reduce the exposure to bad debts. The credit period on trade receivables depending on the business area is 60 to 120 days.

Below is an ageing analysis of trade receivables that are past due as at the reporting date but not impaired:

	2008	2007
	HK$’000	HK$’000

Overdue by:
0 to 60 days	16,812	13,976
61 to 120 days	14,110	12,651
Over 120 days	2,032	2,443

	32,954	29,070

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

The carrying amounts of the Group’s trade and other receivables are denominated in the following currencies:

	2008	2007
	HK$’000	HK$’000

HK dollars	47,376	44,664
RMB	16,290	13,512

	63,666	58,176

Movements on the Group’s provision for impairment of trade receivables are as follows :

	2008	2007
	HK$’000	HK$’000

At 1st April	1,494	1,471
Provision for receivables impairment	203	—
Receivable written off during the year as uncollectible	(1,188)	—
Currency translation differences	40	23

At 31st March	549	1,494

The creation and release of provision for impaired receivables have been included in “selling and distribution costs” in the consolidated income statement. Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

Deposits, prepayment and other receivables do not contain impaired assets.

The maximum exposure to credit risk at the reporting date is the carrying value of trade and other receivables. The group does not hold any collateral as security.

12	Financial assets at fair value through profit or loss

	Group
	2008	2007
	HK$’000	HK$’000

Unlisted securities:
— Equity linked notes	4,409	3,776

Market value of unlisted securities	4,409	3,776

The instruments were designated by management as financial assets at fair value through profit or loss on initial recognition as the management was not able to measure the embedded derivative separately either at acquisition or at a subsequent financial reporting date and the embedded derivatives of the instruments could significantly modify the cash flows that would otherwise be required by the instruments.

As these instruments are not publicly traded and in the absence of readily available information to determine the fair values of these instruments, the Group has adopted the quotations provided by the issuers as its best estimate of the fair values of these instruments.

Major terms of the equity linked notes are as follows:

The principal amount of the equity linked note is of US$750,000 (equivalent to HK$5,850,000) with maturity date in November 2009.

The equity linked notes are interest bearing with interest rate stated at 16.75% per annum, subject to the market prices of the underlying securities at certain per-determined price levels.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

The equity linked notes are subject to mandatory redemption clauses at various intervals until maturity dates depending on the market prices of Hong Kong listed securities underlying the equity linked notes. The equity linked notes will be redeemed based on the original principal amount.

At maturity date, if the equity linked notes, depending on the market prices of the underlying equity securities and certain predetermined price levels, are still outstanding, the equity linked notes will be redeemed by the issuer at the principal amount in cash or by shares at pre-determined strike price. The equity linked notes are measured at fair value at the balance sheet date which were determined based on the valuation provided by the financial institutions at the balance sheet date.

A loss of the fair value on equity linked notes of HK$1,317,000 (2007: a loss of HK$113,000) is recognised in the administrative expenses in the consolidated income statement.

The maximum exposure to credit risk of the financial assets at fair value through profit or loss at the reporting date is equal to the fair value of the financial assets.

13	Cash and cash equivalents

	Group		Company
	2008	2007	2008	2007
	HK$’000	HK$’000	HK$’000	HK$’000

Cash at bank and in hand	8,115	6,994	581	32
Short-term bank deposits	98,124	84,363	83,568	55,317

	106,239	91,357	84,149	55,349

Maximum exposure to credit risk	106,203	91,192	84,149	55,349

The effective interest rate on short-term bank deposits was 3.93% (2007: 4.14%); these deposits have maturity ranged from 7 days to 90 days.

Cash and cash equivalents include the following for the purposes of the consolidated cash flow statement:

	Group		Company
	2008	2007	2008	2007
	HK$’000	HK$’000	HK$’000	HK$’000

Cash and cash equivalents	106,239	91,357	84,149	55,349

	106,239	91,357	84,149	55,349

Included in the cash and cash equivalents of the Group are cash and bank deposits denominated in RMB placed with banks in the Mainland China amounting to HK$9,927,000 (2007: HK$9,832,000), of which the remittance is subject to foreign exchange control.

14	Share capital and premium

	Number of	Ordinary	Shares
	Shares	Share	Premium	Total
	(In thousands)	HK$’000	HK$’000	HK$’000

At 31st March 2006, 2007 and 2008	400,000	400	456,073	456,473

The total authorised number of ordinary shares is 4,000 million shares (2007: 4,000 million shares) with a par value of HK$0.001 per share (2007: HK$0.001). All issued shares are fully paid.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

Share options

The Company has two share option schemes (the “Schemes”). A pre-IPO share option scheme (“Pre-IPO Share Option Scheme”) was approved and adopted by shareholders on 26th September 2005. Another share option scheme (“Post-IPO Share Option Scheme”) was also approved on the same date, 26th September 2005 by the shareholders of the Company. The principal terms of the Pre-IPO Share Option Scheme are substantially the same as the terms of the Post-IPO Share Option Scheme (where applicable) except for the following principal terms: (a) the subscription price per share was the final Hong Kong dollar price per share at which shares were to be sold in an offer for sale in Hong Kong on the Listing Date and (b) no options would be offered or granted upon the commencement of dealings in the shares of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

Pursuant to the Schemes, the Board of Directors may, at its absolute discretion, grant share options to any full time employees, executive and non-executive directors (including independent non-executive directors) of the Company or the MCI (for so long as the Company remains as a subsidiary of MCI) to subscribe for shares in the Company subject to the terms and conditions stipulated therein.

The period within which an option may be exercised under each of the Schemes will be determined and notified by the Board of Directors in its absolute discretion (subject to any vesting periods, if applicable), save that no option may be exercised later than 10 years from the date of offer of the option or 10 years after the Adoption Date, whichever is earlier.

Movements in the number of share options of the Pre-IPO Share Option Scheme outstanding and the average exercise prices are as follows:

	2008		2007
	Average		Average
	Exercise		Exercise
	Price in	Number of	Price in	Number of
	HK$ per	Share	HK$ per	Share
	Share	Options	Share	Options
		(In thousands)		(In thousands)

At 1st April	1.2	14,082	1.2	14,472
Lapsed	1.2	(304)	1.2	(390)

At 31st March	1.2	13,778	1.2	14,082

The above share options were conditional granted on 27th September 2005 and the exercisable period is from 18th October 2005 to 25th September 2015 with 6,068,000 share options being exercisable as at 31st March 2008 (2007: 3,642,000 share options).

During the year, no share options were granted, exercised or cancelled and 304,000 (2007: 390,000) share options were lapsed.

The fair value of options granted during the year ended 31st March 2006 determined using the Binomial Option valuation model was HK$6,380,000. The significant inputs into the model were share price of HK$1.2 (being the IPO and placing share price of the Group), volatility of the underlying stock of 48% (being the volatility of the stock returns of listed companies in the media industry in Hong Kong), risk-free interest rate of 4.16% (being the yield of 10-year fund note issued by the Hong Kong Monetary Authority as at 23rd September 2005 (“Valuation Date”)), forfeiture rate of 5.7% per annum (with reference to historical staff turnover rates of the Company, its subsidiaries, fellow subsidiaries and related companies), and suboptimal exercise factor of 1.4 (being the factor to account the early exercise behavior of the share option).

Share compensation costs on share options granted are amortised over the vesting periods from one year to five years in accordance with terms specified in the Pre-IPO Share Option Scheme, HK$1,777,000 was recognised and specified in the consolidated income statement for the year ended 31st March 2008 (2007: HK$2,587,000).

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

15	Reserves

(a)  Group

	Employee
	Share-Based				Long Service
	Payment	Merger	Capital	Exchange	Payment		Retained
	Reserve	Reserve	Reserve	Reserve	Reserve	Sub-Total	Earnings	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
		(Note (i))

Balance at 1st April 2006	794	(343,050)	10,000	(338)	(103)	(332,697)	17,604	(315,093)
Currency translation differences	—	—	—	287	—	287	—	287
Actuarial loss on long service payment obligation	—	—	—	—	29	29	—	29

Net income recognised directly in equity	—	—	—	287	29	316	—	316
Profit for the year	—	—	—	—	—	—	3,077	3,077

Total recognised income for the year	—	—	—	287	29	316	3,077	3,393
Share compensation costs on share options granted (Note 20)	2,587	—	—	—	—	2,587	—	2,587
Dividend paid relating to 2005/2006	—	—	—	—	—	—	(1,500)	(1,500)

Balance at 31st March 2007	3,381	(343,050)	10,000	(51)	(74)	(329,794)	19,181	(310,613)

Representing:
Proposed final dividend for 2006/2007							1,500
Others							17,681

Retained earnings as at 31st March 2007							19,181

Balance at 1st April 2007	3,381	(343,050)	10,000	(51)	(74)	(329,794)	19,181	(310,613)
Currency translation differences	—	—	—	2,503	—	2,503	—	2,503
Actuarial gain on long service payment obligation	—	—	—	—	(48)	(48)	—	(48)

Net income recognised directly in equity	—	—	—	2,503	(48)	2,455	—	2,455
Profit for the year	—	—	—	—	—	—	12,020	12,020

Total recognised income for the year	—	—	—	2,503	(48)	2,455	12,020	14,475
Share compensation costs on share options granted (Note 20)	1,777	—	—	—	—	1,777	—	1,777
Transfer to retained earnings (Note (ii))			(10,000)			(10,000)	10,000
Dividend paid relating to 2006/2007	—	—	—	—	—	—	(1,500)	(1,500)

Balance at 31st March 2008	5,158	(343,050)	0	2,452	(122)	(335,562)	39,701	(295,861)

Representing:
Proposed final dividend for 2007/2008							4,000
Others							35,701

Retained earnings as at 31st March 2008							39,701

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

Note:

Pursuant to a group reorganisation (the “Reorganisation”) to rationalise the structure of the Company and its subsidiaries in preparation for the listing of the Company’s shares on the Stock Exchange, the Company became the holding company of the companies now comprising the Group on 26th September 2005.

(i)	Merger reserve of the Group mainly represents the difference between the nominal value of the issued capital of One Media Holdings Limited acquired and the fair value of shares allotted as consideration by the Company as part of the Reorganisation in preparing for the public listing of the Company’s shares in 2005.

(ii)	On 31st July 1992, Ming Pao Magazines Limited (“MPML”) assigned the publishing title “City Children’s Weekly” to Ming Pao Finance Limited, a fellow subsidiary, for a total consideration of HK$10,000,000. The consideration was determined in accordance with directors’ valuation with reference to the consideration paid for the acquisition of MPML by Ming Pao Holdings Limited in July 1992. The amount was transferred to the non-distributable reserve during that year. Since City Children’s Weekly would cease its business with effect from April 2008, on 31st March 2008, the board of directors of MPML has passed the written resolution to approve the transfer of such non-distributable reserve to the retained earnings of MPML on the same date.

(b)  Company

Retained
Earnings
HK$’000

Balance at 1st April 2006	1,097
Profit for the year	2,343
Divident paid relating to 2005/2006	(1,500)

Balance at 31st March 2007	1,940

Representing:
Proposed final dividend for 2006/2007	1,500
Others	440

1,940

Balance at 1st April 2007	1,940
Profit for the year	39,683
Divident paid relating to 2006/2007	(1,500)

Balance at 31st March 2008	40,123

Representing:
Divident paid relating to 2007/2008	4,000
Others	36,123

40,123

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

16	Trade and other payables, and amounts due to fellow subsidiaries

	Group		Company
	2008	2007	2008	2007
	HK$’000	HK$’000	HK$’000	HK$’000

Trade payables	8,077	9,707	—	—
Accrued expenses and receipts in advance	20,099	18,419	17	52

	28,176	28,126	17	52
Amounts due to fellow subsidiaries (Note 28)	2,456	3,142	—	—

	30,632	31,268	17	52

At 31st March 2008 and 2007, the ageing analysis of the trade payables was as follows:

	2008	2007
	HK$’000	HK$’000

0 to 60 days	7,152	8,092
61 to 120 days	548	667
121 to 180 days	340	674
Over 180 days	37	274

	8,077	9,707

17	Deferred income tax

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same fiscal authority. The offset amounts are as follows:

	Group
	2008	2007
	HK$’000	HK$’000

Deferred income tax assets:
— Deferred tax assets to be recovered within 12 months	—	(2,007)

	—	(2,007)

Deferred income tax liabilities:
— Deferred income tax liabilities to be recovered within 12 months	525	508

	525	(1,499)

	Group
	2008	2007
	HK$’000	HK$’000

Beginning of the year	1,499	3,739
Charged in the consolidated income statement (Note 21)	(2,024)	(2,240)

End of the year	(525)	1,499

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Deferred income tax assets:

Tax Losses
HK$’000

At 1st April 2006	(4,031)
Charged in the consolidated income statement	2,024

At 31st March 2007	(2,007)
Charged in the consolidated income statement	2,007

At 31st March 2008	—

Deferred income tax liabilities:

Accelerated
Depreciation
Allowances
HK$’000

At 1st April 2006	292
Charged in the consolidated income statement	216

At 31st March 2007	508
Charged in the consolidated income statement	17

At 31st March 2008	525

Deferred income tax assets are recognised for tax loss carry-forwards to the extent that the realisation of the related tax benefit through the future taxable profits is probable. The Group did not recognise deferred income tax assets of HK$2,282,000 (2007: HK$1,228,000) in respect of losses amounting to HK$6,100,000 (2007: HK$3,340,000) that can be carried forward against future taxable income. The unrecognised tax losses relating to the PRC subsidiaries will expire by the end of December 2008.

18	Long service payment

The provision for long service payment represents present value of the obligation under long service payment and respective actuarial gains. The movement during the year is the net-off of current service costs and interest on obligation against long service payment made during the year. Current service costs and interest on obligation were recognised during the year and included in employee benefit expense (Note 20).

The amount recognised in the consolidated balance sheet is as follows:

	2008	2007
	HK$’000	HK$’000

Present value of the long service payment obligation	140	78

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

Movement of present value of long service payment obligation is as follows:

	2008	2007
	HK$’000	HK$’000

Beginning of the year	78	90
Current service cost	11	25
Interest cost	3	4
Long service payment made during the year	—	(12)
Actuarial loss/(gain) on obligation	48	(29)

End of the year	140	78

Movements in the provision for long service payment are as follows:

	2008	2007
	HK$’000	HK$’000

Beginning of the year	78	90
Charged to the consolidated income statement (Note 20)	14	29
Charged/(credited) to the consolidated statement of recognised income and expense	48	(29)
Long service payment made during the year	—	(12)

End of the year	140	78

Consolidated statement of recognised income and expense is as follows:

	2008	2007
	HK$’000	HK$’000

Cumulative amount of actuarial loss at beginning of the year	(74)	(103)
Net actuarial (loss)/gain during the year	(48)	29

Cumulative amount of actuarial losses at end of the year	(122)	(74)

The principal actuarial assumptions used were as follows:

	2008	2007

Average future working lifetime (in years)	9	8
Discount rate (%)	2.6	4.25
Expected rate of return of assets (%)	4.0 to 7.0	4.0 to 6.0
Expected rate of future salary increases (%)
— 2008 to 2009 (2007: 2007 to 2008)	3.0	3.0
— 2010 and onwards (2007: 2009 and onwards)	4.0	4.0

Other disclosure figures for the current and previous year are as follows:

	2008	2007
	HK$’000	HK$’000

As at 31st March
Present value of the long service payment obligation	140	78
Experience adjustment on the long service payment obligation	13	28

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

19	Expenses by nature

Expenses included in cost of goods sold, selling and distribution costs and administrative expenses are analysed as follows:

	2008	2007
	HK$’000	HK$’000

Depreciation (Note 6)	3,295	2,514
Employee benefit expense (including directors’ emoluments (Note 20)	62,787	63,337
Raw materials used	66,458	69,281
Loss on disposal of property, plant and equipment	80	30
Occupancy costs	3,857	3,867
Auditor’s remuneration	882	795
Others	68,389	77,446

	205,748	217,270

20	Employee benefit expense, including directors’ emoluments

	2008	2007
	HK$’000	HK$’000

Wages and salaries	56,480	54,399
Social security costs (Note a)	1,869	1,940
Share compensation costs on share options granted (Note 14)	1,777	2,587
Pension costs — defined contribution plans and MPF Scheme (Note 28 (i))	1,537	1,712
Staff welfare and allowances	1,124	2,699

	62,787	63,337

(a)  Social security costs

All employees of the subsidiaries of the Company in the PRC excluding Hong Kong who are PRC citizens participate in employee social security plans enacted in the PRC, including pension, medical and other welfare benefits, which are organised and administrated by the governmental authorities. According to the relevant regulations, the Group contributes on a monthly basis based on certain percentages of the salaries of the employees, subject to a certain ceiling, and are paid to the labour and social welfare authorities. Contributions to the plans are expensed as incurred.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

(b)  Directors’ and senior management’s emoluments

The remuneration of every Director for the year ended 31st March 2008 is set out below:

				Employer’s
				Contribution	Share
				to Pension	Compensation
Name of Director	Fees	Salary	Bonuses	Scheme	Costs	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Executive Directors
Mr. TIONG Kiu King	—	—	—	—	166	166
Mr. TIONG Kiew Chiong	—	—	144	—	166	310
Mr. Peter Bush BRACK	—	1,669	81	12	166	1,928
Mr. TUNG Siu Ho, Terence	—	1,692	459	85	133	2,369
Mr. Robert William Hong-san YUNG	—	371	18	12	133	534
Independent Non-Executive Directors
Mr. YU Hon To, David	120	—	—	—	20	140
Mr. SIT Kien Ping, Peter	120	—	—	—	20	140
Mr. TAN Hock Seng, Peter	120	—	—	—	20	140

The remuneration of every Director for the year ended 31st March 2007 is set out below:

				Employer’s
				Contribution	Share
				to Pension	Compensation
Name of Director	Fees	Salary	Bonuses	Scheme	Costs	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Executive Directors
Mr. TIONG Kiu King	—	—	—	—	213	213
Mr. TIONG Kiew Chiong	—	—	—	—	213	213
Mr. Peter Bush BRACK	—	1,620	—	12	213	1,845
Mr. TUNG Siu Ho, Terence	—	1,620	47	81	171	1,919
Mr. Robert William Hong-san YUNG	—	850	—	12	171	1,033
Independent Non-Executive Directors
Mr. YU Hon To, David	120	—	—	—	26	146
Mr. SIT Kien Ping, Peter	120	—	—	—	26	146
Mr. TAN Hock Seng, Peter	120	—	—	—	26	146

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

(c)  Five highest paid individuals

The five individuals whose emoluments were the highest in the Group for the year include 2 (2007: 2) directors whose emoluments are reflected in the analysis presented above. The emoluments payable to the remaining 3 (2007: 3) individuals during the year are as follows:

	2008	2007
	HK$’000	HK$’000

Basic salaries, other allowances and benefits in kind	4,613	4,271
Discretionary bonuses	363	74
Contributions to pension scheme	136	130
Share compensation costs on share options granted	246	316

	5,358	4,791

The emoluments of the remaining three individuals fell within the following bands:

	Number of individuals
	2008	2007
	HK$’000	HK$’000

Emolument bands
HK$1,000,001 - HK$1,500,000	—	1
HK$1,500,001 - HK$2,000,000	2	2
HK$2,000,001 - HK$2,500,000	1	—

21	Income tax expense

Hong Kong profits tax has been provided at the rate of 17.5% on the estimated assessable profit during the year ended 31st March 2008. No provision for Hong Kong profits tax has been made as the Group has available tax losses brought forward from prior years to offset the assessable profits generated during the year ended 31st March 2007.

No provision for the PRC enterprise income tax has been made as the Group has no assessable profits generated during the years ended 31st March 2008 and 31st March 2007.

	2008	2007
	HK$’000	HK$’000

Hong Kong profits tax
— current income tax	(3,959)	—
— underprovisions in prior years	—	(132)
PRC enterprise income tax
— underprovisions in prior years	(4)	(8)
Deferred income tax (Note 17)
— current deferred income tax charge	(2,024)	(2,241)

	(5,987)	(2,381)

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated companies as follows:

	2008	2007
	HK$’000	HK$’000

Profit before tax	18,007	5,458

Tax calculated at domestic tax rates applicable to profits in the respective countries	(2,186)	(1,311)
Income not subject to tax	634	570
Expenses not deductible for tax purposes	(1,648)	(912)
Tax losses for which no deferred income tax asset was recognised	(2,783)	(588)
Underprovisions in prior years	(4)	(140)

Tax expense	(5,987)	(2,381)

The weighted average applicable tax rate was 12.1% (2007: 24%). The decrease is caused by a change in the profitability of the Group’s subsidiaries in the PRC.

22	Profit attributable to equity holders of the Company

The profit attributable to equity holders of the Company is dealt with in the financial statements of the Company to the extent of HK$39,683,000 (2007: HK$2,343,000).

23	Earnings per share

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year (Note 14).

	2008	2007
	HK$’000	HK$’000

Profit attributable to equity holders of the Company	12,020	3,077

Weighted average number of ordinary shares in issue (in thousands)	400,000	400,000

Basic earnings per share (HK cents per share)	3.01	0.77

The calculation of basic earnings per share for the year is based on the Group’s profit attributable to the equity holders of the Company and the weighted average number of ordinary shares.

There is no dilutive effect arising from the share options granted by the Company.

24	Dividends

The dividends paid were HK$1,500,000 (HK0.375 cent per share) during the years ended 31st March 2008 and 2007 in respect of the years ended 31st March 2007 and 2006. The directors recommend the payment of a final dividend of HK1cent per share, totalling HK$4,000,000. Such dividend is to be approved by the shareholders at the Annual General Meeting on 26th August 2008. These consolidated financial statements do not reflect this dividend payable but accounted for it as proposed dividend.

	2008	2007
	HK$’000	HK$’000

Proposed final dividend of HK1cent (2007: HK0.375 cent) per ordinary share	4,000	1,500

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

25	Cash generated from operations

	2008	2007
	HK$’000	HK$’000

Profit before income tax	18,007	5,458
Adjustments for:
— Depreciation (Note 6)	3,295	2,514
— Loss on disposal of property, plant and equipment (see below)	80	30
— Interest income (Note 5)	(3,856)	(3,299)
— Share compensation costs on share options granted	1,777	2,587
— Change in fair value of financial assets at fair value through profit or loss	1,317	113
— Foreign exchange losses on operating activities	2,107	—
— Costs related to long service payment scheme	14	17
Changes in working capital:
— Increase in inventories	907	88
— Increase in trade and other receivables	(5,490)	(6,161)
— (Decrease)/increase in amounts due to fellow subsidiaries	(686)	740
— Increase in trade and other payables	50	3,003

Cash generated from operations	17,522	5,090

In the consolidated cash flow statement, proceeds from disposal of property, plant and equipment comprise:

	2008	2007
	HK$’000	HK$’000

Net book amount (Note 6)	369	33
Loss on disposal of property, plant and equipment	(80)	(30)

Proceeds from disposal of property, plant and equipment	289	3

26	Commitments

Operating lease commitments

The Group leases various offices, staff quarters and warehouses under non-cancellable operating lease agreements. The leases have varying terms and renewal rights.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	Group
	2008	2007
	HK$’000	HK$’000

No later than 1 year	3,050	3,067
Later than 1 year and no later than 5 years	2,318	4,635

	5,368	7,702

There is no capital and operating lease commitment for the Company as at 31st March 2008 (2007: Nil).

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

27	Bank facilities

The Group has the following undrawn bank facilities:

	Group
	2008	2007
	HK$’000	HK$’000

Floating rate
— expiring within one year	41,000	40,583

The facilities expiring within one year are annual facilities subject to review at various dates during 2008.

28	Related-party transactions

The ultimate parent of the Company is MCI, a company incorporated in Bermuda.

The following transactions were carried out with related parties:

(i) During the year ended 31st March 2008, the Group had entered into the following significant transactions with fellow subsidiaries:

	Note	2008	2007
		HK$’000	HK$’000

License fee	a	13,005	14,317
Circulation support services	b	1,552	1,777
Library support fee	c	394	361
Editorial support fee	d	84	241
IS programming support services	e	617	663
Administrative support services	f	1,920	1,932
Human resources, corporate communications and legal services	g	678	696
Leasing of computers and other office equipment	h	207	242
Leasing of office space, storage space and parking spaces	i	1,805	1,824
Type-setting expenses	j	103	126
Colour separation expenses	k	72	934
Film making expenses	l	239	617
Ticketing and accommodation expenses	m	996	828
Barter advertising expenses	n	1,293	1,000
Barter advertising income	o	(1,293)	(1,000)
Printing costs	p	135	407
Promotion expenses	q	150	83
Pension costs — defined contribution plan	r	1,537	1,712

		23,494	26,760

Note:

(a)	This represented license fee of the right to use the trademark for the printing of Ming Pao Weekly, Hi-Tech Weekly, City Children’s Weekly and their past contents by a fellow subsidiary. It is charged at a pre-determined rate calculated by reference to the license fees charged by third party licensors to the Group.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

(b)	This represented recharge of circulation support services relating to the distribution, sale and promotion of the publications of the Group by a fellow subsidiary. It is charged on a cost reimbursement basis.

(c)	This represented recharge by a fellow subsidiary relating to provision of library support services including data classification, data indexing and filing, data storage management and retrieval, data provision and newspaper clipping. It is charged on a cost reimbursement basis.

(d)	This represented recharge of editorial support services relating to specific contents requested by the Group for their publications by a fellow subsidiary. It is charged on a cost reimbursement basis.

(e)	This represented recharge of Internet-related services, networking services, data management services, general computing and programming support services and system analysis by a fellow subsidiary. It is charged on a cost reimbursement basis.

(f)	This represented recharge of security services, cleaning services, mail processing and messenger services, ordering and distribution of office supplies services, receptionist and general clerical services by a fellow subsidiary. It is charged on a cost reimbursement basis.

(g)	This represented recharge of human resources, corporate communications and legal services by a fellow subsidiary. It is charged on a cost reimbursement basis.

(h)	This represented the total amount of the depreciation charges of the equipment provided by a fellow subsidiary. They are charged on a cost reimbursement basis.

(i)	This represented the rental for leasing of office space, storage space and parking spaces. The rentals are charged at a pre-determined rate calculated by reference to the prevailing market rates.

(j)	This represented the type-setting charges paid to a fellow subsidiary. It is charged at a pre-determined rate calculated based on the cost incurred.

(k)	This represented the colour separation charge paid to a fellow subsidiary. It is charged at a pre-determined rate calculated based on the cost incurred.

(l)	This represented the film making charge paid to a fellow subsidiary. It is charged at a pre-determined rate calculated based on the costs incurred.

(m)	This represented the ticketing and accommodation expenses paid to a fellow subsidiary. It is charged at a pre-determined rate calculated based on the rates charged to third party customers.

(n)	This represented the advertising expenses on barter basis in accordance with barter advertising agreement entered into with a fellow subsidiary. It is charged at a pre-determined rate calculated based on the rates charged to third party customers.

(o)	This represented the advertising income on barter basis in accordance with barter advertising agreement entered into with a fellow subsidiary. It is charged at a pre-determined rate calculated based on the rates charged to third party customers.

(p)	This represented the printing costs of “T3 charged by a fellow subsidiary. It is charged at a pre-determined rate calculated based on the costs incurred.

(q)	This represented promotion expenses paid to the fellow subsidiaries. It is charged at a pre-determined rate calculated based on the rates charged to third party customers.

(r)	This represented defined contribution cost made to a fellow subsidiary for the Group’s pension obligation in which the Group is sharing the risks associated with the hybrid retirement benefit scheme with MCI and its subsidiaries (the “MCI Group”). There is no stated policy or contractual agreement between the Group and the MCI Group. It is charged based on a pre-determined rate of its employees’ salaries.

ONE MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2008 — (Continued)

(ii) Year end balance arising from the related parties transactions as disclosed in Note 28 (i) above was as follows:

	2008	2007
	HK$’000	HK$’000

Amounts due to fellow subsidiaries	2,456	3,142

The outstanding balances with fellow subsidiaries are aged within 30 days and are unsecured, non-interest bearing and with normal credit terms of 30 days.

(iii) Key management compensation

	2008	2007
	HK$’000	HK$’000

Salaries and other short-term employee benefits	5,894	5,372
Contributions to pension scheme	121	117
Share compensation costs on share options granted	898	1,152

	6,913	6,641

29	Subsequent events

(a) In July 2008, Media2U Company Limited, a subsidiary of the Company, transferred RMB5,884,000 (approximately HK$6,652,000) for injection of additional capital to its subsidiary, Beijing OMG Advertising Company Limited ( ). The verification of capital injection is in progress.

(b) The entire issued share capital of Winmax Resources Limited (“Winmax”) is owned as to 85.027% and 14.973% by Starsome Limited (“Starsome”) and RGM Ventures Limited (“RGM”). Starsome and RGM being the shareholders, agreed to wind up Winmax by way of the members’ voluntary winding up. On this basis and pursuant to an agreement dated 18th March 2008 entered into among i) MCI, ii) Starsome, iii) Redgate Media Inc., iv) Redgate Media (HK) Limited, v) RGM, vi) Peter Bush BRACK, vii) Robert William Hong-San YUNG and viii) ZHU Ying, Winmax would distribute its holding of 295,600,000 shares of the Company as to 251,339,812 shares to Starsome and 44,260,188 shares to RGM on completion of the winding-up. On 26th May 2008, Winmax was dissolved.

(c) Subsequent to the year ended 31 March 2008, a loss of the fair value on equity-linked notes of HK$4,409,000 was recognised because of the decrease in fair value of these equity-linked notes.

(d) In April 2009, Media2U Company Limited, a subsidiary of the Company, transferred an amount of RMB5,821,462 (equivalent to HK$6,615,596), as injection of additional capital to its subsidiary, Beijing OMG Advertising Company Limited ( ).

[THIS PAGE INTENTIONALLY LEFT BLANK]

3,850,000 American Depositary Shares

Representing 7,700,000 Common Shares

PROSPECTUS

                    , 2010

Brean Murray, Carret & Co.	I-Bankers Securities, Inc.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until                          (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended memorandum and articles of association provided that our directors, officers and auditors shall be indemnified out of our assets against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities listed below without registering the securities under the Securities Act. In the case of each transaction referenced in this Item 7, the issuance was (i) an offshore transaction by an issuer in reliance upon Regulation S under the Securities Act; (ii) grants of options made to a large number of our employees or non-employee directors pursuant to an employee benefit plan, as exempted by Rule 701 under the Securities Act; or (iii) a private placement of securities in reliance upon Regulation D under the Securities Act or other transactions by an issuer not involving any public offering, pursuant to Section 4(2) of the Securities Act. Therefore, the registrant believes that each of the following issuances was exempt from registration. Except as otherwise indicated, all references to the numbers and per share data under “Number of Securities” in the following table take into account the 40-for-1 share split executed by us in February 2010.

						Underwriting
	Date of Sale or	Title of	Number of			Discount and
Purchaser	Issuance	Securities(1)	Securities	Consideration ($)		Commission

Lawdobo Limited	December 31, 2004	Common shares	2,133,004	—	(2)	—
Uni-Asia Limited	September 5, 2007	Class D preference shares	760,811	5,000,000		—
Harmir Realty Co, LP	November 21, 2007	Class D preference shares	214,012	1,500,000		—
Michael A. Steinberg Profit Sharing Trust	November 21, 2007	Class D preference shares	142,674	1,000,000		—
Salhia Real Estate Company	July 15, 2008	Class E preference shares	547,750	5,000,000		—
Mercurius Partners, LLP	July 15, 2008	Class E preference shares	109,550	1,000,000		—
Ghazi Al-Nafisi	July 15, 2008	Class E preference shares	109,550	1,000,000		—
John Pridjian	July 15, 2008	Class E preference shares	32,865	300,000		—
Anwar Al-Usaimi	July 15, 2008	Class E preference shares	27,388	250,000		—
Abdulaziz Al-Nafisi	July 15, 2008	Class E preference shares	27,388	250,000		—
Jean Rene Perrette	August 15, 2008	Class E preference shares	54,775	500,000		—
Uni-Asia Limited	August 15, 2008	Class E preference shares	54,775	500,000		—
Uni-Asia Limited	May 15, 2009	Class F preference shares	1,521,607 (3)	10,000,000	(4)	—
Nathalie Eliescaud	December 4, 2009	Class G preference shares	50,942	250,000		—

					Underwriting
	Date of Sale or	Title of	Number of		Discount and
Purchaser	Issuance	Securities(1)	Securities	Consideration ($)	Commission

Geier Holdings LLC	December 4, 2009	Class G preference shares	81,508	400,000	—
Robert C. Wright	December 4, 2009	Class G preference shares	50,942	250,000	—
Fatboy Capital, LP	December 4, 2009	Class G preference shares	60,000	294,450	—
Hyposwiss Private Bank Genève SA	December 4, 2009	Class G preference shares	50,942	250,000	—
Malcolm John Jennings	December 4, 2009	Class G preference shares	17,015	83,500	—
SG Private Banking (Suisse) SA	December 4, 2009	Class G preference shares	203,770	1,000,000	—
Reginald Kufeld Brack, Jr.	December 4, 2009	Class G preference shares	20,377	100,000	—
John Pridjian	December 31, 2009	Class G preference shares	50,942	250,000	—
Lotus Equity Income Fund Limited	December 31, 2009	Class G preference shares	20,377	100,000	—
The Gladiator Fund	December 31, 2009	Class G preference shares	81,508	400,000	—
Avatam, LLC	December 31, 2009	Class G preference shares	20,377	100,000	—
Hyposwiss Private Bank Genève SA	December 31, 2009	Class G preference shares	25,471	125,000	—

Fahad Al-Mutawa	January 13, 2010	Class G preference shares	20,377	100,000	—

Kuwait China Investment Company KSC	November 24, 2009	Class G preference shares	855,832(5)	3,500,000(6)	—

(1)	All preference shares will convert into our common shares upon the completion of this offering at a one-to-one ratio.

(2)	These common shares were issued to Lawdobo Limited in connection with the establishment of our employee share option scheme. Lawdobo Limited held the shares as trustee for employees who would join the employee share option scheme. On December 31, 2009, we amended the employee share option scheme and terminated the trust. All common shares held by the trustee were forfeited.

(3)	These Class F preference shares were issued to Uni-Asia as collateral to secure a certain line of credit extended by Uni-Asia to our company under the Uni-Asia convertible note, and are subject to our certain repurchase rights. Uni-Asia will convert the first annual interest amount payable under the Uni-Asia convertible note into 101,885 Class F preference shares immediately prior to this offering.

(4)	Uni-Asia paid the entire purchase consideration by a combination of (i) a cash payment of $3,804.01 and (ii) the commitment to extend a line of credit to our company.

(5)	These Class G preference shares were issued to KCIC as collateral to secure the KCIC convertible note. KCIC will convert the entire outstanding principal amount of $3.5 million under the KCIC convertible note into 713,194 of our common shares and cancel our Class G preference shares immediately prior to this offering. We will simultaneously repurchase and cancel 855,832 previously issued Class G preference shares from KCIC at a nominal purchase price.

(6)	KCIC paid the entire purchase consideration by a combination of (i) a cash payment of $1,782.98 and (ii) the benefit of our receiving the loan under the KCIC convertible note.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibits		Description

1	.1*	Form of Underwriting Agreement
3	.1*	Memorandum and Articles of Association of the Registrant
3	.2*	Amended and Restated Memorandum and Articles of Association of the Registrant
4	.1*	Specimen of Share Certificate
4	.2(1)	Form of Deposit Agreement among Redgate Media Group, Citibank, N.A., as depositary, and the Holders and Beneficial Owners of American Depositary Shares issued thereunder, including the form of American Depositary Receipt
4	.3.1*	Shareholders Agreement for Redgate Media Inc., dated September 17, 2004, among Redgate Media Inc., Ying Zhu, Robert William Hong-San Yung, Peter Bush Brack, Common Investors, Series A Investors, Series B Investors and Series C Investors
4	.3.2*	Amendment Agreement, dated September 12, 2007, among parties to the Shareholders Agreement dated September 17, 2004 named therein and Uni-Asia Limited
4	.3.3*	Second Amendment Agreement, dated November 30, 2007, among parties to the Shareholders Agreement dated September 17, 2004, as amended on September 12, 2007, named therein, Harmir Realty Co, LP and Michael A. Steinberg Profit Sharing Trust
4	.3.4*	Third Amendment Agreement, dated June 20, 2008, among parties to the Shareholders Agreement dated September 17, 2004, as amended on September 12, 2007 and November 30, 2007, named therein and Series E Investors named therein
4	.3.5*	Fourth Amendment Agreement, dated December 4, 2009, among parties to the Shareholders Agreement dated September 17, 2004, as amended on September 12, 2007, November 30, 2007 and June 20, 2008, named therein and Series G Investors named therein
4	.3.6*	Amendment Agreement to Shareholders Agreement, dated December 7, 2009, between Redgate Media Group and Fahad Al-Mutawa
4	.3.7*	Amendment Agreement to Shareholders Agreement, dated December 9, 2009, between Redgate Media Group and John Pridjian
4	.3.8*	Amendment Agreement to Shareholders Agreement, dated December 14, 2009, between Redgate Media Group and Lotus Equity Income Fund Limited
4	.3.9*	Amendment Agreement to Shareholders Agreement, dated December 14, 2009, between Redgate Media Group and The Gladiator Fund
4	.3.10*	Amendment Agreement to Shareholders Agreement, dated December 16, 2009, between Redgate Media Group and Avatam, LLC
4	.3.11*	Amendment Agreement to Shareholders Agreement, dated December 18, 2009, between Redgate Media Group and Hyposwiss Private Bank Genève SA
4	.3.12*	Amendment Agreement to Shareholders Agreement, dated December 7, 2009, between Redgate Media Group and Fahad Al-Mutawa
4	.3.13*	Fifth Amendment Agreement, dated February 12, 2010, among parties to the Shareholders Agreement dated September 17, 2004, as amended on September 12, 2007, November 30, 2007, June 20, 2008 and December 4, 2009, named therein
5	.1*	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, as to the validity of the common shares
8	.1*	Opinion of Sullivan & Cromwell LLP, United States counsel to the Registrant, regarding certain tax matters
8	.2*	Opinion of Conyers Dill & Pearman regarding certain tax matters
10	.1.1*	English translation of Equity Transfer Agreement, dated April 8, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Juanjuan Tang, Jinyu Fan and Shanghai Dianguang Media Broadcasting Company

Exhibits		Description

10	.1.2*	English translation of Supplemental Agreement to the Equity Transfer Agreement, dated April 8, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Juanjuan Tang, Jinyu Fan and Shanghai Dianguang Media Broadcasting Company
10	.1.3*	English translation of Supplemental Agreement to the Equity Transfer Agreement, dated July 14, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Redgate Media Inc., Juanjuan Tang, Jinyu Fan and Shanghai Dianguang Media Broadcasting Company
10	.1.4*	English translation of Supplemental Agreement to the Equity Transfer Agreement, dated August 12, 2009, among Redgate Interactive Advertising (Beijing) Co., Ltd., Juanjuan Tang, Jinyu Fan and Shanghai Dianguang Media Broadcasting Company
10	.1.5*	Shares Issuance Agreement, dated April 8, 2008, among Redgate Media Inc., Redgate Interactive Advertising (Beijing) Co., Ltd., Jinyu Fan and Juanjuan Tang
10	.1.6*	Amendment and Supplemental Agreement, dated August 12, 2009, among Redgate Media Group, Redgate Interactive Advertising (Beijing) Co., Ltd., Jinyu Fan and Juanjuan Tang
10	.2.1*	English translation of Equity Transfer Agreement, dated April 8, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu, Zhenhui Wang, Wenhua Cao and Shanghai Yarun Culture Communications Co., Ltd.
10	.2.2*	English translation of Supplemental Agreement to the Equity Transfer Agreement, dated April 8, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu, Zhenhui Wang, Wenhua Cao and Shanghai Yarun Culture Communications Co., Ltd.
10	.2.3*	English translation of Termination Agreement to Equity Transfer Agreement, dated June 12, 2009, among Redgate Interactive Advertising (Beijing) Co., Ltd., Redgate Media Group, Weidong Zhu, Zhenhui Wang, Wenhua Cao and Shanghai Yarun Culture Communications Co., Ltd.
10	.2.4*	English translation of Equity Transfer Agreement, dated June 12, 2009, among Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu, Zhenhui Wang, Wenhua Cao and Shanghai Yarun Culture Communications Co., Ltd.
10	.2.5*	Shares Issuance Agreement, dated June 12, 2009, among Redgate Media Group, Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu, Zhenhui Wang and Wenhua Cao
10	.2.6*	English translation of Equity Transfer Agreement, dated June 12, 2009, among Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu, Zhenhui Wang, Wenhua Cao and Shanghai Yarun Culture Communications Co., Ltd.
10	.3.1*	English translation of Investment Framework Agreement, dated August 3, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Beijing Yanhuang Shengshi Advertising Co., Ltd., Yigang Zhao, Bin He, Youyi Wang and Ting Li
10	.3.2*	English translation of Amendment Agreement to Investment Framework Agreement, dated August 28, 2009, among Redgate Interactive Advertising (Beijing) Co., Ltd., Beijing Yanhuang Shengshi Advertising Co., Ltd., Yigang Zhao, Bin He, Youyi Wang and Ting Li
10	.3.3*	English translation of Amendment Agreement to Investment Framework Agreement, dated January 12, 2010, among Redgate Interactive Advertising (Beijing) Co., Ltd., Beijing Yanhuang Shengshi Advertising Co., Ltd., Yigang Zhao, Bin He, Youyi Wang and Ting Li
10	.4.1*	English translation of Investment Framework Agreement, dated December 19, 2007, among Pacific Asia Mode Cube Limited, Redgate Media AD Co., Ltd., Weidong Zhu, Chengye Guo, Shanghai Aoxue Advertising Broadcasting Co., Ltd. and Shanghai Hongmen Advertising Co., Ltd.
10	.4.2*	English translation of Equity Transfer and Capital Increase Agreement, dated December 19, 2007, among Pacific Asia Mode Cube Limited, Redgate Media AD Co., Ltd., Shanghai Yuqing Advertising Broadcasting Co., Ltd., Weidong Zhu and Shanghai Hongmen Advertising Co., Ltd.
10	.4.3*	English translation of Termination Agreement, dated December 19, 2007, among Shanghai Yuqing Advertising Broadcasting Co., Ltd., Fogen Yang, Cui Yuan, Weidong Zhu, Chengye Guo, Shanghai Hongmen Advertising Co., Ltd., Pacific Asia Mode Cube Limited and Redgate Media AD Co., Ltd.
10	.4.4*	English translation of Equity Transfer Agreement, dated December 19, 2007, among Redgate Media AD Co., Ltd., Weidong Zhu and Shanghai Hongmen Advertising Co., Ltd.

Exhibits		Description

10	.4.5*	English translation of Capital Increase Agreement, dated December 19, 2007, among Pacific Asia Mode Cube Limited, Redgate Media AD Co., Ltd., Weidong Zhu, Shanghai Aoxue Advertising Broadcasting Co., Ltd. and Shanghai Hongmen Advertising Co., Ltd.
10	.4.6*	English translation of Supplemental and Amendment Agreement to Investment Framework Agreement, dated April 8, 2008, among Pacific Asia Mode Cube Ltd., Redgate Interactive Advertising (Beijing) Co., Ltd., Redgate Media AD Co., Ltd., Weidong Zhu, Chengye Guo, Shanghai Aoxue Advertising Broadcasting Co., Ltd. and Shanghai Hongmen Advertising Co., Ltd.
10	.4.7*	English translation of Supplemental and Amendment Agreement to Equity Transfer Agreement, dated April 8, 2008, among Redgate Media AD Co., Ltd., Weidong Zhu, and Shanghai Hongmen Advertising Co., Ltd.
10	.4.8*	English translation of Equity Transfer Agreement, dated December 25, 2009, between Redgate Interactive Advertising (Beijing) Co., Ltd. and Chengye Guo
10	.4.9*	English translation of Equity Transfer Agreement, dated December 5, 2009, between Redgate Interactive Advertising (Beijing) Co., Ltd. and Weidong Zhu
10	.4.10*	English translation of Non-Competition Agreement, dated December 25, 2009, among Shanghai Hongmen Advertising Co., Ltd., Pacific Asia Mode Cube Limited, Redgate Interactive Advertising (Beijing) Co., Ltd. and Chengye Guo
10	.5.1*	English translation of Equity Transfer Agreement, dated October 8, 2007, among Redgate Media AD Co., Ltd., Xiaoyi Lu, Fengchun Lu and Xiao Jiang
10	.5.2*	English translation of Supplemental Agreement to Equity Transfer Agreement, dated August 12, 2009, among Redgate Media AD Co., Ltd., Xiaoyi Lu, Fengchun Lu and Xiao Jiang
10	.5.3*	Subscription Agreement, dated October 8, 2007, among Redgate Media Inc., Redgate Media AD Co., Ltd. and Xiaoyi Lu
10	.5.4*	Supplemental Agreement to the Subscription Agreement, dated February 9, 2009, among Redgate Media Inc., Redgate Media AD Co., Ltd. and Xiaoyi Lu
10	.5.5*	The Second Supplemental Agreement to the Subscription Agreement, dated August 12, 2009, among Redgate Media Group, Redgate Media AD Co., Ltd. and Xiaoyi Lu
10	.6.1*	English translation of Equity Transfer Agreement, dated February 2, 2008, among Redgate Media AD Co., Ltd., Qian Yang and Qingang Feng
10	.6.2*	Subscription Agreement, dated February 2, 2008, among Redgate Media Inc., Redgate Media AD Co., Ltd. and Qian Yang
10	.6.3*	English translation of Employment Contract, dated February 2, 2008, between Beijing Alliance Online Advertising Company Ltd. and Qian Yang
10	.6.4*	English translation of Employment Contract, dated February 2, 2008, between Beijing Alliance Online Advertising Company Ltd. and Lin Yan
10	.6.5*	English translation of Non-Competition Agreement, dated February 2, 2008, between Beijing Alliance Online Advertising Company Ltd. and Qian Yang
10	.6.6*	English translation of Non-Competition Agreement, dated February 2, 2008, between Beijing Alliance Online Advertising Company Ltd. and Lin Yan
10	.7.1*	Loan Contract, dated November 15, 2005, among Redgate Media (Hong Kong) Limited, Yue Jin and Fujun Chen
10	.7.2*	Option Deed, dated November 15, 2005, among Redgate Media (Hong Kong) Limited, Yue Jin, Fujun Chen and Redgate Media AD Co., Ltd.
10	.7.3*	Equity Interest Pledge Contract, dated November 15, 2005, among Yue Jin, Fujun Chen and Redgate Media (Beijing) Co., Ltd.
10	.7.4*	Loan Contract, dated April 5, 2005, among Redgate Media (Hong Kong) Limited, Yue Jin and Fujun Chen
10	.7.5*	Option Deed, dated April 5, 2005, among Redgate Media (Hong Kong) Limited, Yue Jin, Fujun Chen and Redgate Media AD Co., Ltd.
10	.7.6*	Equity Interest Pledge Contract, dated April 5, 2005, among Redgate Media (Hong Kong) Limited, Yue Jin, Fujun Chen and Redgate Media (Beijing) Co., Ltd.

Exhibits		Description

10	.7.7*	Amended and Restated Equity Interest Pledge Contract, dated September 18, 2009, among Redgate Media (Beijing) Co., Ltd., Yue Jin, Fujun Chen and Redgate Media (Hong Kong) Limited
10	.7.8*	Amended and Restated Option Deed, dated September 18, 2009, among Redgate Media (Beijing) Co., Ltd., Yue Jin, Fujun Chen, Redgate Media AD Co., Ltd. and Redgate Media (Hong Kong) Limited
10	.7.9*	Loan Contract, dated September 18, 2009, among Redgate Media (Beijing) Co., Ltd., Yue Jin, Fujun Chen and Redgate Media (Hong Kong) Limited
10	.8.1*	Loan Contract, dated April 5, 2006, between Redgate Media (Hong Kong) Limited and Yue Jin
10	.8.2*	Option Deed, dated April 5, 2006, among Redgate Media (Hong Kong) Limited, Yue Jin and Beijing Redgate Online Information Technology Co. Ltd.
10	.8.3*	Equity Interest Pledge Contract, dated April 5, 2006, between Redgate Media (Hong Kong) Limited and Yue Jin
10	.9.1*	English translation of Investment Framework Agreement, dated November 24, 2007, among Redgate Interactive Advertising (Beijing) Co., Ltd., Baohe Meng, Chunhong Xu, Ting Wang, Zhihong Zhang and Shanghai FLOG Media Culture Company Ltd.
10	.9.2*	English translation of Capital Increase Agreement, dated November 24, 2007, among Redgate Interactive Advertising (Beijing) Co., Ltd., Baohe Meng, Chunhong Xu, Ting Wang, Zhihong Zhang and Shanghai FLOG Media Culture Company Ltd.
10	.9.3*	English translation of Non-Competition Agreement, dated November 24, 2007, among Shanghai FLOG Media Culture Company Ltd., Shanghai Xindijia AD Co., Ltd. and Redgate Interactive Advertising (Beijing) Co., Ltd.
10	.9.4*	English translation of Confirmation Letter, dated September 15, 2009, among Redgate Interactive Advertising (Beijing) Co. Ltd., Baohe Meng, Chunhong Xu, Ting Wang, Zhihong Zhang and Shanghai FLOG Media Culture Company Ltd.
10	.9.5*	English translation of Waiver, dated September 2, 2008, from Redgate Interactive Advertising (Beijing) Co., Ltd. to Shanghai FLOG Media Culture Company Ltd., Baohe Meng, Chunhong Xu, Ting Wang and Zhihong Zhang
10	.10.1*	Share Issuance Agreement, dated December 31, 2009, among Redgate Media Group, Redgate Media AD Co., Ltd., Cheng Chen, Yu Zhang and Qingping Wang
10	.10.2*	English Translation of Equity Transfer Agreement, dated December 31, 2009, among Redgate Media AD Co., Ltd., Cheng Chen, Yu Zhang, Qingping Wang and Guangzhou Winclick Information and Technology Co., Ltd.
10	.11.1*	Note Purchase Agreement, dated May 15, 2009, between Redgate Media Group and Uni-Asia Limited
10	.11.2*	Class F Preference Shares Issuance Agreement, dated May 15, 2009, between Redgate Media Group and Uni-Asia Limited
10	.11.3*	Letter Agreement, dated February 12, 2010, between Redgate Media Group and Uni-Asia Limited
10	.12.1*	Subscription Agreement, dated December 4, 2009, among Redgate Media Group and other parties named therein
10	.12.2*	Note Purchase Agreement, dated November 22, 2009, between Redgate Media Group and Kuwait China Investment Company KSC
10	.12.3*	Class G Preference Share Purchase Agreement, dated November 22, 2009, between Redgate Media Group and Kuwait China Investment Company KSC
10	.12.4*	Letter Agreement, dated February 12, 2010, between Redgate Media Group and Kuwait China Investment Company KSC
10	.12.5*	Letter Agreement, dated February 18, 2010, between Redgate Media Group and Kuwait China Investment Company KSC
10	.13*	Form of Employment Agreement
10	.14*	Form of Indemnification Agreement
10	.15*	Founders Share Option Scheme
10	.16*	Employee Share Option Scheme
10	.17*	2010 Stock Incentive Plan

Exhibits		Description

10	.18.1*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Peter Bush Brack
10	.18.2*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Reginald Kufeld Brack Jr.
10	.18.3*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Ayaz Hatim Ebrahim
10	.18.4*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Reginald Kufeld Brack III
10	.18.5*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Paul Marin Theil & Cindy Theil
10	.18.6*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Julie Christine Peter
10	.18.7*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Christy Chu Wo Kwan
10	.18.8*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Philip Henry Geier Jr. and Geier Holdings LLC
10	.18.9*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Paul John Pheby
10	.18.10*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Yin Yee Jenny Shing
10	.18.11*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Swan Street Partners, LLP
10	.19.1*	Form of Representatives’ Warrant of the Registrant
21	.1*	List of subsidiaries of Redgate Media Group
23.1		Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company
23.2		Consent of PricewaterhouseCoopers
23	.3*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23	.4*	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)
23	.5*	Consent of Fangda Partners (included in Exhibit 99.1)
23	.6*	Consent of American Appraisal China Limited
23	.7*	Consent of M. Ian G. Gilchrist
24	.1*	Powers of Attorney (contained on signature page to the Registration Statement)
99	.1*	Opinion of Fangda Partners, PRC counsel to the Registrant, in respect of certain PRC law matters
99	.2*	Code of Business Conduct and Ethics

*	Filed previously.

(1)	Incorporated by reference to the registration statement on Form F-6 filed with the Securities and Exchange Commission on February 24, 2010 (Registration No. 333-165039) with respect to American depositary shares representing our common shares.

(b) Financial Statement Schedules.

Not applicable.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on March 29, 2010.

Redgate Media Group

By:	/s/ Peter B. Brack
Name:   Peter B. Brack
Title:     Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter B. Brack, Ying Zhu, Robert W.H.S. Yung and Thomas H.K. Mak, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitutions, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 29, 2010 in the capacities indicated.

Signature	Title

/s/ Peter B. Brack Peter B. Brack	Chairman and Chief Executive Officer (principal executive officer)

/s/ Ying Zhu Ying Zhu	Director, President and General Manager

/s/ Robert W.H.S. Yung Robert W.H.S. Yung	Director and Chief Marketing Officer

/s/ Thomas H.K. Mak Thomas H.K. Mak	Chief Financial Officer (principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Redgate Media Group, has signed this Registration Statement or amendment thereto in the City of Newark, Delaware, on March 29, 2010.

By:	/s/ Donald J. Puglisi
Name:   Donald J. Puglisi
Title:     Managing Director

EXHIBIT INDEX

Exhibits		Description

1	.1*	Form of Underwriting Agreement
3	.1*	Memorandum and Articles of Association of the Registrant
3	.2*	Amended and Restated Memorandum and Articles of Association of the Registrant
4	.1*	Specimen of Share Certificate
4	.2(1)	Form of Deposit Agreement among Redgate Media Group, Citibank, N.A., as depositary, and the Holders and Beneficial Owners of American Depositary Shares issued thereunder, including the form of American Depositary Receipt
4	.3.1*	Shareholders Agreement for Redgate Media Inc., dated September 17, 2004, among Redgate Media Inc., Ying Zhu, Robert William Hong-San Yung, Peter Bush Brack, Common Investors, Series A Investors, Series B Investor and Series C Investors
4	.3.2*	Amendment Agreement, dated September 12, 2007, among parties to the Shareholders Agreement dated September 17, 2004 named therein and Uni-Asia Limited
4	.3.3*	Second Amendment Agreement, dated November 30, 2007, among parties to the Shareholders Agreement dated September 17, 2004, as amended on September 12, 2007, named therein, Harmir Realty Co, LP and Michael A. Steinberg Profit Sharing Trust
4	.3.4*	Third Amendment Agreement, dated June 20, 2008, among parties to the Shareholders Agreement dated September 17, 2004, as amended on September 12, 2007 and November 30, 2007, named therein and Series E Investors named therein
4	.3.5*	Fourth Amendment Agreement, dated December 4, 2009, among parties to the Shareholders Agreement dated September 17, 2004, as amended on September 12, 2007, November 30, 2007, and June 20, 2008, named therein and Series G Investors named therein
4	.3.6*	Amendment Agreement to Shareholders Agreement, dated December 7, 2009, between Redgate Media Group and Fahad Al-Mutawa
4	.3.7*	Amendment Agreement to Shareholders Agreement, dated December 9, 2009, between Redgate Media Group and John Pridjian
4	.3.8*	Amendment Agreement to Shareholders Agreement, dated December 14, 2009, between Redgate Media Group and Lotus Equity Income Fund Limited
4	.3.9*	Amendment Agreement to Shareholders Agreement, dated December 14, 2009, between Redgate Media Group and The Gladiator Fund
4	.3.10*	Amendment Agreement to Shareholders Agreement, dated December 16, 2009, between Redgate Media Group and Avatam, LLC
4	.3.11*	Amendment Agreement to Shareholders Agreement, dated December 18, 2009, between Redgate Media Group and Hyposwiss Private Bank Genève SA
4	.3.12*	Amendment Agreement to Shareholders Agreement, dated December 7, 2009, between Redgate Media Group and Fahad Al-Mutawa
4	.3.13*	Fifth Amendment Agreement, dated February 12, 2010, among parties to the Shareholders Agreement dated September 17, 2004, as amended on September 12, 2007, November 30, 2007, June 20, 2008 and December 4, 2009, named therein
5	.1*	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, as to the validity of the common shares
8	.1*	Opinion of Sullivan & Cromwell LLP, United States counsel to the Registrant, regarding certain tax matters
8	.2*	Opinion of Conyers Dill & Pearman regarding certain tax matters
10	.1.1*	English translation of Equity Transfer Agreement, dated April 8, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Juanjuan Tang, Jinyu Fan and Shanghai Dianguang Media Broadcasting Company
10	.1.2*	English translation of Supplemental Agreement to the Equity Transfer Agreement, dated April 8, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Juanjuan Tang, Jinyu Fan and Shanghai Dianguang Media Broadcasting Company

Exhibits		Description

10	.1.3*	English translation of Supplemental Agreement to the Equity Transfer Agreement, dated July 14, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Redgate Media Inc., Juanjuan Tang, Jinyu Fan and Shanghai Dianguang Media Broadcasting Company
10	.1.4*	English translation of Supplemental Agreement to the Equity Transfer Agreement, dated August 12, 2009, among Redgate Interactive Advertising (Beijing) Co., Ltd., Juanjuan Tang, Jinyu Fan and Shanghai Dianguang Media Broadcasting Company
10	.1.5*	Shares Issuance Agreement, dated April 8, 2008, among Redgate Media Inc., Redgate Interactive Advertising (Beijing) Co., Ltd., Jinyu Fan and Juanjuan Tang
10	.1.6*	Amendment and Supplemental Agreement, dated August 12, 2009, among Redgate Media Group, Redgate Interactive Advertising (Beijing) Co., Ltd., Jinyu Fan and Juanjuan Tang
10	.2.1*	English translation of Equity Transfer Agreement, dated April 8, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu, Zhenhui Wang, Wenhua Cao and Shanghai Yarun Culture Communications Co., Ltd.
10	.2.2*	English translation of Supplemental Agreement to the Equity Transfer Agreement, dated April 8, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu, Zhenhui Wang, Wenhua Cao and Shanghai Yarun Culture Communications Co., Ltd.
10	.2.3*	English translation of Termination Agreement to Equity Transfer Agreement, dated June 12, 2009, among Redgate Interactive Advertising (Beijing) Co., Ltd., Redgate Media Group, Weidong Zhu, Zhenhui Wang, Wenhua Cao and Shanghai Yarun Culture Communications Co., Ltd.
10	.2.4*	English translation of Equity Transfer Agreement, dated June 12, 2009, among Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu, Zhenhui Wang, Wenhua Cao and Shanghai Yarun Culture Communications Co., Ltd.
10	.2.5*	Shares Issuance Agreement, dated June 12, 2009, among Redgate Media Group, Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu, Zhenhui Wang and Wenhua Cao
10	.2.6*	English translation of Equity Transfer Agreement, dated June 12, 2009, among Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu, Zhenhui Wang, Wenhua Cao and Shanghai Yarun Culture Communications Co., Ltd.
10	.3.1*	English translation of Investment Framework Agreement, dated August 3, 2008, among Redgate Interactive Advertising (Beijing) Co., Ltd., Beijing Yanhuang Shengshi Advertising Co., Ltd., Yigang Zhao, Bin He, Youyi Wang and Ting Li
10	.3.2*	English translation of Amendment Agreement to Investment Framework Agreement, dated August 28, 2009, among Redgate Interactive Advertising (Beijing) Co., Ltd., Beijing Yanhuang Shengshi Advertising Co., Ltd., Yigang Zhao, Bin He, Youyi Wang and Ting Li
10	.3.3*	English translation of Amendment Agreement to Investment Framework Agreement, dated January 12, 2010, among Redgate Interactive Advertising (Beijing) Co., Ltd., Beijing Yanhuang Shengshi Advertising Co., Ltd., Yigang Zhao, Bin He, Youyi Wang and Ting Li
10	.4.1*	English translation of Investment Framework Agreement, dated December 19, 2007, among Pacific Asia Mode Cube Limited, Redgate Media AD Co., Ltd., Weidong Zhu, Chengye Guo, Shanghai Aoxue Advertising Broadcasting Co., Ltd. and Shanghai Hongmen Advertising Co., Ltd.
10	.4.2*	English translation of Equity Transfer and Capital Increase Agreement, dated December 19, 2007, among Pacific Asia Mode Cube Limited, Redgate Media AD Co., Ltd., Shanghai Yuqing Advertising Broadcasting Co., Ltd., Weidong Zhu and Shanghai Hongmen Advertising Co., Ltd.
10	.4.3*	English translation of Termination Agreement, dated December 19, 2007, among Shanghai Yuqing Advertising Broadcasting Co., Ltd., Fogen Yang, Cui Yuan, Weidong Zhu, Chengye Guo, Shanghai Hongmen Advertising Co., Ltd., Pacific Asia Mode Cube Limited and Redgate Media AD Co., Ltd.
10	.4.4*	English translation of Equity Transfer Agreement, dated December 19, 2007, among Redgate Media AD Co., Ltd., Weidong Zhu and Shanghai Hongmen Advertising Co., Ltd.
10	.4.5*	English translation of Capital Increase Agreement, dated December 19, 2007, among Pacific Asia Mode Cube Limited, Redgate Media AD Co., Ltd., Weidong Zhu, Shanghai Aoxue Advertising Broadcasting Co., Ltd. and Shanghai Hongmen Advertising Co., Ltd.

Exhibits		Description

10	.4.6*	English translation of Supplemental and Amendment Agreement to Investment Framework Agreement, dated April 8, 2008, among Pacific Asia Mode Cube Ltd., Redgate Interactive Advertising (Beijing) Co., Ltd., Redgate Media AD Co., Ltd., Weidong Zhu, Chengye Guo, Shanghai Aoxue Advertising Broadcasting Co., Ltd. and Shanghai Hongmen Advertising Co., Ltd.
10	.4.7*	English translation of Supplemental and Amendment Agreement to Equity Transfer Agreement, dated April 8, 2008, among Redgate Media AD Co., Ltd., Weidong Zhu, and Shanghai Hongmen Advertising Co., Ltd.
10	.4.8*	English translation of Equity Transfer Agreement, dated December 25, 2009, between Redgate Interactive Advertising (Beijing) Co., Ltd. and Chengye Guo
10	.4.9*	English translation of Equity Transfer Agreement, dated December 5, 2009, between Redgate Interactive Advertising (Beijing) Co., Ltd. and Weidong Zhu
10	.4.10*	English translation of Non-Competition Agreement, dated December 25, 2009, among Shanghai Hongmen Advertising Co., Ltd., Pacific Asia Mode Cube Limited, Redgate Interactive Advertising (Beijing) Co., Ltd. and Chengye Guo
10	.5.1*	English translation of Equity Transfer Agreement, dated October 8, 2007, among Redgate Media AD Co., Ltd., Xiaoyi Lu, Fengchun Lu and Xiao Jiang
10	.5.2*	English translation of Supplemental Agreement to Equity Transfer Agreement, dated August 12, 2009, among Redgate Media AD Co., Ltd., Xiaoyi Lu, Fengchun Lu and Xiao Jiang
10	.5.3*	Subscription Agreement, dated October 8, 2007, among Redgate Media Inc., Redgate Media AD Co., Ltd. and Xiaoyi Lu
10	.5.4*	Supplemental Agreement to the Subscription Agreement, dated February 9, 2009, among Redgate Media Inc., Redgate Media AD Co., Ltd. and Xiaoyi Lu
10	.5.5*	The Second Supplemental Agreement to the Subscription Agreement, dated August 12, 2009, among Redgate Media Group, Redgate Media AD Co., Ltd. and Xiaoyi Lu
10	.6.1*	English translation of Equity Transfer Agreement, dated February 2, 2008, among Redgate Media AD Co., Ltd., Qian Yang and Qingang Feng
10	.6.2*	Subscription Agreement, dated February 2, 2008, among Redgate Media Inc., Redgate Media AD Co., Ltd. and Qian Yang
10	.6.3*	English translation of Employment Contract, dated February 2, 2008, between Beijing Alliance Online Advertising Company Ltd. and Qian Yang
10	.6.4*	English translation of Employment Contract, dated February 2, 2008, between Beijing Alliance Online Advertising Company Ltd. and Lin Yan
10	.6.5*	English translation of Non-Competition Agreement, dated February 2, 2008, between Beijing Alliance Online Advertising Company Ltd. and Qian Yang
10	.6.6*	English translation of Non-Competition Agreement, dated February 2, 2008, between Beijing Alliance Online Advertising Company Ltd. and Lin Yan
10	.7.1*	Loan Contract, dated November 15, 2005, among Redgate Media (Hong Kong) Limited, Yue Jin and Fujun Chen
10	.7.2*	Option Deed, dated November 15, 2005, among Redgate Media (Hong Kong) Limited, Yue Jin, Fujun Chen and Redgate Media AD Co., Ltd.
10	.7.3*	Equity Interest Pledge Contract, dated November 15, 2005, among Yue Jin, Fujun Chen and Redgate Media (Beijing) Co., Ltd.
10	.7.4*	Loan Contract, dated April 5, 2005, among Redgate Media (Hong Kong) Limited, Yue Jin and Fujun Chen
10	.7.5*	Option Deed, dated April 5, 2005, among Redgate Media (Hong Kong) Limited, Yue Jin, Fujun Chen and Redgate Media AD Co., Ltd.
10	.7.6*	Equity Interest Pledge Contract, dated April 5, 2005, among Redgate Media (Hong Kong) Limited, Yue Jin, Fujun Chen and Redgate Media (Beijing) Co., Ltd.
10	.7.7*	Amended and Restated Equity Interest Pledge Contract, dated September 18, 2009, among Redgate Media (Beijing) Co., Ltd., Yue Jin, Fujun Chen and Redgate Media (Hong Kong) Limited

Exhibits		Description

10	.7.8*	Amended and Restated Option Deed, dated September 18, 2009, among Redgate Media (Beijing) Co., Ltd., Yue Jin, Fujun Chen, Redgate Media AD Co., Ltd. and Redgate Media (Hong Kong) Limited
10	.7.9*	Loan Contract, dated September 18, 2009, among Redgate Media (Beijing) Co., Ltd., Yue Jin, Fujun Chen and Redgate Media (Hong Kong) Limited
10	.8.1*	Loan Contract, dated April 5, 2006, between Redgate Media (Hong Kong) Limited, and Yue Jin
10	.8.2*	Option Deed, dated April 5, 2006, among Redgate Media (Hong Kong) Limited, Yue Jin and Beijing Redgate Online Information Technology Co. Ltd.
10	.8.3*	Equity Interest Pledge Contract, dated April 5, 2006, between Redgate Media (Hong Kong) Limited and Yue Jin
10	.9.1*	English translation of Investment Framework Agreement, dated November 24, 2007, among Redgate Interactive Advertising (Beijing) Co., Ltd., Baohe Meng, Chunhong Xu, Ting Wang, Zhihong Zhang and Shanghai FLOG Media Culture Company Ltd.
10	.9.2*	English translation of Capital Increase Agreement, dated November 24, 2007, among Redgate Interactive Advertising (Beijing) Co., Ltd., Baohe Meng, Chunhong Xu, Ting Wang, Zhihong Zhang and Shanghai FLOG Media Culture Company Ltd.
10	.9.3*	English translation of Non-Competition Agreement, dated November 24, 2007, among Shanghai FLOG Media Culture Company Ltd., Shanghai Xindijia AD Co., Ltd. and Redgate Interactive Advertising (Beijing) Co., Ltd.
10	.9.4*	English translation of Confirmation Letter, dated September 15, 2009, among Redgate Interactive Advertising (Beijing) Co. Ltd., Baohe Meng, Chunhong Xu, Ting Wang, Zhihong Zhang and Shanghai FLOG Media Culture Company Ltd.
10	.9.5*	English translation of Waiver, dated September 2, 2008, from Redgate Interactive Advertising (Beijing) Co., Ltd. to Shanghai FLOG Media Culture Company Ltd., Baohe Meng, Chunhong Xu, Ting Wang and Zhihong Zhang
10	.10.1*	Share Issuance Agreement, dated December 31, 2009, among Redgate Media Group, Redgate Media AD Co., Ltd., Cheng Chen, Yu Zhang and Qingping Wang
10	.10.2*	English Translation of Equity Transfer Agreement, dated December 31, 2009, among Redgate Media AD Co., Ltd., Cheng Chen, Yu Zhang, Qingping Wang and Guangzhou Winclick Information and Technology Co., Ltd.
10	.11.1*	Note Purchase Agreement, dated May 15, 2009, between Redgate Media Group and Uni-Asia Limited
10	.11.2*	Class F Preference Shares Issuance Agreement, dated May 15, 2009, between Redgate Media Group and Uni-Asia Limited
10	.11.3*	Letter Agreement, dated February 12, 2010, between Redgate Media Group and Uni-Asia Limited
10	.12.1*	Subscription Agreement, dated December 4, 2009, among Redgate Media Group and other parties named therein
10	.12.2*	Note Purchase Agreement, dated November 22, 2009, between Redgate Media Group and Kuwait China Investment Company KSC
10	.12.3*	Class G Preference Share Purchase Agreement, dated November 22, 2009, between Redgate Media Group and Kuwait China Investment Company KSC
10	.12.4*	Letter Agreement, dated February 12, 2010, between Redgate Media Group and Kuwait China Investment Company KSC
10	.12.5*	Letter Agreement, dated February 18, 2010, between Redgate Media Group and Kuwait China Investment Company KSC
10	.13*	Form of Employment Agreement
10	.14*	Form of Indemnification Agreement
10	.15*	Founders Share Option Scheme
10	.16*	Employee Share Option Scheme
10	.17*	2010 Stock Incentive Plan
10	.18.1*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Peter Bush Brack

Exhibits		Description

10	.18.2*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Reginald Kufeld Brack Jr.
10	.18.3*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Ayaz Hatim Ebrahim
10	.18.4*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Reginald Kufeld Brack III
10	.18.5*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Paul Marin Theil & Cindy Theil
10	.18.6*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Julie Christine Peter
10	.18.7*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Christy Chu Wo Kwan
10	.18.8*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Philip Henry Geier Jr. and Geier Holdings LLC
10	.18.9*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Paul John Pheby
10	.18.10*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Yin Yee Jenny Shing
10	.18.11*	Letter Agreement, dated February 3, 2010, among Redgate Media Group, Redgate Media (Hong Kong) Limited and Swan Street Partners, LLP
10	.19.1*	Form of Representatives’ Warrant of the Registrant
21	.1*	List of subsidiaries of Redgate Media Group
23.1		Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company
23.2		Consent of PricewaterhouseCoopers
23	.3*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23	.4*	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)
23	.5*	Consent of Fangda Partners (included in Exhibit 99.1)
23	.6*	Consent of American Appraisal China Limited
23	.7*	Consent of M. Ian G. Gilchrist
24	.1*	Powers of Attorney (contained on signature page to the Registration Statement)
99	.1*	Opinion of Fangda Partners, PRC counsel to the Registrant, in respect of certain PRC law matters
99	.2*	Code of Business Conduct and Ethics

*	Filed previously.

(1)	Incorporated by reference to the registration statement on Form F-6 filed with the Securities and Exchange Commission on February 24, 2010 (Registration No. 333-165039) with respect to American depositary shares representing our common shares.